Exhibit 99.6

DISCLAIMER

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THE SECURITIES REFERRED TO HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE US SECURITIES ACT OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVES IS A QIB AS DEFINED IN, OR IN RELIANCE ON, RULE 144A, OR ANOTHER EXEMPTION FROM, OR TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT, OR (2) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE US SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

You are reminded that you have received this electronic transmission and the attached document on the basis that you are a person into whose possession this electronic transmission and the attached document may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located, and you may not, nor are you authorised to, deliver this electronic transmission or the attached document, electronically or otherwise, to any other person.

No representation or warranty, express or implied, is made or given by or on behalf of the Company or JSC Polymetal or any of its subsidiary undertakings, or any of such person’s directors, officers or employees, or any other person, as to the accuracy, completeness or fairness of the information or opinions contained in this document and, save as expressly set out below, no responsibility or liability is assumed for any such information or opinions.

Additional Information Document

This document is an Additional Information Document and comprises information in relation to Polymetal International plc (the “Company”), PMTL Holding Limited, JSC Polymetal and its subsidiaries.

This Additional Information Document does not, and is not intended to, constitute an offer in the Russian Federation or anywhere else and does not constitute an advertisement of any securities in the Russian Federation or anywhere else. It or any information contained herein does not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities or financial instruments in the Russian Federation or anywhere else or to or for the benefit of any Russian person or any person in the Russian Federation or any other person. Distribution of this document does not constitute a placement and/or public circulation of foreign securities or other financial instruments in the Russian Federation or anywhere else.

Any non-Russian securities referred to herein have not been and will not be admitted to placement and/or public circulation in the Russian Federation and may not be offered to any person in the Russian Federation except as permitted by Russian law.

The appendices to this document comprise a part of this document.

This document shall be deemed to include all announcements made on an RIS by JSC Polymetal and/or PMTL Holding Limited after the date of this document and before or on the day of Admission.

The Directors, whose names appear on page 112 of this Additional Information Document, and, the Company, are responsible for the information given in this Additional Information Document. The Directors and the Company declare that, having taken all reasonable care to ensure that such is the case, the information contained in this Additional Information Document is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

ADDITIONAL INFORMATION DOCUMENT DATED: 30 September 2011.

SUMMARY

This summary must be read as an introduction to this Additional Information Document only. This Additional Information Document should be considered as a whole.

Information on the Group

The Company was incorporated in Jersey in July 2010 to become the new holding company of Joint Stock Company Polymetal (“JSC Polymetal”) and seek admission of its ordinary shares (the “Shares”) to the premium listing segment of the Official List of the Financial Services Authority and to trading on the main market of the London Stock Exchange.

JSC Polymetal is a leading gold and silver producer in Russia and Kazakhstan. Since it was founded, JSC Polymetal has built its asset portfolio by developing new mines, restarting inactive operations and acquiring an operating mine. It has increased its annual gold equivalent production of gold, silver and copper from 327 Koz of AuEq in 2003 to 753 Koz of AuEq in 2010, a compound annual growth rate of 13 per cent. The Group aims to produce over 800 Koz of AuEq in 2011 and over 1.4 Moz of AuEq in 2014, with growth coming from projects which are currently in ramp up phase or in construction phase. As of 1 July 2011, JSC Polymetal’s proven and probable reserves were estimated to contain 15.0 Moz of gold equivalent ounces according to the JORC Code, while its measured, indicated and inferred resources in addition to reserves were estimated to contain 13.5 Moz of gold equivalent ounces according to the JORC Code.

The Group organises its operations into six operational units, which the Group categorises into two types: (a) centralised processing hubs; and (b) stand-alone mines. In the Historical Financial Information included in Appendix 1, the Group presents seven segments with the Amursk POX hub being split between the operations at Albazino-Amursk and Mayskoye, in line with the Company’s internal reporting.

Hubs

•	Dukat: The Dukat hub consists of the Omsukchan concentrator, which processes ore from the Dukat and Goltsovoye mines, and the Lunnoye processing plant, which processes ore from the Lunnoye and Arylakh mines, as well as concentrate from the Omsukchan concentrator.

•	Amursk POX: The Amursk POX hub is currently being constructed and will consist of a centralised pressure oxidation (“POX”) processing facility in Amursk which, once launched in 2012, is expected to treat concentrate from two mines: Albazino, which is currently in operation, and Mayskoye, which is currently being constructed.

•	Omolon: The Omolon hub consists of the Kubaka processing plant, which processes ore from the Birkachan mine and is expected to serve as a centralised processing facility for the operating Sopka mine, and other new mines.

Stand-alone mining operations

•	Voro: The Voro stand-alone mine consists of the main production site with two open-pit mines and two processing facilities. It is also currently processing ore from two small satellite mines.

•	Khakanja: The Khakanja stand-alone mine consists of the main production site with open-pit mines and a processing plant. It is also currently processing ore from a small satellite mine and a trial mine at one of the advanced exploration projects.

•	Varvara: The Varvara stand-alone mine, located in Kazakhstan, consists of a production site with an open-pit mine and a processing plant. The Group believes that due to its scale, location and transportation infrastructure, Varvara has the potential to become a processing hub in the future, treating ore from other deposits in the surrounding region.

The Company believes that processing hubs provide the Group with various advantages, including:

•	allowing the Group to bring into production small and medium-size deposits which would otherwise be uneconomical;

•	providing the Group with positive effects of scale in capital expenditures and operating costs; and

•	allowing the Group to use highly qualified staff from its existing processing plants.

The Group’s 2010 co-product gold equivalent cash cost was US$576/oz, which places JSC Polymetal near the middle of the Gold Fields Mineral Services (“GFMS”) 2010 global gold cash cost curve. The Group’s co-product cash cost and Adjusted EBITDA margin for the six months ended 30 June 2011 were US$671/oz and 45.7 per cent., respectively.

The Group also has a portfolio of stand-alone exploration projects, which are aimed at discovering gold and silver deposits with potential to be exploited as stand-alone mines.

The table below sets out the ore reserves and mineral resources at each of the Group’s operating mines as at 1 July 2011.

Mining Assets: Ore Reserve and Mineral Resources Statements as at 1 July 2011

		Tonnage	Grade				Content
Statistics(1)		(Mt)	(Au g/t)	(Ag g/t)	(Cu %)(2)	(Au Eq g/t)	(Au koz)	(Ag koz)	(Cu Mlb)	(Au Eq koz)(3)

Ore Reserves (Proven and Probable)
MS	Dukat	13.17	1.2	544.0	—	10.2	495	230,308	—	4,333
MS	Lunnoye	2.84	1.8	367.1	—	7.9	166	33,468	—	724
MS	Arylakh	0.86	0.6	433.1	—	7.9	18	12,015	—	218
OH	Birkachan	13.08	2.5	10.5	—	2.7	1,070	4,404	—	1,143
OH	Sopka Kvartsevaya	3.66	4.4	151.7	—	7.0	523	17,832	—	820
AP	Albazino	17.55	4.1	—	—	4.1	2,308	—	—	2,308
AP	Mayskoye	7.88	9.6	—	—	9.6	2,426	—	—	2,426
KH	Khakanja	2.46	3.5	230.7	—	7.3	273	18,249	—	578
VO	Voro	15.54	2.8	3.9	—	2.9	1,393	1,945	—	1,425
VA	Varvara	28.45	0.9	—	0.47%	1.2	818	—	109	1,066
Total Ore Reserves		105.48	2.8	93.8	0.47%	4.4	9,490	318,221	109	15,041
Mineral Resources (Measured, Indicated and Inferred)
MS	Dukat	6.13	0.6	298.0	—	5.6	117	58,757	—	1,096
MS	Lunnoye	2.63	1.5	359.2	—	7.5	130	30,416	—	637
MS	Arylakh	0.47	0.7	462.4	—	8.4	11	7,027	—	128
MS	Goltsovoye	1.61	—	858.2	—	14.3	—	44,534	—	742
MS	Perevalny	1.17	—	364.1	—	6.1	—	13,742	—	229
OH	Birkachan	3.89	2.8	15.4	—	3.1	352	1,920	—	384
OH	Sopka Kvartsevaya	0.23	3.2	123.4	—	5.3	25	932	—	40
OH	Tsokol Kubaka	1.30	8.1	13.3	—	8.3	337	552	—	346
OH	Oroch	1.93	3.3	167.0	—	6.0	201	10,341	—	374
AP	Albazino	6.41	2.8	—	—	2.8	584	—	—	584
AP	Mayskoye	18.12	8.3	—	—	8.3	4,845	—	—	4,845
AP	Kutyn	5.51	4.1	—	—	4.1	717	—	—	717
KH	Khakanja	0.98	2.6	168.1	—	5.4	83	5,292	—	171
KH	Avlayakan	1.60	7.6	65.4	—	8.7	391	3,369	—	447
KH	Kirankan	0.14	6.5	8.5	—	6.7	30	39	—	30
KH	Svetloye	4.08	5.8	4.1	—	5.9	767	544	—	776
KH	Ozerny	1.91	5.5	24.0	—	5.9	337	1,474	—	361
VO	Voro	1.54	1.6	3.1	—	1.6	77	151	—	80
VA	Varvara	41.88	0.8	—	0.44%	1.1	1,125	—	165	1,500
Total Mineral Resources		101.54	3.1	54.9	0.44%	4.1	10,129	179,089	165	13,489

Notes:

(1)	MS — Dukat hub; OH — Omolon hub; AP — Amursk POX hub, KH — Khakanja; VO — Voro; VA — Varvara.

(2)	Copper grade and content reported only for HGCF ore, total Cu grades reported based on Varvara reserves only.

(3)	Au equivalent estimates using 60:1 Ag oz/Au oz and 1:5 Cu mt/Au oz conversion ratios.

(4)	This information has been extracted without material adjustment from Appendix 2 “Mineral Expert Reports”.

Competitive strengths

The Directors believe that the Group’s competitive strengths include:

•	a geographically focused portfolio of stable high grade operating assets;

•	a proven development and integration track record;

•	an attractive growth profile;

•	a track record of operating profitably in Russia and Kazakhstan, countries with high growth rates in gold production;

•	competent, motivated and loyal employees and significant experience of dealing with climatic, infrastructure and regulatory conditions in Russia and Kazakhstan; and

•	rights to explore and develop large areas with potential for discovery of gold and silver reserves.

Strategy

The Group aims to achieve superior shareholder returns while maintaining high standards of corporate citizenship. To achieve this aim, the Group is pursuing the following strategy:

•	achieve design capacity at projects in construction phase or ramp up phase by the second half of 2013 and achieve an annualised run rate of over 1.4 Moz gold equivalent ounces in 2014;

•	invest in near mine exploration to expand the reserve base of the Group’s mines and production growth;

•	invest in stand-alone exploration to establish the feasibility of construction of two new stand-alone mines by 2013;

•	pursue selected synergistic “bolt on” acquisition opportunities; and

•	maintain high standards of corporate governance and adhere to the principles of sustainable development.

Summary financial information

The tables below set out summary financial information of the Group as at and for the years ended 31 December 2009 and 2010 and as at and for the periods ended 30 June 2010 and 2011 under IFRS and as at and for the years ended 31 December 2008 and 2009 under US GAAP, in each case prepared on a basis that consolidates the financial results and assets and liabilities of each of the companies constituting the Group before insertion of the Company.

This information has been extracted without material adjustment from Appendix 1: “Financial Information” other than in respect of the US GAAP financial information where certain line items have been aggregated in order to allow increased comparability between the different presentations under US GAAP and IFRS.

Consolidated income statement data under IFRS

	Year Ended		Six Months Ended
	31 December		30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
	(U.S. $ thousands)

Revenue	560,737	925,376	421,733	544,511
Cost of sales	(284,100)	(458,114)	(220,330)	(258,828)
General, administrative and selling expenses	(53,545)	(82,100)	(35,699)	(85,426)
Other expenses	(44,153)	(55,524)	(26,752)	(19,105)
Share of loss of associates and joint ventures	(342)	(1,170)	(675)	(410)
Income from disposal of subsidiaries	–	3,580	–	4,931
Bargain purchase gain	36,031	–	–	–
Foreign exchange gain/(loss)	7,869	(337)	(8,659)	43,897
Change in fair value of derivatives	(41,938)	(909)	(1,529)	(1,855)
Change in fair value of contingent consideration	(13,404)	(3,616)	(1,266)	(3,957)
Finance income	1,418	785	308	638
Finance costs	(44,380)	(21,541)	(9,412)	(13,668)

Profit before income tax	124,193	306,430	117,719	210,728

Income tax expense	(35,118)	(67,414)	(32,257)	(59,613)

Profit for the year and profit for the year attributable to equity holders of the parent	89,075	239,016	85,462	151,115

Consolidated balance sheet data under IFRS

	31 December	31 December	30 June
	2009	2010	2011
	IFRS	IFRS	IFRS
	(U.S. $ thousands)

Total non-current assets	1,469,731	1,868,894	2,251,471
Total current assets	429,186	550,805	797,628

Total assets	1,898,917	2,419,699	3,049,099
Total current liabilities	(194,604)	(203,118)	(403,897)
Total non-current liabilities	(638,514)	(855,629)	(919,396)

Total liabilities	(833,118)	(1,058,747)	(1,323,293)

Net assets	1,065,799	1,360,952	1,725,806

Total equity attributable to the parent	1,065,799	1,360,952	1,725,806

Consolidated statement of cash flow data under IFRS

	Year Ended		Six Months Ended
	31 December		30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
			(unaudited)
	(U.S. $ thousands)

Net cash generated by operating activities	148,223	215,215	114,896	79,710
Net cash used by investing activities	(241,556)	(410,181)	(156,889)	(209,908)
Net cash generated by financing activities	117,689	177,921	39,917	151,440

Net (decrease)/increase in cash and cash equivalents	24,356	(17,045)	(2,076)	21,242
Cash and cash equivalents, beginning of period	4,077	28,317	28,317	11,056
Effect of foreign currency translation on cash and cash equivalents	(116)	(216)	88	945

Cash and cash equivalents, end of period	28,317	11,056	26,329	33,243

Capital expenditure	(195,750)	(403,769)	(155,182)	(202,502)

Consolidated income statement data under US GAAP

	Year ended 31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Revenue	502,731	560,737
Cost of sales	(300,729)	(284,416)
General, administrative and selling expenses	(90,142)	(52,042)
Other operating expenses	(36,231)	(41,706)
Interest expense, net of amounts capitalised	(20,675)	(32,515)
Loss from equity method investments	(8,393)	(342)
Loss on extinguishment of debt	—	(5,873)
Change in fair value of derivative financial instrument	—	(41,938)
Change in fair value of contingent consideration liability	—	(13,404)
Excess of fair value of acquired net assets over cost	840	36,031
Exchange (loss)/gain, net	(44,520)	7,869

Income before income tax	2,881	132,401

Income tax expense	(18,611)	(38,386)

Net (loss)/income	(15,730)	94,015

Consolidated balance sheet data under US GAAP

	31 December	31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Total current assets	304,199	440,611
Total non-current assets	572,276	1,286,202
Total assets	876,475	1,726,813
Total current liabilities	(361,505)	(193,354)
Total non-current liabilities	(65,302)	(618,688)

Total liabilities	(426,807)	(812,042)

Net assets	449,668	914,771

Total shareholders’ equity	449,668	914,771

Consolidated statement of cash flow data under US GAAP

	Year ended 31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Net cash provided by operating activities	80,769	165,285
Net cash used in investing activities	(164,024)	(258,618)
Net cash generated by financing activities	83,141	117,689
Effect of foreign currency translation on cash and cash equivalents	(828)	(116)
Cash and cash equivalents, beginning of year	5,019	4,077
Net (decrease)/increase in cash and cash equivalents	(942)	24,240

Cash and cash equivalents, end of year	4,077	28,317

Capital expenditure	(110,682)	(212,812)

Non-US GAAP and non-IFRS measures, including certain industry-specific metrics, and other and operational data

The table below presents the Group’s production output, Adjusted EBITDA, Adjusted EBITDA margin, cash operating costs and net debt for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2010 and 2011.

	Year ended 31 December				Six months ended 30 June
	2008	2009	2009(3)	2010	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Ore mined, Kt	2,477	3,886	3,886	7,474	3,303	4,439
Ore processed, Kt	3,396	4,764	4,764	7,845	3,371	4,070
Gold production, Koz	285	311	311	444	209	184
Silver production, Moz	17.2	17.3	17.3	17.3	9.6	8.2
Copper production, Kt	—	1,053	1,053	4,003	1,943	3,512
Gold equivalent production, Koz(1)(2)	572	606	606	753	380	337

Notes:

(1)	The ratio of silver to gold used for the purpose of calculating equivalent is 60:1. The ratio of copper to gold used for the purpose of calculating equivalent is 1 tonne:5 ounces. This does not represent the actual equivalent based on average prices over the periods referred to but is intended to allow a meaningful comparison over the periods.

(2)	As from 1 April 2011, the Group changed its methodology for calculating, and reporting on, the metals it produced, as explained in Part 2 “Presentation of Financial and Other Information”.

(3)	2009 is repeated for ease of comparison to the table below.

Non-IFRS and non-US GAAP financial measures

This Additional Information Document includes certain measures that are not defined by US GAAP or IFRS, including Adjusted EBITDA, Adjusted EBITDA margin and net debt, and certain industry specific metrics such as total cash costs and co-product gold equivalent cash cost. These measures are used by management of the Group to assess the financial performance of the Group. However, these measures should not be used instead of, or considered as alternatives to, the Group’s historical financial results based on IFRS or US GAAP. For a description of these non-IFRS and non-US GAAP measures, including certain industry-specific metrics, and operational data, see Part 2, “Presentation of Financial and Other Information”. The financial measures in the table below are described as US GAAP or IFRS. This relates to the underlying financial information from which these non-GAAP measures were derived.

	Year ended 31 December				Six months ended 30 June
	2008	2009	2009	2010	2010	2011
	US GAAP	US GAAP	IFRS	IFRS	IFRS	IFRS
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBITDA (US$ million)(2)	162.9	242.0	243.4	424.9	188.4	249.0
Adjusted EBITDA margin(%)(2)	32.4%	43.2%	43.4%	45.9%	44.7%	45.7%
Net debt (US$ million)	(312.3)	(569.1)	(569.1)	(785.2)	(616.5)	(920.4)
Total cash costs (US$ million)	(272.9)	(270.1)	(264.0)	(432.2)	(198.8)	(254.0)
Co-product gold equivalent cash cost (per US$1 oz of Au Eq sold)(1)(3)	476	500	488	576	544	671
Net debt (US$ million)	(312.3)	(569.8)	(569.8)	(785.2)	(616.5)	(920.4)

Notes:

(1)	Gold equivalent sales volume is calculated based on average realised metal prices in the relevant period.

(2)	See Part 2, “Presentation of Financial and Other Information”.

(3)	Co-product gold equivalent cash cost is calculated as total cash costs divided by total gold equivalent unit ounces sold.

Current trading and prospects

Overall, the Group’s mining operations and work on its exploration prospects continue to progress in line with the Group’s expectations. The Group will announce its third quarter 2011 production results on or about 13 October 2011.

Risk factors

The material risks faced by the Group include:

•	The Group’s results of operations are affected by changes in gold/silver prices.

•	Title to mineral rights may be challenged, which may prevent or curtail their use by the Group.

•	Exploration of mining sites can be costly and uncertain.

•	Economic returns and development costs could differ from the Group’s expectations.

•	Failure by the Group to develop or acquire additional reserves will cause its reserves and production to decline.

•	The Group’s operations are subject to extensive laws, compliance with which may be costly.

•	The Group’s appropriation of land for mining activities could be opposed.

•	The Group’s mineral reserves and resources are estimates based on a range of assumptions. There can be no assurance that tonnages or grades will be achieved.

•	Currency fluctuations may affect the Group.

•	The Group may be unable to exploit POX technology at Amursk.

•	The Group’s operations are subject to severe climatic conditions and may be disrupted by bad weather.

•	The Group’s business requires substantial ongoing capital expenditure.

•	Acquisition of new deposits can be hindered by competition and scarcity of targets.

•	The Group relies on infrastructure being adequate and available.

•	The Group does not maintain insurance coverage on all risks.

•	The Group depends on attracting and retaining key personnel and good relations with its employees.

•	The Group depends on third-party suppliers and service providers.

•	Negative or low net assets of some companies in the Group could lead to their forced liquidation or to a decrease in their chartered capital.

•	The Group is subject to a range of risks associated with operating in Russia and Kazakhstan.

•	The Group may be affected by Kazakhstan’s plans to adopt a new law on gold and copper exports.

•	Certain major shareholders will exercise significant control over the Group. Shareholders may not be able to influence the outcome of future decisions.

•	Russia has adopted legislation which may limit the rights of foreign owned entities such as the Company and its subsidiaries to develop subsoil plots.

•	Shareholders’ rights will be governed by Jersey law and may differ in some respect from the rights of shareholders in other jurisdictions.

•	The Group may become subject to unanticipated tax liabilities; may be deemed to have received unjustified tax benefits and may encounter difficulties in recovery of VAT; and may be unsuccessful in tax disputes or appeals with the tax authorities.

•	The Company may be exposed to additional taxation in Russia if non-Russian legal entities in the Group are treated as having a Russian permanent establishment.

•	The Group may encounter difficulties in obtaining lower rates of Russian tax or deducting interest on certain borrowings.

PART 1

RISK FACTORS

The following factors constitute the material risks faced by the Group and the industry in which the Group operates. Additional risks and uncertainties relating to the Group that are not currently known to the Company, or that it currently deems immaterial, may also have an adverse effect on the Group’s business, results of operations and/or financial condition.

Risks relating to the gold and silver mining industries generally

The Group’s results of operations are significantly affected by changes in the market prices for gold and/or silver.

During the financial year ending 31 December 2010, the Group derived 97 per cent. of its total revenues from sales of gold and silver (59 per cent. of revenues resulting from gold sales and 38 per cent. from silver sales). A sustained downward movement in the market price for gold and/or silver may negatively affect the Group’s profitability and cash flows.

The market price for gold and silver can fluctuate widely. These fluctuations are caused by numerous factors beyond the Group’s control, including:

•	speculative positions taken by investors or traders in gold and silver;

•	changes in the demand for gold and silver;

•	changes in the supply of gold and silver from production, disinvestment, scrap and hedging;

•	financial market expectations regarding the rate of inflation;

•	the strength of the US dollar (the currency in which gold and silver trade internationally) relative to other currencies;

•	changes in interest rates;

•	actual or expected gold sales from or purchases by central banks;

•	gold and silver sales by gold and silver producers in forward transactions;

•	global or regional political or economic events;

•	the cost of silver production in major silver-producing nations such as Peru, Mexico, Australia and China; and

•	the cost of gold production in major gold-producing nations, such as China, the United States, Australia and the Russian Federation.

The prices of gold and silver are often subject to sharp, short-term changes and can move in correlation. While the overall supply of and demand for gold and silver can affect their market price(s), due to the considerable size of above ground stocks of gold and silver in comparison to other commodities, these factors typically do not affect the price of gold and silver in the same manner or degree as the supply of and demand for other commodities tend to affect their market price.

Gold and silver prices are currently significantly above their 10 to 20 year averages and may decline significantly in the future. Future prolonged declines in world gold or silver prices could have a material adverse effect on the Group’s business, results of operations and financial condition and on the price of the Group’s listed shares.

In the case of a significant and prolonged reduction in the price of gold and/or silver, the Group may determine that it is not economically feasible to continue commercial production at some or all of its operations or the development of some or all of its current prospects, as applicable. In such a circumstance, the Group may curtail or suspend some or all of its exploration and production activities and/or be required to write off and/or restate downwards its reserves. This could have an adverse effect on the Group’s business, results of operations and financial condition.

Precious metals mining companies face many risks related to their operations (including their exploration and development activities) that may adversely affect their cash flows and overall profitability.

Gold and silver mining are susceptible to numerous events that may have an adverse impact on a gold and silver mining business. These events include, but are not limited to: environmental hazards, including discharge of metals, pollutants or hazardous chemicals; industrial accidents; underground fires; labour disputes; unexpected geological formations; unanticipated ground and water conditions; fall of ground accidents; failure of mining pit slopes and tailings dam walls; other natural phenomena, such as floods or extreme weather conditions, and legal and regulatory restrictions including changes to such restrictions.

These risks and hazards could result in; damage to, or destruction of, mineral properties or production facilities; personal injury or death, particularly at the Group’s underground mines; environmental damage; theft; business interruption; delays in mining; asset write-downs; monetary losses; certain licences being withdrawn; environmental damage and legal liability, and may result in actual production differing, potentially materially, from estimates of production, including those contained in this Additional Information Document, whether expressly or by implication. In addition, unusual weather or other natural phenomena or other interference with the maintenance or provision of infrastructure used by mining companies could impact development of a project, reduce mining volumes, increase mining or exploration costs or delay the transportation of raw materials or inputs to mines and projects and of gold or silver to the market. The occurrence of operating risks and the costs associated with them may materially adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Exploration for gold and silver can be costly and uncertain.

Exploration activities are speculative and can be unproductive. These activities also often require substantial expenditure to: establish reserves through drilling and metallurgical and other testing; determine appropriate recovery processes to extract gold or silver from the ore; and construct, renovate or expand mining and processing facilities. Once deposits are discovered, it can take several years to determine whether reserves exist. During this time, the economic viability of production may change. As a result of these uncertainties, the exploration programmes and acquisitions engaged in by the Group may not result in the expansion or replacement of the current production with new gold or silver reserves or operations. This could materially adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Economic returns and development costs could differ materially from the Group’s expectations.

The Group’s results of operations depend, in part, on the actual economic returns and the actual costs of developing mines, which may differ significantly from the Group’s current estimates. The development of the Group’s mining projects may be subject to unexpected problems and delays. The Group’s decision to develop a mineral property is typically based, in the case of an extension or a new development, on the results of a feasibility study. Feasibility studies produce estimates of expected or anticipated project economic returns. These estimates are based on assumptions about: future gold and silver prices; anticipated tonnage; grades and metallurgical characteristics of ore to be mined and processed; anticipated recovery rates of gold and/or silver; anticipated capital expenditure and cash operating cost; and the anticipated return on investment.

Actual cash operating costs, production and economic returns may differ significantly from those anticipated by such studies and estimates. There are a number of uncertainties inherent in the development and construction of an extension to an existing mine, or in the development and construction of any new mine. These uncertainties include, in addition to those discussed immediately above: the timing and cost (which can be considerable) of the construction of mining and processing facilities; the availability and cost of skilled labour, power, water, consumables (such as cyanide, lubricants and fuel) and transportation services; unexpected labour shortages or strikes; natural phenomena, such as inclement weather including heavy rain and snow and extreme cold and floods; the inability to reach the mines due to remote locations and harsh climatic conditions; equipment breakdowns and the need to upgrade outdated machinery periodically; the availability and cost of appropriate refining arrangements; the availability of funds to finance construction and development activities; and the need to obtain necessary environmental and other governmental permits and the timing of obtaining those permits.

New mining operations could experience unexpected problems and delays during development, construction and start-up. Accordingly, the Group’s future development activities may not result in the expansion or replacement of current production with new production, and any new production sites or facilities may be less profitable than currently anticipated or may not be profitable at all.

The occurrence of any of these factors may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s licences may need to be renewed or extended to allow the Group to carry out its business as it expects to do and there is no guarantee that the Group will obtain such renewals or extensions.

The Group’s licences are limited in duration, in accordance with Kazakh and Russian law and practice. The Group may need to extend or renew licences. For example the Group may need to extend or renew production licences near to the end of the relevant licence period where the mine life goes beyond the licence period, or renew exploration licences to allow continued exploration. All of the Group’s licences are issued for a period of up to 25 years. All works on the licensed territory will have to be terminated on the licence expiry date unless an extension is granted. The licences held by the Group are subject to renewal at various times. Two production licences and two exploration licences are due for renewal before the end of 2012. These licences relate to production at the Birkachan and Tsokol mines and to exploration at Volchansk and Svetloye. In addition, the Group has exploration licences which, should the exploration be successful, the Group will wish to convert into production licences, so that the relevant exploration assets can be developed. None of the renewal, extension or conversion procedures is automatic; they are subject to decisions of various governmental authorities. Although the Directors expect to renew the four licences specifically referred to and the Group has had no material issues in renewing or extending subsoil licences, should the Group not be able to renew, extend or convert licences it will not be able to continue to exploit the relevant licence area and its business, results of operations and financial condition and the price of the Group’s listed shares could be materially adversely affected.

Failure by the Group to develop or acquire additional reserves will cause its reserves and production to decline materially from their current levels over time.

To realise future production growth, extend the lives of its mines and ensure the continued operation of the business, the Group must: continue to produce from its existing identified reserves; convert resources into reserves; develop its resource base through the realisation of identified mineral potential; undertake successful exploration, and/or acquire new reserves and resources.

The Group’s reserves decline as gold and silver are produced by the Group. Reserves are increased when the Group discovers or acquires rights to new deposits or operations or increases reserves of operating mines via additional exploration. Once mineralisation is discovered, it may take a number of years to complete geological surveys to assess whether production is possible and even if production is possible, the economic feasibility of production may change during that time. Substantial capital expenditure is required to identify and delineate ore reserves through geological surveying, drilling and sampling to determine the appropriate metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Any acquisition that the Group may choose to complete may change the scale of the Group’s business and operations and may expose the Group to geographical, political, operating, financial and geological risks. The Group’s success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms and integrate the acquired entity successfully.

The volume of production from properties generally declines as reserves are depleted. The Group’s future production growth is dependent upon its success in finding or acquiring and developing additional reserves. There can be no assurance that the Group will be able to identify future reserves or continue to extend the mine life of its existing operations. If the Group is unsuccessful in locating and/or securing new reserves, the Group’s total reserves and production will decline, which would materially adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The mining industry is subject to a significant number of laws and governmental regulations, compliance with which may be costly.

Exploration, development and operational activities in the mining industry are subject to extensive laws and regulations governing various matters. These include, but are not limited to, laws and regulations relating to taxation, environmental protection, management and use of hazardous substances and explosives, management of natural resources, licences over resources owned by governments, exploration, development of mines, production and post-closure reclamation, the employment of expatriate labour and occupational health and safety standards, including mine safety.

Mining companies are required to seek and to comply with the terms of governmental licences, permits, authorisations and other approvals in connection with its exploration, construction and operating activities, for example in relation to their exploration licences, mining licences, environmental management, water supply and discharge and use of hazardous chemicals and explosives. Obtaining the necessary governmental permits can be a complex and time-consuming process and may involve costly undertakings. The duration and success of permit applications are contingent on many factors that are outside the Group’s control. The Group believes that it has all of the material permits required for the conduct of its current operations.

The costs associated with compliance with these laws, regulations and licences are substantial, and possible additional future laws and regulations, changes to existing laws and regulations (including, but not restricted to, the imposition of higher licence fees, mining royalties or taxes) or more stringent enforcement or restrictive interpretation of current laws and regulations by governmental authorities, or of rulings or clearances obtained from such governmental authorities, could cause additional expenditure (including capital expenditure) to be incurred or impose restrictions on, or suspensions of, the Group’s operations and delays in the development of its properties. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of the Group’s past and current operations, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. The occurrence of any of these factors may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s activities employ processes and chemicals that may be harmful to the environment and may be subject to compliance, clean-up and other costs.

Mining activities are generally subject to environmental and safety hazards as a result of the processes and chemicals used in extraction and production. In particular, the Group transports, uses and disposes of cyanide and other hazardous substances at its mines, which gives rise to the risk of spillage or seepage in areas where there could be damage or harm caused to the environment and/or to the public. The Group’s operations also involve the discharge of materials and contaminates into the environment, the disturbance of land and other potential harm to the environment. In addition, environmental hazards may exist on the Group’s properties, or may be encountered while hazardous substances are in transit, which are currently unknown to it or may arise irrespective of such compliance. Furthermore, the storage of tailings may present a risk to the environment, property and persons. There remains a risk of leakage from or failure of the Group’s tailings dams during the operating life of the mines or after their closure.

The Group may be liable for losses associated with environmental hazards and rehabilitation, have its licences and permits withdrawn or suspended, face negative reputational consequences or be forced to undertake extensive remedial clean-up action or to pay for government-ordered remedial clean-up actions, even in cases where such hazards have been caused by any previous or subsequent owners or operators of the property, by any past or present owners of adjacent properties or by acts of vandalism by trespassers. Any such losses, withdrawals, suspensions, reputational consequences, actions or payments may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s operations are subject to extensive environmental laws and regulations.

The jurisdictions in which the Group operates have adopted environmental regulations requiring industrial companies to undertake programmes to reduce, control or eliminate various types of pollution and to protect natural resources. The Group must actively monitor specific air emission levels, ambient air quality, quality of nearby surface water, level of contaminants in soil and creation of solid waste. The Group must also submit to environmental authorities quarterly reports on emission levels and annual reports on water monitoring. The environmental authorities conduct additional testing to validate the Group’s results. If the Group exceeds certain emissions levels, the Group is required to make additional payments to the regulatory authorities. Furthermore, failure to comply with environmental regulations and the terms of the Group’s subsoil use contracts may expose the Group to significant civil and criminal penalties, including the loss of mining, land use and other contracts, permits and licences, as well as rendering the Group’s management liable to criminal sanctions.

As the risk of environmental pollution is greater when using cyanide leaching, compared with gravity concentration and flotation, the Group’s use of these technologies in certain of its operations requires greater efforts to comply with its environmental obligations.

Upon the cessation of mining operations, mining companies are obliged to close their operations and rehabilitate the lands that they have mined. Estimates of the total ultimate closure and rehabilitation costs for the Group’s mining operations are significant and are based principally on legal and regulatory requirements at the time, which could change materially. The Group makes provisions, as required under IFRS, for environmental clean up costs upon cessation of mining operations. In the event that the Group terminates mining operations early, or requirements change, or if the environmental clean up costs are higher than expected, the Group may incur costs in excess of the provision it has made for such cost, which may have a material adverse effect on the Group’s business, results of operations and financial condition or the price of the Group’s listed shares.

Environmental laws and regulations in the jurisdictions in which the Group operates are continually changing and are generally becoming more restrictive. The Group currently complies with all material national standards and environmental regulatory requirements at each of its mines. If the Group’s environmental compliance obligations were to change as a result of changes in the laws and regulations or in certain assumptions it makes to estimate liabilities, or if unanticipated conditions were to arise in its operations, the Group’s expenses and provisions would increase to reflect these changes. If material, these expenses and provisions could adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Potential opposition to the Group’s appropriation of land for mining activities could lead to disruption of its future operations.

The Group’s operations depend on obtaining rights to access and develop mineral resources, which may require that land be appropriated from land owners and/or users, potentially resulting in their displacement. This may result in opposition to the Group’s future plans or pressure from governmental bodies, regional authorities, local community groups or other parties for the Group to amend or cease its land appropriation projects or activities. The Group may also face negative publicity or law suits as a result of its land appropriation activities, projects or plans. There can be no guarantee that the Group will be able to adequately meet the demands of, or come to a suitable agreement with, these third parties. Furthermore, the Group cannot rule out the possibility that such opposition may result in the Group being unable to carry out future exploration and/or development projects, or that future applications by the Group for exploration, development or mining permits and licences may be refused as a result of such opposition. If any of these events were to occur, they could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Risks relating to the Group’s operations

The Group’s stated mineral reserves and resources are only estimates based on a range of assumptions and there can be no assurance that the anticipated tonnages or grades will be achieved.

The resource and reserve estimates presented in Appendix 2 “Mineral Expert Reports” have been prepared in accordance with definitions adopted by the Australasian Joint Ore Reserves Committee (“JORC”) by SRK Consulting (UK) Limited (“SRK”) and Snowden Mining Industry consultants Inc. (“Snowden”), respectively. No assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realised or that mineral reserves or resources can be mined or processed profitably. Actual reserves, resources or mineral potential may not conform to geological, metallurgical or other expectations, and the volume and grade of ore recovered may be below the estimated levels. In addition, there can be no assurance that further on-site drilling or other exploratory work will result in the affirmation of previous estimates or that mineral recoveries in small-scale laboratory tests will be duplicated in larger-scale tests under on-site conditions or during production. The estimated resources described in this Additional Information Document should not be interpreted as a statement of the commercial viability, potential or profitability of any future operations. Lower market prices, increased production costs, reduced recovery rates and other factors may render the Group’s reserves or resources uneconomic to exploit and may result in a reduction of its reserve estimates from time to time. Reserves data are not necessarily indicative of future results of operations. If the Group’s actual mineral reserves and resources are less than current estimates or are rendered uneconomic, or if the Group fails to develop its resource base through the realisation of new mineral potential, the Group’s business, results of operations and financial condition and the price of the Group’s listed shares may be materially adversely affected.

The Group’s operating costs could increase significantly due to inflation or other factors, such as increased diesel fuel prices.

The Group derives a substantial portion of its operating profit from operations in the Russian Federation, and the majority of its costs are incurred in roubles. The Group’s operating profit and net profit are therefore affected by the economy of the Russian Federation, which in turn is affected by global economic conditions. The Russian economy has in the past been characterised by high rates of inflation. The annual inflation rate in the Russian Federation was 8.8 per cent. in 2010, 8.8 per cent. in 2009 and 13.3 per cent. in 2008, according to the Federal State Statistics Service. Russian mining companies typically experience inflation driven increases in certain of their costs that are linked to the general price level in the Russian Federation, such as supplies and materials, as well as salaries. In addition, as gold and silver mining companies are unable to control the market prices at which they sell the gold and silver they produce, it is possible that sustained or significantly higher future inflation in the Russian Federation may result in an increase in future operational costs in local currency without a concurrent devaluation of the rouble against the dollar or increase in the dollar price of gold and/or silver. If inflation remains high or increases in the future, there can be no guarantee that that the Group will be able to maintain or increase revenues to cover the consequent increase in its operational costs, which could result in lower margins and, in certain circumstances, the discontinuation, reduction or rationalisation of certain of the Group’s higher cost mines. This could have a material adverse effect upon the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s operating costs are also affected by other factors in addition to inflation. New operations that the Group undertakes may result in the usage ratio of key consumables exceeding the Group’s estimates, resulting in increased operating costs. An increase in diesel fuel costs may also result in the Group’s operating costs increasing, as many of the Group’s mines use diesel generators to generate electricity. Prices for diesel fuel can fluctuate widely due to a range of factors, including global oil prices, availability and demand from other consumers. If the Group’s operating costs increase (whether due to diesel fuel costs increasing, the Group using more key consumables than planned or for any other reason) the Group’s business, results of operations and financial condition and the price of the Group’s listed shares could be materially adversely affected.

Fluctuations in currencies may adversely affect the Group’s business, results of operations and financial condition.

The Group’s revenue is almost entirely denominated in US dollars and the reporting currency of the Group is US dollars, whilst the majority of the Group’s costs are incurred in roubles and tenge. Accordingly, the Group is exposed to both translation and operating currency risk. The Group does not currently undertake any hedging activities in relation to its currency risk. As a result, if either the rouble or tenge were to strengthen against the US dollar, this could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares. In addition, if inflation in the Russian Federation or Kazakhstan were to increase without a corresponding devaluation of the respective currencies relative to the US dollar, the Group’s business, results of operations and financial condition and the price of the Shares could be materially adversely affected.

The Group may not be able to install pressure oxidation autoclave leaching (POX) technology at its Amursk plant in a timely and cost-effective manner.

The Amursk plant was designed by SNC Lavalin (“SNC”) and will use POX technology. The Group chose POX because it is suitable for processing a variety of refractory ores. The Amursk POX facility is expected to be the first in Russia to use POX technology for gold production. There can be no certainty that the Group will be able to successfully utilise such sophisticated and complex technology in a productive and efficient manner, or at all, or that such technology will prove to be reliable and able to achieve design throughput and recovery. If the Group does not realise the expected benefits of the POX technology, the Group’s operations at the POX hub and the Group’s profitability may be adversely affected.

In addition, the construction and commissioning of the Amursk POX facility has been subject to various delays. On 20 April 2011, the Group announced that the construction schedule at Amursk had been set back two to three months after external metallurgical consultants DevMin suggested several changes to the auxiliary equipment and high-pressure instrumentation. As a result, the planned commissioning of the Amursk POX facility was delayed until the fourth quarter of 2011 and production plans for 2011 were revised downwards. There can be no assurance that the commencement of processing operations at the Amursk POX facility will not be further delayed, which may result in the Group incurring further costs and the Group’s profits being adversely affected.

Any of these factors could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The locations of the Group’s gold and silver operations are subject to severe climatic conditions and may be disrupted by bad weather.

Some of the Group’s gold and silver mining facilities and prospects are located in remote parts of east Russia and are subject to extreme weather conditions, which have the potential to disrupt operations. It is possible that exploration, development, construction and extraction activity levels may fall as a result of bad weather and/or that the costs, timing and complexities of mine exploration, development and construction could increase. Disruption to operations caused by severe weather conditions can often be protracted. For example, as a result of low temperatures and heavy snowfall, the Birkachan mine lost 22 production days in January and February 2011. During that time, the Birkachan mine did not produce high-grade material, which resulted in the Kubaka mill being under-supplied with ore and having to process existing low-grade stockpiles. New operations of the Group could also experience unexpected problems and delays during development, construction and start up as a result of weather conditions.

The remote location of a number of the Group’s mines means that the Group is presented with various logistical challenges for conducting both geological exploration and mining. For example, fuel, consumables and spares are delivered to the Khakanja and Yurievskoye mines via the seasonal port of Okhotsk, which is open from late May until early November. During winter, when the port is not accessible by sea, emergency spares are delivered to the mine by air from the towns of Khabarovsk or Magadan. The costs and timing of delivering supplies, equipment and fuel may be affected by weather conditions. For example, ore trucking from Sopka Kvartsevaya to the Kubaka mill was behind schedule in the first quarter of 2011 due to winter road conditions, with trucking of some materials delayed until the summer of 2011. This is expected to lead to an increase in transportation costs compared to the Group’s original expectations and lower volumes being delivered to the Kubaka mill. In addition, the vulnerability of a number of the Group’s gold and silver mining facilities and development projects to extreme weather conditions requires the Group to incur significant expenditure each year to build up inventories of supplies (such as fuel) so that the Group’s mining facilities and exploration activities can continue to function in the event that they are inaccessible.

If the Group is unable to overcome problems related to weather at a commercially reasonable cost or at all, this could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s business requires substantial ongoing capital expenditures.

The mining business is capital intensive. The development and exploitation of gold and silver reserves, the conversion of resources and the acquisition of machinery and equipment require substantial capital expenditure. In line with its strategy, the Group intends to continue investing in its existing mining and processing operations at its processing hubs in order to increase output and efficiency and to extend the working lifespan of those assets. The Group also intends to maintain or increase its reserves through its various exploration and development programmes. Carrying out its strategy will require significant capital expenditure by the Group and may require greater investment than currently planned. Furthermore, the Group must continue to invest significant sums in order to maintain its current gold and silver production levels. Any inability to fund such expenditure may result in the Group’s exploration, development, construction and/or extraction activities ceasing or lessening, which may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Recent acquisitions of assets were based on assumptions, which could prove inaccurate.

In recent years, the Group has acquired various assets, including JSC Omolon Gold Mining Company, Mayskoye Gold Mining Company LLC, JSC Varvarinskoye, Kvartsevyi Mine LLC, CJSC Prospectors Artel Ayax and the Varvara mine, these were already in operation or at a development stage. The Group’s decisions to acquire such assets were based on a variety of factors, including: historical operating results; estimates of and assumptions about future reserves; cash and other operating costs; estimations of potential optimisation and cost reduction measures and their effect; the gold and/or silver price and projected economic returns; the age and quality of processing plant and available technology; the ability to integrate the acquisitions’ operations and financial procedures into the Group’s operations, and evaluations of existing or potential liabilities associated with the property and its operations.

Such acquisitions expose the Group to unforeseen risks. As many of these acquired assets have been owned by the Group for a relatively short period of time, the data that the Group holds on these assets may be less comprehensive than for assets that the Group has owned and operated for many years. The Group may be reliant on the previous owner’s tests, information or data, which may prove to be unreliable or inaccurate. In addition, because of the shorter ownership period, the Group will have less drilling and reserves data and will have carried out less technical tests. This may mean that the Group is unable to utilise an acquired asset as intended until it gains this operational data. It may also mean that upon carrying out these tests and obtaining this data, the Group’s assumptions or estimates in respect of such assets prove to be incorrect. This may only become apparent some months or years after the asset has been acquired. If the Group is exposed to unforeseen risks in respect of its acquired assets, or if the Group’s assumptions or estimates in respect of such acquired assets prove to be incorrect, this may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Acquisitions of new gold and silver mine deposits could be hindered by competition and scarcity of targets.

There is a limited supply of available mineral properties with economic ore deposits. The Group faces competition for new mineral properties from other exploration and mining companies, some of which may have greater financial resources than the Group. In addition, the current owners of desirable mineral properties may be unwilling to sell such properties to the Group. Accordingly, there can be no assurance that the Group will be able to acquire attractive new mineral properties on terms that it considers acceptable, or at all. The failure of the Group to acquire new mineral properties could materially adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s production, processing and product delivery rely on infrastructure being adequate and remaining available.

The Group’s mining, processing, development and exploration activities depend on adequate infrastructure, including reliable roads, power sources and water supplies. However, some physical infrastructure in the Russian Federation and Kazakhstan (including rail and road networks, airports, power generation and transmission networks, communication systems and rolling stock) is old and has not been adequately funded and maintained.

There can be no guarantee that power shortages or outages at the Group’s mines will not occur. Any failure or unavailability of the infrastructure on which the Group’s operations rely (for example, through equipment failure or disruption to its transportation arrangements) could adversely affect the production output from its mines or impact its exploration activities or the development of a mine or a project. If the infrastructure used by the Group is affected, it could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group does not maintain insurance coverage on all risks.

The Group maintains the minimum level of insurance required by each of the jurisdictions in which it operates and only maintains additional insurance when required to do so by its creditors or other third parties with which it contracts. As a result, the Group does not have full insurance coverage for all risks which it may face. In particular, the Group does not carry insurance for business interruption or for third-party liabilities in respect of property or environmental damage arising from accidents on the Group’s property or relating to the Group’s operations. Accordingly, the Group may suffer liability or losses against which it elected not to be insured. In addition, as a participant in exploration and mining activities, the Group may become subject to liability for risks that cannot be insured against. Moreover, the insurance which the Group does maintain in respect of certain risks may not provide sufficient coverage for all losses related to these or other risks or hazards. Finally, the insurance that the Group does have may not continue to be available, at commercially reasonable premiums or at all, or the Group may elect not to maintain such insurance. Incurrence of a liability or loss against which the Group has no or insufficient insurance coverage could materially adversely affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group depends on attracting and retaining key personnel.

The Group’s business depends in significant part upon the contributions of a number of the Group’s key personnel, in particular its senior management team and its team of engineers and geologists. There can be no certainty that the services of its key personnel will continue to be available to the Group. Moreover, the Group competes with mining and other companies to attract and retain personnel at all levels with appropriate technical skills and operating and managerial experience necessary to continue to operate its business. The Group’s future success will be dependent on its ability to attract and retain qualified personnel. Factors critical to both retaining the Group’s present staff and attracting additional qualified personnel include the Group’s ability to provide these individuals with competitive compensation arrangements. If the Group is not successful in retaining or attracting highly qualified individuals in key management positions, as well as highly skilled engineers and geologists, this may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group depends on third-party suppliers and service providers.

The Group depends on certain key third-party service providers for goods and services including transportation, refining and maintenance equipment. For example the Group relies on a limited number of third-party providers to provide necessary supplies, in particular diesel fuel, to certain of the Group’s mines and exploration projects. Where the Group is faced with a limited number of third-party suppliers, the Group is exposed to the risk that such suppliers may unilaterally increase their prices for such supplies. Due to the lack of competition, the Group would either need to pay such increased costs or pay the higher costs of suppliers who are located further away from the Group’s operations. There is no guarantee that the Group would be able to enter into supply contracts on commercially acceptable terms with other third-party suppliers, or at all. An interruption to third-party services would require the Group to draw down on existing stockpiles of fuel, which may not be sufficient to support continued mining, production or exploration activities until such services resume or alternative providers are engaged (if possible). This could result in slowdowns or stoppages to mining, production or exploration activities. An interruption or termination of key third-party services, or an increase in the charges payable to third-party service providers, could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s business depends on good relations with its employees.

Although the Group has never experienced a labour-dispute related stoppage and believes its relations with its employees are good, there can be no assurance that a work slowdown or stoppage will not occur at any of the Group’s operating units or exploration prospects. As far as the Directors are aware, less than 1 per cent. of the Group’s employees are members of a trade union. Save for the Omolon operating unit, each of the Group’s operating units currently have collective bargaining agreements in place, although the Dukat operating unit’s collective bargaining agreement is currently due to expire in December 2011. Although the Group intends to enter into a collective bargaining agreement in respect of the Omolon operating unit before the end of 2011, there can be no guarantee that it will be able to do so. There can also be no guarantee that the Group will be able to renew its existing collective bargaining arrangement in respect of the Dukat operating unit, or other operating units, on terms favourable to the Group. Any future work slowdowns, stoppages, disputes with employee unions or other labour-related developments or disputes, including the entry into or renegotiation of collective bargaining agreements, could result in a decrease in the Group’s production levels and adverse publicity and/or increase costs, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Some of the Company’s subsidiaries have negative net assets or net assets lower than the amount of their respective charter capitals and may be subject to an order to decrease their charter capital or be liquidated

Russian law requires a limited liability company to reduce its charter capital to the amount of its net assets if the value of its net assets, as shown in its annual balance sheet prepared under Russian Accounting Standards (“RAS”), is lower than its charter capital as of the end of two subsequent financial years, excluding the first financial year following incorporation. If the value of the net assets of a Russian limited liability company, according to its annual RAS balance sheet, is lower than the minimum amount of the charter capital (established by Russian law as of the date of the establishment of the company) as at the end of two subsequent financial years, excluding the first financial year of the company’s incorporation, the company is required to be liquidated. If the net assets of a joint stock company, calculated on the similar basis, fall below the minimum charter capital as at the end of two subsequent financial years, excluding the first financial year of the company’s incorporation, such joint stock company is required to be liquidated within six months from the end of that second financial year. If the net assets of a joint stock company are below the amount of its charter capital (but are above the minimum regulatory charter capital), the joint stock company may be required to compensate its creditors or be liquidated.

Some of the material Russian subsidiaries of the Company had net assets lower than their respective charter capitals or had negative net assets at the end of relevant financial years. JSC Polymetal Management and Albazino Resources LLC which operates the Albazino mine had negative net assets at the end of the 2009 and 2010 financial years; Amur Hydrometallurgical Plant LLC which operates the Amur POX hub, Kvatsevyi Mine LLC and JSC Polymetal Engineering had net assets lower than their respective charter capitals at the end of 2008, 2009 and 2010. Together, JSC Polymetal Management, Amur Hydrometallurgical Plant LLC and Kvartsevyi Mine LLC hold assets which represent approximately 21 per cent. of the Group’s ore reserve base. Although it is not common for companies to be liquidated by governmental authorities on the basis of their net assets breaching applicable legal requirements, and the Group has not received any notice to liquidate any of its subsidiaries on the basis of their net assets, the risk of liquidation as a result of actions of regulatory authorities still exists. Liquidation of the relevant companies would result in the loss of licences, which could have a material adverse effect of the Group’s business, results of operations, financial condition and prospects. In addition, the liquidation of a company may result in creditors claims being accelerated and the Group incurring costs associated with the insolvency process and the transfer of assets from the insolvent company.

Risks relating to operating in the Russian Federation and Kazakhstan

In 2010 over 80 per cent. of the Group’s gold production and almost 100 per cent. of the Group’s silver production came from the Russian Federation with the remainder coming from Kazakhstan. As at 1 July 2011, 91 per cent. of the Group’s gold reserves and 89 per cent. of the Group’s measured, indicated and inferred gold resources were located in the Russian Federation (with the remainder in Kazakhstan) and almost 100 per cent. of the Group’s silver reserves and measured, indicated and inferred silver resources were located in the Russian Federation.

Investors in companies whose assets are located in the Russian Federation and Kazakhstan should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, regulatory, economic and political risks. Investors should also note that emerging economies are subject to rapid change and that the information set out in this Additional Information Document may become outdated relatively quickly.

Moreover, financial or political turmoil in any emerging market country tends to adversely affect prices in credit, equity and foreign exchange markets of all emerging market countries, as investors move their money to more stable and developed markets. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in other emerging economies could dampen foreign investment in the Russian Federation or Kazakhstan and adversely affect their economies. In addition, during such times, companies that operate in emerging markets can face severe liquidity constraints as foreign funding sources are withdrawn. Thus, even if the Russian and Kazakh economies remain relatively stable, financial turmoil in any other emerging market country could materially affect the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The legal frameworks in the Russian Federation and Kazakhstan are not developed and are controversial.

The Russian Federation and Kazakhstan continue to develop their legal frameworks in accordance with international standards and the requirements of a market economy. Within the last 20 years in the Russian Federation and Kazakhstan, laws relating to foreign investment, subsoil use, licensing, companies, taxes, customs, currency, capital markets, pensions, insurance, banking and competition have been enacted or are still developing. Consequently, certain areas of judicial practice are not yet fully developed, are often difficult to predict and can result in arbitrary rulings.

Moreover, the delineation of authority and jurisdiction between national, regional and local authorities in the Russian Federation and Kazakhstan is, in many instances, unclear and contested, particularly with respect to the regulatory matters. A lack of consensus between national, regional and local authorities often results in the enactment of conflicting legislation at various levels that may lead to further political instability, for example, in the areas of privatisation, securities, corporate legislation and licensing. Such instability may create uncertainties in the operating environments in the Russian Federation and Kazakhstan which could hinder the Group’s long term planning efforts and may prevent the Group from carrying out its business strategy effectively and efficiently. The occurrence of any of these factors may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group could be subject to arbitrary government action.

Government authorities have a high degree of discretion in the Russian Federation and Kazakhstan and at times appear to act selectively or arbitrarily, without hearing or prior notice, and sometimes in a manner that may not be in accordance with the law or that may be influenced by political or commercial considerations. Moreover, government authorities also have the power in certain circumstances, by regulation or government act, to interfere with the performance of, nullify or terminate contracts. Unlawful, selective or arbitrary governmental actions have reportedly included denial or withdrawal of licences, sudden and unexpected tax audits, criminal prosecutions and civil actions. Federal and local government entities also appear to have used common defects in matters surrounding share issuances, regulatory licences or approvals as pretexts for court claims to invalidate or nullify such issuances, licences or approvals or to void transactions, seemingly for political purposes. Although arbitrary, selective or unlawful government action may be challenged or defended in court, such action, if directed at the Group or the holders of the Group’s listed shares, could include challenges to the Group’s licences or approvals, or lead to termination or annulment of the affected transactions, loss of voting rights over shares, civil litigation, criminal proceedings and imprisonment of key personnel, any of which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Corruption in Russia and Kazakhstan could disrupt the Group’s ability to conduct its business.

In Russia and Kazakhstan, the bribery of officials remains at a high level relative to developed markets. The Group’s business, results of operations, financial condition and the price of the Group’s listed shares could be adversely affected by corruption or by claims, even if groundless, implicating the Group in illegal activities.

Social instability caused by corruption could increase support for renewed centralised authority, nationalism or violence and thus materially adversely affect the Group’s ability to conduct its business effectively, including as a result of restrictions on foreign involvement in the economy of the countries in which the Group operates. Any of these could restrict the Group’s operations and lead to a loss of revenue, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Judicial systems in the Russian Federation and Kazakhstan may offer less certainty as to the judicial outcome or less effective forms of redress or a more protracted judicial process than is the case in mature economies.

The legal systems in the Russian Federation and Kazakhstan are less developed than those in more established economies, which may result in risks such as: potential difficulties in obtaining effective legal redress in their courts, whether in respect of a breach of law or regulation or in an ownership dispute; a higher degree of discretion or arbitrary or unpredictable actions on the part of governmental authorities; a lack of judicial or administrative guidance on interpreting applicable rules and regulations; inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; relative inexperience of the judiciary and courts in such matters; inconsistencies of legal frameworks within various branches or subdivisions of government; substantial gaps in the regulatory structure due to delays in implementing or the absence of implementing legislation; lack of independence of certain members of the judiciary; court systems that are understaffed and underfunded, or bankruptcy procedures that are not well developed and are subject to abuse. In addition, the commitment of some local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements is more uncertain, creating particular concerns with respect to licences and agreements for business. These may be susceptible to arbitrary revision or cancellation and legal redress may be uncertain or delayed.

All of these weaknesses could affect the Group’s ability to enforce its rights under contracts or to defend itself against claims by others, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Shareholder liability under Russian and Kazakh legislation could cause the Group to become liable for the obligations of its applicable subsidiaries.

Under Russian law, the Group may be primarily liable for the obligations of its Russian subsidiaries jointly and severally with such entities if: (a) the Group has the ability to make decisions for such Russian subsidiaries as a result of its ownership interest, the terms of a binding contract or in any other way; (b) the Group has the ability to issue mandatory instructions to such Russian subsidiaries or joint venture entities and that ability is provided for by the charter of the relevant Russian subsidiary or in a binding contract; and (c) the relevant Russian subsidiary concluded the transaction giving rise to the obligations pursuant to the Group’s mandatory instructions. In addition, the Group may have secondary liability for the obligations of its Russian subsidiaries: if: (i) the Group has the ability to make decisions for the relevant Russian subsidiary as a result of its ownership interest, the terms of a binding contract, or in any other way; and (ii) the relevant Russian subsidiary becomes insolvent or bankrupt due to the Group’s fault (for example the Group has used its ability referred to in (i) above, knowing that this would result in insolvency or bankruptcy of the relevant Russian subsidiary).

Under Kazakh law, the Group may be jointly and severally liable for the obligations of its Kazakh subsidiary, if the Group has the ability to make decisions for such Kazakh subsidiary or as a result of its ownership interest or the terms of a binding contract if: (i) the Kazakh subsidiary concluded the transaction giving rise to the obligations pursuant to the Group’s mandatory instructions; and (ii) the Kazakh subsidiary becomes insolvent or bankrupt due to the Group’s fault (for example the Group has used its ability in (i) above, knowing that this would result in the insolvency or bankruptcy of the Kazakh subsidiary).

The Directors do not believe that members of the Group should be liable for the liabilities of their subsidiaries but it is a risk that applies to Russian and Kazakh companies, which if a Group member were to become insolvent could result in the Group being liable for the liabilities of such insolvent company. As a result, there could be a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group’s subsoil licences and contracts in the Russian Federation and Kazakhstan may be suspended or terminated.

The licensing regime in the Russian Federation for the exploration and production of gold and silver is governed primarily by the Subsoil Law and regulations promulgated thereunder. Rights granted by subsoil licences may be subject to suspensions or termination under certain circumstances. The Group’s subsoil rights in Russia may be terminated if, among other things, the Group fails to: comply with the licence requirements; start production by the required date; meet annual production requirements; make timely payments of levies and taxes, or provide required information set forth in the Group’s licence agreements.

Subsoil use activities of the Group in Kazakhstan are subject to the Kazakh Law on Subsoil and Subsoil Use dated 24 June 2010 (the “2010 Subsoil Law”) and associated regulations. The Group’s subsidiary, JSC Varvarinskoye, holds a subsoil use contract and two licences for the exploration and production of gold, precious and non-ferrous metals in north-western Kazakhstan. The licences are valid for a period of up to 25 years. Since August 1999, the regulatory regime in Kazakhstan has changed from a license-and-contract system to a contractual regime. However, all licences granted prior to this date remain in force. Kazakh authorities regularly inspect subsoil users for compliance with the terms and conditions of their contracts and subsoil use legislation. The Kazakh government may suspend or terminate both subsoil licences and related contracts if JSC Varvarinskoye fails to comply with its obligations under its subsoil use contract or breaches requirements of applicable Kazakh laws. The Kazakh government may also impose fines on JSC Varvarinskoye in the event of such non-compliance. The main Kazakh law requirements relate to: annual investment; compliance with the requirement to maintain a minimum number of Kazakh employees in a company’s personnel and a certain percentage of local content in purchased goods and services, as established by the subsoil use contract; mandatory procurement rules for subsoil users; timely reporting and payments for social and/or economic development in the regions in which mining activities are being undertaken; reimbursement of historical costs to the Kazakh state, including costs in relation to receiving information on regional geological conditions and state geological research; training of local specialists and making annual payments to a liquidation fund established by the subsoil user, which is required to be used under Kazakh law to mitigate any environmental damage and other consequences of a mining company’s activities.

The Directors are not aware of any claims against the Group in respect of the termination of the Group’s subsoil licences at the current time. Furthermore, the Directors have no specific concerns in relation to the suspension of any of the Group’s subsoil licences or subsoil contracts at the current time.

Should any of the subsoil licences or contracts be terminated prior to their expiration, the Group will have to bear conservation and/or rehabilitation costs of the relevant extraction infrastructure and territory. Any suspension, termination or failure to obtain or renew necessary subsoil licences or contracts could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Title to some of the Group’s mineral rights, properties or production facilities may be challenged, impugned or invalidated.

The legal framework relating to the ownership and/or use of mineral rights, land and other real property in the Russian Federation and Kazakhstan is not yet developed to the same extent as is common in more developed market economies, such as those of North America and western Europe. During the Russian Federation and Kazakhstan’s transformation from centrally planned to market economies, legislation has been enacted to protect mineral rights, land and other real property against expropriation and nationalisation. However, it is possible that due to the lack of experience in enforcing these provisions and due to political changes, these protections would not be enforced in the event of an attempted expropriation or nationalisation, or in the event that the Group’s business is reorganised. It is often difficult to determine with certainty the validity and enforceability of title to land or mineral rights in the Russian Federation and Kazakhstan and the extent to which they are encumbered. The limited land registry and recording systems in these jurisdictions may severely constrain the Group’s ability to ensure that it has obtained secure title to individual exploration licences, contracts or mineral rights. The validity of the Group’s right to title or use of its properties, mineral rights, licence areas, contracts and mining facilities may be challenged, affected, impugned or invalidated due to technical violations or defects in such title. Title insurance for mineral rights is generally not available. The governments of the Russian Federation and Kazakhstan are the sole authorities able to grant mineral rights in the Group’s countries of operations. In order to use and develop mineral rights and property in the Russian Federation and Kazakhstan, approvals, consents and registrations of various governmental authorities are required, and this can be a lengthy and cumbersome process. It is not always clear which governmental body or official has the right to regulate the use of property. Failure to obtain or comply with the required approvals, consents, registrations or other regulations may cause the Group to be unable to conduct its activities or operations in Russia or Kazakhstan or enforce its mineral or property rights. If any of the Group’s mineral rights, properties or production facilities are found not to be in compliance with all applicable approvals, consents, registrations or other regulations, the Group may lose the use of such mineral rights, properties or production facilities, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Environmental laws and regulations in the Russian Federation and Kazakhstan are uncertain and subject to change.

Due to the nature of its operations, the Group is subject to extensive environmental laws and regulations in the Russian Federation and Kazakhstan, which in recent years, have been and still are, continually changing. In the past, new and stricter environmental requirements have been imposed and fines and other payments have been significantly increased. New laws and regulations, the imposition of more stringent requirements, increasingly strict enforcement or new interpretations of existing environmental laws, regulations or licences, or the discovery of previously unknown contamination, may require further expenditure by the Group to modify operations, install pollution control equipment, perform site clean-ups, curtail or cease operations, or pay fees, fines, or make other payments for discharges or other breaches of environmental standards. Although the Group’s management believes that its operations are currently in compliance in all material respects with applicable environmental laws and regulations in Russia and Kazakhstan, as laws are continually changing, the Group cannot be certain that the Russian or Kazakh state authorities will not impose additional, or amend existing, laws or regulations in the future, which may mean that the Group is not in compliance with such law or regulations. In addition, the introduction of more stringent environmental laws and regulations could lead to the need for new or additional rehabilitation and decommissioning reserves or in an increase in the Group’s environmental liabilities. If any of these risks were to occur, they could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Kazakhstan plans to adopt a new law on gold, which could limit the Group’s activities in Kazakhstan and adversely affect its business operations.

Kazakh President Nursultan Nazarbayev announced on 4 July 2011 that Kazakhstan needs a state-owned gold refinery and that legislation will be passed requiring all entities extracting gold in Kazakhstan to provide gold to the Kazakh state-owned refinery. On the basis that in 2010, gold production in Kazakhstan was equal to 29.9 tonnes (including 13.3 tonnes of refined gold) and the Kazakh state plans to produce approximately 70 tonnes a year by 2014, the Group’s Kazakh subsidiary, JSC Varvarinskoye, may be subject to extensive regulation and control by the Kazakh authorities in the future. If such a law on gold enters into force, the Kazakh governmental authorities may seek to strengthen their control on the Kazakh gold producing industry by, among other measures, imposing obligations to deliver partially refined gold to the Kazakh state-owned refinery, which may be at prices materially below international market prices. Such supplies would generate substantially less revenue than gold sold on the export market. Were this risk to occur, it could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Group is exposed to the risk of adverse sovereign action by the Kazakh government.

In August 2007, at a meeting of the Kazakh Cabinet of Ministers, Prime Minister Karim Masimov announced the Kazakh government’s disapproval of the delay by Agip KCO in commencing commercial production at the Kashagan oil field. The Kazakh government suggested that Agip KCO had failed to meet certain provisions of Kazakh environmental laws and threatened to revoke Agip KCO’s operating permits. A settlement reached in January 2008 resulted in the terms of the production sharing agreement relating to the Kashagan oil field being revised in favour of the government-controlled company, KazMunaiGas, such that the share interest of KazMunaiGas doubled and the share interests of the other members of the consortium decreased.

Although the Group believes that the Group is in compliance with its obligations under Kazakhstan law and its subsoil use contracts in all material respects, there is a risk that the Kazakh government could raise complaints, with or without merit, regarding the Group’s operation of its Varvara mine similar to those raised against Agip KCO.

The Kazakh government has the right to initiate reviews of subsoil use contract terms and to unilaterally terminate subsoil use contracts in respect of deposits of “strategic importance”. A list of 231 deposits of strategic importance was approved by Kazakh governmental decree in August 2009. Although the Group’s Varvara mine in Kazakhstan was not included on this list, the Kazakh government is entitled to amend this list at any time. The adverse consequence of the Varvara mine being included on this list is a risk that the Kazakh government may unilaterally terminate the subsoil contract at any time if the government considers there to be a risk to what it considers the “strategic interests” of Kazakhstan in connection with operation of the mine. The definition of “strategic interests” in Kazakh law is unclear and may be interpreted in a broad sense.

In addition, under the terms of Kazakh subsoil regulations, failure by the Group’s subsidiary, JSC Varvarinskoye, to remedy two or more breaches of its obligations under its subsoil use contract or project documents within a specified period of time may result in a termination of JSC Varvarinskoye’s subsoil use contract, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Kazakh government may be entitled to exercise pre-emptive rights over Kazakh assets acquired by the Group and transfers of shares in the Group’s subsidiaries.

The 2010 Subsoil Law provides the Kazakh state with a pre-emptive right to acquire, on terms no less favourable than those offered by other prospective purchasers, subsoil use rights and equity interests in:

•	any entity holding Kazakh subsoil use rights; and/or

•	any entity which may, directly or indirectly, determine or exert influence on decisions made by a Kazakh subsoil user, if the principal activity of such entity relates to subsoil use in Kazakhstan,

upon a transfer of such rights or equity interests. There a limited number of exceptions from this mandatory provision. The Kazakh governmental authorities also have the right to terminate a subsoil use contract if a transaction takes place in breach of the 2010 Subsoil Law. Such transactions shall be deemed invalid from the moment of execution under Kazakh law. These provisions apply to both Kazakh and overseas entities.

The Company believes that the Group is not subject to this provision of the 2010 Subsoil Law as: (a) its principal activity does not relate to subsoil use in Kazakhstan; and (b) following Admission, the Shares will be listed on a ‘organised securities market’, which is an exception under the 2010 Subsoil Law. However the exact scope of the 2010 Subsoil Law is uncertain. There can be no guarantee that the Kazakh authorities will not determine that the Group’s principal activity is deemed to relate to subsoil use in Kazakhstan. The Group filed requests for clarification of the 2010 Subsoil Law provisions relating to the definition of principal activity and applicability of the state pre-emptive right to the competent Kazakh authority (the Ministry of Industry and New Technologies) and received an unclear official response quoting legislative provisions.

In the event that the Kazakh state exercised its pre-emption rights under the 2010 Subsoil Law in respect of any transfer of Kazakh assets or equity interests by, within or to the Group, or terminated a Group’s subsoil use contract in Kazakhstan, such exercise or termination may have a material adverse effect on the Group’s business, results of operations and financial condition, and the price of the Group’s listed shares. For more information on the State of Kazakhstan’s pre-emptive right, see Part 8 “Regulation — Kazakhstan — Regulation of mineral rights — The 2004 amendments to the 1996 Subsoil Law”.

Risks relating to the Group’s structure

The major shareholders of the Company will exercise significant control over the Group and, as a result, investors may not be able to influence the outcome of important decisions in the future.

The Company expects the following shareholders to each hold significant percentages of the issued Shares at Admission: Powerboom Investments Limited (a Cypriot entity that is ultimately beneficially owned by Mr. Alexander Nesis) which currently owns 17.15 per cent. of JSC Polymetal’s share capital; Pearlmoon Limited (a Cypriot entity that is owned by PPF Group N.V. and ultimately beneficially owner by Mr. Peter Kellner) which owns 19.99 per cent. of JSC Polymetal’s share capital; and Vitalbond Limited and A&NN Capital Management Fund Limited (both of which are ultimately beneficially owned by Mr. Alexander Mamut), which own 8.11 and 1.59 per cent. (respectively) or JSC Polymetal’s share capital and have the right to repurchase 1.9 per cent. (7,595,257 Polymetal Shares), of JSC Polymetal’s share capital under a repo agreement. As a result, should these major shareholders decide that their interests coincide and act in collaboration with each other, they will be able to exercise significant influence over all matters requiring shareholder approval, including the election of Directors, the approval of significant corporate transactions, the issuance of Shares or other equity securities and the payment of any dividends on the Shares.

Foreign investors may need approval from the Russian government to purchase Shares.

Pursuant to the Strategic Assets Law, if a foreign investor (or a group of persons including one or more foreign investors) exercises direct or indirect control over 10 per cent. or more of the voting shares of a company undertaking operations at subsoil plots of federal importance (“Strategic Subsoil Companies”), each subsequent acquisition of shares of such Strategic Subsoil Company by the foreign investor (or group of persons including the foreign investor), requires the prior approval of the Russian Federal Commission on Monitoring of Foreign Investments (RFCoMFI).

The Mayskoye deposit is a “subsoil plot” of federal importance, and therefore JSC Polymetal’s subsidiary Mayskoye Gold Mining Company LLC is a Strategic Subsoil Company. Some other deposits owned by the Group which meet the threshold requirements may also be acknowledged as “subsoil plots” of federal importance in the future

JSC Polymetal is, and following Admission PMTL and the Company will be, holding companies of a Strategic Subsoil Company. The Company and PMTL have received approval from the RFCoMFI to acquire up to 100 per cent. of JSC Polymetal and indirectly, control over Mayskoye Gold Mining Company LLC.

The Strategic Assets Law is not clear as to whether an acquisition of shares in the holding company of a Strategic Subsoil Company would be subject to the approval of the RFCoMFI. The Company has received advice from the FAS that a foreign investor will not be required to obtain consent for the acquisition of shares in a holding company of a Strategic Subsoil Company, unless such acquisition results in the foreign investor holding more than 50 per cent. of the voting shares in such holding company or otherwise obtaining control over it. If Shares are acquired in circumstances where approval of the RFComFI is required but has not been obtained, there is a risk that action could be taken against the Company or PMTL to remove its voting rights in respect of Mayskoye Gold Mining Company LLC (or any other subsidiary which is a Strategic Subsoil Company), or seeking to invalidate the corporate decisions and transactions of such Strategic Subsoil Company.

To protect the Company and its subsidiaries against such consequences, the Articles of Association provide that where a shareholder, whether by himself or as one of a group of persons, acquires Shares (or an interest in Shares) in contravention of the Strategic Assets Law, such shareholder will be in breach of the Articles of Association. If a holding of or interest in more than 50 per cent. of the Shares is obtained by a foreign shareholder or group of shareholders without consent from the RFCoMFI, the voting rights of such Shares will be suspended. If the shareholder is in breach of the Articles of Association as a result of having acquired (together with any other person) Shares or an interest in Shares which carry more than 50% of the total voting rights in the Company, or where the Board has determined (based on a claim or action taken by a relevant authority or on legal advice) that such a breach will or may cause the Company to be unable to exercise voting rights in respect of the shares of any subsidiary, or to cause such subsidiary’s corporate actions to be void or voidable, the voting rights attaching to such Shares will not be exercisable. It is not certain that any such action by the Board would cure a breach of the Strategic Assets Law, but these provisions of the Articles may avoid or mitigate the impact of any remedy for such affecting the Group.

The Squeeze Out is subject to certain criteria under Russian law, which PMTL may not meet.

Subject to acquiring sufficient Polymetal Shares, PMTL intends to acquire all remaining Polymetal Shares by way of the Squeeze Out, if it meets the criteria that would allow it to exercise the Squeeze Out. Under this procedure, a person who, together with its affiliates, owns more than 95 per cent. of the voting shares in a Russian open joint stock company, has the right to acquire all remaining voting shares in the company and securities convertible into them, provided that: (a) the 95 per cent. threshold has been crossed as a result of a qualifying voluntary or mandatory public offer; and (b) in the course of such qualifying voluntary or mandatory public offer, at least 10 per cent. of the target’s voting shares are acquired from shareholders that are unaffiliated with the bidder. The MTO should be a qualifying mandatory public offer under Russian Law, and therefore, as long as PMTL acquires 10 per cent. of Polymetal Shares in the MTO, it should be entitled to exercise the Squeeze Out. However, there can be no guarantee that PMTL will be able to satisfy either or both of these criteria and so be able to purchase the remaining Polymetal Shares.

If the Squeeze Out does not occur, then a minority of Polymetal Shares will remain in the ownership of third-party investors (the “JSC Polymetal Minority Shareholders”). The JSC Polymetal Minority Shareholders will have certain rights under Russian law, including:

1.	the right to approve transactions which have a value in excess of 2 per cent. of JSC Polymetal’s net asset value under RAS (subject to certain limited exceptions), between JSC Polymetal and “interested persons” which would include PMTL and the Company;

2.	certain JSC Polymetal Minority Shareholders may demand that the Company purchase the Polymetal Shares held by them if those shareholders voted against or did not participate in voting on certain types of transactions; and

3.	the JSC Polymetal Minority Shareholders are entitled to demand various documents that JSC Polymetal is obliged to keep, such as the JSC Polymetal corporate documents, lists of JSC Polymetal’s affiliates, share issuance registration documents and certain other documents.

The JSC Polymetal Minority Shareholders may exercise these rights in a way that is contrary to the interests of the Company and its Shareholders, and if they do so, this could have an adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

The Russian Federation has adopted legislation limiting the rights of foreign entities to develop subsoil plots.

The Subsoil Law provides that exploration and production at a subsoil plot of federal importance may only be commenced on the basis of a decision of the Russian government obtained following the completion of geological research.

If in the course of geological research at a subsoil plot: (a) a foreign investor or a Russian legal entity with foreign participation discovers a deposit that meets the criteria for a subsoil plot of federal importance; and (b) there is an apparent threat to the national security of the Russian Federation, the licensing authorities have the right to revoke the respective subsoil licence or refuse to grant an exploration and production subsoil licence upon a decision of the Russian government.

In the case of revocation of a licensee’s rights, the Subsoil Law contemplates reimbursement to the licence holder of costs incurred in connection with prospecting and evaluating the relevant deposit and the amount of the one-time fee paid for subsoil use under the terms of the respective combined subsoil licence or geological research licence, as well as payment of a premium in accordance with applicable procedures. There is no assurance, however, that such amounts would cover the licence holder’s actual costs or be paid at all.

In the interests of national security, Russian legal entities with foreign participation may also be subject to limitations imposed by the Russian government on participation in subsoil auctions or tenders for the use of subsoil plots of federal importance. The rights to use a subsoil plot of federal importance may not be transferred to legal entities controlled by a foreign investor (or a group of persons including a foreign investor), save for the transfer of rights in exceptional cases at the discretion of the Russian government.

JSC Polymetal and/or its Russian subsidiaries are likely to be deemed Russian legal entities with foreign participation and to be controlled by foreign investors. Therefore, in relation to subsoil plots determined to be of federal importance they are subject to the risk of revocation or refusal of licensing, of being unable to participate in subsoil auctions or tenders in the interests of national security.

The restrictions under the Subsoil Law may limit the Group’s ability to acquire additional mineral reserves which are designated as of federal importance, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Group’s listed shares.

Risks relating to the Shares

There has been no prior public trading market for the Shares, and an active trading market may not develop or be sustained in the future.

There has been no public trading market for the Shares, although Polymetal Shares and Polymetal GDRs have traded since 2007. Although the Company intends to apply to the FSA for admission of the Shares to the premium segment of the Official List and to the London Stock Exchange for admission of the Shares to trading on its main market for listed securities, the Group can give no assurance that an active trading market for the Shares will develop or, if developed, can be sustained. If an active trading market is not developed or maintained, the liquidity and trading price of the Shares could be adversely affected.

The share prices of publicly traded companies can be highly volatile.

Publicly traded securities from time to time experience significant price and volume fluctuations that may be unrelated to the operating performance of the companies that have issued them. In addition, the market price of the Shares may prove to be highly volatile. The market price of the Shares may fluctuate significantly in response to a number of factors, many of which are beyond the Group’s control, particularly gold and silver price fluctuations, as well as: variations in operating results in the Group’s reporting periods; changes in financial estimates by securities analysts; changes in market valuation of similar companies; announcements by the Group of significant contracts, acquisitions, strategic alliances, joint ventures or capital commitments; additions or departures of key personnel; any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts; future issues or sales of Shares; and stock market price and volume fluctuations. Any of these events could result in a material decline in the price of the Shares and could result in subscribers for the Shares losing their entire investment in the Shares.

Investors’ rights as shareholders will be governed by Jersey law and may differ in some respect from the rights of shareholders under the laws of other jurisdictions.

The Company is a public no par value limited liability company incorporated under the laws of Jersey. The rights of the Shareholders are governed by the Articles of Association (as defined herein) and Jersey law. These rights may differ in some respects from the rights of shareholders in corporations organised outside of Jersey. See paragraph 2 of Part 13 “Additional Information — Articles of Association” and paragraph 11 of Part 13 “Additional Information — Jersey Companies Law” for a summary of the Articles of Association as in force following Admission and applicable Jersey law. In particular, Jersey law significantly limits the circumstances under which shareholders of companies may bring derivative actions, and in most cases, only the company may be the proper claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it. Generally, neither an individual nor any group of shareholders has any right of action in such circumstances. Furthermore, it may be difficult for investors to prevail in a claim against a Jersey company under, or to enforce liabilities predicated upon, the securities laws of jurisdictions outside of Jersey. Also, Jersey law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a US corporation.

Future sales of Shares, or the possibility of future sales, could depress the market price of the Shares.

The Company expects Powerboom Investments Limited, Pearlmoon Limited, Vitalbond Limited and A&NN Capital Management Limited to agree not to dispose of their Shares for a period of 180 days from Admission (save in certain limited circumstances). However they may after that time sell all or part of their holding of Shares. Any sales of substantial amounts of Shares, including sales by major shareholders in the public market, or the perception that such sales might occur, could result in a material adverse effect on the market price of the Shares and could impair the Group’s ability to raise capital through the sale of additional equity securities. The Group is unable to predict whether substantial amounts of Shares will be sold in the open market following the termination of any lock-up restrictions put in place.

Holders of Shares may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of Shares.

Holders of Shares generally will have pre-emption rights with respect to any issue of Shares for cash, or the granting of rights to subscribe for Shares for cash, unless explicitly provided otherwise by special resolution of the Company. See paragraph 2.2.8 of Part 13 “Additional Information — Articles of Association — Pre-emption rights”. However, certain holders of Shares outside Jersey may not be able to exercise pre-emption rights, unless local securities laws have been complied with. In particular, shareholders located in the United States would not be able to exercise their pre-emption rights in respect of any issue of Shares unless an effective registration statement was in place or an exemption from the registration requirements of the US Securities Act was available. There can be no assurance that the Company will file any such registration statement or that an exemption to the registration requirements of the US Securities Act will be available, which would result in shareholders located in the United States being unable to exercise their pre-emption rights, which could in turn result in the substantial dilution of such shareholders’ interests in the Company.

Risks relating to taxation

General taxation risks

The Group may become subject to unanticipated tax liabilities that have a material adverse effect on the Group or its Shareholders.

The Group is subject to the tax laws of several jurisdictions, including the Russian Federation, Kazakhstan, Cyprus and Jersey. The combined effect of the application to the Group of the tax laws of more than one of these jurisdictions and/or their interpretation by the relevant tax authorities could, under certain circumstances, produce contradictory results (including recognition of taxable permanent establishments and different application of transfer pricing rules), which could materially and adversely affect the Group’s business, results of operations and financial condition and the price of the Shares.

The taxation systems in the Russian Federation and Kazakhstan are at early stages of development and experience. The interpretation and application of tax laws and regulations are evolving, which significantly increases the risks with respect to the Group’s operations and investment in the Russian Federation and Kazakhstan.

As tax legislation in the Russian Federation and Kazakhstan has often been in force for only a relatively short time, tax risks in these countries are substantially greater than typically found in countries with more developed tax systems. Tax legislation is evolving and is subject to different and changing interpretations, as well as inconsistent enforcement. The Group pays subsoil and other taxes, including Mineral Extraction Tax, corporate income tax, VAT, unified social tax, land tax, vehicle tax, property tax and customs duties. Tax regulation and compliance is subject to review and investigation by the authorities who may impose extremely severe fines, penalties and interest charges. Tax laws in the Russian Federation and Kazakhstan are not always clearly determinable and have not always been applied in a consistent manner. In addition, tax laws continue to evolve. The uncertainty of application and the evolution of tax laws create a risk of unexpected additional and substantial payments of tax by the Group, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

The Group’s operations as a mining company mean that it may be subject to arbitrary taxes.

The amount of tax that the Group pays could substantially increase as a result of changes in, or new interpretations of, taxation laws applicable to mining companies. In particular, in recent years, there have been various calls for the imposition of windfall taxes on companies in the mining and energy sectors. Taxes on mining companies have been increased or imposed in the past in various jurisdictions. For example, the Australian Government in 2010 introduced a new tax payable by iron ore and coal mining companies at a rate of 30 per cent. On 23 March 2011, the United Kingdom Government announced that the rate of supplementary charge paid on oil and gas production, in addition to corporation tax, would increase by 12 per cent. to 32 per cent. from midnight on that date. The Group is subject to the tax laws of several jurisdictions, including the Russian Federation, Kazakhstan and Jersey. There can be no guarantee that any or all of these jurisdictions will not unilaterally increase taxes or impose windfall taxes on mining companies, including the Group. Were this to occur, this could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

Taxation risks relating to the Russian Federation

The Group’s exposure to taxation in the Russian Federation is subject to uncertainty.

Generally, taxes payable by Russian companies are relatively substantial and include, among other matters, corporate income tax, VAT, property tax and unified social tax. Mining companies are also subject to Mineral Extraction Tax. Russian tax laws, regulations and court practice are subject to frequent changes, varying interpretation and inconsistent enforcement. The law and legal practice in the Russian Federation are not as clearly established as those of western countries, and there are a number of practical uncertainties in applying the tax legislation provisions. Some of these uncertainties are of a general nature, whereas others relate specifically to companies operating in the mining industry.

Different interpretations of tax regulations exist both among and within government bodies at federal, regional and local levels, creating uncertainties and inconsistent enforcement. There are no clear rules or implementation practice for distinguishing between lawful tax optimisation and tax evasion. Since 2003, the Ministry for Taxes and Levies (now succeeded, by the Federal Tax Service) in the Russian Federation has begun to challenge certain Russian companies’ use of tax optimisation schemes, and press reports have speculated that these enforcement actions have been selective. Furthermore, taxpayers, the Russian Ministry of Finance and the Russian tax authorities often interpret tax laws differently. The current practice is that private clarifications to specific taxpayers’ queries with respect to particular situations issued by the Russian Ministry of Finance are not binding on the Russian tax authorities and there can be no assurance that the Russian tax authorities will not take positions contrary to those set out in such clarifications. During the past several years the Russian tax authorities have shown a tendency to take more assertive positions in their interpretation of the tax legislation, which has led to an increased number of material tax assessments issued by them as a result of tax audits of companies operating in various industries, including the mining sector. In practice, the Russian tax authorities often have their own interpretations of the tax laws and these interpretations rarely favour taxpayers, who often must resort to court proceedings against the Russian tax authorities to defend their position. Court rulings on tax or other related matters taken by different courts relating to the same or similar circumstances may also be inconsistent or contradictory.

Although the Russian Federation’s tax climate and the quality of tax legislation have generally improved with the introduction of the Russian Tax Code, there can be no assurance that the Russian Tax Code will not be changed in the future in a manner adverse to the stability and predictability of the tax system and the possibility exists that the Russian government may impose arbitrary or onerous taxes and penalties in the future. Although it is unclear how these changes would operate, the introduction of such changes could affect the overall tax efficiency of the Group’s operations and result in significant additional tax liabilities. Additional tax exposure could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

According to the Constitution of the Russian Federation, laws that introduce new taxes or worsen a taxpayer’s position cannot be applied retroactively. However, there have been several instances when such laws were introduced and applied retroactively.

Despite the Russian government taking steps to reduce the overall tax burden on taxpayers in recent years, certain companies and industries are being challenged over structures, arrangements and transactions that have not been challenged or litigated in prior tax audits. Russian subsidiaries of the Company may therefore be subject to greater than expected tax burdens. Additionally, taxes have been used as a tool for significant state intervention in certain key industries. See the risk factor entitled “Risks relating to operating in the Russian Federation and Kazakhstan — The Group could be subject to arbitrary government action” above. These facts create tax risks in the Russian Federation substantially more significant than typically found in countries with more developed tax systems. Should any of these risks occur, they could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

Russian subsidiaries of the Company are subject to tax audits by the Russian tax authorities, which may result in additional liabilities for the Group.

Taxpayers in the Russian Federation are subject to tax audits covering a period of three calendar years immediately preceding the year in which the decision to carry out the audit is adopted. However, previous tax audits do not exclude subsequent claims relating to the audited periods during the three year limitation period, because Russian tax law authorises upper level tax inspectorates to revisit the results of tax audits conducted by subordinate tax inspectorates. The Russian tax authorities are allowed to carry out repeat on-site tax audits in connection with the restructuring or liquidation of a taxpayer, or if the taxpayer resubmits an adjusted tax return based on which the amount of tax is reduced. The limitations of the tax audit period corresponds to the statute of limitations on the commission of a tax offence, which is also limited to three years from the date on which a tax offence was committed, or from the end of the tax period during which the tax offence was committed (depending on the nature of the tax offence).

The Russian Tax Code provides for extension of the three-year statute of limitations if the taxpayer has obstructed the conduct of an on-site tax audit and created an insurmountable obstacle to the performance of that audit. Prior to the introduction of these provisions into the Russian Tax Code, on 14 July 2005, the Constitutional Court of the Russian Federation issued a decision that allows the statute of limitations for tax liabilities to be extended beyond the three-year term set forth in the tax laws if a court determines that the taxpayer obstructed or hindered a tax inspection. Since the terms ‘obstructed’, ‘hindered’ and ‘created insurmountable obstacles’ are not defined in Russian law, the Russian tax authorities have broad discretion to argue that a taxpayer has obstructed or hindered or created insurmountable obstacles in respect of an inspection, effectively linking any difficulty experienced in the course of the tax audit with obstruction by the taxpayer, and ultimately to re-inspect a taxpayer for the purpose of assessing additional taxes and penalties and late payment interest thereon beyond the three-year statute of limitations.

Tax audits may result in additional tax liabilities, significant penalties, interest for late payment and enforcement measures for the Group if the relevant authorities conclude that the Group did not satisfy its tax obligations in any given year. This may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares. Tax audits may also impose an additional administrative burden on the Group by diverting the attention of its management and financial personnel and requiring resources for defending the Group’s tax position, including for any tax litigation. Although the Group believes that it is currently in compliance with all of its tax obligations with respect to its operations in the Russian Federation, there can be no assurance that the Federal Tax Service, or any of its lower divisions, will not conduct future tax audits or other compliance activities, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

The Group may be deemed to have received unjustified tax benefits.

In its decision of 26 July 2001, the Constitutional Court of the Russian Federation introduced the concept of a taxpayer “acting in a bad faith”, without clearly stipulating the criteria for its application. This concept is not defined in Russian tax law or other Russian laws. Nonetheless, in practice this concept has been used by the Russian tax authorities to invalidate the taxpayer’s reliance on the letter of the tax law. Russian tax authorities and courts often exercise significant discretion in interpreting this concept in a manner that is unfavourable to taxpayers. See Part 8 “Regulation — Russia — Taxation — Unjustified tax benefits”. This uncertainty complicates the Group’s tax planning and related business decisions, potentially exposing the Group to significant penalties and interest for late payments and enforcement measures, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

The Group may be exposed to additional taxation in the Russian Federation if non-Russian legal entities in the Group are treated as having a Russian permanent establishment.

The Russian Tax Code contains the concept of permanent establishment in the Russian Federation as a means for taxing foreign legal entities that carry on regular entrepreneurial activities in the Russian Federation beyond preparatory and auxiliary activities. The Russian Federation’s double tax treaties with other countries include such a concept although there is no double tax treaty with Jersey. However, the practical application of the concept of a permanent establishment under Russian domestic law is not well developed and foreign companies having even limited operations in the Russian Federation, which would not normally satisfy the conditions for creating a permanent establishment under international norms, are at risk of being treated as having a permanent establishment in the Russian Federation and hence being liable to Russian taxation.

Although the Company intends to conduct its affairs so that is not treated as having a permanent establishment in the Russian Federation, no assurance can be given that the Company will not be treated as having such a permanent establishment. If the Company is treated as having a permanent establishment in the Russian Federation, it would be subject to Russian taxation in a manner broadly similar to the taxation of a Russian legal entity.

Only the part of the income of a foreign entity that is attributable to a permanent establishment should be subject to taxation in the Russian Federation. The Russian Tax Code contains some attribution rules that are not sufficiently developed. There is a risk, therefore, that the Russian tax authorities might seek to assess Russian tax on the entire income of a foreign company with a permanent establishment in the Russian Federation. Having a permanent establishment in the Russian Federation may also have other adverse tax implications, including challenging a reduced withholding tax rate under an applicable double tax treaty, a potential effect on VAT and property tax obligations. There is also a risk that penalties could be imposed by the tax authorities for failure to register a permanent establishment with the Russian tax authorities.

Recent events in the Russian Federation suggest that the tax authorities may more actively be seeking to investigate and assert that foreign entities operate through a permanent establishment in the Russian Federation. Should they assert this against the Company, such taxes or penalties could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

Although Russian tax legislation does not currently have a concept of tax residency for non-Russian legal entities, the Russian government has indicated that it intends to introduce such a concept. It is unclear when and how, if at all, such changes might affect the Group, but they could result in non-Russian companies in the Group being treated as Russian tax residents and subject to taxation in the Russian Federation.

The Group may be subject to Russian transfer pricing rules.

Russian transfer pricing rules give the Russian tax authorities the right to make transfer pricing adjustments and impose additional tax liabilities in respect of certain types of transactions, which may be imposed by the Russian tax authorities (except for transactions conducted at state regulated prices and tariffs), where the transaction price differs upwards or downwards from the market price by more than 20 per cent.

Controlled transactions include transactions with related parties, barter transactions, foreign trade transactions and any transactions associated with significant price fluctuations (i.e. if the price of such transactions differs from the prices on similar transactions by more than 20 per cent. within a short period of time). Special transfer pricing rules apply to transactions involving securities and derivatives.

The Russian transfer pricing rules currently in force are vaguely drafted and subject to differing interpretations by the Russian tax authorities and courts. While the Group seeks to reference market prices with respect to related party transactions, there can be no assurance that the Russian tax authorities will not seek to adjust the pricing of those transactions for tax purposes. Moreover, where a transfer pricing adjustment is imposed by the Russian tax authorities, the transfer pricing rules do not provide for an offsetting adjustment to the taxation of the counterparty in the transaction.

The Russian transfer pricing rules were substantially amended in July 2011 by the adoption of a new Federal law. The new rules will become effective from 1 January 2012, except for certain provisions which will come into force from 2013 and 2014.

The new transfer pricing rules give the Russian tax authorities the right to make transfer pricing adjustments and impose additional tax liabilities in respect of certain types of transactions, where the transaction price is higher or lower than the market price. The new rules are not confined to where there is deviation of price from the market level of more than 20 per cent, (as in the currently effective rules). The list of controlled transactions has been significantly expanded beyond those covered by the current rules, and transactions that the Group conducts may fall within these new transfer pricing rules.

The list of parties considered to be related for the purpose of the new transfer pricing rules has also been significantly widened. One of the main criteria for treating parties as related is a common ownership threshold of more than 25 per cent. In addition, the Group will be obliged to submit information about controlled transactions to the tax authorities on an annual basis.

In the event that a transfer pricing adjustment is assessed by the Russian tax authorities, the new transfer pricing rules provide for the possibility of the counterparty to the transaction seeking a corresponding adjustment to its taxation.

The imposition of additional tax liabilities on the Group under the Russian transfer pricing legislation may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

The Group may encounter difficulties in recovery of VAT paid to vendors or customs and it may also encounter difficulties with the application of a zero per cent. VAT rate.

Many Russian companies, especially those involved in export sales, encounter difficulties with the recovery of input VAT. Under the Russian Tax Code, Russian incorporated companies within the Group are entitled to recover the excess of input VAT over output VAT, either through cash refunds or as an offset against future tax liabilities, and are also entitled to earn interest on any excess input VAT amounts that have not been refunded by the Russian tax authorities. Although the Group has not experienced problems in this regard, many Russian companies report that receipt of cash refunds is virtually impossible, that excess input VAT may only be recovered through an offset against future tax liabilities over protracted periods of time and that the receipt of interest thereon is not very likely. Furthermore, the Russian tax authorities often scrutinise companies showing such excess input VAT amounts in their tax declarations and sometimes seek to challenge them on different grounds.

Despite the Group’s efforts at compliance, there remains a risk that a portion of input VAT may not be recoverable by the Russian incorporated companies within the Group, or that the recovery may take a significant amount of time, which may have a material adverse effect on the Group’s business, results of operations and financial condition and the price of the Shares.

Russian thin capitalisation rules could affect the Group’s ability to deduct interest on certain borrowings.

The current Russian thin capitalisation rules restrict the deductibility of interest charged on “foreign controlled debt”. The rules apply to loans (and other debt): (i) to a Russian company from a foreign entity which owns, directly or indirectly, more than 20 per cent. of the Russian company’s share capital; (ii) from a Russian company, which is an affiliate of a foreign entity, to another Russian company where the foreign entity owns, directly or indirectly, more than 20 per cent. of the recipient’s share capital; (iii) which is guaranteed or otherwise secured by such foreign entity or loans guaranteed or secured by such Russian affiliate of that foreign entity.

The deductibility of interest is restricted to the extent that the controlled debt exceeds net assets by more than three times. Interest on excess debt is non-deductible and treated as a dividend subject to withholding tax. In the event that the taxpayer has negative net assets, the whole amount of interest accrued on the controlled debt will be non-deductible and treated as a dividend.

Russian subsidiaries of the Company may be affected by the thin capitalisation rules if at any time they receive loans from or have loans guaranteed by a foreign shareholder owning, directly or indirectly, 20 per cent. or more of the shares in their charter capital or from Russian affiliated companies of such foreign shareholder, or where such loan is guaranteed by a Russian entity of the Group, from any foreign party, which is affiliated with such foreign shareholder.

The Group is involved in an ongoing material tax dispute

The Company’s subsidiary CJSC Silver Magadan is engaged in a dispute with the tax authorities in Magadan, Russia in relation to the sale of silver by the Group in 2007 pursuant to certain forward sale contracts. The tax authorities are claiming understatement of profits before tax by $18.4 million (including interest and penalties) and the understatement of mineral extraction tax by $4.4 million (including interest and penalties). The Group has been successful in defeating the claim to date, however the Board believes that the tax authorities are likely to file a claim in the Russian High Court. The Group does not believe it is liable for the tax which is claimed by the tax authorities, but because of the uncertainties surrounding the litigation and the relevant tax law, it cannot be certain it will be successful in defeating the claim ultimately. If the Group were to be unsuccessful, it would be required to pay an amount up to the amount claimed which would adversely affect its financial position. See paragraph 12 of Part 13 “Additional Information — Litigation” for further details on this claim.

Taxation risks relating to Kazakhstan

The Group’s export sales in Kazakhstan are subject to domestic transfer pricing regulations.

Generally, all cross-border and certain other transactions in Kazakhstan are subject to the domestic transfer pricing regulations, which state that transaction prices for tax purposes are to be determined based on market prices. There are special procedures in Kazakh tax regulations to determine the applicable market price for a given transaction. Where the prices of the Group’s exports in Kazakhstan deviate from the applicable market prices, the Kazakh tax authorities are entitled to make tax adjustments and assessments to corporate income tax and any other taxes affected, as well as assess fines and late payment interest if such adjustments lead to an increase in tax payments by an entity. Audits of transfer pricing issues are routinely carried out by the tax authorities in respect of exporters of oil, gas and minerals.

Kazakhstan’s tax laws are not always clearly expressed, have not always been applied in a consistent manner and continue to evolve. The uncertainty of application and evolution of tax laws creates a risk of additional and substantial payments of tax by the Group, which could have a material adverse effect on the Group’s business, results of operations and financial condition and the price of its listed shares. The Kazakh tax authorities are entitled to conduct tax audits and raise additional tax assessments within the statute of limitation for five years after the end of the relevant tax period. In certain cases, the tax authorities may be entitled to conduct a tax audit of a previously audited period. While local tax authorities are entitled to provide their opinion or position on certain tax matters addressed to them by taxpayers, those opinions are not legally binding on the tax authorities or courts and may be retracted by the tax authorities if their position on any given tax matter changes in the future.

PART 2

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Presentation of financial information

Historical financial information

Appendix 1 “Financial Information”, sub-section A: Historical Financial Information under IFRS presents the consolidated financial information of the Group as of 31 December 2009 and 2010, and for each of the years then ended, and as of 30 June 2010 and 2011 and for each of the six month periods then ended. The Historical Financial Information under IFRS has been prepared in accordance with the basis of preparation described therein. The basis of preparation describes how the financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and as issued by the International Accounting Standards Board (“IASB”), as set out in Note 1 to the Historical Financial Information under IFRS. The Historical Financial Information under IFRS has been audited, with the exception of the financial information for the six months ended 30 June 2010 which is unaudited and presented for comparative purposes only.

This financial information represents the Group’s first issuance of historical financial information prepared in accordance with IFRS and IFRS 1 First Time Adoption of International Financial Reporting Standards has been applied. Note 32 to the IFRS financial information describes how the transition of IFRS has affected the reported financial position, financial performance and cash flows of the Group and outlines the adjustments from the amounts previously reported under accounting principles generally accepted in the United States of America (“US GAAP”), which was the Group’s previous basis of accounting.

A full description of the IFRS first time adoption exemptions taken and a reconciliation showing the material difference between US GAAP and IFRS is included in Note 32 to the Historical Financial Information under IFRS included in Appendix 1 “Financial Information”.

Appendix 1 “Financial Information”, sub-section B: Historical Financial Information under US GAAP presents the consolidated financial information of the Group as of and for the years ended 31 December 2008 and 2009. The Historical Financial Information under US GAAP has been prepared in accordance with the basis of preparation described therein. The basis of preparation describes how the financial information has been prepared in accordance with US GAAP as set out in Note 2 to the Historical Financial Information. The Historical Financial Information under US GAAP has been audited.

The financial information included in Appendix 1 “Financial Information” was not audited in accordance with auditing standards generally accepted in the United States of America (“US GAAS”), nor auditing standards of the US Public Company Accounting Oversight Board (“PCAOB”). The financial information included in Appendix 1 “Financial Information” and other financial information included throughout this Additional Information Document is not intended to comply with the reporting requirements of the U.S. Securities and Exchange Commission (“SEC”). Compliance with such the reporting requirements of the SEC would require the modification, reformulation or exclusion of certain financial measures. Persons reading this Additional Information Document should consult their own professional advisers to gain an understanding of the financial information in Appendix 1 “Financial Information” and the implications of differences between the reporting standards noted herein.

The Group has adopted IFRS as adopted by the European Union and as issued by the IASB. The most significant adjustments which arose following transition to IFRS included:

•	Deemed cost of property, plant and equipment: The Group has elected to measure certain property, plant and equipment in Dukat and Voro at fair value as of the date of transition, as these assets were acquired when the Russian economy was classified as hyperinflationary and as a result were previously remeasured as required under US GAAP. Net assets and retained earnings at 1 January 2009 increased by $204 million as a result. The additional depreciation arising as a result, decreased profit after tax in 2009 and 2010 by $7.7 million and $16.6 million respectively.

•	Other: Other adjustments decreased net assets and retained earnings by $37.5 million at 1 January 2009 and increased profit after income tax in 2009 by $2.7 million and increased profit after income tax in 2010 by $5.8 million. The decrease in net assets at 1 January 2009 principally related to the recognition of a $40.7 million deferred tax liability following the revaluation of certain property, plant and equipment described above.

Certain financial information presented in this Additional Information Document is the Group’s historical financial information rather than that of the Company or its direct subsidiary PMTL. The Company and PMTL were incorporated in 2010 to acquire the shares of JSC Polymetal, and, in the case of the Company, to seek admission of the Shares to the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange.

Non-financial operating data

The non-financial operating data included in this Additional Information Document has been extracted without material adjustment from the management records of the Group and is unaudited.

Non-IFRS financial measures

This Additional Information Document includes certain financial measures that are not defined by IFRS (“Non-IFRS measures”). These measures, which are used by the management of the Group to assess the financial performance of the Group, include Adjusted EBITDA, Adjusted EBITDA margin and net debt. These measures are used by management of the Group to assess the financial performance of the Group.

Adjusted EBITDA and Adjusted EBITDA margin

The Group defines Adjusted EBITDA (non-IFRS) as profit for the period and profit for the period attributable to the equity holders of the parent adjusted for depreciation expense, rehabilitation expenses, write-down of inventory to net realisable value, share-based compensation, income on disposal of subsidiaries, bargain purchase gain, foreign exchange gain /(loss), change in fair value of derivatives, change in fair value of contingent consideration, finance income, finance costs, and income tax expense. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.

Adjusted EBITDA, which the Group uses as its internal measure of segment profitability, and Adjusted EBITDA margin are presented in this Additional Information Document because the Group considers them important supplemental measures of the Group’s financial performance. Additionally, the Group believes these measures are frequently used by investors, securities analysts and other interested parties to evaluate the efficiency of a group’s operations and its ability to employ its earnings toward repayment of debt, capital expenditures and working capital requirements. Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools and should not be considered in isolation, or as a substitute for the Group’s operating results as reported under IFRS. Some of these limitations are as follows:

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of significant interest expense or the cash requirements necessary to service interest or principal payments in respect of any borrowings, which could further increase if the Group incurs more debt.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of income tax expense on the Group’s operating performance.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of depreciation expense on the Group’s operating performance. The assets of the Group’s business which are being depreciated will have to be replaced in the future and such depreciation expense may approximate the cost to replace these assets in the future. By excluding this expense from Adjusted EBITDA, Adjusted EBITDA does not reflect the Group’s future cash requirements for these replacements.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in or cash requirements for the Group’s working capital needs.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of a number of other significant non-cash items, specifically rehabilitation expense, write-down of inventory to net realisable value, share-based compensation, income on disposal of subsidiaries, bargain purchase gain, foreign exchange gain/(loss), change in fair value of derivatives and change in fair value of contingent consideration.

•	Other companies in the Group’s industry may calculate Adjusted EBITDA and Adjusted EBITDA margin differently or may use them for different purposes than the Group does, limiting their usefulness as comparative measures.

The Group compensates for these limitations by relying on its IFRS results and using Adjusted EBITDA or Adjusted EBITDA margin only as supplemental measures.

Adjusted EBITDA and Adjusted EBITDA margin are measures of the Group’s operating performance that are not required by, or presented in accordance with IFRS. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of the Group’s operating performance under IFRS and should not be considered as an alternative to profit for the year, operating profit or any other performance measures derived in accordance with IFRS or as an alternative to cash flow from operating activities or as a measure of the Group’s liquidity. In particular, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as measures of discretionary cash available to the Group to invest in the growth of its business. For the calculation of the Group’s Adjusted EBITDA (non-IFRS) for years ended 2009 and 2010 and for the six months ended 30 June 2010 and 2011, and the reconciliation of Adjusted EBITDA for each such year/period to profit/(loss) for the corresponding year/period, see Part 9 — “Selected Financial Information”.

Net debt

The Group defines net debt under IFRS as the aggregate of short-term borrowings, non-current borrowings, current and long-term portions of finance lease liabilities, and derivatives (stemming from the retirement of pre-existing gold hedge obligations at Varvarinskoye), net of cash and cash equivalents.

Management believes this non-IFRS measure is a useful tool in analysing the net indebtedness and liquidity levels of the Group, and computing certain debt coverage ratios. While it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS, the Group believes that this measure provides additional information to investors and analysts about the Group’s leverage levels and overall capital structure.

For the reconciliation of the Group’s net debt as at 31 December 2009 and 2010 and as at 30 June 2010 and 2011 under IFRS, see Part 9 — “Selected Financial Information”.

Non-US GAAP financial measures

Adjusted EBITDA and Adjusted EBITDA margin

The Group defines Adjusted EBITDA (non-US GAAP) as net (loss)/income adjusted for depreciation and depletion, loss on disposal of property, plant and equipment, write-down of inventory to lower of cost or market, share-based compensation, interest expense, net of amounts capitalised, loss on extinguishment of debt, change in fair value of derivative financial instruments, change in fair value of contingent consideration liability, excess of fair value of acquired net assets over cost, foreign exchange (loss)/gain net, and income tax expense. Adjusted EBITDA margin is Adjusted EBITDA divided by total revenues.

Adjusted EBITDA, which the Group uses as its internal measure of segment profitability, and Adjusted EBITDA margin are presented in this Additional Information Document because the Group considers them important supplemental measures of the Group’s financial performance. Additionally, the Group believes these measures are frequently used by investors, securities analysts and other interested parties to evaluate the efficiency of a group’s operations and its ability to employ its earnings toward repayment of debt, capital expenditures and working capital requirements. Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools and should not be considered in isolation, or as a substitute for the Group’s operating results as reported under US GAAP. Some of these limitations are as follows:

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of significant interest expense or the cash requirements necessary to service interest or principal payments in respect of any borrowings, which could further increase if the Group incurs more debt.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of income tax benefit/(expense) on the Group’s operating performance.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of depreciation and depletion on the Group’s operating performance. The assets of the Group’s business which are being depreciated and depleted will have to be replaced in the future and such depreciation and depletion may approximate the cost to replace these assets in the future. By excluding this expense from Adjusted EBITDA, Adjusted EBITDA does not reflect the Group’s future cash requirements for these replacements.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in or cash requirements for the Group’s working capital needs.

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect the impact of a number of significant non-cash items, specifically loss on disposal of property, plant and equipment, write-down of inventory to lower of cost or market, share based compensation, loss on the extinguishment of debt, change in fair value of derivative financial instruments, change in fair value of contingent consideration liability and excess of fair value of acquired net assets over cost and exchange (loss)/gain net.

•	Other companies in the Group’s industry may calculate Adjusted EBITDA and Adjusted EBITDA margin differently or may use them for different purposes than the Group does, limiting their usefulness as comparative measures.

The Group compensates for these limitations by relying on its US GAAP results and using Adjusted EBITDA or Adjusted EBITDA margin only as supplemental measures.

Adjusted EBITDA and Adjusted EBITDA margin are measures of the Group’s operating performance that are not required by, or presented in accordance with US GAAP. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of the Group’s operating performance under US GAAP and should not be considered as an alternative to profit for the year, operating profit or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities or as a measure of the Group’s liquidity. In particular, Adjusted EBITDA and Adjusted EBITDA margin should not be considered as measures of discretionary cash available to the Group to invest in the growth of its business. For the calculation of the Group’s Adjusted EBITDA (non-US GAAP) for years ended 2008 and 2009, and the reconciliation of Adjusted EBITDA for each such year/period to profit/(loss) for the corresponding year/period, see Part 9 — “Selected Financial Information”.

Net debt

The Group defines net debt under US GAAP as the aggregate of short-term debt and the current portion of long-term debt, the current and long-term portions of capital lease liabilities, long-term debt, and derivative financial instruments, net (stemming from the retirement of pre-existing gold hedge obligations at Varvarinskoye), less cash and cash equivalents.

Management believes this non-GAAP measure is a useful tool in analysing the net indebtedness and liquidity levels of the Group, and computing certain debt coverage ratios. While it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP, the Group believes that this measure provides additional information to investors and analysts about the Group’s leverage levels and overall capital structure.

For the reconciliation of the Group’s net debt as at 31 December 2008 and 2009 under US GAAP, see Part 9 — “Selected Financial Information”.

Industry specific metrics

This Additional Information Document includes industry specific metrics, namely total cash costs and co-product gold equivalent cash cost.

Total cash costs

Under IFRS, total cash costs comprise cost of sales of the operating assets (adjusted for depreciation expense, rehabilitation expenses and write-down of inventory to net realisable value) and general, administrative and selling expenses of the operating assets.

Under US GAAP, total cash costs comprise cost of sales of the operating assets (adjusted for depreciation and depletion, accretion of reclamation and mine closure obligation and write down of inventory to lower of cost or market) and general, administrative and selling expenses of the operating assets.

Total cash costs are discussed throughout this Additional Information Document, because the Group believes they provide a measure for comparing JSC Polymetal’s operational performance against that of its peer group. In addition, the Group uses this measurement to compare the performance of JSC Polymetal’s mining operations period-to-period, to monitor costs and to evaluate operating efficiency.

Total cash costs are not defined by IFRS or US GAAP and should not be considered in isolation or as an alternative to operating expenses or cost of sales, or any measure of liquidity such as net cash from operating activities. Total cash costs are calculated differently amongst mining companies. Accordingly, the Group’s total cash costs may not be comparable to cash cost amounts disclosed by other mining companies and by themselves do not necessarily provide a basis for a comparison of the Group with other mining companies.

In the six months ended 30 June 2011 the Group changed the basis of its calculation of total cash costs. As a result of such change, the Group has restated its total cash costs for the six months ended 30 June 2010 and the years ended 31 December 2010, 2009 and 2008 in order to present total cash costs on a consistent basis across such periods.

For the calculation of the Group’s total cash costs for years ended 2008 and 2009 under US GAAP, and for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 under IFRS, see Part 9 — “Selected Financial Information”.

Co-product gold equivalent cash cost (total cash costs per gold equivalent ounce sold)

Cash costs are measured against total quantity of gold produced, and are presented on a co-product, rather than by-product basis. Co-product gold equivalent cash cost is calculated as total cash costs divided by total gold equivalent unit ounces sold.

In the six months ended 30 June 2011 the Group changed the basis of its calculation of co-product gold equivalent cash costs. As a result of such change, the Group has restated its co-product gold equivalent cash costs for the six months ended 30 June 2010 and the years ended 31 December 2010, 2009 and 2008 in order to present co-product gold equivalent cash costs on a consistent basis across such periods.

For the calculation of the Group’s co-product gold equivalent cash cost (total cash costs per Au Eq Oz sold) for the years ended 2008 and 2009 under US GAAP, and for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 under IFRS, see Part 9 — “Selected Financial Information”.

Currency presentation

Unless otherwise indicated, all references in this Additional Information Document to “sterling”, “pounds sterling”, “GBP”, “£”, or “pence” are to the lawful currency of the United Kingdom. All references to “US dollars” or “US$” are to the lawful currency of the United States. All references to “Russian roubles”, “roubles”, “RUB” or “RUR” are to the lawful currency of the Russian Federation. All references to “tenge” or “KZT” are to the lawful currency of Kazakhstan.

The functional currency is determined separately for each of the Group’s entities. For all of the Group’s Russian entities the functional currency is the rouble. The functional currency of the Group’s Kazakh subsidiary, JSC Varvarinskoye, is the tenge. US dollar is the reporting currency selected by the Group for the purposes of financial reporting in accordance with US GAAP and IFRS.

The average exchange rates of the Group’s main functional currencies are shown relative to the US dollar below. The average rates in the table below are daily weighted averages, but they are not necessarily the rates used to translate the Group’s results due to the seasonality of its earnings. These exchange rates should not be construed as representations that the relevant currency could be converted into US dollars at the rate indicated or at any other rate.

	RUR per US$1.00
			Period	Period
	Max	Min	average	end

Year ended 31 December
2005	29.00	27.46	28.31	28.78
2006	28.48	26.18	27.14	26.33
2007	26.58	24.26	25.55	24.55
2008	29.38	23.13	24.87	29.38
2009	36.43	28.67	31.77	30.24
2010	31.78	28.93	30.38	30.48
Month
January 2011	30.63	29.67	29.99	29.67
February 2011	29.80	28.94	29.32	28.94
March 2011	28.90	28.16	28.46	28.43
April 2011	28.52	27.50	28.08	27.50
May 2011	28.48	27.26	27.93	28.07
June 2011	28.35	27.68	27.99	28.08
July 2011	28.38	27.44	27.91	27.68
August 2011	29.45	27.52	28.75	28.86

Source: the Central Bank of the Russian Federation.

Note:

(1)	The average annual exchange rate is the average of the exchange rates on the last day of each full month during the relevant year. The average monthly exchange rate is the average of the exchange rates for each business day of that month.

	KZT per US$1.00
			Period	Period
	Max	Min	average	end

Year ended 31 December
2005	136.12	129.83	132.88	133.77
2006	133.85	117.25	126.07	127.00
2007	127.00	118.79	122.56	120.30
2008	120.87	119.48	120.30	120.77
2009	151.40	120.79	147.50	148.36
2010	148.46	146.41	147.34	147.40
Month
January 2011	147.50	146.78	147.10	146.83
February 2011	146.96	146.00	146.43	146.00
March 2011	146.07	145.55	145.73	145.70
April 2011	145.81	145.28	145.45	145.54
May 2011	145.90	145.17	145.54	145.34
June 2011	146.34	145.33	145.77	146.25
July 2011	146.47	145.40	145.89	146.14
August 2011	147.18	145.89	146.60	146.41

Source: the National Bank of the Republic of Kazakhstan.

Note:

(1)	The average annual exchange rate is the average of the exchange rates on the last day of each full month during the relevant year. The average monthly exchange rate is the average of the exchange rates for each business day of that month.

Roundings

Certain data in this Additional Information Document, including financial, statistical and operating information, has been rounded. As a result of the rounding, the totals of data presented in this Additional Information Document may vary slightly from the actual arithmetic totals of such data. Percentages in tables have been rounded and, accordingly, may not add up to 100 per cent.

Mineral reserve and mineral resource reporting

The majority of the resource and reserve estimates presented in this Additional Information Document are reported in accordance with the terms and definitions given in the 2004 Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves as published by the JORC. The JORC Code is a reporting code that has been aligned with the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) reporting template. Accordingly, SRK and Snowden consider the JORC Code to be an internationally recognised reporting standard that is adopted world-wide for market-related reporting and financial investment.

SRK and Snowden have reviewed the assumptions and approach used by the Company to support the Mineral Resource and Ore Reserve Statements and conclude that the statements as presented are reported in accordance with the terms and definitions of the JORC Code. In respect of the Mineral Resource and Ore Reserve Statements for some deposits the Group has used assumptions which differ, but the Directors do not believe that these differences have a material impact on the reserve and resource estimates in the Mineral Expert Reports. In particular, metal price assumptions, which are used in quantifying the reserve and resource estimates, differ between assets dependant on the date of the reported Ore Reserves and Mineral Resources and the economic conditions prevailing at the time of such estimation. For operational assets, save for Varvara, the pricing assumptions were $1,020/oz and $1,150/oz for gold reserves and resources, respectively and $16.60/oz and $18.50/oz for silver reserves and resources, respectively. For Varvara, which was audited as at 1 January 2011, the same pricing assumptions were used for 1 July 2011 as it was audited by the same mineral expert. For other assets, where commercial production has not started, the previous sets of pricing assumptions were used for 1 July 2011. Further details are provided in table 1.6 (Snowden) and tables 3-1 and 4-1 (SRK) in Appendix 2 “Mineral Expert Reports”.

A “mineral resource” is a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge. Mineral resources are sub-divided in order of increasing geological confidence, into inferred, indicated and measured categories.

An “ore reserve” is the economically mineable part of a “measured” and/or “indicated mineral resource”. It includes diluting materials and allowances for losses, which may occur when the material is mined. Appropriate assessments and studies have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Ore reserves are sub-divided in order of increasing confidence into probable ore reserves and proved ore reserves.

The JORC Code differs in several significant respects from SEC Industry Guide 7, which governs disclosures of mineral reserves in registration statements and reports filed with the SEC. In particular, SEC Industry Guide 7 does not recognise classifications other than proven and probable reserves, and the SEC does not permit mining companies to disclose mineral resources in SEC filings. Information contained in this Additional Information Document relating to estimates of ore reserves and mineral resources at the Dukat, Goltsovoye, Lunnoye, Arylakh, Birkachan, Sopka, Tsokol, Oroch and Perevalny assets was prepared by SRK as of 1 July 2011. Information contained in this Additional Information Document relating to estimates of ore reserves and mineral resources at the Albazino, Mayskoye, Voro, Khakanja, Ozerny, Kutyn, Svetloye, Avlayakan and Varvara assets was prepared by Snowden as of 1 July 2011. See Appendix 2 “Mineral Expert Reports”. The Company has engaged two experts to produce reports on its assets because of the past experience they have with certain of the assets and because of the scale of the Group’s assets. The experts have produced their reports independently. The Mineral Resource and Ore Reserve Statements on which the experts have reported include assumptions which in cases differ for different deposits but are in accordance with the JORC Code.

The Group reviews and updates its estimates annually to reflect actual production, new exploration data or developments and changes in other assumptions or parameters. The Group engages third parties to audit its mineral reserve and resource estimates at least every three years or, in the case of a particular asset, following a new significant development relating to that asset. The Group is required for certain regulatory purposes to report its reserves in accordance with the Russian resource and reserve reporting system of the State Committee on Resources or GKZ. However, the Group intends to continue to use the JORC Code as its primary system for reporting its ore reserves and mineral resources. Resources and reserves reported under the GKZ reporting system may differ materially from resources and reserves measured under the JORC Code.

Mineral resource figures are estimates of the quantity and quality of material in the ground that has the potential to be exploited, and ore reserve figures are estimates of that material, which has been planned to be exploited as of the date of the estimate. The ore reserve and mineral resource estimates contained herein inherently include a degree of uncertainty and depend to some extent on geological assumptions and statistical inferences, which may ultimately prove to have been unreliable. Consequently, ore reserve and mineral resource estimates should be regularly revised based on actual production experience or new information and should therefore be expected to change. Ore reserve estimates will change from time to time to reflect mining activities, analyses of new engineering and geological data, changes in ore reserve and mineral resource holdings, modifications of mining plans or methods, changes in silver or gold prices or production costs and other factors. Notably, should the Group encounter mineralisation or formations different from those predicted by past drilling, sampling and similar examinations, ore reserve and mineral resource estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect the Group’s operations. Moreover, if the price of gold, silver or copper declines, or stabilises at a price lower than recent levels, or if production costs increase or recovery rates decrease, it may become uneconomical to recover ore reserves containing relatively lower grades of mineralisation and consequently both the ore reserves and mineral resources may decrease. Similarly, should the price of gold, silver or copper stabilise at a materially higher price than currently assumed, or if production costs decrease or recovery rates increase, it may become economical to recover material at lower grades than that assumed here and consequently both the ore reserves and mineral resources may increase.

Third party information

Where third-party information has been used in this Additional Information Document, the source of such information has been identified. The Company confirms that all such data contained in this Additional Information Document has been accurately reproduced and, so far as the Company is aware and able to ascertain, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Definitions and glossary of technical terms

Certain terms used in this Additional Information Document, including all capitalised terms and certain technical and other items, are defined and explained in Part 14 “Definitions and Glossary of Technical Terms”.

Information regarding forward-looking statements

This Additional Information Document includes forward-looking statements that involve known and unknown risks and uncertainties, many of which are beyond the Group’s control and all of which are based on the Directors’ current beliefs and expectations about future events. Forward-looking statements are sometimes indentified by the use of forward-looking terminology such as “believe”, “expects”, “may”, “will”, “could”, “should”, “shall”, “risk”, “intends”, “estimates”, “aims”, “plans”, “predicts”, “continues”, “assumes”, “positioned” or “anticipates” or the negative thereof, other variations thereon or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Additional Information Document and include statements regarding the intentions, beliefs or current expectations of the Directors or the Company concerning, among other things, the results of operations, financial condition, prospects, growth, strategies, and dividend policy of the Group and the industry in which it operates. In particular, the statements in “Summary”, Part 1 “Risk Factors”, Part 5 “The Business” and Part 10 “Operating and Financial Review” regarding the Company’s strategy and other future events or prospects are forward-looking statements.

These forward-looking statements and other statements contained in this Additional Information Document regarding matters that are not historical facts involve predictions. No assurance can be given that such future results will be achieved; actual events or results may differ materially as a result of risks and uncertainties facing the Group. Such risks and uncertainties could cause actual results to vary materially from the future results indicated, expressed, or implied in such forward-looking statements. Such forward-looking statements contained in this Additional Information Document speak only as of the date of this Additional Information Document. The Company and the Directors expressly disclaim any obligation or undertaking to update these forward-looking statements contained in this Additional Information Document to reflect any change in their expectations or any change in events, conditions or circumstances on which such statements are based, unless required to do so by any applicable law.

Available information

For so long as any of the Shares are in issue and are “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act, the Company will, during any period in which it is not subject to section 13 or 15(d) under the US Securities Exchange Act of 1934, as amended (the “US Exchange Act”), nor exempt from reporting under the US Exchange Act pursuant to Rule 12g3-2(b) thereunder, make available to any holder or beneficial owner of a Share, or to any prospective purchaser of a Share designated by such holder or beneficial owner, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the US Securities Act.

Incorporation of website information

Save for certain announcements made on a Regulatory Information Service (as expressly provided for in this Additional Information Document) which explicitly state that they are incorporated by reference into this Additional Information Document, the contents of the Company’s or any member of the Group’s websites do not form part of this Additional Information Document.

PART 3

DIRECTORS, SECRETARY AND REGISTERED OFFICE

Directors
Bobby Godsell
Vitaly Nesis
Konstantin Yanakov
Marina Grönberg
Jean-Pascal Duvieusart
Charles Balfour
Jonathan Best
Russell Skirrow
Leonard Homeniuk

Company Secretary	Tatiana Tchedaeva

Registered office of the Company	Ogier House The Esplanade St Helier Jersey JE4 9WG Channel Islands Tel: +44 1534 504000

PART 4

MARKET OVERVIEW

The following information relating to the gold market, silver market and copper concentrates market has been provided for background purposes only. In the case of the information on the gold and silver markets, the information has been extracted from the sources stated which have been released by public and private organisations. The information on the copper concentrates market is based on the Company’s understanding of this market.

Gold market overview

Background

The principal uses of gold are for the fabrication of jewellery and other products, and bullion investment. Gold has many unique metallic properties that make it valuable to industry and a viable monetary metal including its resistance to corrosion, high electrical and thermal conductivity, ductility and malleability, heat reflectivity and low toxicity. Therefore, gold is used extensively not only in jewellery but also in fabrication processes, including the manufacturing of coins and electronic components in dentistry and medicine, and in applications in a number of other industries.

Demand

Demand for gold is driven primarily by demand for jewellery, which is used for adornment and, in much of the developing world, as an investment. More readily accessible and liquid gold investment vehicles, such as exchange traded funds (“ETFs”), have further facilitated investment in gold. Retail investment and industrial applications represent increasingly important, though relatively small, components of overall demand. Gold bonding wire and gold plated contacts and connectors are the two most frequent uses of gold in industrial applications. Although a large part of physical gold demand is centred in Asia, demand for gold is widespread, both by application and geographic distribution.

Jewellery

Jewellery production accounted for around 47 per cent. of total gold demand in 2010 and for around 60 per cent. over the previous 10 years. The motivation for jewellery purchases differs in various regions of the world. In the industrialised world, gold jewellery tends to be purchased purely for adornment purposes, while gold’s attributes as a store of value and a means of saving provide an additional motivation for jewellery purchases in much of the developing world, where the fineness of gold jewellery alloys tends to be higher and fabrication charges and retail margins are much lower than in large parts of the industrialised world. Price and economic factors, such as disposable income and expectation of rising prices (in local currency terms), are two important factors that have a bearing on jewellery demand. In 2010, jewellery fabrication demand grew by approximately 11 per cent. as consumers became accustomed to higher gold prices, with most of the increase driven by demand from India.

Institutional and retail investment

Institutional and retail investment demand covers coins and bars meeting the standards for investment gold adopted by the European Union, extended to include medallions of not less than 99 per cent. purity, and bars or coins, that are likely to be worn as jewellery in certain countries. Retail investment is measured as net purchases by the ultimate customer.

Investment demand is the second largest source of gold demand, with world investment (comprising investments in ETFs, futures and other paper products, plus physical investment in bars, coins and medals) accounting for around 39 per cent. of total gold demand in 2010 and for around 22 per cent. over the previous 10 years. World investment in gold nearly doubled from 973 tonnes in 2008 to almost 1,900 tonnes in 2009, with an approximate value of US$60 billion, driven by concerns over financial and economic stability. In 2010, however, investment demand declined by 10 per cent., albeit increasing in total value terms to a record US$66 billion.

A number of more liquid and readily accessible gold investment vehicles, including ETFs, which have been especially well received in the western markets, have facilitated further investment in gold in addition to direct physical bullion purchases over recent years. In 2010, demand from ETFs increased by 338 tonnes or 18 per cent., from 1,839 tonnes to 2,177 tonnes. Physical gold investment in the western markets of North America and Europe jumped to record levels in 2009, as the inclusion of gold in investors’ portfolios became increasingly widespread in the wake of the collapse of Lehman Brothers in the prior year, although this was tempered by weakness in several more price-sensitive Asian markets. Global physical bar investment jumped by 66 per cent. in 2010 to an all time high as strong demand returned, most notably in India and China, partly on the back of expectation of higher prices. The investment communities in these countries have become increasingly broad-based. For example, Chinese consumer investment in gold bars increased from 102 tonnes in 2009 to 179 tonnes in 2010, as investments by private individuals via retail banks became increasingly accessible. Although it fell slightly, physical demand remained relatively robust in Europe and North America in 2010.

Gold’s safe haven appeal has been boosted by the fact that major currencies have recently been adversely affected by several factors, including the sovereign debt crisis in parts of Europe, quantitative easing, most notably in the US and Japan, and ultra-low interest rates that remain in place, which has kept the ‘opportunity cost’ of holding gold, a non-yielding asset, very low.

Electronics, dentistry and other industrial and decorative applications

Gold is extensively used in the electronics industry, most notably for gold bonding wire and gold plated contacts and connectors. Other uses include high-melting point gold alloy solders and gold thick film pastes for hybrid circuits. In conservative and restorative dentistry, gold is generally alloyed with other noble metals and with base metals for inlay and onlay fillings, crown and bridgework and porcelain veneered restorations. Increasingly, pure gold electro forming is being used for dental repairs. Other industrial applications of gold include the use of thin gold coatings on table and enamelware for decorative purposes, and on glass used in the construction and aerospace industries to reflect infra-red radiation. Electronics demand has accounted for the bulk of gains in demand for gold in non-jewellery fabrication, which increased by approximately 19 per cent. in 2010.

Sources of gold supply

Sources of gold supply include mine production and the recycling or mobilising of existing above-ground stocks. The largest portion of gold supplied into the market annually is from mine production. The second largest source of gold supply is from gold scrap, recovered from jewellery and other fabricated products. Governmental sector sales, which include sales of gold by central banks, also supply gold to the marketplace, although in 2010 the governmental sector swung to a state of net purchases (demand) for the first time since 1988. The hedging or forward selling of gold by producers will serve to accelerate the supply of gold to the market, although this component has been largely absent from the market over the past decade.

Mine production

Mine production includes supply from both primary and secondary deposits, where gold is recovered as a by-product of other mining activities. Over the past decade mine production has accounted for 63 per cent. of total supply. The balance has come from supplies of existing above-ground stocks, predominantly from the recycling of fabricated gold products and governmental sector sales. In 2010, mine production recorded an annual increase for the second successive year, rising by approximately 4 per cent. (99 tonnes) to 2,688 tonnes compared to 2,589 tonnes in 2009, with growth recorded across all regions for the first time since 1988.

In recent years, the proportion of world gold production that comes from the Russian Federation has increased, and in 2010, the Russian Federation rose to become the world’s fourth largest gold producer, ahead of South Africa.

Gold scrap, official sector sales and hedging

The supply of gold from scrapped gold articles that can be refined back to London Good Delivery Bar standards, can be volatile but nevertheless is consistently the second largest source of gold supply. In 2010, gold scrap supply declined by 3 per cent. to 1,645 tonnes compared to 1,695 tonnes in 2009, which was the record year for scrap supply volumes. Despite the decline, gold scrap accounted for approximately 38 per cent. of the global gold supply in 2010.

Historically, central banks, other governmental agencies and multilateral institutions have retained gold as a strategic reserve asset. From 1989 to 2009, the official sector was a net seller of gold to the market, although in 2010 central bank activity returned to net purchases (demand), estimated to be 73 tonnes of purchases on a net basis. This came about as gold disposals by signatories of the Central Bank Gold Agreement (including the conclusion of planned sales by the International Monetary Fund) declined sharply and were outweighed by purchases by several institutions, including publicly disclosed accumulations by the Bank of the Russian Federation and the Bank of Thailand, among others. Existing stocks of gold held by the governmental sector amounted to approximately 30,707 tonnes of gold as at September 2011, which is equivalent to over 11 years of global mine production at 2010’s level.

Historically, net producer hedging has served to create incremental supply of gold by accelerating the timing of the sale of un-mined production. In the decade from 2001 to 2010, producer de-hedging has been a constant feature on the demand side of the gold market. An uninterrupted period of 11 years of de-hedging has largely eliminated the global gold hedge book, which by the end of 2010 stood at 151 tonnes, its lowest level since the 1980s. This compares with a hedge book totalling over 3,000 tonnes at the end of 1999, and suggests that producer de-hedging is almost complete by virtue of the limited quantities now sold forward. Whether producer hedging activity could return to the supply side in large measure remains to be seen, but most producers at present seem reluctant to hedge in spite of current elevated gold prices.

Pricing

Although the market for physical gold is distributed globally, most trades are conducted through London on an over-the-counter basis in 400 ounce gold bars with a purity of 995 parts per 1,000 or higher. The gold price is fixed twice daily in London (at 10.30am and 3.00pm) by prices derived from five fixing members of the London Bullion Market. These price fixings are used as a key indicator for gold market participants around the world.

The price of gold has historically been significantly affected by macroeconomic factors such as inflation, exchange rates, reserve policy and global political and economic events. Demand in 2010 continued to drive the gold price higher. Over 2010 the gold price rose by nearly 26 per cent. (on an annual average basis). In 2011 the gold price reached a new historic high of US$1,896.50 on 5 September 2011 at the am fix, according to the LBMA.

Market outlook

A number of factors appear to support investment appetite for gold, which over the next couple of years are likely to be the driving force behind gold’s price trajectory. Concerns about the outlook for inflation and currency depreciation driven by expansionary monetary policy remain, and the state of fiscal budgets for several developed countries appear weak, with little prospect of near-term improvement. Longer term, however, should some of the current macroeconomic concerns be resolved, it is probable that support for investment in gold will ease. Although governmental sector purchases of gold are expected to continue and fabrication demand for gold is expected to continue to recover over the next few years, GFMS suggest that the supply of gold from the mining sector has entered a phase of growth in response to elevated gold prices.

Sources:

(1)	All figures in the “Gold market overview” section of Part 4 “Market Overview” have been sourced from the GFMS Gold Global Survey 2011, save in respect of: (i) the existing stocks of gold held by the governmental sector and (ii) the gold pricing data discussed in “Pricing” above.

(2)	Figures in respect of the existing stocks of gold held by the governmental sector have been sourced from the World Gold Council website (as of September 2011).

(3)	The gold pricing data discussed in “Pricing” above, was sourced from the LBMA.

Silver market overview

Background

Silver is a precious metal whose uses stem from its unique collection of properties including anti-bacterial qualities, corrosion resistance, malleability, ductility and photo-sensitivity of certain silver compounds. These have contributed to its use in an increasing number of industrial applications, in addition to its traditional uses in jewellery and photography. Silver was one of the earliest metals to be used as a medium of exchange and is one of the world’s most broadly used metals, with many practical applications. Silver has a number of unique properties that make it a preferred material in several industrial applications and restrict substitution.

Demand

Demand for silver is spread over diverse sectors, but can be loosely categorised into three sub-sectors of physical demand: industrial(decorative and photography); consumer (including jewellery and silverware) and investment. Together these account for the vast majority of silver off-take. Changes in demand for silver are driven primarily by industrial off-take and, in recent years, investor activity.

Industrial, Decorative and Photography

Silver is used in industrial and manufacturing applications due to its malleability and ductility, electrical and thermal conductivity, and photosensitivity of certain compounds. Industrial uses of silver range from high tech applications, including medical equipment and thick film photovoltaics, to solders and cabling. Silver is also used as a catalyst for the manufacture of commonly used chemicals such as ethylene oxide and formaldehyde. Many high performance battery cells are manufactured with silver compounds, due to superior energy density characteristics, although silver-oxide batteries are now beginning to be replaced with lithium-ion batteries in cellular phones and lap-top computers, due to environmental and safety concerns. Silver is also used in the manufacturing of mirrors and lenses. Silver’s light reflective property allows it to be used as an energy efficient glaze and for ultraviolet filtering in eye glasses. Silver paints and coatings are used in circuit boards due to silver’s exceptionally high electrical conductivity, and silver is used in medical applications due its anti-bacterial qualities.

In 2010, use of silver in industrial applications grew by approximately 21 per cent. to 487.4 Moz, nearly recovering all the recession-induced losses in 2009. Use of silver in photography fell by 6.6 Moz, its smallest loss in nine years, as medical centres deferred conversion to digital systems. Generally, photography demand has been steadily declining for a number of years due to continuing migration from silver halide film to digital equipment. Industrial, decorative and photography demand for silver represented 46 per cent. of total demand in 2010.

Consumer

Consumer uses of silver, such as the fabrication of jewellery and silverware, utilise silver’s lustre and malleability. As a relatively unreactive metal that will polish well, does not react with acids present in foods and due to its long-known anti-bacterial properties, silver has been a popular choice for luxury tableware, including cutlery, flatware and hollowware.

In 2010, jewellery demand posted a gain of approximately 5 per cent., the first substantial rise since 2003, primarily due to strong gross domestic profit gains in emerging markets and improving economies in the industrialised world. In 2010 silverware demand fell by 7.9 Moz, essentially due to lower demand in India. Silverware and jewellery demand for silver represented 21 per cent. of total demand in 2010.

Investment

Investment demand for silver has increased steadily from 2003, with the most significant investment demand recently having come from silver ETFs and bullion funds. The emergence of these investment vehicles has made it simpler for investors to purchase silver bullion, who traditionally had to rely on purchasing coins and bars directly. In 2010, silver ETFs registered a significant rise in volumes, reaching 582.6 Moz, which represents an increase of 114.9 Moz or 25 per cent. compared to 2009. World investment demand rose by 40 per cent. to record levels of 279.3 Moz, resulting in a net flow into silver of US$5.6 billion, almost double the 2009 figure. Investment demand for silver represented 26 per cent. of total demand in 2010.

Supply

Sources of silver supply include mine production and recycling or mobilising of existing above-ground stocks. The largest portion of silver supplied into the market annually is from mine production. The second largest source of annual silver supply is from silver scrap, which is silver that has been recovered from jewellery, photography and other fabricated products and converted back into marketable silver. Net sales by the official sector increased the supply of silver in the marketplace by a small amount in 2010. Finally, producer hedging, which accelerates the sale of un-mined silver, can positively (or negatively, in the case of de-hedging) impact supply in a given year.

Mine production

Over the 10 years from 2001 to 2010, mine production of silver provided 71 per cent. of total supply. The remainder of silver supply originated from existing above-ground stocks, predominantly coming from the recycling of fabricated silver products. Mine production comprises silver produced from primary deposits and secondary deposits. Secondary deposits refer to mining operations where the silver is recovered as a by-product metal from other mining activities. Silver distinguishes itself from many metals, including gold, by the fact that more than two-thirds of silver mine supply is a by-product of other metal mining (in most cases lead, zinc, copper or gold). As a result a significant portion of mined silver may be largely independent of movements in the price of silver. Although silver mine production has been steadily rising for almost a decade, the proportion of silver produced at primary silver mines has remained consistent at around 28-30 per cent. of total silver mine production.

Global silver mine production rose by 2.5 per cent. in 2010 to 735.9 Moz aided by new primary silver and lead/zinc projects in Mexico and Argentina, and by growing metal production in China. Russian silver mine production amounted to 36.8 Moz in 2010, a decline of 13 per cent. against the 2009 figure, brought about by lower silver recoveries in the base metals sector. The Russian Federation represented approximately 5 per cent. of global silver mine supply in 2010.

Silver scrap, governmental sector sales and hedging

Silver scrap refers to silver that is recovered from fabricated products and chemicals, and upgraded back to uniform marketable standards (such as London Good Delivery Bars). Silver scrap supply was relatively stable between 2001 and 2009 but recorded a significant increase of approximately 14 per cent. in 2010, as gains in industrial and jewellery recycling offset an ongoing decline in recovery from photographic sources.

Historically, central banks, other governmental agencies and multilateral institutions have retained gold and, to a lesser extent, silver as strategic reserve assets. However, compared to the gold market, the official sector plays a reduced role in the dynamics of the silver market. Supplies from net governmental sector sales represented only 4 per cent. of total silver supply in 2010. While the governmental sector has been a net seller of silver for several years, since 2006 net annual governmental sector sales have declined by over 80 per cent. to 15.5 Moz in 2009. In 2010, official silver sales saw a major increase to 44.8 Moz, primarily driven by renewed sales by the Russian Federation.

Net producer hedging can create incremental supply in the market by accelerating the timing of the sale of un-mined silver. In the four years prior to 2010, producer de-hedging activity has exceeded new silver hedging, resulting in net demand for silver from this sector. Last year the dramatic swing back to net producer hedging of 61.1 Moz ended this four year run and was attributable to higher silver prices being hedged by by-product silver producers. To date, most primary silver producers have avoided widespread hedging of their production, electing instead to remain exposed to fluctuations in the spot market

Pricing

Silver, either as spot metal or silver futures, is traded in the London Bullion Market (“LBM”) and on several exchanges, including the COMEX, Multi Commodity Exchange of India (“MCX”), NYSE Liffe, and the Tokyo Commodity Exchange, each of which establishes daily prices.

Although the market for physical silver is distributed globally, most over-the-counter market trades are cleared through the LBM. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the London Good delivery lists, which are the lists of LBMA accredited smelters and assayers of silver (the “London Good Delivery Lists”). A London Good Delivery Bar must contain between 750 ounces and 1,100 ounces of silver, with a minimum fineness (or purity) of 999 parts per 1,000 (the “London Good Delivery Bar”).

At noon on every day that is a London trading day there is a “fix” which provides reference silver prices for that day’s trading. This is referred to as the London fix. Many long-term contracts will be priced on the basis of the London fix, and market participants will usually refer to this price when looking for a basis for valuations.

The most significant silver futures exchanges by turnover are the COMEX, operated by the CME Group, and the MCX.

The silver price averaged US$20.19/oz in 2010 (London spot average fix), a level only surpassed in 1980, and a marked increase over the US$14.67/oz average in 2009. At times the price of silver and gold may move in association with each other, although silver tends to be characterised as the more volatile metal of the two. Through the first and into the second quarter of 2011 silver rallied strongly, posting an increase of almost 60 per cent. during the first four months of the year, dwarfing the returns of most commodities over the same period as the price approached its 1980 all-time-high of US$50/oz. This upward trend came to an abrupt end in early May 2011 when silver suffered its largest weekly decline (of 27 per cent.) for more than three decades. Much of the correction is thought to have been profit taking by investors that had bought the metal at much lower prices. The process was exacerbated by raised margin requirements on silver by the CME Group, causing many leveraged traders to quickly exit their positions.

Market outlook

One of the more significant influences on silver market sentiment into early 2012 is expected to come from continued loose monetary policy in the major industrialised countries, and concern about inflation. However, unlike gold where investment demand is more based on medium to long term views, investor interest in silver has been largely speculatively driven. As such, investors could quickly liquidate their long positions if certain targets are achieved, and therefore, prices are vulnerable to any change in investor sentiment.

Sources:

(1)	All figures in the “Silver market overview” section of Part 4 “Market Overview” have been sourced from GFMS Ltd and The Silver Institute: World Silver Survey 2011, save for the silver pricing data discussed in “Pricing” above.

(2)	The silver pricing data discussed in “Pricing” above, was sourced from the LBMA.

Copper concentrates market overview

Copper concentrates are an intermediate product in the process of refining copper from sulphide ores. Copper concentrates typically contain up to 40 per cent. copper, with the remainder comprising sulphur, iron and other elements. In particular, concentrates may contain quantities of gold and silver, which can be extracted in the smelting and refining process. Copper concentrates are either smelted and refined by integrated copper producers, or else sold by mining companies directly to smelters, or to traders who on-sell the concentrates to smelters.

The traded concentrates market has grown in recent years and now accounts for just about half of the total copper concentrates processed. Many mining and smelting operations participate in the traded concentrate market, mostly for reasons of logistics or concentrate quality.

Copper concentrates are traded through long-term contracts or spot purchases. Long-term contracts typically run from one to five years, although many long-term contracts undergo regular renegotiation of key terms and conditions. The key terms of such contracts include treatment charges and refining charges. The treatment charges are usually charged in US$ per dry metric tonne of concentrate treated and the refining charges are usually charged in US$ cents per pound of payable copper. Spot contracts are normally one-off arrangements for the sale of concentrates and frequently involve a trader.

Supply of copper concentrates is driven by mine production. South and Central America are the largest producers of copper concentrates with the second largest producing region being Asia.

Copper concentrate offtake is driven by smelter production and capacity, and therefore regions and countries that have a significant amount of smelting capacity are the largest consumers of copper concentrates. The location of smelter capacity is typically dictated by the levels of copper consumption in a given region or country. The majority of the world’s smelting capacity is located in Asia with China accounting for the largest single share of consumption in Asia. Outside of Asia, Europe and South and Central America are the largest consumers of copper concentrates.

Copper concentrates supply typically falls short of smelter requirements and, as such, smelters rarely operate on 100 per cent concentrates. Smelters typically source the remainder of their raw material requirements from copper scrap, and secondary residues and dust from refining operations.

PART 5

THE BUSINESS

Readers should read this Part 5 “The Business” in conjunction with the more detailed information contained in this Additional Information Document, including the financial and other information appearing in Part 10 “Operating and Financial Review”. Where stated, financial information in this section has been extracted from Appendix 1 “Financial Information”.

Overview

Polymetal International plc was incorporated in Jersey in July 2010 to become the new holding company of JSC Polymetal and to seek admission of the Shares to the premium listing segment of the Official List of the United Kingdom Listing Authority and to trading on the main market of the London Stock Exchange.

JSC Polymetal is a leading precious metals producer in the Russian Federation and Kazakhstan and among the top 10 largest global precious metals producers focused on emerging markets. In 2010, JSC Polymetal was the fourth largest gold producer in the Russian Federation by production volume (as reported by the Association of Russian Gold Producers) and the largest silver producer in Russia by production volume, ranked eighth worldwide by production volume (as reported by the Silver Institute). Since it was founded, JSC Polymetal has built its asset portfolio by developing new mines, restarting operations put on care and maintenance and acquiring one operating mine. It has increased its annual gold equivalent production from 327 Koz in 2003 to 753 Koz in 2010, a compound annual growth rate of 13 per cent. This strong growth rate primarily resulted from the Group’s ability to manage the transition of its mines from development projects into full-scale producing operations by leveraging the extensive in-house expertise of its employees. The Group aims to produce over 800 Koz of gold, silver and copper in 2011 (in gold equivalent ounces) and over 1.4 Moz of gold, silver and copper in 2014 (in gold equivalent ounces) as a result of continuing to operate existing projects and commissioning new projects, all of which are currently under construction or in ramp up phase. As of 1 July 2011, JSC Polymetal’s resource base included 15.0 Moz of proven and probable gold and silver reserves (in gold equivalent ounces) according to the JORC Code, 13.5 Moz of gold and silver resources (in gold equivalent ounces) classified as measured, indicated and inferred according to the JORC Code.

The Group currently owns gold and silver mines and carries out operations in the Russian Federation and Kazakhstan. The Group also produces a limited amount of copper concentrate as a by-product of producing gold at one of its processing centres. The Group organises its mining operations into six main operational units: the Dukat hub, the Amursk POX hub, the Omolon hub, the Voro stand-alone mine, the Varvara stand-alone mine and the Khakanja stand-alone mine; and stand-alone exploration operations. The Group categorises the six operational units into two types: (a) centralised processing centres, known as hubs, each serving several mining operations; and (b) stand-alone mines.

All of the Group’s operations are in Russia, save for the mine at Varvara in Kazakhstan and the Group’s exploration project in the area around the mine at Varvara. In the first half of 2011, revenue coming from Varvara mine accounted for 16 per cent. (14 per cent. in 2010) of total Group revenue.

The highlighted regions in the map below shows the locations of the Groups operating units, mines and processing facilities.

The table below sets out the ore reserves and mineral resources at each of the Group’s operating mines and at certain of its mines under construction and development projects as at 1 July 2011.

Mining Assets: Ore Reserve and Mineral Resources Statements as at 1 July 2011

		Tonnage	Grade				Content
Statistics(1)		(Mt)	(Au g/t)	(Ag g/t)	(Cu %)(2)	(Au Eq g/t)	(Au koz)	(Ag koz)	(Cu Mlb)	(Au Eq koz)(3)

Ore Reserves
Proved
MS	Dukat	9.08	1.0	546.3	—	10.1	298	159,469	—	2,956
MS	Lunnoye	0.86	1.9	281.3	—	6.6	53	7,765	—	182
MS	Arylakh	0.39	0.8	390.4	—	7.3	10	4,940	—	92
OH	Birkachan	4.75	1.9	7.7	—	2.0	291	1,173	—	310
OH	Sopka Kvartsevaya	2.32	4.7	162.9	—	7.4	353	12,141	—	555
AP	Albazino	10.06	4.5	—	—	4.5	1,466	—	—	1,466
AP	Mayskoye	2.70	9.7	—	—	9.7	839	—	—	839
KH	Khakanja	0.27	0.9	51.0	—	1.8	8	443	—	15
VO	Voro	13.87	2.8	4.0	—	2.9	1,264	1,784	—	1,294
VA	Varvara	6.64	0.8	—	0.58%	1.1	160	—	31	231
Total Proved Reserves		50.94	2.9	114.6	0.58%	4.8	4,741	187,714	31	7,940
Probable
MS	Dukat	4.09	1.5	538.8	—	10.5	197	70,839	—	1,378
MS	Lunnoye	1.98	1.8	404.4	—	8.5	114	25,703	—	542
MS	Arylakh	0.47	0.5	468.9	—	8.3	8	7,075	—	126
OH	Birkachan	8.33	2.9	12.1	—	3.1	779	3,231	—	832
OH	Sopka Kvartsevaya	1.34	4.0	132.3	—	6.2	170	5,691	—	265
AP	Albazino	7.49	3.5	—	—	3.5	842	—	—	842
AP	Mayskoye	5.18	9.5	—	—	9.5	1,587	—	—	1,587
KH	Khakanja	2.19	3.8	252.9	—	8.0	266	17,806	—	562
VO	Voro	1.67	2.4	3.0	—	2.5	129	161	—	132
VA	Varvara	21.81	0.9	—	0.44%	1.2	658	—	78	835
Total Probable Reserves		54.54	2.7	74.4	0.44%	4.0	4,749	130,506	78	7,101

Ore Reserves
MS	Dukat	13.17	1.2	544.0	—	10.2	495	230,308	—	4,333
MS	Lunnoye	2.84	1.8	367.1	—	7.9	166	33,468	—	724
MS	Arylakh	0.86	0.6	433.0	—	7.9	18	12,015	—	218
OH	Birkachan	13.08	2.5	10.5	—	2.7	1,070	4,404	—	1,143
OH	Sopka Kvartsevaya	3.66	4.4	151.7	—	7.0	523	17,832	—	820

		Tonnage	Grade				Content
Statistics(1)		(Mt)	(Au g/t)	(Ag g/t)	(Cu %)(2)	(Au Eq g/t)	(Au koz)	(Ag koz)	(Cu Mlb)	(Au Eq koz)(3)

AP	Albazino	17.55	4.1	—	—	4.1	2,308	—	—	2,308
AP	Mayskoye	7.88	9.6	—	—	9.6	2,426	—	—	2,426
KH	Khakanja	2.46	3.5	230.7	—	7.3	273	18,249	—	578
VO	Voro	15.54	2.8	3.9	—	2.9	1,393	1,945	—	1,425
VA	Varvara	28.45	0.9	—	0.47%	1.2	818	—	109	1,066
Total Proved and Probable Reserves		105.48	2.8	93.8	0.47%	4.4	9,490	318,221	109	15,041

Mineral Resources
Measured
MS	Dukat	3.69	0.6	283.8	—	5.3	71	33,673	—	632
MS	Lunnoye	0.42	1.7	246.6	—	5.8	23	3,356	—	79
MS	Arylakh	0.10	0.8	321.2	—	6.2	3	997	—	19
MS	Goltsovoye	0.11	—	1,232.3	—	20.5	—	4,437	—	74
MS	Perevalny	—	—	—	—	—	—	—	—	—
OH	Birkachan	1.04	1.3	7.1	—	1.4	43	237	—	47
OH	Sopka Kvartsevaya	0.11	3.7	144.7	—	6.1	13	530	—	22
OH	Tsokol Kubaka	0.45	9.6	15.5	—	9.8	140	226	—	144
OH	Oroch	—	—	—	—	—	—	—	—	—
AP	Albazino	0.98	2.4	—	—	2.4	76	—	—	76
AP	Mayskoye	0.46	6.3	—	—	6.3	93	—	—	93
KH	Khakanja	—	—	—	—	—	—	—	—	—
VO	Voro	1.29	1.5	3.1	—	1.6	64	129	—	66
VA	Varvara	4.71	0.7	—	0.40%	1.2	109	—	32	180
Total Measured Resources		13.37	1.5	101.4	0.40%	3.3	634	43,585	32	1,432
Indicated
MS	Dukat	2.41	0.6	319.1	—	5.9	46	24,720	—	458
MS	Lunnoye	1.09	1.2	293.8	—	6.1	43	10,310	—	215
MS	Arylakh	0.13	0.6	429.1	—	7.7	2	1,736	—	31
MS	Goltsovoye	1.34	—	854.8	—	14.2	—	36,881	—	615
MS	Perevalny	1.10	—	375.3	—	6.3	—	13,229	—	220
OH	Birkachan	2.15	1.4	7.0	—	1.5	96	484	—	104
OH	Sopka Kvartsevaya	0.08	2.9	107.2	—	4.7	8	284	—	13
OH	Tsokol Kubaka	0.59	6.4	10.9	—	6.6	122	207	—	126
OH	Oroch	1.37	3.3	143.2	—	5.6	143	6,284	—	247
AP	Albazino	3.72	2.7	—	—	2.7	325	—	—	325
AP	Mayskoye	1.64	6.1	—	—	6.1	324	—	—	324
KH	Khakanja	0.85	2.6	168.8	—	5.4	71	4,591	—	147
VO	Voro	0.25	1.7	2.8	—	1.8	14	22	—	14
VA	Varvara	23.68	0.8	—	0.41%	1.0	578	—	73	744
Total Indicated Resources		40.39	1.4	76.0	0.41%	2.8	1,771	98,749	73	3,582
Inferred
MS	Dukat	0.03	0.6	359.4	—	6.6	1	364	—	7
MS	Lunnoye	1.12	1.8	465.7	—	9.5	64	16,750	—	343
MS	Arylakh	0.25	0.8	533.5	—	9.7	6	4,294	—	78
MS	Goltsovoye	0.16	—	625.1	—	10.4	—	3,215	—	54
MS	Perevalny	0.08	—	205.9	—	3.4	—	513	—	9
OH	Birkachan	0.70	9.5	53.2	—	10.4	213	1,199	—	233
OH	Sopka Kvartsevaya	0.04	2.7	95.0	—	4.3	3	118	—	5
OH	Tsokol Kubaka	0.25	9.3	14.8	—	9.6	75	118	—	77
OH	Oroch	0.56	3.3	224.9	—	7.0	59	4,056	—	126
AP	Albazino	1.71	3.3	—	—	3.3	184	—	—	184
AP	Mayskoye	16.02	8.6	—	—	8.6	4,428	—	—	4,428
AP	Kutyn	5.51	4.1	—	—	4.1	717	—	—	717
KH	Khakanja	0.13	2.8	164.1	—	5.5	12	702	—	24
KH	Avlayakan	1.60	7.6	65.4	—	8.7	391	3,369	—	447

		Tonnage	Grade				Content
Statistics(1)		(Mt)	(Au g/t)	(Ag g/t)	(Cu %)(2)	(Au Eq g/t)	(Au koz)	(Ag koz)	(Cu Mlb)	(Au Eq koz)(3)

KH	Kirankan	0.14	6.5	8.5	—	6.7	30	39	—	30
KH	Svetloye	4.08	5.8	4.1	—	5.9	767	544	—	776
KH	Ozerny	1.91	5.5	24.0	—	5.9	337	1,474	—	361
VO	Voro	—	—	—	—	—	—	—		—
VA	Varvara	13.50	1.0	—	0.52%	1.3	439	—	61	576
Total Inferred Resources		47.79	5.0	23.9	0.52%	5.5	7,725	36,755	61	8,475

Total Mineral Resources
MS	Dukat	6.13	0.6	298.0	—	5.6	117	58,757	—	1,096
MS	Lunnoye	2.63	1.5	359.2	—	7.5	130	30,416	—	637
MS	Arylakh	0.47	0.7	462.4	—	8.4	11	7,027	—	128
MS	Goltsovoye	1.61	—	858.2	—	14.3	—	44,534	—	742
MS	Perevalny	1.17	—	364.1	—	6.1	—	13,742	—	229
OH	Birkachan	3.89	2.8	15.4	—	3.1	352	1,920	—	384
OH	Sopka Kvartsevaya	0.23	3.3	123.4	—	5.3	25	932	—	40
OH	Tsokol Kubaka	1.30	8.1	13.3	—	8.3	337	552	—	346
OH	Oroch	1.93	3.3	167.0	—	6.0	201	10,341	—	374
AP	Albazino	6.41	2.8	—	—	2.8	584	—	—	584
AP	Mayskoye	18.12	8.3	—	—	8.3	4,845	—	—	4,845
AP	Kutyn	5.51	4.1	—	—	4.1	717	—	—	717
KH	Khakanja	0.98	2.6	168.1	—	5.4	83	5,292	—	171
KH	Avlayakan	1.60	7.6	65.4	—	8.7	391	3,369	—	447
KH	Kirankan	0.14	6.5	8.5	—	6.7	30	39	—	30
KH	Svetloye	4.08	5.8	4.1	—	5.9	767	544	—	776
KH	Ozerny	1.91	5.5	24.0	—	5.9	337	1,474	—	361
VO	Voro	1.54	1.6	3.1	—	1.6	77	151	—	80
VA	Varvara	41.88	0.8	—	0.44%	1.1	1,125	—	165	1,500
Total Measured, Indicated and Inferred Resources		101.54	3.1	54.9	0.44%	4.1	10,129	179,089	165	13,489

Notes:

(1)	MS Dukat hub; OH — Omolon hub; AP — Amursk POX hub, KH — Khakanja; VO — Voro; VA — Varvara.

(2)	Copper grade and content reported only for HGCF ore, total Cu grades reported based on Varvara reserves only.

(3)	Au equivalent estimates using 60:1 Ag oz/Au oz and 1:5 Cu mt/Au oz conversion ratios.

(4)	This information has been extracted without material adjustment from Appendix 2 “Mineral Expert Reports”.

The Group’s 2010 co-product gold equivalent cash cost was US$576/oz, which places the Group near to the middle of the GFMS 2010 global gold cash cost curve. The Group’s Adjusted EBITDA margin for the year 31 December 2010 was 46 per cent. The Group’s co-product cash cost and Adjusted EBITDA margin for the six months ended 30 June 2011 was US$671/oz and 45.7 per cent., respectively.

Group history

Incorporation and ownership

The Company was incorporated in July 2010 to become the new holding company of JSC Polymetal and seek admission of the Shares to the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange.

JSC Polymetal was incorporated in Saint Petersburg in 1998 by CJSC ICT (which is now controlled by Mr. Alexander Nesis). In November 2005, control of JSC Polymetal was acquired by OAO GNK Nafta Moskva (Cyprus) Limited and in August 2006, control of JSC Polymetal was transferred to Nafta Moskva (Cyprus) Limited (the Directors understand that both OAO GNK Nafta Moscow and Nafta Moskva (Cyprus) Limited were controlled by Mr. Suleiman Kerimov). In 2007, JSC Polymetal held an initial public offering, as a result of which 24.4 per cent. of the charter capital of JSC Polymetal at that time was placed to institutional investors. In conjunction with the initial public offering, the shares of JSC Polymetal were listed on the RTS and MICEX exchanges in the Russian Federation and the global depositary receipts representing such shares were listed on the London Stock Exchange.

In June 2008, an affiliate of Nafta Moskva (Cyprus) Limited sold all of its shares in JSC Polymetal (68 per cent.) to three parties: Powerboom Investments Limited, a Cypriot entity that is ultimately beneficially owned by Mr. Alexander Nesis (23.97 per cent.); Pearlmoon Limited, a Cypriot entity owned by PFF Group N.V., which is controlled by Mr. Petr Kellner (24.82 per cent.); and Vitalbond Limited, a Cypriot entity that is ultimately beneficially owned by Mr. Alexander Mamut (19.02 per cent.).

Operations

The core business of the Group was founded by CJSC ICT in 1996 to take advantage of exploration work that had been carried out in the Soviet Union. This work had resulted in a large amount of information on deposits of gold and silver, which in many cases had not been commercially developed, or had been developed but were not in production. JSC Polymetal was incorporated in Saint Petersburg in 1998 as a holding company for this business.

Between 1996 and 1999, JSC Polymetal acquired seven gold and silver deposits (Dukat, Lunnoye, Khakanja, Voro, Barun-Kholba, Kirovskoe and Murtykty), four of which (Dukat, Lunnoye, Voro and Khakanja) represent a major portion of the Group’s production today. During this phase of its development, JSC Polymetal’s main objective was to obtain mining licences for deposits that, although not in production at that time, had been sufficiently explored to warrant investment to establish commercial production. JSC Polymetal successfully designed, obtained permits for, constructed and started up commercial operations at each of the seven deposits between 2000 and 2003. In 2002, JSC Polymetal determined that Murtykty and Kirovskoe lacked sufficient production capacity and ore reserves, and sold those deposits to third parties. JSC Polymetal launched mining and processing operations at Dukat in 2002 and at Khakanja in 2003. In 2004, JSC Polymetal disposed of Barun-Kholba to a third party.

In 2004, the Group was reorganised, and as part of this reorganisation, JSC Polymetal Management and JSC Polymetal Engineering were established as separate subsidiaries in order to provide streamlined management services and enhance corporate governance, accountability and transparency.

In 2006, the Group acquired the Albazino deposit in the Khabarovsk Territory in the Far East region of the Russian Federation.

Between 2008 and 2011, JSC Polymetal was able to expand its asset portfolio and resources by acquiring properties that were either in exploration or development stage or already in operation, including: (a) the Kubaka processing plant together with the gold deposits of Birkachan, Tsokol and Oroch and the Degtyarskoye gold deposit that were acquired in 2008; (b) the Sopka gold deposit, the Mayskoye gold deposit, the Goltsovoye silver deposit and the Varvara gold and copper mine that were acquired in 2009; (c) the Avlayakan gold and silver deposit, the Kirankan gold deposit and the Svetloye gold deposit that were acquired in 2010; and (d) the Kutyn gold deposit that was acquired in 2011. Such acquisitions either (a) represented opportunities to expand the reserves and scale of the Group’s existing assets or (b) had the potential to become the next generation of stand-alone producing assets for the Group.

For more detailed descriptions on each of the assets of the Group, see “Summary description of the Group’s operating units and exploration projects” below.

Operational structure

The Group will at Admission include operating subsidiaries, stand-alone exploration subsidiaries, a management subsidiary, an engineering and scientific research subsidiary and a logistics and maintenance subsidiary. The chart on the following page illustrates the Group’s corporate structure and indicates, where applicable: (a) the services being provided by each subsidiary of the Group; (b) the assets being operated by each subsidiary of the Group; and (c) the assets being developed or explored by each subsidiary of the Group:

The Company will act as a holding company and derive its revenues entirely from the operations of its subsidiaries. The Group’s mining operations are conducted through its production subsidiaries, which hold the production and exploration licences for its mines. JSC Polymetal Management provides management services to each of the Group’s subsidiaries. JSC Polymetal Engineering provides research and engineering services to the Company’s production and exploration subsidiaries, as well as to third parties. JSC Polymetal Trading provides logistical, supply, purchasing and maintenance services to each of the Group’s subsidiaries.

Competitive strengths

The Directors believe that the Group’s competitive strengths include:

Portfolio of high quality assets.  The Group offers investors exposure to a geographically focused portfolio of stable, high grade gold and silver producing assets. The Group operates mines in the Russian Federation and Kazakhstan with high reserve grades and competitive cash costs. The average reserve grades of the Group’s reserves is 4.4 g/t of gold equivalent. The average grade of ore processed at the Group’s operations in 2010 was 3.7 g/t of gold equivalent compared with a global average of 1.9 g/t for gold mined globally in 2010 according to the CPM Group. The Group’s 2010 co-product gold equivalent cash cost was US$576/oz, which places JSC Polymetal near the middle of the GFMS 2010 gold cash cost curve.

Proven development and integration track record.  The Group has a proven track record of: (a) designing and building green-field integrated mining operations, including remote assets with challenging logistics and no infrastructure (Albazino, Khakanja, Voro and Lunnoye); (b) refurbishing, upgrading and substantially expanding near-mine operations (Omolon and Dukat); and (c) successfully integrating and turning around newly acquired assets (Varvara and Goltsovoye).

Attractive growth profile.  The Directors expect the Group’s production to grow significantly over the next two years. The projects which the Directors expect to contribute to this growth are either in ramp up or production phase with the latest commissioning date expected in the second quarter of 2012 (Mayskoye). The Directors believe that the majority required to achieve this growth has been spent on these projects and the remaining capital expenditures are fully financed.

A track record of operating profitably in Russia and Kazakhstan, countries with high growth rates in gold production.  The Group knows how to operate profitably and sustainably in Russia and Kazakhstan, two countries with high growth rates in gold production over the last decade. According to GFMS, Russian gold production grew by 32 per cent. from 2000 to 2010 and Kazakh gold production grew by 110 per cent. over the same period, while global gold production over the same period of time declined by 3 per cent.

Competent, motivated and loyal employees and significant experience in dealing with climatic, infrastructure and regulatory conditions in Russia and Kazakhstan.  The Group has a competent, motivated, and loyal workforce and significant experience in dealing with climatic, infrastructure and regulatory conditions in Russia and Kazakhstan.

Rights to explore and develop large areas with potential for discovery of gold and silver reserves.  The Group has rights to explore and develop large areas of land in areas with potential for discoveries of gold and silver reserves. In addition to its operating assets, the Group holds 50 licences (including joint ventures) covering 9.6 thousand sq km of territory, mostly in the same geological setting as the Group’s established operations in the far east of Russia. The region is significantly under-explored compared with other jurisdictions along the pacific ring.

Strategy

The Group’s goal is to generate superior returns for shareholders while maintaining high standards of corporate citizenship. To achieve these objectives the Group is pursuing the following strategy:

•	achieving design capacity at projects currently in ramp-up mode or under construction by the second half of 2013 and achieving an annualised run-rate of over 1.4 Moz of gold equivalent ounces in 2014. The assets in design or ramp-up that are expected to generate growth in production are the Amursk POX hub, the Omolon hub and the Dukat hub;

•	invest in near-mine exploration with the goal to expand the Group’s reserve base and create opportunities for production growth, either through grade improvement or through the expansion of currently operating processing facilities. The assets targeted for such expansion are Albazino within the Amursk POX hub, Khakanja and Voro;

•	invest in green-field exploration with the goal of establishing the feasibility of construction of two new standalone mines by 2013. The Group is targeting large deposits able to sustain production of at least 300 Koz of gold equivalent per year for at least 10 years. The Group invested US$49.0 million in exploration in the six month period up to 30 June 2011 and plans to increase exploration spending to US$60.0 million in 2011;

•	pursue selected synergistic “bolt-on” acquisition opportunities with a view to leverage processing capacity, infrastructure and operational expertise at the Group’s existing processing hubs or transforming current standalone mines into new hubs; and

•	maintain high standards of corporate governance and strictly adhere to the principles of sustainable development in the Group’s interaction with all stakeholders in its operations, including communities, employees and government bodies. The Company is fully compliant with the UK Corporate Governance Code and the Group is a participant in the U.N. Global Compact.

Operational performance overview

The table below sets out the Group’s production results for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2010 and 2011. All figures in the table are unaudited.

	Year ended 31 December			Six months ended 30 June
	2008	2009	2010	2010	2011(1)

Ore mined Kt	2,477	3,886	7,474	3,303	4,439
Open-pit	1,812	3,026	6,509	2,807	3,765
Underground	665	861	965	496	674
Ore processed, Kt	3,396	4,764	7,845	3,371	4,070
Production(2)
Gold production, Koz	285	311	444	209	184
Silver production, Moz	17.2	17.3	17.3	9.6	8.2
Copper production, Kt	—	1,053	4,003	1,943	3,512
Sales
Gold, Koz	280	312	440	210	188
Silver, Moz	17.4	16.5	18	9.5	7.3
Copper, tonnes	—	1,053	3,991	1,943	2,728

Note:

(1)	As from 1 April 2011, the Group changed its methodology for calculating and reporting on the metals it produced. Previously, production of metals contained in doré and zinc precipitate was recorded by the Group upon shipment of the doré or precipitate from its mine gold rooms to third party refineries. Under the new methodology, these metals are considered to be produced upon receipt of doré or precipitate at the Group’s gold rooms. In addition, production of metals contained in concentrates was previously recorded upon shipment of concentrate to third party off-takers, whereas under the new methodology, these metals are considered to be produced when concentrate is bagged, sampled and prepared for shipment. The Group believes that the new methodology is more accurate as it reflects physical production and eliminates variations associated with shipment cycles. This mostly applies to concentrates, where stockpile build up accelerated during 2011. To a lesser extent, it also applies to doré and precipitate, where shipment cycles have remained largely unchanged during 2011. Consequently, the Group’s half year 2010 production results used for year-on-year comparisons have not been restated, as the Group believes that such restatement would not lead to material differences to those results.
(2)	Polymetal reports production of metals contained in concentrates based on percentages payable for these metals by off-takers. Final assays are typically determined at the receiving smelters several months after shipment from the Group’s mines.

Summary description of the Group’s operating units and exploration projects

The Group currently owns gold and silver mines and carries out operations in the Russian Federation and Kazakhstan. In addition the Group produces a limited amount of copper concentrates as a by-product of gold production at one of its processing centres. The Group organises its mining operations into six main operational units, which the Group categorises into two types: (a) centralised processing hubs, each serving several mining operations; and (b) stand-alone mines. In the Historical Financial Information included in Appendix 1, the Group presents seven segments, with the Amursk POX hub being split between the operations at Albazino-Amursk and Mayskoye, in line with the Group’s internal reporting.

Hubs

•	Dukat: The Dukat hub is located in the Magadan region of the Russian Federation. The Dukat hub consists of the Omsukchan concentrator, which processes ore from the Dukat and Goltsovoye mines, and the Lunnoye processing plant, which processes ore from the Lunnoye and Arylakh mines, as well as concentrate from the Omsukchan concentrator. The Dukat hub also includes the Nachalny-2 mine, where mining is expected to commence from late 2011. The Group’s subsidiary, CJSC Magadan Silver, carries out the Group’s operations at Dukat and Lunnoye.

•	Amursk POX: The Amursk POX facility is located in the Khabarovsk Territory of the Russian Federation. The POX hub is currently being established and will consist of the POX facility in Amursk which, once launched in 2012, is expected to treat concentrate from two mines: Albazino, which is currently in operation, and Mayskoye, which is currently being constructed. The creation of the Amursk POX hub is a key project for the Group’s near term growth strategy. The Amursk POX facility is strategically located in a region with relatively inexpensive power sources, skilled labour and developed transportation infrastructure and has the potential to become a key destination for processing the refractory ores that are abundant in far eastern Russia (especially considering the current lack of processing capacity for such ores in the region). The Group’s subsidiaries, Albazino Resources Ltd and Amur Hydrometallurgical Plant LLC, carry out the Group’s operations at Albazino and Amursk, respectively. The Mayskoye mine is being developed by the Group’s mine development subsidiary, Mayskoye Gold Mining Company LLC.

•	Omolon: The Omolon hub is located in the Magadan region of the Russian Federation. The Omolon hub consists of the Kubaka processing plant, which processes ore from the Birkachan mine and is expected to serve as a centralised processing facility for the Sopka mine, and certain new mines, such as the Tsokol, Oroch and Dalniy mines, where mining is expected to start in 2012, 2014 and 2015, respectively. The Group’s subsidiaries OJSC Omolon Gold Mining Company and Kvartsevyi Mine LLC currently carry out the Group’s operations at Omolon.(1)

The creation of the Dukat, Amursk POX and Omolon hubs highlights the Group’s strategy of creating centralised ore-processing facilities to treat ores and concentrates mined from various sources. The Company believes that the creation of processing hubs provides the Group with various advantages, including:

•	allowing the Group to bring small and medium-size deposits into production. The development of stand-alone mining operations at small and medium-size deposits is typically costly and uneconomical, due to a low expected return on investment following the construction of dedicated processing facilities and related infrastructure;

•	providing the Group with positive effects of scale in terms of capital expenditure and operating costs, with larger processing plants enjoying higher labour productivity and energy efficiency, as well as a lower footprint per unit of capacity; and

•	allowing the Group to use highly qualified staff from its existing processing plants. The Group’s processing plant employees are typically more qualified and so normally more difficult to recruit, train and retain than the Group’s mining personnel.

It is the Group’s intention to create additional centralised processing hubs in the future. The Group will also review acquisition opportunities near its existing hubs and stand-alone mines, with a view to creating synergies through the use of centralised ore-processing facilities.

Stand-alone mines

•	Voro: The Voro stand-alone mine is located in the Sverdlovsk region of the Russian Federation. The Voro stand-alone mine consists of the main production site, with two open-pit mines and two processing facilities. It is also currently processing ore from two small satellite mines: Degtyarskoye and Fevralskoye. The Group’s subsidiary, CJSC Gold of Northern Urals, carries out the Group’s operations at Voro.

•	Khakanja: The Khakanja stand-alone mine is located in the Khabarovsk Territory of the Russian Federation. The Khakanja stand-alone mine consists of the main production site, with open-pit mines and a processing plant. It is also currently processing ore from: (i) Yurievskoye, a small satellite mine; (ii) Avlayakan, a trial mine; and (iii) the Omolon hub’s Sopka mine, until the refurbishment of the Kubaka processing plant is completed (which is currently expected to be in the fourth quarter of 2011), following which the ore produced at Sopka will then be processed at the Kubaka processing plant, most likely in 2012.

•	Varvara: The Varvara stand-alone mine is located in Kazakhstan. The Varvara stand-alone mine consists of a production site, with an open-pit mine and a processing plant. The Group believes that due to its scale, location

 Note:

(1) OJSC Omolon Gold Mining Company and Kvartsevyi Mine LLC are currently in the process of a merger, which is expected to be completed in 2011. The surviving entity will be OJSC Omolon Gold and Mining Company.

and transportation infrastructure, Varvara has the potential to become a processing hub in the future, treating ore from several smaller deposits in the surrounding region.

Exploration

The Group also carries out exploration projects, which are divided into two main types:

•	Near-mine exploration projects: These projects are focused on expanding reserves to supply the Group’s existing processing facilities. Each operational unit is responsible for the near-mine exploration projects within its geographic territory.

•	Stand-alone exploration projects: These projects are aimed at discovering gold and precious metal deposits with stand-alone economic significance.

Operating units

The Group’s Dukat, Amursk POX, Omolon, Voro, Varvara and Khakanja operating units and near-mine exploration activities are discussed in turn below.

Dukat hub

The Dukat hub is located in the Magadan region of the Russian Federation. The Dukat hub consists of the Omsukchan concentrator, which processes ore from the Dukat and Goltsovoye mines, and the Lunnoye processing plant, which processes ore from the Lunnoye and Arylakh mines, as well as concentrate from the Omsukchan concentrator. The Dukat hub also includes the Nachalny-2 mine, where mining is expected to commence from late 2011. The Group’s subsidiary, CJSC Magadan Silver, carries out the Group’s operations at Dukat and Lunnoye.

The Dukat hub was created in 2008 by merging the Dukat operating unit and the Lunnoye operating unit. Various parts of the Dukat hub are united by geographic proximity and technological interdependence (see the map and flowchart below), with many shared support and auxiliary services (including maintenance, planning and budgeting, supply chain management, human resources and payroll).

The Dukat hub’s location is shown in the map below:

The following diagram illustrates the processing flows as the Dukat hub:

The table below presents an overview of the Group’s operations at the Dukat hub.

	Year ended 31 December			Six months ended 30 June
	2008	2009	2010	2010	2011

MINING
Dukat
Waste mined (Kt)	2,720	1,838	2,002	1,021	366
Underground development (m)	12,305	13,254	12,244	6,290	6,608
Ore mined (Kt)	1,017	1,175	1,069	579	552
Open-pit (Kt)	403	435	271	163	79
Underground	614	740	798	416	473
Goltsovoye
Underground development (m)	—	1,095	3,518	1,707	1,715
Ore mined (Kt)	—	5	23	5	79
Lunnoye and Arylakh
Waste mined (Kt)	2,583	2,787	2,724	1,283	1,361
Underground development (m)	1,912	2,268	3,139	1,546	1,059
Ore mined (Kt)	277	298	286	143	159
Open-pit (Kt)	226	183	160	74	84
Underground (Kt)	52	116	126	69	75
PROCESSING
Dukat
Ore processed (Kt)	983	978	1,259	674	665
Head grade
Gold (g/t)	1.2	1.1	0.9	1.1	0.7
Silver (g/t)	462	491	366	405	382
Recovery(1)
Gold	83.0%	78.3%	70.4%	71.5%	72.8%
Silver	81.7%	77.4%	71.8%	72.3%	73.6%
Production
Gold (Koz)	30.9	26.4	27.3	17.0	9.8
Silver (Moz)	12.5	11.8	11.1	6.5	5.3
Lunnoye
Ore processed (Kt)	283	295	275	144	153
Head grades
Gold (g/t)	1.6	1.4	1.3	1.4	1.3
Silver (g/t)	404	426	426	434	401
Recovery(1)
Gold	93.8%	94.1%	94.2%	94.2%	92.1%
Silver	90.2%	90.3%	90.3%	90.3%	87.4%
Production
Gold (Koz)	13.7	12.7	10.5	6.1	5.8
Silver (Moz)	3.4	3.7	3.4	1.9	1.7
TOTAL PRODUCTION
Gold (Koz)	44.7	39.1	37.9	23.1	15.6
Silver (Moz)	15.8	15.6	14.5	8.4	7.0

(1)	Technological recovery, includes gold and silver within work in progress inventory (concentrate, precipitate).

Access and logistics

Fuel, consumables and spares for use at the Dukat hub are delivered to the all-season port of Magadan by regular freight carriers from the Russian ports of Vanino and Nakhodka. As there is no railway system in the region and road transport would be less reliable and more expensive, the principal access to Magadan is by sea. Climatic conditions are severe, with long cold winters and short, occasionally hot, summers. The surrounding area is very sparsely populated and mostly covered with tundra forest.

Omsukchan, the location of the Dukat hub’s management, is approximately 566 km north-east of the city of Magadan and is connected to Magadan by an unpaved road, which is accessible all year and is maintained by federal and regional governments. Dukat is located 38 km from Omsukchan.

Magadan has a large international airport serviced by daily direct flights from Moscow and Khabarovsk, as well as weekly direct flights from Saint Petersburg. Omsukchan has a small commuter airport, with twice-weekly flights from Magadan.

Omsukchan concentrator

Location and history

The Omsukchan concentrator is located in the town of Omsukchan (which has a population of approximately 4,500 people).

The original processing facility began operations in the 1950s and processed tin ore. Following the discovery of the Dukat deposit, a new 250 ktpa concentrator was built and commissioned in 1978 and its capacity was increased to 550 ktpa in 1987. The plant was put on care and maintenance in 1996 following the disruption of concentrate off-take after the collapse of the Soviet Union and was abandoned in 1998.

The Group acquired the facility and related infrastructure, including the mining assets at the Dukat mine, following the liquidation of the previous owner. At that time, Pan American Silver (a Canadian public company) owned the subsoil licence relating to the Dukat mine. In 2000 one of the Group’s companies created a joint venture, CJSC Magadan Silver, with Pan American Silver and some other Russian companies. In 2000-2001 JSC Polymetal contributed its Dukat mine and Omsukchan concentrator assets to CJSC Magadan Silver in exchange for 80 per cent. of that company. Pan American Silver contributed the Dukat subsoil licence in exchange for 20 per cent. of CJSC Magadan. In 2004-2005, JSC Polymetal acquired 100 per cent. ownership of CJSC Magadan Silver. The final payment to Pan American Silver for its shares in CJSC Magadan Silver was made in 2009.

The Group restarted underground mining and open-pit mining at Dukat in 2002. In November 2002, the Omuskchan concentrator facility was restarted after extensive refurbishment that increased its capacity to 750 ktpa (“Section 1”). The refurbishment included installation of new screening, thickening, pumping and filtering equipment. Between 2006 and 2007, Section 1 underwent further improvement and debottlenecking, including the installation of a concentrate cooling and loading unit, flash flotation cells and a new filtering capacity, as well as the construction of the new tailings storage facility. In 2007, the decision was made to expand the Omsukchan concentrator by building the parallel process line (“Section 2” and, together with Section 1, the “Sections”) immediately adjacent to Section 1. The expansion was successfully commissioned in March 2010 and increased the total capacity of the Omsukchan concentrator to 1,500 ktpa.

After the commissioning of Section 2, in order to provide sufficient ore feed to the plant, it was decided to start processing material from old stockpiles. Stockpile processing was ceased in November 2010 due to declined recoveries associated with advanced oxidation and a significant amount of fines. In the fourth quarter of 2011, the Group plans to complete this process by installing new flotation cells and automating the thickening and flotation equipment.

The Omsukchan concentrator currently operates at full capacity of 1,500 ktpa, with silver recovery of 78 to 80 per cent. and gold recovery of 80 to 83 per cent. Taking into account recovery in cyanidation, overall recoveries to precipitates are 72 to 74 per cent. for silver and 73 to 75 per cent. for gold.

Processing

The Omsukchan concentrator uses conventional sulphide flotation technology. The sections are designed to treat different types of feedstock. Extensive geotechnological testing is employed to determine the suitability of particular ore for one of the Sections and to assist in the selection of the optimum technological parameters (feed rate and reagent addition). Section 1 is designed to treat simple metallurgical ores from the Dukat mine which typically yield higher recoveries with lower reagent consumption and generate concentrate that is amenable to cyanidation. The processing circuit comprises three-stage grinding (one SAG mill and two ball mills) followed by flash flotation and conventional flotation. Section 2 is designed to treat ores that are technically more complicated, including feedstock from Goltsovoye, old stockpiles and, in the near future, the Nachalny-2 mine. The processing circuit comprises two-stage grinding (one SAG mill and one ball mill) followed by gravity concentration, flash flotation and conventional flotation. Concentrate from both Sections is fed to a high-rate thickener.

Thickener output is filtered, dried, cooled, and loaded into 1.5 tonne bags (known as big bags). Mass pull to concentrate is approximately 3.0 per cent., with concentrate containing 0.9 to 1.2 per cent. silver by weight. Every big bag is sampled and tested to estimate silver recovery in cyanidation and, dependent on the result of this testing, concentrate is trucked either for leaching to the Lunnoye plant or to the port of Magadan for further shipment to a third-party off-taker. Selling concentrate to a third-party off-taker involves significant additional transportation costs, but improves recovery which results in improved economics.

At the Lunnoye plant, concentrate from the Dukat concentrator is mixed with ore from the Lunnoye and Arylakh mines and processed into zinc precipitate via agitated-tank cyanide leaching and the Merrill Crowe process. Precipitate from the Lunnoye mill is transported back to the Omsukchan concentrator for drying, homogenisation, sampling and packing. Dry sampled precipitate is shipped to a third-party refinery for toll-refining into doré and subsequent sale. Prior to 2007, precipitate was smelted on-site to produce doré bars. However, this was discontinued to reduce smelting losses and associated costs.

Tailings are pumped to one of the two tailings storage facilities, located 300 m and 2 km from the Omsukchan concentrator, respectively. Both tailings storage facilities use traditional ring-dyke impoundments, with toes and dams lined by HDPE liner. Currently, one such impoundment is being expanded to extend the useful life of the facility beyond 10 years.

Equipment and infrastructure

The Omsukchan concentrator uses equipment from the former Soviet Union and elsewhere. The ball mills were manufactured in Ukraine, while the SAG mills, feeders, conveyors, screens, concentrate dryers, concentrate coolers and conventional flotation cells in Section 1 were manufactured in Russia. The flash flotation cells, conventional flotation cells in Section 2 and thickener were produced by Outotec (Finland). Most of the other equipment was also from outside the former Soviet Union including hydrocyclones and slurry pumps (Warman, Australia), press filters (Andritz, Germany) and gravity tables.

Electricity is sourced from Magadanenergo, a regional subsidiary of the state-owned UES East, via a 110 kv grid line which originates at the hydro-electric station on the river Kolyma. Heat is provided by a coal-fired 12 MW boiler. Water is provided from the Omsukchan municipal water intake station located on a medium-sized river.

Dukat mine

Location and history

The Dukat mine is located 38 km to the west of the town of Omsukchan and 2 km from the town of Dukat in the Magadan region. A well-maintained unpaved road links the Dukat mine with Omsukchan.

The Dukat deposit was discovered from a mineralisation outcrop in 1967 during regional prospecting for tin. Between 1968 and 1977, extensive exploration efforts led to the discovery of multiple ore zones and ore veins. Exploration was mostly carried out by underground ore drifts and raises, as well as a limited amount of diamond core drilling.

Open-pit mining began in 1977, with ore being processed at the Omsukchan concentrator since 1978. In 1991, underground ore mining, mostly from manual stopes, began. Both open-pit and underground mining ceased in 1995 following the disruption of concentrate off-take after the collapse of the Soviet Union. By 1997, the mine was completely abandoned, resulting in its pits being flooded and underground work being filled with ice.

The Group restarted underground mining in early 2001 and open-pit mining in 2002.

From 2005, there was a shift from open-pit mining to underground mining at Dukat. By early 2012, the last open-pit reserves are expected to be depleted and mining at Dukat will consist solely of underground mining. From 2007 to 2010, the mining fleet was significantly enlarged to expand the underground mine and the underground railway haulage became operational in mid 2008, with 4.5 km of railway track. The underground mine currently has a capacity of 1,000 ktpa, with further expansion to 1,320 ktpa planned by 2014.

Geology and mineralisation

The Dukat deposit covers 11 sq km and comprises 87 distinct ore veins (only eight of them are fully depleted) and 34 ore zones. Ore bodies dip steeply, with an average width of 0.6 to 21 m. The five largest ore zones display continuity over several hundred metres and account for 85 per cent. of the ore reserves of the deposit. The largest ore body has a maximum thickness of up to 21 m, a strike length of approximately 1.2 km and has been investigated by drilling and underground sampling to a depth of 350 m. Some smaller veins and zones are yet to be fully explored and there is potential to discover additional ore beyond the currently known ore boundaries. Major ore minerals include silver sulphides and silver sulphasalts, as well as native silver and native gold associated with sulphides.

The mineralogy of different ore bodies and veins is varied, with certain parts of the deposit displaying chemical properties rendering ore more difficult for flotation. This material is processed through Section 2 of the Omsukchan concentrator. Extensive grade control drilling and blast-hole sampling are used to delineate ore bodies and reduce dilution. As a result of the current silver price being materially higher than the silver price used for reserve estimation, the current cut-off grade is significantly below the cut-off grade used to estimate reserves. Consequently, the mine produces ore at below-reserve grade, and this situation is expected to continue for the foreseeable future.

Reserves and resources

According to the JORC Code, proven and probable reserves at Dukat (including Nachalny-2) as at 1 July 2011 were estimated to be 13.2 Mt of ore grading 1.2 gold and 544.0 g/t silver (10.2 g/t gold equivalent) for 0.5 Moz of contained gold and 230.3 Moz of contained silver (4.3 Moz gold equivalent). Resources in addition to reserves were estimated at 6.1 Mt of mineralised material grading 0.6 g/t gold and 298.0 g/t silver (5.6 g/t gold equivalent) for 0.1 Moz of contained gold and 58.8 Moz of contained silver (1.1 Moz of gold equivalent) according to the JORC Code.

Mining

Open-pit mining at Dukat is conducted by the traditional drill and blast truck and shovel method within several small pits. Waste dumps are located on hillsides immediately adjacent to the pits. The remaining ore in the open-pits has irregular boundaries and occurs in small blocks, which, coupled with high stripping ratios, renders open-pit mining significantly more expensive than underground mining. Once open-pit reserves at Dukat are depleted, which is expected to be in early 2012, the open-pit mining fleet is expected to relocate to the Nachalny-2 mine.

Underground conditions at Dukat are favourable, with competent ore and host rock made more stable by the permafrost extending to a depth of 300 to 350 m. As a result, very little support is required and a mostly sub-level open stoping mining method is used with minor amounts of ore extracted from manual shrinkage stopes. Underground mining at Dukat is characterised by wide, steeply dipping ore bodies with good wall stability and consistent geometry down-dip and along strike. The Dukat underground mine is accessible by multiple adits located near main ore zones and is relatively shallow, with all current and planned working levels located less than 100 m below the valley floor.

Both underground development and stoping at Dukat are fully mechanised, with the use of trackless equipment. The ore is delivered by trucks to a centralised underground railway. The railway transports the ore to the crusher, which is located immediately at the exit of the railway from the underground mine. Ore from the crusher and the adjacent ore storage yard is then transported to the Omsukchan concentrator by contractors.

The crusher is currently undergoing refurbishment to expand its capacity and to allow for the upgrade of low-grade ore before sending it to milling with the use of XRF-separation technology, which, if successful, is expected to make processing of lower grade ore economic. The refurbishment of the crusher is expected to be completed by the end of 2011.

According to the Group’s current life of mine plan, the mine life of Dukat allows for 10 years of underground mining until 2021. Further mine life extension is possible as a result of using lower cut-off grades and the discovery of additional ore bodies and veins.

Equipment and infrastructure

All of the underground trackless equipment at Dukat was imported from outside the former Soviet Union and was mostly purchased from Atlas Copco (drill rigs, trucks and LHDs), Caterpillar (LHDs) and Normet (utility vehicles). The crusher was manufactured in the Czech Republic, while the underground railway equipment was manufactured in Russia. The open-pit mining equipment was also purchased from global manufacturers, such as Atlas Copco (drill rigs), Hitachi (excavators), Caterpillar (bulldozers) and Komatsu (42 mt articulated-frame trucks).

The maintenance facility for the underground equipment and the Atlas Copco service shop are located at the mine, while the open-pit maintenance shop is located 7 km away from the mine. The sample preparation facility servicing the Dukat and Goltsovoye mines, as well as all near-mine exploration projects, is located near the crusher. The fire assay lab is located at the Omsukchan concentrator. The Group also owns an explosives storage facility, which is located 4 km from the Dukat mine.

Nachalny-2 mine

The Nachalny-2 deposit is located 4 km to the north of the Dukat mine. It was discovered by the Group in 2006 during near-mine exploration. The Group includes Nachalny-2’s proven and probable reserve estimates with those of Dukat’s, as the Group expects Nachalny-2 to share infrastructure, personnel and mining fleets with Dukat. Despite its proximity to Dukat, Nachalny-2 is distinct from Dukat in terms of geology and mineralogy.

Two main ore body outcrops on the surface are steeply dipping and have elongated tubular shape with very limited strike (150 m) and dip (200 m). The main ore minerals include native silver and sulphosalts, with a limited amount of sulphides. Concentrates from Nachalny-2 exhibit low recoveries from cyanidation and are expected to be sold to third-party off-takers.

Pre-stripping at Nachalny-2 commenced in 2010, with the first ore expected to be mined in late 2011. From 2011 to 2013, the Group plans to mine approximately 300 kt of ore at Nachalny-2. Following depletion of the open-pit mine at Dukat, the open-pit mining fleet from the Dukat mine will be used at Nachalny-2, with ore transported by contractors to the Dukat crusher and then on to the Omsukchan concentrator.

According to the Group’s current life of mine plan, the mine life of Nachalny-2 is expected to be two years of open pit mining until late 2013.

Goltsovoye mine

Location and history

The Goltsovoye underground mine is located 80 km to the south of Omsukchan. In 2009, the Group constructed 40 km of improved unpaved road, which is accessible all year, to link the mine with the main road from Magadan to Omsukchan. Goltsovoye was discovered in 1979 and was explored from 1980 to 1988 mostly by underground ore drifts, as well as some underground diamond drilling. Trial underground mining took place from 1990 to 1994, with low-grade ore processed at the Omsukchan concentrator and high-grade ore shipped directly to lead smelters. Additional exploration took place from 2006 to 2008, mostly by diamond drilling from the surface.

In the first quarter of 2009, the Group acquired 100 per cent. of the assets of the Goltsovoye mine from the Irish public company, Ovoca Gold. Underground development started in the third quarter of 2009, and the first ore from stopes was mined in the fourth quarter of 2010. The mine currently has an annual mining capacity of 120 kt and is expected to reach full capacity of 180 ktpa in 2012.

Geology and mineralisation

Goltsovoye is a typical narrow-vein deposit of multiple ore bodies (up to 20 ore bodies are currently being mined) with an average width of 4.6 m. In addition to silver, lead also has some economic value in the ore, with traces of zinc and copper present. The distribution of silver in the veins and geometry of ore bodies is highly irregular and requires a substantial amount of in-fill drilling to convert resources to reserves.

Most ore bodies have a medium dip (35 to 45 degrees). They can be traced for up to 565 m along strike and are open down dip, with exploration continuing from both underground and surface diamond drilling. The major ore minerals are sulphides, including galena, freibergite, and other silver sulphides. The deposit has a well-defined zone of oxidation extending 50 to 70 m below the surface. Ore from the zone of oxidation has a specific and relatively poor response to flotation, with lower recovery and higher mass pull.

Resources

There are currently no reserves estimated for Goltsovoye according to the JORC Code. Reserve estimation and audit are planned for 2012, following the completion of the in-fill and down-dip drilling programme. Resources as at 1 July 2011 were estimated at 1.6 Mt of mineralised material grading 858.2 g/t silver (14.3 g/t gold equivalent) for 44.5 Moz of contained silver (0.7 Moz of gold equivalent) according to the JORC Code.

Mining

Underground conditions at Goltsovoye are generally favourable, with competent host rock. The ore is of variable competency, with some weak stopes closer to the surface. All underground workings are located in permafrost, with limited support being provided by steel anchors and wire mesh. The mining methods include sub-level open stoping (50 per cent. of ore, used for steeply dipping relatively wide ore bodies), shrinkage stoping (25 per cent., steeply dipping narrow veins), longwall mining (15 per cent., shallow-dip narrow veins) and inclined room-and pillar (10 per cent., shallow-dip wide ore bodies).

Access is by several adits located in proximity to the main ore zones. The Goltsovoye underground mine is relatively shallow, with all current and planned working levels located above the valley floor. Underground development and approximately two-thirds of stoping at Goltsovoye are fully mechanised, with the use of trackless equipment for drilling (long-hole production drill rigs and development jumbos), mucking (LHDs) and trucking (underground trucks). Ore is transported to the Omsukchan concentrator by contractors.

Based on currently estimated resources, Goltsovoye’s life of mine is estimated to last until 2021. However, additional down-dip exploration is expected to extend this life of mine further.

Equipment and infrastructure

All underground trackless equipment is purchased from Atlas Copco (drill rigs, trucks and LHDs) and hand-held drills and jacklegs are manufactured in Russia.

Electricity is generated on-site by diesel-powered generators. The site is remote and has accommodation for 80 employees, a canteen, maintenance facilities, a mine office, a water borehole and a small fuel storage facility.

Lunnoye processing plant and Lunnoye mine

Location and history

The Lunnoye processing plant and Lunnoye mine (“Zone 9”) is located 172 km to the north-west of Omsukchan to which it is connected by maintained, unpaved road, which is accessible all year round and which was mostly built by the Group in 2000 and 2001. The site hosts the processing plant and related infrastructure, with the currently operating Zone 9 underground mine approximately 2 km away.

The Lunnoye deposit was discovered in 1987, with four ore zones extensively explored from 1987 to 1993. The Group acquired 98 per cent. of the company holding the subsoil rights for the deposit in 1999, with the remaining 2 per cent. stake purchased by the Group in 2006. Processing plant construction and open-pit mining at Zone 7 began in 2000, with the 300 ktpa plant successfully commissioned in December 2001. Processing of concentrate from the Omsukchan concentrator commenced in early 2003. From 2004 to 2006, capacity was added to the leaching and filtering sections of the Lunnoye processing plant to ensure the reliable processing of silver-rich concentrate.

By 2007, the open-pit mine at Lunnoye was fully depleted and underground mine development started in 2006, with the first ore produced from stopes in 2008. The underground mine currently has a capacity of 150 ktpa, with further expansion to 300 ktpa planned for 2017. Although the known reserves are expected to be depleted in 2023, further extensions to the mine life are likely as deeper resources are drilled out and converted to reserves.

Geology and mineralisation

Zone 9 comprises five ore bodies with a total strike length of approximately 1,900 m and width varying from 2 m to 12 m. Vertically dipping mineralisation is structurally adjacent to the Lunnoye fault (located in its footwall) and is heavily brecciated in places.

The most important ore mineral is quartz. Silver is present in the form of sulphides and sulphosalts, while gold is mostly found in free form. The quartz has a distinct white colour and is easy to identify visually. Silver and particularly gold grade distribution within the ore body are highly erratic, requiring significant in-fill and grade control drilling.

Reserves and resources

According to the JORC Code, proven and probable reserves at Lunnoye as at 1 July 2011 were estimated at 2.8 Mt of ore grading 1.8 g/t gold and 367.1 g/t silver (7.9 g/t gold equivalent) for 0.2 Moz of contained gold and 33.5 Moz of contained silver (0.7 Moz gold equivalent). Resources in addition to reserves (including Zone 7, Zone 9 and two smaller ore zones) were estimated at 2.6 Mt of mineralised material grading 1.5 g/t gold and 359.2 g/t silver (7.5 g/t gold equivalent) for 0.1 Moz of contained gold and 30.4 Moz of contained silver (0.6 Moz of gold equivalent) according to the JORC Code.

Mining

The Lunnoye mine is accessible by two declines driven from the flanks of the ore body. A 10 m crown pillar separates the underground mine from the depleted pit.

Underground conditions at the Lunnoye mine are challenging due to the proximity of the fault and, in some places, the significant brecciation of ore and hanging wall, which necessitate significant support structures. Most permanent underground workings are supported either by steel frames, where stability is poor, or by steel anchors and shotcrete, where conditions are moderate. Open stopes are supported by wire mesh and anchors. Ground conditions tend to improve at the lower levels of the mine as the ore body becomes more distant from the fault.

Before 2011, ore was mined exclusively by sublevel open stoping methods, which enabled relatively high labour productivity, but generated significant dilution that negatively impacted ore grade. In the first quarter of 2011, the Group decided to make the transition to cut-and-fill mining in wide stopes with an unstable hanging wall. The long-term impact of this transition on mine capacity and operating and capital costs can only be reliably estimated by the

Group after the trial mining of the first cut-and-fill stopes is completed in the first quarter of 2012. In 2011, the short-term changes to the original mining plan led to a significant reduction in planned silver production.

Both underground development and stoping at Lunnoye are fully mechanised, with the use of trackless equipment for drilling (long-hole production drill rigs and development jumbos), mucking (LHDs), and trucking (underground trucks). Ore is transported directly to the surface and then to the processing plant by contractors. The Lunnoye underground mine is relatively shallow, with all current working levels located within 150 m vertical distance from the surface. The limit of currently estimated reserves is 350 m below the surface.

The Group’s current life of mine plan provides for underground mining at Lunnoye until 2023. Further, extension of the mine life is possible by converting resources into reserves through in-fill drilling at lower levels of the deposit.

Processing

The Lunnoye processing plant uses conventional cyanide leaching technology, with the Merrill Crowe process used to recover silver and gold values from solution.

Run-of-mine ore from Lunnoye and Arylakh mines is blended at the ore storage yard and crushed in the jaw crusher. Concentrate from the Omsukchan concentrator is loaded from big bags into the silo and then fed to the underflow sump of the ball mill.

Further processing comprises two stages of grinding (SAG mill and ball mill), slurry thickening, agitated cyanide leaching (nine tanks providing total residence time of 72 hours), counter-current decantation in four stages and the Merrill Crowe process. Wet precipitate is transported to the Omsukchan concentrator for further processing. Two smaller ball mills are operated on a stand-by basis, to process concentrate during the ball mill downtime (for example maintenance or mill liner changes).

Tailings are neutralised using calcium hypochlorite and sent to the tailings storage facility. The tailings storage facility is of a valley-fill type, with an additional lift of the dam added every two years. The dam and its toe are HDPE-lined.

Currently the plant operates at full capacity, processing 300 ktpa of ore and 35 to 50 ktpa of concentrate, with gold recovery of 92 to 94 per cent. and silver recovery of 87 to 91 per cent.

Equipment and infrastructure

All underground trackless equipment is imported and was purchased from Atlas Copco (drill rigs, trucks and LHDs) and Normet (utility vehicles). The crusher was manufactured in the Czech Republic.

Both of the main mills at the Lunnoye processing plant originate from the Soviet-era Omsukchan concentrator and are more than 30 years old. The SAG mill was manufactured in Japan (Rockcyle) and the ball mill was manufactured in Ukraine. The SAG mill underwent significant refurbishment in 2010, with the old shell, main gear and both trunnions replaced with new ones. The ball mill has undergone a similar refurbishment in the third quarter of 2011. The majority of other equipment at the Lunnoye processing plant was produced outside the former Soviet Union: thickeners were produced by Outotec (Finland), pumps and hydrocyclones by Warman (Australia) and Merrill Crowe equipment by Summit Valley (US).

Due to the remote location of Lunnoye, electricity is generated on-site by diesel-powered generators (manufactured by Wartsila of Denmark), with a total installed capacity of 6 MW. The processing plant and other site facilities are heated mostly by heat recovered from the generators, with supplemental heat in the winter produced by two diesel-powered boilers. The Group currently plans to be replace these diesel-powered boilers with a new coal-fired boiler in 2012.

The Lunnoye site has accommodation for 350 employees, a canteen and mine office. A large maintenance facility is located near the Lunnoye processing plant, while a smaller repair shop is situated near one of the underground declines. Fresh water is transported from a borehole located 7 km from the site. The site also has a warehouse, an open storage yard, an explosives storage facility, a cyanide storage facility and a diesel fuel depot with a capacity of 3,000 cubic metres.

Zone 7 deposit

The Zone 7 deposit (“Zone 7”) is located 11 km north-east of the Lunnoye site. Under the terms of the subsoil licensing, Zone 7 forms a part of the Lunnoye deposit. The Group includes Zone 7’s proven and probable reserve estimates with those of Lunnoye’s. Zone 7’s is currently included in the Group’s life of mine plan for Lunnoye. However, it is distinct from Lunnoye in terms of location, geology and mineralogy.

Zone 7 is a traditional high-grade narrow quartz vein, with average ore body width varying from 0.9 m to 1.6 m and a highly erratic silver grade distribution. The Group expects to commence in-fill drilling in the fourth quarter of 2012 in order to convert the Zone 7 resource to reserve. The Group expects to establish whether underground mining at Zone 7 is viable in the last quarter of 2011.

Arylakh mine

Location and history

The Arylakh deposit is located 22 km east of the Lunnoye site. Access is by an improved unpaved road, which is accessible all year round and was built by the Group in 2006. Arylakh was discovered in 1986 and was extensively explored between 1987 to 1988, mostly by surface diamond drilling and underground ore drifts. The Group assumed ownership of Arylakh at the time of the Lunnoye acquisition. Open-pit mining at the Arylakh mine and processing of ore from Arylakh at the Lunnoye plant started in the fourth quarter of 2006.

The open-pit mine is expected to be depleted by 2013 and in-fill drilling for detailed delineation of ore below the ultimate pit limit and underground mine design is currently ongoing. It is expected that underground mine development will commence in the first quarter of 2013, and that the underground mine will operate for approximately three years.

Reserves and resources

According to the JORC Code, proven and probable reserves at Arylakh as at 1 July 2011 were estimated to be 0.9 Mt of ore grading 0.6 g/t gold and 433.1 g/t silver (7.9 g/t gold equivalent) for 0.02 Moz of contained gold and 12.0 Moz of contained silver (0.2 Moz gold equivalent). In addition to reserves, resources were estimated to be 0.5 Mt of mineralised material grading 0.7 g/t gold and 462.4 g/t silver (8.4 g/t gold equivalent) for 0.01 Moz of contained gold and 7.0 Moz of contained silver (0.1 Moz of gold equivalent) according to the JORC Code.

Geology, mineralisation and mining

Productive mineralisation at Arylakh consists of a zone of multiple quartz veins, with a strike length of approximately 1,560 m. The average ore body width varies from 1 to 4 m. However, the ore body geometry is highly irregular and necessitates extensive grade control drilling. The ore has virtually no sulphides and silver is generally in free form. Open-pit mining at Arylakh is conducted by the traditional truck-and-shovel method at a current annual rate of 150 kt of ore within three small pits. Waste dumps are located on hillsides immediately adjacent to the pits. The ore is trucked to the Lunnoye plant by contractors.

Equipment and infrastructure

The open-pit mining equipment used at Arylakh was manufactured by Atlas Copco (drill rigs), Hitachi (excavator), Caterpillar (bulldozers and front-end loader) and MoAZ (articulated-frame trucks).

Near-mine exploration

The Group owns mining and exploration licences covering a 2,420 sq km area surrounding Dukat and Lunnoye. The near-mine exploration effort commenced in 2006, was suspended in the third quarter of 2008 due to the global financial crisis and resumed in the first quarter of 2010. The Group expects to carry out 24 km of diamond drilling both surface and underground in this area in 2011. The Group’s focus is on finding open-pittable or high-grade underground deposits that will enhance the grade profile at the Omsukchan concentrator in the short-to-medium term.

Perevalny

Perevalny is located 8 km to the north-east of the Dukat mine and immediately adjacent to the road connecting Omsukchan and Lunnoye. The deposit was discovered by the Group in 2007 during near-mine exploration. Mineralisation does not outcrop, with the location of the first productive drillhole indicated by the presence of sulphides in the drill core from coal exploration in the 1980s.

Ore bodies at Perevalny are flatly dipping, with a length along strike of up to 500 m and average width exceeding 4 m. Mineralisation is covered by at least 200 m of overburden, so any future mining will need to be carried out underground. Mineralisation is polymetallic with economic quantities of silver, zinc, lead and copper.

There are currently no reserves estimated for Perevalny according to the JORC Code. Resources as at 1 July 2011 were estimated to be 1.2 Mt of mineralised material grading 364.1 g/t silver (6.1 g/t gold equivalent) for 13.7 Moz of contained silver (0.2 Moz of gold equivalent) according to the JORC Code.

As no reserves have been established, the deposit is not currently included in the Group’s life of mine plan and is not subject to ongoing exploration efforts. However, it is important in terms of indicating significant potential for large non-outcropping ore bodies in the vicinity of the existing processing and mining operations.

Krasin

Krasin is located 71 km from the Omsukchan concentrator and 6 km from the road connecting Omsukchan and Lunnoye. In terms of geology and mineralogy, Krasin is broadly similar to the currently operating Lunnoye underground mine. The ore body has an average width of 2 to 4 m.

There are currently no reserves or resources estimated for Krasin according to the JORC Code. Accordingly, no life of mine plan has been established by the Group.

Exploration at Krasin is ongoing, with in-fill drilling and detailed technological testing currently under way. An estimate of open-pit resource is expected in 2012. A feasibility study is planned by the end of 2012. If found to be economically viable, ore from Krasin may be upgraded at the Dukat mine crusher and transported to the Omsukchan concentrator for processing.

Other targets

Other current targets include Zvezdny, located 5 km south of the Dukat mine and Kamenisty, which is immediately adjacent to Krasin to the north. Both have seen extensive trenching and some drilling in 2011.

Amursk POX hub

The Amursk POX hub will combine operations around the central pressure oxidation processing facility which the Group is constructing in Amursk. The Amursk POX facility, when launched, is expected to treat concentrates from two mines: Albazino, which is already in operation, and Mayskoye, which is currently being constructed.

Ores at both Albazino and Mayskoye are refractory and, consequently, require pre-treatment oxidation before conventional cyanidation. The Group carefully considered the recognised processes available for treating refractory ores, such as POX, roasting, and biological oxidation and selected POX (also known as autoclave leaching) as the preferred processing option. Despite higher initial capital costs, POX provides the following advantages:

•	the ability to treat various feedstocks in one facility;

•	higher recoveries;

•	lower operating costs; and

•	less significant environmental impact.

The Amursk POX hub’s location is shown in the map below:

The following diagram illustrates the processing flows at the Amursk POX hub:

The table below presents an overview of the Group’s operations at the Amursk POX hub.

	Year ended			Six months ended
	31 December			30 June
	2008	2009	2010	2010	2011

Albazino MINING
Waste mined, Kt	—	2,816	10,367	3,955	6,927
Ore mined (open pit), Kt	—	—	278	37	405
PROCESSING
Ore processed, Kt	—	—	—	—	116
Gold head grades, g/t	—	—	—	—	3.8
Gold Recovery(1)	—	—	—	—	65.7%
Concentrate produced, Kt	—	—	—	—	7.5
Gold in concentrate, g/t	—	—	—	—	38.3
Gold in concentrate, Koz	—	—	—	—	9.2(2)
Mayskoye MINING
Underground development, m	—	948	4,318	1,210	5,592
Ore mined (underground), Kt	—	—	16	6	41

(1)	To concentrate.
(2)	This gold in concentrate was not included in the Group’s gold production figure for the six months to 2011 because it was not subject to a contract for sale when the production figures for that period were produced.

Amursk POX facility

Location, access and history

The Amursk POX facility is currently under construction within the city limits of Amursk (which has a population of approximately 43,000 people). Amursk is located on the northern bank of the Amur river in the Khabarovsk territory of the Russian Federation, 350 km from Khabarovsk and 54 km from the large industrial city of Komsomolsk-on-Amur. 760 km downstream, at the mouth of the Amur river, is the seaport of Nikolaevsk-on-Amur. The production site is accessible from the city road network, with the railway spur located 4 km away.

Amursk was selected as the location for the Group’s POX facility for the following reasons:

•	the availability of a stable and highly qualified labour force;

•	an excellent transport infrastructure, including railways, paved highways and a river port; and

•	access to a reliable and relatively inexpensive power supply.

In 2007, the Group secured land plots in Amursk for the POX facility and related infrastructure by signing long-term land lease agreements with the Amursk municipality. In early 2009, detailed engineering work commenced. Construction began in April 2010. The Group currently expects to start commissioning in November 2011, with the first gold pour planned for the first quarter of 2012.

Processing

SNC and JSC Polymetal Engineering designed the Amursk autoclave facility specifically to accommodate the complementary Mayskoye and Albazino concentrates, with careful blending to achieve optimised gold recoveries and minimise operating costs. Extensive lab, benchscale and continuous pilot plant testing has been undertaken by SGS Lakefield (“SGS”) and the Group on the chemical and operating parameters of the process to be carried out at the Amursk POX plant.

The POX circuit comprises the following steps:

1.	incoming concentrates are unloaded from 14 tonne big bags in source-specific batches into a bin;

2.	concentrates are fed from the bin by a high-angle conveyor into a ball mill, where material is diluted with water and stored in source-specific agitated tanks;

3.	slurry from various tanks is carefully blended in the feed tank to achieve stable sulphur grade in the autoclave feed;

4.	slurry is acidified to destroy carbonates in the feed and pre-heated with re-circulated process water;

5.	slurry is pumped by two positive-displacement pumps into a five compartment autoclave, with a residence time of two hours and an active process volume of 180 cubic metres. Oxygen is produced on-site at the oxygen plant and injected in the autoclave to achieve at least 98 per cent. sulphur oxidation. High-temperature steam from a special boiler is injected to initiate the chemical reaction during start-ups and fresh water is injected to control the temperature;

6.	oxidised slurry is discharged through a flash vessel, where both temperature and pressure drop. Off-gas from the autoclave is scrubbed from sulphur oxides in the Venturi scrubber. Process heat is recycled in the instant boiling apparatus;

7.	autoclave discharge is neutralised by the addition of limestone and the slurry’s pH is further increased by the addition of lime. Limestone and lime are crushed, milled and diluted with water in separate two-stage crushing and milling sections;

8.	pH-adjusted slurry is sent to the carbon-in-leach (“CIL”) circuit where it undergoes carbon desorption, carbon regeneration, electrowinning and doré smelting;

9.	chemically inert tailings are filtered and dry-stacked in a fully lined tailings storage facility; and

10.	filtrate water is washed in a clarifier and sent to a reverse osmosis facility, where deleterious elements are removed with clean water re-circulated to the process.

SNC was responsible for the basic engineering of stages four to seven above and the detailed engineering of stages five to six. All other engineering work was performed by JSC Polymetal Engineering. The facility is fully automated.

The design capacity of the POX facility is 225 ktpa of concentrate. However, this is subject to an additional limitation; the Amursk POX can oxidise up to 22 ktpa of sulphide sulphur. To the extent concentrate has sulphide sulphur levels in excess of this it will not be possible to process 225 ktpa of concentrate.

Equipment and infrastructure

With the exception of ball mills used to dilute the incoming concentrate and grind limestone and lime, all other process equipment at the Amursk POX facility is imported, including:

•	the autoclave vessel and flash vessel which was manufactured in China by Japanese manufacturer Shanghai Morimatsu;

•	the autoclave lining which was made and installed by DSB of Germany;

•	the autoclave agitators, valves and dip tubes which were made in the US by various manufacturers; and

•	the positive-displacement pumps which were made in the Netherlands by Geho.

Power to the site is provided by a 35 kv power line built by the Group in 2010. The line is linked directly to the feeders of a 260 MW power plant powered by coal and gas. Oxygen is produced on-site from a swing adsorption plant supplied by Air Liquide of France. Heat is provided by recuperation of process heat from the instant boiling apparatus and by a 12 MW gas-fired boiler. Gas is available from the Group-built gas pipeline which is linked into a major gas pipeline running from Sakhalin to Khabarovsk. Process and potable water is provided from the municipal water network through a 4 km dedicated pipeline.

There is a large maintenance facility and spacious concentrate storage yard immediately adjacent to the Amursk POX facility. Dedicated cyanide and sulphuric acid facilities are located on the production site.

The external infrastructure (power, gas and water) has the capacity to accommodate a two-fold increase in the capacity of the Amursk POX facility. Land plots have been reserved on the site for such potential expansion.

Albazino

Location, access and history

Albazino is located in the Polina Osipenko district of the Khabarovsk territory, in a remote area covered with taiga forest, approximately 780 km north-east of Khabarovsk and 434 km from Amursk. The nearest settlement, Kherpuchi (which was a population of approximately 1,500 people), is located 114 km east from the project area and is connected with Albazino by a year-round unpaved road built by the Group between 2008 and 2009. The river port of Oglongi (which was a population of approximately 1,000 people) is located 6 km from Kherpuchi on the Amgun River and connects Oglongi with the ports of Nikolaevsk-on-Amur (approximately 180 km) and Amursk (approximately 600 km). Road transportation will be year-round, but the barging operation will be restricted to a six-month window when the river is ice-free.

Albazino’s location is shown in the map below:

The Albazino area has been a site of active mechanised placer gold mining since the 1890s. Hard-rock gold was first discovered in the area in 1955 during prospecting activities. Exploration work was quickly suspended after the refractory nature of gold mineralisation was revealed.

In 2002, exploration was resumed, with Barrick Gold briefly holding an option on the site from 2004 to 2005. The Group acquired the assets in 2006 from the local placer miner. Active exploration commenced in 2007, and the reserves were estimated by a feasibility study completed in the second quarter of 2008. Construction started in the third quarter of 2008 and open-pit mining commenced in the second quarter of 2009. The first line of the concentrator was successfully started up in April 2011 and the second line started production in July 2011.

Active exploration on the site continues, with 45 km of diamond drilling planned for 2011. The Group plans to commence development of an underground decline to undertake the detailed exploration of mineralisation below ultimate open-pit limits in the fourth quarter of 2011.

Geology and mineralisation

The Albazino deposit consists of several seemingly isolated northwest-trending mineralisation zones separated by fault-bounded structural blocks. Mineralisation extends over 7 km in length with Anfisa, Olga and Ekaterina in the northeast, and Nadezhda in the northwest. Anfisa and Olga open-pittable mineralisation formed the basis of the Group’s feasibility study and is currently the basis of estimates of mineral resources and ore reserves.

Gold mineralisation at Albazino is of the low-sulphide, gold-pyrite-arsenopyrite type and is associated with moderately dipping dykes that crosscut sandstones. Mineralisation is not confined to the dykes and may extend up to 20 m into the host sandstone wall rock. The most intense gold mineralisation is associated with fold zones, averaging between 10 and 30 m thick with intense veining.

Deeper levels of the Olga and Nadezhda zones, which are suitable for underground mining, and the open-pittable Ekaterina zone, currently do not have JORC compliant reserve or resource estimates and are subject to ongoing active exploration which forms part of the Group’s longer term exploration strategy. Current mineral potential at Olga deeps is estimated at approximately 1.3 Moz of gold.

Other targets have been identified on the property, including Maslov, Katya-2 and watershed. The Group aims to prepare an updated global resource estimate for Albazino in the fourth quarter of 2012. The goal is to assess the possibility of substantially increasing the capacity of the concentrator, with additional feed coming from newly identified sources of ore.

Reserves and resources

According to the JORC Code, proven and probable reserves at Albazino as at 1 July 2011 were estimated to be 17.6 Mt of ore grading 4.1 g/t gold for 2.3 Moz of contained gold. In addition to reserves, resources were estimated at 6.4 Mt of mineralised material grading 2.8 g/t gold for 0.6 Moz of contained gold according to the JORC Code.

Mining

Both Anfisa and Olga will be mined by conventional open-pit drill and blast truck and shovel methods. The ultimate depth of the larger Anfisa pit currently in production is 220 m, with substantial below-pit mineralisation providing significant potential for further pushbacks in the future. Waste dumps are located on steep hill sides 0.5 to 1.5 km from the pit. The Olga pit is expected to be much smaller with an ultimate depth of 90 m.

The Group’s current life of mine plan provides for open-pit mining until 2023. Further extension of the mine life is likely as a result of pit enlargement, which will be assessed following further exploration activities and reserve re-estimation.

Processing

The Albazino ore is refractory, with the majority of gold intimately associated with arsenopyrite and pyrite in microscopic and sub-microscopic form. As such, it is not amenable to recovery by conventional cyanidation. The zone of oxidised and transitional ore is developed to a maximum depth of 40 m.

The concentrator at Albazino is located 3 km away from the Anfisa pit. The run-of-mine ore will be fed to the primary jaw crusher and reduced to 250 mm. Crushed ore is subject to three-stage milling (in one SAG mill and two ball mills) and two-stage conventional flotation in two parallel circuits.

The flotation concentrate is thickened, filtered, dried, bagged and then shipped by road and barge to the Amursk POX facility. Flotation tails are thickened and sent to the valley-fill tailings storage facility which has a lined impoundment dam.

The concentrator has a capacity of 1,500 ktpa, which was achieved in the third quarter of 2011. The design recovery using flotation is 87.5 per cent., with a mass pull of up to 8 per cent. Currently, the facility processes mostly oxidised and transitional ores which has resulted in a recovery of approximately 75 per cent. The mass pull is significantly better than design at 5 to 6 per cent. and the concentrate contains 45 to 55 g/t of gold.

The bench scale autoclaving test work on the Albazino concentrate was carried out at SGS in Canada and achieved CIL gold recoveries from oxidised concentrate as high as 96 per cent. An extended pilot plant run achieved a cyanide leach gold recovery of 95 per cent. by CIL treatment of the POX discharge.

The Group has entered into a contract to sell some of the refractory gold concentrate produced at the Albazino mine to an off-taker in China for further processing at its roaster in the period before the Amursk POX facility becomes operational. The contract has been agreed and is subject to export licences being obtained.

Equipment and infrastructure

All of the open-pit mining equipment used at Albazino was imported from outside of the former Soviet Union. The drill rigs are made by Atlas Copco, with the remaining fleet (excavators, front-end loaders, bulldozers, and 90 tonne trucks) supplied by Komatsu. Most equipment at the concentrator is also imported from European manufacturers, including Sandvik (crusher), Outotec (mills, flotation cells and thickeners), Andritz (press filters) and Warman (pumps). The plant is fully automated.

Due to the remote location of Albazino, electricity is produced on-site by diesel-powered generators (manufactured in Russia by NG-Energo), with a total installed capacity of 14 MW. The processing plant and other site facilities are heated mostly by heat recovered from the generators, with additional heat produced in the winter by a diesel-powered boiler.

The site has accommodation for 400 employees, a canteen and a mine office. A sample preparation facility and assay lab and a large maintenance facility are located near the plant. Fresh water is provided by six boreholes. The site also has a warehouse, an open storage yard, an explosives storage facility and a diesel fuel depot, with a capacity of 3,000 cubic metres. A large fuel depot, with a capacity of 21,000 cubic metres, is located in Oglongi.

Mayskoye

Location, access and history

Mayskoye is located in the Chaun district of the Chukotka Autonomous Territory in north-eastern Russia, in a remote unpopulated area covered by Arctic tundra. The deposit is accessible all year round via 187 km of improved unpaved road from the town of Pevek (which has a population of approximately 4,400 people) which is a major seaport. Access to site for personnel is through Pevek airport which is capable of accommodating a variety of commercial aircraft. Supplies and spare parts are delivered through the port of Pevek, from July to early November each year.

Mayskoye’s location is shown in the map below:

Mayskoye was discovered in 1972 and was extensively explored between 1974 and 1986, mostly by surface diamond drilling. The deposit was the subject of several statutory feasibility studies by both the Soviet Union and Russia. In 2004, Highland Gold bought the licence for the deposit through a public auction and from 2005 to 2008 built substantial infrastructure on the site, including the access road and the accommodation camp. In 2008, a feasibility study was completed by Aker Kvaerner. Underground mine development began in the first quarter of 2008.

The Group acquired the property from Highland Gold in 2009. The Group decided to incorporate Mayskoye into the Amursk POX hub to reduce capital costs necessary for the construction of a stand-alone processing plant and modified the design of the Amursk plant to enable processing of the Mayskoye concentrate. Construction of the concentrator commenced in the second quarter of 2010, with start-up expected in the first quarter of 2012.

Geology and mineralisation

Gold mineralisation at Mayskoye is of the medium-sulphide, gold-pyrite-arsenopyrite type and is mostly associated with the steep quartz-feldspar dykes. Economic gold mineralisation is confined to high-grade gold-quartz-sulfide veins. Only 46 of more than 300 veins were subject to gold resource assessment, which were grouped into six mineralised zones to prioritise further mining operation scheduling. The average ore body width is 0.8 to 5.2 m.

The zone of oxidation can be traced to a depth of 300 m. Gold in the oxidation zone can be found both in free and sulphide-associated forms. Technical testing of the oxide ore is ongoing.

Reserves and resources

According to the JORC Code, proven and probable reserves at Mayskoye as at 1 July 2011 were estimated to be 7.9 Mt of ore grading 9.6 g/t gold for 2.4 Moz of contained gold. In addition to reserves, resources were estimated to be 18.1 Mt of mineralised material grading 8.3 g/t gold for 4.8 Moz of contained gold according to the JORC Code.

Mining

The current reserves have an estimated depth of 300 m from the surface, with resources extending to a depth of 1,000 m. The primary ore will be accessed by three separate sets of twin spiral ramps in the central, eastern, and western parts of the deposit. This will allow greater mining flexibility in terms of tonnage, grade and metallurgical characteristics (sulphur content and organic carbon content).

The oxidised ore will be mined in a series of shallow open pits, as well as underground. The timing of oxidised ore mining will be determined after the boundary between the primary and oxidised ores is fully delineated and detailed technical testing is completed. An artificial concrete crown pillar is currently being constructed to separate the current mining activities from the upper levels of the deposit.

Several underground mining methods will be used at Mayskoye, with more than 80 per cent. of ore mined by sub-level open stoping. Various types of backfill will be applied depending on ground conditions, which are variable depending on rock temperature and the degree of permafrost. Steel anchors and shotcrete will be used for support.

Underground development is currently under way on the central part of the deposit, with the aim of beginning production of primary ore from stopes in the first quarter of 2012.

According to the Group’s current life of mine plan, the mine life of Mayskoye is expected to be until 2024.

Processing

The primary Mayskoye ore will be processed by conventional flotation. The circuit comprises single-stage crushing followed by three-stage grinding (in one SAG mill and two ball mills) and three-stage conventional flotation. The flotation concentrate will be thickened, filtered, dried, packed in 14 tonne big bags and then transported by road to the port of Pevek. From Pevek it is envisaged that it will be transported by sea to Vanino and from there by rail to the Amursk POX plant. Road transportation to the port of Pevek and rail transportation from Vanino to the Amursk POX plant will be year-round, while sea shipment will be restricted to the summer months. Tailings will be pumped to a conventional ring-dyke tailings storage facility, with a lined impoundment dam.

The oxidised Mayskoye ore will be processed by conventional RIL cyanidation. The process will use the same crushing and milling equipment as the flotation circuit. Slurry will be subject to thickening, leaching, resin desorption, resin deactivation, electrolysis and smelting. Cyanidation tailings will be filtered and dry stacked in the lined tailings storage facility.

The concentrator has a capacity of 850 ktpa, which is planned to be achieved in the fourth quarter of 2012. The design recovery in flotation is 89 per cent. The mass pull is expected to vary within a 10 to 14 per cent. range. The concentrate produced is expected to contain 70 to 100 g/t of gold. RIL recovery is expected to average 88 per cent.

The Mayskoye ore is refractory, with the majority of gold associated with arsenopyrite and pyrite in microscopic and sub-microscopic form. The primary ore making up more than 90 per cent. of reserves is not amenable to recovery by direct cyanidation. Some of the ore zones have an elevated content of organic carbon and display preg-robbing characteristics.

Rigorous and extensive bench scale POX and CIL testwork for Mayskoye ore was carried out by SGS and JSC Polymetal Engineering. An average gold recovery of 92 per cent. from the Mayskoye concentrate to doré was demonstrated to be a reasonable estimate (combined gold recovery to doré is approximately 81 per cent.). This is somewhat lower than the recoveries from the Albazino concentrate, due to the presence of a partially preg-robbing organic carbon matter in some of the ore bodies at Mayskoye. Further test work, including continuous batch testing, will be undertaken over the next six months to identify opportunities to maximise and stabilise POX recovery of blended Albazino and Mayskoye concentrates.

Equipment and infrastructure

With the exception of the SAG mill, which was manufactured in Russia and the ball mills and the concentrate dryers, which were manufactured in the Ukraine, most of the plant equipment at Mayskoye is from outside the former Soviet Union. This includes a Sandvik crusher, Outotec flotation cells and thickener and Weir Warman slurry pumps. All underground trackless equipment at Mayskoye is imported, mostly purchased from Sandvik and Atlas Copco.

Electricity will be provided from the local coal-powered station in Pevek. The transmission line to Mayskoye was built in 2010 by the regional administration and the Group is currently building a substation on-site, which is expected to be completed in the first quarter of 2012. Electricity is currently being generated on-site by diesel-powered Caterpillar generators with an installed capacity of 6 MW. Heat will be provided by a coal-powered boiler. Process and potable water will be provided by a permanent water reservoir currently under construction 4 km from the mine site.

The site has accommodation for approximately 450 employees, a canteen and mine office. A large maintenance facility is located near the plant, with a smaller maintenance shop located near the underground mine. The site also has a sample preparation facility, an assay lab, a warehouse, an open storage yard, an explosives storage facility and a diesel fuel depot with a capacity of 600 cubic metres.

Omolon hub

The Omolon hub was created in 2009 by combining the Kubaka operating unit with the Sopka operating unit which was acquired in 2009. Various parts of the Omolon hub are in geographic proximity, with some shared support and auxiliary services (planning and budgeting, supply chain management, HR and payroll). The Omolon hub is centred around the Kubaka plant, which is expected to serve as a centralised processing facility for various operating and planned mines. The Group is carrying out near-mine exploration projects, which aim to expand the reserves of the Omolon hub.

The Omolon hub’s location is shown in the following map:

The table below presents an overview of the Group’s operations at the Omolon hub.

				Six months ended
	Year ended 31 December			30 June
	2008	2009	2010	2010	2011

MINING
Sopka
Waste mined (Kt)	—	579	2,025	853	1,789
Ore mined open pit (Kt)	—	92	159	25	207
Heap leach	—	11	43	—	—
Mill	—	80	116	—	—
Birkachan
Waste mined (Kt)	—	—	3,039	1,093	4,156
Ore mined open pit (Kt)	—	—	521	—	501
Heap leach	—	—	441	—	—
Mill	—	—	79	—	—
PROCESSING
Birkachan Heap Leach
Ore stacked (Kt)	—	639	459	89	—
Gold head grade (g/t)	—	1.9	1.6	1.8	—
Gold recovery(1)	—	2.5%	24.9%	—	—
Gold production (Koz)	—	0.9	5.7	0.2	0.2
Kubaka Mill
Ore processed (Kt)	—	—	223	—	299
Gold head grade (g/t)	—	—	2.2	—	1.9
Gold recovery	—	—	90.7%	—	90.4%
Gold production (Koz)	—	—	12.6	—	15.7
TOTAL PRODUCTION
Gold (Koz)	—	0.9	18.3	0.2	15.9
Silver (Moz)	—	0.003	0.034	—	0.028

(1)	Heap leach recoveries are meaningful for the full year only due to the influence of seasonality.

Access

All parts of the Omolon hub are located in remote unpopulated areas mostly covered with taiga forest, with only seasonal access available. Land transportation between various parts of the Omolon hub is possible only in the winter months. Fuel, consumables and spares are delivered to Kubaka and Birkachan via a winter road (usually accessible from January to April). Fuel, consumables and spares are delivered to Sopka mostly through the port of Evensk (which has a population of approximately 1,800 people) which is located on the Sea of Okhotsk during the summer (usually from June to October).

Kubaka plant

Location and history

The Kubaka site is accessed by a 362 km winter road from Omsukchan. It is located 250 km north-east of Omsukchan and 270 km north of Evensk by winter road. In the summer months access is only by light aircraft or helicopter. The climate is severe, with long cold winters and short, occasionally hot, summers.

The Kubaka plant’s location is shown in the map below:

The Kubaka deposit was discovered in 1982. From 1994 to 1996 a US public company, Amax Gold, built an open-pit mine and processing plant near the deposit. In 1998 a Canadian public company, Kinross Gold, acquired Amax Gold and assumed control of the operation. From 1996 to 2006, the Kubaka mine was the largest gold producer in Russia. It was closed due to the depletion of ore reserves and the plant was put on care and maintenance in March 2006.

The Group acquired the Kubaka plant together with four mining properties (Birkachan, Oroch, Tsokol and Prognozny) in January 2008. In August 2010, the plant was restarted with minor modifications, including a new tailings facility. In the fourth quarter of 2010, construction of a new processing section commenced to enable the processing of ores with high silver content initially from the Sopka deposit. The upgraded plant includes new leaching, counter-current decantation and Merrill Crowe sections and is expected to be commissioned in the fourth quarter of 2011.

The Kubaka plant currently processes mostly lower-grade Birkachan ore, with a gold recovery rate of 90 to 91 per cent. The plant is currently operating below its rated capacity of 850 ktpa due to adverse weather with excessive snowfall that limited the amount of waste that could be removed from the Birkachan mine in the first quarter of 2011. As a result, less ore was mined in 2011 than was projected (and which was required to allow the processing plant capacity to be met).

Processing

The Kubaka plant currently uses only conventional CIP cyanidation technology. Run-of-mine ore is crushed in a jaw crusher, while further processing comprises two-stage milling (SAG mill and ball mill), thickening, CIP leaching, desorption, electrolysis, carbon regeneration and doré smelting. This processing option will continue to be utilised in the long term for ores with low silver content, such as ores from the Birkachan and Tsokol mines.

Ores with high silver content, such as those from the Sopka, Oroch and Dalniy mines, will be processed after the new section at the Kubaka plant is complete. After grinding, the material will be subject to agitated leaching, counter-current decantation and Merrill Crowe recovery. The resulting precipitate will be dried, homogenised, sampled, packed and flown to a refinery.

Tailings from both processing options are neutralised and pumped 2.5 km to the tailings storage facility located in the depleted Kubaka open-pit mine.

Equipment and infrastructure

The crusher and both of the mills at the Kubaka plant were manufactured in the United States by Allis Chalmers and have a total operating life in excess of 20 years. The majority of the remaining equipment is also imported, mainly from the United States. Equipment in the new sections, which are currently under construction, will also mostly be imported, with the thickeners manufactured by Outotec and pumps by Warman.

Due to the remote location, electricity is generated on-site by diesel-powered generators (made by Caterpillar), with a total installed capacity of 10 MW. The processing plant and other site facilities are heated mostly by heat recovered from generators, with additional heat in the winter produced by an electric boiler. The Group currently plans to replace this electric boiler with a new coal-fired boiler in 2013.

The site has accommodation for 400 employees, a canteen, and a mine office. A large maintenance facility is located near the plant. Fresh water is sourced from the borehole located on the site. The site also has a warehouse, an open storage yard, an explosives storage facility, a cyanide storage facility and a diesel fuel depot with a capacity of 20,000 cubic metres.

Birkachan mine and heap leach facility

Location and history

The Birkachan site is located approximately 34 km from the Kubaka plant to which it is connected by an unpaved road built by the Group in 2010 to 2011. Following the construction of a 180 m permanent bridge over the Omolon river in the second quarter of 2011, this road operates all year-round. The Birkachan deposit was discovered in 1998 and has mostly been explored by diamond drilling. Kinross Gold mined a trial pit from 2005 to 2006, processing higher-grade ore at the Kubaka plant and stockpiling lower-grade material on-site.

In 2008, the Group purchased Birkachan together with the Kubaka plant. In 2009, a trial dump leach operation based on stockpiled material was launched to assess the viability of dump or heap leaching of lower-grade ore and it is expected that the stationary full-scale heap leach facility will start operating from 2012. Open-pit mining resumed in the second quarter of 2010, with first ore mined in the third quarter of 2010.

Geology and mineralisation

The Birkachan mineralisation is located in a 150 to 200 m wide zone. The mineralisation comprises two distinct types: gold-silver veins and disseminated stockwork. The individual veins generally have average width of up to 10 m, extend up to 100 m along strike and down-dip and carry gold grades of up to 8 to 12 g/t. The stockwork comprises mineralised zones of 60 to 80 m thick extending 2.5 km along strike and 150 to 200 m down-dip from the surface and grading 1 to 3 g/t of gold.

Reserves and resources

According to the JORC Code, proven and probable reserves at Birkachan as at 1 July 2011 were estimated to be 13.1 Mt of ore grading 2.5 g/t gold for 1.1 Moz of contained gold. In addition to reserves, resources were estimated at 3.9 Mt of mineralised material grading 2.8 g/t gold for 0.4 Moz of contained gold according to the JORC Code.

Mining

Open-pit mining at Birkachan is conducted by the traditional drill and blast truck and shovel method at the current rate of 900 kt of rock per month within one large pit. Higher-grade ore feed for the CIL plant, lower-grade ore feed for the heap leaching facility and waste blocks are carefully delineated and excavated separately, with a substantial amount of in-fill drilling and grade control sampling. Water pumping demands are significant due to the presence of glaciated till on the surface of the ore. Waste dumps are located along one side of the pit on a relatively flat hill slope.

The Group’s current life of mine plan provides for open-pit mining until 2017, followed by underground mining until 2023.

Processing

The trial heap leach facility which is currently operating treats run-of-mine ore which is dumped from trucks on plastic liner in two 6 m lifts and ripped by bulldozers. It is sprinkled with cyanide solution at an ambient temperature. The pregnant solution is processed through a CIC circuit, with all equipment located in the open air. Loaded carbon is trucked to the Kubaka plant for further processing. The facility operates from May to October. Production stops when average daily temperatures drop below -4 degrees Celsius.

In the second quarter of 2012, the Group expects that a permanent heap leach facility will be commissioned to treat crushed ore, which will be dumped from trucks onto a plastic liner in three 6 m lifts and ripped by bulldozers. Warm cyanide solution will be applied by sprinklers in the summer and by buried drippers in the winter. The pregnant solution will be processed through a CIC circuit, which will be housed in a separate building which is currently under construction. The loaded carbon will be trucked for further processing to the Kubaka plant. The barren solution will be heated to 14 degrees Celsius in a coal-fired boiler and returned to the process. The facility will operate all year round.

Equipment and infrastructure

The open-pit mining equipment of Birkachan includes Atlas Copco drill rigs, as well as Komatsu excavators, bulldozers and 90 tonne rigid-frame trucks. The heap leach semi-mobile crusher was manufactured by Sandvik, with the CIC equipment sourced from Russian manufacturers.

The site currently has a mine office. After construction of a road from Kubaka to Birkachan, employee housing at the Birkachan site was relocated to Kubaka and the onsite accommodation was dismantled. A large facility for open-pit equipment maintenance and overhauls is located at the Kubaka site. A smaller maintenance hangar is located 3 km from the mine. Explosives storage and cyanide storage facilities are located at Kubaka.

Due to its remote location, electricity is generated on-site by diesel-powered generators (manufactured by the Russian company NG-Energo), with a total installed capacity of 3 MW. A new 8 MW coal-fired boiler will be commissioned in 2012 and will be used mostly for heating the heap leach solution.

Sopka Kvartsevaya mine

Location and history

The Sopka Kvartsevaya (“Sopka”) mine is located approximately 120 km north-west of Evensk. It is connected to Kubaka by a 180 km winter road. Climate conditions are severe, with long cold winters and short summers. Due to the proximity of the sea, extreme precipitation occasionally occurs both in winter and summer, which impacts transportation routes.

The Sopka mine was discovered in 1969, with intermittent exploration by surface diamond drilling and some underground drifting from 1971 to 1979 and 1996 to 1998, respectively. The previous owner, Auramine, conducted a feasibility study and assessed the JORC-compliant reserves in 2008, with a view to building a processing plant on-site.

The Group acquired the Sopka mine in 2009. The approach to the project was modified with the processing of high-grade ore at the refurbished Kubaka mill chosen as the preferred processing option. Open-pit mining started in May 2009. In the first quarter of 2011, approximately 50 kt of high-grade ore was transported to the Kubaka plant for processing in the fourth quarter of the same year.

Reserves and resources

According to the JORC Code, proven and probable reserves at Sopka as at 1 July 2011 were estimated to be 3.7 Mt of ore grading, 4.4 g/t gold and 151.7 g/t silver (7.0 g/t gold equivalent) for 0.5 Moz of contained gold and 17.8 Moz of contained silver (0.8 Moz gold equivalent). In addition to reserves, resources were estimated at 0.2 Mt of mineralised material grading 3.3 g/t gold and 123.4 g/t silver (5.3 g/t gold equivalent) for 0.02 Moz of contained gold and 0.9 Moz of contained silver (0.04 Moz of gold equivalent) according to the JORC Code.

Geology and mineralisation

The Sopka deposit is a low sulphidation epithermal gold and silver deposit. It consists of several linear alteration zones enclosing relatively narrow adularia-quartz and quartz-carbonate veins. The main gold-bearing zone extends for 2.2 km dipping at low to moderate angles. It contains five high-grade shoots with adularia quartz veins, enveloped by a wide halo of alteration, which contains low-grade zones. In addition to native gold, the main carriers are electrum and kustelite.

Mining

Open-pit mining at Sopka is conducted by the traditional truck-and-shovel method at a current rate of 250 kt of rock per month from three pits, which will subsequently merge into one big pit. High-grade ore (greater than 5 g/t gold equivalent), low-grade ore and waste blocks are carefully delineated and excavated separately, with a substantial amount of in-fill drilling and grade control sampling. Waste dumps are located on steep hillsides near the pits.

The Group’s current life of mine plan provides for open-pit mining until 2016, with processing continuing until 2018.

Processing

High-grade ore from Sopka will be transported via a winter road for processing at the upgraded Kubaka processing plant. As the winter road is operational only for four months a year, transporting and processing volumes are expected to be limited to 300 ktpa. Winter weather, particularly heavy snowfall, may further limit transport capacity. The alternative option is to ship mine ore in big bags to Khakanja from the ports of Evensk and Okhotsk. Recoveries from Merrill Crowe circuits are expected to be 94 per cent. for gold and 88 per cent. for silver.

Low-grade ore will be heap leached on-site after two-stage crushing. Test work indicated recoveries of 6 per cent. for gold and 55 per cent. for silver are achievable over a two-year leaching period. It is anticipated that heap leach processing of low-grade ore will start after 2014.

Equipment and infrastructure

The open-pit mining equipment used at Sopka includes Atlas Copco and Sandvic drill rigs, as well as Komatsu excavators, bulldozers and 55 tonne rigid-frame trucks.

The site currently has accommodation for 150 employees, a canteen and a mine office. A maintenance hangar, a small fuel depot and an explosives storage facility are located nearby. A large 6,000 cubic metre fuel depot is located in Evensk. Heat is generated by two diesel-powered boilers.

Tsokol project

The Tsokol deposit is situated approximately 3 km from the existing Kubaka plant site. It was first discovered in 1984. From 1987 to 1992 the project was considered to be part of the Kubaka deposit and prospecting was incorporated in to the same exploration programme. Tsokol was part of the Kubaka assets acquired by the Group from Kinross Gold in 2008.

Tsokol is a highly weathered near-surface vein deposit. Almost vertical adularia-quartz veins form a continuous mineralised zone. Ore shoots within the vein structure are on average 4 m wide, up to 110 m high and vary in length from 50 to 900 m. Ore is free-milling and is expected to yield gold recoveries of up to 95 per cent.

There are currently no reserves estimated for Tsokol according to the JORC Code. Resources as at 1 July 2011 were estimated to be 1.3 Mt of ore grading 8.1 g/t gold for 0.3 Moz of contained gold according to the JORC Code.

Open-pit mining at Tsokol is expected to commence in the third quarter of 2012, reaching an annual rate of 150 kt of ore in 2013. Ore will be processed at the Kubaka plant.

The Group’s current life of mine plan provides open-pit mining until 2017, followed by underground mining until 2019.

Oroch project

Oroch was discovered in 1979 and extensively explored from 1980 to 2005 by diamond drilling. It is located 110 km from Kubaka and approximately 20 km from the Kubaka-Sopka winter road.

Oroch is an epithermal gold-silver deposit. The ore bodies are mainly composed of quartz and carbonate. They have a steep dip and an average width of 6 m.

There are currently no reserves estimated for Oroch according to the JORC Code. Resources as at 1 July 2011 were estimated to be 1.9 Mt of mineralised material grading 3.3 g/t gold and 167.0 g/t silver (6.0 g/t gold equivalent) for 0.2 Moz of contained gold and 10.3 Moz of contained silver (0.3 Moz of gold equivalent) according to the JORC Code. As no reserves have been established, no life of mine plan has been established by the Group. A feasibility study has recently been completed in respect of Oroch. This study anticipates Oroch having a four year mine-life for high-grade ore followed by a two year heap leach operation. A JORC-compliant reserve estimate for Oroch is expected in the fourth quarter of 2012.

Mining is currently expected to commence in 2014. High-grade ore will be transported to the Kubaka plant for processing and low-grade ore will be heap leached on-site.

Dalniy project

Dalniy was discovered in 1979 during an exploration effort following the discovery of the Sopka deposit. Dalniy is situated 7 km south of Sopka via 18 km of winter road. Like Sopka, Dalniy is a low sulphidation epithermal gold and silver deposit. A vein zone has been traced for 600 m.

There are currently no reserves or resources estimated for Dalniy according to the JORC Code. Accordingly, no life of mine plan has been established by the Group. A feasibility study will be completed in the forthcoming months in respect of Dalniy. This study anticipates Dalniy having a five year mine-life for high-grade ore with a parallel heap leach operation. A JORC-compliant reserve estimate for Dalniy is expected in the fourth quarter of 2012. Dalniy is currently the subject of in-fill drilling and feasibility study. It is conceptually planned that mining will commence in 2015, with high-grade ore transported to the Kubaka plant for processing and low-grade ore heap leached on-site jointly with material from Sopka.

Near-mine exploration

The Group has licensed 91 sq km for exploration in the vicinity of the Kubaka plant and its key project is Burgaly, located 40 km north of Birkachan. Burgaly and the licensed area around Kubaka have seen extensive trenching and some drilling in 2011. The key objective is to identify high-grade open-pittable deposits able to improve medium-term grade profile at the Kubaka plant.

Voro stand-alone mine

The Voro stand-alone gold mine consists of a main production site, with two open-pit mines and two processing facilities. It currently processes ore from two small satellite deposits, Degtyarskoye and Fevralskoye.

The table below presents an overview of the Group’s operations at Voro.

	Year ended 31 December			Six months ended 30 June
	2008	2009	2010	2010	2011

MINING
Voro
Waste mined (Kt)	9,087	10,446	9,465	4,049	5,254
Ore mined open pit (Kt)	582	666	956	448	439
Oxidised	193	43	288	114	76
Primary	389	623	668	334	363
Degtyarskoye
Waste mined (Kt)	—	789	1,566	808	857
Ore mined open pit (Kt)	—	152	274	140	113
Fevralskoye
Waste mined (Kt)	—	—	—	—	132
Ore mined open pit (Kt)	—	—	—	—	7
PROCESSING
Voro Heap Leach
Ore stacked (Kt)	925	938	1,024	351	399
Gold head grade (g/t)	1.5	1.7	1.6	1.4	1.5
Gold recovery	73.0%	65.3%	72.5%
Gold production	32.8	33.1	33.7	12.8	11.6
Voro CIP
Ore processed (Kt)	604	796	907	449	439
Gold head grade (g/t)	6.5	6.0	6.1	6.6	5.8
Gold recovery(1)	79.2%	79.2%	79.8%	80.2%	77.6%
Gold production	98.8	117	149	76.4	57.1
TOTAL PRODUCTION
Gold (Koz)	132	150	183	89.2	68.6
Silver (Moz)	0.065	0.081	0.171	0.069	0.074

(1)	Heap leach recoveries are meaningful for full year only due to the influence of seasonality.

Location, access and history

Voro is located in the Sverdlovsk region of Russia, approximately 370 km north of the regional centre of Ekaterinburg and 25 km south of the city of Krasnoturinsk (which has a population of approximately 65,000 people). The industrialised and moderately populated area around the deposit is home to several large underground mines (bauxite, copper and iron ore) and is mostly covered with taiga forest, with limited agriculture. There is good access from Ekaterinburg along a federal highway, which passes 7 km from the mine. There is a railway connection with a Group-owned spur located 18 km from the site. Materials and spare parts are delivered by rail or road.

The deposit was discovered in 1985. In 1998, the Group acquired the company that held the mining licence for Voro. The Group commenced mining in 1999 and heap leaching of oxidised ore in 2000. In 2005, the CIP plant was commissioned with a capacity of 450 ktpa. The plant was expanded to 600 ktpa in 2007 by replacing three-stage crushing with one-stage crushing and SAG milling. The plant was further expanded to 940 ktpa in 2008 by debottlenecking, thickening, leaching and filtering sections. In 2010, mining started on the new southern pit to extract ore from an extension of the main deposit.

The Voro stand-alone mine’s location is shown in the following map:

Geology and mineralisation

The Voro deposit is a fracture zone and the ore body generally lies in the footwall of the fault. The major mineralised zones occur within brecciated limestone. These zones are erratic in shape, are not visually identifiable and require dense grade control drilling for final delineation prior to mining.

A highly variable weathering pattern is developed across the deposit, with a broad oxidation surface developed to a depth of 65 m, but zones as deep as 100 m are developed where karstic features have formed in the limestone. An extension to the main Voro deposit of mainly oxide material has been outlined in the south.

Oxidised gold at Voro occurs mostly in free form. In primary ore, gold occurs in a variety of forms. These include free, intergrown with host minerals, associated with pyrite and attached to silicates. The highly variable mineralogy of primary ore requires careful selection of processing regimes and accounts for the relatively low recovery rates for gold at Voro.

Reserves and resources

According to the JORC Code, proven and probable reserves at Voro as at 1 July 2011 were estimated to be 15.5 Mt of ore grading 2.8 g/t gold for 1.4 Moz of contained gold. In addition to reserves, resources were estimated to be 1.5 Mt of mineralised material grading 1.6 g/t for 0.1 Moz of contained gold according to the JORC Code.

Mining

The Voro deposit is mined solely by open-pit mining methods and this is expected to continue until the end of its mine life. Ultimately, the mine design will result in the excavation of two pits: (i) a 240 m deep pit to the north and (ii) an 80m shallow pit to the south.

A conventional truck-and-shovel method is employed. Drilling and blasting are used in the deep pit but are not expected to be required in the shallow pit. As there is very little oxidised ore left in the deep pit, future heap leaching will mainly be sourced from the shallow pit and stockpiles.

Both primary and oxidised ore are stockpiled and blended near the pit and then transported to the processing facilities located 6 km away. Waste dumps are located 1 to 2 km from the pit.

The Group’s current life of mine plan provides for primary ore open-pit mining until 2020 and stockpile processing until 2026.

The mine life for oxidised ore at Voro is expected to be until 2017, with the processing facility at Voro operating below its full capacity from 2012. Efforts are under way to identify further sources of oxidised ore, including third-party supplies.

Processing

Two processes are used to extract gold from the two types of ore mined at Voro. Oxidised ore is processed by heap leaching, with a capacity of 1,000 ktpa, while primary ore is processed by milling/CIP, with a capacity of 940 ktpa.

Heap bases may be constructed throughout the year. Heap stacking may be carried out from April to October. Once the heap has been stacked leaching and gold recovery may be carried out throughout the year. Leach pads are constructed on a solid base of clay and crushed stone, with a 2 mm low-density polyethylene liner. Oxidised ore is crushed in two stages in roller crushers and agglomerated using cement. It is stacked in 18 m single-lift heaps using a mobile system of tracked conveyors and stackers. Old heaps are re-handled using a dragline excavator for secondary and tertiary leaching. The pregnant solution is treated using the Merrill Crowe process. The precipitate is smelted to produce doré.

Currently the heap leach facility processes material at a full capacity of 1,000 ktpa, with gold recovery of 65 to 70 per cent. achieved after 24 to 36 months of leaching.

The primary ore is crushed in a jaw crusher and further treated in a three-stage milling circuit (one SAG mill and two ball mills). A standby circuit, which operated before the expansion (three-stage crushing), is available during the SAG mill downtime. After milling, slurry is thickened and leached (approximately 48 hours residence time) in a CIP circuit. Further processing includes desorption, electrolysis and smelting to doré. Tails are filtered and transported to a dry-stacking tailings storage facility immediately adjacent to the plant.

The plant currently processes material at its full capacity of 900 ktpa, with gold recovery of 77 to 79 per cent.

Equipment and infrastructure

All the mining equipment at Voro is imported, including Atlas Copco drill rigs, Hitachi excavators, 55 tonne Komatsu trucks and Caterpillar bulldozers. Both crushers at the heap leach facility were manufactured in the United Kingdom by Mining Machinery Developments Limited, while all other heap leach equipment was manufactured in Russia.

The jaw crusher at the CIP plant was manufactured in the Czech Republic. The SAG mill was manufactured in Russia and the ball mills were manufactured in Ukraine. All other significant CIP plant equipment was imported from Germany (Andritz press filters), Finland (Outotec thickener), Australia (Warman pumps and hydrocyclones) and other developed countries.

Electrical power at Voro is provided from the grid via a 110 kv line. Heat is provided by a gas-fired boiler, supplied via a large gas pipeline 500 m from the site. The site has a large maintenance shop. Fuel is delivered by truck from fuel depots located 20 to 30 km from the mine. There is a cyanide storage facility near the CIP plant. Explosives are delivered by truck from a supplier’s nearby plant and maintenance is mostly outsourced.

Degtyarskoye

The Degtyarskoye deposit is located 420 km to the south of Voro and is accessible by paved road. It represents the leached cap of a large former underground copper mine, where production stopped in the early 1980s. The Group acquired the deposit in 2008 and mining commenced in 2009, with ore being transported to Voro for processing at the CIP plant.

The ore at Degtyarskoye is of a relatively high grade and yields high recovery. The deposit is expected to be fully depleted by the end of 2011, with no material resources and reserves to report according to the JORC Code. Ore-processing is expected to cease in the first quarter of 2012.

Fevralskoye

The Fevralskoye deposit is located 507 km to the south of Voro and is accessible by paved road. The Group acquired the deposit in 2006. Fevralskoye represents a zone of intense quartz veining along a large regional fault. The gold appears in varying concentrations and precise grade determination is challenging, with estimates ranging from 2.5 to 5.5 g/t depending on the top-cutting procedures employed.

The Group began mining at Fevralskoye in the first quarter of 2011. The Group plans to process a trial ore shipment in the fourth quarter of 2011, to confirm grade estimation parameters and assess the economic viability of further mining. No reserves or resources have been estimated for Fevralskoye according to the JORC Code. Accordingly, no life of mine plan has been established by the Group.

Near-mine exploration

The Group has licences for 143 sq km of exploration in the vicinity of Voro. The main exploration areas include Volchansk, where drilling commenced in the fourth quarter of 2011 and South Voro, where reconnaissance and geophysical activities started in 2011. The main objective of these activities is to identify near-surface oxidised ore occurrences which have the potential to extend the useful life of the heap leach facility at Voro.

Khakanja stand-alone mine

The Khakanja stand-alone gold-silver mine consists of a main production site, with open pits and a processing plant. It currently also processes ore from the small Yurievskoye satellite deposit, from a trial mine at the AK Project and from the Omolon hub’s Sopka mine. Sopka ore will be processed at Khakanja until the refurbishment of the Kubaka processing plant is completed (which is currently expected to be in the last quarter of 2011), following which the ore produced at Sopka will then be processed at the Kubaka processing plant. The Group also carries out near-mine exploration projects, which aim to extend the economic life of Khakanja.

The Khakanja stand-alone gold silver mine’s location is shown in the following map:

The table below presents an overview of the Group’s operations at Khakanja.

	Year ended 31 December			Six months ended 30 June
	2008	2009	2010	2010	2011

MINING
Khakanja and Yurievskoye
Waste mined (Kt)	8,219	8,749	10,106	4,629	5,045
Underground development (m)	—	—	358	—	882
Ore mined (Kt)	601	654	478	299	168
Open pit	601	654	476	299	163
Underground	—	—	2	—	5
Avlayakan
Waste mined (Kt)	—	—	33	—	522
Ore mined open pit (Kt)	—	—	4	—	62
PROCESSING
Ore processed (Kt)	602	610	622	308	312
Head Grade
Gold (g/t)	5.8	5.8	6.6	6.4	4.1
Silver (g/t)	117	139	205	207	139
Recovery(1)
Gold	94.4%	94.1%	94.9%	94.5%	94.5%
Silver	52.5%	61.1%	63.1%	57.6%	74.7%
TOTAL PRODUCTION
Gold (Koz)	109	108	127	59.4	38.8
Silver (Moz)	1.3	1.7	2.6	1.18	1.07

(1)	Technological recovery, includes gold and silver within work-in-progress inventory (precipitate).

Location, access and history

The Khakanja mine is located in the Khabarovsk Territory, approximately 1,100 km north of Khabarovsk and 480 km west of the city of Magadan in a very sparsely populated area covered with taiga forest. The seaport of Okhotsk (which has a population of approximately 4,200 people) is approximately 118 km to the south and can be accessed by an unpaved road built by the Group between 1999 and 2002 which is accessible all year.

The Khakanja deposit was discovered in 1960 and extensive exploration took place from 1963 to 1971. The Group acquired the licence for Khakanja in 1998. Construction started in 2000 and mining commenced in 2002. The processing plant was commissioned in 2003, with a capacity of 300 ktpa, which was expanded to 400 ktpa in 2005 with the addition of the ball mill and to 600 ktpa in 2006, with the replacement of three-stage crushing by one-stage crushing and SAG milling.

Fuel, consumables and spares are shipped to Khakanja from the seaports of Vladivostok and Vanino via the seasonal port of Okhotsk, which is open from late May until early November. From Okhotsk, cargo is transported to the mine by trucks. During winter, when the port is not accessible by sea, emergency spares are delivered to the mine by air.

Geology and mineralisation

Gold and silver mineralisation at Khakanja is associated with hydrothermal alteration within structural zones and is primarily confined to the quartz rich part of the zone. The largely flatly dipping mineralised horizon varies in thickness from 1 m to 40 m. The three distinct ore zones are separated by a series of fractures.

Identification of the mineralisation zones within the open pit is difficult and heavily reliant on assay information. Operational practices include close-spaced RC drilling. Intense alteration and oxidation of the ore zones and surrounding country rock makes visual recognition of ore contacts impossible.

The gold is mostly in free form and fine-grained, while silver is mostly in sulphide form. The oxidation zone is developed to depths of 100 m below the surface. In zones of intense faulting it extends to 200 m below the surface. Very fine association with manganese accounts for the relatively low recovery of silver from the oxidised parts of the deposit. There is a pronounced tendency for silver recovery to increase with increasing mining depth.

Reserves and resources

According to the JORC code, proven and probable reserves at Khakanja as at 1 July 2011 were estimated at 2.5 Mt of ore grading 3.5 g/t gold and 230.7 g/t silver (7.3 g/t gold equivalent) for 0.3 Moz of contained gold and 18.2 Moz of contained silver (0.6 Moz gold equivalent). Resources in addition to reserves were estimated at 1.0 Mt of mineralised material grading 2.6 g/t gold and 168.1 g/t silver (5.4 g/t gold equivalent) for 0.01 Moz of contained gold and 5.3 Moz of contained silver (0.02 Moz of gold equivalent) according to the JORC code.

Mining

The Khakanja open-pit mine is a conventional drill and blast, truck-and-shovel operation. Pit two was fully depleted in 2010 and pits one and three are currently in operation. Waste dumps are located on adjacent hill slopes.

Underground mining is expected to commence at Khakanja in 2012. A modified room-and-pillar method will be used to extract the ore and the mine will be accessible by adits driven from pit walls.

The Group’s current life of mine plan provides for open-pit mining until 2013, with stockpile processing continuing until the third quarter of 2014. After that, the mine life of the underground mine (underground mining is to be started in 2012) is expected to be until 2018, with the plant operating at less than full capacity from the third quarter of 2015.

Processing

The Khakanja processing plant is based on conventional cyanide leaching technology, using the Merrill Crowe process to recover silver and gold values from solution.

Run-of-mine ore is crushed in the jaw crusher. Further processing comprises three stages of grinding (in a SAG mill, one first stage and two second stage ball mills), slurry thickening, agitated cyanide leaching, counter-current decantation in four thickeners and the Merrill Crowe process.

The precipitate is dried, homogenised, sampled, packed and shipped to third-party refinery for toll-refining into doré and subsequent sale. Tailings are filtered and trucked to a dry-stacking tailings storage facility immediately adjacent to the plant.

Currently, the plant processes material at its full capacity of 600 ktpa, with gold recovery of 94 to 96 per cent. and silver recovery of 65 to 70 per cent.

Equipment and infrastructure

Open-pit mining equipment includes Atlas Copco drill rigs, Hitachi excavators and Komatsu 55 tonne trucks, bulldozers and front-end loaders.

The crusher was manufactured in the Czech Republic. The SAG mill was manufactured in China. The first stage ball mill was manufactured in Sweden (Svedala) and the two second-stage ball mills were manufactured in Russia. The majority of other equipment is imported. Thickeners were produced by Outotec (Finland), press filters by Diemme (Italy), pumps and hydrocyclones by Warman (Australia) and Merrill Crowe equipment by Summit Valley (US).

Due to the remote location of Khakanja, electricity is generated on-site by diesel-powered generators (produced by Wartsila of Denmark), with a total installed capacity of 6 MW. The processing plant and other site facilities are heated mostly by heat recovered from the generators, with additional heat provided in the winter by a diesel-powered boiler.

The site has accommodation for approximately 450 employees, a canteen and a mine office. A large maintenance facility is located near the plant. Fresh water is transported from a borehole located 3 km from the site. The site also has a warehouse, an open storage yard, an explosives storage facility and a diesel fuel depot with a capacity of 3,000 cubic metres. A large fuel depot with a capacity of 18,000 cubic metres is located in Okhotsk, along with warehouses.

Yurievskoye

The Yurievskoye deposit is located approximately 100 km to the south-west of Khakanja and can be accessed only by a winter road from January through mid-April. The deposit was discovered in 1975 and exploration was conducted between 1976 and 1980 by trenching, diamond drilling and underground development. The Group obtained a licence for exploration and mining at Yurievskoye in 2002.

The deposit was developed as a satellite to Khakanja, with year-round mining and winter ore transport. Open-pit mining commenced in 2007 and was completed in 2010. Underground development to access mineralisation below the pit commenced in 2010. The fully mechanised sub-level open stoping underground mine will be operational until 2013 and is expected to produce 110 kt pa of ore grading 8.0 g/t gold. No reserves or resources have been estimated for Yurievskoye according to the JORC Code, as the open-pit mine is fully depleted and underground mining is expected to be completed in the first quarter of 2013. Accordingly, no life of mine plan has been established by the Group.

The Yurievskoye deposit has a single ore body representing a steeply dipping vein system extending 700 m along strike, with a width varying from 0.5 to 15 m. The ore body extends to a depth of over 150 m below the surface. The gold is associated with quartz, mostly free and relatively fine grained.

Ozerny

The Ozerny deposit is located approximately 70 km to the north-west of Khakanja and can be accessed only by a winter road from January to mid-April. The deposit was discovered in 2009 in the course of exploration of the area which was licensed in 2007. 1,925 m of diamond drilling was completed by 30 June 2011.

The gold-silver mineralisation is concentrated in a flatly dipping quartz-carbonate vein zone. Ore outcrops have been traced to a depth of 100 m. The ore is free-milling and low in sulphides.

There are currently no reserves estimated for Ozerny according to the JORC Code. Resources as at 1 July 2011 were estimated to be 1.9 Mt of mineralised material grading 5.5 g/t gold and 24.0 g/t silver (5.9 g/t gold equivalent) for 0.3 Moz of contained gold and 1.5 Moz of contained silver (0.4 Moz of gold equivalent) according to the JORC Code. As no reserves have been established, no life of mine plan has been established by the Group.

A feasibility study is planned and the Group expects to finalise reserve and resource estimates, as well as Ozerny’s life of mine plan, during the third quarter of 2012. The Group currently intends that open-pit mining at Ozerny will commence in 2012, with the first ore to be processed at the Khakanja plant in 2013. Ozerny is an important project to the Group given the relatively short mine life of Khakanja and the potential under-utilisation of the plant unless new reserves are discovered.

Near-mine exploration

The Group has licensed 1,580 sq km of exploration areas immediately surrounding Khakanja, with Ozerny having been discovered within this licence territory. Active efforts are under way to identify small-scale high-grade open-pittable targets. The goal is to find deposits having the economic potential to provide mined ore to Khakanja. In 2011, approximately five targets saw some drilling and/or substantial trenching.

Varvara stand-alone mine

Varvara is a stand-alone gold-copper mine, with all of its production facilities located at a single site. Gold doré and copper-gold concentrate are produced from the two circuits of the single processing plant at Varvara. The Group believes that due to its location and transportation infrastructure, Varvara has the potential to become a processing hub to treat ore from several smaller deposits in the surrounding region.

The Varvara stand-alone mine’s location is shown in the following map:

The table below presents an overview of the Group’s operations at Varvara.

				Six months ended
	Year ended 31 December			30 June
	2008	2009	2010	2010	2011

MINING
Waste mined (Kt)	—	3,396	21,955	10,140	14,322
Ore mined open pit (Kt)	—	844	3,411	1,622	1,707
HGCF	—	413	752	251	579
LGCF	—	431	2,659	1,371	1,128
PROCESSING
HGCF (Flotation)	—
Ore processed (Kt)	—	113	793	336	467
Head Grades
Gold (g/t)	—	1.3	1.1	1.3	1.3
Copper	—	0.92%	0.71%	0.80%	0.88%
Recovery
Gold	—	77.0%	54.6%	80.4%	63.4%
Copper	—	83.3%	81.8%	80.8%	89.5%
Production
Gold (in concentrate) (Koz)	—	3.6	13.8	7.1	11.4
Copper (in concentrate) (t)	—	1,053	4,003	1,943	3,512
Gold (in doré), Koz	—	0.7	3.4	3.2	—
LGCF (CIL)	—
Ore processed (Kt)	—	397	2,283	1,021	1,220
Gold head grade (g/t)	—	1.0	1.1	1.0	1.1
Gold recovery (1)	—	78.4%	77.2%	76.5%	80.8%
Gold production (in doré), Koz	—	8.3	61.1	27.0	33.2
TOTAL PRODUCTION	—
Gold (Koz)	—	12.6	78.3	37.3	44.6
Copper (t)	—	1,053	4,003	1,943	3,512

(1)	Technological recovery, includes gold and copper within work in progress inventory.

Location, access and history

Varvara is situated in north-western Kazakhstan, 130 km south-west of the regional centre of Kostanai, 35 km from the district centre of Taranovka (which has a population of approximately 28,600 people) and 4 km from the border with Russia. The surrounding area is flat steppe with significant agricultural activity. Varvara is accessible by the main paved road network from Kostanai. Railway access is available at Tobol (65 km away) and Bataly (15 km away).

The deposit was discovered in 1981 in a historic hard-rock gold-mining belt and explored mostly by diamond drilling. European Minerals Corporation acquired the rights to the deposit and subsequently built an open-pit mine, a 4.2 Mtpa processing plant and related infrastructure. The plant was designed and built under engineering, procurement and construction management contracts with South African companies, MDM Ferroman and Senet. Open-pit mining commenced in 2006 and the gold circuit of the processing plant became operational in December 2007, with the copper-gold circuit commencing in March 2008.

The Group acquired Varvara in November 2009. The Group expanded the mining fleet and modified the flowsheet in 2010 to achieve design parameters.

Geology and mineralisation

The Varvara deposit is largely contained within the eastern side of the local fault and is associated with the border between geological formations. Copper-gold porphyry is overlaid with quartz-sulphide gold veins and scarn to produce very complex and geometrically complicated zones of economic mineralisation. Mineralisation is discontinuous over a strike length of 4 km and is divided into five zones.

The main primary copper mineral is chalcopyrite with some bornite. The gold is mostly in free form and associated with pyrites and other sulphides. A shallow oxidation zone occurs within 10 to 50 m below the surface. In this part of the Varvara deposit, copper is mostly represented by oxide minerals not amenable to conventional flotation.

Based on mineralogy and metallurgical characteristics, all mineralisation is divided into four types based on the degree of oxidation and copper grade:

(i)	primary gold (copper less than 0.2 per cent.);

(ii)	primary copper (with gold present);

(iii)	oxide gold (copper less than 0.1 per cent.); and

(iv)	oxide copper (with gold present).

Types (i) and (iii) are processed through the leaching circuit and are known as leach ore. Type (ii) is processed through the flotation circuit and is known as float ore. Type (iv) is currently stockpiled separately and not processed.

Reserves and resources

According to the JORC Code, proven and probable reserves at Varvara as at 1 July 2011 were estimated to be 28.5 Mt of ore grading 0.9 g/t gold and 0.47 per cent. copper (1.2 g/t gold equivalent) for 0.8 Moz of contained gold and 50 kt of contained copper (1.1 Moz gold equivalent). Resources in addition to reserves were estimated at 41.9 Mt of mineralised material grading 0.8 g/t gold and 0.44 per cent. copper (1.1 g/t gold equivalent) for 1.1 Moz of contained gold and 75 kt of contained copper (1.5 Moz of gold equivalent) according to the JORC Code.

Mining

Varvara is an open-pit mine that uses conventional truck-and-shovel mining. All material below the weathering zone is drilled and blasted. Because of the highly irregular ore geometry and the different ore types that are mined, the Group employs a rigorous grade control programme before mining.

The existing design for Varvara envisions five stand-alone pits. However the current in-fill and step-out drilling campaign is expected to lead to a change in the optimal pit contours and the merger of several pits. A new feasibility study on a new optimised pit design is expected by the end of 2012. Meanwhile, mining will take place at the central pit.

The ore reserves are sufficient to support a seven year mine life for the leach circuit and twelve years of mine-life for the flotation circuit. The life of mine can be extended by another five years for leach circuit and for another six years for flotation circuit if measured and indicated resources are ultimately included in the mine plan, which is expected to be feasible if current gold and copper price levels are sustained over the life of mine.

Processing

Run-of-mine ore is crushed in batches in a single jaw crusher, with separate crushed ore storage for leach and float material.

The leach ore circuit comprises two-stage milling (a SAG mill and a ball mill), conventional CIP leaching, carbon desorption, carbon regeneration, electrolysis and smelting. The float ore circuit comprises two-stage milling (SAG mill and ball mill) and conventional flotation. Concentrate is thickened, filtered, packed in big bags and trucked to a railway spur for transport to the off-taker.

Prior to the third quarter of 2010, thickened ore float tailings were sent to the CIP for leaching. This practice was discontinued as oxide copper minerals in this material interfered with leaching and led to a decrease in the gold recovery and increased cyanide consumption. Thickened float tailings are currently combined with leach tailings, neutralised by the addition of peroxide and sent to the conventional, partially lined ring-dyke tailings storage facility.

The Group also routinely purchases a substantial amount of gold quartz-sulphide ore from unrelated third parties to process through the leach circuit. Ore is bought on a free-on-truck basis at the seller’s mine gate. Payment is based on the percentage of contained gold value using prevailing gold prices at the date of delivery.

Currently, the plant processes float material at a full capacity of 1,050 ktpa, with copper recovery of 83 to 86 per cent. and gold recovery of 55 to 65 per cent. Leach material is currently processed at approximately 80 per cent. of full capacity of 3,150 ktpa, due to the relatively high gold grade in the feed and some mining constraints. This under-utilisation is expected to continue in 2012.

Equipment and infrastructure

Most of the mining equipment at Varvara is imported, including Atlas Copco drill rigs, Komatsu and Terex hydraulic excavators, 90 tonne Caterpillar and Komatsu trucks and Caterpillar bulldozers. A Russian electric EKG-10 shovel is used to excavate material.

The jaw crusher was manufactured in Sweden by Sandvik and the mills were manufactured in Germany by Polysius. All other significant plant equipment (for example, flotation cells, pumps, press filters, and hydrocyclones) were imported from South Africa.

Electricity at the site is provided from the grid via a dedicated 50 km 110 kv overhead line. Heat is provided by electric boilers. Process water is sourced from the pit, as well as via a 4 km pipeline from the river Ayat.

The site has accommodation for 250 employees, a canteen and a mine office. A large maintenance facility is located near the plant. The site also has a warehouse, an open storage yard, a sample preparation facility and a recently constructed assay lab. Explosives are produced at an adjacent third party facility.

Near-mine exploration

The Group has a licence to a 533 sq km exploration area immediately surrounding Varvara. Exploration in this area started in 2011, with a view to identifying the continuation of the main Varvara mineralisation structure along strike.

Stand-alone exploration projects

Stand-alone exploration projects are pursued by the Group with the aim of discovering gold and precious metal deposits with stand-alone economic significance.

The Group has established the following internal thresholds for new stand-alone mines:

•	a minimum peak production of 300 Koz of gold equivalent per year for at least 10 years;

•	a minimum overall life of mine of 15 years; and

•	a minimum grade for non-refractory ores:

•	1.5 g/t for heap leaching;

•	2 g/t for milling with grid power available; and

•	3 g/t for milling with grid power unavailable.

These thresholds translate into a minimum requirement of 7 Moz for the size of resource for a new stand-alone operation and 5 Moz for the size of reserve. The most advanced and prospective of the Group’s current stand-alone exploration projects are discussed in turn below, in the order of approximate importance to the Group.

Avlayakan-Kirankan (the “AK Project”)

The AK Project’s location is shown in the following map:

Location, access and history

The AK Project consists of a combined area covered by four licences: Avlayakan, Kirankan, the Avlayakan-Kirankan watershed and the Maymakan-Kundumi watershed. It covers an area of 323 sq km in the Khabarovsk Territory and is located approximately 250 km north-east of Albazino. The project area is unpopulated and mostly covered with taiga forest. The nearest settlement is Kiran (which has a population of approximately 600 people) on the Sea of Okhotsk. Kiran is located 110 km to the south of the AK Project and is accessible by a 350 km winter road which is operational for roughly 80 to 100 days per year. In August and September, the licence area is accessible by four-wheel drive vehicles.

Kiran is the centre of local gold placer mining activities. It has an airstrip capable of accommodating small and medium-sized aircraft. Ships can also anchor offshore at Kiran and offload material to barges for onward transport. When onshore, the cargo is then loaded onto trucks for delivery to the licence area. Access to Kiran by sea is possible from early June to mid-October every year. The port of Okhotsk, which serves as an access point to Khakanja, is located 630 km to the north-east of Kiran.

Active placer mining in the area commenced in the early 1960s. Hard-rock gold mineralisation was first discovered in 1974. Several significant exploration campaigns took place in the 1980s and the early 2000s. From 2006 to 2008 a Canadian company, Silver Bear Resources, owned 70 per cent. of the property and undertook further exploration and metallurgical testing, after which, the property was sold to private owners. In 2010, the Group acquired 100 per cent. of the AK Project from private owners. Trial open-pit mining started in the third quarter of 2010, with ore mined commencing in the first quarter of 2011.

Geology and mineralisation

The licence areas host numerous gold and silver vein-type deposits which are typically associated with zones of altered rocks. Several clusters of veins are currently subject to active exploration by the Group, including Avlayakan, Kirankan, Meyvachan, Kundumi and Tok. All of these stand-alone exploration targets have mineralisation of a gold-quartz low-sulphidation epithermal type.

Gold to silver ratios and detailed mineralogy vary considerably amongst individual veins. Gold is mostly free, but displays significant variations in grain size. Silver is mostly represented by sulphides. The average ore body width varies from 2 to 10 m, with all mineralisation having a steep dip.

Currently more than 20 individual veins have been discovered. Avlayakan is the most advanced target with six veins traced with a combined strike length of 1,600 m and from 50 to 200 m down-dip. Non-outcropping blind veins have also been intersected.

The Avlayakan ore has been subject to extensive metallurgical testing both by the Group and the previous owners of the property. Mineralisation is free-milling, with recovery from conventional cyanidation in excess of 90 per cent. for both gold and silver. In some veins, the Group has observed the presence of coarse gold. Heap leach tests were performed for low-grade material from two of the veins at Avlayakan (the central and north-eastern veins). Results were varied with significant differences in recovery. The Group believes that these differences can be explained by the proportion of coarse gold in the mineralisation.

Resources

There are currently no reserves estimated for the AK Project according to the JORC Code. Resources were only estimated for the central vein of Avlayakan and Kirankan. Accordingly, no life of mine plan has been established by the Group.

As more fully discussed in Appendix 2 “Mineral Expert Report”, as at 1 July 2011 resources at Avlayakan were estimated to be 1.6 Mt of mineralised material grading 7.6 g/t gold and 65.4 g/t silver (8.7 g/t gold equivalent) for 0.4 Moz of contained gold and 3.4 Moz of contained silver (0.4 Moz of gold equivalent) according to the JORC Code.

As more fully discussed in Appendix 2 “Mineral Expert Report”, as at 1 July 2011 resources at Kirankan were estimated to be 0.1 Mt of mineralised material grading and 6.5 g/t gold for 0.03 Moz of contained gold according to the JORC Code.

Mining and processing

An open-pit trial mine is currently under way at the central vein of Avlayakan. Mining is carried out by a conventional truck and shovel operation with drilling and blasting of ore and waste. The expected life of mine of Avlayakan is until mid-2012. High-grade ore (greater than 5 g/t) is trucked to the port of Kiran, shipped to Okhotsk and then transported to the Khakanja processing plant. Processing of the Avlayakan ore is expected to commence in the fourth quarter of 2011. Low-grade ore is stockpiled at the Avlayakan mine site.

The main purpose of the trial mining at Avlayakan is for the Group to better understand vein geometry and confirm run of mine grade when mining a narrow ore body by conventional open-pit methods. Extensive grade control and mine-to-model reconciliation are performed by the Group to try to ensure that accurate estimation techniques are employed in the future. The metallurgical properties of ore will also be studied in detail during batch processing at the Khakanja processing plant.

Current exploration activities

The Group plans to complete 18 km of diamond drill holes in 2011, mostly on known veins, as well as numerous trenches aimed at discovering ore-bearing structures that are parallel to the known veins. The Group’s overall objective is to bring the potential resource base of the AK Project as a whole to the level of the Group’s internal size threshold. A pre-feasibility study for the AK Project, with the project-wide estimate of JORC-compliant reserves, is planned for the second half of 2013.

Kutyn

Location, access and history

The Kutyn licence area is located 113 km north-east of Albazino and 10 km from the Sea of Okhotsk. Seasonal access to Kutyn is possible through the deepwater of the Gulf of Ulban. The project area is unpopulated and covered with taiga forest.

There has been active gold placer mining in the licence area since the 1970s, with hard-rock gold mineralisation being discovered in 1979. Limited exploration was carried out between 2004 and 2007 and consisted mostly of trenching and surface diamond core drilling. The Group acquired the property in 2010 from private Russian owners.

Geology and mineralisation

Mineralisation at Kutyn is associated with carbonate-sericite-quartz metasomatic bodies with sulphide-quartz veins. Seven ore zones were identified extending 2 to 3 km along strike. All of these zones are open at depth and along strike. Zones are steeply dipping and have average width between 3 to 7 m. Near-surface material is oxidised to a depth of 50 to 60 m. Gold in primary mineralisation is mostly associated with pyrite while gold in the oxidized zone and is predominantly free and very fine grained.

In 2008, Irgiredmet performed heap leach testing on oxidised material. In 2011, the Group achieved a recovery rate of more than 80 per cent. from heap leach testing at a relatively coarse crush size. As at the date of this Additional Information Document, no meaningful metallurgical testing on primary mineralisation has been undertaken.

Resources

There are currently no reserves estimated for Kutyn according to the JORC Code. As more fully discussed in Appendix 2 “Mineral Expert Report”, resources as at 1 July 2011 were estimated to be 5.5 Mt of mineralised material grading 4.1 g/t gold for 0.7 Moz of contained gold according to the JORC Code. As no reserves have been established, no life of mine plan has been established by the Group.

Current exploration activities

Only 25 per cent. of the Kutyn property has been covered by exploration works and most of the identified geophysical and geochemical anomalies have not been tested. The Group plans to drill 20 km of diamond core holes in 2012, with a view to identifying the extent of known ore zones and to test any significant anomalies. An external audit of JORC-compliant resources is planned for the first half of 2013.

Svetloye

Location, access and history

Svetloye is located 220 km south-west of Okhotsk, the access port for the Group’s Khakanja mine and approximately the same distance from Khakanja itself. It is accessible by a 380 km winter road from Okhotsk or through the Ulya river, which flows 90 km from Svetloye. The project area is unpopulated and consists of river valleys covered with taiga forest and hilltops covered with tundra.

Geology and mineralisation

Gold mineralisation at Svetloye was formed by a high-sulphidation epithermal system representing fossil caldera. Svetloye is marked by numerous zones of alteration and mineralisation. These altered zones host mineralised prospects and exploration targets of variable sizes and grade ranges. Eight major target areas of gold mineralisation have been discovered at Svetloye.

Most of the gold mineralisation is generally very fine grained and disseminated within the silica. Gold-bearing silicification occurs as flat lenses or pods, which outcrop at the surface and have true widths of between 20 and 120 m. Higher-grade zones are adjacent to breccias. Oxidation zone is developed to a depth of 100 m in some targets.

Initial metallurgical tests have been undertaken for the oxide mineralisation. These tests confirmed a recovery rate of above 90 per cent. gold recovery by way of cyanide extraction with low cyanide consumption.

Resources

There are currently no reserves estimated for Svetloye according to the JORC Code. As more fully discussed in Appendix 2 “Mineral Expert Report”, resources as at 1 July 2011 were estimated to be 4.1 Mt of mineralised material grading 5.8 g/t gold for 0.8 Moz of contained gold according to the JORC Code. As no reserves have been established, no life of mine plan has been established by the Group.

Current exploration activities

No active exploration is expected to take place at Svetloye in 2011. Substantial metallurgical tests are ongoing on heap leaching and dump leaching of material from various ore zones and in different stages of oxidation. The Group’s plans for further exploration strategy at Svetloye will be confirmed once the feasibility of heap leaching is determined.

Tamunier

Location, access and history

The Tamunier licence covers an area of 23 sq km. It is located in the Sverdlovsk region of Russia, 200 km north of the Voro mine and 50 km from the town and railway station of Polunochny (which has a population of approximately 2,700 people), in a sparsely populated area covered with taiga forest. General access is by paved roads, save for the last 10 km to the Tamunier site, which consists of dirt road.

Hard-rock gold mineralisation was discovered at Tamunier in 1970s, but very limited exploration was carried out prior to 2007, when the Group acquired Tamunier at an auction. In July 2011, a contiguous 18 sq km licence was also acquired by the Group through an auction.

Geology and mineralisation

The Tamunier mineralisation is of the quartz-pyrite disseminated type, with enriched high-sulphidation zones. It is flatly dipping and is currently traced 1,200 m along strike and 500 to 600 m down-dip. Ore bodies generally do not outcrop and have an average width of between 10 to 25 m. No meaningful oxidation zone is currently present. A regional structure containing productive mineralisation extends southward into the recently acquired 10 sq km licence.

Preliminary technological testing indicates that fine grinding is required to make mineralisation amenable to conventional cyanidation. Additional flotation, gravity and POX testing are planned for 2011 and 2012.

Resources

As discussed in Appendix 2 “Mineral Expert Report”, Tamunier is estimated to contain between 50 Mt and 65 Mt at between 0.9 g/t and 1.2 g/t. As at 30 June 2011, the Group’s internal unaudited estimate of resources was approximately 28 Mt of material grading 2.2 g/t for 2 Moz of contained gold. The Group is currently working to produce a JORC-compliant resource estimate for Tamunier which it expects to be audited in due course. As no reserves have been established, no life of mine plan has been established by the Group.

Current exploration activities

The Group plans to complete 23 km of diamond core drilling at the property in 2011 with the key aims of: (i) finding more detailed delineation of productive mineralisation and (ii) tracing a gold-bearing structure southward along the strike into the recently acquired 18 sq km licence area.

Prognozny

Location, access and history

Prognozny is located 40 km from the Sopka mine and 120 km from the port of Evensk. Access is by road from Evensk to Sopka followed by a 25 km stretch of winter road. Prognozny was discovered by Kinross Gold in the 1990s during their regional grass-roots exploration efforts and acquired by the Group as a part of the acquisition of the Kubaka processing plant in 2010.

Geology and mineralisation

Prognozny is characterised by near-surface disseminated gold-quartz mineralisation in sedimentary rocks. Gold is mostly free and very fine-grained. The mineralisation contains very little sulphide and is contained within sandstone. Productive mineralisation carries grades of 2 to 5 g/t, is shallow dipping and is occasionally almost horizontal, with an average width between 10 and 30 m. Mineralisation boundaries cannot be determined visually and all of the three potential ore bodies are open in both directions along the strike. As at the date of this Additional Information Document, no detailed mineralogical or metallurgical studies have been undertaken.

Resources

There are currently no reserves or resources estimated for Prognozny according to the JORC Code. Accordingly, no life of mine plan has been established by the Group.

Current exploration activities

The Group plans to complete 10 km of diamond core drilling and 30,000 cubic metres of trenching at Prognozny in 2011 with the aims of: (i) tracing known mineralisation along strike and (ii) searching for deeper levels of gold-bearing rocks.

Elmus

Location, access and history

The licence area covers 188 sq km in the Republic of Karelia (north-west of Russia). It is located approximately 45 km from the city of Medvezhiegorsk (which has a population of approximately 15,300 people) and is 490 km north of Saint Petersburg. The property is located 150 km from the border with Finland, in a sparsely populated area with active logging operations. The area is accessible by paved road, save for the last 7 km to Elmus, which consists of dirt road. Transportation and logistical access to Elmus is also provided by rail, with the nearest railway track being 28 km away from Elmus.

Gold mineralisation at Elmus was discovered in 1995 during exploration for uranium. Limited drilling took place from 2005 to 2007. The Group acquired the property in 2011 from private owners.

Geology and mineralisation

Mineralisation at Elmus is contained in very old greenstone rocks. The mineralised zone is approximately 30 m wide and is adjacent to a steep contact between ancient shales with younger quartzites. Gold is found in quartz-pyrite and quartz-carbonate material, mostly in free form. As at the date of this Additional Information Document, no detailed mineralogical or metallurgical studies have been undertaken.

The property has a very large geochemical footprint. Large intensive surface gold anomalies are found within the glacial till which overlays most of the property.

Resources

There are currently no reserves or resources estimated for Elmus according to the JORC Code. Accordingly, no life of mine plan has been established by the Group.

Current exploration activities

The Group plans to drill 10 km of diamond core holes in 2011 and a further 12 km in 2012. A decision as to whether Elmus merits further exploration by the Group is expected to be taken in the fourth quarter of 2012.

Rogovik

Location, access and history

Rogovik is located 180 km from the town of Seimchan (which has a population of approximately 2,500 people), in the Magadan region. It is 250 km to the north-west of the Lunnoye mine, in a remote unpopulated area covered with taiga and tundra. Access is by a winter road from Seimchan. In the summer, access is via the Kolyma river, which flows 12 km from Rogovik.

Gold mineralisation at Rogovik was discovered in 1971. Intermittent exploration, mostly by trenching and several drill holes, took place in the 1980s. The Group acquired the property in 2008 and commenced active exploration in 2010.

Geology and mineralisation

Mineralisation at Rogovik is characterised by wide zones of quartz-adular veining forming a stockwork. Gold and silver mineralisation is of a low-sulfide epithermal type contained within sedimentary rocks. Gold is fine-grained and free. No detailed mineralogical or metallurgical studies have been undertaken so far.

Resources

There are currently no reserves or resources estimated for Rogovik according to the JORC Code. Accordingly, no life of mine plan has been established by the Group.

Current exploration activities

The Group plans to drill 10 km of diamond core holes in 2011. A decision on whether Rogovik merits further exploration by the Group is expected to be taken in the first quarter of 2012.

Other

The Group also has several early stage stand-alone exploration projects, which are currently either subject to preliminary reconnaissance activities (such as the Okhotsk regional and the Urals regional programmes) or are inactive (such as Agnie-Afanasievsky). No material expenditure by the Group is expected on these projects in 2011 or 2012.

Reserves and Resources

According to the JORC Code, the Group’s proven and probable gold reserves totalled 9.5 Moz as at 1 July 2011. The Group’s proven and probable silver reserves totalled 318.2 Moz. The Group’s measured and indicated gold resources totalled 2.4 Moz as at 1 July 2011, while inferred gold resources totalled 7.7 Moz, for a total of measured, indicated and inferred gold resources of 10.1 Moz. The Group’s measured and indicated silver resources totalled 142.3 Moz as at 1 July 2011, while inferred silver resources totalled 36.8 Moz, for a total of measured, indicated and inferred silver resources of 179.1 Moz.

Processing technology

One or more of a number of processing technologies are used or are to be used by the Group to process ore mined by the Group. These processes are set out below:

•	Flotation. This is a technological operation in which ore bearing minerals are separated from gangue minerals in the slurry based on variance in the interaction of different minerals with water. Particles of valuable concentrate are carried upwards with froth and collected for further processing.

•	Gravity concentration. This is a technological operation in which ore bearing minerals are separated from gangue minerals in the slurry based on variance in the specific gravity of different minerals. Heavier particles of valuable concentrate are carried downwards and collected for further processing.

•	Autoclave oxidation of refractory ores and concentrates (POX or pressure oxidation). This is a technological operation in which slurry is subjected to high pressure and high temperature in an autoclave with the goal to destroy sulphide particles enveloping gold particles and make slurry amenable to cyanide leaching.

•	Heap leach. This is a technological operation in which crushed material is laid on a sloping, impervious pad where it is leached by cyanide solution to dissolve gold and/or silver. Metals are subsequently recovered from pregnant leach solution by CIC or Merrill Crowe.

•	Agitation leaching. This is a technological operation consisting of mixing slurry with the leaching agent in a tank agitated by impellers or rakes.

•	Carbon-in-pulp (“CIP”). This is a technological operation in which slurry containing gold and silver is leached by cyanide initially without and subsequently in the presence of activated carbon. Gold absorption onto carbon starts only after preliminary leaching.

•	Carbon-in-leach (“CIL”). This is a technological operation in which slurry containing gold and silver is leached by cyanide in the presence of activated carbon. Gold is absorbed onto activated carbon in parallel with leaching.

•	Carbon-in-column (“CIC”). This is a technological operation in which gold and silver dissolved in clean leach solution are absorbed onto activated carbon which is layered horizontally in vertical columns.

•	The Merrill Crowe process. This is a technological operation for extraction of gold and/or silver after cyanide leaching. In the first step, slurry containing gold and/or silver is separated into liquid and solid phases by washing the solids off in counter current decantation thickeners. In the second step pregnant leach solution (liquid phase of slurry) is filtered to remove impurities and deaerated. Finally, gold and silver are deposited onto a solid bed of claylike material where they replace zinc particles which pass into the solution. Merrill Crowe is preferentially used for silver rich ores.

The processes and technologies used or to be used by the Group to process ores are summarised in the table below.

		Pre-concentration	Pre-oxidation
Stage	Comminution	(optional)	(optional)	Leaching	Extraction	Smelting

Purpose	Reduce the size of the ore particle by crushing and grinding to make further processing possible.	Reduce the amount of material sent to the next stage of processing by separating waste rock from the valuable ore, increasing the overall grade.	To make the material more responsive to cyanide leaching.	Prepare valuable components for extraction from other compounds by treating with cyanide leach solution which dissolves the valuable components into liquid.	Separate valuable components from liquid resulting from leaching and return to solid state.	Use of pressure, high heat and chemicals to remove impurities from the gold.

CIP
Technological		Flotation (FI)		Heap Leach (HL)	CIL, CIC
process by	Crushing (Cr)	Gravity		Agitation Leach	Merrill Crowe
Processing Plant	Grinding (Gr)	Concentration (G)	POX	(AL)	(MC)

Omsukchan	1xCr + 3xGr *	FI, G	—	AL	MC
Lunnoye	1xCr + 2xGr	—	—	AL	MC
Birkachan	1xCr	—	—	HL	CIC
		—	—	AL	CIP
Amursk Pox	1xCr + 3xGr	FI	POX	AL	CIL
Kubaka	1xCr + 2xGr	—	—	AL	CIP
MC**
Voro	(1) 2xCr	—	—	HL	MC
	(2) 1xCr + 3xGr	—	—	AL	CIP
Khakanja	1xCr + 3xGr	—	—	AL	MC
Varvara	(1) 1xCr + 2xGr	FI	—
	(2) 1xCr + 2xGr	—		AL	CIL

*	1, 2, 3 stage crushing or grinding

**	expected to start in the last quarter of 2011

The table below shows the Group’s mining, development and near-mine exploration licences by Operating Unit.

						Licence
		Subsidiary holding	Type of		Type of	expiration	Area
Operating unit	Mine/Deposit	licence	mine/status	Metals	licence	date	(sq km)

Dukat	Dukat	CJSC Magadan Silver	Open-pit and underground	Gold and silver	Production	December 2017	11.4

	Nachalny-2 (part of the Dukat ore field licence with Perevalny and Zvezdny)	CJSC Magadan Silver	Open-pit	Gold and silver	Exploration and production	November 2031	40.6

	Goltsovoye	CJSC Magadan Silver	Underground	Silver	Production	December 2024	5.8

	Lunnoye	CJSC Magadan Silver	Underground	Gold and silver	Exploration and production	December 2016	48.0

	Arylakh	CJSC Magadan Silver	Open-pit. Underground mining operations are expected to commence in 2013	Gold and silver	Exploration and production	December 2016	1.5

	Perevalny (part of the Dukat ore field licence with Nachalny-2 and Zvezdny)	CJSC Magadan Silver	Near-mine exploration	Gold and silver	Exploration and production	November 2031	40.6

	Krasin	CJSC Magadan Silver	Near-mine exploration	Silver	Exploration and production	May 2035	18.0

	Zvezdny (part of the Dukat ore field licence with Nachalny-2 and Perevalny)	CJSC Magadan Silver	Near-mine exploration	Gold and silver	Exploration and production	November 2031	40.6

	Kamenisty (Dukat Prospect area)	CJSC Magadan Silver		Gold and silver	Exploration	December 2013	2,420.0

Amursk POX	Albazino	Albazino Resources Ltd	Open-pit	Gold	Exploration and production	January 2015	82.0

	Uchaminskaya area	Albazino Resources Ltd	Near-mine exploration	Gold and tungsten	Exploration and production	December 2036	263.0

						Licence
		Subsidiary holding	Type of		Type of	expiration	Area
Operating unit	Mine/Deposit	licence	mine/status	Metals	licence	date	(sq km)

	Mayskoye	Mayskoye Gold Mining Company LLC	Underground mining operations are expected to commence in 2012	Gold	Production	March 2024	16.0

Omolon	Birkachan	OJSC Omolon Gold Mining Company	Open-pit. Underground mining operations are expected to commence in 2017	Gold and silver	Exploration and production	December 2012	21.2

	Sopka	Kvartsevyi Mine LLC(1)	Open-pit	Gold and silver	Production	March 2025	8.9

	Tsokol	OJSC Omolon Gold Mining Company	Open-pit. Mining operations are expected to commence in 2012	Gold and silver	Production	December 2011	8.9

	Oroch (part of the Oroch prospect area licence)	OJSC Omolon Gold Mining Company	Open-pit. Mining operations are expected to commence in 2014	Gold and silver	Exploration and production	December 2030	150

	Dalniy	Kvartsevyi Mine LLC(1)	Open-pit. Mining operations may commence in 2015	Gold and silver	Exploration and production	November 2027	22.2

	Burgaly	OJSC Omolon Gold Mining Company	Near-mine exploration	Gold	Exploration and production	April 2034	91.0

	Solnechnoye ore field	OJSC Omolon Gold Mining Company	Near-mine exploration	Gold	Exploration and production	September 2036	25.0

Voro	Voro	CJSC Gold of Northern Urals	Open-pit	Gold	Exploration and production	December 2018	3.2

	Degtyarskoye	Ural Geological Company LLC	Open-pit (expected depletion by the end of 2011)	Gold and silver	Exploration and production	November 2029	2.4

	Fevralskoye	JSC Aurum	Open-pit	Gold	Exploration and production	September 2018	0.6

	Volchansk	CJSC Gold of Northern Urals	Near-mine exploration	Gold	Exploration	December 2012	31.5

	South Voro	CJSC Gold of Northern Urals	Near-mine exploration	Gold and silver	Exploration and production	April 2036	111.5

Khakanja	Khakanja	OJSC Okhotskaya Mining and Exploration Company	Open-pit. Underground mining operations are expected to commence in 2012	Gold and silver	Exploration and production	December 2014	50.2

	Yurievskoye	OJSC Okhotskaya Mining and Exploration Company	Underground	Gold and silver	Exploration and production	December 2014	50.2

	Avlayakan trial mine	Mine Avlayakan LLC	Open-pit trial mine	Gold and silver	Exploration and production	December 2024	8.0

	Ozerny	OJSC Okhotskaya Mining and Exploration Company	Open-pit. Mining operations are expected to commence in 2012	Gold and silver	Exploration and production	April 2032	1,580.0

Varvara	Varvara	JSC Varvarinskoye	Open-pit	Gold and copper	Exploration and production	August 2020	3.3

	Territories surrounding the Varvara mine	JSC Varvarinskoye	Near-mine exploration	Gold, copper and precious metals	Exploration and production	May 2021	533.0

Note:

(1)	OJSC Omolon Gold Mining Company and Kvartsevyi Mine LLC are currently in the process of a merger, which is expected to be completed in 2011. The surviving entity will be OJSC Omolon Gold Mining Company, which will then hold the production licence for Sopka and the exploration and production licence for Dalniy.

The table below shows the Group’s licences for its most advanced and promising current stand-alone exploration projects.

				Licence
Name of exploration	Subsidiary holding			exploration	Area
project	licence	Type of licence	Metals	date	(sq km)

Avlayakan-Kirankan:	Mine Avlayakan LLC	Exploration	Gold and silver	December 2024	4.5
Kirankan
Avlayakan-Kirankan:	Kirankan LLC	Exploration	Gold	December 2033	56.0
Avlayakan-Kirankan watershed
Avlayakan-Kirankan:	Mine Avlayakan LLC	Exploration	Gold	December 2026	264.0
Maymakan-Kundumi watershed
Kutyn	Kutyn Mining and	Exploration and production	Gold	December 2022	120.0
	Geological Company LLC

				Licence
Name of exploration	Subsidiary holding			exploration	Area
project	licence	Type of licence	Metals	date	(sq km)

Svetloye ore field	Svetloye LLC	Exploration	Gold	December 2011	84.6
Svetloye	Svetloye LLC	Exploration and production	Gold and silver	December 2030	40.2
Tamunier	CJSC Gold of Northern Urals	Exploration and production	Gold	October 2032	21.0
Prognozny	OJSC Omolon Gold Mining Company	Exploration	Gold	July 2013	49.7
Elmus	Industria LLC	Exploration and production	Gold	April 2033	188.0
Rogovik	CJSC Magadan Silver	Exploration and production	Gold and silver	February 2033	397.0
Urals regional programme:	Midural Surveying Buro LLC, a	Exploration and production	Gold	April 2036	33.5
	wholly owned subsidiary of CJSC Gold of Northern Urals
Serbishnaya area
Urals regional programme:	CJSC Gold of Northern Urals	Exploration and production	Gold	April 2036	165.0
Podolsky
Urals regional programme:	CJSC Gold of Northern Urals	Exploration	Gold	December 2012	31.5
Volchansky
Okhotsk regional programme:	OJSC Okhotskaya Mining and	Exploration and production	Gold and silver	April 2032	86.0
Amkinskaya area	Exploration Company
Okhotsk regional programme:	OJSC Okhotskaya Mining and	Exploration and production	Gold and silver	April 2032	834.0
Uzhno-Urakskaya area	Exploration Company
Okhotsk regional programme:	OJSC Okhotskaya Mining and	Exploration and production	Gold and silver	June 2030	307.0
Landjinskaya area	Exploration Company
Okhotsk regional programme:	OJSC Okhotskaya Mining and	Exploration and production	Gold and silver	December 2025	64.0
Khakarinskaya	Exploration Company
Agnie-Afanasievsky	Albazino Resources Ltd	Exploration and production	Gold	December 2033	441.0

As at the date of this Additional Information Document, the above licences impose the following principal obligations on the Group:

(a)	undertakings to use the relevant subsoil resources efficiently, observe safety measures and protect the environment:

(i)	the licensee is required to comply with mining district development plans, technical requirements and applicable law, perform geological exploration, implement efficient methods of mining, keep records of resources mined, protect the mine from flooding and other events and which may affect the efficiency of mining and submit regular statutory reports on exploration and mining activities and compliance with the mining schedule. The licensees provide for the following specific requirements:

(A)	an obligation to prepare and adopt an exploration design by a specific date:

Mine/Deposit	Exploration Design Adoption Date

Podolsky	28 April 2012

Serbishnaya	1 April 2012

Solnechnoye ore field	12 September 2012

South Voro	1 April 2012

Uchaminskaya area	1 September 2012

(B)	an obligation to carry out a minimum scope of work, complete a feasibility study (proekt geologicheskogo izucheniya) and file the feasibility study with relevant authorities by a specific date:

Mine/Deposit	Feasibility Study Filing Date	Feasibility Study Minimum Scope of Work

Agnie-Afanasievsky	1 November 2013	5,000 m of drilling 20,000 cubic m of mining

Albazino	31 December 2012	5,000 m of drilling in 2011 60,000 cubic m of mining in 2011 2,000 m of drilling in 2012 40,000 cubic m of mining in 2012

Avlayakan-Kirankan watershed	31 December 2013	N/A

Mine/Deposit	Feasibility Study Filing Date	Feasibility Study Minimum Scope of Work

Burgaly	28 April 2013	5,000 cubic m of mining in the second year(1) 1,500 m of drilling in the third year and 5,000 cubic m of mining 2,500 m of drilling and 1,500 cubic m of mining in the fourth year

Kamenisty (Ducat Prospect area)	1 July 2013	8,000 m of drilling in 2012 10,000 cubic m of mining in 2012

Fevralskoye	31 December 2013	To be provided in the exploration design

Khakarinskaya	1 February 2014	N/A

Krasin	5 May 2014	5,000 cubic m of mining in the second year

1,000 m of drilling in the second year

5,000 cubic m of mining in the third year

1,500 m of drilling in the third year

1,500 cubic m of mining in the fourth year

2,500 m of drilling in the fourth year

Kutyn	31 December 2013	N/A

Landjinskoe	1 February 2014	5,000 cubic m of mining in the first year 1,000 m of drilling in the second year 15,000 cubic m of mining in the second year 1,500 m of drilling in the third and the fourth years

Maymakan-Kundumi watershed	31 December 2011	2,000 cubic m of mining in the fourth year 2,500 m of drilling in the third and the fourth years

Podolsky	28 April 2015	6,750 m of drilling in the second year 17,500 m of drilling in the third year

Rogovik	17 February 2012	2,500 cubic m of mining in the third year 10,000 m of drilling in the third year

Serbishnaya	1 April 2015	5,000 m of drilling in the second year 5,000 m of drilling in the third year

Solnechnoye ore field	12 September 2015	15,000 c m of mining in the second year 8,000 m of drilling in the third year 30,000 c m of mining in the third year

South Voro	1 July 2015	5,000 m of drilling in the second year 5,000 m of drilling in the third year

Tamunier	1 October 2011	N/A

Uchaminskaya area	1 September 2015	30,000 cubic m of mining in the second year 1,000 m of drilling in the second year 2,000 m of drilling in the third year 1,000 m of drilling in the fourth year

(1)  In this column references to second, third, etc year are by reference to the year in which the licence was received. The year in which the licence was received is referred to as the first year.

Mine/Deposit	Feasibility Study Filing Date	Feasibility Study Minimum Scope of Work

Uzno-Urakskaya	20 April 2012	5,000 m of drilling and 500 cubic m of mining in 2011

Volchansk	31 December 2012	N/A

(C)	an obligation to obtain approval of an “exploration design” (proekt razvedki) from relevant authorities, commence exploration (razvedka), and complete exploration works (having carried out a specified minimum scope of work), within a specified timeframe:

	Exploration Design	Exploration	Exploration	Exploration Minimum
Mine/Deposit	Approval Date	Commencement Date	Completion Date	Scope of Work

Agnie-Afanasievsky	1 May 2014	N/A	1 November 2018	N/A

Albazino	N/A	N/A	31 December 2014	20,000 cubic m of mining in 2013 2,000 cubic m of drilling in 2013 20,000 cubic m of mining in 2014 2,000 cubic m of drilling in 2014

Amkinskaya	20 October 2011	N/A	20 April 2014	1,000 cubic m of mining in the first year of exploration 1,000 cubic m of mining in the second year of exploration 5,000 cubic m of drilling in the second year of exploration

Avlayakan trial mine	N/A	1 October 2012	31 December 2012	N/A

Avlayakan-Kirankan watershed	1 July 2014	N/A	31 December 2018	N/A

Burgaly	28 October 2013	28 December 2013	28 December 2015	N/A

Ducat ore field	complete	30 November 2011	30 November 2013	N/A

Elmus	complete	July 2015	July 2017	N/A

Khakanja	complete	N/A	31 December 2011	8,000 m of drilling during the period from 1 January 2010 - until 31 December 2011

Khakarinskaya	1 August 2014	1 December 2014	1 February 2016	N/A

Krasin	5 November 2014	5 January 2015	5 November 2016	N/A

Kutyn	31 December 2013	N/A	31 December 2015	N/A

Landjinskoe	1 March 2016	1 June 2016	1 August 2019	N/A

Maymakan-Kundumi watershed	1 July 2012	31 December 2012	31 December 2016	N/A

Mayskoye	complete	N/A	31 December 2012	N/A

Oroch	complete	complete	1 August 2015	N/A

Ozerny	20 October 2012	N/A	20 April 2015	1,000 cubic m of mining in the first year of exploration 1,000 cubic m of mining in the second year of exploration 5,000 cubic m of drilling in the second year of exploration

Podolsky	28 October 2015	28 April 2016	28 October 2017	N/A

	Exploration Design	Exploration	Exploration	Exploration Minimum
Mine/Deposit	Approval Date	Commencement Date	Completion Date	Scope of Work

Rogovik	17 August 2012	17 November 2012	17 August 2014	N/A

Serbishnaya	1 October 2015	1 April 2016	1 April 2019	To be provided in the “exploration design”

Solnechnoye ore field	12 March 2016	12 May 2016	12 March 2018	To be provided in the “exploration design”

South Voro	1 October 2015	1 April 2016	1 April 2019	To be provided in the “exploration design”

Svetloe	complete	complete	10 February 2013	12,000 of drilling in 2011 6,000 cubic m of mining in 2011 8,000 of drilling in 2012 4,000 cubic m of mining in 2012

Tamunier	1 April 2012	N/A	1 October 2014	1,000 m of drilling in the first year of exploration 1,000 m of drilling in the second year of exploration Sample collection and analysis

Uchaminskaya area	1 March 2016	1 July 2016	1 July 2019	To be provided in the “exploration design”

Uzno-Urakskaya	20 October 2012	N/A	20 April 2015	500 cubic m of mining in the first year of exploration 500 cubic m of mining in the second year of exploration 5,000 of drilling in the second year of exploration

(D)	an obligation to prepare a mining design (proekt dobichi) by a certain date:

Mine/Deposit	Mining Design Completion Date

Agnie-Afanasievsky	1 November 2019

Amkinskaya	20 April 2015

Avlayakan trial mine	31 December 2013

Avlayakan-Kirankan watershed	31 December 2019

Burgaly	28 October 2016

Degtyarskoye	31 December 2013

Ducat ore field	30 November 2014

Elmus	July 2018

Khakarinskoe	1 December 2016

Krasin	5 November 2017

Kutyn	31 December 2016

Landjinskaya	1 August 2020

Maymakan-Kundumi watershed	1 September 2017

Mayskoye	31 December 2013

Oroch	1 June 2016

Ozerny	20 April 2016

Mine/Deposit	Mining Design Completion Date

Podolsky	28 April 2019

Rogovik	17 February 2015

Serbishnaya	1 October 2020

Solnechnoye ore field	12 September 2019

South Voro	1 October 2020

Svetloe	10 February 2014

Tamunier	1 October 2015

Uchaminskaya area	1 July 2020

Uzno-Urakskaya	20 April 2016

(E)	an obligation to commence the construction of mining facilities and other infrastructure by a certain date:

Mine/Deposit	Construction Commencement Date

Agnie-Afanasievsky	1 May 2020

Amkinskaya	20 October 2015

Avlayakan trial mine	1 July 2014

Avlayakan-Kirankan watershed	1 July 2020

Burgaly	28 December 2016

Dalniy	1 February 2012

Ducat ore field	30 March 2015

Elmus	31 November 2018

Khakarinskaya	1 June 2017

Krasin	5 January 2018

Kutyn	31 December 2017

Landjinskaya	1 March 2021

Maymakan-Kundumi watershed	1 May 2018

Oroch	1 December 2016

Ozerny	20 October 2016

Podolsky	October 2019

Rogovik	17 August 2015

Serbishnaya	1 April 2021

Solnechnoye ore field	1 March 2020

South Voro	1 April 2021

Svetloe	10 August 2014

Tamunier	1 April 2016

Uchaminskaya area	1 January 2021

Uzno-Urakskaya	20 October 2016

(F)	an obligation to (i) put the mining facilities into operation and commence mining by a specific date; and (ii) achieve certain productivity rates, which are required to be maintained subject to periodical adjustments provided in project documentation:

Mine/Deposit	Mining Commencement Date	Productivity Rate Test Date	Productivity Rate

Agnie-Afanasievsky	31 December 2021	31 December 2022	To be provided in the mining design

Amkinskaya	20 April 2017	The rates to be complied with as at the mining commencement date	100,000 tones of ore per annum

Avlayakan trial mine	31 December 2014	The rates to be complied with as at the mining commencement date	50 tones of ore per annum

Avlayakan-Kirankan watershed	31 December 2021	31 December 2023	To be provided in the mining design

Burgaly	28 December 2017	28 December 2018	To be provided in the mining design

Dalniy	1 February 2013	1 February 2014	To be provided in the mining design

Degtyarskoe	30 June 2014	The rates to be complied with as at the mining commencement date	50,000 tones of ore 100 kilos of gold 1,000 kilos of silver

Dukat	complete	1 January 2006	750,000 tones of ore per annum

Ducat ore field	30 March 2015	30 May 2015	100,000 tones of silver per annum

Elmus	1 November 2019	1 November 2020	To be provided in the mining design

Fevralskoye	1 July 2013	The rates to be complied with as at the mining commencement date	To be provided in the mining design

Khakanja	31 December 2013	The rates to be complied with as at the mining commencement date	To be provided in the mining design

Khakarinskaya	1 August 2018	The rates to be complied with as at the mining commencement date	100,000 tones of ore per annum

Krasin	5 January 2019	5 January 2020	To be provided in the mining design

Kutyn	31 December 2018	31 December 2018	50,000 tones of ore per annum

Landjinskaya	1 October 2021	1 October 2022	To be provided in the mining design

Maymakan-Kundumi watershed	1 July 2019	The rates to be complied with as at the mining commencement date	50,000 tones of ore per annum

Mayskoye	31 December 2014	The rates to be complied with as at the mining commencement date	To be provided in the mining design

Oroch	1 December 2018	To be provided in the mining design	To be provided in the mining design

Ozerny	20 April 2018	The rates to be complied with as at the mining commencement date	100,000 tones of ore per annum

Podolsky	28 October 2020	28 April 2021	To be provided in the mining design

Rogovik	17 August 2016	17 August 2017	To be provided in the mining design

Serbishnaya	1 April 2022	1 August 2023	To be provided in the mining design

Mine/Deposit	Mining Commencement Date	Productivity Rate Test Date	Productivity Rate

Solnechnoye ore field	12 March 2021	12 March 2022	To be provided in the mining design

Sopka	complete	20 March 2010	150,000,000 tones of ore per annum (1,200 kilos of gold, 20 tones of silver)

South Voro	1 April 2022	1 August 2023	To be provided in the mining design

Svetloe	10 February 2016	10 April 2018	300,000 tones of ore per annum

Tamunier	1 October 2017	The rates to be complied with as at the mining commencement date	500 kilos per annum

Tsokol	complete	31 December 2000	9,200 kilos of gold per annum

Uchaminskaya area	1 January 2022	1 January 2023	To be provided in the mining design

Uzno-Urakskaya	20 April 2018	The rates to be complied with as at the mining commencement date	100,000 tones of ore per annum

Voro	complete	31 December 2005	As provided in the mining design

Yurievskoe	complete	31 December 2009	As provided in the mining design

(G)	the following licences include an obligation to conduct a comprehensive assessment of metals and other component deposits: Oroch, Burgaly, Volchansk, Khakanja, Ozerny, Kizankan, Goltovoye, Lunnoe and Birkachan; and

(H)	under the Mayskoye licence the licensee is required to refine ore at a 84.8% efficiency rate, the Voro licence requires the licensee to refine oxidized ore at a 60-92% efficiency rate and original ore at a 70-90% efficiency rate and the Sopka licence requires the licensee to refine ore at 85% efficiency rate for gold and at 80% efficiency rate for silver;

(ii)	the licensee is required to (i) maintain the safety of personnel and for these purposes implement safety procedures, as prescribed by law, maintain insurance against liability, control and oversee the implementation of safety measures and technical regulations, engage providers of mine rescue services, provide personnel with personal protection equipment and observe requirements relating to the level of gas in the air during mining and (ii) participate in infrastructural development of the region in which the licence area is located, e.g. under certain licences (including, for example, Dalniy, Ducat ore field, Albazino, Birkachan, Amkisnkoe, Uzno-Urakskaya) by way of entering into agreements on social and ecological development. Also, under the Mayskoe licence, it is required to assist the Association of Indigenous Small-numbered Peoples of Chucotka; and

(iii)	the licensee is required to comply with environmental law, prevent pollution of the subsoil, report on hazards which may adversely affect the environment, construct rainwater treatment facilities and other purifications facilities to prevent dumping of hazardous substances into the subsoil, monitor condition of the environment and under the licences relating to Oroch, Khakanja and Yurievskoe to reclaim land;

(b)	an undertaking to make payments for the use of the subsoil: (i) in the region of 90-300 roubles per sq km of the area subject to feasibility study per annum; and (ii) in the region of 5,000-20,000 roubles per sq km of the exploration area per annum; and

(c)	a requirement that at the end of the licence period the licensee must complete all relevant mining works, liquidate manufacturing and other development facilities and return all relevant geological and other documentation, including the licence, to the relevant authority.

Except for the breaches mentioned above, the Group is currently in compliance with its licences with the above-mentioned conditions of its licences.

As at the date of this Additional Information Document, four of the Group’s licences are due to expire prior to the end of December 2012. These licences are: (i) the Birkachan production licence (December 2012), (ii) the Tsokol production licence (December 2011), (iii) the Volchansk near-mine exploration licence (December 2012) and

(iv) the Svetloye stand-alone exploration licence (December 2011). The Group has commenced the renewal process for these licences and expects them to be renewed. To date, the Group has not experienced any material issues with Russian or Kazakh governmental agencies (including any significant delays) in obtaining, extending or renewing its exploration, production or subsoil licences. For more details on the Group’s licence requirements, see Part 8 “Regulation”.

Notwithstanding the above, no assurances can be given by the Group that its exploration, production or subsoil licences will be renewed upon their expiry date, or that they will not be suspended or terminated prior to their expiry date. See Part 1 “Risk Factors — Risks relating to operating in the Russian Federation and Kazakhstan — The Group’s subsoil licences and contracts in the Russian Federation and Kazakhstan may be suspended or terminated” and “Risk Factors — Risks relating to operating in the Russian Federation and Kazakhstan — Title to some of the Group’s mineral rights, properties or production facilities may be challenged, impugned or invalidated”.

Historical Investments

The Group, as part of pursuing its strategy, undertook three types of investment projects in 2008-2011.

First, the Group acquired mineral resource properties and mineral processing facilities in various stages of development, including (in chronological order):

1.	The Kubaka processing plant together with Birkachan, Tsokol, Oroch, and Prognozny properties in Q1 2008. The goal was to establish the new Omolon processing hub and expand the Group’s presence in the Magadan region.

2.	The Degtyarskoye deposit in Q3 2008. The goal was to provide higher-grade feed to the existing Voro CIP processing plant.

3.	The Goltsovoye deposit in Q4 2008. The goal was to provide higher-grade feed to the existing Dukat concentrator and advance the business concept of the Dukat processing hub.

4.	The Sopka Kvartsevaya deposit with related infrastructure in Q2 2009. The goal was to provide higher-grade feed to the existing Kubaka plant and advance the business concept of the Omolon processing hub.

5.	The Mayskoye deposit with related infrastructure in Q2 2009. The goal was to expand the Group’s resource and reserve base and to reap significant synergies with the POX hub by processing Mayskoye concentrate at the Amursk POX facility in the future.

6.	The Varvara operating mine in Q4 2009. The goal was to apply the Group’s operating competencies to turn around the distressed asset and to gain a foothold in Kazakhstan.

7.	The Avlayakan-Kirankan (AK) exploration properties in Q3 2010. The goal was to provide higher-grade feed to the existing Khakanja processing plant and to gain access to highly promising exploration ground.

8.	The Kutyn exploration property in Q1 2011. The goal was to gain access to highly promising exploration ground.

Second, the Group invested in the development and construction of new mines and processing facilities with the most significant investments being the following:

1.	The Albazino green-field open pit mine with flotation concentrator and related infrastructure.

2.	The Amursk pressure oxidation (POX) facility designed to treat concentrates from Albazino and Mayskoye mines.

3.	The establishment of the Omolon hub, including the Birkachan mine, Sopka mine, Birkachan heap leach facility, and refurbishment of the Kubaka processing plant.

4.	The Mayskoye green-field underground mine with flotation concentrator and related infrastructure.

5.	The expansion of the Omsukchan concentrator, including the gravity circuit.

6.	The Goltsovoye green-field underground mine with related infrastructure.

Third, the Group invested in exploration both at near-mine properties and at standalone exploration projects.

The Group has had no material research and development activities since 1 January 2008.

Sales and marketing

The Group’s gold operations have gold rooms equipped with special security equipment to hold doré or zinc precipitate. The final on-site product (doré or precipitate) is picked up from the mines by specialised agencies licensed to transport precious metals and insured for that purpose. The delivery is accompanied by armed guards employed by the agencies. These agencies subsequently transport the commercial gold and silver bars from refineries to buyers’ vaults. Under these contracts, the Group transfers all risks of accidental loss or damage at the gate of the gold room. The agencies transport doré or zinc precipitate to refineries by truck, plane, rail or a combination thereof.

Gold and silver bars produced in Russia

The Group processes most of its final mine-site products (doré and precipitate) produced in Russia (at Dukat, Khakanja, Voro, and Omolon) into London Good Delivery Bars prior to sale. This final stage of processing is carried out on toll-treatment basis at two refineries (Krastsvetmet and Kishtim Copperelectrolytic Plant), one of which (Krastsvetmet) is state-owned. Krastsvetmet is on the LBMA Good Delivery List. The tolling fee is normally determined as a fixed rouble amount per gramme of each metal produced. Processing losses are currently fixed in contracts at less than 0.1 per cent. for gold and less than 0.2 per cent. for silver. Gold and silver are shipped from the refineries five to fifteen days after the arrival of the incoming material, depending on transportation arrangements and the size of batch processed.

The Group can sell silver and gold bars either domestically or by export. All sales contracts must be registered with the State Fund of Precious Metals and Precious Stones, a division of the Ministry of Finance of the Russian Federation (“Gokhran”). Gokhran has a legal right of first refusal to purchase all gold and silver produced in Russia on market conditions, so such registration represents an official waiver by Gokhran of this right. When exporting gold and/or silver bars, the Group, in addition to the Gokhran waiver, is required to obtain an export licence from the Russian Ministry of Industry and Trade (“Minpromtorg”).

In the case of domestic sales, the purchasers of the Group’s gold and/or silver bars are Russian banks licensed to work with precious metals, Russian subsidiaries of international banks and Gokhran. In case of sales to the banks, title passes from the Group to the purchaser at the refinery gate. The delivery date is determined by the refinery’s production cycle. The price payable is equal to the London am fix on the date of delivery or on the following business day, less a certain discount. The London am fix is the term given to the LBMA fix which takes place at noon on every London trading day and which provides reference to gold and silver prices for that day’s trading. Market participants will usually refer to this price when looking for a basis for valuations. The discounts to the London am fix under the Group’s existing sales contracts with the banks range from 0.05 per cent. to 0.1 per cent. for gold and from 0.7 per cent. to 0.95 per cent. for silver. Payment is usually made on the date of delivery or the following business day. A domestic purchaser is selected by the Group on the basis of (i) its ability to offer a combination of financing terms (with sales contracts serving as collateral) and (ii) the discounts.

In case of sales to Gokhran, title passes from the Group upon delivery to Gokhran’s vault and the price payable is equal to the London am fix on the day preceding the date of shipment from the refinery. Payment is made within 4 working days after delivery to the vault. Gokhran charges no discount from the Group.

In the case of exports, the Group first transports its gold and/or silver bars to Moscow for customs clearance. The price is set prior to shipment, in order to determine the customs value of the bars to be exported. This price is typically equal to the London fix on the date of shipment from the refinery. Export purchasers, such as international banks, receive no discounts from the Group. After the gold and/or silver bars have been approved for export by Russian customs, they are then transported to their final destination, namely the vault of the purchaser, which is typically located in London. Title passes to the purchaser upon delivery to the vault and the payment is made no later than two business days thereafter. It takes approximately one week for the shipment to travel from the refinery to the purchaser’s vault.

The Group’s choice between selling gold and/or silver bars domestically or exporting them is mostly driven by a compromise between the domestic discount to market price and the additional costs of transporting the gold and/or silver abroad. Currently it is more economic for the Group to sell gold in Russia and export silver to the UK.

Doré produced in Kazakhstan

The Group exports doré bars produced at Varvara to an international refiner, pursuant to a long term contract and an export licence issued by the Kazakh MINT. Customs clearance occurs in Almaty. Title passes to the purchaser at the destination airport, typically Zurich.

The selling price is fixed on the eighth business day after the delivery of the doré to the refinery. The price is equal to the LBMA am fix less a discount (usually not exceeding US$1 per ounce of fine gold). Payment is made no later than three business days following price fixing. The Group has the right to fix the price earlier. In this event, the price is adjusted for contango (where the price of a forward or futures contract is trading above the expected spot price at contract maturity) or backwardation (where the price of a forward or futures contract is trading below the expected spot price at contract maturity).

Copper-gold concentrate produced in Kazakhstan

Copper-gold concentrate produced at Varvara is sold to an off-taker (an international trader) for further processing at copper smelters pursuant to a sales contract and an export licence issued by the Kazakh MINT.

The sales contract specifies the percentages payable for copper and gold contained in the concentrate, as well as the treatment and refining charges and the requirements for the chemical composition of concentrate, including minimum copper grade. Expenses, treatment and refining charges are renegotiated from time to time, typically on an annual basis, to reflect copper concentrate market trends.

Title passes to the purchaser at the Tobol railway station where the copper-gold concentrate is weighed and sampled and customs clearance occurs. The Tobol railway station is located near to the Varvara mine.

90 per cent. of the provisional shipment value, less the treatment charge, is paid within three business days following presentation of railway bills and provisional weight, moisture and assay certificates, based on the then current LME metal prices.

The final settlement takes place three business days after the final weight, assays and prices are known. The final prices are determined as the average monthly LME price over the quotation period, in accordance with international practice. Currently the quotation period for gold is the month following the month of actual shipment and the quotation period for copper is the second month following the month of actual shipment. If the final value of the shipment is greater than the provisional payment, the purchaser pays the difference to the Group, and vice versa.

Silver concentrate produced in Russia

A significant portion of concentrate produced by the Omsukchan concentrator is sold to third-party off-takers who process it further at base-metal smelters. The relevant sales contracts specify the percentages payable for the silver and gold contained in the concentrate, as well as the treatment charge and the requirements for the chemical composition of the concentrate. Base metals contained in concentrate qualify for payment only if the minimum grade requirement for the shipment as a whole is met. The Group delivers concentrate to the railway station of the purchaser’s choice, where title passes and the concentrate is weighed and sampled.

85 per cent. of the provisional shipment value, based on the Group’s provisional weight and assay certificate, minus the treatment charge, is paid within fifteen business days of delivery, based on LBMA prices averaged over the month preceding the month of shipment. Final settlement takes place ten business days after the final assays and prices are known. The quotation period is the month following the month of arrival of the silver concentrate to the destination railway station. If the final value of the shipment is greater than the provisional payment, the purchaser pays the difference to the Group, and vice versa.

Gold concentrate produced in Russia

The Group has entered into a contract to sell some of the refractory gold concentrate produced at the Albazino mine to an off-taker in China for further processing at its roaster. The relevant sales contract specifies the percentage payable for the gold contained in concentrate as well as the treatment charge and the requirements for the chemical composition of concentrate, including the minimum gold grade. Title passes to the purchaser after receipt of provisional payment.

95 per cent. of the provisional shipment value less the treatment charge is paid against presentation, inter alia, of the bill of lading and provisional weight, moisture and assay certificates at the LBMA price averaged over the month preceding the month of shipment, under a documentary letter of credit issued by a Chinese bank.

Final settlement takes place three business days after the final weight, assays and prices are known. The final prices are determined as the average monthly LBMA prices over the quotation period, being the month following the month of actual shipment. Weighing, sampling and moisture determination occurs at the off-taker’s roaster, under the supervision of an international surveyor and/or the Group. The resulting weight is considered final. Samples are then assayed by the purchaser and compared to the Group’s provisional assays. Where the final assays cannot be agreed, in certain circumstances, the samples are sent to an independent laboratory. The contract provides for a mechanism of determining the final assays based on the purchaser’s, the Group’s and the independent laboratory’s results. If the final value of the shipment is greater than the provisional payment, the purchaser pays the difference to the Group, and vice versa.

Supplies

The principal operating supplies purchased by the Group in its operations are electricity, transportation services and consumables, such as explosives, drilling bits, fuels and lubricants. In addition, the Group has spent significant sums of capital expenditure on production equipment, production materials and construction services. Since 2006, the Group has also started purchasing ore produced by third parties who have mining operations but no ore-processing capacity. In 2011, the Group expects to purchase approximately US$25 million of third-party ore on the spot market. The Group has a centralised procurement department for bulk purchases of mining equipment and certain supplies. Supplies subject to central procurement policies are agreed upon in accordance with Group policy and include grinding balls, ammonium nitrate, explosives, mining equipment and cyanide. Contracts for cyanide, for example, are concluded on a Group basis with producers in South Korea, China and Japan. Currently four cyanide producers supply all of the Group’s operations. Historically, the prices paid for certain supplies have been determined based on the aggregate volumes required by the Group. The Group intends to continue to obtain certain supplies in this manner in the future when it is advantageous to do so.

Engineering

The Group has one of the largest in-house engineering operations in the Russian mining industry and employs more than 100 qualified specialists who are experienced in designing and constructing mines and processing facilities. JSC Polymetal Engineering enables the Group to carry out engineering operations in-house. The Group believes that its in-house engineering capabilities add value at all stages of mine development, from exploration to production. The Group also believes that its pool of engineering expertise provides it with a competitive advantage in the appraisal and development of new exploration and development opportunities, whilst also assisting it to optimise operations at its mines. JSC Polymetal Engineering uses up to date mine optimisation software and metallurgical testing equipment to ensure high standards of mine design and process flowsheet development. The Group’s in-house engineering experience was a key factor in the Group deciding to construct the Amursk POX facility, which is expected to be the first in the Russian Federation to use POX technology for gold production. JSC Polymetal Engineering produced most of the designs and specifications for the Amursk POX facility.

Information technology, management systems and intellectual property

The Group has implemented a system of reporting procedures that collect financial and operational information from each mine on a daily, weekly and monthly basis. Each mine sends reports and spreadsheets to the Group’s head office in Saint Petersburg for review centrally in order to ensure conformity with the Group’s budget and ensure spending discipline across the mines. The Group’s chief executive officer reviews internal management reports for each of the Group’s segments on at least a monthly basis.

When appropriate, the Group seeks to register its intellectual property rights that result from its research and development.

Environmental

In common with other natural resources and mineral processing companies, the Group’s operations generate hazardous and non-hazardous waste, effluents and emissions into the atmosphere, water and soil. The Group is subject to national environmental laws and regulations that apply to the Group’s operations and development projects in each of the jurisdictions in which it operates. These laws and regulations address such matters as protection of the natural environment, air and water quality and emissions standards and disposal of waste.

Management’s environmental objective is to prevent pollution, to reduce greenhouse gas emissions, to use energy and natural resources rationally and to manage waste efficiently. Management is committed to complying with all applicable environmental legislation, as well as continuously improving technical processes and equipment.

The Group seeks to minimise negative impact on the environment in various ways, including:

•	the introduction of new and safer technologies;

•	increasingly efficient management of industrial, technological and operational processes;

•	rational use of natural resources;

•	reusing and recycling waste matter and energy;

•	the involvement of Group employees in its environmental protection activities; and

•	preventing accidents with environmentally harmful impacts.

Environmental management is controlled from the Group’s headquarters in Saint Petersburg by the environmental department. This department consists of specialists with experience in water pollution management, water treatment, air quality, land management and ecology and other environmental issues associated with mining. In addition, each of the Group’s mining operations has an environmental function whose primary responsibility is to ensure that the agreed environmental monitoring plan is executed.

The Group’s primary internal document covering environmental safety is called “The system of environmental management”. It sets out the Group’s environmental policies, defines the scope and processes for implementation of such policies and is designed to raise the Group’s ecological effectiveness. The Group’s ecological policies and principles are set in compliance with Russian and Kazakhstan legislation relating to environmental protection, efficient management of the natural environment and the environmental management guidelines of the World Bank and the United Nations.

The Group’s environmental management system was implemented in 2006 in compliance with ISO 14001 standards. In 2010, the Group’s environmental management system was amended and updated to comply with Russian and Kazakh environmental standards and the requirements of ISO 14001:2004 standards.

To promote environmental protection and comply with environmental protection legislation, the Group monitors air quality, surface water, ground water and snow cover at its assets. The samples which the Group collects as a result of this monitoring work are analysed by laboratories certified and operating according to current legislation. The Group also carries out regular internal and external environmental audits in order to evaluate its compliance with legal requirements relating to environmental protection and the requirements of the ISO 14001 certification.

The Group has made required emissions payments on time and in full and has faced no material fines or penalties relating to environmental laws during the past three years. The Group believes it is currently in compliance with its obligations under applicable environmental laws and regulations in all material respects. See Part 8 “Regulation” for further descriptions of the environmental regulations governing the Group. For more information on environmental risks relating to the Group, see Part 1 “Risk Factors — Risks relating to the gold and silver mining industries generally — The Group’s activities employ processes and chemicals that may be harmful to the environment and may be subject to compliance, clean-up and other costs.”

Health and safety

The business of mining, particularly underground mining, can present health and safety risks. The Group is required to comply with a range of health and safety laws and regulations in the Russian Federation and Kazakhstan. The Group believes that it is currently in compliance with all such health and safety laws and regulations in all material respects.

The Group has voluntarily developed its own internal guidelines in its efforts to ensure occupational safety. The Group’s primary internal document that regulates industrial and labour safety is called “The system of industrial and labour safety management”. This sets out the Group’s safety policies and defines the scope and processes for implementation of such policies.

The Group’s industrial and occupational safety system was implemented in 2006 in compliance with IHSAS 18001 standards. It was then updated in 2011. The Group has received positive conformation from an external auditor that the Group’s industrial and occupational safety management system conforms to the World Bank’s requirements regarding occupational health and safety. The system is automatically updated, in conformity with OHSAS 18001:2007 occupational health standard and the Group’s internal safety management systems requirements.

The Group’s management views the health and safety of the Group’s workforce as a critical component of the Group’s operations. Management believes that injuries, occupational diseases and other operational incidents can be prevented and holds all employees of the Group responsible for preventing such occurrences. The Group continues to seek to improve employee and contractor safety training and to maintain employee readiness to respond to emergencies. There were no emergencies at the Group’s assets in 2010 or 2009. However, 39 accidents took place in 2010, involving various degrees of property damage. Due to an increase in accidents at the Group’s exploration and development projects, the overall injury rate of employees increased by 50 per cent. from 16 in 2009 to 24 in 2010. In 2010, 36 per cent. of injuries were caused by falling rocks, 26 per cent. by road accidents and 15 per cent. by employees falling from heights.

Regrettably, the Group experienced six fatalities in its operations in 2010, compared to one fatality in 2009. Of these six fatalities, three were caused by road accidents, two by falling rocks at mines and one by an avalanche. The Group believes that many of the assets that it acquired in 2009 (in this year, the Group substantially expanded its operations by acquiring the Sopka gold deposit, the Mayskoye gold deposit, the Goltsovoye gold deposit and the Varvara gold and copper mine) had health and safety policies and systems that in the Group’s opinion, were in some cases less rigorous than the Group’s own health and safety policies and systems. The Group believes that this was a key contributing factor for the increase in fatalities in 2010. During the course of 2010 and 2011, the Group has taken steps to integrate and align the health and safety policies and systems at these acquired assets with the Group’s health and safety policies and systems. In addition, during 2010 and 2011, the Group undertook various measures to improve the Group’s health and safety policies and systems generally. These measures included:

•	revising the existing industrial and labour safety management systems to include specific, detailed procedures to increase employee safety;

•	implementing new systems for identifying and removing risks based on employee initiatives and suggestions;

•	implementing new principles for identifying hazards and dangers;

•	implementing new employee incentives to encourage an accident-free workplace;

•	implementing new principles for dealing with contractors, which require contractors to be more focused on, and have increased responsibility for, safety at the Group’s assets; and

•	implementing mechanised methods for scaling, anchoring and shotcreting in all underground mines to improve mine stability and reduce the risk of falls of small rocks.

As at the date of this Additional Information Document, the Group has not experienced any fatalities in 2011.

Corporate social responsibility

Many of the regions in which the Group operates are considered socially and economically undeveloped areas of the Russian Federation and Kazakhstan. The Group pursues a responsible social strategy in those regions and views the implementation of long-term social programmes as a key factor in the sustainability of the Group’s operations. The Group’s social programmes focus on the social and economic development priorities in the regions in which it operates and aims to improve education and healthcare, develop local infrastructure, promote sports and healthy lifestyles, promote the cultural and artistic potential of the local population and support local minorities.

As part of this social programme, the Group has entered into social partnership agreements with municipalities and regional governments. Under these social partnership agreements, the Group organises and finances a variety of humanitarian projects and development and maintenance projects in these communities. 11 such agreements were in force between the Group and regional and local authorities in 2010, 10 in 2009 and 10 in 2008. In addition the Group also undertakes various social projects in accordance with the agreements with the public organisations of indigenous minorities of the north of the Russian Federation (“IMN”) and in accordance with the Group’s own charitable programmes.

Examples of the Group’s social projects include:

•	in the Magadan Region, the Group has funded the repair and extension of kindergartens in Dukat and Omsukchan, reconstructed an indoor ice skating rink in Omsukchan and supported the business of the Northern indigence minority by purchasing snowmobiles and equipment to be used by reindeer breeders;

•	in the Khabarovsk Territory, the Group purchased an ambulance for use in remote settlements in the Okhotsk District and vehicles for use in the Polina Osipenko District, constructed a sports centre in the Okhotsk District and reconstructed and fitted out the Molodost cinema in Amursk;

•	in the Sverdlovsk Region, the Group constructed a public bathhouse in Krasnoturyinsk and provided gas supply to residential areas in Vorontsovka settlement, repaired and fitted our hospitals in Krasnoturyinsk and Karpinsk and constructed a skiing centre for children and youth in Krasnoturjinsk;

•	in Chukotka, the Group supported deer-breeding teams by supplying two snowmobiles, goods, food and fuel, funded the acquisition of antique national musical instruments for local IMN folk groups, provided funds for the Pevek junior hockey team and repaired an elementary school in the Ajon settlement, a children’s arts school in Rytkuchi settlement and a kindergarten in Pevek; and

•	in Kazakhstan, the Group has established a centre for development of local languages, provided medical equipment for the Taranovskoye central regional hospital and funded production and installation of a mini football field in the Taranovskoye settlement.

The Group strives to maintain a productive dialogue with the communities in which it operates and to keep those communities informed of the Group’s activities. In 2009, the Group established a system by which people living in those communities can provide feedback to the Group. The Group’s representatives also held a number of meetings, conducted large-scale surveys among the IMN and carried out opinion polls on local problems. In 2011, the Group presented the results of its 2010 corporate social responsibilities activities at a number of public meetings and collected recommendations for its 2011 programmes.

The Group spent US$4.6 million, US$2.8 million and US$3.7 million on social and community projects in 2010, 2009 and 2008, respectively. The Group has budgeted approximately US$4 million for social and community projects in 2011.

Insurance

The Group’s policy is to maintain insurance arrangements which comply with insurance requirements under Russian and Kazakh law. In line with this policy, the Group maintains the minimum level of insurance required by each of the jurisdictions in which it operates and only maintains additional insurance when required to do so by its customers or other third parties with which it contracts. As a result, the Group does not have full insurance coverage for all risks that it may face. In particular, the Group does not have insurance for business interruption. The Group places its insurance programme with state-owned or special licensed insurance providers, such as Soglasie SK and VSK Strakhovoi Dom. For more information on insurance risks relating to the Group, see Part 1 “Risk Factors — Risks relating to the Group’s operations — The Group does not maintain insurance coverage on all risks”.

Employees

The table below sets out the average number of people employed by the Group in 2008, 2009 and 2010.

	As at 31 December
Employees by location (full and part time)	2008	2009	2010

Operational head office(1)	298	321	424
Engineering	113	127	165
Dukat operating unit	1,804	1,697	1,787
Amursk POX operating unit	216	482	978
Omolon operating unit	40	263	607
Voro operating unit	831	796	830
Khakanja operating unit	1,056	968	914
Varvara operating unit	—	—	614
Stand-alone exploration subsidiaries	443	484	592
Total	4,801	5,138	6,911

Note:

(1)	Operational head office comprises employees of Polymetal Management Company, Trading Company Polymetal and JSC Polymetal, including Moscow and regional representative offices.

The average number of employees employed by the Group in 2010, 2009 and 2008 was 6,910, 5,137 and 4,801, respectively. 589 employees were employed in management and services (including engineering and trading) in 2010 (448 in 2009 and 411 in 2008). An average of 5,730 employees were employed at the Group’s operating units in 2010 (4,205 in 2009 and 3,947 in 2008) and an average of 591 employees were employed at the Group’s stand-alone exploration and development subsidiaries in 2010 (484 in 2009 and 443 in 2008). In each region of Russia and Kazakhstan in which the Group operates, the Directors believe that the Group’s employees’ salaries are typically at or above the average mining industry salary for that particular region. The Group makes mandatory social security contributions for its employees, including to the mandatory pension funds of the Russian Federation and Kazakhstan. For the years ended 31 December 2010, 2009 and 2008, the Group contributed US$16.9 million, US$15.3 million and US$14.9 million, respectively, to these mandatory pension funds. The Group does not maintain any voluntary pension fund and has no agreement with its employees to provide any pension or retirement benefits beyond the mandatory contributions.

In September 2010, the board of JSC Polymetal approved an employee incentive programme (the “Programme”) for certain executive directors and senior employees of the Group (the “Participants”). The Programme established a bonus fund (the “Bonus Fund”) consisting of up to 30 million Polymetal Shares. The Polymetal Shares were to be transferred to the Participants in 2013 or 2014, pursuant to a prescribed formula linked to the price of Polymetal Shares in those years. On 30 September 2011 and 29 September 2011, respectively, the board of JSC Polymetal and the Board of Directors approved amendments to the terms of the Programme (the “Amendments”), which amongst other matters, provided that all awards made under the Programme will be satisfied by the transfer of Shares, rather than Polymetal Shares, to the Participants. The Amendments are subject to, and effective from, Admission.

Following Admission, the Board of Directors intend to implement a new employee Share plan (the “New Employee Share Plan”) in line with the Group’s remuneration policy and the UK Corporate Governance Code. As at the date of this Additional Information Document, the Board of Directors have not yet determined when the New Employee Share Plan will be implemented or how the New Employee Share Plan will be operated. See paragraph 6 of Part 13 “Additional information — Employee share plan” for further details.

Many of the Group’s workers are highly skilled specialists and leading experts in their fields. As of 31 December 2010, the Group employed approximately 37 staff with PhDs, as well as over 100 engineers who had completed post-graduate degrees. Approximately 41 per cent. of the Group’s workforce have received higher education or have professional degrees. Because the market for skilled workers is highly competitive, the Group concentrates on attracting and training young specialists, including offering on-the-job training and personnel rotation. Approximately 65 per cent. of the Group’s employees are younger than 46 years of age, and 42 per cent. are younger than 36 years of age. The Group believes that it is important to focus on consistently upgrading the skills of its workforce and expanding its workers’ spheres of responsibility. Training occurs both on an individual basis and in courses, depending on licensing requirements. In 2010, the Group provided training for 2,016 of its employees at a cost of US$0.51 million.

Each operating unit utilises two shift patterns of 11 hours a day. The length of the working roster at each operating unit is determined by the average time it takes employees to get to site. The typical working roster is one month on-site and one month off-site, with employees working seven days a week whilst on-site. However, due to the remote location of the Mayskoye mine, the working roster at Mayskoye is typically three months on-site and three months off-site, with employees getting one day off per week whilst on-site. Employees at the Group’s near-mine and stand-alone exploration projects typically work all summer. When the Group does not provide transportation to an operating unit or exploration project, the Group pays for an employee’s travel expenses, including their travel time. Employees at the Group’s Saint Petersburg office and Moscow and regional representative offices work 40 hours a week on average.

As far as the Directors are aware less than one per cent. of employees (30) of the Group were members of a trade union as at 30 June 2011. Save for the Omolon operating unit, the Group currently has collective bargaining agreements, in accordance with Russian labour laws, with its employees at each of its operating units. The Group expects to enter into a collective bargaining agreement in respect of the Omolon operating unit. The collective bargaining agreements, amongst other matters, prescribe the manner in which the Group’s employees’ hourly wages and fixed salaries increase every six months in line with the relevant domestic consumer price index. The Group’s collective bargaining agreements are set out in the table below.

Operating unit		Term of the agreement

1.	Dukat	January 2009 — December 2011(1)
2.	POX	June 2010 — June 2013
3.	Voro	Initially concluded in 2007 for a three year period and then extended for a further three year period until 31 December 2013
4.	Khakanja	Initially concluded in 2007 for a three year period and then extended for a further three year period until 18 September 2013
5.	Varvara	June 2010 — June 2015

Note:

(1)	The Company expects negotiations on the renewal of the Dukat collective bargaining agreement to commence shortly. The Group expects the Dukat collective bargaining agreement to be extended for a three year period, until December 2014, approximately.

All employee-employer relationships within the Group are conducted under relevant labour laws of the Russian Federation and Kazakhstan. The Group believes that it is currently in material compliance with these laws. The Group has not to date experienced any strikes, work stoppages, collective labour disputes or actions that have had a material effect on the operations of its business and the Group believes that it has a good relationship with its employees.

PART 6

DIRECTORS, SENIOR MANAGEMENT AND CORPORATE GOVERNANCE

Directors

The following table lists the names and positions of the Directors:

Name	Position

Bobby Godsell	Chairman
Vitaly Nesis	Chief Executive Officer (CEO)
Konstantin Yanakov	Non-Executive Director
Marina Grönberg	Non-Executive Director
Jean-Pascal Duvieusart	Non-Executive Director
Charles Balfour	Senior Independent Non-Executive Director
Jonathan Best	Independent Non-Executive Director
Russell Skirrow	Independent Non-Executive Director
Leonard Homeniuk	Independent Non-Executive Director

Bobby Godsell (Chairman)

Mr. Godsell is the Company’s Chairman and is chairman of the nomination committee. Mr. Godsell is currently Chairman of Business Leadership South Africa (a CEO organisation representing the 70 largest South African public and private companies) and Non-Executive Chairman of Optimum Coal Holdings. He is also a member of the South African National Planning Commission and co-Chairman of the South African Millennium Labour Council. He has held numerous senior positions, including roles as President of the South African Chamber of Mines, and Non-Executive Chairman of Eskom Holdings Ltd. He has over 30 years of experience in the mining sector, previously serving as Director and Chief Executive Officer of AngloGold Ashanti Ltd. He holds a Bachelor of Arts Degree from the University of Natal, South Africa, and a Master of Arts Degree from the University of Cape Town, South Africa.

Vitaly Nesis (Chief Executive Officer)

Mr. Nesis is the Company’s CEO and was appointed on 29 September 2011. Mr Nesis has served as JSC Polymetal’s CEO since 2003, becoming a member of JSC Polymetal’s board of directors in June 2004. Between 2002 and 2003, he was the CEO of Vostsibugol, a major coal-mining company based in east of the Russian Federation. In 2000, Mr. Nesis was the Strategic Development Director at the Ulyanovsk Automobile Plant, and from 2001 to 2002, he headed the Investment Planning Department at SUAL-Holding. From 1999 to 2000, he worked for McKinsey & Co. in Moscow and, from 1997 to 1999, Mr. Nesis worked as an Analyst at Merrill Lynch in New York. In 1997, he graduated from Yale University (US) with a BA in Economics.

Konstantin Yanakov (Non-Executive Director)

Mr. Yanakov is a member of the Board of Directors and has been a member of JSC Polymetal’s board of directors since September 2008. Mr. Yanakov is also currently the CFO at CJSC ICT. Prior to joining ICT, he held various posts at MDM Bank before becoming the CFO of JSC Polymetal. He graduated from the Government of the Russian Federation’s Finance Academy with a degree in Global Economics and received a PhD in Economics from the State University of Management (the Russian Federation). In 2007, Mr. Yanakov received an MBA from London Business School (UK).

Marina Grönberg (Non-Executive Director)

Ms. Grönberg is a member of the Board of Directors and has been a member of JSC Polymetal’s board of directors since September 2008. She is also a board member of Mozaik Holdings Ltd, Waterstone’s Holdings Limited (UK), Azbuka-Atticus Ltd publishing group, MIG Credit Ltd, Marenco Swiss Helicopters AG, A&NN Capital Management Fund Ltd. (where she is also a member of the managing committee), and Chairman of GLP Limited and CJSC SPAR-Retail, member of the supervisory board of Euroset Holdings Limited, president of Nadezhda charitable fund and A&NN US Inc. and managing director of A&NN (Schweiz) AG. Ms. Grönberg graduated from the Moscow State University with a degree in Applied Mathematics, from the All-Russian State Distance-Learning Institute of Finance and Economics with a degree in Economics, Finance and Credit, and from the Moscow State Law Academy with a degree in Law.

Jean-Pascal Duvieusart (Non-Executive Director)

Mr. Duvieusart is a member of the Board of Directors. Mr. Duvieusart is Director of PPF Advisory (Russia) Limited and has been a member of the Supervisory Board of PPF B.V. since 2010. He joined McKinsey in 1992 and was Managing Partner for Central Europe and the CIS from 2005 to the end of 2009. Mr. Duvieusart graduated from the Catholic University of Louvain, Belgium with a masters degree and received an MBA from the University of Chicago in 1992.

Charles Balfour (Senior Independent Non-Executive Director)

Mr. Balfour is the Senior Independent member of the Board of Directors and is a member of the audit and risk committee, the remuneration committee and the nomination committee. Mr. Balfour has over 40 years experience in the investment banking industry in the United States, the United Kingdom, France and Hong Kong including working for Dillon Read Inc, Banque Paribas, Durlacher Plc and Fleming Family Partners. Between 1993 and 2004 Mr. Balfour was an executive of Nasdaq International. He was also Chairman of Nasdaq International from 2000 until 2004. Mr. Balfour is currently a director of Humber Power and Humber Energy. Mr. Balfour was educated at Eton.

Jonathan Best (Independent Non-Executive Director)

Mr. Best is an independent member of the Board of Directors and is the Chairman of the audit and risk committee and a member of the remuneration committee. Mr. Best has served as an independent member of JSC Polymetal’s board of directors since December 2006. Mr. Best has more than 30 years’ experience in the mining industry, both at corporate and operational level. In 2006, he served as the interim CEO of Trans-Siberian Gold Plc (UK), prior to which he was the CFO and an Executive Director at AngloGold Ashanti Limited and involved in both the formation of that company and its listing on the New York Stock Exchange. Mr. Best is currently a non-executive director of AngloGold Ashanti Holdings Plc and a member of its board’s audit committee, non-executive chairman of Sentula Mining Limited, where he serves on the nomination committee and as a member of the remuneration committee. He holds similar positions in the exploration company, Bauba Platinum Limited. Mr. Best is also an independent director and chairman of the audit committee of Metair Investments Limited and Gulf Industrials Ltd. Mr. Best is an associate of the Chartered Institute of Management Accountants and of the Chartered Institute of Secretaries and Administrators, and has an MBA degree from the University of the Witwatersrand, Johannesburg.

Russell Skirrow (Independent Non-Executive Director)

Dr. Skirrow is an independent member of the Board of Directors and is a member of the audit and risk committee. Dr. Skirrow has been an independent member of JSC Polymetal’s board of directors since September 2008. Dr. Skirrow has 17 years’ experience in the investment banking industry, in both Australia and UK, including 10 years at Merrill Lynch (UK), first as Head of Global Metals, Mining & Steel Research, and subsequently as Global Chairman of the Metals/Mining team in Investment Banking. Dr. Skirrow is currently also Chairman of Dampier Gold Limited, a company listed in Australia. Dr. Skirrow also has 12 years’ experience in the international mining industry, having worked with companies such as Gold Fields (South Africa) and then with Western Mining Corporation in Australia and the US. Dr. Skirrow is a member of the Institute of Materials, Minerals & Mining with Chartered Engineer (C.Eng) status, and a Fellow of the Financial Services Institute of Australia. Dr Skirrow was educated at Durham University (B.Sc. Hons. geology) and the Royal School of Mines, Imperial College of London (PhD).

Leonard Homenuik (Independent Non-Executive Director)

Mr. Homeniuk is an independent member of the Board of Directors since June 2010 and is chairman of the remuneration committee and a member of the nomination committee. Mr. Homeniuk has been an independent member of the JSC Polymetal board of directors since June 2010. From 2004 to 2008 Mr. Homeniuk served as President, Chief Executive Officer and Member of the Board of Directors of Centerra Gold Inc. Since his retirement he has acted as a non-executive Chairman of the Board of directors of Trade Ideas LLC, and as the manager of a privately held gold equity fund. He has over 35 years of experience in the mineral sector including gold and uranium exploration, development and production. Throughout his career, he has held various executive positions with Centerra Gold Inc., Kumtor Gold Company and Cameco Corporation. Mr. Homeniuk received a Master of Science degree from the University of Manitoba. He is a member of the Ontario Society of Professional Engineers, the Canadian Institute of Mining and Metallurgy and the Prospectors and Developers Association of Canada. Mr. Homeniuk was made an Honorary Professor of the Kyrgyz Mining Institute in 1998.

Senior Management Team

The Group’s Senior Management, in addition to the chief executive officer, is as follows:

Name	Position

Vitaly Savchenko	Chief Operating Officer
Sergey Cherkashin	Chief Financial Officer
Sergey Trushin	Deputy CEO for Mineral Resources
Roman Shestakov	Deputy CEO, Project Development and Construction
Valery Tsyplakov	Managing Director of JSC Polymetal Engineering
Pavel Danilin	Deputy CEO, Strategic Development
Igor Kapshuk	Chief Legal Officer

Vitaly Savchenko (Chief Operating Officer)

Mr. Savchenko has been COO of JSC Polymetal since April 2009. Mr. Savchenko has also been elected as a member of the JSC Polymetal Management Board in September 2011. From 2007 to 2009 he was the director of the production department of JSC Polymetal. From July 2005 to 2007, Mr. Savchenko was Head of the production and technical department of JSC Polymetal. Mr. Savchenko was head of Polymetal’s mining department from 2004 to 2005. From 1994 to 2003, he worked at Priargunskoe mining and chemical company (Chita region), where he started as a shift boss and finished as a chief engineer of a uranium mine. In 1994, Mr. Savchenko graduated from the Kyrgyz Mining Institute with a degree in underground mineral mining engineering. Mr. Savchenko has been awarded a third category Miner’s Glory Medal.

Sergey Cherkashin (Chief Financial Officer)

Mr. Cherkashin has been CFO of JSC Polymetal since 2005. Before joining JSC Polymetal, he worked in a number of management positions in the food-processing and machine building industries. He has held positions as the CFO of the Timashevsk Dairy Plant, Sales Director of the Ulyanovsk Automotive Plant (UAZ) and as deputy CEO of Development at the Volgograd Dairy Plant. Between 1996 and 1997, he worked as a consultant for AT Kearney in Moscow. Mr. Cherkashin graduated from the Moscow Institute of Physics and Technology with a degree in Applied Mathematics in 1985. In 1993, Mr. Cherkashin also attended a one year MBA programme at the University of Hartford (US).

Sergey Trushin (Deputy CEO for Mineral Resources)

Mr. Trushin has been Deputy CEO for Mineral Resources of JSC Polymetal, since 2010. From 2008 to 2010 he held the post of the chief geologist at the CJSC Khabarovskoye Exploration Company. Between 2006 and 2008 he worked as the chief geologist of LLC Albazino Resources. From 1998 to 2006, he held different positions at Albazino, from geologist to head of the mining team. In 1997, he worked as a geologist-operator in the geological surveying service of CJSC Dalnevostochnie Resources. From 1991 to 1997, he worked at the Production Geological Association “Dalgeology” as a geologist and then as geologist-operator of the Nizhne-Amursk field exploration expedition. Mr. Trushin has a degree in geological survey and mining engineering prospecting from the Novocherkassk State Polytechnic Institute.

Roman Shestakov (Deputy CEO, Project Development and Construction)

Mr. Shestakov has been Deputy CEO for Development and Construction of Polymetal Management Company, since April 2009. From 2007 to 2009, he was Chief Engineer at CJSC Gold of Northern Urals and from 2005 to 2009, he was a mine superintendent. From January 2004 to July 2005, he worked at OJSC Okotskaya Mining and Exploration Company as a mine superintendent, and from 2002 to 2004, Mr. Shestakov was a mining engineer in the Production and Technical Department of JSC Polymetal. He graduated from the Mining Department of the Saint Petersburg State Mining Institute, majoring in Open-pit Mining.

Valery Tsyplakov (Managing Director of JSC Polymetal Engineering)

Mr. Tsyplakov has been Managing Director of JSC Polymetal since 2004. From 2000 to 2004, he held various senior roles in the Production and Technology Department and the Technological Research Department and then went on to become the Deputy General Director for Mineral Resources, Design and Technology. From 1995 to 2000, he held several management positions at a number of companies. From 1988 to 1993, he served as a Research Fellow, Laboratory Head and then Department Head at the Soviet Union Research Institute of Aeronautical Automation. Mr. Tsyplakov worked at the Physics Institute at Denmark’s Orhus University from 1986 to 1987.

From 1978 to 1988, Mr. Tsyplakov worked as Engineer, Chief Engineer and then Research Fellow for the Plasma Physics Department of the Moscow Physics and Engineering Institute. Mr. Tsyplakov graduated from the Moscow Physics and Engineering Institute with a degree in Experimental Nuclear Physics, and he has a PhD in Physics and Mathematics.

Pavel Danilin (Deputy CEO, Strategic Development)

Mr. Danilin has been Deputy CEO for Strategic Development of JSC Polymetal since April 2009, having been Director of Corporate Finance and Investor Relations at JSC Polymetal since 2007. In 2007, he graduated from the University of California at Berkeley, Haas School of Business (US) with an MBA. From 2003 to 2005, he worked at JSC Polymetal as the Head of Corporate Finance, and between 2002 and 2003 he worked at CJSC ICT in the same capacity. From 1998 to 2001, he worked in the Kaliningrad branch of Bank Petrocommerce as deputy head of the currency department and as head of the financial resources department. Mr. Danilin graduated in 1998 from Kaliningrad State Technical University with a BA in Economics and Management.

Igor Kapshuk (Chief Legal Officer)

Mr. Kapshuk has been Chief Legal Officer of JSC Polymetal since April 2009. In December 2003 he was appointed as the deputy head of the legal department of JSC Polymetal. Mr. Kapshuk was promoted to the head of JSC Polymetal’s legal department in July 2005. In 2001-2003, Mr. Kapshuk held various positions, including deputy general counsel, head of the department for general legal matters and head of the claims department at a branch of Siberia Energy Coal Company and Vostsibugol (Irkutsk). In 1999-2001 he worked as a legal advisor for OJSC Pharmasintez. In 1997-1998 Mr. Kapshuk worked at Irkutsk Tea-Packing Factory as a legal advisor and acting head of the legal department. In 1994-1997 Mr. Kapshuk worked as a legal advisor of the insurance company (Irkutsk). He graduated from the Law School of Irkutsk State University in 1995.

Corporate governance

The Directors support high standards of corporate governance. Following Admission, the Company intends to comply with the UK Corporate Governance Code.

The UK Corporate Governance Code recommends that at least half the board of directors of a UK-listed company, excluding the chairman, should comprise non-executive directors determined by the board to be independent in character and judgement and free from relationships or circumstances which may affect, or could appear to affect, the director’s judgement. At Admission, the Board will consist of the Chairman, the Chief Executive Officer and seven Non-Executive Directors, of whom four are considered by the Board to be independent. The Company regards this as an appropriate Board structure, which will comply with the requirements of the UK Corporate Governance Code.

As envisaged by the UK Corporate Governance Code, the Board has established three committees: an audit and risk committee, a nomination committee and a remuneration committee. The Board may set up additional committees as it deems appropriate in future.

Audit and risk committee

The audit and risk committee is chaired by Mr. Best and its other members are Mr. Skirrow and Mr. Balfour. The Directors consider that Mr. Best has recent and relevant financial experience. Further details are set out in his biography under “Directors” above.

The audit and risk committee will meet not less than three times a year and has responsibility for, among other things, monitoring the integrity of the Group’s financial statements and reviewing its annual and interim financial statements. It will oversee the Group’s relationship with its external auditors and review the effectiveness of the external audit process. The committee will give due consideration to applicable laws and regulations, the provisions of the UK Corporate Governance Code and the requirements of the Listing Rules. It will also have responsibility for reviewing the effectiveness of the Group’s system of internal controls and risk management systems. The ultimate responsibility for reviewing and approving the interim and annual financial statements remains with the Board.

The Board considers that the audit and risk committee complies with the requirements of the UK Corporate Governance Code.

Nomination committee

The nomination committee is chaired by Mr. Godsell and its other members are Mr. Homenuik and Mr. Balfour. The committee will meet not less than twice a year and has responsibility for making recommendations to the Board on the composition of the Board and its committees, including appointments of additional and replacement Directors.

The Board considers that the nomination committee complies with the requirements of the UK Corporate Governance Code.

Remuneration committee

The remuneration committee is chaired by Mr. Homenuik and its other members are Mr. Best and Mr. Balfour.

The remuneration committee will meet not less than twice a year and has responsibility for making recommendations to the Board: (a) on the Group’s policy on the remuneration of management; and (b) for the determination, within agreed terms of reference, of the remuneration of the Chairman and of specific remuneration packages for each of the Executive Directors, the Company Secretary and the members of the senior management team, including pension rights and any compensation payments.

The Board considers that the remuneration committee complies with the requirements of the UK Corporate Governance Code.

Share dealing code

The Company has adopted, with effect from Admission, a code of dealings in relation to the Shares that is based on, and is at least as rigorous as, the model code as prescribed by the Listing Rules. The code of dealings applies to the Directors and other relevant employees of the Group.

Conflicts of interest

Mr. Yanakov is a representative of Powerboom Investments Limited, Ms. Grönberg is a representative of Vitalbond Limited, A&NN and Capital Management Fund Limited and Mr. Duvieusart is a representative of PPF Group BV. In addition, Mr. Nesis is the brother of the beneficial owner of Powerboom Investments Limited. Save for the potential conflicts inherent in these relationships, there are no potential conflicts of interest between any duties owed by the Directors or Senior Management to the Company and their private interests or other duties.

PART 7

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The Company was incorporated in Jersey in July 2010 to become the new holding company of JSC Polymetal and seek admission of the Shares to the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange. At the date of this Additional Information Document the Company is ultimately owned 100 per cent. beneficially by Mr. Alexander Nesis.

The following shareholders of JSC Polymetal own (either directly as shares or via ownership of global depositary receipts) over 5 per cent. of the issued share capital of JSC Polymetal as at the date of this Additional Information Document. In so far as is known to the Directors, there is no other person who is, directly or indirectly, interested in 5 per cent. or more of the issued share capital of the Company or JSC Polymetal.

	Number of ordinary
	shares held in
	JSC Polymetal
	including shares	Percentage of
	represented by	issued ordinary
	global depositary	share capital of
Shareholders	receipts	JSC Polymetal

Powerboom Investments Limited(1)	68,497,758	17.15%
Pearlmoon Limited(2)	79,840,437	19.99%
Vitalbond Limited and A&NN Capital Management Fund Limited(3)(4)	38,740,784	9.70%

Notes

(1)	Powerboom Investments Limited is ultimately beneficially owned by Mr. Alexander Nesis.

(2)	Pearlmoon Limited is ultimately beneficially owned by Mr. Peter Kellner.

(3)	Vitalbond Limited and A&NN Capital Management Fund Limited are ultimately beneficially owned by Mr. Alexander Mamut.

(4)	Vitalbond Limited has the right to repurchase 1.9 per cent. of the issued Polymetal Shares (7,595,257 Polymetal Shares) under a repo agreement.

Transactions and arrangements with Related Parties

Save as described below and on page F-106 at note 31 in the Group’s financial information for the years ended 31 December 2008 and 2009 (prepared under US GAAP), on pages F-62 and F-64 at note 30 in the Group’s financial information for the years ended 31 December 2009 and 2010 and for the six months ended 30 June 2011, each as set out in Appendix 1 “Financial Information”, there are no other Related Party Transactions between: (a) the Company or members of the Group; or (b) JSC Polymetal or members of the Group that were entered into during the financial years ended 31 December 2008, 2009 and 2010, the six months ended 30 June 2011 and during the period from 1 July 2011 to 29 September 2011 (the latest practicable date prior to printing of this Additional Information Document).

In August 2011, the Group entered into a long-term credit facility from Nomos-Bank which allows the Group to borrow funds, denominated in US dollars, up to US$150 million. The funds provided under this facility may be used to repay debt owed to other lenders of the Group and to finance current operations of the Company’s significant Russian subsidiaries as specified in the facility agreement. The facility is valid until December 2013. The facility is provided in several tranches in accordance with supplemental agreements to the facility agreement. The amounts of these tranches, applicable interest rates, terms and conditions of repayment of tranches and payment of interest are to be set out in the respective supplemental agreements. The repayment of this facility was guaranteed by suretyships provided by CJSC Silver Magadan, OJSC Okhotskaya Mining and Exploration Company and CJSC Gold of Northern Ural, which were entered into in August 2011. Nomos-Bank is an entity in which Alexander Nesis, PPF Group and Mr. Peter Kellner, who are significant shareholders, or the ultimate beneficiaries of significant shareholders, in JSC Polymetal, also hold a substantial interest. Mr. Konstantin Yanakov and Mr. Jean-Pascal Duvieusart, both Directors of the Company, are also members of the board of directors of Nomos-Bank.

PART 8

REGULATION

RUSSIA

The gold and silver mining industry in Russia is subject to a wide variety of federal and regional laws and acts of secondary legislation, including civil and commercial law, law regulating gold and silver mining, anti-monopoly matters, environmental, health and safety concerns, employment and other issues, as well as the regulatory supervision of a number of federal, regional and local authorities. Additionally, Russian Law includes regulations of relations applicable to precious metals (including gold and silver) and arising in connection with geological exploration, and mining of precious metals deposits, production, utilisation and turnover of precious metals in the Russian Federation.

Applicable law

The regulation of the gold and silver mining industry in Russia is primarily based on the following laws and regulations.

•	The Civil Code of the Russian Federation, as amended (the “Russian Civil Code”). The Civil Code of the Russian Federation establishes the general legal framework for commercial relations between persons and entities. In particular, the Russian Civil Code (i) regulates property relations between commercial parties, (ii) sets the rules for obtaining and transferring ownership of movable and immovable property and (iii) provides the main rules for concluding, amending, performing and terminating contracts.

•	The Land Code of the Russian Federation No. 136-FZ dated 25 October 2001, as amended (the “Land Code”). The Land Code regulates the use and protection of land and establishes the legal basis for creation, transfer and termination of title to land plots.

•	The Town-Planning Code of the Russian Federation No. 190-FZ dated 29 December 2004, as amended (the “Town-Planning Code”). The Town-Planning Code establishes the general legal framework for construction and development in the Russian Federation.

•	The Customs Code of the Customs Union, as amended (the “Customs Code of the Customs Union”). The Customs Code of the Customs Union was adopted by the Eurasian Economic Community of the Russian Federation, Belarus and Kazakhstan, (the “Customs Union”) on 27 November 2009 and generally regulates import into and export of the goods from the Customs Union. It supersedes the Customs Code of the Russian Federation No. 61-FZ dated 28 May 2003.

•	The Federal Law “On Subsoil” No. 2395-1 dated 21 February 1992, as amended (the “Subsoil Law”), establishes the licensing regime for use of subsoil for geological research, exploration and production of mineral resources.

•	The Federal Law “On Precious Metals and Precious Stones” No. 41-FZ dated 26 March 1998, as amended (the “Law on Precious Metals”), introduced special regulations of relations, arising, inter alia, in connection with geological exploration and mining of precious metals deposits and production, utilisation and turnover of precious metals in the Russian Federation.

•	The Federal Law “On Technical Regulation” No. 184-FZ dated 27 December 2002, as amended (the “Technical Regulation Law”), sets out rules relating to the development, enactment, application and enforcement of obligatory technical requirements for production and for associated processes of manufacturing, construction, storage, transportation, sale and utilisation. The Technical Regulation Law supersedes the Laws of the Russian Federation “On Certification of Goods and Services” No. 5151-1 dated 10 June 1993 and “On Standardisation” No. 5154-1 dated 10 June 1993.

•	Federal Law “On the Procedure for Implementing Foreign Investment in Commercial Enterprises Having Strategic Importance for Securing the National Defence and Security of the State” No. 57-FZ dated 29 April 2008, as amended (the “Strategic Assets Law”). The Strategic Assets Law sets out certain restrictions on foreign investors acquiring control over entities that have strategic importance for the national defence and security of Russia. See “Investment in Russian companies of strategic importance” below.

•	The Federal Law “On Licensing of Certain Activities” No. 128-FZ dated 8 August 2001, as amended (the “Licensing Law”) regulates licensing in Russia. It will be substituted by a new federal law regulating licensing activities in Russia that will come into force in November 2011. See “Licensing of operations” below.

•	The Federal Law “On Environmental Protection” No. 7-FZ dated 10 January 2002, as amended (the “Environmental Protection Law” establishes the state policy on environmental protection. See “Environmental considerations” below.

•	The Federal Law “On Industrial Safety of Hazardous Industrial Facilities” No. 116-FZ dated 21 July 1997, as amended (the “Industrial Safety Law”) provides measures for safety protection concerning hazardous industrial facilities. See “Health and safety” below.

Regulatory authorities

Several governmental agencies participate in regulation of the Russian gold and silver mining industry and form a complex multi-tier system of regulation. The Functions and authorities of these agencies are at times ambiguous and unclear. In addition, over the past years, the structure of the Russian government was extensively reorganised. At present, the principal regulatory authorities that provide overall oversight of the Group’s business include the following:

•	The President of the Russian Federation is responsible for the development of general internal and external governmental policy, and, among other matters, determines special provisions for gold and silver import and export procedures;

•	The Government of the Russian Federation is responsible for implementing uniform state policy in this sphere and defining the procedure for licensing of activities connected with geological exploration;

•	The Ministry of Natural Resources and Ecology is responsible for the development of governmental policy and regulation in the sphere of natural resources, including subsoil. It passes regulations setting safety requirements for exploration, development of natural resources, the order of renewal and transfer of subsoil licences, rules of access to the geological information which belongs to the state, and rules of accounting for natural resources in Government accounts and of classification and evaluation of natural resources;

•	The Ministry of Finance determines governmental policy and forms regulation in the sphere of production, processing and turnover of precious metals;

•	The Ministry of Industry and Trade is responsible for the development of governmental policy in, and regulation of, the industry in general, and, in particular, regulates exports and imports of gold and silver; and

•	The Ministry of Economic Development approves strategic plans for social and economic development, and issues opinions on drafts of the legal acts which regulate relationships between commercial entities or their relationships with the Russian Federation and which also affect macroeconomic indicators of the Russian Federation.

•	The State Institution for State Funding of Precious Metals and Precious Stones of the Russian Federation regulates the formation, storage, allotment and using of precious metals and precious stones by Gokhran and is responsible for, among other matters, classification of nuggets as unique, participation in the precious metals certification process and determination of the price of precious metals to be purchased by Gokhran.

•	On 14 February 2009, the Government of the Russian Federation created a Commission on development of the metals production sector (the “Commission”). The main functions of the Commission is to coordinate the above-mentioned regulatory authorities’ actions concerning development and implementation of state policy in the metals and mining industry.

The federal ministries of the Russian Federation do not control or manage state property or the provision of services, which are directed by various federal services and agencies. The federal services and agencies that are relevant to the Group’s activities include:

•	The Federal Service for Environmental, Technological and Nuclear Supervision (the “Rostekhnadzor”), which sets procedures for, and oversees compliance with, industrial safety and environmental rules and issues licences for certain industrial activities and activities relating to safety and environmental protection, supervises pollutant discharge in the environment, monitors harmful impacts on the atmosphere, maintains a register of hazardous industrial objects and controls compliance with Environmental Protection Law and the Industrial Safety Law;

•	The Federal Agency for Subsoil Use, which organises auctions and issues licences for subsoil use, approves design documentation for subsoil production activities and certifies statutory reserves through its subsidiary authority, the State Commission for Reserves (“GKZ”);

•	The Federal Agency for Technical Regulation and Metrology, which determines and oversees levels of compliance with obligatory state standards and technical regulations; and

•	The Federal Service for the Supervision of the Use of Natural Resources (“Rosprirodnadzor”), which exercises supervision over the observance of environmental legislation (including law relating to handling of hazardous wastes), the rational use and protection of subsoil (including compliance with the relevant terms and conditions of subsoil licences) and supervises water usage.

Other activities of the Group are regulated by the following authorities:

•	The Federal Service for Supervision over Consumer Rights Protection and People’s Welfare, which monitors compliance with sanitary and epidemiological regulations, including the impact of industrial and mining activities on human health and well-being;

•	The Federal Customs Service which defines the state customs policy, exercises legal regulation and supervisory powers in the customs sphere, provides customs clearance for all export and import goods, exercises the functions of a currency control agent and special functions to counter smuggling, other crimes and administrative offences;

•	The Federal Antimonopoly Service (the “FAS”) which, among other matters, supervises competition and pricing regulations.

Aside from the above federal agencies and services which are directly involved in regulating and supervising the gold and silver mining sector in the Russian Federation, there are a number of other federal regulators that, together with their structural subdivisions, have authority over general issues relevant to the Russian gold and silver mining industry, such as defence, internal affairs, security, border services, justice, tax enforcement, rail and water transport, forestry, fishing and other matters.

Furthermore, local regional and municipal authorities with jurisdiction over the specific territory in which a mining enterprise is located have authority in certain matters, in particular with regard to land-use allocations and building permissions.

Regulation of the gold and silver mining industry in the Russian Federation

General

The state regulation of exploration, mining, production, utilisation and turnover of gold and silver, is exercised by the following means:

•	subsoil use licensing;

•	a pre-emptive right of the Ministry of Finance (regional governing bodies) to buy precious metals for replenishment of State Fund of Precious Metals and Gems (regional funds of precious metals and gems);

•	setting up precious metals registration, certification, storage, transport and turnover;

•	exercising supervision over exploration, mining, production, utilisation and turnover of precious metals; and

•	setting up customs control over import and export of precious metals into and from the Russian Federation.

Certain technical rules and regulations relating to industrial safety and environmental protection can be enacted by federal laws, decrees of the president and resolutions of the Government in relation to gold and silver industry. In certain cases the Technical Regulation Law provides for mandatory confirmation of product compliance with the established technical regulations (standards). The Law on Precious Metals also provides for obligatory certification of gold and silver raw materials (for export) and unique gold and silver nuggets.

Russian law also provides administrative liability for breach of the rules for extraction, production, utilisation, turnover and storage of precious metals and criminal liability for, among other matters, illegal turnover of precious metals and major breaches of rules concerning delivery of precious metals for refining (as described below) and/or major avoidance of the rules concerning obligatory sale of precious metals to the government.

Licensing of operations

General

The Group is required to obtain numerous licences, authorisations and permits from Russian governmental authorities for its operations. The Licensing Law, as well as other laws and regulations, specifies activities subject to licensing and establishes procedures for issuing licences for gold and silver mining operations. In particular, some of the Group’s Russian companies are required to obtain licences, permits and approvals of executive authorities to carry out certain activities, including:

•	the use of subsoil, which is described in more detail below under “—Subsoil licensing”;

•	the use of underground water sources;

•	the exploitation of chemically hazardous, explosive and flammable industrial objects;

•	the collection, utilisation, deactivation, transportation and disposing of hazardous waste in classes I to IV;

•	the production, storage and utilisation of explosives for industrial use (three different licences);

•	surveying works; and

•	the construction and development of capital works.

In most cases licences are issued for a limited period and can be extended upon application by the licensee. Exploration licences are usually issued for a period up to five years. Combined (mining-and-exploration) licences for the use of natural resources may be issued for periods up to 25 years depending on the technical and economic analysis of the relevant deposit. Licences for the use of subsoil water resources may be issued for up to 25 years. Certain types of licences have unlimited terms.

As part of the Group’s obligations under licensing regulations and the terms of its licences and permits, the Group must comply with numerous industrial standards, employ qualified personnel, meet minimum production requirements, maintain and make appropriate filings and, upon request, submit specified information to the licensing authorities that control and inspect its activities. Failure to comply with these requirements may result in suspension or revocation of licences by relevant authorities. Special rules apply to the suspension and revocation of subsoil licences by the Federal Agency for Subsoil Use.

On 4 May 2011, the President of Russia signed a new Federal Law “On Licensing of Certain Activities” No 99-FZ, which is due to come into force in November 2011, (the “New Licensing Law”). The New Licensing Law provides for a list of activities subject to licensing, which significantly amends the list set out in the Licensing Law. However, it is unclear what effect this may have on the mining industry and the provisions of the Subsoil Law (as defined below).

Subsoil licensing

In the Russian Federation mining minerals requires a subsoil licence with respect to an identified mineral deposit, as well as the right (through ownership or lease) to use the land where the licensed mineral deposit is located. In addition, as discussed above, operating permits are required with respect to specific mining activities.

The licensing regime for use of subsoil for geological research, exploration and production of mineral resources is established primarily by the Law of the Russian Federation “On Subsoil” No. 2395-1 dated 21 February 1992, as amended (the “Subsoil Law”). The procedure for subsoil use licensing, as well as certain rules of exploration and production of mineral resources, was established by a Resolution of the Supreme Soviet of the Russian Federation dated 15 July 1992, as amended (the “Licensing Regulation”).

There are two major types of subsoil licences: (1) an exploration licence, which is an exclusive licence granting the right of geological exploration and assessment within the licence area; and (2) a combined (mining-and-exploration) licence, which grants the licensee an exclusive right to produce minerals from the licensed area. Two major types of payments with respect to the use of subsoil are: (1) periodic payments for geological exploration under the Subsoil Law; and (2) the minerals extraction tax under the Russian Tax Code. Failure to make these payments could result in the suspension or termination of a subsoil licence.

Under the Law on Precious Metals, mining companies extract ore either using their own resources or resources of other companies on a contractual basis. In the latter case, each of the mining companies must possess all the necessary licences.

Subsoil mineral deposits of federal importance

The Strategic Assets Law (as particularly set out below) defines a number of activities that are considered to be strategically important for state defence and security, including geological exploration and/or production of natural resources within subsoil deposits of federal importance. The criteria for determining whether a subsoil mineral deposit is of federal importance (the “Strategic Deposit”) are set in the Subsoil Law. These include subsoil deposits that contain not less than 50 tonnes of hard-rock gold reserves, according to the state records of mineral reserves.

The list of Strategic Deposits has been published in Rossiyskaya Gazeta, an official publication of the Russian Federation. Once a subsoil deposit has been included in such list, it will retain its status as a Strategic Deposit, notwithstanding any changes to the criteria for recognition of a subsoil mineral deposit as a Strategic Deposit. The Group’s Mayskoye mine is officially recognised as a Strategic Deposit.

Issuance of subsoil licences

The Federal Agency for Subsoil Use issues subsoil licences. Most of the current production licences issued to Russian mining companies derive from (1) pre-existing rights granted prior to enactment of the Subsoil Law to state owned enterprises that were subsequently reorganised in the course of post-Soviet privatisations; or (2) tender or auction procedures held in the post-Soviet period. The Subsoil Law and the Licensing Regulation sets out the major requirements relating to such tenders and auctions. In the past five years tenders have become quite rare, with the vast majority of the new licences awarded in auctions.

Production licences and combined exploration and production licences are awarded by tender or auctions conducted by the Federal Agency for Subsoil Use. While the auction or tender commission may include a representative of the relevant region, separate approval by regional authorities is no longer required for the granting of subsoil licences. The winning bidder in the tender is selected on the basis of the most technically competent, financially attractive and environmentally sound proposal meeting the published tender terms and conditions. At an auction, the success of the bid is determined by the attractiveness of the financial proposal.

Exploration licences are generally awarded without a tender or auction by the special commission formed by the Subsoil Agency. The Ministry of Natural Resources and Ecology maintains an official list of deposits in respect of which exploration licences can be issued. A company may obtain a licence for geological exploration (which will be conducted at the company’s own expense) of the deposit included into the above-mentioned list by filing an application with the Subsoil Agency (or its regional department). Unless there is more than one application with respect to the same deposit (in which case the Subsoil Agency sets up an auction for combined exploration and production licence for the deposit) the special commission makes the decision to grant the licence upon examination of the application.

The Subsoil Law allows for production licences to be issued without a tender or auction procedure only in limited circumstances. For example, when a mineral deposit is discovered by the holder of an exploration licence at its own expense during the exploration phase, the production licence will be issued as a matter of course to the holder of the exploration licence. In this case the holder of the original exploration licence has the right to request issuance of a combined licence after the certification of the discovery with the state commission on resources.

The Russian Government may restrict participation in any auction or tender for the right of subsoil use in a Strategic Deposit by Russian entities in which foreign investors are participants. Production licences and combined licences for a Strategic Deposit are issued pursuant to a decision of the Russian government. Generally, this decision is based on the results of a tender or auction. However, the licence may be granted without a tender (auction) to an entity (not being contracted by the government) that has discovered a subsoil deposit that satisfies the criteria of the licensed Strategic Deposit or that is located at the same site as the existing Strategic Deposit. Under a combined licence, production at a Strategic Deposit may only commence after the geological exploration is fully completed, and commencement of production at the Strategic Deposit is authorised by a decision of the Russian Government. This rule is different from the general rule (applicable to other deposits) that production under a combined licence may be conducted simultaneously with geological exploration.

Only production licences and combined licences may be issued for Strategic Deposits. Exploration licences may be issued for subsoil deposits that do not qualify as Strategic Deposits. If, as a result of discovery of natural resources made in the course of geological exploration, a subsoil deposit satisfies the criteria for the Strategic Deposit, issuance of the production licence to the subsoil user that has made the discovery may be denied by decision of the Russian Government if the subsoil user has foreign participants, and this is determined to create a threat to the national defence and security of Russia.

The provisions relating to discoveries of the mineral resources at Strategic Deposits under a combined licence only apply to additional subsoil deposits discovered after 7 May 2008. They do not apply to subsoil deposits if the geological study was completed and production operations at such deposits began before 7 May 2008. A licence for the production of natural resources at a Strategic Deposits that was issued prior to 7 May 2008 may not be revoked solely because the relevant subsoil user is an entity with foreign participants.

Extension of subsoil licences

The term of a subsoil licence is set forth in the licence and runs from the date the licence is registered. Prior to amendments to the Subsoil Law in January 2000, exploration licences had a maximum term of five years, production licences a maximum term of 20 years and combined exploration, assessment and production licences a maximum term of 25 years. Under the January 2000 amendments, exploration licences may still have a maximum term of five years (except for exploration licences in relation to inland sea waters, territorial seas and continental shelves, which may be issued for a term of up to ten years); production licences may have a one-year term in a limited number of special cases, but are generally granted for a term matching the expected operational life of the field based on a feasibility study; and combined exploration, assessment and production licences may be granted for the term of the expected operational life of the field based on a feasibility study. These amendments did not affect the terms of licences issued prior to January 2000, but permit holders of such licences to apply for extensions of the licences for the term of the expected operational life of the field in accordance with the amended Subsoil Law.

The Subsoil Law permits a subsoil licensee to request an extension of a production licence in order to complete production from the subsoil plot covered by the licence or the procedures necessary to vacate the land once use of the subsoil is complete, provided the user complies with the terms and conditions of the licence and the relevant regulations. In practice, the factors that may affect a company’s ability to obtain the approval of licence amendments include its compliance with the licence terms and conditions.

Maintenance and termination of subsoil licences

A licence granted under the Subsoil Law is always accompanied by a licensing agreement. The licensing agreement sets out the terms and conditions for the use of the subsoil licence.

Under a licensing agreement, the licensee gives certain environmental, safety and production commitments, including extracting annually an agreed target amount of reserves, conducting agreed mining and other exploratory and development activities, protecting the environment in the licence areas from damage, providing geological information and data to the local authorities, submitting formal progress reports on a regular basis to regional authorities, making all obligatory payments when due and commitments with respect to social and economic development of the region. When the licence expires, the licensee must return the land to a condition that is suitable for future use. Most of the conditions set out in a licence are based on mandatory rules contained in Russian law, and these conditions are generally not negotiable. The Group expects that it will be able to meet the commitments set forth in its Russian licensing agreements.

The fulfilment of the conditions in a subsoil licence is a major factor in the good standing of the licensee. If the subsoil licensee fails to fulfil the licence terms and conditions, upon notice, the licence may be terminated by the Federal Agency for Subsoil Use based on the regular compliance checks performed by Rosprirodnadzor. However, if a subsoil licensee cannot meet certain deadlines or achieve certain volumes of exploration work or production output as set forth in a licence, the licensee may apply to amend the relevant licence conditions, though such amendments may be denied.

The Subsoil Law and other Russian legislation contain extensive provisions for licence termination. A licensee may be fined or the licence may be suspended or terminated for the reasons noted above, as well as for repeated breaches of the law, upon the occurrence of a direct threat to the lives or health of people working or residing in the local area or upon in certain emergency situations. A licence may also be suspended or terminated for violations of “material” licence term. Although the Subsoil Law does not specify which terms are material, failure to pay subsoil taxes and failure to commence operations in a timely manner have been common grounds for suspension or termination of licences. Consistent underproduction, failure to meet obligations to finance a project, to submit data reports (as required by law) and to protect the environment would also likely constitute violations of material licence terms. In addition, certain licences provide that the violation by a subsoil licensee of any of its obligations may constitute grounds for suspending or terminating the licence.

If the licensee does not agree with a decision of the licensing authorities (including a decision relating to a licence limitation, suspension or termination or the refusal to renew an existing licence), the licensee may appeal the decision through administrative or judicial proceedings. In certain cases of termination, the licensee has the right to attempt to cure the violation within three months of receipt of notice of the violation. If the issue has been resolved within such a three month period, no termination or other action may be taken.

Licences may be transferred only under those certain limited circumstances identified in the Subsoil Law, including the reorganisation of the licence holder or in the event that an initial licence holder transfers its licence to a legal entity in which it has at least a 50 per cent. ownership interest or to subsidiary of such entity, provided that the transferee possesses the equipment and authorisations necessary to conduct the exploration or production activity that is covered by the transferred licence.

Refining

In accordance with the Law on Precious Metals, refining is the final step in the production of pure (99.99 per cent.) precious metals through removal of impurities from semi-finished products. Refining nuggets of precious metals must be carried out in accordance with official standards and technical regulations as well as international standards. All produced precious metals (except nuggets of a certain quality) must be refined only by a certain number of Russian facilities officially approved by the Government of the Russian Federation. All sale-purchase agreements in relation to non-refined precious metal raw materials need to be filed with the Ministry of Finance and the Ministry of Economic Development. The import to and export from the Customs Union of non-refined precious metal raw materials is subject to obtaining a special licence and is permitted only if refining of such raw materials within the territory of the Customs Union is economically impractical or is impossible.

Export

The Law on Precious Metals provides that precious metals not purchased by Gokhran under a pre-emptive right can be exported from the Russian Federation in accordance with the regulation of the Customs Union. Generally, a licence is needed to export most precious metals. The licence is usually granted for export of precious metals under a specific contract filed with the regulation authority. The amounts received under such export contract could be used only for the purposes of manufacture support, reconstruction or re-equipping. Within ten days after expiration of the licence, the licensee needs to file with the regulation authority a copy of licence with a certification by the custom authorities confirming performance of the licence terms and a note on the use of the amounts received under the export contract.

Construction permit

Under Russian law, construction and development of capital construction objects may only be carried out after obtaining a special construction permit. The permit is usually granted by authorised Russian federal, regional or municipal authorities dependent on the type, size and significance of the project and land ownership of the construction site. For development and construction of precious metals mine projects, the Chief State Expertise Agency is authorised to grant construction permits.

Commencement of construction without such a permit is a breach of Russian law which may lead to imposition of administrative fines. Furthermore, any real estate built without the necessary construction permit and certain other construction documentation and authorisations from Russian governmental authorities could result in an order to demolish the real estate as unauthorised construction and restore the site to its preconstruction state. Obtaining a construction permit is a multistage process. It includes, among other things, obtaining approvals of design documentation and results of engineering researches and registration of the project documentation with certain Russian governmental authorities, including architectural and urban development agencies, environmental management and protection agencies and governmental bodies supervising public health matters. In relation to the mine development projects, including the exploration and mining in precious metals sector, design documentation must also be approved by the Central Mine Development Commission, a division of the Federal Agency for Subsoil Use.

The construction permit is usually issued for the period provided in the project documentation, but may be extended. To the extent the scope or nature of the project changes, the construction permit may be amended. The construction permit may be withdrawn before its expiration, in particular, in the event of a material breach of the project and construction documentation, construction and architectural rules or certain other applicable Russian regulations.

Land use rights

Land use rights are needed and granted for the portions of the subsoil licence area being used, including the plot being mined, access areas and areas where other mining related activities occur.

Land in Russia is categorised as having a particular use as follows: (i) agricultural land; (ii) settlement land; (iii) industrial land; (iv) protected land; (v) forestry land; (vi) land associated with bodies of water; and (vii) reserve land (land which is owned by the state, which can be transferred to the other categories and may only be used after the category transfer has been completed). The Land Code requires that each category of land must be used in accordance with its designated purpose. The main procedures for changing the designated purpose of land are set forth in the Land Code and the Federal Law on Change of the Category of Land and Land Plots, which was adopted at the end of 2004.

The Designated purpose of land plots is established by ‘types of permitted use’ that reflect applicable zoning of the relevant area. Land plots of one category could have different types of permitted use assigned to each land plot. Any use of a land plot must comply not only with its category but also its type of permitted use. As a result, in order to initiate construction on a land plot, a company must ensure that the land plot underlying the intended construction has an appropriate permitted use.

Types of permitted use are defined in local rules on land use and development. In practice, a developer often needs to change the permitted use of the land plot to commence development. Under Russian law, prior to the adoption of local rules on land use and development, a decision on changing the permitted use of a land plot should be taken by the head of the local administration on the basis of public hearings. Such rules, once adopted, provide for the types of permitted use of the land plot which may be granted without a necessity to obtain further administrative consents and the types of permitted use in respect of which a resolution of the head of the local administration is requisite. Such resolution should be adopted on the basis of public hearings.

Land within each particular category is also subject to specific requirements established by federal, regional and local laws regarding the use of such land.

A majority of land plots in the Russian Federation are owned by the Russian Federation itself, Russian regions and municipalities which may be sold or leased to persons or entities through a public auction or on an individual basis.

Companies may have a title of ownership or perpetual use of their plots, or enter into long-term lease agreements. The transfer of ownership title in relation to a land plot under a sale and purchase agreement and agreements on the lease of a land plot shall be registered if concluded for a term of one year or more and are subject to state registration.

The lessee normally has a priority right to enter into a new land lease agreement with the lessor upon expiration of the land lease. In order to renew a land lease agreement, the lessee must apply to the lessor (usually state or municipal authority) for a renewal prior to the expiration of the agreement.

Companies may also have a right of perpetual use of land provided that this right was obtained prior to the enactment of the Land Code. However, the Federal Law “On Enactment of the Land Code” No. 137-FZ dated 25 October 2001, as amended, with certain exceptions, requires companies possessing land under the right of perpetual use either to acquire ownership title or leasehold to such land by 1 January 2012. Failure to transfer the title by 1 January 2013 triggers administrative liability.

Owners of land plots and buildings are required to comply with federal, regional and local law, which includes, amongst other matters, fire, residential and town-planning rules and regulations. The owner of a building usually bears all liabilities that may arise in connection with the building. In addition to the requirement to use the land plot in accordance with its permitted use as provided by zoning requirements, owners and lessees are required not to cause harm to the environment, to assume the liability for and financial costs of compliance with various land use standards and not to allow the pollution, littering or degradation of the land. Regional or local law, or an investment or lease contract entered into with regional or local authorities, may also subject the owner, or the developer as the future owner of the buildings to be constructed under the investment or lease contract, to various financial obligations, such as the financing of local engineering services, transportation and social infrastructure, as well as reimbursing certain expenses to the previous tenants of the land plot.

Land is subject to land tax. Land tax is regulated by the Tax Code and acts of municipal authorities. This tax is payable by individuals and legal entities holding title to land plots in the Russian Federation. The tax rates are established by the acts of municipal authorities, but may not be higher than 0.3 per cent. of the cadastre value of a land plot for agricultural land or land plots under residential housing and may not be higher than 1.5 per cent. of the cadastre value of a land plot for other land categories. The Tax Code permits municipal authorities to establish tax incentives for certain categories of taxpayers. For legal entities, the tax is payable on a quarterly basis, unless otherwise established by the acts of municipal authorities. If the construction is completed within the first three years, the amount of the land tax paid at twice the regular land tax rate is repayable to the taxpayer.

Where land is leased from regional or local authorities in Russia, lessees pay a rent pursuant to the relevant land lease agreement. The general rules for assessing land rent are established by the relevant regional and local authorities. Russian federal law empowers regional and local authorities to establish individual land rent rates for certain categories of land and lessees. Local authorities may also require the payment of a separate, and sometimes significant, fee by the lessee for the right to conclude a lease agreement with them. Where the land is leased from private persons, the lease rent is established and regulated in the agreement between the parties.

Legal entities may also have a so called “right of perpetual use” of land plots, provided such type of title was obtained by them prior to the enactment of the Land Code; however, the Federal Law on Introduction of the Land Code of 25 October 2001, with certain exceptions, requires legal entities using land plots with a right of perpetual use to purchase or to lease the respective land plot from the relevant federal, regional or municipal authority by 1 January 2012.

The Group’s Russian mining subsidiaries generally have a right of perpetual use of their plots or have entered into long-term lease agreements. A land plot lessee has a priority right to enter into a new land lease agreement with a lessor upon the expiration of a land lease. To renew a land lease agreement, the lessee must apply to the lessor (usually state or municipal authorities) for a renewal prior to the expiration of the agreement. Any lease agreement (save for one entered into for indefinite term) for a period of one year or more must be registered with the relevant state authorities.

Environmental considerations

The Group is subject to laws, regulations and other legal requirements relating to the protection of the environment, including those governing the discharge of substances into the air and water, the management and disposal of hazardous substances and waste, the clean-up of contaminated sites, flora and fauna protection and wildlife protection. Environmental protection matters in the Russian Federation are regulated primarily by the Federal Law “On Environmental Protection” No. 7-FZ of 10 January 2002, as amended (the “Environmental Protection Law”), as well as by a number of other federal and local laws and regulations.

Pay-to-pollute

The Environmental Protection Law establishes a “pay-to-pollute” regime administered jointly by federal and local authorities. The Ministry of Natural Resources and Ecology, the Rostekhnadzor, the Federal Agency for Water Resources and other government agencies establish guidelines for setting limits for different types of permissible impact on the environment, including emissions, disposal of substances and waste disposal, and extraction of natural resources. A company may obtain approval for exceeding these statutory limits from the federal or regional authorities, depending on the type and scale of environmental impact. As a condition of such approval, a plan to reduce of the emissions or disposals must be developed by the company and approved by the appropriate governmental authority. Fees are assessed on a sliding scale for both the statutory or individually approved limits on emissions and effluents and for pollution in excess of these limits: the lowest fees are imposed for pollution within the statutory limits, intermediate fees are imposed for pollution within the individually approved limits, and the highest fees are imposed for pollution exceeding such limits. Payments of such fees do not relieve a company of its responsibility to take environmental protection measures and undertake restoration and clean-up activities.

If the operations of a company violate environmental requirements or cause harm to the environment or any individual or legal entity, environmental authorities may suspend these operations or a court action may be brought to limit or ban these operations and require the company to remedy the effects of the violation. The limitation period for lawsuits for the compensation of damage caused to the environment is twenty years. Courts may also impose clean-up obligations on offenders in lieu of or in addition to imposing fines.

Environmental approvals

Any activities that may affect the environment are subject to state environmental approval by the Russian federal authorities in accordance with the Federal Law “On Ecological Expert Examination” No. 174-FZ of 23 November 1995, as amended. Conducting operations that may cause damage to the environment without state environmental approval may result in negative consequences as described under “Environmental liability” below.

Enforcement authorities

The Rosprirodnadzor, the Rostekhnadzor, the Federal Service for Hydrometrology and Environmental Monitoring, the Federal Agency for Subsoil Use, the Federal Agency for Forestry and the Federal Agency for Water Resources (along with their regional branches) are involved in environmental control, implementation and enforcement of relevant laws and regulations. The Federal Government and the Ministry of Natural Resources and Ecology are responsible for co-ordinating the activities of the regulatory authorities in this area. These regulatory authorities, along with other state authorities, individuals and public and non-governmental organisations, also have the right to initiate lawsuits for the compensation of damage caused to the environment. The statute of limitations for such lawsuits is 20 years.

Environmental liability

If the operations of a company violate environmental requirements or cause harm to the environment or any individual or legal entity, a court action may be brought to limit or ban these operations and require the company to remedy the effects of the violation. Any company or employees that fail to comply with the requirements of applicable environmental laws and regulations may be subject to administrative and/or civil liability, while individuals may be subject to either civil liability or criminal liability. Courts may also impose clean-up obligations on violators in lieu of or in addition to imposing fines.

Subsoil licences generally require certain environmental commitments. Although these commitments can be substantial, the penalties for failing to comply and the clean-up requirements are generally low.

Health and safety

The principal law regulating industrial safety is the Federal Law “On Industrial Safety of Dangerous Industrial Facilities” No. 116-FZ of 21 July 1997, as amended (the “Safety Law”). The Safety Law applies, in particular, to mining facilities and sites where certain activities are conducted, including sites where lifting machines and high-pressure devices are used, flammable, toxic and explosive substances are produced, used, stored, processed and transported and where certain types of mining are carried on. The Safety Law also contains a comprehensive list of dangerous substances and their permitted concentrations, and extends to facilities and sites where these substances are used.

There are also regulations that address safety rules for mining works.

Any construction, reconstruction, liquidation or other activities in relation to regulated mining sites is subject to a state industrial safety review. Any deviation from project documentation in the process of construction, reconstruction and liquidation of industrial sites is prohibited unless reviewed by a licensed expert and approved by the Rostekhnadzor.

Companies that operate such mining facilities and sites have a wide range of obligations under the Safety Law and the Labour Code of the Russian Federation effective 1 February 2002, as amended (the “Labour Code”). In particular, they must limit access to such sites to qualified specialists, maintain industrial safety controls and carry insurance for third party liability for injuries caused in the course of operating industrial sites. The Safety Law also requires these companies to enter into contracts with professional rescue companies or create their own rescue teams in certain cases, conduct personnel training programmes, create systems to cope with and inform Rostekhnadzor of accidents and maintain these systems in good working order.

In certain cases, companies operating industrial sites must also prepare declarations of industrial safety which summarise the risks associated with operating a particular industrial site and measures the company has taken and will take to mitigate such risks and use the site in accordance with applicable industrial safety requirements. Such declaration must be adopted by the chief executive officer of the company, who is personally responsible for the completeness and accuracy of the data contained therein. The industrial safety declaration, as well as a state industrial safety review, are required for the issue of a licence permitting the operation of a dangerous industrial facility.

The Safety Law also provides that the use of technical equipment at dangerous industrial facilities is subject to Rostekhnadzor permit issuance.

The Rostekhnadzor has broad authority in the field of industrial safety. In case of an accident, a special commission led by a representative of the Rostekhnadzor conducts a technical investigation of the cause. The company operating the hazardous industrial facility where the accident took place bears all costs of an investigation. The officials of the Rostekhnadzor have the right to access industrial sites and may inspect documents to ensure a company’s compliance with safety rules. The Rostekhnadzor may suspend or terminate operations or impose administrative liability.

Any company or individual violating industrial safety rules may incur administrative and/or civil liability, and individuals may also incur criminal liability. A company that violates safety rules in a way that negatively impacts the health of an individual may also be obliged to compensate the individual for lost earnings, as well as health related damages.

Investment in Russian companies of strategic importance

The Strategic Assets Law establishes certain restrictions for foreign investments made into Russian companies which are deemed strategically important for the defence and security of the Russian Federation (“Strategic

Companies”). The Strategic Assets Law provides a list of activities that have strategic importance for national defence and security. This list includes exploration of and production of strategic deposits (including land plots with vein gold reserves not less than 50 tonnes) and, generally, activities of those companies that have a market share in a particular segment in excess of 35 per cent.

Under the Strategic Assets Law, an establishment by a foreign entity (or any other person that is a member of a group in which there is participation of a foreign entity) of direct or indirect control over a Strategic Company requires a permit from the competent state authority. Therefore, an acquisition by a foreign entity (or its group member) of a stake in a Strategic Company which gives an acquirer the right to exercise a certain percentage of voting rights (ranging from 5 to 50 per cent. depending on type of the foreign investor and type of the Strategic Company) in the charter capital of the Strategic Company, requires a prior permit from the competent state authority. If an acquisition of a stake over the relevant percentage happens without obtaining such prior permit, the acquisition could be declared void upon application by any interested party (including the Federal Antimonopoly Service of the Russian Federation) or the acquirer may be deprived of voting rights over the stake acquired in the Strategic Company.

Competition and mergers control

Federal Law No. 135-FZ “On the Protection of Competition” dated 26 July 2006, as amended (the “Competition Law”), establishes a merger control regime and requires that the Federal Antimonopoly Service of the Russian Federation (the “FAS”) be notified of certain transactions.

Under the Competition Law, an investor or several entities constituting “a group of entities and/or individuals” should apply for the prior consent of the FAS or submit to it a post-completion notification in relation to:

•	an initial acquisition of more than 25 per cent. of the voting shares in a joint stock company, or more than 33.3 per cent. of the participation interests in a limited liability company, provided that the acquirer did not have any shares (or participation interests) in such company or had less than the above threshold before the acquisition;

•	a subsequent acquisition of the voting shares in a joint stock company or participation interests in a limited liability company such that the level of the holding of the company’s shares (or participation interests) passes the thresholds of 50 per cent. or 75 per cent. of the voting shares in a joint stock company or 50 per cent. or 66.6 per cent. of the participation interests in a limited liability company;

•	an acquisition or lease of production and/or intangible assets (other than land and non-industrial buildings, constructions, premises and parts thereof or constructions in progress) if the book value of such assets exceeds 20 per cent. of the book value of the production and intangible assets of the transferor; or

•	an acquisition of rights to direct the conduct of business of another entity (e.g. rights to give binding instructions to another entity or control the decision making process in another entity, including rights to exercise powers of the sole executive body of another entity).

The FAS’s prior consent for an acquisition is required if (i) either the aggregate balance sheet value of the assets of the acquirer and the target and the companies of their respective groups exceeds RUB 7 billion or the aggregate revenues of the same entities in the last calendar year exceeds RUB 10 billion; and (ii) the aggregate balance sheet value of the assets of the target and the companies of its group exceeds RUB 250 million or, alternatively, one of the entities mentioned above is entered in the Register of Entities Holding a Dominant Position or Entities with a Market Share Exceeding 35 per cent.

A post-completion notification on acquisition is required if (i) either the aggregate balance sheet value of the assets of the acquirer and the target and the companies of their respective groups exceeds RUB 400 million or the aggregate revenues of the same entities in the last calendar year exceeds the same amount; and (ii) the aggregate value of assets of the target and the companies of its group exceeds RUB 60 million. Under the Competition Law, a transaction without prior FAS approval may be invalidated by a court order following an FAS application, provided that such transaction has led or may lead to the restriction of competition, for example, by strengthening a dominant position in the relevant market.

More generally, Russian law provides civil, administrative and criminal liability for breach of the anti-monopoly law.

Intra-group transfers are subject to merger control. They may be exempt from the prior approval requirement and may be subject to post-completion notification if:

•	an intra-group transfer is made to a transferee (a) in which the transferor holds more than 50 per cent. of voting shares or (b) which holds more than 50 per cent. of voting shares in the transferor; or

•	not later than 1 month prior to completion a list of group members is disclosed to the FAS in accordance with Article 31 of the Competition Law. The list should specify the grounds for including each of the group members in the group. The list submitted to the FAS will be published on the FAS website.

The Competition Law expressly provides for its extraterritorial application to transactions and actions made outside of Russia between Russian and/or foreign entities if such transactions or actions relate to the production and/or intangible assets located in the territory of Russia or to the shares (or participation interests) in, or rights in relation to, companies operating in the territory of Russia, or otherwise impact the competition environment in Russia.

As part of its competition monitoring activities, the FAS keeps a Register of Entities Holding a Dominant Position or Entities with a Market Share Exceeding 35 per cent.

The FAS may rule that even certain companies that do not appear on the register have a dominant position in the market. Such companies are subject to more rigorous governmental regulation including the imposition of price controls.

Employment matters

Employment matters in Russia are primarily governed by the Labour Code.

Employment Contracts

As a general rule, employment contracts are concluded with employees for an indefinite term. Russian labour legislation expressly limits the possibility of entering into term employment contracts. However, an employment contract may be entered into for a fixed term of up to five years in certain cases where labour relations may not be established for an indefinite term due to the nature of the duties or the conditions of the performance of such duties as well as in other cases expressly identified by federal law.

An employer may terminate an employment contract only on the basis of the specific grounds enumerated in the Labour Code, including:

•	liquidation of the company or staff redundancy;

•	failure of the employee to comply with the job position’s requirements due to incompetence, as confirmed by the results of appraisal;

•	systematic failure of the employee to fulfil his or her duties without a fair excuse if this employee was subject to prior disciplinary action and if a warning or reprimand imposed on the employee has not been withdrawn by the employer;

•	any single gross violation by the employee of his or her duties as it is defined in the Labour Code; and

•	provision by the employee of false documents or misleading information prior to entry into the employment contract.

Specific selection criteria of employees to be dismissed due to staff redundancy and notification requirements are established by the Labour Code. An employee dismissed from a company due to staff redundancy or liquidation is entitled to receive compensation including a severance payment and, depending on the circumstances, average salary payments for a certain period of time.

The Labour Code also provides protections for specified categories of employees. For example, except in cases of liquidation of a company, an employer cannot dismiss an employee who is on sick-leave, a business trip or on holiday, or expectant mothers. Mothers with a child under the age of three, single mothers with a child under the age of 14 or a disabled child under the age of 18, or other persons caring for a child under the age of 14 or a disabled child under the age of 18 without a mother, may not be dismissed by the employer except for cause. Dismissal of minors, except for dismissal due to liquidation of a company, requires prior approval by the State Labour Inspectorate or by the Minor Inspectorate, as applicable.

Any termination by an employer that is inconsistent with the Labour Code requirements may be invalidated by a court, and the employee may be reinstated. Lawsuits for the reinstatement of illegally dismissed employees and claiming damages for wrongful dismissal are increasingly frequent, and Russian courts tend to support employees’

rights in most cases. Where an employee is reinstated by a court, the employer must compensate the employee for the unpaid average salary for the period between the wrongful termination and reinstatement, as well as for the distress suffered by the employee.

Work Time, Annual Leave and Retirement

The Labour Code generally sets the regular working hours at 40 hours per week. Any time worked beyond 40 hours per week, if the employee is not working on an irregular working hours regime, must be compensated at a higher rate. Work on public holidays and weekends must also be compensated at a higher rate. Annual paid vacation leave under the law is generally 28 calendar days. Employees who perform underground and open-pit mining work or other work in harmful conditions may be entitled to additional paid vacation ranging from 7 to 36 working days.

The retirement age in the Russian Federation is 60 years for males and 55 years for females. However, the retirement age for male miners who have worked in underground mines for at least 10 years, and females who have worked in underground mines for at least seven years and six months, is 50 years and 45 years, respectively.

Salary

The minimum salary in the Russian Federation, as established by federal law, is calculated on a monthly basis and is RUB 4,611 effective from 1 June 2011. Constituent entities of the Russian Federation are entitled to adopt a local minimum salary that shall not be less than the federal minimum. The minimal salary level may also be set by collective bargaining agreements and collective agreements. Although the law requires that the minimum salary be at or above a minimum subsistence level, the current minimum salary is generally considered to be less than a minimum subsistence level. Salary is to be paid on a bi-weekly basis on the dates specified by the employer’s internal labour regulations.

Strikes

The Labour Code defines a strike as the temporary and voluntary refusal of workers to fulfil their work duties with the intention of settling a collective labour dispute. Russian legislation contains several requirements for strikes to be qualified as legal. Participation in a legal strike may not be considered by an employer as a ground for terminating an employment contract, although employers are generally not required to pay wages to striking employees for the duration of the strike. Participation in an illegal strike after a court decision on the illegality of the strike has been delivered to the employees’ representative body may be adequate grounds for discipline actions against the employee, including dismissal.

Trade Unions

Trade unions in Russia still retain significant influence over employees of large industrial companies and, as such, may affect the company’s operations in the Russian Federation.

The activities of trade unions are generally governed by the Federal Law on Trade Unions, Their Rights and Guaranties of Their Activity No. 10-F2 of 12 January 1996, as amended, (the “Trade Union Law”). Other applicable legal acts include the Labour Code, which provides for more detailed regulations relating to activities of trade unions.

The Trade Union Law defines a trade union as a voluntary union of individuals with common professional and other interests that is incorporated for the purposes of representing and protecting the rights and interests of its members. National trade union associations, which coordinate activities of trade unions throughout the Russian Federation, are also permitted.

As part of their activities, trade unions may:

•	negotiate collective bargaining agreements and collective agreements such as those between the trade unions and employers, federal, regional and local governmental authorities and other entities;

•	monitor compliance with labour laws, collective contracts and other agreements;

•	access work sites and offices, and request information relating to labour issues from the management of companies and state and municipal authorities;

•	represent their members and other employees in individual and collective labour disputes with management;

•	participate in strikes; and

•	monitor redundancy of employees and seek action by municipal authorities to delay or suspend mass layoffs.

Russian laws require that companies co-operate with trade unions and do not interfere with their activities. Trade unions and their officers enjoy certain guarantees as well, such as:

•	legal restrictions as to making redundant any employees who have been elected or appointed to the management of trade unions;

•	protection from disciplinary punishment or dismissal by the employer without prior consideration of a reasoned opinion of the management of the trade union and, in certain circumstances, the consideration of a reasoned opinion of the relevant trade union association;

•	retention of job positions for those employees who stop working due to their election to the management of trade unions;

•	protection from dismissal by the employer on some grounds for employees who have previously served in the management of a trade union, for two years after the termination of the term of office; and

•	provision of the necessary equipment, premises and vehicles by the employer for use by the trade union free of charge, if provided for by a collective bargaining contract or other agreement.

If a trade union discovers any violation of working conditions requirements, notification is sent to the employer with a request to cure the violation and to suspend work if there is an immediate threat to the lives or health of employees. The trade union may also apply to state authorities and labour inspectors and prosecutors to ensure that an employer does not violate Russian labour laws. Trade unions may also initiate collective labour disputes, which may lead to strikes.

To initiate a collective labour dispute, trade unions present their demands to the employer. The employer is then obliged to consider the demands and notify the trade union of its decision. If the dispute remains unresolved, a reconciliation commission attempts to end the dispute. If this proves unsuccessful, collective labour disputes are generally referred to mediation or labour arbitration. The procedure of collective labour dispute is provided by the Labour Code. The collective labour dispute must be provided in full compliance with this procedure.

The Trade Union Law provides that those who violate the rights and guaranties provided to trade unions and their officers may be subject to disciplinary, administrative and criminal liability.

Collective Bargaining Agreements

The Labour Code provides that a collective bargaining agreement applies to all employees of the company whether members or non-members of the trade union. A collective bargaining agreement may be concluded either for the company on the whole, or for its branches, representative offices and other structural subdivisions. A collective bargaining agreement may be concluded for a term not exceeding three years and may be extended for another three years. It is not possible to include in the collective bargaining agreement a provision worsening the employees’ standing under the general rule of law, as such provisions would be null and void.

Taxation

Unjustified tax benefits

On 12 October 2006, the Plenum of the Russian Supreme Arbitration Court issued Ruling No. 53 concerning judicial practice with respect to unjustified tax benefits received by taxpayers. The ruling provides that a tax benefit means a reduction in the amount of a tax liability resulting, in particular, from a reduction of the tax base, the receipt of a tax deduction (recovery) or tax concession, the application of a reduced tax rate and the receipt of a right to a refund (offset) or reimbursement of tax from the budget. The court ruled that a tax benefit itself cannot be regarded as a business objective and such tax benefit may be deemed unjustified if the true economic intent of transactions is inconsistent with the manner in which they have been accounted for tax purposes, or when a transaction lacks a reasonable economic or business purpose. However, the mere fact that the same economic result might have been obtained with a lesser tax benefit received by the taxpayer should not be treated as grounds for declaring a tax benefit to be unjustified.

There is little practice on interpretation of this concept by the Russian tax authorities or courts, but it is apparent that the Russian tax authorities actively seek to apply this concept when challenging tax positions taken by taxpayers. Although the intention of the ruling was to combat abuse of Russian tax law, based on the available court practice relating to this ruling, the Russian tax authorities have started applying the ‘unjustified tax benefit’ concept in a broader sense than may have been intended by the Supreme Arbitration Court. To date in the majority of cases where this concept was applied, the courts have ruled in favour of taxpayers, but it is too early to generalise regarding court practice in this area. Furthermore, Resolution No. 64 of the Plenum of the Supreme Court of

28 December 2006 “Concerning the Practical Application by Courts of Criminal Legislation Concerning Liability for Tax Crimes” is indicative of a trend to broaden the application of criminal liability for tax violations.

Kazakhstan

Regulation of mineral rights

Overview

The majority of Kazakhstan’s current subsoil use contracts were concluded in accordance with the Decree of the President of the Republic of Kazakhstan No. 2828 of 27 January 1996 “On Subsoil and Subsoil Use” (the “1996 Subsoil Law”).

The 2010 Subsoil Law, which came into effect on 6 July 2010, replaced the 1996 Subsoil Law and the Law “On Oil” of 28 June 1995. The 2010 Subsoil Law included changes to the structure and responsibilities of Kazakh state bodies that had been established as a result of Presidential Decree No. 936 issued on 12 March 2010. Prior to 12 March 2010, the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (“MEMR”) had acted as the main governmental authority for the supervision of the mining and oil industries, or the competent body (the “Competent Body”). The MEMR was vested with the authority to represent the Kazakh state in granting subsoil use rights, executing and monitoring compliance with subsoil use legislation and dealing with regulatory approvals applicable to merger and acquisition transactions in the Kazakhstan mining industry. Pursuant to Presidential Decree No. 936, the MEMR was reorganised and its functions were assigned and transferred to the Ministry of Industry and New Technologies (the “MINT”) for solid minerals and Ministry of Oil and Gas for oil and gas. As the Group mines gold, silver and copper at the Varvara mine, JSC Varvarinskoye’s activities are regulated by MINT as the Competent Body.

The 1996 Subsoil Law

Under the 1996 Subsoil Law, subsoil and any useful minerals contained therein are owned by the Kazakh state. The Kazakh state, in turn, grants individuals and entities subsoil use rights for the exploration and extraction of mineral deposits.

Prior to August 1999, subsoil use rights in Kazakhstan were granted on a “licence-and-contract” basis. Under this system, the Kazakh government granted subsoil use licences to licensees who were then required to enter into a contract for subsoil use with a designated Kazakh ministry or other government agency. Subsoil use contracts would typically set out in detail the licensee’s rights and obligations and were based on a template of the 1997 Model Contract. The terms and conditions of a model contract that are not regulated by Kazakh legislation may be amended at the agreement of the parties. The licence-and-contract system has subsequently been superseded by the developments described below.

The 1999 amendments to the 1996 Subsoil Law

In August 1999, the 1996 Subsoil Law was amended by Law No. 467-I “Concerning the Introduction of Amendments and Additions to Several Legislative Acts on Subsoil and Petroleum Operations in the Republic of Kazakhstan” (the “1999 Amendments”). The 1999 Amendments simplified the process of granting subsoil use rights, allowing the Competent Body (currently, the MINT) to grant subsoil use rights by entering into contracts without first having issued a licence. In practice, subsoil use rights are typically granted following a tender process. In addition to simplifying the process for granting subsoil use rights, the 1999 Amendments expressly provided that all valid subsoil use licences issued under the former system remained valid and the suspension, revocation, termination or invalidation of licences issued prior to August 1999 remain governed by the laws and regulations in effect prior to the 1999 Amendments.

The 2004 amendments to the 1996 Subsoil Law

The 1996 Subsoil Law was further amended by Law No. 2-III on the “Introduction of Amendments and Additions to Certain Legal Acts on Subsoil Use and Subsoil Operations” dated 1 December 2004 (the “2004 Amendments”). The 2004 Amendments provide the State of Kazakhstan with a pre-emptive right in connection with any transfer of subsoil use rights and/or any transfer of equity interest in any subsoil user and give the state a right of first refusal in respect of any such transfers on terms “no less favourable than those offered by other prospective purchasers”. The 2004 Amendments provided that this pre-emptive right applies to future contracts, as well as retroactively to all existing contracts. While the 2004 Amendments did not contain detailed procedures that the State of Kazakhstan must follow in order to exercise its pre-emptive right, the Inter-Agency Commission on State Pre-emptive Right Matters (the “IAC”) was established by government decree to consider the pre-emptive right of the state in situations where subsoil use rights and/or equity interests in any subsoil user are offered for sale or transfer and to make recommendations to the Kazakh government, which, in turn, was to make the ultimate decision as to whether or not to exercise the state’s pre-emptive right.

Other provisions in the 2004 Amendments include a requirement that subsoil users purchase goods and services from Kazakh producers (provided such goods and services comply with the applicable national and/or international standards) and a prohibition on subsoil users from purchasing goods and services from foreign entities in circumstances where comparable Kazakh goods and services are available. In addition, the 2004 Amendments require subsoil users to conduct tenders for the purchase goods and services in the territory of the Republic of Kazakhstan (and upon the consent of the competent authority, abroad).

The 2004 Amendments specifically provided that the functions of the licensing body with respect to the licences for subsoil use that were issued prior to August 1999 and remained in force were to be performed by the Competent Body.

The 2007 amendments to the 1996 Subsoil Law

The Subsoil Law was further amended by Laws No. 213-III of 9 January 2007, No. 178-III of 12 January 2007 and No. 2-IV of 24 October 2007 (collectively, the “2007 Amendments”). The 2007 Amendments included a right of the Competent Body to terminate unilaterally the subsoil use contracts on fields having strategic importance for Kazakhstan in cases where the relevant subsoil users had breached their obligations under such contracts. While the 2007 Amendments did not set forth a definition of fields having “strategic importance”, the Kazakh government was given the power to approve a list of such fields. The list consisting of 231 fields with “strategic importance” was approved on 13 August 2009 pursuant to Government Decree No. 1213.

The 2009 amendments to the 1996 Subsoil Law

The 1996 Subsoil Law was further amended by Laws No. 135-IV of 13 February 2009, No. 188 of 17 July 2009 and No. 233-IV of 29 December 2009 (collectively, the “2009 Amendments”). The 2009 Amendments included an exception setting forth those companies that are not required to observe the requirement to purchase goods and services in accordance with the Kazakh subsoil regulations. Under the 2009 Amendments, this exception applied to subsoil users carrying out operations on common minerals, as well as subsoil users where 50 per cent. or more, directly or indirectly, belong to the national operating holding (NWF Samruk−Kazyna JSC) and national subsoil company (NC KazMunaiGas JSC).

Other provisions of the 2009 Amendments stipulated that the Kazakhstan’s pre-emptive right was to be exercised by the state represented by the Kazakh government or upon the government decree by a national operating holding company or a national subsoil company.

The 2009 Amendments regulated local content issues, including provisions providing that where expenses from the purchase of goods and services were incurred in defiance of the requirements stipulated by the procurement regulations, these expenses were to be excluded from the financial obligations of the subsoil user for the reported year, which necessitates additional investments for the amount of excluded volume for the subsequent year.

The 2010 Subsoil Law

The 2010 Subsoil Law replaced the 1996 Subsoil Law. In so doing, the 2010 Subsoil Law retained the above-discussed provisions of the 1996 Law, as amended, except as otherwise stated below.

The 2010 Subsoil Law sets forth more detailed procedures to be followed in awarding contracts for subsoil use. The law provides for the conclusion of any contract for combined exploration and production on the basis of a decision by the Kazakh government and then only in relation to the subsoil areas and fields that are of strategic importance or a complicated geological structure. However, the 2010 Subsoil Law does not describe the process for the conclusion of a contract for combined exploration and production, in particular, for the timing for the conclusion of the contract.

In addition, the 2010 Subsoil Law has introduced a number of new provisions regarding the process of the alienation or transfer by a user of the subsoil use right or associated objects. The 2010 Subsoil Law included additions to the list of assets for transfers that require a permit of the Competent Body following a waiver of the Kazakh state’s pre-emptive right. As a result, in addition to a permit for the subsoil use right, a permit is now required for the transfer of the so-called objects associated with the subsoil use right (the “Objects”). The Objects include:

•	a participating share in a subsoil user;

•	a participating share in the entity having the ability, directly or indirectly, to make a decision and/or influence the decision of the subsoil user, if the relevant legal entity’s principal activity is connected with subsoil use in the Republic of Kazakhstan;

•	securities confirming the right of ownership of the shares, or convertible into the shares, of the subsoil user; and

•	securities confirming the ownership of shares, or convertible into shares, of the legal entity having the ability, directly or indirectly, to make a decision and/or influence the decisions of the subsoil user if the principal activity of the legal entity is connected with subsoil use in the Republic of Kazakhstan.

In addition to the deemed transfers of subsoil use rights that existed under the 1996 Subsoil Law, the 2010 Subsoil Law introduced two new categories for deemed transfers of subsoil use rights:

•	enforcement of security over the right of subsoil use and associated objects, including under a pledge; or

•	obtaining the right to the share of the legal entity possessing a subsoil use right or legal entity that has the ability, directly and/or indirectly, to determine decisions and/or influence decisions made by such subsoil user, if the principal activity of the legal entity is connected with subsoil use in the Republic of Kazakhstan, through an increase of the charter capital via the additional contributions of one or more participants, as well as by acceptance of a new participant into the legal entity.

Kazakh legislation, including the 2010 Subsoil Law, does not include a definition of “principal activity”. As such, whether an overseas entity is carrying out principal activity connected with subsoil use is subject to the decision of the Competent Body or, in case of court disputes, to court. “Principal activities” are generally understood in practice to mean activities connected with the holding of shares or participation interest in a Kazakh subsoil user.

Under the following exceptions, it is not necessary to obtain the Kazakh state’s waiver of its pre-emptive right:

•	transactions for the alienation of shares or other securities confirming title to shares, or securities convertible to shares, that are traded on an organised securities market and are issued by a subsoil user that is a legal entity that has the possibility, directly or indirectly, determine and/or influence the decisions of such subsoil user if such legal entity’s principal activity is connected with subsoil use in the Republic of Kazakhstan, except for primary placement of shares and additional emissions, as described below;

•	the transfer, in full or in part, of the subsoil use right or the Objects:

•	in favour of a subsidiary where not less than 99 per cent., directly or indirectly, belong to the subsoil user, provided that the subsidiary is not registered in a state with a tax preference system;

•	between legal entities in which not less than 99 per cent. of the participatory interest (shareholdings) is owned by one person, provided that the purchaser of the subsoil use rights (in full or in part) is not registered in a state with a tax preference system; or

•	the transfer of shares (participatory interests) in a subsoil user if, as a result of such transfer, an entity acquires the right, directly or indirectly (through third parties), to dispose of less than 0.1 per cent. of shares (participatory interests) in the charter capital of a subsoil user, and/or a legal entity having the possibility, directly or indirectly, to determine the resolutions and/or influence the decisions of such subsoil user, if the principal activity of such legal entity is connected with subsoil use in the Republic of Kazakhstan.

The 2010 Subsoil Law provides that the primary placement of shares by subsoil users and entities that have the ability, directly and/or indirectly, to make and/or influence decisions made by such subsoil user, shall be conducted under a permit of the Competent Body pursuant to the procedure established by 2010 Subsoil Law.

The Kazakh state’s pre-emptive right effectively permits the state to purchase any subsoil use rights and/or objects associated with subsoil use rights that are being offered for sale or transfer on terms no less favourable than those offered by other purchasers, and in the case of transfers without payment, at a market value to be determined in compliance with the Kazakhstan appraisal legislation. Transfers made without a state waiver are deemed invalid from execution. These provisions apply both to Kazakh and non-Kazakh entities with subsoil use rights.

The 2010 Subsoil Law outlines the following procedure for receiving a permit for the transfer of a subsoil use right and/or associated object:

•	the entity that has an intention to transfer a subsoil use right or object associated with a subsoil use submits an application to the Competent Body (namely the MINT for mining subsoil use contracts);

•	within 20 Business Days thereafter, the Competent Body sends the application and supporting documentation to the IAC;

•	within 30 Business Days thereafter, the IAC issues its opinion and submits its minutes to the Competent Body, outlining the IAC’s recommendation to exercise the pre-emptive right or to refuse to exercise the pre-emptive right. In the former case, the IAC requests that the Competent Body designate the national holding company or a national company as a purchaser;

•	within 5 Business Days thereafter, the Competent Body submits these materials to an expert committee;

•	within 10 Business Days thereafter, the expert committee issues its opinion on the issuance or refusal to issue the transfer permit; and

•	within 5 Business Days thereafter, the Competent Body issues its decision on the issuance or non-issuance of the transfer permit, together with its decision on the exercise of the state’s pre-emptive right. In the case where the decision is to exercise the pre-emptive right, the purchaser national holding company, “National Welfare Fund “Samruk-Kazyna” JSC, or national company, NC KazMunaiGas JSC, initiates negotiations with the applicant. Pursuant to the 2010 Subsoil Law the parties are required to have completed the transaction within six months following the date on which the decision to exercise the pre-emptive right has been issued.

The 2010 Subsoil Law does not entitle the subsoil user to directly refer any dispute regarding the Competent Body’s decision to arbitration. At the same time, in accordance with the law “On Investment” of 8 January 2003, if an investment dispute cannot be resolved through negotiations, the resolution of the disputes must be settled in accordance with international agreements and legislative acts in local courts and international arbitration courts, as determined by the agreement of the parties.

According to the 2010 Subsoil Law, changes and amendments to legislation that have the effect of deteriorating the level of entrepreneurial activity of the subsoil user under the contract shall not apply to contracts concluded before the enactment of such changes and amendments. Such guarantee of the rights of subsoil users from legislative change is not applicable to the changes in the legislation of the Republic of Kazakhstan in the areas of:

•	defence and national security;

•	ecological safety;

•	healthcare; and

•	taxation and customs.

For risks related to the transfers of the Group’s Kazakh assets and the issue and transfer of the shares, see Part 1 “Risk Factors — Risks relating to operating in the Russian Federation and Kazakhstan — The Kazakh Government may be entitled to exercise pre-emptive rights over Kazakh assets acquired by the Group and transfers of shares in the Group’s subsidiaries”.

Terms and conditions of subsoil use contracts

The Group’s Kazakh subsoil use contract is based on the 1997 Model Contract. The 2001 Model Contract, which replaced the 1997 Model Contract, grants a subsoil user the right to make use of any products resulting from mining activities (including mineral resources specified in the contract) at its own discretion, construct structures for production and social purposes within the contract area, hire subcontractors and assign all or part of its rights to third parties or terminate its activities, if such assignment or termination is permitted under the terms of the contract and Kazakh law. Subsoil users are obliged to operate using the most efficient methods and technologies based on international standards, use the contract area only for the purposes specified in the subsoil use contract, comply with all Kazakh legislation and the terms of the works programme, give preferential treatment to Kazakh citizens in hiring and Kazakh businesses in purchasing goods and services, invest a certain percentage of total investments in training programmes for Kazakh employees and make timely payments of all applicable taxes and other mandatory payments to the Kazakh state budget.

The subsoil user is also obliged to comply with Kazakhstan’s environmental and health and safety standards and requirements. The 2001 Model Contract requires a subsoil user to give priority to environmental considerations, including monitoring the impact of its operations on the environment, limiting desertification and soil erosion and preventing the pollution or depletion of groundwater supplies. Upon the termination of mining operations, the subsoil user is required to conduct an environmental clean-up of the contract area.

To the extent that there are any disputes that cannot be resolved through negotiations between the subsoil user and the Kazakh government, the 1997 Model Contract provides that such disputes are to be submitted either to the Kazakh courts or to arbitration if the subsoil user is a foreign entity or a joint venture.

In December 2010, the Kazakh government replaced the 2001 Model Contract with the 2010 Model Contracts for exploration, production and combined exploration and production. The 2010 Model Contracts retained many of the existing subsoil user’s obligations while imposing additional obligations relating to staff, goods and services with yearly separation, and regular reporting on local content parameters. In the production stage, the subsoil user should: (a) provide minerals to the internal Kazakh market; (b) finance scientific research works; (c) establish requirements for subcontracts in respect of goods and services; and (d) keep internal documentation and transactions in Kazakh and Russian languages, with translation into other languages if necessary.

Under the 1996 Subsoil Law, the initial term of exploration under a subsoil use contract was six years and could be extended twice for two years each time. The term of mining (production) under a subsoil use contract was 25 years and in respect of fields with unique or large reserves the term of mining (production) was 45 years. The term of mining (production) could be extended, and the term of extension was not limited by the 1996 Subsoil Law. Pursuant to the 2010 Subsoil Law, the term of exploration is six years (with no extension for contracts on solid minerals, except for the prolongation for the term of commercial appraisal). The term of mining (production) is now determined by the production project for a period until reserves of useful minerals have fully recovered in the field, which must not exceed 25 years.

Regulatory authorities

The Kazakh state plays three roles in the management of the subsoil. Firstly, the Kazakh government is responsible for organising and managing state-owned reserves, outlining subsoil allotments, defining the list of commonly occurring minerals, defining the procedures for the conclusion of contracts, approving model contracts and appointing the Competent Body. Secondly, the Competent Body, which is currently the MINT for solid minerals, has the power, among other things, to execute and implement subsoil use contracts. Thirdly, local Kazakh executive bodies have responsibility for, among other things, granting land plots to subsoil users, supervising the protection of the land and participating in negotiations with subsoil users regarding environmental and social protection.

The MINT

The Ministry of Industry and New Technologies is the ministry designated by the Kazakh government to enter into contracts with solid mineral subsoil users. In addition, the 2010 Subsoil Law provides that the MINT is the Competent Body with respect to subsoil use contracts for the exploration, production and combined exploration and production of solid minerals (except for common minerals and contracts for exploration, production and combined exploration and production of minerals from technogenic mineral formations). As a result, the MINT is responsible for:

•	organising tenders of subsoil use rights for exploration, production or combined exploration and production of solid minerals;

•	executing and registering subsoil use contracts on solid minerals;

•	monitoring compliance with the terms of subsoil use contracts on solid minerals;

•	issuing permits for the transfer of subsoil use rights under subsoil contracts on solid minerals and registration of transactions involving pledges of subsoil use rights under subsoil contracts on solid minerals; and

•	suspending and terminating subsoil use contracts on solid minerals in accordance with the procedures set forth in the 2010 Subsoil Law.

Other regulatory bodies

Other Kazakh government ministries and bodies that regulate aspects of gold and silver mining operations in Kazakhstan include:

•	the Ministry of Environmental Protection, which is responsible for environmental protection and the preservation of mineral resources;

•	the Ministry of Emergency Situations, which, among other things, supervises mining operations;

•	various government bodies, which are responsible for the approval of construction projects and the use of water and land resources;

•	the Sanitation and Epidemiological Service, an agency of the Public Health Ministry, which is responsible for monitoring compliance with health standards;

•	the Ministry of Labour and Social Protection of the Population, which is responsible for investigating labour disputes and complaints from individual employees and which monitors compliance with the obligations of subsoil users to give preference to Kazakh citizens and compliance with the provisions of the subsoil use contracts on employing a certain minimum percentage of Kazakh citizens;

•	the governmental agency for standardisation, metrology and certification, which is responsible for testing equipment used for weighing ore and measuring gold content;

•	regional and municipal regulatory bodies, which are responsible for registering properties, pledges and mortgages; and

•	national and regional tax authorities.

Anti-monopoly consent

The Laws of Kazakhstan “On Competition” dated 25 December 2008 No. 112-IV establishes the requirement to obtain the prior approval of the Kazakhstan anti-monopoly authority, the Agency for Protection of Competition (“Anti-monopoly Agency”), in cases of “economic concentration”. “Economic concentration” comprises of, inter alia:

•	reorganisation of a market entity by way of merger or consolidation;

•	acquisition by a market entity (a group of persons) of more than 25 per cent. of the voting shares (participatory interest) in the capital of the market entity, if prior to such acquisition, this entity did not own shares of the market entity or owned 25 per cent. or less of the voting shares (participatory interest) in the capital of the market entity;

•	transfer of the ownership, possession or use by a market entity (or group of persons) of main industrial facilities and/or non-material assets, to another market entity (including as a contribution (or transfer) into the charter capital), if the book value of the property constituting the subject of the transaction (or inter-related transactions), exceeds 10 per cent. of the book value of the main industrial facilities and the non-material assets of the market entity who disposes or transfers their property;

•	acquisition by a market entity of the rights (including through a trust management agreement, joint venture agreement or suretyship agreement) that would allow the market entity to provide: (a) mandatory instructions to another market entity while the latter is conducting business activity; or (b) to carry out functions of the executive body of the same market entity; or

•	participation of the same individuals in executive bodies, boards of directors, supervisory councils and/or other management bodies of two or more market entities, provided that the said individuals define in these market entity a condition of performing entrepreneurial activity.

Obtaining such anti-monopoly approval is required only if:

•	the combined book value of the assets or the combined volume of the sale of goods, works and services of the purchaser and the market entity whose shares are being acquired exceeds the relevant Kazakh government monthly index for calculating various monetary obligations and setting thresholds by a particular amount during the last financial year (currently, approximately US$20,570,000), where the monthly calculated index is set by the Kazakh government annually; or

•	one of the parties to the transaction is a person with a dominant or monopolistic position in the relevant Kazakhstan market.

If any of the above thresholds are met, the transaction will require preliminary anti-monopoly approval.

Certain acquisitions/transactions are exempt from being deemed to be “economic concentration”, namely:

•	the acquisition of shares (participatory interest) of a Kazakh legal entity or a foreign legal entity (its branch, representative office) engaged in entrepreneurial activity by financial organisations, if such acquisition is made for the purposes of subsequent resale of such shares, provided such organisation does not take part in voting in the management bodies of the subject of the market;

•	appointment of rehabilitation or competitive manager; and

•	execution of the transactions mentioned above if such transaction is made within one group of persons (entities).

An application for anti-monopoly approval is submitted by the purchaser. If the transaction is a result of a tender or auction, an application for approval must be made within 30 days upon the date of the tender or auction. In practice, the Anti-monopoly Agency’s interpretation of the Anti-monopoly Law is not consistent. Even an acquisition of a minor stake in a company may be considered an “economic concentration”, if the Anti-monopoly Agency believes the purchaser will obtain rights that would allow it to control the company and its subsidiaries in Kazakhstan.

Employment and labour regulation in regard to expatriate employees

Pursuant to the Rules for the Determination of Quotas, Conditions and Procedures for the Issuance of Permits to Employers for the Attraction of Foreign Personnel to the Republic of Kazakhstan, approved by Government Decree No. 836 dated 19 June 2001 (the “Work Permit Rules”), all entities employing foreign personnel must obtain work permits for such employees, with the exception of, inter alia: (i) heads of branches or representative offices of foreign legal entities; (ii) foreign citizens on business trips for less than 60 calendar days (in the aggregate) during one calendar year; and (iii) foreigners seconded to a Kazakhstan legal entity, or branches or representative offices of foreign legal entities, for more than 60 calendar days, in accordance with a contract.

Work permits are issued in accordance with quotas, which the Kazakh government establishes annually and distributes among the regions and the cities of Almaty and Astana based on its assessment of the local employment markets and the availability of qualified Kazakh personnel to fill the various positions. In 2010, the number of work permits issued to foreign personnel was limited to 0.75 per cent. of the working population of Kazakhstan pursuant to the Government Decree dated 30 December 2009, No. 2274.

A company applying for work permits on behalf of its foreign employees is required to pay a “guarantee and warranty deposit” in respect of such foreign employees to ensure that the foreign employees leave Kazakhstan following the expiration of their work permits. Any such deposits are refunded to the company upon the relevant employee departing Kazakhstan.

In order to protect the local labour market, employers are required to first seek local employees to fill positions before employing a foreigner and submitting an application for a work permit.

The Work Permit Rules provide for special conditions that must be fulfilled by an employer in the event of the issue of a work permit. For example, such special conditions relate to the professional training or professional retraining of a Kazakhstan citizen who is replacing a foreign employee who was hired on the basis that his position would be subsequently filed by a Kazakh citizen or the creation of additional jobs for Kazakhstan citizens, etc. If an employer fails to fulfil the special conditions, the local labour department has various powers, including being able to revoke the existing work permit of a foreign employee.

The Government Resolution No. 71 dated 2 February 2011 (the “Work Permit Amendments”) to the Work Permit Rules introduced amendments for a mandatory ratio of Kazakh and foreign employees of a company:

•	from 1 July 2011 to 31 December 2011: the ratio is 50 per cent. of Kazakhstan nationals to 50 per cent. of expatriate employees for management level employees and 70 per cent. of Kazakhstan nationals to 30 per cent. of expatriate employees for qualified mid-level specialists and workers; and

•	from 1 January 2012: the ratio is 70 per cent. of Kazakhstan nationals to 30 per cent. of expatriate employees for management level employees and 90 per cent. of Kazakhstan nationals to 10 per cent. of expatriate employees for qualified mid-level specialists and workers.

The Amendments introduced an additional appendix to the Work Permit Rules specifying the procedure for calculating the amount of Kazakh personnel in a company’s workforce, which must be submitted by an employer when it employs foreign personnel in respect of any of the aforementioned categories. These Amendments will cease to be effective once Kazakhstan becomes a member state of the World Trade Organisation.

According to the Amendments, employers participating in the implementation of projects under the “Industrialization Map of Kazakhstan” Program for 2010 — 2014 and employing foreign personnel in Kazakhstan (including contractors repairing, installing and commissioning production equipment for such employers) are not required to seek alternative candidates in the Kazakh labour market.

Environmental regulation

Overview

The Group’s Kazakh operations are subject to laws, regulations and other requirements relating to the protection of the environment in Kazakhstan, including the discharge of substances into the air and water, the management of the disposal of waste and the clean-up of mining sites. Environmental protection in Kazakhstan is regulated primarily by Environmental Code No. 212-III ZRK dated 9 January 2007 (the “Kazakh Environmental Code”).

According to Article 69 of the Kazakh Environmental Code, individuals and legal entities may carry out emissions into the environment, including discharge of pollutants or sewage or disposal of wastes, only in accordance with the terms of their emissions permits. Emissions permits are granted by the Ministry of Environmental Protection, its regional departments (Departments of Ecology) or local executive authorities (Akimats). Emissions permits are granted to mining companies for terms of three years. To obtain an emissions permit, a company must submit to the authorised body a number of documents, including a plan setting forth environmental protection measures. The plan must be approved by the body granting the permit. The company is required to adhere to the approved plan. Failure to do so, may lead to the suspension or the cancellation of the emissions permit.

The Group’s Kazakh operating subsidiary, FIC Alel JSC, was granted its current emissions permit on 14 December 2009. The permit is scheduled to expire on 5 October 2012.

Under Kazakh law, the Group is also required to obtain a number of other certificates, permits and licences from various Kazakh government ministries, departments and agencies in relation to the use of water, potentially toxic chemicals, the transportation of hazardous materials, the importation of sodium cyanide and explosive materials for blasting.

The Tax Code of the Republic of Kazakhstan dated 10 December 2008 (the “Kazakh Tax Code”) establishes a “pay for emissions” regime that is administered by national and local authorities. While emissions permits set forth limits on emissions into the environment for specific sources of emissions, the Kazakh Tax Code sets forth the rates of payment for emissions, with local representative authorities (Maslikhats) having the right to increase these rates not more than twofold of the amounts set forth in the Kazakh Tax Code. In the event that emissions exceed the limits provided by the emissions permits (or in the event of emissions without a valid permit), the rates of payment may be increased tenfold. The payment of these rates does not relieve the violator from its responsibility to take environmental protection measures and undertake restoration and clean-up activities.

Special water use permits

The Kazakh Water Code dated 9 July 2003 No. 481 (the “Kazakh Water Code”) is aimed at implementing governmental policy in relation to the utilisation and protection of water resources. The Kazakh Water Code sets out obligations in relation to water use and discharges into water on the basis of water use permits (“SWUPs”).

The Group’s SWUPs may be withdrawn if the terms of use specified in Kazakh water legislation and in the relevant SWUP are breached. These terms include monitoring of the quality of underground water, submission of statistical reports and monitoring reports, compliance with requirements relating to water protection during mining operations and regular checking of equipment. The term of a SWUP may be extended, subject to compliance with the requirements specified within the relevant SWUP.

In cases of the reconstruction of water utilisation systems or a change of any of the Group’s circumstances in relation to its water use, the Group is obliged to obtain a new SWUP.

Enforcement

Article 116 of the Kazakh Environmental Code specifies which state officials are responsible for monitoring environmental compliance and implementing proceedings for breaches of environmental laws and regulations. These officials include the Kazakh Chief State Inspector, the Kazakh Deputy of the Chief State Inspector, other chief state inspectors, senior state inspectors and state inspectors representing the heads and deputy heads of departments and divisions of the Kazakh Ministry of Environmental Protection. In addition, regional prosecutors have the authority to supervise environmental compliance and initiate judicial proceedings.

Article 117 of the Kazakh Environmental Code authorises the relevant state officials, in their enforcement of environmental protection measures, to:

•	inspect facilities and request documents and test results;

•	initiate the withdrawal of licences and/or rescission of contracts for the use of natural resources;

•	initiate the suspension or termination of emission permits in cases of violations of environmental rules that inflict significant harm on the environment or human health;

•	submit orders requiring the elimination of violations of the environmental legislation to individuals and legal entities;

•	institute claims for the suspension, abridgment or prohibition of activities carried out in violation of environmental legislation;

•	review cases regarding administrative violations in the field of environmental protection;

•	assess the amounts of damage caused to the environment as a result of the violations of the environmental legislation, submit orders to individuals and legal entities to compensate for such damage or institute claims on compensation for the damage to the courts; and

•	make proposals for the Competent Body to terminate subsoil use contracts in cases specified by legislation.

The decisions of the relevant environmental state official are required to be implemented by all persons but may be challenged in accordance with court procedures.

Environmental liability

According to Article 918.2 of the Kazakh Civil Code, if an industrial activity causes or may cause damage to the environment or otherwise, this activity may be prohibited by a court decision. However, a court decision does not release the violator from being required to compensate for the resulting damage. Compensation for damage caused as a result of emissions into the environment without an emission permit, or in excess of limits established by the emission permit, is calculated in accordance with the rules set forth in the Kazakh Environmental Code and the Rules of Economic Assessment of Damage Caused by Contamination of the Environment approved by a Decree of the Kazakh government dated 27 June 2007. The amounts of required compensation may be high. Article 178 of the Kazakh Civil Code provides for a three year time limit for bringing proceedings for compensation of damage caused as a result of a breach of environmental requirements.

In addition, any company or official that fails to comply with environmental regulations may be subject to administrative liability, and officials of violating entities may be held criminally liable, with prison terms of up to eight years. In addition, fines for administrative violations in the field of environmental protection may be significant. According to the Kazakh Code on Administrative Violations dated 30 January 2001 (the “Kazakh AV Code”), activities carried out in violation of the environmental legislation may be suspended or prohibited by a court decision. Subsoil licences and contracts granted or entered into by the Kazakh government also typically impose environmental obligations. For failure to fulfil the environmental obligations of subsoil use contracts, the Kazakh AV Code provides for administrative penalties.

PART 9

SELECTED FINANCIAL INFORMATION

Summary Financial Information

The tables below set out summary financial information of the Group as at and for the years ended 31 December 2009 and 2010, as at 30 June 2011 and for the six month periods ended 30 June 2010 and 2011 under IFRS and as at and for the years ended 31 December 2008 and 2009 under US GAAP, in each case prepared on a basis that consolidates the financial results and assets and liabilities of each of the companies constituting the Group before insertion of the Company.

Appendix 1 “Financial Information”, sub-section A: Historical Financial Information under IFRS presents the consolidated financial information of the Group as of 31 December 2009 and 2010, and for each of the years then ended, and as at 30 June 2011 and for the six months ended 30 June 2010 and 2011. The Historical Financial Information under IFRS has been prepared in accordance with the basis of preparation described therein. The basis of preparation describes how the financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and as issued by the International Accounting Standards Board (“IASB”) as set out in Note 1 to the Historical Financial Information under IFRS. The Historical Financial Information under IFRS has been audited, with the exception of the financial information for the six months ended 30 June 2010 which is unaudited and presented for comparative purposes only.

This financial information represents the Group’s first issuance of historical financial information prepared in accordance with IFRS and IFRS 1 First Time Adoption of International Financial Reporting Standards has been applied. Note 32 to the IFRS financial information describes how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Group and outlines the adjustments from the amounts previously reported under accounting principles generally accepted in the United States of America (“US GAAP”), which was the Group’s previous basis of accounting.

A full description of the IFRS first time adoption exemptions taken and a reconciliation showing the material difference between US GAAP and IFRS is included in Note 32 to the Historical Financial Information under IFRS included in Appendix 1 “Financial Information”.

Appendix 1 “Financial Information”, sub-section B: Historical Financial Information under US GAAP presents the consolidated financial information of the Group as of and for the years ended 31 December 2008 and 2009. The Historical Financial Information under US GAAP has been prepared in accordance with the basis of preparation described therein. The basis of preparation describes how the financial information has been prepared in accordance with US GAAP as set out in Note 2 to the Historical Financial Information. The Historical Financial Information under US GAAP has been audited.

The financial information included in Appendix 1 “Financial Information” was not audited in accordance with auditing standards generally accepted in the United States of America (“US GAAS”), nor auditing standards of the US Public Company Accounting Oversight Board (“PCAOB”). The financial information included in Appendix 1 “Financial Information” and other financial information included throughout this Additional Information Document is not intended to comply with the reporting requirements of the U.S. Securities and Exchange Commission (“SEC”). Compliance with such the reporting requirements of the SEC would require the modification, reformulation or exclusion of certain financial measures. Potential investors should consult their own professional advisers to gain an understanding of the financial information in Appendix 1 “Financial Information” and the implications of differences between the reporting standards noted herein.

The Group has adopted IFRS as adopted by the European Union and as issued by the IASB. The most significant adjustments which arose following transition to IFRS included:

•	Deemed cost of property, plant and equipment: The Group has elected to measure the certain property, plant and equipment in Dukat and Voro at fair value as of the date of transition, as these assets were acquired when the Russian economy was classified as hyperinflationary and as a result were previously remeasured as required under US GAAP. Net assets and retained earnings at 1 January 2009 increased by $204 million as a result. The additional depreciation arising decreased after tax profit in 2009 and 2010 by $7.7 million and $16.6 million respectively.

•	Other: Other adjustments decreased net assets and retained earnings by $37.5 million at 1 January 2009 and increased profit after income tax in 2009 by $2.7 million and increased profit after income tax in 2010 by $5.8 million respectively. The decrease in net assets at 1 January 2009 principally related to the recognition of a $40.7 million deferred tax liability following the revaluation of certain property, plant and equipment described above.

Consolidated income statement data under US GAAP

	Year ended
	31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Revenue	502,731	560,737
Cost of sales	(300,729)	(284,416)
General, administrative and selling expenses	(90,142)	(52,042)
Other operating expenses	(36,231)	(41,706)
Interest expense, net of amounts capitalised	(20,675)	(32,515)
Loss from equity method investments	(8,393)	(342)
Loss on extinguishment of debt	—	(5,873)
Change in fair value of derivative financial instrument	—	(41,938)
Change in fair value of contingent consideration liability	—	(13,404)
Excess of fair value of acquired net assets over cost	840	36,031
Exchange (loss)/gain, net	(44,520)	7,869

Income before income tax	2,881	132,401

Income tax expense	(18,611)	(38,386)

Net (loss)/income	(15,730)	94,015

Consolidated income statement data under IFRS

	Year ended		Six months ended
	31 December		30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
	(U.S. $ thousands)
			(unaudited)

Revenue	560,737	925,376	421,733	544,511
Cost of sales	(284,100)	(458,114)	(220,330)	(258,828)
General, administrative and selling expenses	(53,545)	(82,100)	(35,699)	(85,426)
Other expenses	(44,153)	(55,524)	(26,752)	(19,105)
Share of loss of associates and joint ventures	(342)	(1,170)	(675)	(410)
Income from disposal of subsidiaries	—	3,580	—	4,931
Bargain purchase gain	36,031	—	—	—
Foreign exchange gain/(loss)	7,869	(337)	(8,659)	43,897
Change in fair value of derivatives	(41,938)	(909)	(1,529)	(1,855)
Change in fair value of contingent consideration	(13,404)	(3,616)	(1,266)	(3,957)
Finance income	1,418	785	308	638
Finance costs	(44,380)	(21,541)	(9,412)	(13,668)

Profit before income tax	124,193	306,430	117,719	210,728

Income tax expense	(35,118)	(67,414)	(32,257)	(59,613)

Profit for the year and profit attributable to equity holders of the parent	89,075	239,016	85,462	151,115

Consolidated balance sheet data under US GAAP

	31 December	31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Total current assets	304,199	440,611
Total non-current assets	572,276	1,286,202

Total assets	876,475	1,726,813

Total current liabilities	(361,505)	(193,354)
Total non-current liabilities	(65,302)	(618,688)

Total liabilities	(426,807)	(812,042)

Net assets	449,668	914,771

Total shareholders’ equity	449,668	914,771

Consolidated balance sheet data under IFRS

	31 December	31 December	30 June
	2009	2010	2011
	IFRS	IFRS	IFRS
	(U.S. $ thousands)

Total non-current assets	1,469,731	1,868,894	2,251,471
Total current assets	429,186	550,805	797,628

Total assets	1,898,917	2,419,699	3,049,099
Total current liabilities	(194,604)	(203,118)	(403,897)
Total non-current liabilities	(638,514)	(855,629)	(919,396)

Total liabilities	(833,118)	(1,058,747)	(1,323,293)

Net assets	1,065,799	1,360,952	1,725,806

Total equity attributable to the parent	1,065,799	1,360,952	1,725,806

Consolidated statement of cash flow data under US GAAP

	Year ended
	31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousands)

Net cash provided by operating activities	80,769	165,285
Net cash used in investing activities	(164,024)	(258,618)
Net cash generated by financing activities	83,141	117,689
Effect of foreign currency translation on cash and cash equivalents	(828)	(116)
Cash and cash equivalents, beginning of year	5,019	4,077

Net (decrease)/increase in cash and cash equivalents	(942)	24,240

Cash and cash equivalents, end of year	4,077	28,317

Capital expenditure	(110,682)	(212,812)

Consolidated statement of cash flow data under IFRS

	Year ended		Six months ended
	31 December		30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
			(unaudited)

Net cash generated by operating activities	148,223	215,215	114,896	79,710
Net cash used by investing activities	(241,556)	(410,181)	(156,889)	(209,908)
Net cash generated by financing activities	117,689	177,921	39,917	151,440

Net increase/(decrease) in cash and cash equivalents	24,356	(17,045)	(2,076)	21,242
Cash and cash equivalents, beginning of the period	4,077	28,317	28,317	11,056
Effect of foreign currency translation on cash and cash equivalents	(116)	(216)	88	945

Cash and cash equivalents, end of the period	28,317	11,056	26,329	33,243

Capital expenditure	(195,750)	(403,769)	(155,182)	(202,502)

Non-US GAAP and non-IFRS measures, including certain industry-specific metrics, and other and operational data

The tables below presents the Group’s production output measures for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2010 and 2011.

					Six Months Ended
	Year Ended 31 December				30 June
	2008	2009	2009(3)	2010	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Ore mined, Kt	2,477	3,886	3,886	7,474	3,303	4,439
Ore processed, Kt	3,396	4,764	4,764	7,845	3,371	4,070
Gold production, Koz	285	311	311	444	209	184
Silver production, Moz	17.2	17.3	17.3	17.3	9.6	8.2
Copper production, Kt	—	1,053	1,053	4,003	1,943	3,512
Gold equivalent production, Koz(1)(2)	572	606	606	753	380	337

Notes:

(1)	The ratio of silver to gold used for the purpose of calculating equivalent is 60:1. The ratio of copper to gold used for the purpose of calculating equivalent is 1 tonne:5 ounces. This does not represent the actual equivalent based on average prices over the periods referred to but is intended to allow a meaningful comparison over the periods.
(2)	As from 1 April 2011, the Group changed its methodology for calculating, and reporting on, the metals it produced, as explained in Part 2 “Presentation of Financial and Other Information”.
(3)	2009 is repeated for ease of comparison against the table below.

Non-IFRS and non-US GAAP financial measures

This Additional Information Document includes certain measures that are not defined by US GAAP or IFRS, including Adjusted EBITDA, Adjusted EBITDA margin and net debt, and certain industry specific metrics such as total cash costs and co-product gold equivalent cash cost. These measures are used by management of the Group to assess the financial performance of the Group. However, these measures should not be used instead of, or considered as alternatives to, the Group’s historical financial results based on IFRS or US GAAP. For a description of these non-IFRS and non-US GAAP measures, including certain industry-specific metrics, and operational data, see Part 2, “Presentation of Financial and Other Information”. The financial measures in the table below are described as US GAAP or IFRS. This relates to the underlying financial information from which these non-GAAP measures were derived.

	Year Ended 31				Six Months Ended
	December				30 June
	2008	2009	2009	2010	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	US GAAP	US GAAP	IFRS	IFRS	IFRS	IFRS

Adjusted EBITDA (US$ million)(2)	162.9	242.0	243.2	424.9	188.4	249.0
Adjusted EBITDA margin(%)(2)	32.4%	43.2%	43.4%	45.9%	44.7%	45.7%
Net debt (US$ million)	(312.3)	(569.1)	(569.1)	(785.2)	(616.5)	(920.4)
Total cash costs (US$ million)	(272.9)	(270.1)	(264.0)	(432.2)	(198.8)	(254.0)
Co-product gold equivalent cash cost (per US$1 oz of Au Eq sold)(1)(3)	476	500	488	576	544	671

Notes:

(1)	Gold equivalent sales volumes is calculated based on average realised metal prices in the relevant period.
(2)	See Part 2, “Presentation of Financial and Other Information”.
(3)	Co-product gold equivalent cash cost is calculated as total cash costs divided by total gold equivalent unit ounces sold.

Reconciliations of non-IFRS financial measures

Reconciliation of Adjusted EBITDA to profit for the period and profit for the period attributable to the equity holders of the parent

	Year Ended		Six Months
	31 December		Ended 30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
			(unaudited)
	(U.S. $ thousand)

Adjusted EBITDA (unaudited)	243,413	424,879	188,424	248,967
Adjustments:
Depreciation expense	(62,096)	(70,334)	(36,785)	(34,905)
Rehabilitation expenses	(1,764)	(2,862)	(1,442)	(2,108)
Write-down of inventory to net realisable value(1)	(956)	(15,319)	(11,920)	(2,215)
Share- based compensation(2)	—	(7,896)	—	(28,997)
Income from disposal of subsidiaries	—	3,580	—	4,931
Bargain purchase gain(3)	36,031	—	—	—
Foreign exchange gain/(loss)	7,869	(337)	(8,659)	43,897
Change in fair value of derivatives(4)	(41,938)	(909)	(1,529)	(1,855)
Change in fair value of contingent consideration(5)	(13,404)	(3,616)	(1,266)	(3,957)
Finance income	1,418	785	308	638
Finance costs	(44,380)	(21,541)	(9,412)	(13,668)
Income tax expense	(35,118)	(67,414)	(32,257)	(59,613)

Profit for the period and profit for the period attributable to the equity holders of the parent	89,075	239,016	85,462	151,115

Notes

(1)	Write down of inventory to net realisable value represents write-downs of the Group’s old or obsolete inventory to the lower of cost and net realisable value.

(2)	Share-based compensation loss recognised in 2010 related to the granting of share options under the new equity incentive plan and the expensing of the fair value of those awards (at their grant date) over the vesting period. None of the share awards outstanding as at 31 December 2010 were exercisable as they are not fully vested. As at 30 June 2011, none of the share awards outstanding were fully vested, however, $29.0 million was recognised in the income statement as a further 12 months of the total 30 month vesting period elapsed.

(3)	Bargain purchase gain of US$36.0 million for the year ended 31 December 2009 related to the acquisition of 100 per cent. of Rudnik Kvartsevyi LLC (a group which held, amongst others, the mining lease for Sopka Kvartsevaya which become part of the Omolon hub). The fair value of the consideration given was $94.0 million and the fair value of net assets acquired amounted to US$130.0 million, resulting in a gain of $36.0 million which was recognised in the income statement. See Note 4 to the Historical Financial Information under IFRS included in Appendix 1 “Financial Information” for a full description.

(4)	The Group recognised losses on the changes in the fair value of derivatives of US$41.9 million for the year ended 31 December 2009, US$0.9 million for the year ended 31 December 2010 and $1.9 million in the six months ended 30 June 2011. The loss in 2009 included a loss of $39.6 million related to a call option granted in April 2009 as consideration for the acquisition of the remaining 91 per cent. interest in the legal entity holding the licence for the Mayskoye deposit. The option was fair valued as at the grant date and an amount equal to the liability recognised was included in the calculation of purchase consideration. As the Group’s share price rose subsequently the option’s fair value increased. The option was exercised by the holders in October 2009, resulting in an expense of US$39.6 million being recognised during the year. The other losses related to the forward gold sales and purchase contracts at Varvara described in Note 1 to the Reconciliation of net debt below.

(5)	The Group recognised losses in each period for the changes in the fair value of contingent consideration payable in respect of the acquisitions of Omolon and Varvara. The changes arose primarily due to changes in the assumptions for future gold and copper prices and future production at Omolon, resulting in an increase in the estimated fair value of the contingent consideration payable.

Reconciliation of net debt

	Year ended		Six months ended to
	31 December		30 June
	2009	2010	2011
	IFRS	IFRS	IFRS
	(U.S. $ thousand)

Short-term borrowings	(108,873)	(90,610)	(216,759)
Non-current borrowings	(331,293)	(595,359)	(736,896)
Current portion of finance lease liabilities	(2,928)	(4,819)	—
Long-term portion of finance lease liabilities	(4,857)	—	—
Derivatives(1)	(149,514)	(105,437)	—
Cash and cash equivalents	28,317	11,056	33,243

Net debt (unaudited)	(569,148)	(785,169)	(920,412)

Notes

(1)	With the acquisition of Varvara in October 2009, the Group assumed a forward gold sales contract with a syndicate of banks at a value of $157.2 million. The forward sales contracts were initially entered into for a notional amount of 320,160 ounces of gold at the fixed forward price of $574.25 per ounce and monthly settlement dates until April 2014. At the same time, the Group entered into corresponding forward purchase contracts with the banks at a price of $1,129.65 per ounce of gold with quantity and settlement dates aligned with the forward sales contract. The net effect of the forward sales and purchase contracts was to lock in the economic losses over the life of the forward contracts. Monthly contractual settlements were added to the loan amount outstanding with the banks. As the Group has legally enforceable master netting agreement with counterparties, the unrealised fair value of the flat forward gold sales and purchase contracts are presented net in the balance sheet as derivative financial instruments, representing the net forward pricing commitments outstanding against future production.

Reconciliation of total cash costs

	Year Ended		Six Months
	31 December		Ended 30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
			(unaudited)
	(U.S. $ thousand)

Cost of sales of the operating assets	(293,769)	(473,661)	(226,930)	(259,810)
Adjustments:
Depreciation expenses on operating assets	60,679	68,329	35,321	32,907
Rehabilitation expense	1,764	2,862	1,442	2,108
Write-down of inventory to net realisable value	1,252	15,319	13,536	1,046

Adjusted cost of sales	(230,074)	(387,151)	(176,631)	(223,749)
General, administrative and selling expenses excluding depreciation, amortisation and share based consideration	(33,944)	(45,023)	(22,204)	(30,292)

Total cash costs	(264,018)	(432,174)	(198,835)	(254,041)

Calculation of co-product gold equivalent cash cost (total cash costs per AuEqOz sold)

	Year Ended		Six Months
	31 December		Ended 30 June
	2009	2010	2010	2011
	IFRS	IFRS	IFRS	IFRS
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total cash costs (U.S. $ thousand)	(264,018)	(432,174)	(198,835)	(254,041)
AuEqOz sold (Koz)	541	750	366	379

Total cash operating costs per AuEqOz(1)	488	576	544	671

Notes

(1)	Gold equivalent sales volume is calculated based on average realised metal prices in the relevant period.

Reconciliations of non-US GAAP financial measures

Reconciliation of Adjusted EBITDA to net (loss)/income

	Year ended 31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousand)

Adjusted EBITDA (unaudited)	162,867	241,998
Adjustments:
Depreciation and depletion	(48,522)	(53,744)
Loss on disposal of property, plant and equipment	(4,624)	(3,401)
Write-down of inventory to lower of cost or market(1)	(10,583)	(2,622)
Share-based compensation(2)	(31,902)	—
Interest expense, net of amounts capitalised	(20,675)	(32,515)
Loss on extinguishment of debt(3)	—	(5,873)
Change in fair value of derivative financial instruments(4)	—	(41,938)
Change in fair value of contingent consideration liability(5)	—	(13,404)
Excess of fair value of acquired net assets over cost(6)	840	36,031
Foreign exchange (loss)/gain, net	(44,520)	7,869
Income tax expense	(18,611)	(38,386)

Net (loss)/income	(15,730)	94,015

Notes

(1)	Write down of inventory to lower of cost or market represents write-downs of the Group’s old or obsolete inventory.
(2)	Share-based compensation loss recognised in 2008 related to the closure of the share option plan following the change in the Group’s controlling structure. All share options were fully vested in June 2008 and the loss recognised in the income statement.
(3)	The loss on extinguishment of debt relates to a non-cash loss recognised on the repayment of a loan to an unrelated third party. The loan was acquired as part of the Mayskoye acquisition and was valued at below par on acquisition but subsequently settled in full.
(4)	The Group recognised a loss on the change in fair value of derivative financial instruments of US$41.9 million in the year ended 31 December 2009. This loss primarily arose on the call option relating to the Mayskoye acquisition described above.
(5)	The Group recognised a loss on the change in fair value of contingent consideration liability of US$13.4 million in the year ended 31 December 2009 relating to the changes in the fair value of contingent consideration payable in respect of the acquisitions of Omolon and Varvara. The changes arose primarily due to changes in the assumptions for future gold and copper prices and future production at Omolon, resulting in an increase in the estimated fair value of the contingent consideration payable.
(6)	Excess of fair value of acquired net assets over cost of US$36.0 million for the year ended 31 December 2009 related to the acquisition of 100 per cent. of Rudnik Kvartsevyi LLC (a group which held, amongst others, the mining lease for Sopka Kvartsevaya which become part of the Omolon hub). The fair value of the consideration given was $94.0 million and the fair value of net assets acquired amounted to US$130.0 million, resulting in a gain of $36.0 million which was recognised in the income statement. See Note 4 to the Historical Financial Information under IFRS included in Appendix 1 “Financial Information” for a full description.

Reconciliation of net debt

	As at 31 December
	2008	2009
	US GAAP	US GAAP
	(U.S. $ thousand)

Short-term debt and current portion of long-term debt	(316,369)	(108,873)
Current portion of capital lease liabilities	—	(2,928)
Long-term portion of capital lease liabilities	—	(4,857)
Long-term debt	—	(331,293)
Derivative financial instruments, net(1)	—	(149,514)
Cash and cash equivalents	4,077	28,317

Net debt (unaudited)	(312,292)	(569,148)

Notes

(1)	With the acquisition of Varvara in October 2009, the Group assumed a forward gold sales contract with a syndicate of banks at a value of $157.2 million The forward sales contracts were initially entered into for a notional amount of 320,160 ounces of gold at the fixed forward price of $574.25 per ounce and monthly settlement dates until April 2014. At the same time, the Group entered into corresponding forward purchase contracts with the banks at a price of $1,129.65 per ounce of gold with quantity and settlement dates aligned with the forward sales contract. The net effect of the forward sales and purchase contracts was to lock in the economic losses over the life of the forward contracts. Monthly contractual settlements were added to the loan amount outstanding with the banks.

As the Group has legally enforceable master netting agreement with counterparties, the unrealised fair value of the flat forward gold sales and purchase contracts are presented net in the balance sheet as derivative financial instruments, representing the net forward pricing commitments outstanding against future production.

Reconciliation of total cash costs

	Year Ended
	31 December
	2008	2009
	US GAAP	US GAAP
	(unaudited)	(unaudited)
	(U.S. $ thousand)

Cost of sales of the operating assets	(309,873)	(287,995)
Adjustments:
Depreciation and depletion of operating assets(1)	46,621	43,860
Accretion of reclamation and mine closure obligation	1,357	2,895
Write-down of inventory to lower of cost and market	10,583	2,622

Adjusted cost of sales	(251,312)	(238,618)

General, administrative and selling expenses of the operating assets	(21,588)	(31,564)

Total cash costs	(272,900)	(270,182)

Calculation of co-product gold equivalent cash cost (total cash costs per AuEqOz sold)

	Year Ended
	31 December
	2008	2009
	(audited)	(audited)

Total cash costs (U.S. $ thousand)	(272,900)	(270,182)
AuEqOz sold	574	541

Total cash costs per AuEqOz sold(1)	476	500

Notes

(1)	Gold equivalent sales volume is calculated based on average realised metal prices in the relevant period.

PART 10

OPERATING AND FINANCIAL REVIEW

This Part 10 “Operating and Financial Review” should be read in conjunction with Part 2 “Presentation of Financial and Other Information”, Part 4 “Market Overview”, Part 5 “The Business” and the Group’s consolidated financial information as at and for the years ended 31 December 2008, 2009 and 2010, as at 30 June 2011 and for the six months ended 30 June 2010 and 2011, including the notes thereto and the reports thereon, which appear in Appendix 1 “Financial Information”. The unaudited financial information for the six months ended 30 June 2010, has been included in Appendix 1 “Financial Information” for comparative purposes only. The consolidated financial information referred to in this discussion have been prepared in accordance with IFRS as adopted by the European Union or US GAAP, as discussed below. Readers of this Additional Information Document should read the entire Additional Information Document and not just rely on the summary information set out below. Prior to the date of this Additional Information Document, the Company did not engage in any business and had no assets other than de minimis share capital contributions. The following discussion is of JSC Polymetal’s financial condition and results of operations, rather than that of the Company itself. JSC Polymetal’s consolidated financial statements include the results of operations of the Company, its subsidiaries and if applicable special purpose entities, from the date that control effectively commenced until the date that control effectively ceased. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany transactions and balances between the Group companies have been eliminated.

The following discussion contains certain forward-looking statements. The Group’s actual results could differ materially from those that it discusses in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Additional Information Document, particularly under Part 1 “Risk Factors” and Part 2 “Presentation of Financial and Other Information”.

Overview

JSC Polymetal is a leading precious metals producer in Russia and Kazakhstan. Since it was founded, JSC Polymetal has built its asset portfolio by developing new mines, rebuilding mines from inactive operations and by acquiring operating mines. JSC Polymetal has increased its annual gold equivalent production from 327 Koz of AuEq in 2003 to 753 Koz of AuEq in 2010, a compound annual growth rate of 13 per cent. The Group aims to produce over 800 Koz of gold and silver in 2011 (in gold equivalent ounces) and over 1.4 Moz of gold and silver in 2014 (in gold equivalent ounces). The Group expects this growth in production to come from new projects, which are currently in ramp up phase or construction phase. As of 1 July 2011, JSC Polymetal’s proven and probable reserves were estimated to contain 15.0 Moz of gold equivalent ounces according to the JORC Code, while its measured, indicated and inferred resources in addition to reserves were estimated to contain 13.5 Moz of gold equivalent ounces according to the JORC Code.

In 2006, the Group acquired the Albazino deposit for cash consideration of US$7.0 million. In 2007, JSC Polymetal held an initial public offering as a result of which 24.4 per cent. of the authorised share capital of JSC Polymetal at that time was placed to institutional investors. In conjunction with the initial public offering, the shares of JSC Polymetal were admitted to trading on the RTS and MICEX exchanges in the Russian Federation and the GDRs of JSC Polymetal were admitted to trading on the London Stock Exchange via a GDR programme.

Between 2008 and 2011, JSC Polymetal expanded its mine portfolio and resources by acquiring properties which were either in exploration or development stage or already in operation. The Kubaka and Degtyarskoye gold deposits were purchased in 2008. The Sopka Kvartsevaya gold deposit, the Mayskoye gold deposit, the Goltsovoye silver deposit and the Varvara gold and copper mine were obtained in 2009 through the acquisition of Kvartsevyi Mine LLC, an interest in Mayskoye Gold Mining Company LLC, CJSC Prospectors Artel “Ayax” and JSC Varvarinskoye, respectively. The Avlayakan gold and silver deposit, the Kirankan gold deposit and the Svetloye gold deposit were obtained in 2010 through the acquisition of Mine Avlayakan LLC, Kirankan LLC and PD RUS LLC, respectively. Finally, the Kutyn gold deposit was acquired in 2011 through the acquisition of Kutyn Mining and Geological Company LLC. Such acquisitions represented either opportunities to extend the mine life and scale of existing assets or had the potential to become the next generation of producing assets for the Group.

The Group organises its mining operations into six operational units: Dukat; Amursk POX; Omolon; Voro; Khakanja; Varvara and Albazino-Amursk. The Group categorises the six operational units into two types: (i) those which include centralised ore-processing centres, known as processing hubs, each serving several mining operations and (ii) stand-alone mining operations. In the Historical Financial Information included in Appendix 1, the Group presents seven segments with the Amursk POX hub being split between the operations at Albazino-Amursk and Mayskoye, in line with management’s internal reporting.

The Group derives its revenue primarily from sales of gold, silver and copper. For the financial years ended 31 December 2009 and 2010 and for the six months ended 30 June 2011 the Group’s revenues were US$560.7 million, US$925.4 million and US$544.5 million, respectively, calculated in accordance with IFRS.

Basis of presentation of financial information

The financial information set forth in this Additional Information Document as at and for the three financial years ended 31 December 2008, 2009 and 2010, for the six months ended 30 June 2011 and as at and for the six months ended 30 June 2010 and 2011 has been derived from JSC Polymetal’s consolidated balance sheet, income statement and statement of cash flows included in Appendix 1 “Financial Information”, which present the Group’s results of operations (i) for 2008 and 2009 under US GAAP and (ii) for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 under IFRS.

Historically, the Group prepared its consolidated financial statements in accordance US GAAP. Commencing in 2011 the Group prepared its consolidated financial statements in accordance with IFRS. The transition date for the change to IFRS was 1 January 2009 so the Group has accounts for 2009 and 2010 prepared in accordance with IFRS. The consolidated financial statements of the Group included herein for the years ended 31 December 2009 and 2010 and for the six months ended 30 June 2010 and 2011 have been prepared in accordance with IFRS. Separately included herein are the consolidated financial statements of the Group for the years ended 31 December 2008 and 2009, which have been prepared in accordance with US GAAP. Due to differences between the accounting principles of US GAAP and the accounting principles of IFRS, statements made under differing accounting principles are not directly comparable. See Note 32 on page F 64 of Appendix 1 “Financial Information”, for an explanation of how the transition to IFRS, with a transition date of 1 January 2009, affected the reported consolidated balance sheet and consolidated statement of income and comprehensive income of the Group, and for reconciliations of the consolidated balance sheet and income statements and statement of comprehensive income for comparative periods prepared in accordance with US GAAP as previously reported, to those prepared and reported in accordance with IFRS.

The Group has adopted IFRS as adopted by the European Union and as issued by the IASB. The most significant adjustments which arose following the transition to IFRS included:

•	Deemed cost of property, plant and equipment: The Group has elected to measure the certain property, plant and equipment in Dukat and Voro at fair value as of the date of transition, as these assets were acquired when the Russian economy was classified as hyperinflationary and as a result were previously remeasured as required under US GAAP. Net assets and retained earnings as at 1 January 2009 increased by $204 million as a result. The additional depreciation arising as a result of the increase in the value attributed to these assets decreased profit after tax in 2009 and 2010 by $7.7 million and $16.6 million respectively.

•	Other: Other adjustments decreased net assets and retained earnings by $37.5 million at 1 January 2009 and increased profit after tax in 2009 and 2010 by $2.7 million and $5.8 million respectively. The decrease in net assets at 1 January 2009 principally related to the recognition of a $40.7 million deferred tax liability following the revaluation of the property, plant and equipment in Dukat and Voro described above.

For further information regarding the basis of presentation of the Group’s consolidated financial information, see Part 2 “Presentation of Financial and Other Information”.

The Group subdivides its reported results into seven reporting segments which correspond to the Group’s operational units, with the exception of the Amursk POX hub which is split between the Albazino-Amursk and Mayskoye segments in line with management’s internal reporting. The Amursk POX hub is currently being constructed and will consist of a centralised pressure oxidation processing facility in Amursk which, once launched in 2012, is expected to treat concentrate from two mines: Albazino, which is currently in operation, and Mayskoye, which is currently being constructed. The Albazino-Amursk and Mayskoye reporting segments correspond to the Albazino-Amursk operational unit and the Mayskoye mine, respectively.

Principal Factors Affecting Results of Operations

Sales volumes of gold, silver and copper

The Group’s sales of gold, silver and copper for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2010 and 2011 are summarised in the table below:

				Six months ended
	Year ended 31 December			30 June
	2008	2009	2010	2010	2011

Gold sold, Koz	280	312	440	210	188
Silver sold, Moz	17.4	16.5	18.0	9.5	7.3
Copper sold, metric tonnes	—	1,053	3,991	1,943	2,728

Volumes of gold sold were 210 Koz and 188 Koz for the six months ended 30 June 2010 and 2011, respectively. The decrease over this period was due to expected declines in grades across the Group’s operations.

Volumes of gold sold were 280 Koz, 312 Koz and 440 Koz for the years ended 31 December 2008, 2009 and 2010, respectively. The increases over this period were primarily due to increased production.

Volumes of silver sold were 9.5 Moz and 7.3 Moz for the six months ended 30 June 2010 and 2011, respectively. The decrease over this period was due to declines in grades at Dukat and Khakanja and operational issues at the Group’s Dukat operating hub in the first quarter of 2011 which led to a reduction in the Group’s production of silver at Dukat. The issues, related to throughput and recoveries, resulted from the transition to improved processing arrangements at the Omsukchan concentrator. In the second quarter of 2011 the gravity circuit at Omsukchan became fully operational and production increased. However the increase in the second quarter did not make up the reduction in the first quarter.

Volumes of silver sold were 17.4 Moz, 16.5 Moz and 18.0 Moz for the years ended 31 December 2008, 2009 and 2010, respectively. The increase from 2009 to 2010 was primarily due to increased production. The decrease between 2009 and 2008 was primarily due to the timing of certain sales of silver at the end of 2009 which caused such sales to be recognised in 2010.

Volumes of copper sold were 1,943 tonnes and 2,728 tonnes for the six months ended 30 June 2010 and 2011, respectively. The increase over this period was due to increased production at Varvara.

The Group only produces copper at Varvara. The Group acquired Varvara in October 2009. As a result the Group produced and sold no copper in 2008. The volume of copper sold increased by 2,938 tonnes from 1,053 tonnes for the year ended 31 December 2009 to 3,991 tonnes for the year ended 31 December 2010. These increases resulted from the fact that in 2009 only two months of copper production were included in the Group’s results.

The Group’s production of precious metals from 2008 to 30 June 2011 has increased in line with its acquisitions of stand-alone and bolt-on assets. The acquisition of Varvara in October 2009 is the largest acquisition which the Group has made (purchase price, including debt and other financial liabilities, of US$258 million). The copper-gold concentrate operations at Varvara have significantly increased the Group’s production volumes. The Group has also invested in existing assets to increase capacity, which has resulted in increased production and sale of precious metals.

The Group’s precious metal production is typically sold to banks with which the Group has borrowing relationships. This represents a stable and recurring customer base for the Group. In 2010 the Group began sales of silver concentrate from the Omsukchan concentrator. In addition the Group continues to sell copper-gold concentrate from Varvara. These concentrate sales are to affiliates of trading houses (rather than to banks).

Given the Group’s planned investment in existing assets, further expansion (including the Albazino-Amursk and Mayskoye projects) and exploration activities, the Group expects its production of gold and silver to continue to increase.

Market prices of gold, silver and copper

The Group’s average prices realised from gold, silver and copper sales for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2010 and 2011 are summarised in the table below:

	Year ended 31 December			Six months ended 30 June
	2008	2009	2010	2010	2011

Average realised gold price[1], US$/oz	871	983	1,232	1,152	1,434
Average LBMA gold fixing price, US$/oz	873	974	1,227	1,154	1,449
Average realised silver price[2], US$/oz	14.7	14.7	19.6	17.5	34.8
Average LBMA silver fixing price, US$/oz	15	14.7	20.2	17.6	35.3
Average realised copper price[3], US$/mt	n/a	7,210	7,306	6,278	7,962
Average LME copper price, US$/mt	6,915	5,133	7,538	7,108	9,406

(1)	Average realised gold price refers to the average sale price of gold for each period.
(2)	Average realised silver price refers to the average sale price of silver for each period.
(3)	Average realised copper price refers to the average sale price of copper for each period

The prices at which gold, silver and copper are traded in the market have a material impact on the Group’s results of operations and are, in turn, significantly affected by changes in global economic conditions and related industry cycles. Prices of commodities such as gold, silver and copper can vary significantly. Generally, producers of gold, silver and copper are unable to determine prices by themselves. However, events such as changes in production capacity, changes in actual production, temporary price reductions or other attempts to capture market share by significant producers may have an effect on market prices. Additionally, the prices realised by producers on sales of their products can, to some extent, be affected by contractual arrangements, production levels, product quality and hedging strategies. Price variations and market cycles have historically influenced the financial results of the Group and are expected to continue to do so.

Increased global demand for gold resulted in rising prices over the period from 1 January 2008 to 30 June 2011. Average realised gold prices were 871 US$/oz, 983 US$/oz and 1,232 US$/oz for the years ended 31 December 2008, 2009 and 2010, respectively and 1,152 US$/oz and 1,434 US$/oz for the six months ended 30 June 2010 and 2011, respectively. Increases in the average gold price were primarily driven by the strong demand for gold during the continuing global economic downturn.

Silver prices also rose due to the increasingly strong demand for silver. Average realised silver prices remained steady during the years ended 2008 and 2009, increased by 33 per cent., from 14.7 US$/oz for the year ended 31 December 2009 to 19.6US$/oz for the year ended 31 December 2010 and almost doubled from 17.5 US$/oz to 34.8 US$/oz for the six months ended 30 June 2010 and 2011, respectively.

Average realised copper price increased marginally by 96 US$/mt from 7,210 US$/mt for the year ended 31 December 2009 to 7,306 US$/mt for the year ended 31 December 2010 and more markedly from 6,278 US$/mt to 7,962 US$/mt for the six months ended 30 June 2010 and 2011, respectively.

Personnel costs

Personnel costs are the single largest portion of the Group’s operating expenses. These costs are affected by competition for labour with other mining companies in the regions where the Group operates, given the relative scarcity of qualified personnel, and by the remote location of its mines. The Group seeks to control personnel costs by increasing equipment utilisation, eliminating duplication of processes and implementing employee training and efficiency initiatives. Personnel costs are relatively fixed and tend not to vary as greatly with the Group’s level of production as compared to the more variable costs discussed below.

Personnel costs, including social security tax, increased from 2008 through the first half of 2011, in line with the Group’s expanding operations resulting in increased headcount and increases in wages caused by inflation. Wages denominated in roubles rose by 8.8 per cent. during 2010, in line with inflation. Additionally, the rouble appreciated against the US dollar by 4 per cent. during 2010, resulting in higher personnel costs when reported in US dollars.

Materials costs

The most important materials on which the Group relies include cyanide, grinding balls, explosives and spare parts for equipment and mill lines. The cost of these materials depends in part on the amount purchased, which depends on the level of the Group’s production. Materials costs are also impacted by fluctuations in spot prices in the market for certain materials, such as the price of steel, as well as by macroeconomic factors such as inflation, and by the Group’s relationship with suppliers.

Generally, increased production volumes from 2008 to 2011 have required the use of increased volumes of materials. The increased cost of materials is reflected in the Group’s rising operating expenses during the period under review.

Fuel and energy costs

Many of the Group’s mines are in remote locations and use diesel generators to provide power and generate electricity. Additionally, most of the Group’s mobile equipment operates on diesel fuel. Prices for diesel fuel can fluctuate widely due to a range of reasons, including global oil price movements, availability and demand from other consumers. Diesel fuel prices and the volumes of diesel fuel used have risen from 2008 to 2011, which is reflected in the Group’s rising operating expenses in the period under review.

The Group also utilises electricity from the power grid. The prices of electricity from the grid increased significantly (by approximately 20 per cent. per annum) from 2008 to 2011. This was primarily due to changes in the Russian electricity market during this period.

Currency translation

Changes in currency exchange rates can affect the financial results of the Group in two principal ways. First, changes in exchange rates can result in the recognition of foreign exchange gains or losses. This results from differences between the functional currency of the Group’s operating subsidiaries and the currency in which the relevant assets and liabilities are denominated. The functional currency of the Group’s operating subsidiaries is determined separately for each of the Group’s entities. For all Russian entities the functional currency is the Russian rouble. However, the Group generates significant revenues and has significant indebtedness denominated in U.S. dollars. The functional currency of the Group’s subsidiary in Kazakhstan is the Kazakh tenge.

Transactions in currencies other than an entity’s functional currency (foreign currencies) are recorded at the exchange rates prevailing on the dates of the transactions. All monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates prevailing at the reporting date. Non-monetary items carried at historical cost are translated at the exchange rate prevailing on the date of transaction. Non-monetary items carried at fair value are translated at the exchange rate prevailing on the date on which the most recent fair value was determined. Exchange differences arising from changes in exchange rates are recognised in the profit or loss of the relevant entity, which are then consolidated in the Group’s consolidated financial statements.

The US dollar is the presentation currency selected by the Group for financial reporting in accordance with US GAAP and IFRS. However, a significant portion of the Group’s expenses are denominated in Russian roubles or in Kazakh tenge. Accordingly, changes in exchange rates between the US dollar and the Russian rouble or the Kazakh tenge between periods can impact the Group’s reported results, and can make comparisons of the Group’s results difficult. Management believes the US dollar is a more convenient presentation currency for international users of the consolidated historical financial information of the Group as it is a common presentation currency in the mining industry. The translation of the historical financial information of the Group entities from their functional currencies to the presentation currency is performed as follows:

•	all assets and liabilities, both monetary and non-monetary are translated at closing exchange rates at each reporting period end date;

•	all income and expenses are translated at the average exchange rates for the periods presented, except for significant transactions that are translated at rates on the date of such transactions;

•	resulting exchange differences are included in other comprehensive income and presented as “Effect of translation to presentation currency” within the “Translation reserve”; and

•	in the statement of cash flows, cash balances at the beginning and end of each reporting period presented are translated at prevailing exchange rates at the beginning and end of the reporting period. All cash flows are translated at the average exchange rates for the years presented, except for significant transactions that are translated at prevailing exchanges rates on the date of transaction.

For information relating to the changes in the relevant exchange rates in the periods under review, see Part 2 “Presentation of Financial and Other Information — Currency presentation”.

Inflation

Russian mining companies typically experience inflation driven increases in certain of their costs that are linked to general price levels in the Russian Federation, such as supplies and materials as well as salaries.

Russian inflation remains relatively high compared to more developed economies. For the years ended 31 December 2008, 2009 and 2010 Russian inflation was 13.3, 8.8 and 8.8(1)( per cent. respectively. Accordingly, the Group’s results for the periods under review have been impacted by rising costs driven by inflation and the Group remains susceptible to increases in certain of its costs that are linked to the general price level in Russia. See “Risk Factors — Risks Relating to the Group’s Operations — The Group’s operating costs could increase significantly due to inflation or other factors, such as increased diesel fuel prices”.

Ore grade

Grade is a measurement of the metal content of ore. The grade of ore determines the cost of extracting precious metals from the ore. A lower grade ore (other factors being equal) means a higher cost per unit weight of extracted precious metal. Below a certain grade (the cut-off grade), ore becomes uneconomical to process. The ore grades of the mines owned by the Group vary. However, during the periods under review, the grades of ore at the majority of the Group’s mines have been declining. This decrease in ore grades has increased the Group’s cash cost of production and has partially offset the positive impacts of increases in production capacity and metal prices on the Group’s results.

Explanation of Key Income Statement Line Items

The following is a description of the Group’s key financial statement line items under IFRS and US GAAP. For more information on the accounting policies on the basis of which the consolidated financial statements of the Group are prepared, see “Critical accounting policies and estimates” below and the notes to the consolidated financial statements of the Group included elsewhere in this document.

Income statement line items

Revenue

The Group derives its revenue primarily from sales of precious metal, specifically gold, silver and copper. Revenue is determined by the Group’s production (which is influenced by the amount of ore mined, changes in average head grades, and the amounts of precious metal produced from processing), the price of precious metals and timing of sales and is a product of the volume of metal sold and the price at which it is sold. Revenue is presented in the consolidated statement of operations net of value added tax (“VAT”).

The Group sells gold and silver bullion to banks through long-term agreements. The sales price, as determined in the agreement, may be variable based upon the London Bullion Market Association (“LBMA”) spot price or fixed, but the Group’s policy is not to enter into fixed price contracts.

Since November 2009, the Group has also sold copper, gold and silver concentrate under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. Revenue for the sale of copper, gold and silver concentrate is recognised when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectability is probable. Concentrate sales are initially recorded based on forward prices for the expected date of final settlement. Revenue on provisionally priced copper, gold and silver concentrate sales is recorded on the date of shipment, net of refining and treatment charges, using the forward London Metal Bulletin (“LMB”) or London Metal Exchange (“LME”) price at the estimated final pricing date, adjusted for the specific terms of the relevant agreement. Until final settlement occurs, adjustments to revenue are made to take into account the changes in metal quantities upon receipt of new information and assay.

Cost of sales

Cost of sales represents cash operating costs and non-cash operating costs.

Cash operating costs comprise consumables and spare parts, labour costs, services and other expenses, purchases of ore from third parties and the payment of mining tax and other taxes (which are not income tax).

((1) Source: The Russian Federal State Statistics Service website: www.GKS.ru

Non-cash operating costs include depreciation on operating assets, rehabilitation expense, any changes in metal inventories (including write-down of inventories to lower of cost or market value) and other cost of sales.

Depreciation on operating assets is calculated using the units-of-production method based on the actual production for the period compared with total estimated proven and probable reserves.

General, administrative and selling expenses

General, administrative and selling expenses consist of costs related to head office operations of the Group and the local offices of the Group’s business units and include personnel costs, services (primarily auditing and consultancy fees), other materials and depreciation. In addition, the effect of the Group’s share-based compensation is reflected in the general, administrative and selling expenses. The Group has two share-based compensation arrangements which were implemented in the period. In 2008, the Group issued 5.5 million shares in JSC Polymetal at a price of 1 RUB per share to employees. The difference between RUB1 and the market price of a JSC and Polymetal Share was recognised as a non cash expense in the general, administrative and selling expenses. In addition, in 2010, the Group implemented a Programme which allowed the allocation to employees of rights to acquire Polymetal Shares for 1 RUB in 2013 or 2014 (see Share-based compensation below and Paragraph 6 Employee Share Plan of Part 13 “Additional Information” for details). The Group had the right to allocate rights to acquire up to 30 million Shares under the Programme. The rights were fully allocated by the date of this Additional Information Document. When the rights are allocated, the value of such rights are recognised as a non cash expense in general, administrative and selling expenses (See footnote 2 on page 145 for further details).

Other expenses

Other expenses consist of exploration expenses, taxes other than income tax, expenses related to social payments, housing and communal services, losses on disposal of property, plant and equipment, bad debt provisions, costs related to acquisitions and other expenses.

Exploration expenses consist of investment in geological survey work at operating mines and new exploration sites.

Share of loss of associates and joint ventures

Share of loss of associates and joint ventures represents losses from investments in subsidiary agreements, strategic alliances and joint ventures. The Group currently has joint ventures with AngloGold Ashanti Limited and JSC Ural-Polymetal.

Foreign exchange (loss)/gain

Foreign exchange (loss)/gain mainly represents the translation impact on the Group’s balance sheet from changes in currency exchange rates. For further discussion of this line item, see above “Factors Affecting Results of Operations — Currency translation”.

Finance income

Finance income includes interest income earned on cash and cash equivalents.

Finance costs

Finance costs include interest expense on borrowings, unwinding of borrowing discount and unwinding of the discount on decommissioning obligations. Interest expense on borrowings excludes borrowing costs included in the cost of certain assets of US$9.1 million, US$9.6 million and US$5.7 million during the years ended 31 December 2009 and 2010 and the half year ended 30 June 2011, respectively, which arose from the Group’s loans and credit. facilities and are calculated by applying a capitalisation rate of 13.41 per cent., 6.11 per cent. and 3.27 per cent, respectively, to expenditure on such assets.

Income tax expense

Income tax expense recognised under IFRS (or US GAAP) differs from the amount which would have been determined by applying the statutory rate of 20 per cent. for the Russian Federation and Kazakhstan to profit before income tax as a result of the application of relevant jurisdictional tax regulations, which disallow certain deductions included in the determination of accounting profit under IFRS (or US GAAP). These deductions include share-based compensation, social related expenditures and other non-production costs, certain general and administrative expenses, financing expenses, foreign exchange related and other costs.

Results of operations

The following table sets out, for the periods indicated, the Group’s consolidated income statement data.

Consolidated income statements data

Consolidated income statement data for the years ended 31 December 2009 and 2010 and for the six months ended 30 June 2010 and 2011 (prepared under IFRS).

	(prepared under IFRS)
	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
			(unaudited)
	(U.S. $ thousand)

Revenue	560,737	925,376	421,733	544,511
Cost of sales	(284,100)	(458,114)	(220,330)	(258,828)

Gross profit	276,637	467,262	201,403	285,683
General, administrative and selling expenses	(53,545)	(82,100)	(35,699)	(19,105)
Other expenses	(44,153)	(55,524)	(26,752)	—
Share of loss of associates and joint ventures	(342)	(1,170)	(675)	(410)

Operating profit	178,597	328,468	138,277	180,742
Income from disposal of subsidiaries	—	3,580	—	4,931
Bargain purchase gain	36,031	—	—	—
Foreign exchange (loss)/gain	7,869	(337)	(8,659)	43,897
Change in fair value of derivatives	(41,938)	(909)	(1,529)	(1,855)
Change in fair value of contingent consideration	(13,404)	(3,616)	(1,266)	(3,957)
Finance income	1,418	785	308	638
Finance costs	(44,380)	(21,541)	(9,412)	(13,668)

Profit before income tax	124,193	306,430	117,719	210,728
Income tax expense	(35,118)	(67,414)	(32,257)	(59,613)

Profit for the period and profit for the period attributable to the equity holders of the parent	89,075	239,016	85,462	151,115

Consolidated income statement data for the years ended 31 December 2008 and 2009 (prepared under US GAAP).

	Year ended	Year ended
	31 December 2008	31 December 2009
	(U.S. $ thousands)

Revenues	502,731	560,737
Cost of sales	(300,729)	(284,416)

Gross profit	202,002	276,321
General, administrative and selling expenses	(90,142)	(52,042)
Other operating expenses	(36,231)	(41,706)

Operating income	75,629	182,573
Interest expense, net of amounts capitalised	(20,675)	(32,515)
Loss from equity method investments	(8,393)	(342)
Loss on extinguishment of debt	—	(5,873)
Change in fair value of derivative financial instruments	—	(41,938)
Change in fair value of contingent consideration liability	—	(13,404)
Excess of fair value of acquired net assets over cost	840	36,031
Exchange (gain)/loss, net	(44,520)	7,869

Income before income tax	2,881	132,401
Income tax expense	(18,611)	(38,386)

Net (loss)/income	(15,730)	94,015

Results of operations for the six months ended 30 June 2010 and 2011 (prepared under IFRS)

Revenue

Revenue of the Group increased from US$421.7 million for the six months ended 30 June 2010 to US$544.5 million for the six months ended 30 June 2011. This increase was primarily the result of increases in gold and silver sales prices. Increases in the prices for the metals produced by the Group were offset to some extent by reduced production and sales of gold and silver by the Group in the first half of 2011 compared to the first half of 2010 as discussed above.

The following table shows the comparison for the six months ended 30 June 2011 to the six months ended 30 June 2010 for sales volumes, average price, and revenue generated by silver, gold, and copper sales:

	Six Months Ended 30 June 2010			Six Months Ended 30 June 2011
	Sales volume	Average price	Revenue	Sales volume	Average price	Revenue
			(US$ million)			(US$ million)

Gold	210 Koz	US$1,152/oz	241,816	188 Koz	US$1,434	269,532
Silver	9.5 Moz	US$17.5/oz	167,185	7.3 Moz	US$34.8	252,633
Copper	1,943t	US$6,278/t	12,199	2,728t	US$7,962	21,720

The share of the Group’s revenues derived from gold sales decreased from 57 per cent. in the six months ended 30 June 2010 to 49 per cent. in the first six months of 2011 due to a strong increase in the silver price compared to the gold price.

Cost of sales

The Group’s cost of sales increased by 18 per cent., from US$220.3 million for the six months ended 30 June 2010 to US$258.8 million for the six months ended 30 June 2011.

The following table shows the breakdown of cost of sales for the six months ended 30 June 2010 and 30 June 2011:

	Six months	Six months
	ended 30 June	ended 30 June
	2010	2011
	(U.S.$ millions)

Consumables and spare parts	62.1	101.6
Labour	34.8	68.1
Services and other expenses	58.2	92.8
Purchase of ore from third parties	2.7	9.3
Mining tax	25.8	40.5
Taxes, other than income tax	1.1	2.0
Total cash operating costs	184.5	314.2
Depreciation on operating assets	33.5	69.4
Rehabilitation expenses	1.4	2.1
Total cost of production	219.5	385.7
Increase in metal inventories	(11.5)	(129.7)
Write-down to net realisable value	11.9	2.2
Total change in metal inventories	0.4	(127.5)
Other cost of sales	0.4	0.6

Total(1)	220.3	258.8

(1)	Taking into account the effect of rounding.

Cash operating costs

Total cash operating costs grew from US$184.5 million for the six months ended 30 June 2010 to US$314.2 million for the six months ended 30 June 2011 or by 70 per cent. Russian rouble appreciation against the US dollar and domestic inflation were key contributors to the increase in total cash operating costs in the first half of 2011 compared to the first half of 2010.

The key drivers for this increase were as follows. Costs of consumables and spare parts grew 64 per cent. from US$62.1 million to US$101.6 million in the first half of 2011 compared to the first half of 2010, principally as a result of increased production. Most of the increase in production was generated at Omolon, Mayskoye and Albazino which have higher costs of production than the Group’s other operations. In addition a significant increase in diesel prices was a major factor in cost increases at remote mines which use diesel generators to generate power. Labour costs grew by 96 per cent from US$34.8 million in the first half of 2010 to US$68.1 million in the first half of 2011 principally as a result of a 15 per cent. increase in average wages in US dollar terms and a 30 per cent. increase in the number of employees involved in production, principally as a result of the start of commercial production at Omolon and Albazino (previously these costs were not included in costs of sales but instead were capitalised or included in other costs). The increase in average wages resulted from inflation offset by a weakening of the Russian rouble against the US dollar. Increases in electricity tariffs and consumption at Dukat, haulage costs at Dukat and Omolon and transportation costs at Albazino and Mayskoye resulted in a 59% increase in the cost of services and other expenses (from US$58.2 million to US$92.8 million). Purchases of third party ore at Dukat were stable in the two periods but at Varvara there was an approximately 230 per cent. increase in the amounts of third party ore purchased which resulted in a threefold increase in the costs of purchasing ore from third parties. In addition mining taxes grew from US$25.8 million to US$40.5 million as a result of the significant increases in metal prices. Taxes other than income tax, which include primarily ecological charges, water and land taxes and transport taxes, grew from US$1.1 million to US$2 million.

Depreciation on operating assets

Depreciation on operating assets increased by US$35.9 million, or 107 per cent.. The increase was almost exclusively as a result of the start up of the mines at Mayskoye, Albazino, Omolon and Goltsovoye. On commissioning, the value of these mines is recognised as an asset and depreciation starts to apply to the assets.

Increase in metal inventories

Metal inventory grew by US$118.2 million from US$11.5 million in the six months ended 30 June 2010 to US$129.7 million in the six months ended 30 June 2011 primarily due to the expansion of concentrate stockpiles at Albazino (awaiting the start up of the Amursk POX plant) and Dukat (as a result of the treatment of concentrate in transit to the off taker). In addition, ore stockpiles grew at Sopka Kvartsevaya because of the disruption to the winter road to Kubaka, and at Mayskoye and Avlayakan.

US$2.2 million of inventory was written off, mainly at Varvara and Dukat, in the first half of 2011. In the first half of 2010 US$13.5 million of inventory had been written off at Varvara which was offset by a US$1.6 million positive difference from excess inventory stock. The 2010 write off principally relates to ore stock piles which were accumulated before the Group acquired Varvara in 2009 and which the Group assessed in 2010 were not economic to process as a result of excessive dilution resulting in low grade. The write off in 2011 resulted from the Group’s assessment that part of the Group’s existing stockpiles of ore are not economic to process due to low grades resulting from dilution.

General, administrative and selling expenses

The following table shows the breakdown of general, administrative and selling expenses for the six months ended 30 June 2010 and 30 June 2011:

	Six months ended	Six months ended 30
	30 June 2010	June 2011
	(U.S. $ thousands)

Labour	26,056	38,135
Services	4,647	10,705
Share-based payments	—	28,997
Depreciation on non-operating assets	1,464	1,998
Other	3,532	5,591

Total	35,699	85,426

General, administrative and selling expenses increased by US$49.7 million, or 139 per cent., from US$35.7 million for the six months ended 30 June 2010 to US$85.4 million for the six months ended 30 June 2011. The increase was mostly driven by the non cash employee share-based compensation expense recognised in the period. Excluding the impact of share-based compensation, general, administrative and selling expenses grew by 58 per cent..

Personnel costs in general, administrative and selling expenses increased by 46 per cent. from US$26 million to US$38 million as overhead headcount increased substantially following the commissioning of Albazino and Omolon and the start of commercial mining at Mayskoye. Average wages also grew strongly outpacing inflation as competition for qualified management-level employees in the Russian mining industry intensified considerably following strong increases in gold and silver prices.

Services costs in general, administrative and selling expenses more than doubled from US$5 million to US$11 million as a result of increases in personnel transportation expenses and continuing spending on industrial safety services as well as to the cost of hiring consultants in preparation for full compliance with the London Stock Exchange premium listing requirements.

Other expenses

The following table shows the breakdown for the six months ended 30 June 2010 and 30 June 2011 of other expenses:

	Six months ended	Six months ended
	30 June 2010	30 June 2011
	(U.S. $ thousands)

Exploration expenses	3,101	3,946
Taxes, other than income tax	4,806	6,779
Omolon plan pre-commissioning expenses	7,228	—
Social payments	2,677	3,693
Housing and communal services	2,204	2,933
Loss on disposal of property, plant and equipment	2,438	1,804
Bad debt allowance	319	(422)
Other expenses/(income)	3,979	372

Total	26,752	19,105

Other expenses decreased by 29 per cent., or US$7.7 million, from US$26.8 million for the six months ended 30 June 2010 to US$19.1 million for the six months ended 30 June 2011. This decrease was primarily due to the non-recurrence of the Omolon pre-commissioning expenses.

Taxes, other than income tax (mostly property tax) increased 41 per cent. as the Group’s asset base expanded and assets including Mayskoye, Albazino, Omolon and Goltsovoye were transferred from the construction-in-progress category to the assets-in-use category. Exploration expenses grew by 27 per cent. as compared to the first half of 2010 as the Group increased investments in green-field exploration. Voluntary social payments also increased from US$2.7 million to US$3.7 million as the Group expanded its social programs in regions where it started to operate, particularly Mayskoye, Omolon and Amursk.

Operating profit

For the reasons discussed above, operating profit increased by US$42.5 million from US$138.3 million for the six months ended 30 June 2010 to US$180.7 million for the six months ended 30 June 2011. The operating margin remained flat at 33 per cent.

Income from disposal of subsidiaries

A US$4.9 million gain was recorded in the six months ended 30 June 2011, in relation to the disposal of the Bulur coal deposits.

Foreign exchange (loss)/gain

The Group recognized a foreign exchange loss of US$8.7 million for the six months ended 30 June 2010 as compared to a foreign exchange gain of US$43.9 million for the six months ended 30 June 2011. The gain in the six months ended 30 June 2011 reflected the 10 per cent. appreciation of the Russian rouble against the US dollar in the first half of 2011.

Change in fair value of derivatives

Change in fair value of derivatives moved from a loss of US$1.5 million for the six months ended 30 June 2010 to a loss of US$1.9 million for the six months ended 30 June 2011. The derivatives to which those losses relate were forward purchase contracts acquired by the Group when it acquired Varvara. These forward sales contracts were terminated in April 2011.

Change in fair value of contingent consideration

In the first half of 2011, the Group recorded US$4 million in expenses to account for a change in the fair value of contingent consideration liabilities (in the first half of 2010, these expenses accounted for US$1.3 million). The contingent liabilities stem from perpetual quarterly payment obligations entered into as part of the acquisition of Kubaka in 2008 which the Group is liable to make (equal to 2 per cent. of revenue from the deposits acquired as part of the acquisition of Kubaka), and from the deferred consideration of up to US$12 million (contingent on and calculable by reference to future prices of gold and copper) payable in connection with the acquisition of Varvara in 2009. In the first half of 2010 and the first half of 2011 the assumptions concerning future gold and copper prices were modified on the back of increasing spot prices, which increased the estimated value of the contingent liabilities. The resulting change in the fair value of the contingent liabilities appears as an expense in the Group’s income statement. On 20 September 2011, the Group paid US$5.5 million to the seller of Varvara in settlement of the deferred consideration obligations relating to Varvara.

Finance costs

Net finance costs increased by US$3.9 million from US$9.1 million for the six months ended 30 June 2010 to US$13.0 million for the six months ended 30 June 2011 primarily because of an increase in gross debt and because a smaller portion of interest expense was capitalised. Falling interest rates offset this increase to some extent.

Profit before income tax

For the reasons discussed above, profit before income tax increased by US$93.0 million from US$117.7 million for the six months ended 30 June 2010 to US$210.7 million for the six months ended 30 June 2011.

Income tax expense

Income tax expense increased by US$27.3 million from US$32.3 million for the six months ended 30 June 2010 to US$59.6 million for the six months ended 30 June 2011. The increase was primarily due to the increase in profit before tax discussed above. The effective rate of tax for the first half of 2011 and 2010 was 28 per cent. and 27 per cent. respectively. The reason the Group’s effective rate of tax is above the 20 per cent. statutory rate is because a significant portion of the Group’s costs in the first half of 2011 and 2010 were incurred by subsidiaries which are not generating any taxable income and so their costs were not tax deductible.

Profit for the period and profit for the period attributable to the equity holders of the parent

For the reasons discussed above, profit for the period and profit for the period attributable to the equity holders of the parent increased by US$65.7 million from US$85.5 million for the six months ended 30 June 2010 to US$151.1 million for the six months ended 30 June 2011.

Adjusted EBITDA

Adjusted EBITDA increased by US$60.6 million from US$188.4 million in the six months ended 30 June 2010 to US$249.0 million in the six months ended 30 June 2011. This increase was primarily due to increases in average realised gold and silver prices which resulted in revenue increasing faster than cash costs.

Co-product total cash cost per gold equivalent ounce

Grade dynamics, ruble appreciation, domestic inflation, increasing diesel fuel prices and spiking commodity prices were the key factors driving cash costs trends at the Group’s mines in the first half of 2011.

Ramping-up the Omolon operation and the decline in grades at some of the Group’s other mines led the Group’s overall co-product total cash costs per gold equivalent ounce to increase by 23 per cent. to US$671 in the first half of 2011 compared to US$544 in the same period in 2010. Without taking into account Omolon, co-product total cash costs per gold equivalent ounce increased to US$624.

In 2011 the Group expects costs at established mines to be impacted mostly by three factors: grade dynamics, domestic inflation in Russia and the price of diesel fuel.

Results of operations for the years ended 31 December 2009 and 2010 (prepared under IFRS)

Revenue

Revenue of the Group increased by 65 per cent. from US$560.7 million for the year ended 31 December 2009 to US$925.4 million for the year ended 31 December 2010. This increase was primarily the result of growth in the volume of gold sales by the Group and rising gold and silver prices.

The following table shows the comparison for the years ended 31 December 2010 and 2009 for sales, average price and revenue generated by silver, gold, and copper:

	Year ended 31 December 2009				Year ended 31 December 2010
	Sales				Sales
	volume	Average price		Revenue	volume	Average price		Revenue
				(US$ millions)				(US$ millions)

Gold	312 Koz	US$	983 /oz	306.6	440 Koz	US$	1,232 /oz	542.1
Silver	16.5 Moz	US$	14.7 /oz	241.9	18.0 Moz	US$	19.6 /oz	352.7
Copper	1,053 t	US$	7,210 /t	7.6	3,991 t	US$	7,306 /t	29.2

Gold sales volume increased by 41 per cent. from 312 Koz in the year ended 31 December 2009 to 440 Koz in the year ended 31 December 2010 due to the expansion of the Group’s operations. The average realised gold price rose by 25 per cent. to US$1,232.1/oz. The increase in both volume of gold sold and the average gold price resulted in an increase in gold sales revenue of US$235.5 million, or 77 per cent., from US$306.6 million for the year ended 31 December 2009 to US$542.1 million for the year ended 31 December 2010.

Silver sales volume increased by 9 per cent. from 16.5 Moz in the year ended 31 December 2009 to 18.0 Moz in the year ended 31 December 2010. The average realised silver price rose by 33 per cent. to US$19.6/oz for the year ended 31 December 2010 from US$14.7/oz for the year ended 31 December 2009. The increase in both volume of silver sold and the average silver price resulted in an increase in silver sales revenue of US$110.8 million, or 46 per cent., from US$241.9 million for the year ended 31 December 2009 to US$352.7 million for the year ended 31 December 2010.

Copper concentrate revenue from Varvara mine amounted to US$29.2 million for the year ended 31 December 2010, an increase of US$21.6 million, or 284 per cent., from the US$7.6 million in revenue for the year ended 31 December 2009. The increase results from the fact that Varvara was acquired by the Group in October 2009 and so the results for 2009 only include two months of copper sales from Varvara.

Cost of sales

The Group’s cost of sales increased by 61 per cent. from US$284.1 million for the year ended 31 December 2009 to US$458.1 million for the year ended 31 December 2010. This increase was due to several factors linked to the general expansion of operations. Expansions at Dukat and Voro, the start-up of full-scale processing at the Kubaka mill, partial processing at the Birkachan heap leach and the first full-year contribution from the Varvara mine resulted in significant increases in volumes of ore mined (92 per cent.) and ore processed (65 per cent.) and as a result, the costs associated with the increased production. Domestic inflation in Russia (which was 8.8 per cent. in 2010), the appreciation of the Russian rouble against the US dollar (4 per cent. in 2010) and a significant increase in the price of oil (28 per cent. from US$61/bbl in 2009 to US$78/bbl in 2010) were other major factors behind the increase in operating expenses. Increases in oil prices in particular drove increases in the costs of diesel fuel and transportation services.

The following table shows the breakdown of cost of sales for the years ended 31 December 2010 and 2009:

	Year ended	Year ended
	31	31
	December	December
	2009	2010
	(U.S.$ millions)

Consumables and spare parts	92.5	147.1
Labour	56.7	78.0
Services and other expenses	70.4	122.3
Purchase of ore from third parties	4.6	11.2
Mining tax	33.7	57.2
Taxes, other than income tax	0.3	0.4
Total cash operating costs	257.9	415.9

Depreciation on operating assets	50.4	75.7
Rehabilitation expenses	1.8	2.9
Total cost of production	310.1	494.4
Increase in metal inventories	(28.8)	(53.2)
Write-down to net realisable value	1.0	15.3
Total change in metal inventories	(27.8)	(37.8)
Other cost of sales	1.8	1.5

Total(1)	284.1	458.1

(1)	Taking into account the effect of rounding.

Cash operating costs

Total cash operating costs increased by US$158 million or 61 per cent. from US$257.9 million for the year ended 31 December 2009 to US$415.9 million for the year ended 31 December 2010. This increase was primarily the result of increased expenditure related to the Group’s expansion.

The key drivers for this increase were as follows. The Group’s costs of consumables and spare parts increased from US$56.7 million in 2009 to US$78 million in 2010 due to a significant increase in production volumes coupled with rising prices of diesel fuel and significant increases in the prices for other key consumables, most importantly steel grinding media, steel mill liners and zinc dust. Labour costs increased from US$56.7 million in 2009 to US$78.0 million in 2010 as headcount increased, reflecting the expansion in the Group’s operations. Wages are denominated in Russian roubles and rose in line with Russian domestic inflation by approximately 8.8 per cent. in 2010. In addition, the rouble appreciated against the US dollar by 4 per cent. over the full year 2010 resulting in higher labour and social security costs as expressed in US dollars. Services and other expenses increased from US$70.4 million in 2009 to US$122.3 million in 2010 reflecting the increased level of outsourced services procured by the Group for repair, maintenance and ore transportation at the mines. The increase in services and other costs was also driven by increases in tariffs charged by Russian railways and grid power tariffs at Dukat and Voro during the period. Purchases of ore from third parties more than doubled from US$4.6 million for the year ended 31 December 2009 to US$11.2 million in the year ended 31 December 2010 as a result of the purchase of ore at Varvara. In 2009 ore had only been purchased at Dukat. In 2010 purchases at Dukat reduced by two thirds.

Mining taxes in the year ended 31 December 2010 increased by 70 per cent. compared to the year ended 31 December 2009 due to gold production growth and the significant rises in gold and silver prices.

Depreciation on operating assets

Depreciation on operating assets increased by US$25.3 million, or 59 per cent. from US$50.4 million for the year ended 31 December 2009 to US$75.7 million for the year ended 31 December 2010. This increase was primarily due to significant expansion in the Group’s fixed assets base and a 92 per cent. increase in ore mining volumes which led to an increase in unit-of-production depreciation.

Increase in metal inventories

Total change in metal inventory grew by US$10.0 million, from US$27.8 million for the year ended 31 December 2009 to US$37.8 million for the year ended 31 December 2010. This growth was due to the continuing stockpiling of ore mined at Sopka, Birkachan, and Albazino ahead of future processing. The increase in inventory was offset by a write-down of US$15.3 million, relating to the carrying value of low-grade ore deemed uneconomic and obsolete inventory (principally comprising the write down of inventory of US$13.5 million at Varvara described above).

General, administrative and selling expenses

The following table shows the breakdown of general, administrative and selling expenses for the years ended 31 December 2009 and 31 December 2010:

	Year ended	Year ended
	31 December	31 December
	2009	2010
	(U.S. $ thousands)

Labour	36,304	42,745
Services	9,651	20,540
Share based compensation	—	7,896
Depreciation on non-operating assets	1,417	2,005
Other	6,173	8,914

Total general administrative and selling expenses	53,545	82,100

General administrative and selling expenses increased by US$28.6 million, or 54 per cent., from US$53.5 million for the year ended 31 December 2009 to US$82.1 million for the year ended 31 December 2010. The increase was primarily due to a significant expansion in the Group’s scope of operations, which resulted in increased labour and services expense and non-cash employee share-based compensation expense of US$7.9 million recorded in 2010.

Other expenses

The following table shows the breakdown of other expenses for the years ended 31 December 2009 and 31 December 2010:

	Year ended	Year ended
	31 December	31 December
	2009	2010
	(U.S. $ thousands)

Exploration expenses	8,596	8,105
Taxes (other than income tax)	7,478	14,467
Omolon plan pre-commissioning expenses	—	7,156
Social payments	4,372	6,468
Housing and communal services	1,864	4,269
Loss on disposal of property, plant and equipment	7,235	6,296
Bad debt allowance	2,993	2,333
Acquisition related costs	2,440	—
Other expenses/(income)	9,175	6,430

Total other expenses	44,153	55,524

Other expenses increased by 26 per cent., or US$11.3 million, from US$44.2 million for the year ended 31 December 2009 to US$55.5 million or the year ended 31 December 2010. The increase was primarily due to the factors set out below. First, taxes, other than income tax, nearly doubled as a result of the expansion of the Group’s asset base which resulted in assets being commissioned and so becoming subject to property tax. Second, voluntary social payments increased by 48 per cent. in the same period as the Group re-activated programs put on hold in the aftermath of the financial crisis and added new ones at Varvara, Omolon, and Amursk. Third, in 2010 the Group incurred pre-commissioning expenses in relation to Omolon. Finally, commissioning assets and commencing operations led to an increase in housing and communal service expenses.

Share of loss of associates and joint ventures

Share of loss of associates and joint ventures increased by US$0.9 million from US$0.3 million for the year ended 31 December 2009 to US$1.2 million for the year ended 31 December 2010. This increase was primarily due to an increase in the losses incurred in 2010 by the Group’s joint venture with AngloGold Ashanti Limited which pursues development projects in Russia.

Operating profit

For the reasons discussed above, operating profit increased by US$149.9 million, or 84 per cent., from US$178.6 million for the year ended 31 December 2009 to US$328.5 million for the year ended 31 December 2010.

Operating margin was 32 per cent. for the year ended 31 December 2009 compared to 35 per cent. for the year ended 31 December 2010.

Bargain purchase gain

The bargain purchase gain of US$36.0 million for the year ended 31 December 2009 represented a gain related to the acquisition in October 2009 of Kvartsevyi Mine LLC for cash consideration of US$3.4 million and 10,000,000 of Polymetal’s GDR’s which were valued on the acquisition date at US$90.6 million. The fair value of net assets acquired amounted to US$130.0 million, resulting in a gain of £36.0 million which was recognised in the income statement.

Foreign exchange (loss)/gain

The Group recognised a foreign exchange gain of US$7.9 million for the year ended 31 December 2009 as compared to a foreign exchange loss of US$0.3 million for the year ended 31 December 2010. The gain in 2010 reflected the appreciation of the Russian rouble against the US dollar in 2010, while the loss in 2009 reflected the depreciation of the Russian rouble against the US dollar in 2009.

Change in fair value of derivatives

The Group recognised negative changes in the fair value of derivatives of US$41.9 million for the year ended 31 December 2009 and US$0.9 million for the year ended 31 December 2010. The negative change in 2009 stemmed from the option granted by the Group to co-investors in the Mayskoye acquisition to select either cash or a fixed number of Polymetal shares as payment for their 91 per cent. stake in the legal entity holding the licence for the Mayskoye deposit. The option granted was valued as at the grant date and was included in the purchase consideration. As the Group’s share price rose over the period, the value of the option increased. The option was exercised in October 2009 resulting in an expense of US$39.6 million being recognised during the year.

Change in fair value of contingent consideration

The Group recognised negative changes in the fair value of contingent consideration of US$13.4 million for the year ended 31 December 2009 and US$3.6 million for the year ended 31 December 2010. In each year the value of the contingent liabilities which stem from the value of the deferred payments relating to the acquisitions of Kubaka and Varvarinskoye described above increased reflecting changes to the Group’s assumptions concerning future gold and copper prices.

Finance cost

Finance cost decreased by US$22.9 million, or 52 per cent., from US$44.4 million for the year ended 31 December 2009 to US$21.5 million for the year ended 31 December 2010. This decrease was primarily due to a reduction in interest rates on the Group’s indebtedness.

Profit before income tax

For the reasons discussed above, profit before income tax increased by US$182.2 million, or 147 per cent., from US$124.2 million in the year ended 31 December 2009 to US$306.4 million in the year ended 31 December 2010.

Income tax expense

Income tax expense increased by US$32.3 million, or 92 per cent., from US$35.1 million for the year ended 31 December 2009 to US$67.4 million for the year ended 31 December 2010. The increase was primarily due to the increased profit before tax discussed above. The effective income tax rate declined to 22 per cent. (from 28 per cent. in 2009). The 29 per cent. effective rate of income tax in 2009 reflected a number of non-deductible costs, in particular changes in the fair value of derivatives.

Profit for the period and profit for the period attributable to the equity holders of the parent

For the reasons discussed above, profit for the period and profit for the period attributable to the equity holders of the parent increased by US$149.9 million from US$89.1 million in the year ended 31 December 2009 to US$239.0 million in the year ended 31 December 2010.

Adjusted EBITDA

Adjusted EBITDA increased by US$181.5 million, or 75 per cent. from US$243.4 million in the year ended 31 December 2009 to US$424.9 million in the year ended 31 December 2010. This increase was primarily due to increases in average realised gold and silver prices and gold sales volume, which resulted in revenue increasing faster than costs.

Co-product total cash cost per gold equivalent ounce

In 2010 the co-product total cash costs per gold equivalent ounce of the Group increased as a result of grade, domestic inflation and increasing diesel costs to US$576 (or by 18 per cent.).

Results of operations for the years ended 31 December 2008 and 2009 (prepared under US GAAP)

Revenues

Revenue of the Group increased 12 per cent., from US$502.7 million for the year ended 31 December 2008 to US$560.7 million for the year ended 31 December 2009. This increase was primarily the result of growth in gold sales volumes and gold price increases, which more than compensated for the slight decline in silver sales volumes.

The following table shows the comparison of sales, average price and revenue generated by silver, gold, and copper for the years ended 31 December 2008 and 2009:

	Year ended 31 December 2008				Year ended 31 December 2009
	Sales				Sales
	volume	Average price		Revenue	volume	Average price		Revenue
				(US$ millions)				(US$ millions)

Gold	280 Koz	US$	871/oz	243.8	312.2 Koz	US$	983 /oz	306.6
Silver	17.4 Moz	US$	14.7 /oz	255.2	16.5 Moz	US$	14.7 /oz	241.9
Copper	—		—	—	1,053 t	US$	7,210 /t	7.6

Gold sales volumes increased by 11 per cent. in the year ended 31 December 2009 to 312Koz from 280Koz in the year ended 31 December 2008. The average realised gold price in 2009 rose by 13 per cent. to US$983/oz. This led to an increase of gold revenues of US$62.8 million, or 26 per cent., from US$243.8 million in the year ended 31 December 2008 to US$306.6 million in the year ended 31 December 2009.

The average realised silver price in 2009 remained flat at US$14.7/oz. Silver sales volumes decreased by 5 per cent. from 17.4Moz in the year ended 31 December 2008 to 16.5Moz in the year ended 31 December 2009. This led to a decrease of silver revenues of US$13.3 million, or 5 per cent., from US$255.2 million in the year ended 31 December 2008 to US$241.9 million in the year ended 31 December 2009.

In the year ended 31 December 2009, the Group’s results included revenue from two months of copper concentrate sales from the Varvara mine which amounted to US$7.6 million. Other revenues for 2009 were US$4.7 million, or approximately 1 per cent. of total sales.

Cost of sales

The Group’s cost of sales decreased by 6 per cent., from US$300.7 million in the year ended 31 December 2008 to US$284.4 million in the year ended 31 December 2009.

The following table shows the breakdown of cost of sales for the years ended 31 December 2008 and 31 December 2009:

	Year ended	Year ended
	31 December	31 December
	2008	2009
	(U.S.$ millions)

Consumables and spare parts	97.9	92.5
Labour	58.0	56.7
Services and other costs	62.1	70.4
Purchase of ore from a third party	—	4.6
Mining tax	30.0	33.7
Total cash operating costs	247.9	257.9
Depreciation and depletion of operating assets	46.6	43.9
Accretion of reclamation and mine closure obligation	1.4	2.9
Total costs of production	295.9	304.7
Increase in metal inventory	(10.6)	(24.7)
Effect of change in accounting estimates	2.6	—
Write-down of inventory to lower of cost or market	10.6	2.6
Total change in metal inventory	2.6	(22.1)
Cost of other sales	2.3	1.8

Total[1]	300.7	284.4

(1)	Taking into account the effect of rounding.

Total cash operating costs grew by 4 per cent., from US$247.9 million in the year ended 31 December 2008 to US$257.9 million in the year ended 31 December 2009. The increase in cash operating costs in 2009 was partially offset by the depreciation of the Russian rouble against the US dollar over the period.

The Group’s costs of consumables and spare parts decreased by 6 per cent. in 2009 compared to 2008 as a result of price reductions for materials bought in Russia with the largest benefit coming from reductions in diesel fuel prices. Labour costs decreased by 2 per cent. in 2009 compared to 2008. Headcount increased by roughly 15 per cent. in 2009 compared to 2008 and Russian rouble-denominated wages rose modestly, but these trends were more than compensated by 28 per cent. depreciation of the Russian rouble versus the US dollar in 2009. Services and other costs increased by 13 per cent. in 2009 compared to 2008 mostly driven by rapid growth in grid power tariffs as well as by significant increases in tonnages of ore hauled by contractors. There were no purchases of ore from third parties in 2008 but in 2009 US$4.6 million of ore was purchased for processing at Dukat. Mining tax increased by 12 per cent. in 2009 compared to 2008 as a result of gold production growth and the rise in the gold price.

Depreciation and depletion of operating assets

Depreciation and depletion of operating assets decreased by 6 per cent., as the impact of Russian rouble depreciation was partially off set by a significant expansion in the Group’s fixed assets base.

Increase in metal inventories

Metal inventory grew by US$14.1 million, from US$10.6 million in the year ended 31 December 2008 to US$24.7 million in the year ended 31 December 2009, as ore continued to be stockpiled ahead of future processing at Omolon and Dukat, whilst Yuryevskoye ore awaited a winter road for transportation to the processing plant. In 2008 the Group wrote down US$10.6 million of carrying value for low-grade ore at Khakanja. In the year ended 31 December 2009 the Group wrote off US$2.6 million of inventory due to the market value of some inventory items declining below book value.

General, administrative and selling expenses

The following table shows the breakdown of general, administrative and selling expenses for the years ended 31 December 2008 and 31 December 2009:

	Year ended	Year ended
	31 December	31 December
	2008	2009
	(U.S. $ thousands)

Labour	31,991	31,808
Services	17,270	9,354
Share-based payments	31,902	—
Other	8,979	10,880

Total	90,142	52,042

General, administrative and selling expenses decreased by US$38.1 million, or 42 per cent., from US$90.1 million in the year ended 31 December 2008 to US$52.0 million in the year ended 31 December 2009. The decrease was primarily due to a non-cash employee share-based payment expense of US$31.9 million recorded in 2008. In 2008, the Group sold 5.5 million shares for 1 RUB each (US$0.03). More than 300 employees received shares.

Excluding the effect of the stock option plan, general, administrative and selling expenses declined by 12 per cent. in the year ended 31 December 2009 compared to 2008. Employee overhead headcount and utility usage increased by roughly 20 per cent. during 2009 as a result of expenditures at newly acquired assets and progress at key development projects. However, Russian rouble depreciation and strict rationing of non-essential outsourcing led to personnel costs staying roughly flat and services costs declining by 45 per cent. in the year ended 31 December 2009 compared to 2008. Other general, administrative and selling expenses increased by 21 per cent. during the year ended 31 December 2009, mostly due to new development projects (Mayskoye and Omolon).

Other operating expenses

The following table shows the breakdown of other operating expenses for the years ended 31 December 2008 and 31 December 2009:

	Year ended	Year ended
	31 December	31 December
	2008	2009
	(U.S. $ thousands)

Taxes, other than income tax	6,151	7,478
Exploration expenses	11,123	8,596
Social payments	7,723	4,372
Housing and commercial services	—	1,864
Loss on disposal of property, plant and equipment	4,624	3,401
Bad debt allowance	1,135	2,993
Acquisition related cost	1,984	2,440
Other expenses	3,491	10,562

Total	36,231	41,706

Other operating expenses increased by 15 per cent., or US$5.5 million, from US$36.2 million in the year ended 31 December 2008 to US$41.7 million in the year ended 31 December 2009. Taxes other than income tax (mostly property taxes) increased by 40 per cent. as the Group’s asset base expanded and more assets were transferred from the construction-in-progress category to the assets-in-use category. The bad debt allowance almost tripled as some supplier prepayments were deemed unrecoverable due to the financial distress of some counterparties. Other expenses increased significantly in 2009 principally due to the payment of fines to suppliers to Mayskoye (after certain contracts were severed due to the change of project scope), an increase in directors’ remuneration and write-offs of unrecoverable VAT. These increases were partially offset by a decrease in exploration expenses of 23 per cent., resulting from reduced investment in the aftermath of the financial crisis to preserve cash, and a decline in social payments of 43 per cent. as a result of certain programmes being put on hold because of the financial crisis, as well as depreciation of the Russian rouble against the US dollar.

Operating income

For the reasons discussed above, operating income increased by US$107.0 million, or 142 per cent., from US$75.6 million in the year ended 31 December 2008 to US$182.6 million in the year ended 31 December 2009.

Operating margin was 15 per cent. in the year ended 31 December 2008, compared to 33 per cent. in the year ended 31 December 2009.

Interest expense, net of amounts capitalised

Interest expense, net of amounts capitalised, increased by US$11.8 million from US$20.7 million in the year ended 31 December 2008 to US$32.5 million for the year ended 31 December 2009. This increase was primarily due to the significant increase in the amount of the Group’s debt.

Loss from equity method investments

Loss from equity method investments decreased by US$8.1 million, from US$8.4 million in the year ended 31 December 2008 to US$0.3 million in the year ended 31 December 2009. This decrease was primarily due to the write-off of exploration costs related to the joint venture with AngloGold Ashanti Limited in 2008.

Loss on extinguishment of debt

The Group recognised a loss on extinguishment of debt of US$5.9 million in the year ended 31 December 2009.

At the time of acquisition, Mayskoye had a loan of US$24.9 million from a third party. The loan was created when Bakersfield, an unrelated third party, purchased a receivable from the Mayskoye entity. The receivable had a nominal value of US$30.8 million, but was valued at below par at the time of purchase price allocation by the Group, as the interest rate on the loan was lower than the prevailing market rates. The Group settled the loan at its full value of US$30.8 million during the year ended 31 December 2009, with the difference between the amount paid and the recorded loan amount (US$5.9 million) being recognised as a non-cash loss.

Change in fair value of derivative financial instruments

The Group recognised a negative change in fair value of derivative financial instruments of US$41.9 million in the year ended 31 December 2009 primarily due to the recognition of the call option relating to the Mayskoye acquisition described above.

Change in fair value of contingent consideration liability

The Group recognised a change in fair value of contingent consideration liability resulting in an expense of US$13.4 million in the year ended 31 December 2009. The change resulted from the modification of certain assumptions for calculation of the contingent consideration due in connection with the Kubaka acquisition, based on changes in gold prices and expected production schedules as described above.

Excess of fair value acquired net assets over cost

The Group recognised a gain in the excess of fair value acquired net assets over cost of US$36.0 million for the year ended 31 December 2009. This gain was due to the fair value of the assets of Kvartsevyi Mine LLC which was acquired by the Group in 2009 exceeding the purchase price paid for Kvartsevyi Mine LLC as discussed above.

Exchange (gain)/loss, net

The Group recognised an exchange loss of US$44.5 million in the year ended 31 December 2008 as compared to an exchange gain of US$7.9 million in the year ended 31 December 2009. The loss in 2008 reflected the value of the Russian rouble against the US dollar in 2008. The gain in 2009 was primarily due to exchange gains on loans of Mayskoye which were consolidated into the Group’s balance sheet in April 2009 and appreciation of the Russian rouble against the US dollar in the second half of 2009.

Income tax expense

Income tax expenses increased by US$19.8 million from US$18.6 million in the year ended 31 December 2008 to US$38.4 million in the year ended 31 December 2009. The increase was primarily due to expansion of the Group’s operations. The effective rate of income in 2009 was 28 per cent.

Net income

For the reasons discussed above, net income increased by US$109.7 million from a loss of US$15.7 million in the year ended 31 December 2008 to US$94.0 million in the year ended 31 December 2009. However, US$36 million of this increase was the non cash gain recognised in relation to the acquisition of Kvartsevyi Mine LLC.

Adjusted EBITDA and co product total cash costs

Adjusted EBITDA increased by US$79.1 million, or 49 per cent., from US$162.9 million in the year ended 31 December 2008 to US$242.0 million in the year ended 31 December 2009. This increase was primarily due to increases in the average realised gold price and sales volumes, together with declines in cost of sales and general, administrative and selling expenses.

Co-product total cash cost per gold equivalent ounce

Over the year the co-product total cash cost per gold equivalent ounce increased to US$500 compared to US$476 in 2008.

Financial performance by segment/operational unit

The analysis below relates to the Group’s Dukat, Omolon, Voro, Khakanja and Varvara segments. It does not include analysis of the Group’s Amursk POX hub and Mayskoye segments because these were not operational in the periods to 30 June 2011.

Dukat

The following table shows certain data for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2011 relating to the Dukat segment:

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
		(U.S. $ thousands except as noted)

Revenue from external customers	257,450	345,457	172,380	231,381
Intersegment revenue	115	116	71	1,115
Adjusted EBITDA	105,989	153,932	73,397	125,030
Co-product total cash cost in US$ per silver equivalent ounce	7.8	10.2	9.6	15.2

The Dukat segment consists of the Omsukchan concentrator which processes ore produced at the Dukat and Goltsovoye mines and the Lunnoye processing plant, which processes ore from the Lunnoye and Arylakh mines, as well as concentrate produced at the Omsukchan concentrator.

Revenue for the Dukat segment increased by US$59.0 million, or 34 per cent., from US$172.4 million in the six months ended 30 June 2010 to US$231.4 million in the six months ended 30 June 2011. Revenue for the Dukat segment increased by US$88.0 million, or 34 per cent., from US$257.5 million in the year ended 31 December 2009 to US$345.5 million in the year ended 31 December 2010. In both periods, the increase was primarily due to higher realized gold and silver prices.

Adjusted EBITDA for the Dukat segment increased by US$51.6 million, or 70 per cent., from US$73.4 million in the six months ended 30 June 2010 to US$125 million in the six months ended 30 June 2011. This increase was primarily due to increases in average realised silver and gold prices. Adjusted EBITDA for the Dukat segment increased by US$47.9 million, or 45 per cent., from US$106 million in the year ended 31 December 2009 to US$153.9 million in the year ended 31 December 2010. This increase was primarily due to Russian rouble inflation and domestic Russian inflation as well as the increase in the scope of operations at the Dukat operational unit including increased underground development and expansion of the processing capacity at the Omsukchan concentrator.

Dukat co-product total cash cost per silver equivalent ounce produced jumped 59 per cent. to US$15.2 in the first half of 2011 compared to US$9.6 in the first half of 2010 as a result of declining grades, declining silver recoveries, geotechnical issues at Lunnoye and higher royalties. For the year 2010 the increase in co-product total cash cost per silver equivalent ounce was 32 per cent. to US$10.2 compared to US$7.8 in 2009 as a result of declining grades and recoveries.

Omolon

The following table shows certain data for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 relating to the Omolon segment:

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
		(U.S. $ thousands except as noted)

Revenue from external customers	1,107	24,649	—	22,006
Intersegment revenue	—	—	—	—
Adjusted EBITDA	(5,723)	(8,202)	(11,379)	(8,414)
Co-product total cash cost in US$ per gold equivalent ounce	—	1,168	—	1,834

The Omolon segment consists of the Kubaka processing plant, which processes ore from the Sopka Kvartsevaya and Birkachan mines, and the Birkachan heap leach operation which processes ore from the Birkachan mine.

The Group’s operations at Omolon commenced in the second half of 2009 when the Group carried out a trial heap leach at Birkachan which resulted in revenue of US$1.1 million in the second half of 2009. This heap leach was not operational in the first half of 2010 but in the second half of 2010 ore processing at the Birkachan heap leach facility recommenced, after the winter, and the Kubaka plant started up. This led to significant volumes of precious metals being produced resulting in US$24.6 million of revenues for 2010. In the first half of 2011 Omolon produced US$22 million of revenue.

Prior to 2011 this segment had negative Adjusted EBITDA because it was in start up phase. In 2010 commercial production commenced at Omolon. Low grade stockpiled ore was processed with the result that the co-product total cash cost per gold equivalent ounce was higher than Group and industry averages at US$1,168. Co-product total cash costs per gold equivalent ounce at Omolon were US$1,834 in the first half of 2011. This is significantly above the Group’s and the industry average and results from the fact that the gold production volumes have not yet reached the levels which the Kubaka plant is designed to process.

Voro

The following table shows certain data for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 relating to the Voro segment:

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
		(U.S. $ thousands except as noted)

Revenue from external customers	154,446	213,906	101,482	106,316
Intersegment revenue	169	310	195	290
Adjusted EBITDA	90,329	131,349	66,860	64,877
Co-product total cash cost in US$ per gold equivalent ounce	357	457	373	530

The Group’s operations at Voro centre around the Voro, Degtyarskoye and Fevralskoye mines which are located in the Sverdlovsk region of central Russia.

Revenue for the Voro segment increased by US$4.8 million, or 4.8 per cent., from US$101.5 million in the six months ended 30 June 2010 to US$106.3 million in the six months ended 30 June 2011. This increase was primarily due to increases in the realised gold price. Revenue for the Voro segment increased by US$59.5 million, or 38 per cent., from US$154.4 million in the year ended 31 December 2009 to US$213.9 million in the year ended 31 December 2010. This increase was primarily due to the increase in the realised gold price and gold production in the year ended 31 December 2010 driven by the commencement of the processing feed in Degtyarskoe in January 2010.

Adjusted EBITDA for the Voro segment remained relatively stable, at US$66.9 million in the six months ended 30 June 2010 compared to US$64.6 million in the six months ended 30 June 2011, reflecting stable production. Adjusted EBITDA for the Voro segment increased by US$41.0 million, or 45 per cent., from US$90.3 million in the year ended 31 December 2009 to US$131.3 million in the year ended 31 December 2010. This increase was primarily due to an increase in gold production and sales volumes.

Co-product total cash cost per gold equivalent ounce produced at Voro increased 42 per cent. in the first half of 2011 compared to the first half of 2010 to US$530 as grades and recoveries declined and a significant proportion of the gold mined in the period was tied up in work-in-progress at the CIP plant. In 2010 the co-product total cash cost per gold equivalent ounce was US$457, an increase of 28 per cent. on 2009 which resulted from significant grade reductions in the heap leach operation at Voro.

Khakanja

The following table shows certain data for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 relating to the Khakanja segment:

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
		(U.S. $ thousands except as noted)

Revenue from external customers	122,691	215,300	92,981	99,497
Intersegment revenue	460	57	335	131
Adjusted EBITDA	59,171	119,831	45,931	53,848
Co-product total cash cost in US$ per gold equivalent ounce	436	496	521	617

The Khakanja operating unit consists of the Khakanja processing plant which processes ore produced at the Khakanja, Yurievskoye and the Avlayakan mines.

Revenue from external customers for the Khakanja segment increased by US$6.5 million or 7.0 per cent., from US$92.9 million in the six months ended 30 June 2010 to US$99.5 million in the six months ended 30 June 2011. Revenue for the Khakanja segment increased by US$92.6 million or 75 per cent., from US$122.7 million in the year ended 31 December 2009 to US$215.3 million in the year ended 31 December 2010. During both periods under review, this increase was primarily due to increased production of precious metals as well as the increase in gold prices in 2010 and the first half of 2011.

Adjusted EBITDA for the Khakanja segment increased by US$7.9 million, or 17 per cent., from US$45.9 million in the six months ended 30 June 2010 to US$53.8 million in the six months ended 30 June 2011. This increase was primarily due to an increase in average realised silver and gold prices. Adjusted EBITDA for the Khakanja segment increased by US$60.6 million, or 102 per cent., from US$59.2 million in the year ended 31 December 2009 to US$119.8 million in the year ended 31 December 2010. This increase was primarily due to an increase in gold and silver production and sales.

Co-product total cash cost per gold equivalent ounce at Khakanja grew by 19 per cent. in the first half of 2011 compared to the same period in 2010 to US$617 as grade declined after processing of high-grade ore from Yurievskoye was discontinued. In 2010 co-product total cash cost per gold equivalent ounce grew to US$496 at Khakanja, the increase over 2009 was mitigated as grade improved due to the processing of high-grade ore from Yurievskoye and silver recoveries improved.

Varvara

The following table shows certain data for the years ended 31 December 2009 and 2010 and the six months ended 30 June 2010 and 2011 relating to the Varvara segment:

	Year Ended	Year Ended	Six Months Ended	Six Months Ended
	31 December 2009	31 December 2010	30 June 2010	30 June 2011
	(U.S. $ thousands except as noted)

Revenue from external customers	21,981	125,456	54,663	85,259
Intersegment revenue	—	—	—	—
Adjusted EBITDA	14,034	54,831	26,107	42,728
Co-product total cash cost in US$ per ounce of gold equivalent ounce	675	629	562	730

The Group’s operations at Varvara centre around the Varvara mine.

Revenue from external customers for the Varvara segment increased by US$30.6 million or 56.0 per cent., from US$54.7 million in the six months ended 30 June 2010 to US$85.3 million in the six months ended 30 June 2011. Revenue for the Varvara segment increased by US$103.5 million or 470.7 per cent., from US$21.9 million for the year ended 31 December 2009 to US$125.5 million for the year ended 31 December 2010. The increase in 2010 reflected the fact that Varvara was acquired by the Group in October 2009 and so the Group’s results of 2009 include only two months of operations at Varvara. Therefore the segment results are not comparable between the two annual periods. Revenue in the Varvara segment in 2010 and the first half of 2011 benefitted from an increase in production volumes as well as increases in the prices of gold and copper in 2010 and the first half of 2011.

Adjusted EBITDA for the Varvara segment increased by US$16.6 million or 64 per cent., from US$26.1 million in the six months ended 30 June 2010 to US$42.7 million in the six months ended 30 June 2011. Adjusted EBITDA for the Varvara segment increased by US$40.8 million or 290.7 per cent., from US$14 million in the year ended 31 December 2009 to US$54.8 million for the year ended 31 December 2010. Adjusted EBITDA in the year ended 31 December 2009 includes only the results for November and December, following the acquisition of Varvara by the Group in October 2009. Therefore the segment results are not comparable between the two annual periods. Adjusted EBITDA in the Varvara segment in the year ended 31 December 2010 and the six months ended 30 June 2011 increased in line with revenue and benefitted from an increase in production volumes as well as increases in the prices of gold and copper in 2010 and the first half of 2011.

In the first half of 2011 the co-product total cash cost per gold equivalent ounce rose 30% to US$730 from US$562 in the first half of 2010. The reason for this increase was principally inflation, an increase in stripping volumes and an increase in purchases of third party ore. In 2010 the co-product total cash cost per gold equivalent ounce had fallen by 7% to US$629 compared to 2009.

Liquidity and capital resources

Cash resources

The Group’s primary source of liquidity for its operations is cash provided by its operating activities. In order to assess the Group’s liquidity position, management uses a non-IFRS measure of net cash or debt, which is calculated by subtracting cash and cash equivalents from the sum of short-term and long-term debt, finance lease liabilities and derivatives. Short-term and long-term debt includes loans and other credit facilities, accrued interest and bank overdrafts.

The table below provides a breakdown of net debt of the Group as at 31 December 2009 and 2010 and as at 30 June 2011 (calculated under IFRS):

	As at	As at	As at
	31 December 2009	31 December 2010	30 June 2011
		(U.S. $ thousands)

Cash and cash equivalents	28,317	11,056	33,243
Current and non current borrowings	(440,166)	(685,969)	(953,655)
Finance lease liabilities	(7,785)	(4,819)	—
Derivatives	(149,514)	(105,437)	—

Group net debt	(569,148)	(785,169)	(920,412)

The Group’s net debt as at 30 June 2011 increased by 17 per cent. to US$920 million compared to the 2010 year end. In the first half of 2011 the Company’s continued efforts to optimise its credit portfolio resulted in the extension of the average effective duration of its debt and decrease of the average interest rate applicable to its debt. As of 30 June 2011, the average maturity of the Group’s debt was approximately 2.5 years and the average interest rate was approximately 3.3 per cent.

Cash flows

Cash flows from operating activities

The Group’s net cash flows from operating activities increased by US$67 million from US$148.2 million in the year ended 31 December 2009 to US$215.2 million in the year ended 31 December 2010, primarily due to the significant expansion of the Group’s operating activities in 2010. The substantial cash flows generated by operations were partially offset by the US$86.4 million increase in working capital comprising both initial investment in working capital at new projects (most importantly, Omolon, Albazino and Mayskoye) and a general increase in the Group’s operations.

Net cash flows from operating activities decreased by US$35.2 million from US$114.9 million in the six months ended 30 June 2010 to US$79.7 million in the six months ended 30 June 2011. This decrease was primarily due to working capital movements primarily due to seasonal increases in inventory and prepayments to suppliers in the first half of 2011 described below in “— Seasonality”.

Net cash used in investing activities

The Group’s net cash used in investing activities increased by US$168.6 million, from US$241.6 million in the year ended 31 December 2009 to US$410.2 million in the year ended 31 December 2010, primarily as a result of increased capital expenditures. This increase was primarily the result of significant investment in plant and equipment for the expansion of the Group’s processing capacity and loans to related parties. This was partially offset by repayments of loans to third and related parties.

Net cash used in investing activities increased by US$53.0 million from US$156.9 million in the six months ended 30 June 2010 to US$209.9 million in the six months ended 30 June 2011. This increase was primarily the result of significant investment in plant and equipment for the expansion of the Group’s processing capacity and the acquisition of Kutyn.

Net cash generated from financing activities

The Group’s net cash generated from financing activities increased by US$60.2 million, from US$117.7 million in the year ended 31 December 2009 to US$177.9 million in the year ended 31 December 2010, primarily as a result of an increase in borrowings (net of repayments).

Net cash generated from financing activities increased by US$111.5 million from US$39.9 million in the six months ended 30 June 2010 to US$151.4 million in the six months ended 30 June 2011. This increase was primarily due to an increase in borrowings (net of repayments).

Seasonality

Generally, the Group operates its mines and production facilities and sells its production on a year round basis. However, inventory levels of consumables used by the Group are impacted by seasonality for sites located in remote areas which are only accessible for limited periods of time during the year. In such cases, the Group stockpiles consumables during periods in which the sites are accessible, in order to ensure supply during periods when the sites are inaccessible resulting in increased inventory levels in certain financial periods. For example the Khakanja, Albazino and Mayskoye operational units receive supplies by sea and other waterways during the summer navigation period. Supplies can be transported to some operational units, such as Omolon and Albazino, during the winter via winter roads, but at significantly increased cost.

Changes in inventory levels and prepayments to suppliers impact cash flows from operating activities, usually resulting in significant cash outflows during certain seasons. To the extent that increases in inventory are financed through indebtedness, the Group’s interest costs increase in these periods.

Loans and credit facilities

The Group has a number of short-term and long-term loans and borrowings. The table below provides the Group’s borrowings under its drawn credit facilities as at 30 June 2011:

	As at 30 June 2011
	(U.S. $ thousands)

US$ denominated
Raiffeisenbank	150,000
Syndicate of Banks	213,561	[1]
UniCredit Bank AG	100,000
UniCredit Bank (Russia)	100,000
ING bank (Eurasia)	75,000
BNP Paribas	50,000
BSGV	100,000
RUB denominated
VTB Bank	124,146
Other	1,564
Euro denominated
Nomos Bank	39,384

As at 30 June 2011, the Group had $393 million of undrawn funds available under its credit facilities.

For more information on the Group’s loans and borrowings and for a description of the Group’s credit facilities, please see note 21 on page F-46 of Appendix 1 “Financial Information — Borrowings”.

On 6 September 2011, Polymetal ESOP Limited and Otkritie Securities Limited entered into a general master repurchase agreement (the “GMRA”). The following transactions have been entered into, and the confirmations summarised below have been executed, under the GMRA, as a result of which 34,450,357 Polymetal Shares (representing approximately 8.6 per cent. of the issued share capital of JSC Polymetal) (the “Repo Shares”) were transferred to Otkritie Securities Limited in exchange for an aggregate purchase price of USD 250,050,016.85:

•	a confirmation dated 6 September 2011 with respect to the transfer of 9,100,000 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of US$65,975,000 on 7 September 2011;

•	a confirmation dated 13 September 2011 with respect to the transfer of 11,900,000 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of US$89,250,000 on 14 September 2011; and

•	a confirmation dated 23 September 2011 with respect to the transfer of 13,450,357 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of US$94,825,016.85 on 26 September 2011.

On 31 August 2012 (the “Repurchase Date”) Polymetal ESOP Limited has the obligation to repurchase all of the Polymetal Shares transferred under the GMRA for the repurchase price which is calculated as the sum of (i) the price received for the relevant Polymetal Shares; and (ii) the aggregate amount obtained by daily application of LIBOR + 2.75 to the relevant price for the number of days during the period commencing on the relevant transfer date and ending on the Repurchase Date.

Capital expenditure

The Group’s capital expenditure for the six months ended 30 June 2011 was US$203 million; an increase from US$155 million in the first half of 2010. Set forth below is a breakdown by segment for the six months ended 30 June 2011 of cash spent on capital expenditures and accounts payables associated with these expenditures (which were US$12 million in the first half of 2011).

•	US$97 million (full year 2010, US$205 million) was spent to advance the Albazino-Amursk project and continue exploration at Albazino. The Albazino concentrator was commissioned in the period. Amursk, where the bulk of spending in the period took place, is expected to enter commissioning before year-end 2011;

1 The principal due under this loan is US$230 million

•	US$25 million (full year 2010, US$61 million) was invested in Omolon, including additions to the mining fleet at Sopka and Birkachan and continued refurbishment of the Kubaka mill which is expected to be complete in Q4 2011;

•	US$29 million was invested in Ducat (full year 2010, US$43 million) mostly on additions to the underground mining fleet, underground development at Goltsovoye, and completion of the plant expansion, including the gravity circuit;

•	US$18 million was invested at Mayskoye (full year 2010, US$60 million) to buy construction materials and prepay contractors for concentrator construction activities;

•	US$12 million was spent at Khakanja (full year 2010, US$10 million) mostly to start-up active mining at Avlayakan and increase the regional exploration effort;

•	US$4 million (full year 2010, US$12 million) was spent at Voro on mining equipment;

•	US$5 million (full year 2010, US$22 million) was spent at Varvara to pay partially for additional excavators, trucks and a grade control drilling rig;

•	the remaining US$25 million was corporate capital expenditures, mostly spent on advancing standalone exploration projects and purchase of exploration drill rigs to be shared between operations.

The Group’s capital expenditures were US$110.7 million (US GAAP), US$195.8 million (IFRS) and US$403.8 million (IFRS) for the years ended 31 December 2008, 2009 and 2010, respectively. Over the historical period of 2008 to 2010, total capital expenditure was US$710.3 million, of which US$511 million was spent on development of Albazino-Amursk (US$352.9 million), Omolon (US$79.7 million) and Mayskoye (US$78.4 million). In 2010, the Group made a decision to increase its exploration spending from US$18 million in the year ended 31 December 2009 to US$49 million in the year ended 31 December 2010 in response to improving market conditions. Also, efforts were made to accelerate prepayments for new mining equipment in the face of growing tightness in this market, particularly for underground equipment and for surface drill rigs.

Capital expenditure has been financed primarily through a mixture of internally generated funds and bank financing.

The Group’s budgeted capital expenditure for the year ending 31 December 2011, the year ending 31 December 2012 and the six months ending 30 June 2013 is US$335 million, US$118 million and US$114 million, respectively. These budgeted capital expenditures are expected to be spent on investment projects (primarily the Amursk POX plant and Mayskoye), maintenance spending (approximately US$250 million), and exploration (approximately US$180 million) and underground development and other capex.

The actual costs of the Group’s investments at its mines may exceed the amounts budgeted by the Group. The Group may be unable to complete these projects as planned for financial or other reasons. See “Risk Factors — Risks Relating to the Company’s Operations — The Company will incur significant capital expenditures in order to increase its production levels and improve overall efficiency which it may not be able to finance”.

Disclosures About Market Risk

The Group has exposure to the following risks from its use of financial instruments: concentration of credit risk, foreign currency and commodity price risk and interest rate and liquidity risk. This section presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

Concentration of credit risk

The Group’s financial instruments that are potentially exposed to concentration of credit risk consist primarily of prepayments to suppliers and accounts receivable. Accounts receivable are regularly monitored and assessed and where necessary an adequate level of provision is maintained. The Group has a concentrated number of suppliers to which the Group has made prepayments. As at 31 December 2009 and 2010 and as at 30 June 2011 the change in bad debt allowance amounted to US$3.0 million, US$2.3 million and US$0.4 million, respectively. Generally, the Group does not require any collateral to be pledged in connection with its investments in the above financial instruments.

Accounts receivable are represented by provisional copper, gold and silver concentrate sales transactions, subject to final pricing. A significant portion of the Group’s accounts receivable is due from entities to which the Group sells copper and silver concentrate.

Foreign currency and commodity price risk

In the normal course of business the Group enters into transactions for the sale of its commodities denominated in US dollars, while the bulk of its expenses are denominated in Russian roubles and Kazakh tenge. In addition, the Group has assets and liabilities in a number of different currencies (primarily Russian roubles and Kazakh tenge). As a result, the Group is subject to transaction and translation exposure from fluctuations in foreign currency exchange rates. The Group does not currently hedge its exposure to foreign currency risk.

Currency risk is monitored on a monthly basis by performing sensitivity analysis of foreign currency positions in order to verify that potential losses are at an acceptable level.

The table below shows the decrease/increase in the Group’s profit that would have occurred if there had been a 10 per cent. change in the exchange rate for Russian roubles to US dollars, Russian roubles to euros and Kazakh tenge to US dollars.

The table was produced by applying 10 per cent. changes to monetary items denominated in the relevant currencies at the reporting date:

	Year ended	Year ended	Six months
	31 December	31 December	ended 30 June
	2009	2010	2011
	(change in profit U.S. $ thousands)

Russian roubles to U.S. dollar	34,430	55,438	82,417
Russian roubles to Euro	1,701	4,471	5,304
Kazakh tenge to U.S. dollar	21,215	21,114	2,690

Interest rate risk

All of the Group’s debt is floating rate. Fluctuations in interest rates impact the cost of the Group’s financing, giving rise to interest rate risk. The Group does not currently hedge its exposure to interest rate risk.

Sensitivity analyses have been prepared based on the Group’s exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis is prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 100 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 100 basis points higher/lower and all other variables were held constant, the Group’s profit for the six months ended 30 June 2011 would have decreased/increased by US$8,295,000 and for the year ended 31 December 2010 would have decreased/increased by US$6,855,000 (2009: US$5,285,000). This is mainly attributable to the Group’s exposure to interest rates on its variable rate borrowings.

The Group’s sensitivity to interest rates has increased during the current year mainly due to the increase in its variable rate debt.

Liquidity risk

In the ordinary course of business, the Group receives cash proceeds from its operations and is required to fund working capital and capital expenditure requirements. Substantial contractual arrangements for uncommitted borrowing facilities are maintained with several banking counterparties to meet the Group’s normal contingency funding requirements.

Critical accounting policies and estimates

The preparation of the financial statements requires the Group’s management to make estimates and assumptions that affect its reported assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and its reported revenues and expenses for the reporting periods. The determination of estimates requires the exercise of judgment based on various assumptions and other factors such as historical experience and current and expected economic conditions. Actual results may differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

Production start date

The Group assesses the stage of each mine construction project to determine when a mine moves into the production stage. The criteria used to assess the start date are determined by the unique nature of each mine construction project and include factors such as the complexity of a plant and its location.

The Group considers various relevant criteria to assess when the mine is substantially complete and ready for its intended use and moves into the production stage. Some of the criteria include but are not limited to the following:

•	completion of a reasonable period of testing of the mine plant and equipment;

•	ability to produce gold or silver in saleable form (within specifications); and

•	ability to sustain ongoing production of gold or silver.

When a mine construction project moves into the production stage, the capitalisation of certain mine construction costs ceases and costs are either regarded as inventory or expensed, except for capitalisable costs related to mining asset additions or improvements, underground mine development or ore reserve development.

Acquisitions

Management performs a detailed evaluation of legal entities acquired to determine whether the entity meets the definition of a business. In making this determination, management evaluates the entity’s inputs, processes and outputs. An entity is determined to meet the definition of a business if: (a) the entity has an economic resource that creates, or has the ability to create outputs when one or more processes are applied to it such as mining infrastructures, (b) the entity has a system, convention or rule in place that if applied to inputs creates or has the ability to create outputs such as employees that extract ore from the mine using the mining infrastructure, or (c) the entity has outputs such as piles of ore or an ability to extract ore using the inputs and processes in place on the date of acquisition.

As a result of this evaluation process, management has determined that CJSC Prospectors Artel “Ayax” (the holder of the Goltsovoye licence) (which has been merged into Magadan Silver CJSC) (2009 acquisition), Mine Avlayakan LLC and Kirankan LLC (2010 acquisitions), PD RUS LLC (2010 acquisition), Kutynskaya GGK LLC (2011 acquisition), Industriya LLC (2011 acquisition) and Ofis LLC (2011 acquisition) do not meet the definition of a business and as such the Group has accounted for these as asset acquisitions.

Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year. The most significant areas requiring the use of management estimates and assumptions relate to:

•	fair value of net assets acquired and liabilities assumed in business combinations;

•	ore reserve estimates;

•	depreciation;

•	impairment of goodwill, mining assets and other property, plant and equipment;

•	inventory obsolescence and write-downs;

•	share based compensation;

•	reclamation and mine closure obligations;

•	contingencies; and

•	income taxes.

Fair value of net assets acquired and liabilities assumed in business combinations

In accordance with the Group’s policy, the Group allocates the cost of the acquired entity to the assets acquired and liabilities assumed based on their fair value estimated at the date of acquisition. Any difference between the cost of the acquired entity and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The Group exercises significant judgment in the process of identifying tangible and intangible assets and liabilities, valuing these assets and liabilities, and estimating their remaining useful life. The valuation of these assets and liabilities is based on assumptions and criteria that, in some cases, include management’s estimates of discounted future cash flows. The use of valuation assumptions includes cash flow estimates from mining activities and application of the discount rates.

If actual results are not consistent with estimates and assumptions considered, the Group may have to adjust the fair value of assets and/or the goodwill balance during the measurement period, which could have an impact on the amounts reported in the income statement in current and future periods.

Ore reserve estimates

An ore reserve estimate is an estimate of the amount of product that can be economically and legally extracted from the Group’s properties. Ore reserve estimates are used in the calculation of depletion of mining assets using the units-of-production method and impairment charges and for forecasting the timing of the payment of decommissioning and land restoration costs. For the purpose of impairment review and the assessment of the timing of the payment of decommissioning and land restoration costs, management may also take into account mineral resources in addition to ore reserves, where there is a high degree of confidence that such resources will be extracted.

In order to calculate ore reserves, estimates and assumptions are required about geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, transport costs, commodity demand, commodity prices, discount rates and exchange rates. Estimating the quantity and/or grade of ore reserves requires the size, shape and depth of ore bodies to be determined by analysing geological data such as the logging and assaying of drill samples. This process may require complex and difficult geological judgments and calculations to interpret the data.

Ore reserve estimates may change from period to period as additional geological data becomes available during the course of operations or if there are changes in any of the aforementioned assumptions. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

•	asset carrying values, due to changes in estimated future cash flows;

•	depletion charged in the consolidated income statement, where such charges are determined by using the units-of-production method;

•	provisions for decommissioning and land restoration costs, where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

•	carrying values of deferred tax assets and liabilities, where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

Depreciation

All mining assets are amortised using the units-of-production method where the mine operating plan calls for production from well-defined ore reserves over proved and probable reserves under the Russian Resource Reporting Code (GKZ). For other property, plant and equipment, the straight-line method is applied over the estimated useful life of the asset, which does not exceed the estimated mine life based on proved and probable ore reserves as the useful lives of these assets are considered to be limited to the life of the relevant mine.

The calculation of the units-of-production rate of amortisation could be impacted to the extent that actual production in the future is different from current forecast production based on proved and probable ore reserves. This would generally arise when there are significant changes in any of the factors or assumptions used in estimating ore reserves. The Group’s unit-of-production depreciation rates are based on the GKZ reserves figures which are different to the reserves calculated under the JORC Code and included into the Group’s external reporting.

Impairment of goodwill, mining assets and other property, plant and equipment

The Group considers both external and internal sources of information in assessing whether there are any indications that goodwill, mining assets or other property, plant and equipment owned by the Group are impaired. External sources of information the Group considers include changes in the market or in the economic and legal environment in which the Group operates that are not within its control and affect the recoverable amount of goodwill, mining assets or other property, plant and equipment.

Internal sources of information the Group considers include the manner in which mining properties and plant and equipment are being used or expected to be used and indications of economic performance of the assets. In determining the recoverable amounts of the Group’s mining assets and other property, plant and equipment, the Group’s management makes estimates of the discounted future after-tax cash flows expected to be derived from the Group’s mining properties, costs to sell the mining properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable reserves and resources and/or adverse current economics can result in a write-down of the carrying amounts of the Group’s goodwill, mining assets or other property, plant and equipment.

In making the assessment for impairment, assets that do not generate independent cash flows are allocated to an appropriate cash-generating unit. Management necessarily applies its judgment in allocating assets that do not generate independent cash flows to appropriate cash-generating units, and also in estimating the timing and value of underlying cash flows within the value-in-use calculation. Subsequent changes to the cash-generating unit allocation or to the timing of cash flows could impact the carrying value of the respective assets.

Inventory obsolescence and write-downs

In determining mine operating costs recognised in the consolidated income statement, the Group’s management makes estimates of quantities of ore stacked on leach pads and in process and the recoverable gold, silver and copper in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories.

Share-based compensation

The Group has issued equity-settled share appreciation rights to certain employees. Equity-settled share appreciation rights are measured at fair value (excluding the effect of non-market based vesting conditions) at the date of grant. The fair value determined at the grant date of the awards is expensed as services are rendered over the vesting period, based on the Group’s estimate of the rights that will eventually vest.

Fair value is measured using the Monte-Carlo model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

The most significant assumptions used in estimation of the cost of equity-settled share appreciation rights are expected prices of the Company’s Shares, risk-free interest rate and expected forfeitures.

Expected volatility is based on the historical volatility of return on Polymetal Shares.

The risk-free rates used in the valuation model is based on US Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

Expected forfeitures are estimated using historical trends of executive director and employee turnover.

A similar approach will be used by the Company if it elects to issue share options to its employees in the future.

Reclamation and mine closure obligations

The Group’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. The Group’s provision for future decommissioning and land restoration cost represents management’s best estimate of the present value of the future cash outflows required to settle the liability which reflects estimates of future costs, inflation, movements in foreign exchange rates and assumptions of risks associated with the future cash outflows; and the applicable interest rate for discounting the future cash outflows. Actual costs incurred in future periods could differ materially from the estimates. Additionally, future changes to environmental laws and regulations, life of mine estimates and discount rates could affect the carrying amount of this provision.

Changes to future decommissioning and land restoration costs are recorded with a corresponding change to the carrying amounts of related mining properties (for operating mines and development projects). Adjustments to the carrying amounts of related mining assets can result in a change to future depletion expense.

Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of such contingencies inherently involves the exercise of significant judgments and estimates of the outcome of future events.

Income taxes

The Group is subject to income taxes in Russia and Kazakhstan. Significant judgment is required in determining the provision for income taxes due to the complexity of the applicable legislation. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. The estimation of that probability includes judgments based on the expected performance. Various factors are considered in order to assess the probability of the future utilisation of deferred tax assets, including past operating results, operational plan, expiration of tax losses carried forward, and tax planning strategies. If actual results differ from these estimates or if these estimates must be adjusted in future periods, the financial position, results of operations and cash flows may be negatively affected.

PART 11

CAPITALISATION AND INDEBTEDNESS

Capitalisation and Indebtedness of the Group

The information set forth in the two tables below should be read in conjunction with Part 10 “Operating and Financial Review” and the Group’s financial information included in Appendix 1 “Financial Information”.

Cash and current debt

The table below sets out the Group’s cash and current debt as at 30 June 2011.

As at
30 June 2011
(US$000)

Cash	33,243
Total current debt	(216,759)
Secured	(11,111)
Unsecured	(205,648)

Capitalisation

The table below sets out the Group’s capitalisation as at 30 June 2011.

As at
30 June 2011
(US$000)

Capitalisation
Total non-current debt (excluding current portion of long-term debt)
Secured	338,889
Unsecured	398,007
Shareholder’s equity
Share capital	6,023
Share premium	926,915
Treasury shares	(433)
Share-based payment compensation reserve	36,893
Translation reserve	67,820
Retained earnings	688,588

Total	2,462,702

Indebtedness

The following table sets out the Group’s net financial indebtedness as at 30 June 2011 on an actual basis (on the basis of the balance sheet of the Group as at 30 June 2011).

As at
30 June 2011
(US$000)

Cash and cash equivalents	33,243
Trading securities	—

Liquidity	33,243
Current bank debt	—
Current portion of non-current debt	(216,759)
Other current financial debt	—
Current financial debt	(216,759)

Net current financial indebtedness	(183,516)
Non-current bank loans	(736,896)
Other non-current loans	(28,886)

Non-current financial indebtedness	(765,782)
Net financial indebtedness	(949,298)

Since 30 June 2011 there has been no significant change in the capitalisation or outstanding indebtedness of the Group.

Capitalisation and indebtedness of the Company

Since 30 June 2011 there has been no significant change in the capitalisation of the Company.

Since 30 June 2011 there has been no significant change in the outstanding indebtedness of the Company.

PART 12

TAXATION

Overview

The statements set out below are intended only as a general guide to current Jersey, UK and US tax law and practice and apply only to certain categories of person and only to certain aspects of holding Shares. The summary does not purport to be a complete analysis or listing of all the potential tax consequences of acquiring, holding or disposing of Shares. In particular this summary does not include any analysis of the implications of the sale of shares in JSC Polymetal or the acquisition of Shares or the exchange of shares in JSC Polymetal for Shares. Recipients of this Document are advised to consult their own tax advisers concerning the consequences under Jersey law, UK law and US federal, state and local and other laws of the acquisition, ownership and disposition of Shares.

Jersey Tax Considerations

The following summary of the anticipated treatment of the Company and holders of Shares (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this Additional Information Document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as they apply to any land or building situate in Jersey). Readers of this Additional Information Document should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Shares in the Company under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of the Company

The Company is regarded as resident for tax purposes in Jersey, and on the basis that the Company is neither a financial services company nor a utility company for the purposes of the Income Tax (Jersey) Law 1961, as amended, the Company is subject to income tax in Jersey at a rate of 0 per cent. Dividends on Shares may be paid by the Company without withholding or deduction for or on account of Jersey income tax and holders of Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Shares.

Stamp duty

In Jersey, no stamp duty is levied on the issue or transfer of the Shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer Shares on the death of a holder of such Shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situate in respect of a holder of Shares domiciled in Jersey, or situate in Jersey in respect of a holder of Shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75 per cent. of such estate.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position, you should consult your professional tax adviser.

United Kingdom Tax Considerations

The following summary is intended as a general guide only and relates only to certain limited aspects of UK tax consequences of holding and disposing of the Shares. It is based on current UK tax law and the current practice of HM Revenue and Customs, both of which are subject to change, possibly with retrospective effect. The summary applies only to Shareholders who are resident and, if individuals, ordinarily resident and domiciled in the UK for taxation purposes, who hold their Shares as an investment (other than under a personal equity plan or an individual savings account), who are the absolute beneficial owners of their Shares, who have not (and are not deemed to have) acquired their Shares by virtue of an office or employment (whether current, historical or prospective) and are not officers or employees of any member of the Group. In addition, these comments may not apply to certain classes of Shareholders such as dealers in securities, collective investment schemes and insurance companies.

If you are in any doubt about your tax position, you should consult your own professional adviser without delay.

UK taxation consequences of disposing of the Shares in the future

A disposal of the Shares by a UK tax resident Shareholder may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for UK tax purposes.

A disposal of the Shares by a Shareholder who is not resident in the UK for tax purposes but who carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and has used, held or acquired the Shares for the purposes of such trade, profession or vocation or such branch, agency or permanent establishment may, depending on individual circumstances, give rise to a chargeable gain or allowable loss for UK tax purposes.

A Shareholder who is an individual and who is temporarily non-resident in the UK for a period of less than five complete tax years may, under anti-avoidance legislation, still be liable to UK taxation on their return to the UK on a chargeable gain realised on the disposal or part disposal of the Shares during the period when he is non-resident.

For corporate shareholders only, indexation allowance on the relevant proportion of the original allowable cost should be taken into account for the purposes of calculating a chargeable gain (but not an allowable loss) arising on a disposal or part disposal of its Shares.

Taxation of dividends

Individual Shareholders

Dividends on the Shares should comprise dividends for UK tax purposes and for UK resident individual Shareholders these dividends should be subject to income tax.

Shareholders who individually own less than a 10 per cent. shareholding in the Company

A Shareholder who is an individual resident in the UK for tax purposes will, if he owns less than 10 per cent. of the issued share capital in the Company, be entitled to a tax credit equal to one-ninth of the dividend received from the Company. Such an individual will be taxed on the total of the dividend and the related tax credit (the “gross dividend”), which will normally be regarded as the top slice of the individual’s income.

The tax credit will be treated as discharging the individual’s liability to UK income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax, and below the threshold for the additional rate of income tax in which case the individual will, to that extent, pay UK income tax on the gross dividend at the dividend upper rate of 32.5 per cent. less the related tax credit. So, for example, a dividend of £80 will carry a tax credit of £8.89 and the UK income tax payable on the dividend by an individual liable to income tax at the higher rate would be 32.5 per cent. of £88.89, namely £28.89, less the tax credit of £8.89, leaving a net tax charge of £20.

To the extent that the gross dividend falls above the individual’s threshold for the additional rate of income tax (50 per cent. rate), the individual will pay UK income tax on the gross dividend at the new 42.5 per cent. dividend additional rate less the related tax credit. In this situation, a dividend of £80 will continue to carry a tax credit of £8.89 and the UK income tax payable on the dividend by an individual liable to income tax rate at the additional rate would be 42.5 per cent., of £88.89, namely £37.78, less the tax credit of £8.89, leaving a net tax charge of £28.89.

Shareholders who individually own a 10 per cent. or greater shareholding in the Company

In certain circumstances individuals who own a 10 per cent. or greater shareholding in a company do not qualify for the 10 per cent. tax credit. This may be the case where the company is resident in a territory with which the UK has a double tax agreement which includes a non-discrimination article (a “qualifying territory”). It may also be the case for certain offshore funds. As the Company is not an offshore fund and Jersey is not a qualifying territory, the 10 per cent. tax credit will not be available to shareholders owning a 10 per cent. or greater shareholding.

Corporate Shareholders

Distributions paid and received by a Shareholder within the charge to UK corporation tax are subject to the dividend exemption rules in Part 9A Corporation Tax Act 2009. Under the dividend exemption rules, any such Shareholder should generally not be subject to corporation tax on dividends paid by the Company, including those dividends paid on the Shares.

However, there is currently some doubt as to whether HMRC agrees with this interpretation in relation to any distributions made out of share premium. There is a risk that HMRC may seek to argue, in relation to certain classes of Shareholders, that such a distribution should not be treated under the rules for income distributions, but is instead within the charge to tax on chargeable gains. In light of this uncertainty, Shareholders are advised to consult their own professional advisers in relation to the implications of distributions by the Company.

UK stamp duty and SDRT on transfers of the Shares

In practice, UK stamp duty should generally not need to be paid on an instrument transferring the Shares, provided that such transfer instruments are executed and retained outside of the UK. No UK SDRT will be payable in respect of any agreement to transfer the Shares. The statements in this paragraph summarise the current position on stamp duty and SDRT and are intended as a general guide only. They assume that the Shares will not be registered in a register kept in the UK by or on behalf of the Company. The Company has confirmed it does not intend to keep such a register in the UK.

United States Federal Income Taxation

The following discussion is a summary based on present law of certain US federal income tax considerations relevant to the acquisition, ownership and disposition of the Shares. This discussion addresses US Holders (as defined below) that purchase Shares in the Offer, hold Shares as capital assets and use the US dollar as their functional currency. The discussion is a general summary only; it is not a substitute for tax advice. The discussion does not address the tax treatment of particular purchasers and their individual circumstances or purchasers subject to special tax rules, such as banks, dealers, traders in securities that elect to mark-to-market treatment, insurance companies, tax-exempt entities, US expatriates, investors liable for the alternative minimum tax, persons owning (directly, indirectly or constructively) 5 per cent. or more of the Company’s shares, persons holding the Shares as part of a hedge, straddle, conversion or other integrated financial transaction, persons resident or ordinarily resident outside the United States and persons holding Shares through a permanent establishment or fixed base outside of the United States. The discussion does not address US state and local income tax or non-US tax considerations.

THE STATEMENTS ABOUT US FEDERAL INCOME TAX CONSIDERATIONS ARE MADE TO SUPPORT MARKETING OF THE SHARES. NO TAXPAYER CAN RELY ON THEM TO AVOID US FEDERAL TAX PENALTIES. EACH READER OF THIS DOCUMENT SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISER ABOUT THE TAX CONSEQUENCES UNDER ITS OWN PARTICULAR CIRCUMSTANCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES UNDER THE LAWS OF JERSEY, THE UNITED KINGDOM, THE RUSSIAN FEDERATION, KAZAKHSTAN, THE UNITED STATES AND ITS CONSTITUENT JURISDICTIONS AND ANY OTHER JURISDICTION WHERE THE READER MAY BE SUBJECT TO TAXATION.

As used here, “US Holder” means a beneficial owner of Shares that for US federal income tax purposes is (i) an individual citizen or resident of the United States, (ii) a corporation or other business entity treated as a corporation created or organised under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income tax without regard to its source.

The tax consequences to a partner in a partnership (or other business entity treated as a partnership) holding Shares generally will depend on the status of the partner and the activities of the partnership. Partnerships should consult their own tax advisers about the US federal income tax consequences to their partners of acquiring, owning and disposing of Shares.

Dividends

Subject to the passive foreign investment company rules discussed below, a US Holder generally should include distributions on the Shares (including the amount of any tax withheld) in income as foreign source dividends. Dividends on the Shares will not be eligible for the dividends-received deduction generally available to US corporations. Dividends on the Shares also will not qualify for the preferential tax rate applicable to qualified dividend income of eligible non-corporate US Holders for taxable years beginning before January 1, 2013.

Dividends paid in a currency other than US dollars will be includable in income in a US dollar amount based on the exchange rate in effect on the date of receipt whether or not the payment is converted into US dollars at that time. A US Holder’s tax basis in the non-US currency received will equal the US dollar amount included in income. Any gain or loss recognised on a subsequent conversion or other disposition of the non-US currency for a different US dollar amount generally will be US source ordinary income or loss.

Disposition

Subject to the passive foreign investment company rules discussed below, a US Holder generally will recognise capital gain or loss on the sale or other disposition of the Shares equal to the difference between the US dollar value of the amount realised and the US Holder’s tax basis in the Shares. Any gain or loss generally will be treated as arising from US sources. It will be long-term capital gain or loss if the holder has held the Shares for more than one year. Deductions for capital losses are subject to significant limitations.

A US Holder that receives a currency other than US dollars on the sale or other disposition of Shares generally will realise an amount equal to the US dollar value of the currency received at the spot rate on the date of disposition (or, if the Shares are traded on an established securities market and the US Holder is a cash-basis or electing accrual basis taxpayer, at the spot rate on the settlement date). A US Holder will recognise currency gain or loss if the US dollar value of the currency received at the spot rate on the settlement date differs from the amount realised. A US Holder will have a tax basis in the currency received equal to its US dollar value at the spot rate on the settlement date. Any gain or loss realised on the settlement date or on a subsequent conversion or other disposition of the foreign currency for a US dollar amount different from its tax basis generally will be US source ordinary income or loss.

Passive Foreign Investment Company

The Company believes that it is not and does not expect to become a PFIC for US federal income tax purposes. A non-US corporation is a PFIC in any taxable year in which either (i) at least 75 per cent. of its gross income is passive income or (ii) at least 50 per cent. of the quarterly average value of its assets is attributable to assets that produce or are held to produce passive income. In applying these tests, a non-US corporation that directly or indirectly owns at least 25 per cent. by value of the stock of another corporation is treated as if it held its proportionate share of the other corporation’s assets and received its proportionate share of the other corporation’s income. Gains from commodities generally will be passive income unless they arise from active business sales and substantially all of the corporation’s commodities are inventory, depreciable property used in its trade or business or supplies used or consumed in the ordinary course of business. The principal products of the Company’s group are commodities, but the Company believes that it currently qualifies for the active business exception. The PFIC determination is made annually, and a company’s status can change depending, among other things, on changes in the composition and relative value of its gross receipts and assets, changes in its operations and changes and the market value of its stock. The Company therefore cannot assure US Holders that it will qualify for the active business exception or that it will not be a PFIC or become a PFIC in any future year.

If the Company were a PFIC for any taxable year in which a US Holder holds Shares, the US Holder would be subject to additional taxes on any excess distribution and any gain realised from the disposition of Shares (regardless of whether the Company continues to be a PFIC). A US Holder would have an excess distribution to the extent that distributions on Shares during a taxable year exceeded 125 per cent. of the average amount received during the three preceding taxable years (or, if shorter, the US Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain would be allocated rateably over the US Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC would be taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each year and an interest charge imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such year. In addition, under certain attribution rules, if the Company were a PFIC, US Holders would be deemed to own their proportionate share of any subsidiary of the Company that is a PFIC (a “Lower-tier PFIC”), and would be subject to US federal income tax on distributions on the shares of a Lower-tier PFIC and gain recognised by the Company on disposition of shares of a Lower-tier PFIC, both as if such US person directly held the shares of such Lower-tier PFIC.

The tax consequences that would apply if the Company were a PFIC would be different from those described above if a “mark-to-market” election is available and a US Holder validly makes such an election as of the beginning of such US Holder’s holding period for the Shares. If such election is made, (i) such US Holder generally would be required to take into account, as ordinary income, the excess of the fair market value of its Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deduct as a loss the excess of the adjusted tax basis of such Shares over the fair market value of such Shares held at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election. The US Holder’s basis in its Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Any gain from a sale, exchange or other disposition of the Shares in any taxable year in which the Company is a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If a US Holder makes a mark-to-market election and the corporation ceases to be classified as a PFIC, the US Holder will not be required to take into account the gain or loss in the manner described above during any period that such corporation is not classified as a PFIC. A mark-to-market election is available to a US Holder only if the Shares are considered “marketable stock”. The Shares will be marketable stock for any year in which the Shares are traded other than in de minimis quantities on the London Stock Exchange. A US Holder would not avoid the tax consequences described above by electing to treat the Company as a qualifying electing fund (a “QEF”) because the Company does not intend to provide the information that a US Holder would need in order to make a QEF election.

Readers of this Additional Information Document are urged to consult their own tax advisors regarding the application of the PFIC rules to an investment in the Shares, including regarding the possibility of making the of the mark-to-market election as described above.

Reporting and Backup Withholding

Dividends on and proceeds from disposition of the Shares that are made within the United States or through certain United States-related financial intermediaries may be reported to the US Internal Revenue Service (“IRS”) unless the holder establishes a basis for exemption. Backup withholding tax may apply to reportable payments unless the holder provides its taxpayer identification number or otherwise establishes a basis for exemption. Any amount withheld may be credited against the holder’s US federal income tax liability or refunded to the extent it exceeds the holder’s liability.

Recently enacted legislation requires certain non-corporate US Holders to report information with respect to their investment in the Shares if not held through an account with a financial institution to the IRS. Investors who fail to report required information could become subject to substantial penalties. Readers of this Additional Information Document are encouraged to consult with their own tax advisers about reporting obligations arising from their investment in the Shares.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. IN PARTICULAR THIS SUMMARY DOES NOT INCLUDE ANY ANALYSIS OF THE IMPLICATIONS OF THE SALE OF SHARES IN JSC POLYMETAL OR THE ACQUISITION OF SHARES OR THE EXCHANGE OF SHARES IN JSC POLYMETAL FOR SHARES. EACH READER OF THIS DOCUMENT IS URGED TO CONSULT ITS OWN TAX ADVISERS ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE SHARES IN LIGHT OF ITS OWN CIRCUMSTANCES.

PART 13

ADDITIONAL INFORMATION

1.	Incorporation and share capital

1.1	The Company was incorporated in Jersey on 29 July 2010 under the Jersey Companies Law as a public no par value company with limited liability under the name Polymetal International plc with registered number 106196.

1.2	The Company’s registered office is at Ogier House, The Esplanade, St Helier, Jersey, JE4 9WG, Channel Islands.

1.3	The Shares are subject to, and have been created under, the Jersey Companies Law.

1.4	The share capital history of the Company is as follows:

1.4.1	The Company was incorporated in Jersey on 29 July 2010 as a public no par value company with limited liability under the Jersey Companies Law to become the new holding company of JSC Polymetal and seek admission of the Shares to the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange.

1.4.2	On incorporation, the number of Shares that the Company was authorised to issue pursuant to its memorandum of association was an unlimited number of shares, of which two Shares were issued on incorporation fully paid up to the Jersey incorporation agents at a price of US$1 per share. One of the subscriber shares referred to above was transferred to Metal One Limited (a company incorporated in the British Virgin Islands) on 12 August 2010. On 13 August 2010, the Company issued a further 9,998 Shares to Metal One Limited (a company incorporated in the British Virgin Islands) fully paid up at a price of US$1 per Share.

1.4.3	The Company will be subject to the provisions of the Listing Rules, and to the Articles of Association (see paragraph 2 “Articles of Association” below), with regard to the issue of Shares following Admission.

1.4.4	By resolutions passed on 28 September 2011, the shareholders of the Company at that time resolved that:

(a)	the Directors be generally and unconditionally authorised to exercise all or any of the powers of the Company pursuant to the Articles of Association to allot Equity Securities (as defined in the Articles of Association) as follows:

(i)	up to an aggregate number of 399,375,000 Shares as required to enable PMTL to acquire:

(A)	Polymetal Shares; and

(B)	Polymetal GDRs,

on the basis that each holder of Polymetal Shares or Polymetal GDRs who agrees to sell Polymetal Shares or Polymetal GDRs to PMTL (together, the “Sellers”) will receive one Share for each Polymetal Share or Polymetal GDR (as applicable) held by him in consideration of the transfer by such holder of his Polymetal Shares or Polymetal GDRs (as applicable) to PMTL, and such Shares may be issued to PMTL in advance of completion of such acquisitions provided that such Shares are held on trust for the Sellers;

(ii)	the offer by the Company of up to 79,875,000 Shares to institutional investors in the United Kingdom and elsewhere at an offer price to be determined by the Directors;

(iii)	up to an aggregate number of 30,000,000 Shares to satisfy employee scheme entitlements; and

(iv)	up to an aggregate number of 113,156,250 Shares (representing approximately one third of the Company’s expected minimum issued Shares as at Admission),

for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of the conclusion of the annual general meeting of the

Company to be held in 2012 and the date 15 months after the date of the original authority, save that the Company may before such expiry make an offer or agreement which would or might require Equity Securities to be allotted after such expiry, and the Directors may allot Equity Securities pursuant to such offer or agreement as if the authority conferred hereby had not expired; and

(b)	the Directors be empowered, pursuant to the Articles of Association, to allot Equity Securities wholly for cash pursuant to the authority conferred by the resolution described in paragraph (a) above and/or where such allotment constitutes an allotment of Equity Securities by virtue of Articles 12.2 and 12.4 of the Articles of Association as if Article 13 of the Articles of Association did not apply to such allotments, provided that this power:

(i)	shall expire on the earlier of the conclusion of the annual general meeting of the Company to be held in 2012 and the date 15 months following the date of the original authority, save that the Company may, before such expiry, make an offer or agreement which would or might require Equity Securities to be allotted after such expiry, and the Directors may allot Equity Securities pursuant to any such offer or agreement as if the power conferred hereby had not expired; and

(ii)	in the case of the allotment of Equity Securities pursuant to the authority given by the resolution described at paragraph 1.4.4(a)(iv) above, shall be limited to:

(A)	the allotment of Equity Securities in connection with a rights issue, open offer or pre-emptive offer to holders of Shares (excluding any shares held by the Company as treasury shares) in proportion (as nearly as may be) to their existing holdings of Shares but subject in each case to the Directors having a right to make such exclusions or other arrangements in connection with such offerings as the Directors may deem necessary or expedient:

(I)	to deal with Equity Securities representing fractional entitlements; and

(II)	to deal with legal or practical problems under the laws of, or requirements of, any recognised regulatory body or any stock exchange in any territory or any matter whatsoever; and

(B)	the allotment of Equity Securities wholly for cash otherwise than pursuant to paragraph (ii)(A) up to an aggregate number of 16,973,438 (representing approximately 5 per cent. of the Company’s expected minimum issued shares as at Admission).

2.	Articles of Association

2.1	General

2.1.1	Under the Jersey Companies Law, the doctrine of ultra vires in its application to companies is abolished, and accordingly, the capacity of a Jersey company is not limited by anything contained in its memorandum or articles of association or by any act of its members. Accordingly, the memorandum of association of the Company does not contain an objects clause.

2.1.2	Matters which are required by the Articles of Association or the Jersey Companies Law to be passed as an ordinary resolution of the Company require to be passed by a simple majority of the Company’s shareholders who (being entitled to do so) vote in person, or by proxy, at a general meeting of the Company. Pursuant to the Articles of Association, matters which are required by the Articles of Association or the Jersey Companies Law to be passed as a special resolution of the Company require to be passed by three-fourths of the Company’s shareholders who (being entitled to do so) vote in person, or by proxy, at a general meeting of the Company.

2.1.3	Set forth below is a summary of certain material provisions of the Articles of Association. This summary does not purport to give a complete overview and should be read in conjunction with, and is qualified in its entirety by reference to, the Articles of Association and the relevant provisions of the Jersey Companies Law as in force on the date of this Additional Information Document. This summary does not constitute legal advice regarding those matters and should not be regarded as such. The full text of the Articles of

Association is available at the offices of the Company during regular business hours and on the Company’s website.

2.1.4	Reference should also be made to paragraph 11 “Jersey Companies Law” below, which contains further information regarding the Jersey Companies Law.

2.1.5	The Articles of Association contain, amongst others, provisions to the following effect:

2.2	Share rights

2.2.1	Authority to allot Shares

Pursuant to the Articles of Association, all unissued Shares for the time being in the capital of the Company are at the disposal of the Board. However, because the Jersey Companies Law does not contain provisions requiring the directors to be authorised by shareholders to issue shares and with a view to providing Shareholders with similar protections to those that would be available were the Company incorporated in the UK, the Articles of Association require the Board to be authorised from time to time by ordinary resolution of the Company to issue Equity Securities (as defined in the Articles of Association) until the first annual general meeting or 31 December 2012, whichever is earlier, and the Board’s authority to issue such Equity Securities will be limited by the terms of any such ordinary resolution and must be renewed by ordinary resolution. Paragraph 1.4.4 above provides further details of certain resolutions already passed by the initial Shareholders of the Company, including a resolution conferring certain authority on the Board to issue shares in the capital of the Company.

Subject to the foregoing, the Board may allot unissued shares on any terms and conditions, grant options over them, offer them for sale or otherwise dispose of them in any other way. The Board may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Company or the holder on such terms as provided by the Articles of Association subject to the provisions of the Jersey Companies Law.

2.2.2	Voting rights on Shares

Subject to any rights or restrictions as to voting attached to any Shares, on a show of hands, every Shareholder present in person shall have one vote, and on a poll, every Shareholder present in person or by proxy has one vote for every Share of which he is the holder.

If at the time of any general meeting or class meeting, a Shareholder owes the Company any money in relation to his Share, he will not be entitled to vote that Share (either in person or by proxy) or exercise any other right attached to that Share at that general meeting or class meeting. A Shareholder may not, among other things, exercise voting rights in the Company in respect of Shares that are the subject of a restriction notice served after failure to provide the Company with information concerning interests in certain shares required to be provided by the Company in accordance with the Articles of Association (see paragraph 2.7.3 below).

2.2.3	Dividends

Subject to the provisions of the Jersey Companies Law, shareholders may by ordinary resolution declare any dividend, but no dividend shall exceed the amount recommended by the Board. Subject to the provisions of the Jersey Companies Law, the Board may pay interim dividends if it appears to the Board that, subject to the availability of sufficient distributable profits and the maintenance of an appropriate level of dividend cover, it is justified by the performance of the Company, as well as its capital requirements and cash flows. If the share capital is divided into different classes and shareholders with preferential dividend rights suffer as a result of an interim dividend being paid to other shareholders, the Board will not be liable for the loss if it acted in good faith. Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during the whole period in respect of which the dividend is paid. Any amount paid on a share in advance of the date on which a call is payable will not be treated as paid up for these purposes. The Company does not have to pay interest on any dividend or other money due to a shareholder in respect of his shares, unless the rights of the share state otherwise. If a dividend or other money payable in respect of a share remains unclaimed for 12 years from the date it was declared or became due for payment, the Board can pass a resolution to forfeit the payment and the shareholder will lose the right to the dividend. If recommended by the Board, shareholders can pass an ordinary resolution to direct that a dividend will be satisfied in whole or in part by distributing assets instead of cash. This includes, among other things, paid up shares or debentures of another company. The Board can make any arrangements it wishes to settle any difficulties which may arise in connection with the distribution, including for example: (a) the valuation of the assets; or (b) the payment of cash to any shareholder on the basis of that value in order to adjust the rights of shareholders; and (c) the transfer of any asset to a trustee. The Board may, if authorised by ordinary resolution, offer shareholders the right to elect to receive shares by way of scrip dividend (which are credited as fully paid) instead of cash in respect of some or all of their dividend.

2.2.4	Variation of rights

Pursuant to the Articles of Association, rights attached to any class of shares in the capital of the Company may be varied or abrogated either with the written consent of the holders of at least three quarters in number of the issued shares of the class, or with the sanction of a special resolution passed at a separate class meeting of the class of shareholders affected. While the Company’s shares are divided into different classes, the rights of a share will be treated as varied if either: (a) the capital paid up on that share or class of shares is reduced (unless this results from the Company buying back or redeeming its own shares); or (b) another share is allotted which has: (i) priority for payment of a dividend; or (ii) priority on a return of capital; or (iii) voting rights more favourable than those attached to that share or class of shares. The Articles impose no conditions that are more significant than required by Jersey Law on changing the rights of holders of any class of shares in the capital of the Company.

2.2.5	Lien and forfeiture

The Company has the right to any unpaid money on a partly paid share. This covers any money that is owed to the Company by the shareholder, where the money has been called for or is payable under the terms on which the share was issued. The Company has the right to sell any partly paid share if a shareholder fails to pay any money due on the partly paid share within 14 clear days’ notice of the amount of money owed being given to the holder of the share or to the person entitled to the share by transmission.

The Board can call at any time on shareholders on one or more occasions to pay any money that they owe to the Company on a share, provided that there must be at least one month between the payment dates of two consecutive calls and that the call is made in accordance with the Articles of Association and the terms of allotment of the relevant share. Shareholders must be given at least one month’s notice of a requirement to pay and the notice must state when and where the payment is to be made. If a shareholder does not pay the money due under a call or any instalment of a call by the due date, he must pay interest on the amount due from the due date until it is actually paid. If the terms of any allotment of any share require money to be paid when the share is allotted or on a fixed date, the amount payable will be treated in the same way as if a valid call had been made for that money the same date the money is due. If the money is not paid, the provisions of the Articles of Association relating to calls and forfeiture will apply as if the shareholder had been notified of a valid call for that amount on that date.

2.2.6	Restrictions on ownership of shares

There are no provisions in the Articles of Association that restrict persons from holding shares or from exercising voting rights attaching to shares due to their nationality or residency.

2.2.7	Transfer of shares

A transfer of a certificated share must be in writing, either by the usual transfer form or in any other form that the Board approves. The transfer form must be signed by or on behalf of the person transferring the share and, unless the share is fully paid, by or on behalf of the person acquiring the share. The transfer form does not need to have a seal attached. If the certificated shares being transferred are only partly paid, the Board is entitled to refuse to register the transfer without giving any reason for the refusal as long as it does not prevent dealings in shares from taking place on an open and proper basis. The Board can also refuse to register the transfer of a certificated share if: (a) the transfer form is not lodged, properly stamped (if stamping is required), at the registered office (or any other place chosen by the Board) together with the appropriate share certificate for the shares being transferred and any other evidence of transfer that the Board reasonably asks for; (b) the transfer is for more than one class of shares; or (c) the transfer is to more than four joint shareholders.

If the Board refuses to register a transfer of a share, it must notify the person to whom the shares were being transferred of this refusal. This notice must be sent out within two months of the date on which the transfer form was received by the Company (in the case of certificated shares). An instrument of transfer that the

Board refuses to register shall be returned to the person lodging it when notice of the refusal is sent. Neither the Board nor anyone else can charge a shareholder for registering a transfer form or other documents relating to his shares or affecting his title to a share.

2.2.8	Pre-emption rights

If the Board proposes to issue Equity Securities (as defined in the Articles of Association) for cash, shareholders will generally have pre-emption rights to those securities on a pro rata basis pursuant to the Articles of Association. Pre-emption rights are transferable during the subscription period relating to a particular offering. The shareholders may, by way of special resolution, grant authority to the Board to allot Equity Securities for cash as if the pre-emption rights did not apply. Issues of shares for a consideration other than cash, or partly for cash and partly for another form of consideration, are not subject to such pre-emption rights.

2.2.9	Purchase of shares and treasury shares

Subject to the Jersey Companies Law, including the requirement that the shareholders approve the same by way of special resolution, the Company may purchase its own shares. Such shares may be held as treasury shares, which can subsequently be cancelled, sold, transferred or continued to be held by the Company. Pursuant to the Jersey Companies Law, shares held in treasury are subject to various restrictions, including that they may not be voted while held as treasury shares.

Paragraph 1.4.4 above provides further details of certain resolutions already passed by the initial Shareholders of the Company, including a resolution conferring certain authority on the Board to purchase shares in the capital of the Company and to hold the same as treasury shares.

2.2.10	Reduction of share capital

Subject to the Jersey Companies Law, including any requirement to obtain approval of the same by way of special resolution of the Company, the Company may reduce its capital accounts, including any share capital account, in any way.

2.2.11	Liquidation rights

If the Company is wound up, the liquidator can, with the approval of a special resolution of the Company and any other sanction required by the Jersey Companies Law, divide some or all of the Company’s assets among the shareholders. The liquidator may determine the value of such assets and how they are to be divided between the shareholders.

2.2.12	Disclosure of shareholdings

The Disclosure and Transparency Rules, as applied to the Company pursuant to the Articles of Association, require shareholders to notify the Company if the voting rights attached to shares held by them (subject to some exceptions) reach, exceed or fall below 3 per cent. and each 1 per cent. threshold thereafter up to 100 per cent. Pursuant to the Articles of Association, the Company may also send a notice to any shareholder requiring such shareholder to confirm the identities of all persons having a beneficial interest in all or any of the shares held by such shareholder and, if so, details of those interests. Under the Articles of Association, if such shareholder fails to supply the information requested in the notice or provides information that is false in a material particular, the Board may serve a restriction notice on the relevant shareholder as described in paragraph 2.7.3 below.

2.2.13	Capitalisation of profits

If authorised by ordinary resolution of the Company, the Board can pass a resolution to capitalise any undistributed profits (unless required for paying a preferential dividend) or other sum in any reserve or fund which may be applied for such purposes including the Company’s stated capital account and capital redemption reserves. The amount capitalised must be distributed to the shareholders or holders of shares of any class on the record date as if it were distributed by way of dividend.

2.2.14	Circulation of shareholder resolutions

Shareholders of the Company may require the Company to circulate a notice of a resolution to shareholders. For this purpose, the shareholders must represent: (a) at least 5 per cent. of the total voting rights of all shareholders who have a right to vote on the relevant resolution; or (b) not less than 100 in number who have a right to vote on such resolution and hold an average of at least US$100, per shareholder, of paid up shares in the Company.

2.2.15	Circulation of explanatory statements

If so requested, the Company shall also circulate to shareholders a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at a particular meeting or other business to be dealt with at that meeting.

2.2.16	Information rights

Pursuant to the Articles of Association, a shareholder has the right to nominate another person, on whose behalf he holds shares, to enjoy the same information rights, as if the provisions of sections 146 to 149 of the Companies Act (with certain exceptions) applied.

2.2.17	Power to require website publication of audit concerns

If so requested by shareholders in the manner set out in section 527(4) of the Companies Act, the Company shall publish on its website a statement setting out any matter relating to the audit of its accounts or any circumstances connected with an auditor of the Company ceasing to hold office. For this purpose, the shareholders must represent: (a) at least 5 per cent. of the total voting rights of all shareholders who have a right to vote at the relevant general meeting; or (b) not less than 100 in number who have a right to vote at such meeting and hold an average of at least US$100, per shareholder, of paid up shares in the Company.

2.2.18	Independent report on poll

Pursuant to the Articles of Association, shareholders may require the Board to obtain an independent report on any poll taken, or to be taken, at a general meeting of the Company as if the provisions of sections 342 to 349 and sections 351 to 353 of the Companies Act (with certain exceptions) applied.

2.2.19	For the purposes of this paragraph 2.2.19, the “existing shares” mean the 10,000 shares in issue as at the date of adoption of the Articles of Association. With effect from Admission, the existing shares shall no longer be entitled to any dividends or distributions, whether on a winding up or otherwise, shall no longer carry the right to receive notice of, attend or vote at any meeting and shall become redeemable at any time thereafter, for the amount credited to the Company’s stated capital account in respect of them, at the option of the Board.

2.3	General meetings

2.3.1	The Company will hold an annual general meeting each year in accordance with the requirements of the Jersey Companies Law. The Board can call a general meeting whenever it decides to. All annual general meetings can only be held if shareholders have been given at least 21 clear days’ notice. Shareholders must be given at least 14 clear days’ notice of all other general meetings.

2.3.2	Notice of a general meeting must be sent to all of the Company’s shareholders (subject to certain exceptions for holders of partly-paid shares), the Board and the auditors. The notice calling a general meeting must specify the place, day, time and general nature of the business of the meeting. A notice calling an annual general meeting must state that the meeting is an annual general meeting. A shareholder may attend and/or vote at general meetings or class meetings in person or by proxy. The Articles of Association contain provisions for the appointment of proxies, including electronic communication of appointments and cut off times for appointments prior to general meetings. Even if a director is not a shareholder, he is entitled to attend and speak at any general meeting or class meeting. A quorum for a general meeting is three people (including shareholders and/or proxies) entitled to vote at the meeting. If a quorum is not present within 30 minutes of the time set for the general meeting (or such longer time not exceeding one hour as the chairman of the meeting may determine), the meeting shall be adjourned to such later time and date as the chairman of the meeting may determine, unless the meeting was called at the request of the shareholders, in which case it shall be dissolved. If the general meeting is adjourned for more than 30 days, the Board must give shareholders at least seven clear days’ notice of the adjourned meeting.

2.3.3	Shareholders who, at the time of deposit of such requisition, hold not less than one-tenth of the total voting rights of the shareholders of the Company who have the right to vote at the meeting requisitioned, can requisition the Company to convene a general meeting in accordance with the Jersey Companies Law.

2.4	Directors

2.4.1	Appointment of directors

The Company must have at least two directors on the Board (not counting alternate directors). There is no maximum number of directors. Subject to the Articles of Association, shareholders (by ordinary resolution) or the Board can appoint any person willing to be a director either to fill a vacancy or as an additional director. Where the appointment is made by the Board, the director must retire at the next annual general meeting and can then be put forward by the Board for reappointment by shareholders in accordance with the Articles of Association.

2.4.2	Eligibility of new directors

A person will only be eligible for appointment as a director of the Board if: (a) he is a director who has retired by rotation; (b) he is recommended by the Board; or (c) a shareholder who is entitled to vote at the general meeting has given the Company a written notice at least seven days (but not more than 21 days) before the date for which the meeting is called of his intention to propose someone (other than himself) as a director. The notice must include all the details of that person which would be required to be included in the register of directors, and be accompanied by a written confirmation from the proposed director confirming his willingness to be appointed as a director.

2.4.3	No Share qualification

Directors do not need to be shareholders in the Company.

2.4.4	Retirement of directors by rotation

At every annual general meeting, the Articles of Association require that one third of the directors on the Board must retire or, if the number of directors is not divisible by three, the number of directors nearest to one third shall retire from office but if any directors will have been a director for three years or more since he was last appointed (or re-appointed) at the date fixed for the annual general meeting, he must retire. A director who retires at an annual general meeting may be re-appointed if he is willing to act as a director. Subject to the Jersey Companies Law and the Articles of Association, the directors to retire by rotation will firstly be those directors who wish to retire without re-appointment, and secondly those who have served the longest as a director since their last appointment or re-appointment. If directors were last re-appointed directors on the same day, they can agree among themselves who is to retire. If they cannot agree, they must draw lots to decide.

2.4.5	Remuneration of directors

The total fees paid to non-executive directors (other than amounts payable under any other article) must not exceed £1.5 million a year or any other sum agreed by ordinary resolution at a general meeting.

If a non-executive performs any other service that in the Board’s opinion is beyond the scope of his role as a non-executive director, the Board can decide to pay him additional remuneration. This can take the form of a salary, commission or anything else the Board decides. The benefits paid to an executive director will be decided by the Board (or any duly constituted committee of the Board), and can be of any description.

Pursuant to the Articles of Association, the provisions contained in sections 215 to 221 of the Companies Act in relation to payments made to directors (or a person connected to such directors) for loss of office and the circumstances in which such payments would require the approval of shareholders are broadly applied to the Company, and the Company is required to comply with such provisions as if it were a company incorporated in the UK.

2.4.6	Appointment of executive directors

Subject to the Jersey Companies Law, the Board can appoint a director to any executive position (except that of auditor), on such terms and for such period as it thinks fit. The Board can also terminate or vary an executive appointment whenever it wishes and decide on any fee or other form of remuneration to be paid for such appointment. This fee or other remuneration may be as well as or instead of any fees payable as a director.

2.4.7	Permitted interests of directors

Subject to the provisions of the Jersey Companies Law, as long as a director has disclosed the nature and extent of his interest to the Board, a director can: (a) be a party to, or otherwise have an interest in, any transaction or arrangement with the Company or in which the Company has a direct or indirect interest; (b) act by himself or through his firm in a paid professional role for the Company (other than as auditor); and (c) be a director, officer or employee of or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company has any interest whether direct or indirect. A director who has, and is permitted to have, any interest can keep any remuneration or other benefit that he derives as a result of having that interest as if he were not a director. Any disclosure may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with the Jersey Companies Law. The Board may authorise directors’ actual and potential conflicts of interests, provided that any director concerned does not vote or count towards the quorum at the meeting where the matter is considered unless his interest arises only because the resolution concerns certain matters as detailed in the Articles of Association. Where a director’s relationship with another person has been authorised and such relationship gives rise to an actual or potential conflict of interest, the director will not be in breach of the general duties he owes to the Company if he absents himself from meetings, or makes arrangements not to receive documents and information, relating to the actual or potential conflict of interest for so long as he reasonably believes that the same subsists.

2.4.8	Delegation of powers

The Board is authorised to delegate any of its powers to any committee consisting of one or more directors. The Board may also delegate to any director holding executive office such of its powers as the Board considers desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. The Board may co-opt onto any committee persons other than directors, who may enjoy voting rights in the committee, provided that such co-opted persons comprise less than one-half of the total membership of the committee and a resolution of any committee shall only be effective if a majority of the persons present are directors.

The Board may also establish local or divisional boards or agencies for managing any of the affairs of the Company.

The Board may also, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the Board) and on such conditions as the Board determines.

2.5	Borrowing powers

Subject to the applicable laws, the Board can exercise all the Company’s powers relating to borrowing money, giving security over all or any of the Company’s business and activities, property, assets (present and future) and uncalled capital, and issuing debentures and other securities.

2.6	Indemnity of officers

To the extent permitted by the Jersey Companies Law, the Company will indemnify every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) out of the assets of the Company against any liability incurred by him for negligence, default, beach of duty, breach of trust or otherwise in relation to the affairs of the Company. This provision does not affect any indemnity that a director or officer is otherwise entitled to.

2.7	Other

2.7.1	The Company is required to comply with the provisions of Listing Rules 9.4.1 to 9.4.3 in relation to its adoption of employee share schemes or long term incentive plans, which require such schemes or plans to be approved by shareholders in a general meeting.

2.7.2	Each shareholder must comply with the notification obligations to the Company contained in Chapter 5 of the Disclosure and Transparency Rules as if the company were a UK issuer for the purposes of such Disclosure and Transparency Rules, including, without limitation, the provisions of Disclosure and Transparency Rule 5.1.2. Accordingly, the vote holder and issuer notification rules shall apply to the Company, as well as each holder of shares.

2.7.3	If a shareholder fails to comply with the obligations set out in paragraphs 2.2.12 and 2.7.2 above, the Board may give notice to the shareholder that with effect from 14 days after the service of such notice, the relevant shares will be subject to some or all of the following restrictions:

(a)	that the shares shall not confer on the holder any right to attend or vote either personally or by proxy at any general meeting of the Company or at any separate general meeting of the holders of any class of shares in the Company or to exercise any other right conferred by membership in relation to general meetings;

(b)	that the Board of Directors may withhold payment of all or any part of any dividends or other moneys payable in respect of the shares and the holder shall not be entitled to receive shares in lieu of dividends; and

(c)	that the Board of Directors may place restrictions on the transfer of any of the shares which are certificated shares, provided that such restrictions do not apply to a sale of shares to a genuine unconnected third party.

Any restrictions imposed in accordance with paragraph (b) or (c) above shall cease to apply seven days after the earlier of:

(i)	receipt by the Company of notice that the shareholding has been sold to an unconnected third party; and

(ii)	due compliance, to the satisfaction of the Company, with a notice issued under the provisions of the Articles described in paragraph 2.2.12 above.

2.7.4	For the purpose of enforcing the restrictions described in paragraph 2.7.3, the Board may give a notice to the relevant shareholder requiring the shareholder to change the relevant shares held in uncertificated form to certificated form, or that the shareholder may not change any of the relevant shares held in certificated form to uncertificated form. If the holder does not comply with the notice, the Board may authorise any person to instruct an authorised operator to change the relevant shares held in uncertificated form to certificated form.

2.7.5	The Company may not make a political donation to a political party or other political organisation, or to an independent election candidate, or incur any political expenditure, unless such donation or expenditure is authorised by an ordinary resolution in accordance with the Articles of Association and is passed before the donation is made or the expenditure incurred.

2.8	Strategic Assets Law

2.8.1	Where a shareholder or any person who has an interest in the shares in the Company held by a shareholder, whether by himself or with any other person:

(a)	acquires shares in the Company or an interest in shares in the Company without obtaining any approval for such acquisition which is required under the Strategic Assets Law and the Board determines that such acquisition may cause the Company or any of its subsidiaries to cease to be able to control any of its assets; or

(b)	acquires shares in the Company or an interest in shares in the Company exceeding 50 per cent. of the voting shares in the Company without obtaining any approval for such acquisition which is required under the Strategic Assets Law, that shareholder is in breach of the Articles of Association.

2.8.2 Where a shareholder, whether by himself or with a group of persons, acquires shares or an interest in shares in contravention of the Strategic Assets Law, such shareholder will be in breach of the Articles of Association. Where the shares so acquired, or the shares in which an interest is so acquired, carry voting rights exceeding 50% of the total voting rights attributable to all shares in the Company, or the Board determines (based on a claim or action by a relevant authority, or on legal advice) that such breach will or may cause the Company or any of its subsidiaries to be unable to exercise voting rights in any subsidiary, the voting rights attached to the shares will not be exercisable.

2.9	Amendment of Articles of Association

The Articles of Association may be amended by special resolution of the Company.

3.	Directors’ and Senior Management’s interests

3.1	The Directors and members of Senior Management, their functions within the Group and brief biographies are set out in Part 6 “Directors, Senior Management and Corporate Governance”.

3.2	Currently the members of the Board of Directors and Senior Management have no interests in any Shares but their interests in the shares of JSC Polymetal (all of which, unless otherwise stated, are beneficial or are interests of such Director or member of Senior Management or a person connected with him) as at the date of this Additional Information Document are presented below.

Number of
Polymetal
Director	Shares

Bobby Godsell	—
Vitaly Nesis	3,000,000	(1)
Konstantin Yanakov	—
Marina Grönberg	—
Jean-Pascal Duvieusart	—
Charles Balfour	—
Jonathan Best	—
Russell Skirrow	—
Leonard Homeniuk	—

Notes:

(1)	In addition to the 3,000,000 Polymetal Shares held by Mr. Nesis, Mr. Nesis has been granted the option to acquire a number of Polymetal Shares in 2013 or 2014, pursuant to a prescribed formula which is linked to share price performance. This right will convert into a right over Shares at Admission. The maximum number of Polymetal Shares/Shares that Mr. Nesis can acquire is 12,000,000. See paragraph 6 of Part 13 “Additional information — Employee share plan” for further details.

Number of
Polymetal
Member of Senior Management (1)	Shares

Vitaly Savchenko	2,000
Sergey Cherkashin	165,000
Sergey Trushin	—
Roman Shestakov	2,000
Valery Tsyplakov	200,000
Pavel Danilin	10,000
Igor Kapshuk	1

Notes:

(1)	Each of the members of Senior Management have been granted an option to acquire a number of Polymetal Shares in 2013 or 2014, pursuant to a prescribed formula which is linked to share price performance. This right will convert into a right over Shares at Admission. See paragraph 6 of Part 13 “Additional Information — Employee share plan” for further details of the Programme.

3.3	Other than as shown in paragraph 3.2 above and as discussed in paragraph 6 “Employee share plan” below, no Director or member of Senior Management (or any persons connected with any of the Directors or any member of Senior Management) shall have any interest, (legal or beneficial) in the share or loan capital of the Company or any of its subsidiaries at or immediately following Admission.

3.4	As at the date of this Additional Information Document, no Director or any member of Senior Management has or has had any interest in any transaction that is or was unusual in its nature or conditions or is or was significant to the business of the Group and that was effected by the Company in the current or immediately preceding financial year or that was effected during an earlier financial year and remains in any respect outstanding or unperformed.

3.5	There are no outstanding loans granted by any member of the Group to any Director or any member of Senior Management, nor has any guarantee been provided by any member of the Group for their benefit.

4.	Directors’ and Senior Management’s employment contracts and letters of appointment

4.1	The Directors and their functions are set out in Part 6 “Directors, Senior Management and Corporate Governance”. Vitaly Nesis, the Chief Executive Officer, entered into a new employment contract with JSC Polymetal on 25 July 2008, which was amended on 5 September 2011. Each of the Directors entered into letters of appointment with the Company. The terms of their appointments take effect on and from Admission.

Chairman

4.2	The appointment of the Chairman takes effect on and from Admission until the next Annual General Meeting (“AGM”) of the Company, subject to annual re-election in accordance with the Articles of Association.

4.3	The Chairman is entitled to receive an annual fee of £250,000 per annum. The Chairman is entitled to reimbursement of his reasonable expenses incurred in relation to the carrying out of his duties for the Group. In addition, the Chairman will be entitled to an additional fee of £15,000 per annum if he serves as chairman of the nomination committee, to a fee of £10,000 per annum if he is appointed to any board committee of which he is not chairman, and to a fee of £3,000 for each meeting of the Board or its committees which the Chairman attends. The Chairman is entitled to reimbursement of his reasonable expenses incurred in relation to the carrying out of his duties for the Group.

4.4	The appointment may be terminated by the Company at any time in accordance with the Articles of Association. The appointment of the Chairman is terminable by either party on one month’s notice.

4.5	The Chairman is not entitled to receive any compensation on termination of appointment. The Chairman is subject to confidentiality restrictions without limitation in time.

Chief Executive Officer

4.6	Mr. Nesis has entered into an appointment letter with the Company in relation to his appointment as a Director. The appointment of Mr. Nesis as a Director takes effect on and from Admission, subject to annual re-election in accordance with the Articles of Association.

4.7	Mr. Nesis will not receive any fees in respect of his appointment as a Director but will be entitled to reimbursement of his reasonable expenses incurred in relation to the carrying out of his duties as a Director.

4.8	The appointment of Mr. Nesis as a Director may be terminated at any time in accordance with the Articles of Association. The appointment of Mr. Nesis as a Director is terminable by him on one month’s notice. Mr. Nesis is not entitled to receive any compensation in respect of his role as Director on termination of his appointment as Director.

4.9	On 25 July 2008 JSC Polymetal entered into an employment contract with Mr. Nesis as its Chief Executive Officer (the general director) further to the resolution of the board of directors of JSC Polymetal dated 23 July 2008 pursuant to which Mr. Nesis was appointed to this position. The contract became effective on 1 September 2008. The contract was subsequently amended on 5 September 2011. The contract was entered into for the period of five years and expires on 31 August 2013. Under the terms of the contract the CEO undertakes to perform general management of JSC Polymetal, arrange for its commercial, economic, social and other activities with a view to provide for JSC Polymetal’s further development. Mr. Nesis receives a salary of RUB 10,356,480 per annum under his employment contract with JSC Polymetal. The employment agreement does not contain any specific grounds for early termination but may be terminated prior to its expiration in accordance with Russian labour law.

Non-Executive Directors

4.10	The appointment of each of the Non-Executive Directors takes effect on and from Admission until the next AGM of the Company, subject to annual re-election in accordance with the Articles of Association.

4.11	Each of the Non-Executive Directors, save for Mr. Yanakov, Mr. Duvieusart and Ms. Grönberg, is entitled to receive an annual fee of £100,000 (less any statutory deductions). Each of the Non-Executive Directors is entitled to reimbursement of his reasonable expenses incurred in relation to the carrying out of his duties for the Group save for Mr. Yanakov, Mr. Duvieusart and Ms. Grönberg. In addition, any Non-Executive Director who is appointed chairman of the audit and risk committee is entitled to a further £30,000 per annum and a further £15,000 per annum to serve as chairman of any other committee of the Board. Members of a committee of the Board (save for the respective chairmen) are entitled to an additional fee of £10,000 per annum, and all Non-Executive Directors save for Mr. Yanakov, Mr. Duvieusart and Ms. Grönberg are entitled to a fee of £3,000 for each meeting of the Board or its committees which the Director attends.

4.12	The appointment of any Non-Executive Director may be terminated at any time in accordance with the Articles of Association. The appointment of each non-executive Director is terminable by either party on one month’s notice.

4.13	A Non-Executive Director is not entitled to receive any compensation on termination of his appointment. Each Non-executive director is subject to confidentiality restrictions without limitation in time.

Senior Management

4.15	Details of the Senior Management’s term of office are as follows:

		Date employed in	Date employed
Name	Position	current position	by Group

Vitaly Savchenko	Chief Operating Officer	8 April 2009	29 January 2004
Sergey Cherkashin	Chief Financial Officer	14 February 2005	14 February 2005
Sergey Trushin	Deputy Chief Executive	15 March 2010	25 December 2006
Officer for Mineral Resources
Roman Shestakov	Deputy Chief Executive	14 April 2009	18 March 2002
Officer, Project Development
and Construction
Valery Tsyplakov	Managing Director of JSC	7 June 2004	1 March 1999
Polymetal
Engineering
Pavel Danilin	Deputy Chief Executive	8 April 2009	13 June 2007
Officer, Strategic
Development
Igor Kapshuk	Chief Legal Officer	1 January 2009	1 December 2003

4.16	The employment agreements with the members of Senior Management are with JSC Polymetal and/or its subsidiaries. The agreements are for indefinite terms and do not have any specific provisions regarding termination of employment other than those prescribed by Russian labour legislation such as compensation for unused vacation and compensation in case of staff reductions.

5.	Directors’ and Senior Management’s remuneration

5.1	The Company has a remuneration programme for independent members of the Board of Directors, as well as a system of compensating them for the expenses incurred in connection with their duties as Board members. The remuneration is made up of a fixed part (for carrying out the responsibilities of the Chairman of the Board, for committee membership and for carrying out the responsibilities of chairman of a committee of the board) and a variable one (for being present at meetings of the Board and its committees). The Company also compensates independent Board members for attendance at Board meetings and for all reasonable expenses incurred by them in carrying out their duties as Board members.

5.2	No remuneration was paid by the Company to the independent Board members in 2010 because the Company was a shell company.

5.3	The Chief Executive Officer is remunerated in accordance with the details set forth in an employment contract signed with JSC Polymetal. See paragraph 4.9 “Directors’ and Senior Management’s employment contracts and letters of appointment — Chief Executive Officer” above.

Directors’ and Senior Management’s current and past directorships and partnerships

5.4	Set out below are the directorships (unless otherwise stated) and partnerships held by the Directors and members of Senior Management (other than, where applicable, directorships held in the Company and/or in any subsidiaries of the Company) in the five years prior to the date of this Additional Information Document:

Current
Directors	directorships/partnerships	Past directorships/partnerships

Bobby Godsell	Optimum Coal Holdings BEE Coal Company	Eskom Holdings Ltd Anglo Gold Ashanti Ltd Freeworld Coatings Ltd African Barrick Gold plc
Vitaly Nesis	—	—
Konstantin Yanakov	Nomos-Bank Piraeus Bank	CJSC Baltic Leasing Multinet Ltd
Marina Grönberg	Mozaik Holdings Ltd
MLP Ltd
GLP (Global Logistic
Partnership) Limited
Euroset Holdings Limited
OJSC SPAR-Retail
Azbuka-Atticus Ltd
MIG — Credit Ltd
Marenco Swiss Helicopters AG
A&NN US Inc.
A&NN Capital Management Fund Ltd
A&NN (Schweiz) AG
	Waterstone’s Holding Limited (UK)	LLC Infins OJSC Zhelezobeton A&NN Advisor Ltd
Jean-Pascal Duvieusart	PPF B.V. PPF Group N.V. Nomos-Bank Far-Eastern Shipping Company plc Bank Khanty Mansysk PPF Advisory (Russia) Limited Flowervale Ltd.	McKinsey & Company
Charles Balfour	Humber Power Ltd Humber Energy Ltd OWASTE2 Energy Company Ltd	Wharf Land Investments Ltd Continental Petroleum Ltd Fleming Family Partners SmartVideo Ltd Intellectuall Ltd
Jonathan Best	AngloGold Ashanti Holdings Plc Sentula Mining Limited Metair Investments Limited Bauba Platinum Limited Gulf Industrials Ltd	—
Russell Skirrow	Dampier Gold Limited Pendlerow Pty Ltd	—
Leonard Homeniuk	Trade Ideas, LLC	Centerra Gold Inc. Caneco Gold Inc. Kumtor Gold Company

Current
Senior Managers	directorships/partnerships	Past directorships/partnerships

Vitaly Savchenko	—	—
Sergey Cherkashin	—	—
Sergey Trushin	—	—
Roman Shestakov	—
Valery Tsyplakov	—	—
Pavel Danilin	—	—
Igor Kapshuk	—	—

5.5	Within the period of five years preceding the date of this Additional Information Document, none of the Directors or any member of Senior Management:

(a)	has had any convictions in relation to fraudulent offences;

(b)	has been a member of the administrative, management or supervisory bodies or director or senior manager (who is relevant in establishing that a company has the appropriate expertise and experience for management of that company) of any company at the time of any bankruptcy, receivership or liquidation of such company;

(c)	has received any official public incrimination and/or sanction by any statutory or regulatory authorities (including designated professional bodies) or has ever been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of affairs of a company;

(d)	been declared bankrupt or been the subject of any individual voluntary arrangement, or been associated with any bankruptcy, receivership or liquidation in his capacity as director or senior manager;

(e)	been disqualified by a court from acting as a director or member of the administrative, management or supervisory bodies of any company or from acting in the management or conduct of the affairs of any company;

(f)	been a partner or senior manager in a partnership that, while he was a partner or within 12 months of his ceasing to be a partner, was put into compulsory liquidation or administration or which entered into any partnership voluntary arrangement; or

(g)	owned any assets that have been subject to a receivership or been a partner in a partnership subject to a receivership where he was a partner at a time or within the 12 months preceding such event.

5.6	There are no family relationships between or among any of the Directors and any member of Senior Management.

6.	Employee share plan

6.1	In September 2010, the board of JSC Polymetal approved a share plan (“the Programme”). The Programme established a bonus fund (the “Bonus Fund”), consisting of up to 30 million Polymetal Shares. The Polymetal Shares were to be transferred to participants in the Programme (the “Participants”) in 2013 or 2014, pursuant to a prescribed formula linked to the price of Polymetal Shares in those years.

6.2	On 30 September 2011 and 29 September 2011 respectively, the board of JSC Polymetal and the Board of Directors approved amendments to the Programme (the “Amendments”), which amongst other matters, provided that all awards made under the Programme will be satisfied by the transfer of Shares, rather than Polymetal Shares, to the Participants. The Amendments are subject to, and effective from, Admission.

6.3	Post Admission, the Board of Directors intends to implement a new employee share plan. The Board of Directors intends that such new employee share plan will be adopted in due course, in line with the Group’s remuneration policy and the UK Corporate Governance Code. However, as at the date of this Additional Information Document, the Board of Directors has not yet determined when a new employee share plan will be implemented or how such new employee share plan will be operated.

The Programme

6.4	The principal terms of the Programme, as amended by the Amendments, are summarised below:

Eligibility

(a)	Participants, namely executive directors and senior employees of the Group selected at the discretion of the board of JSC Polymetal or the management board of JSC Polymetal, as the case may be, are eligible to participate in the Programme.

Individual limits

(b)	The total size of the Bonus Fund is to be determined according to a prescribed formula, which is linked to Share price performance.

(c)	The Participants, with an indication of the percentage of the Bonus Fund due to each Participant was determined by the board of JSC Polymetal on 8 November 2010 and further supplemented by decisions of the management board of JSC Polymetal. Over 150 employees have been selected to participate in the Programme. Of those employees, 76 have received an entitlement to 85 per cent. of the Bonus Fund pursuant to the decision of the board of JSC Polymetal.

Exercise price

(d)	Shares from the Bonus Fund may be purchased by Participants at the price of 1 penny per Share.

Performance conditions

(e)	The number of Shares awarded to each Participant from the Bonus Fund is based on certain criteria, such as job performance and career growth potential, all at the discretion of the board of JSC Polymetal or the management board of JSC Polymetal, as the case may be.

Exercise of options

(f)	The Programme implementation date is 11 June 2013 and may, with respect to a particular Participant, at such Participant’s discretion, be postponed for one year until 11 June 2014.

Leaving employment

(g)	Save as provided below, participation in the Programme will terminate when the Participant ceases to be employed by the Group.

(h)	Rights may be partially exercised under the Programme in the following cases:

(i)	termination of employment by agreement between the Participant and the Group; retirement of the Participant; or the Participant becoming physically unable to continue employment (as confirmed by an appropriate medical report); or

(ii)	death of the Participant or a court declaring a Participant legally incapable, missing or deceased,

provided that the Participant will lose the right to partially exercise his/her rights under the Programme if the Participant enters into an agreement with, or becomes a member of, the management body of a competing company.

Corporate events

(i)	In the event of: (a) nationalisation of all or substantially all of the Group’s assets; or (b) Petr Kellner, Alexander Nesis and Alexander Mamut ceasing to control, in aggregate, directly or indirectly, more than 20 per cent. of the Shares (a “Change of Control”), a Participant shall have the right to acquire the total number of Shares due to him/her under the Programme, calculated in accordance with a prescribed formula.

Liquidation

(j)	Unless a Participant’s employment continues with another Group company, in the event of the liquidation of the Company, Participants shall have the right to exercise their rights under to the Programme.

Plan limits

(k)	The Bonus Fund consists of up to 30 million Shares.

Amendments

(l)	Amendments to the Programme, including changes in the list of Participants, shall be considered and approved by the Board and the board of JSC Polymetal.

(m)	Polymetal Esop Limited, the operator of the Programme, will inform the Participants of any amendment or addition to the Programme.

7.	Remuneration policy

The Directors intend to put in place an executive remuneration policy for Directors and Senior Management that is comparable to FTSE 100 and international mining companies in order to attract and retain talent that will maximise shareholder value. Under the policy, it is intended that executive remuneration will be comprised of a base salary, an annual bonus and participation in a long term incentive share option plan. It is not intended that any pension contributions will be funded.

The base salary will be reviewed and compared to FTSE 100 and international mining companies annually by the remuneration committee of the Board of Directors. Salary increases are intended to be determined proportional to the Company’s performance.

The annual bonus obtainable is intended to be a maximum of 150 per cent. of the base salary and to focus participants on achieving relevant annual performance goals, such as production, total costs, completion of new projects on time and within budgets and safety.

A long term incentive share option plan will be designed to reward participants for increasing the Share price and delivering superior performance against other companies over a long term horizon.

8.	Subsidiaries and principal establishments

The Company has three subsidiaries: PMTL, Polymetal London Limited and PFSC Limited. From Admission, JSC Polymetal will also become a subsidiary of the Company. The principal subsidiaries and subsidiary undertakings of JSC Polymetal as at the date of this Additional Information Document are set out below.

Country of
Name	Field of activity	incorporation	Percentage of ownership

Albazino Resources Ltd	Mining, processing and exploration	Russian Federation	100 per cent.
Althames Holdings Limited	Holding company (owns 14 per cent. of JSC Varvarinskoye)	British Virgin Islands	100 per cent.
Amur Hydrometallurgical Plant LLC	Facilities currently under construction	Russian Federation	100 per cent.
CJSC Gold of Northern Urals	Mining, processing and exploration	Russian Federation	100 per cent.
CJSC Khabarovsk Exploration Company	Exploration support services	Russian Federation	100 per cent.
CJSC Magadan Silver	Mining, processing and exploration	Russian Federation	100 per cent.
Dukat Exploration Company LLC	Exploration support services	Russian Federation	100 per cent.
Industria LLC	Exploration	Russian Federation	100 per cent.
JSC Aurum	Mining	Russian Federation	100 per cent.
JSC Polymetal Engineering	Engineering and research	Russian Federation	100 per cent.
JSC Varvarinskoye	Mining, processing and exploration	Kazakhstan	100 per cent. (owned through Three K Exploration and Mining Limited (86 per cent.) and Althames Holdings Limited (14 per cent.))
JSC Polymetal Management	Management services	Russian Federation	100 per cent.
Kirankan LLC	Exploration	Russian Federation	100 per cent. (owned through OJSC Okhotskaya Mining and Exploration Company)
Kutyn Mining and Geological Company LLC	Exploration	Russian Federation	100 per cent.
Kvartsevyi Mine LLC(1)	Mining and processing	Russian Federation	100 per cent.(1)
Mayskoye Gold Mining Company LLC	Facilities currently under construction	Russian Federation	100 per cent.
Middle-Urals searching bureau LLC	Exploration	Russian Federation	100 per cent. (owned through CJSC Gold of Northern Urals)
Mine Avlayakan LLC	Mining and exploration	Russian Federation	100 per cent. (owned through OJSC Okhotskaya Mining and Exploration Company)
North Ural Exploration Company LLC	Exploration support services	Russian Federation	100 per cent.
Office LLC	Owns real estate (office)	Russian Federation	100 per cent. (owned through Polymetal Trading LLC)

Country of
Name	Field of activity	incorporation	Percentage of ownership

OJSC Okhotskaya Mining and Exploration Company LLC(2)	Mining, processing and exploration	Russian Federation	100 per cent.
OJSC Omolon Gold Mining Company(1)	Mining, processing and exploration	Russian Federation	100 per cent.
Polyholding Limited	Holding company	Cyprus	100 per cent.
Polymetal Esop Limited	Operator of employee share scheme	British Virgin Islands	100 per cent.
Polymetal Trading Ltd	Procurement and logistics	Russian Federation	100 per cent.
Svetloye LLC (formerly PD RUS LLC)	Exploration	Russian Federation	100 per cent. (owned through OJSC Okhotskaya Mining and Exploration Company)
Technometal Ltd	Technological testing of low grade materials	Russian Federation	80.61 per cent. (owned through CJSC Magadan Silver)
Three K Exploration and Mining Limited	Holding company (owns 100 per cent. of JSC Varvarinskoye: 86 per cent. directly and 14 per cent. through Althames)	British Virgin Islands	100 per cent.
Ural Geological Company LLC	Mining	Russian Federation	100 per cent.

Notes:

(1)	OJSC Omolon Gold Mining Company and Kvartsevyi Mine LLC are currently in the process of a merger, which is expected to be completed in 2011. The surviving entity will be OJSC Omolon Gold and Mining Company.
(2)	OJSC Okhotskaya Mining and Exploration Company is currently being re-organised into a Limited Liability Company. This is scheduled to be completed during October-November 2011.

Principal establishments

The following are the principal establishments of the Group in addition to the mines, processing hubs and exploration projects described in Part 5 “The Business” and the licences for which are described in Part 5 “The Business”:

Name and location	Type of facility	Tenure	Owned/Leased

Operational head office, 2 Prospect Narodnogo, Opolcheniya, Saint Petersburg, 198216 Russia	Office	Indefinite term	Lease

9.	Auditors

The auditor for the audited consolidated financial information of the Group for the years ended 31 December 2008, 2009 and 2010 and for the six months ended 30 June 2011 was Deloitte LLP, chartered accountants and member of the Institute of Chartered Accountants in England and Wales, whose registered address is at 2 New Street Square, London EC4A 3BZ, United Kingdom. The consolidated accounts for the Group as at and for the six months ended 30 June 2010 are unaudited.

10.	Material contracts

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by the Company or another member of the Group: (a) within the two years immediately preceding the date of this Additional Information Document which are, or may be, material to the Company or any member of the Group; and (b) at any time and contain provisions under which the Company or any member of the Group has an obligation or entitlement which is, or may be, material to the Company or any member of the Group as at the date of this Additional Information Document:

10.1 Engineering and procurement services agreement

On 8 April 2008, Amur Hydrometallurgical Plant LLC, entered into a engineering and procurement services agreement with respect to the Amursk POX plant with SNC Lavalin Services Ltd. for a total amount of US$9,446,039

(as amended). The services provided by SNC Lavalin Services Ltd. include the engineering of, among other things, the POX circuit and the process control system for the POX area and construction of a steam plant. SNC Lavalin Services Ltd. is also responsible for the development and management of an integrated project organisation, co-ordination and liaising between engineering and procurement activities, management and co-ordination of all project documentation and cost control services.

10.2	General master repurchaser agreement

On 6 September 2011, Polymetal ESOP Limited and Otkritie Securities Limited entered into a general master repurchase agreement (the “GMRA”). The following transactions have been entered into, and the confirmations summarised below have been executed, under the GMRA, as a result of which 34,450,357 Polymetal Shares (representing approximately 8.63 per cent. of the issued share capital of JSC Polymetal) (the “Repo Shares”) were transferred to Otkritie Securities Limited in exchange for an aggregate purchase price of US$250,050,016.85 (together, the “Repo”):

(a)	a confirmation dated 6 September 2011 with respect to the transfer of 9,100,000 Polymetal Shares (representing approximately 2.28 per cent. of the issued share capital of JSC Polymetal) to Otkritie Securities Limited in exchange for the Purchase Price of US$65,975,000 on 7 September 2011;

(b)	a confirmation dated 13 September 2011 with respect to the transfer of 11,900,000 Polymetal Shares (representing approximately 2.98 per cent. of the issued share capital of JSC Polymetal) to Otkritie Securities Limited in exchange for the Purchase Price of US$89,250,000 on 14 September 2011;

(c)	a confirmation dated 23 September 2011 with respect to the transfer of 13,450,357 Polymetal Shares (representing approximately 3.37 per cent. of the issued share capital of JSC Polymetal) to Otkritie Securities Limited in exchange for the Purchase Price of US$94,825,016.85 on 26 September 2011.

On 31 August 2012 (the “Repurchase Date”) Polymetal ESOP Limited has the obligation to repurchase all of the Polymetal Shares transferred under the GMRA for a repurchase price which is calculated as the sum of (i) the price received for the relevant Polymetal Shares; and (ii) the aggregate amount obtained by daily application of LIBOR + 2.75 to the relevant price for the number of days during the period commencing on the relevant transfer date and ending on the Repurchase Date.

11.	Jersey Companies Law

Set forth below is a summary of certain material provisions of the Jersey Companies Law as in force on the date of this Additional Information Document. This summary does not purport to give a complete overview nor does it constitute legal advice regarding such matters and should not be regarded as such. You are recommended to take your own legal advice from a qualified Jersey solicitor or advocate should you have any queries regarding Jersey law. This section should also be read in conjunction with paragraph 2 “Articles of Association” above.

11.1	Authority to allot shares

The Jersey Companies Law does not contain provisions requiring the directors to be authorised by shareholders to issue shares. As referred to in paragraph 2 “Articles of Association” above, the Articles of Association contain provisions requiring the Board to be authorised by ordinary resolution of the Company to issue Equity Shares (as defined in the Articles of Association).

11.2	Pre-emption rights

The Jersey Companies Law does not confer statutory pre-emption rights on shareholders relating to new share issues. As referred to in paragraph 2 “Articles of Association” above, the Articles of Association contain pre-emption rights on shareholders in relation to certain new share issues.

11.3	Issues of partly paid shares

The Jersey Companies Law permits companies incorporated in Jersey, including public companies, to issue partly paid shares.

11.4	Commissions

The Jersey Companies Law imposes certain restrictions and publicity obligations on a company that proposes to pay a commission to a person in return for the person subscribing or agreeing to subscribe (whether absolutely or conditionally) for shares in the company, or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for shares in the company.

11.5	Share certificates

Subject to certain exceptions, a shareholder is entitled to receive a share certificate in respect of any shares held by that shareholder in certificated form. A certificate sealed by the company, or signed either by two directors or on director and the secretary, specifying the shares held by a shareholder, is prima facie evidence of the shareholder’s title to the shares.

Jersey law also permits shares to be held in uncertificated form through an appropriately authorised operator such as CREST Share certificates are not issued in respect of uncertificated shares, rather title is evidence by the records of the relevant authorised operator.

11.6	Stated capital account

A no par value company, such as the Company, must maintain a separate account, called a stated capital account, for each class of issued share. The sums to be transferred into that account include the amount of cash received by the company for the issue of shares of the relevant class, or the value (as determined by the directors) of the consideration or other value received by the company, otherwise than in cash, for the issue of shares of that class.

11.7	Reduction of capital

The Jersey Companies Law permits a company by special resolution to reduce its capital accounts in any way. In the case of certain types of reduction of capital, the confirmation of the Jersey court will be required before such reduction is effected.

These provisions as to reduction of capital are separate from the provisions of the Jersey Companies Law dealing with purchases of own shares, redemption of own shares and distributions.

11.8	Purchase and redemption of shares

Subject to the Jersey Companies Law, including the requirement that the same be approved by way of special resolution of the company, a company may purchase its own shares. A company may also redeem its own shares if authorised to do so in its articles of association. Subject to certain requirements, such shares purchased or redeemed may be held as treasury shares, which can subsequently be cancelled, sold, transferred or continued to be held by the Company. Pursuant to the Jersey Companies Law, shares held in treasury are subject to various restrictions, including that they may not be voted while held as treasury shares.

Paragraph 1.4.4 above provides further details of certain resolutions already passed by the initial Shareholders of the Company, including a resolution conferring certain authority on the Board to purchase shares in the capital of the Company and to hold the same as treasury shares.

11.9	Distributions

Pursuant to the Jersey Companies Law, a no par value company may pay a dividend or make any other distribution from any source, including its stated capital account, as well as from profit and loss account, even where it has accumulated losses. The Jersey Companies Law provides that the directors approving the distribution must first make a statement that they are of the opinion that the company will satisfy a prescribed solvency test after making of the distribution.

11.10	Duties of directors

The Jersey Companies Law provides that a director, in exercising the director’s powers and discharging the director’s duties, shall:

11.10.1	act honestly and in good faith with a view to the best interests of the company; and

11.10.2	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

11.11	Disclosure of interests by directors

The Jersey Companies Law does not require the directors of a Jersey company to disclose to the company their beneficial ownership of any shares in the company (although they must disclose to the company the nature and extent of any interest, direct or indirect, which conflicts, or may conflict to a material extent, with a transaction into which the company or any of its subsidiaries is proposing to enter).

11.12	Indemnification of directors

The Jersey Companies Law provides that any provision, whether contained in the articles of association of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered, directly or indirectly, by the company, agrees to exempt any person from, or indemnify any person against, any liability that by law would otherwise attach to the person by reason of the fact that the person is or was a director or other officer of the company, shall be void.

There are certain exceptions, including a provision for exempting a person from or indemnifying the person against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal);

(i)	in which judgment is given in the person’s favour or the person is acquitted;

(ii)	that are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; or

(iii)	that are settled on terms that include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

(b)	any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

(c)	any liability incurred in connection with an application made under Article 212 (Power of the court to grant relief in certain cases) of the Jersey Companies Law in which relief is granted to the person by the Jersey court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.

These provisions of the Jersey Companies Law do not prevent a company from purchasing and maintaining for any such director or other officer insurance against any such liability.

11.13	Compensation for loss of office

The Jersey Companies Law does not require that shareholders approve compensation payments made to directors for loss of office. As referred to in paragraph 2 “Articles of Association” above, the Articles of Association contain certain provisions requiring shareholder approval of such compensation payments in certain circumstances.

11.14	Representation of corporations at shareholder meetings

The Jersey Companies Law provides that a body corporate (wherever incorporated) may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of a company incorporated in Jersey. A person so authorised is entitled to exercise the same powers on behalf of the body corporate that the person represents as that body corporate could exercise if it were an individual shareholder. The Jersey Companies Law does not currently permit the appointment of more than one corporate representative by a shareholder in respect of the same shareholding.

11.15	Proxies

The Jersey Companies Law provides that a shareholder entitled to attend and vote at a meeting of a company is entitled to appoint another person (whether a shareholder or not) as the shareholder’s proxy to attend and vote instead of the shareholder.

11.16	Demanding a poll vote

Pursuant to the Jersey Companies Law, at a meeting of shareholders, a poll may be demanded in respect of any question by: (a) no fewer than five shareholders having the right to vote on the question; or (b) a shareholder or shareholders representing not less than one tenth of the total voting rights of all shareholders having the right to vote on the question.

11.17	Disclosure of interests in shares by shareholders

The Jersey Companies Law does not contain any requirement on shareholders to disclose interests in shares. As referred to in paragraph 2 “Articles of Association” above, the Articles of Association require shareholders to disclose interests in shares as if the provisions of Chapter 5 of the Disclosure and Transparency Rules applied to the company as a UK issuer for the purposes of such Disclosure and Transparency Rules.

11.18	Mandatory bids

The City Code on Takeovers and Mergers (the “City Code”) will apply to the Company for so long as the Shares are listed on the main market of the London Stock Exchange. Under the City Code, if an acquisition of an interest in Shares were to increase the aggregate holding of an acquirer and its “concert parties” to an interest in Shares carrying 30 per cent. or more of the voting rights in the Company, the acquirer and, depending upon the circumstance, its concert parties, would be required (except with the consent of the UK Takeover Panel) to make an offer in cash (or accompanied by a cash alternative) for the outstanding Shares at a price not less than the highest price paid for any interest in the Shares by the acquirer or its concert parties during the 12 months prior to the announcement of the offer. A similar obligation to make such a mandatory offer would also arise on the acquisition of Shares by a person (together with its concert parties) interested in Shares carrying between 30 per cent. and 50 per cent. of the voting rights in the Company if the effect of such acquisition were to increase the percentage of shares carrying voting rights in which he is interested.

11.19	Compulsory acquisition of shares

(a)	The Jersey Companies Law provides that where a person (the “Offeror”) makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a Jersey no par value company (other than any shares already held by the Offeror at the date of the offer), if the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90 per cent. in number of the shares (or class of shares) to which the offer relates, the Offeror may (subject to the requirements of the Jersey Companies Law), by notice to the holders of the shares (or class of shares) to which the offer relates which the Offeror has not already acquired or contracted to acquire, compulsorily acquire those shares. A holder of any shares who receives a notice of compulsory acquisition may (within six weeks from the date on which such notice was given) apply to the Jersey court for an order that the Offeror not be entitled and bound to purchase the holder’s shares or that the Offeror purchase the holder’s shares on terms different of those of the offer.

(b)	In respect of a Jersey no par value company, where before the end of the period within which the takeover offer can be accepted, the Offeror has by virtue of acceptances of the offer acquired or contracted to acquire some of the shares of the company (or of a particular class) and those shares (with or without any other shares in the company that the Offeror has acquired or contracted to acquire) amount to not less than 90 per cent. in number of all of the shares of the company (or all of the shares of a particular class), the holder of any such shares (or class of shares) who has not accepted the offer may, by written notice to the Offeror, require the Offeror to acquire the holder’s shares. The Offeror shall (subject to the requirements of the Jersey Companies Law) be entitled and bound to acquire the holder’s shares on the terms of the offer or on such other terms as may be agreed. Where a holder gives the Offeror a notice of compulsory acquisition, each of the Offeror and the holder of the shares is entitled to apply to the Jersey court for an order that the terms on which the Offeror is entitled and bound to acquire the holder’s shares shall be such as the Jersey court thinks fit.

11.20	Schemes of arrangement

The Jersey Companies Law provides that, where a compromise or arrangement is proposed between a company and its creditors, or a class of them, or between the company and its shareholders or a class of them, the Jersey court may on the application of the company or a creditor or member of it or, in the case of a company being wound up, of the liquidator, order a meeting of the creditors or class or creditors, or the shareholders or class of shareholders (as the case may be), to be called in a manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or three-fourths of the voting rights of shareholders or class of shareholders (as the case may be) present and voting either in person or by proxy at the meeting, agree to a compromise or arrangement, the compromise or arrangement, if sanctioned by the Jersey court, is binding on all creditors or the class of creditors, or all shareholders or the class of shareholders (as the case may be) and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.

11.21	Mergers

The Jersey Companies Law permits two or more companies (which need not all be Jersey incorporated companies) to merge to form one successor company. In the case of any company incorporated in Jersey, any such merger is subject to approval of its board of directors and to approval by special resolution of the company (and, where applicable, by special resolution of each class of shares where there is more than one class of shares in issue), in addition to certain other substantive and procedural requirements.

11.22	Accounts

The Jersey Companies Law requires a public company to prepare audited accounts in respect of each financial year of the company, and to lay such accounts before a general meeting of the company within seven months of the end of such financial year of the company.

11.23	Political donations

The Jersey Companies Law does not restrict companies from making political donations. As referred to in paragraph 2 “Articles of Association” above, the Articles of Association contain certain restrictions on making such political donations.

11.24	Unfair prejudice

The Jersey Companies Law provides that a shareholder may apply to the Jersey court for an order on the ground that the company’s affairs are being or have been conducted in a manner that is unfairly prejudicial to the interests of its shareholders generally or of some part of its shareholders (including at least the shareholder applying to court for the order) or that an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial. The Jersey court has wide powers as to the type of order it can grant.

11.25	Dissolution

Under Jersey law, the two procedures for dissolving a company are winding up and désastre. Concepts such as receivership, administration and voluntary arrangements do not exist under Jersey law. A winding up may only be commenced by the company and not by one of its creditors. If a company is solvent, the winding up will be a summary winding up. If the company is insolvent, the winding up will be a creditors’ winding up. A creditor wishing to dissolve a Jersey company would need to seek to have the company’s property declared en désastre (literally meaning “in disaster”) by a Jersey court. If the company’s property is declared en désastre, all of the powers and property of the company (whether present or future and whether situated in Jersey or elsewhere) are vested in the Viscount (an officer of the court). The role of the Viscount is similar to that of a liquidator. The Viscount’s principal duty is to act for the benefit of the company’s creditors. He is not under an obligation to call any creditors’ meetings, although he may do so.

12.	Litigation

12.1	During a field tax audit in respect of the tax year 2007, the Federal Tax Service No. 1 of the Magadan region of Russia challenged the prices applied by CJSC Serebro Territorii (a legal predecessor of CJSC Magadan Silver) under an export sale agreement in respect of sales of silver to Standard Bank of London (legal predecessor of ABN AMRO Bank N.V.). The tax authorities stated that the price was understated compared to market prices based on a comparison between the prices applied to transactions with ABM AMRO Bank N.V. and silver prices applied by CJSC Serebro Territorii to sales in the domestic market and the silver accounting prices for the refined precious metals determined by the Russian Central Bank for the relevant period. The tax authorities have claimed that, as a result, CJSC Serebro Territorii underpaid applicable income tax.

12.2	The tax authorities claimed that the sale prices under the export contract with ABN AMRO Bank N.V. deviated from market prices by between 31 per cent. and 45 per cent. while the maximum deviation from market prices should not exceed 20 per cent. under Russian transfer pricing rules. This deviation was caused by a contract with Standard Bank of London providing for fixed prices that were agreed by CJSC Serebro Teritorii in 2004. CJSC Serebro Territorii supplied silver to ABN AMRO Bank N.V. in 2007 in accordance with its obligations under the contract and at the fixed priced stipulated in the contract. In 2004, the negotiated fixed prices were consistent with market prices. However, due to a significant increase in the price of silver in the intervening period, by 2007 the contract price was much lower than the London Metal Exchange price. CJSC Magadan Silver won the case in the first and appellate instances (Resolutions dated

14 October 2009 and 20 January 2010). However, in cassation, the cassation court of the Far Eastern Circuit (FAC) returned the case for a new trial in the arbitration court (Resolution dated 28 May 2010). CJSC Magadan Silver lost the case in the first and the appeal hearings (Resolutions dated 25 August 2010 and 12 November 2010). However, the FAC again returned the case for a new hearing in the Appeal Court (Resolution dated 14 March 2011).

12.3	On 8 June 2011 the Appeal Court (in the third trial in the Appeal Court) ruled in favour of CJSC Magadan Silver. The court sided with CJSC Magadan Silver and stated that it was bound by the terms of the export contract concluded by CJSC Serebro Territorii (its legal predecessor) with Standard Bank of London and could not apply different prices.

12.4	On 24 August 2011, the FAC received the tax authorities’ challenge to this ruling. On 28 September 2011, the FAC held that CJSC Magadan Silver has successfully defended this challenge. The FAC held that CJSC Magadan Silver was bound by contractual obligations to sell the relevant silver at the relevant price and had sound business reasons to apply such prices. The Board believes that the tax authorities are likely to file a claim in the Russian High Court. The Board believes that CJSC Magadan Silver should successfully defend such challenge.

12.5	The tax authorities are claiming understatement of profits before tax by $18.4 million (including interest and penalties) and the understatement of mineral extraction tax by $4.4 million (including interest and penalties).

12.6	Save as described above, there are not, so far as the Company is aware, any current, pending or threatened, governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this Additional Information Document, a significant effect on the Company’s and/or the Group’s financial position or profitability.

13.	Responsibility and Consents

13.1	SRK has given and has not withdrawn its written consent to the inclusion in this Additional Information Document of its report that is set out in Appendix 2 “Mineral Expert Report” and references to it in the form and context in which they appear and has authorised the contents of those parts of this Additional Information Document. SRK is responsible for its report as part of the Additional Information Document together with the information in this Additional Information Document which has been extracted directly from its report.

13.2	Snowden has given and has not withdrawn its written consent to the inclusion in this Additional Information Document of its report that is set out in Appendix 2 “Mineral Expert Report” and references to it in the form and context in which they appear and has authorised the contents of those parts of this Additional Information Document. Snowden is responsible for its report as part of the Additional Information Document together with the information in this Additional Information Document which has been extracted directly from its report.

14.	Dividend policy

For financial periods commencing on or after 1 January 2012, it is the Company’s intention to pay total annual dividends equal to 20 per cent. of net income for the previous financial year, provided that the net debt: adjusted EBITDA ratio is not more than 1.75, for which purpose net debt will be as at the end of the previous financial year and adjusted EBITDA will be an annualised amount based on the financial results under IFRS for the last 6 months of the previous financial year.

For the financial year ending 31 December 2011, in the absence of unforeseen circumstances and subject to availability of sufficient distributable profits, the Company intends to declare a total dividend of US$0.20 per Share.

Russian law allows dividends to be distributed out of after-tax income (net income), including net income earned in previous years and not distributed to shareholders (retained earnings). For these purposes, net income and retained earnings are determined based on accounting statements prepared in accordance with Russian accounting standards. Since the Company’s income will result from distributions from PMTL, the Group’s Cypriot Intermediate holding company, whose income will result from distributions from JSC Polymetal, the Company will only be in a position to pay dividends if JSC Polymetal is permitted to make distributions to PMTL under Russian law and PMTL is then permitted to make distributions to the Company under Cypriot law.

Dividends received by a Cypriot company, such a PMTL, from a Russian company, such as JSC Polymetal, are not subject to tax in Cyprus. When JSC Polymetal pays dividends to PMTL, which are then paid to the Company, no withholding tax or special defence tax is payable in Cyprus, since the Company, as the beneficiary owner of JSC Polymetal, is not tax resident in Cyprus. Any dividends received by PMTL from JSC Polymetal will be available for distribution to the Company, after deduction of the expenses incurred by PMTL.

15.	Information on the CREST settlement system

CREST, the computerised paperless system for settlement of sales and purchases of shares in the London securities markets, commenced operations in July 1996. The CREST Regulations provide for the transfer of shares without stock transfer forms, and the evidencing of title to shares without share certificates, through a computer-based system and procedures, which are operated by EUI.

The Articles of Association contain specific provisions to enable the Shares to be dematerialised into a computer system, including CREST.

The Board has resolved to enable any or all of the Shares to join CREST, and accordingly, Shareholders will be able to hold the Shares to which they become entitled in uncertificated electronic form in an account on the CREST system. Each Shareholder will be able to choose whether or not to convert his Shares into uncertificated form, and the Registrar will continue to register written instructions of transfer and issue share certificates in respect of Shares held in certificated form.

It is currently anticipated that the Shares will be eligible to join CREST with effect immediately upon Admission.

PART 14

DEFINITIONS AND GLOSSARY OF TECHNICAL TERMS

Definitions

The following definitions apply throughout this Additional Information Document, unless the context requires otherwise:

“1997 Model Contract”	means the model contract for conducting subsoil operations in Kazakhstan, approved by the Decree of the Government of the Republic of Kazakhstan dated 27 January 1997 No. 108
“1996 Subsoil Law”	means the Kazakh law “On Subsoil and Subsoil Use” dated 27 January 1996;
“1999 Amendments”	means the amendments to the 1996 Subsoil Law by Law No. 467-I of August 1999;
“2004 Amendments”	means the amendments to the 1996 Subsoil Law by Law No. 2-III of 1 December 2004;
“2007 Amendments”	means the amendments to the Subsoil Law by Laws No. 213-III of 9 January 2007, No. 178-III of 12 January 2007 and No. 2-IV of 24 October 2007;
“2009 Amendments”	means the amendments to the Subsoil Law by Laws No. 135-IV of 13 February 2009, No. 188 of 17 July 2009 and No. 233-IV of 29 December 2009;
“2010 Subsoil Law”	means the Kazakh law “On Subsoil and Subsoil Use” dated 24 June 2010, which replaced the 1996 Subsoil Law;
“Additional Information Document”	means this document;
“Admission”	means the admission of the Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities;
“AGM”	means annual general meeting;
“AK Project”	means the Avlayakan — Kirankan project;
“Amendments”	means amendments to the terms of the Programme, which were approved by the board of JSC Polymetal on 30 September 2011;
“Anti-monopoly Agency”	means the Kazakh Agency for Protection of Competition;
“Articles of Association”	means the articles of association of the Company;
“Board” or “Board of Directors”	means the board of directors of the Company;
“Bonus Fund”	means the bonus fund established pursuant to the Programme;
“Business Day”	means any day (other than Saturday, Sunday or a public holiday) on which banks are open for business in the United Kingdom and the Russian Federation;
“Change of Control”	means either: (a) nationalisation of all or substantially all of the Group’s assets; or (b) Petr Kellner, Alexander Nesis and Alexander Mamut ceasing to control, in aggregate, directly or indirectly, more than 20 per cent of the Shares;
“CIS”	means the Commonwealth of Independent States;
“City Code”	means the City Code on Takeovers and Mergers;
“Commission”	means the Government Commission for Control of Foreign Investments in the Russian Federation;
“Companies Act”	means the UK Companies Act 2006, as amended;
“Company”	means Polymetal International plc;
“Competent Body”	means the Russian Ministry of Energy and Mineral Resources of the Public of Kazakhstan;
“Competition Law”	means the Russian Law “On Protection of Competition” No.135-FZ of 26 July 2006, as amended;
“CREST”	means the UK-based system for the paperless settlement of trades in listed securities, of which EUI is the operator;
“CREST Regulations”	means the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended;

“CRIRSCO”	means the Committee for Mineral Reserves International Reporting Standards;
“Customs Code of the Customs Union”	means the Customs Code of the Customs Union adopted by the Customs Union on 27 November 2009;
“Customs Union”	means the Eurasian Economic Community of the Russian Federation, Belarus and Kazakhstan on 27 November 2009;
“Development Commission”	the Russian Government’s Commission on Development of Metals Production Sector;
“Directors”	means the members of the Board, whose names appear on page 112;
“Disclosure and Transparency Rules”	means the disclosure rules and transparency rules of the FSA as modified from time to time;
“Environmental Protection Law”	means the Russian Federal Law “On Environmental Protection” No.7 EZ dated 10 January 2002;
“ETF”	means exchange traded funds;
“EUI”	means Euroclear UK & Ireland Limited;
“Executive Director”	means the executive Director of the Company;
“FAS”	means the Federal Antimonopoly Service of the Russian Federation;
“FSA”	means the Financial Services Authority;
“FSFM”	means the Federal Service for Financial Markets of the Russian Federation;
“FSMA”	means the Financial Services and Markets Act 2000, as amended;
“GFMS”	means the Gold Fields Mineral Services;
“GKZ”	means the Russian State Commission on Mineral Reserves;
“GMRA”	means the general master repurchase agreement entered into by Polymetal ESOP Limited and Otkritie Securities Limited on 6 September 2011;
“Gokhran”	means the Russian State Treasury Agency;
“gross dividend”	means the total of the dividend and the related tax credit;
“Group”	means JSC Polymetal and its consolidated subsidiaries undertakings prior to Admission and thereafter, means the Company and its consolidated subsidiaries and subsidiary undertakings;
“IAC”	means the Inter-Agency Commission on state pre-emptive rights in Kazakhstan;
“IASB”	means the International Accounting Standards Board;
“IFRS”	means the International Financial Reporting Standards as adopted by the European Commission for use in the European Union;
“IMN”	means the indigenous minorities of the north Russian Federation;
“Input VAT”	means VAT paid to vendors or customs;
“Industrial Safety Law”	means the Russian Federal Law “On Industrial Safety of Hazardous Industrial Facilities” No.116-FZ dated 21 July 1997;
“IRS”	means the US Internal Revenue Service;
“Jersey”	means the Bailiwick of Jersey;
“Jersey Companies Law”	means the Companies (Jersey) Law 1991, as amended;
“JORC”	means the Australasian Joint Ore Reserves Committee;
“JORC Code”	means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves;
“JSC Polymetal”	means Joint Stock Company Polymetal;
“JSC Polymetal Minority Shareholders”	means the third party investors holding the minority of the remaining Polymetal Shares;
“Kazakh AV Code”	means the Kazakh Code on Administrative Violations dated 30 January 2001;
“Kazakh Civil Code”	means either the Kazakh Civil Code (General Part) dated 27 December 1997 or the Kazakh Civil Code (Special Part) dated 1 July 1999 No. 409−I;

“Kazakh Environmental Code”	means the Kazakh Environmental Code dated 9 January 2007 No. 212−III ZRK;
“Kazakh Tax Code”	means the Tax Code of the Republic of Kazakhstan dated 10 December 2008 No. 99−IV;
“Kazakh Water Code”	means the Kazakh Water Code dated 9 July 2003 No.481;
“Labour Code”	means the Labour Code of the Russian Federation No. 197-FZ dated 30 December 2001, as amended;
“Land Code”	means the Land Code of the Russian Federation No.136-FZ dated 25 October 2001, as amended;
“Law on Precious Metals”	means the Russion Federal Law “On Precious Metals and Precious Stones” No. 41-FZ dated 26 March 1998, as amended;
“LBM”	means the London Bullion Market;
“LBMA”	means the London Bullion Market Association;
“LIBOR”	means the London Interbank Offered Rate;
“Licensing Law”	means the Federal Law “On Licensing of Certain Activities” No.128-FZ dated 8 August 2001, as amended;
“Licensing Regulation”	means the Resolution of the Supreme Soviet of the Russian Federation on 15 July 1992, as amended;
“Listing Rules”	means the listing rules of the FSA made under section 74(4) of the FSMA;
“LMB”	means the London Metal Bulletin;
“LME”	means the London Metal Exchange;
“London Good Delivery Bar”	means a gold or silver bar containing between 750 ounces and 1,100 ounces of silver, with a minimum fineness (or purity) of 999 parts per 1,000;
“London Good Delivery Lists”	means the list of LBMA accredited smelters and assayers of silver;
“London Stock Exchange”	means London Stock Exchange plc;
“MCX”	means the Multi Commodity Exchange;
“MEMR”	means the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan;
“MICEX”	means Closed Joint-Stock Company MICEX Stock Exchange;
“MINT”	means the Kazakh Ministry of Industry and New Technologies;
“Minpromtorg”	means the Russian Ministry of Industry and Trade;
“MTO”	means a mandatory takeover offer pursuant to Russian law;
“New Employee Share Plan”	means the new employee share plan that is intended to be implemented post-Admission;
“New Licensing Law”	means the new Federal Law “On Licensing of Certain Activities” No 99-FZ, which is due to come into force in November 2011;
“Non-Executive Directors”	means the non-executive Directors of the Company;
“Non-IFRS measures”	means measures that are not defined by IFRS;
“Non-US GAAP measures”	means measures that are not defined by US GAAP;
“Objects”	means objects associated with a subsoil use right;
“Offeror”	means a person who makes a takeover offer to acquire all of the shares (or all of the shares of any class) in a Jersey no par value company;
“Official List”	means the Official List of the FSA;
“Order”	means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended;
“Output VAT”	means VAT collected from the buyers of their goods and services;
“Participants”	means Executive Directors and senior employees of the Group, who are eligible to participate in the Programme;
“PCAOB”	means US Public Company Accounting Oversight Board;
“PFIC”	means a passive foreign investment company;

“PMTL”	means PMTL Holding Limited, a wholly owned subsidiary of the Company which is incorporated in Cyprus with registered number 272743;
“Polymetal GDRs”	means the Rule 144A global depositary receipts and the Regulation S global depositary receipts, each representing one Polymetal Share;
“Polymetal Shares”	means the issued ordinary shares of JSC Polymetal;
“Polymetal Shareholders”	means the holders of the Polymetal Shares;
“Programme”	means an employee incentive programme for executive directors and senior employees of the Group, which was approved by the board of JSC Polymetal in September 2010;
“Prospectus Directive”	means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state;
“QEF”	means a qualifying electing fund;
“qualified institutional buyers” or “QIBs”	has the meaning given by Rule 144A;
“qualifying territory”	a territory with which the UK has a double tax agreement which includes a non-discriminatory article;
“RAS”	means the Russian Accounting Standards;
“Registrar”	means Computershare Investor Services (Jersey) Limited;
“Regulation S”	means Regulation S under the US Securities Act;
“RIS” or “Regulatory Information Service”	means a regulatory information service as defined in the Listing Rules;
“Related Party Transaction”	has the meaning given in paragraph 11.1.5R of the Listing Rules;
“relevant member state”	means each member state of the European Economic Area that has implemented the Prospectus Directive;
“Repurchase Date”	means 31 August 2012;
“Rosprirodnadzor”	means the Russian Federal Service for the Supervision of the Use of Natural Resources
“Rostekhnadzor”	means the Russian Federal Service for Environmental, Technological and Nuclear Supervision;
“RTS”	means Open Joint-Stock Company “Russian Trading System” Stock Exchange;
“Rule 144A”	means Rule 144A under the US Securities Act;
“Russian Civil Code”	means the Civil Code of the Russian Federation, as amended;
“Russian Tax Code”	means the Tax Code of the Russian Federation;
“Safety Law”	means the Russian Federal Law “On Industrial Safety of Dangerous Industrial Facilities” No. 116-FZ dated 21 July 1997, as amended;
“SDRT”	means Stamp Duty Reserve Tax;
“SEC”	means the United States Securities and Exchange Commission;
“Section 1”	means the Omsukchan concentrator facility acquired by the Group in 2001;
“Section 2”	means the expansion of the Omsukchan concentrator constructed in 2007;
“Sections”	means Section 1 and Section 2;
“Senior Management”	means the senior management of the Company, whose names are set out on pages 114 and 115 of this Additional Information Document;
“SGS”	means SGS Lakefield;
“Shareholders”	means the holders of Shares;
“Shares”	means the ordinary shares in the capital of the Company;
“SNC”	means SNC Lavalin;
“Snowden”	means Snowden Mining Industry Consultants Inc;
“Sopka”	means Sopka Kvartsevaya;

“Squeeze Out”	means the compulsory acquisition of Polymetal Shares under Russian law;
“SRK”	means SRK Consulting (UK) Limited;
“Strategic Assets Law”	means the Russian Federal Law “On the Procedure for Implementing Foreign Investment in Commercial Enterprises Having Strategic Importance for Securing the National Defence and Security of the State” No.57-FZ dated 29 April 2008;
“Strategic Companies”	means Russian companies which are deemed strategically important for the defence and security of the Russian Federation and so have restrictions on foreign investments into them imposed by The Strategic Assets Law;
“Strategic Deposit”	means a subsoil mineral deposit is of federal importance as set out in the Subsoil Law;
“Strategic Subsoil Companies”	means companies undertaking operations at subsoil plots of federal importance in the Russian Federation;
“Subsoil Law”	means the Law of the Russian Federation “On Subsoil” No. 2395-1 dated 21 February 1992, as amended;
“SWUPs”	means water use permits in Kazakhstan;
“Technical Regulation Law”	means the Russian Federal Law “On Technical Regulation” No. 184-FZ dated 27 December 2002, as amended;
“Town-Planning Code”	means the Town-Planning Code of the Russian Federation No. 190-FZ dated 29 December 1994, as amended;
“Trade Union Law”	means the Russian Federal Law on Trade Unions, their Rights and Guaranties of Their Activity No. 10-F2 of 12 January 1996, as amended;
“UK Corporate Governance Code”	means the UK Corporate Governance Code, published by the Financial Reporting Council in June 2010, as amended from time to time;
“United States” or “US”	means the United States of America, its territories and possessions, any State of the United States of America, and the District of Columbia;
“US Exchange Act”	means the United States Securities Exchange Act of 1934, as amended;
“US GAAP”	means Accounting Principles Generally Accepted in the United States;
“US GAAS”	means Auditing Standards Generally Accepted in the United States;
“US Holder”	means a beneficial owner of shares that for US federal income tax purposes is: (i) an individual citizen or resident of the US, (ii) a corporation or other business entity organised in or under the laws of the US or its political subdivisions, (iii) a trust subject to the control of a US person and the primary supervision of a US court or (iv) an estate the income of which is subject to US federal income taxation regardless of its source;
“US Securities Act”	means the United States Securities Act of 1933, as amended;
“VAT”	means value added tax;
“Work Permit Amendments”	means the Kazakh government Resolution No. 71 dated 2 February 2011;
“Work Permit Rules”	means the Rules for the Determination of Quotas, Conditions and Procedures for the Issuance of Permits to Employers for the Attraction of Foreign Personnel to the Republic of Kazakhstan dated 19 June 2001;
“Zone 7”	means the deposit located 11 km north-east of the Group’s Lunnoye site; and
“Zone 9”	means the Group’s Lunnoye processing plant and Lunnoye mine.

Glossary of technical terms

The following is a glossary of technical terms used in this Additional Information Document:

“adit”	means a permanent horizontal underground tunnel leading from the surface to an ore body;
“agitation leaching”	means a technological operation consisting of mixing slurry with the leaching agent in a tank agitated by impellers or rakes;
“assay”	means a chemical test performed on a sample of any material to determine the amount of valuable metals contained in the sample;
“Ag”	means silver;
“Au”	means gold;
“AuEqOz”	means gold equivalent ounce (and AuEq means gold equivalent);
“autoclave”	means a lined stainless-steel vessel in which a technological operation of pressure oxidation takes place;
“backwardation”	means where the price of a forward or futures contract is trading below the spot price;
“biological oxidation”	means a technological operation in which slurry is subjected to the activity of bacteria with the goal to destroy sulphide particles enveloping gold particles and make slurry amenable to cyanide leaching;
“ball mill”	means a lined steel cylindrical vessel filled with steel balls in which a technological operation of grinding takes place. Size reduction is mostly achieved through balls impacting ore particles and particles abrading each other;
“by-product”	means a less economically significant product recovered in mineral processing along with the main product;
“carbon-in-leach” or “CIL”	means a technological operation in which slurry containing gold and silver is leached by cyanide in the presence of activated carbon. Gold is absorbed onto activated carbon in parallel with leaching;
“carbon-in-pulp” or “CIP”	means a technological operation in which slurry containing gold and silver is leached by cyanide initially without and subsequently in the presence of activated carbon. Gold absorption onto carbon starts only after preliminary leaching;
“carbon-in-column” or “CIC”	means a technological operation in which gold and silver dissolved in clean leach solution are absorbed onto activated carbon which is layered horizontally in vertical columns;
“concentrate”	means a semi-finished product of mineral processing (flotation or gravity separation) containing significantly more value per unit of weight than ore and subject to further processing for the production of metals or other substances in final useful form;
“contango”	means where the price of a forward or futures contract is trading above the expected spot price at contract maturity;
“conventional flotation”	means flotation employing traditional equipment and reagents (as opposed to column flotation or inert atmosphere flotation or reverse flotation);
“counter-current decantation”	means a technological operation in which gold-and-silver bearing clear liquid is separated from the slurry through several stages of water addition (washing) and solid/liquid separation (thickening). Employed in the Merrill Crowe process;
“crushing”	means a technological operation in which the size of run-of-mine ore particles is reduced, sometimes in several stages, to make material amenable for further processing (grinding or heap leaching);
“Cu”	means copper;
“cut-and-fill”	means a method of underground mining which requires purposeful backfilling of space emptied of ore. It is used where ore contains relatively high mineral values and ground conditions are less competent;
“cut-off grade”	means the minimum grade at which mineralised material can be economically mined and processed (used in the calculation of ore reserves);

“cyanide leaching”	means leaching with cyanide as the leaching agent;
“decline”	means a permanent inclined underground tunnel leading from the surface to an ore body;
“desorption”	means a technological operation following CIP/CIL/CIC/RIL in which gold is washed away from its carrier particles (carbon resin) by the hot chemically active solution;
“diamond core drilling”	means a method of exploration in which rock samples from underground are retrieved as core (whole rock cylinders) for further examination and assaying;
“dilution”	means the share (percentage) of material below the cut-off grade that is extracted together and irretrievably mixed with ore during mining. All other things being equal, higher dilution leads to lower grade in ore mined;
“dip”	means the angle between the ore body and the vertical; also the vertical extent of an ore body or mineralisation;
“doré”	means one of the traditional end-products of a gold/silver mine; an alloy containing 90 per cent. in sum of gold and silver as well as 10 per cent. of impurities;
“drift”	means a temporary horizontal underground tunnel along the strike of or parallel to an ore body;

“drilling”	core:	means a drilling method that uses a rotating barrel and an annular-shaped, diamond-impregnated rock-cutting bit to produce cylindrical rock cores and lift such cores to the surface, where they may be collected, examined and assayed;
	reverse circulation:	means a drilling method that uses a rotating cutting bit within a double-walled drill pipe and produces rock chips rather than core. Air or water is circulated down to the bit between the inner and outer wall of the drill pipe. The chips are forced to the surface through the centre of the drill pipe and are collected, examined and assayed;
	conventional rotary:	means a drilling method that produces rock chips similar to reverse circulation, except that the sample is collected using a single-walled drill pipe. Air or water circulates down through the centre of the drill pipe and returns chips to the surface around the outside of the pipe; and
	in-fill:	means the collection of additional samples between existing samples, used to provide greater geological detail and to provide more closely-spaced assay data;

“electrowinning”	means a technological operation following desorption in which gold from the desorbed solution is recovered onto a steel plate through electrolysis;
“exploration”	means activity ultimately aimed at discovery of ore reserves for exploitation. Consists of sample collection and analysis, including reconnaissance, geophysical and geochemical surveys, trenching, drilling, etc;
“flash flotation”	means fast flotation employed to recover coarse particles predominantly composed of metal-bearing minerals;

“flotation”	means a technological operation in which ore-bearing minerals are separated from gangue minerals in the slurry based on variance in the interaction of different minerals with water. Particles of valuable concentrate are carried upwards with froth and collected for further processing;
“free-digging”	means material that may be extracted without blasting;
“freibergite”	means a complex sulfosalt mineral of silver, copper, iron, antimony and arsenic with formula (Ag,Cu,Fe)12(Sb,As)4S13;
“gangue”	means barren minerals within ore or mineralisation;
“grade”	means the relative amount of metal in ore, expressed as grams per tonne for precious metals and as a percentage for most other metals;
“grade control”	means a complex of technological operations aimed at decreasing dilution;
“gravity concentration”	means a technological operation in which ore-bearing minerals are separated from gangue minerals in the slurry based on variance in the specific gravity of different minerals. Heavier particles of valuable concentrate are carried downwards and collected for further processing;
“grinding”	means a technological operation in which the size of ore particle is reduced by impact, pressure or abrasion, to liberate valuable minerals for further processing;
“g/t”	means gram per tonne;
“HDPE”	means high-density polyethylene;
“head grade”	means the grade of ore coming into a processing plant;
“heap leach”	means a technological operation in which crushed material is laid on a sloping, impervious pad where it is leached by cyanide solution to dissolve gold and/or silver. Metals are subsequently recovered from pregnant leach solution by CIC or Merrill Crowe;
“indicated resource”	means that part of a resource for which tonnage, grade and content can be estimated with a reasonable level of confidence. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed;
“inferred resource”	means that part of a resource for which tonnage, grade and content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability;
“in-fill drilling”	means a conventional method of detailed exploration on already defined resource of reserve, consisting of drilling on a denser grid to allow more precise estimation of ore body parameters and location;
“km”	means kilometres;
“Koz”	means thousand ounces;
“Kt”	means thousand tonnes;
“ktpa”	means a thousand tonnes per annum;
“kv”	means kilovolts;
“leaching”	means the process of dissolving mineral values from solid into liquid phase of slurry;
“LHD”	means a load haul dump being an underground front-end loader used to excavate ore and transport if over short distances;
“longwall mining”	means a mechanised or manual method in which long open voids (slots) left after ore extraction are left to subside and get filled with surrounding rock;
“losses”	means the part of ore that cannot be extracted due to technical and economic constraints and is irretrievably lost for future use;

“m”	means metres;
“measured resource”	means that part of a resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. The locations are spaced closely enough to confirm geological and grade continuity;
“Merrill Crowe process”	means a technological operation for extraction of gold and/or silver after cyanide leaching. In the first step slurry containing gold and/or silver is separated into liquid and solid phases by washing the solids off in counter-current decantation thickeners. In the second step pregnant leach solution (liquid phase of slurry) is filtered to remove impurities and deaerated. Finally, gold and silver are deposited onto the solid bed of claylike material where they replace zinc particles which pass into a solution. Merrill Crowe is preferentially used for silver-rich ores;
“mill”	means a colloquial term for a mineral processing plant. Also a type of processing equipment for size reduction (see “ball mill” and “SAG mill”);
“mineralisation”	means a rock containing valuable components, not necessarily in the quantities sufficient for economically justifiable extraction. Consists of ore minerals and gangue;
“mm”	means millimetres;
“Moz”	means million ounces;
“mt”	means metric tonnes;
“Mt”	means million tonnes;
“Mtpa”	means million tonnes per annum;
“MW”	means megawatts;
“open-pit mine”	means a mine that is entirely on surface. Also referred to as open-cut or open-cast mine;
“ore”	means the part of mineralisation that can be mined and processed profitably;
“ore body”	means a spatially compact and geometrically connected location of ore;
“ore mined”	means ore extracted from the ground for further processing;
“ore processed”	means ore subjected to treatment in a mineral processing plant;
“ore stacked”	means the ore stacked for heap leach operations;
“oxidised ore”	means ore in which both ore minerals and gangue are fully or partially oxidised thus impacting its physical and chemical properties and influencing the choice of a processing technology;
“Oz” or “oz”	means troy ounce (31.1035 g);
“precipitate”	means the semi-finished product of mineral processing by Merrill Crowe process, normally containing very high concentrations of silver and/or gold;
“POX” or “pressure oxidation”	means a technological operation in which slurry is subjected to high pressure and high temperature in an autoclave with the goal to destroy sulphide particles enveloping gold particles and make slurry amenable to cyanide leaching;
“preg-robbing”	means a characteristic of gold-bearing ore denoting the presence of organic carbon matter which may lead to lower recovery in conventional cyanide leaching. Lower recovery is due to losses of gold absorbed into the abovementioned organic carbon instead of absorbing into man-made carbon introduced to the slurry in CIP or CIL;
“primary ore”	means unoxidised ore;
“probable reserves”	means the economically mineable part of an indicated (and in some cases measured) resource, which has a lower level of confidence than proved reserves but is of sufficient quality to serve as the basis for a decision on the development of the deposit;

“production”	means the amount of pure precious metals, measured in thousands of ounces for gold, millions of ounces for silver and tonnes for copper, produced following processing;
“proved reserves”	means the economically mineable part of a measured resource, which represents the highest confidence category of reserve estimate. The style of mineralisation or other factors could mean that proved reserves are not achievable in some deposits’
“raise”	means a temporary vertical underground tunnel along the strike of an ore body;
“ramp”	means a permanent inclined spiral-like underground tunnel connecting various horizontal levels of an underground mine;
“reclamation”	means the restoration of a site after mining or exploration activity is completed;
“recovery” or “recovery rate”	means the percentage of valuable metal in the ore that is recovered by metallurgical treatment in the final or semi-finished product;
“refining”	means the final stage of metal processing in which residual impurities are removed from semi-finished product (doré, precipitate) and LME-grade metal bars or ingots are produced;
“refractory”	means a characteristic of gold-bearing ore denoting impossibility of recovering gold from it by conventional cyanide leaching;
“reserves”	means the economically mineable part of a measured and/or indicated mineral resource. It takes into account mining dilution and losses. Appropriate assessments and studies have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified. Reserves are sub-divided in order of increasing confidence into probable reserves and proved reserves;
“resources”	means a concentration or occurrence of material of intrinsic economic interest in or on the earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of resources are known, estimated or interpreted from specific geological evidence and knowledge. Resources are sub-divided in order of increasing geological confidence, into inferred, indicated and measured categories;
“RIL”	means a technological operation in which slurry containing gold and silver is leached by cyanide in the presence of ion-exchange resin. Gold is absorbed into resin in parallel with leaching. RIL is used preferentially when ore displays preg-robbing characteristics;
“roasting”	means a technological operation in which slurry is subjected to high temperature in the presence of oxygen with the goal to burn sulphide particles enveloping gold particles and make slurry amenable to cyanide leaching;
“run-of-mine ore”	means ore as mined in terms of grade, size, moisture, etc;
“SAG mill”	means a lined steel cylindrical vessel filled with steel balls in which a technological operation of grinding takes place. Size reduction is mostly achieved through balls impacting ore particles and particles impacting each other;
“shrinkage stoping”	means a manual method of underground mining which leaves behind large voids emptied of ore. It is used where ground conditions are competent and ore body is relatively narrow;
“slurry”	means a mixture of finely ground ore particles with water;
“sq km”	means square kilometres;
“stope”	means a large underground excavation entirely within an ore body, a unit of ore extraction;
“strike”	means a horizontal extension of an ore body or mineralisation;
“stripping”	means the mining of waste in an open pit mine;

“sulphide ore”	means unoxidised ore in which the main ore minerals are sulphides;
“sulphosalts”	means oxidised silver minerals amenable to cyanidation and flotation;
“sub-level open stoping”	means a mechanised method of underground mining which leaves behind large voids emptied of ore. It is used where ground conditions are competent and ore body is relatively wide;
“tailings”	means part of the original feed of a mineral processing plant that is considered devoid of value after processing;
“tailings storage facility”	means a man-made facility for safely depositing and storing tailings;
“toll-refining”	means refining at third party facilities for a certain fee with title not passing to the third party;
“ton”	means short or imperial ton (2,000 pounds);
“tonne”	means metric ton;
“underground development”	means excavation which is carried out to access ore and prepare it for extraction (mining);
“vein”	means a relatively narrow ore body with significant dip and strike dimensions and sharply defined boundaries;
“waste”	means barren rock that must be mined and removed to access ore in a mine;
“waste mined”	means waste extracted from the ground; and
“XRF-separation”	means a technological operation in which every particle of crushed ore is examined by an X-ray and, dependent on response, separated into enriched ore and waste. Silver-rich ore has a different X-ray response pattern (intensity, wavelength) compared with barren material.

APPENDIX 1

FINANCIAL INFORMATION

SUB-SECTION A: HISTORICAL FINANCIAL INFORMATION UNDER IFRS

Set out in this sub-section A is historical consolidated financial information for Open Joint Stock Company Polymetal prepared in accordance with IFRS as at and for the years ended 31 December 2009 and 2010, and as at 30 June 2011 and for the six months ended 30 June 2010 and 30 June 2011.

Open Joint Stock Company Polymetal

Consolidated Income Statements
(in thousands of U.S. Dollars, except for earnings per share data)

				Six months	Six months
		Year ended	Year ended	ended	ended
		31 December	31 December	30 June	30 June
	Notes	2009	2010	2010	2011
				(unaudited)

Revenue	6	560,737	925,376	421,733	544,511
Cost of Sales	7	(284,100)	(458,114)	(220,330)	(258,828)

Gross profit		276,637	467,262	201,403	285,683
General, administrative and selling expenses	11	(53,545)	(82,100)	(35,699)	(85,426)
Other expenses	12	(44,153)	(55,524)	(26,752)	(19,105)
Share of loss of associates and joint ventures	17	(342)	(1,170)	(675)	(410)

Operating profit		178,597	328,468	138,277	180,742
Income from disposal of subsidiaries	4	—	3,580	—	4,931
Bargain purchase gain		36,031	—	—	—
Foreign exchange gain/(loss)		7,869	(337)	(8,659)	43,897
Change in fair value of derivatives	26	(41,938)	(909)	(1,529)	(1,855)
Change in fair value of contingent consideration	26	(13,404)	(3,616)	(1,266)	(3,957)
Finance income		1,418	785	308	638
Finance costs	13	(44,380)	(21,541)	(9,412)	(13,668)

Profit before income tax		124,193	306,430	117,719	210,728

Income tax expense	14	(35,118)	(67,414)	(32,257)	(59,613)

Profit for the period and profit for the period attributable to the equity holders of the parent		89,075	239,016	85,462	151,115

Earnings per share (US$)
Basic	28	0.28	0.67	0.24	0.42
Diluted		0.28	0.66	0.24	0.39

Consolidated Statements of Comprehensive Income
(in thousands of U.S. Dollars)

			Six months	Six months
	Year ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			(unaudited)

Profit for the period	89,075	239,016	85,462	151,115
Other comprehensive loss:
Effect of translation to presentation currency	(36,506)	(12,937)	(36,324)	117,263

Total comprehensive income for the period attributable to the equity holders of the parent	52,569	226,079	49,138	268,378

Open Joint Stock Company Polymetal

Consolidated Balance Sheets as at
(in thousands of U.S. Dollars)

		1 January
		2009	31 December	31 December	30 June
	Notes	(Note 32)	2009	2010	2011

Property, plant and equipment	15	678,512	1,242,548	1,643,481	1,981,129
Goodwill	16	23,741	115,729	114,712	124,523
Investments in associates and joint ventures	17	18,124	17,047	26,821	28,582
Deferred tax assets	14	15,291	59,437	57,676	66,401
Non-current loans to related parties	30	8,214	9,715	5,187	8,695
Non-current VAT receivable		13,953	7,799	—	—
Inventories	18	12,576	17,456	21,017	42,141

Total non-current assets		770,411	1,469,731	1,868,894	2,251,471

Inventories	18	196,088	290,215	368,515	558,292
Current VAT receivable		62,718	77,323	94,148	107,503
Trade and other receivables	19	17,059	15,575	43,683	48,787
Prepayments to suppliers		11,827	15,601	29,025	45,418
Income tax prepaid		6,803	2,155	4,378	4,385
Cash and cash equivalents	20	4,077	28,317	11,056	33,243

Total current assets		298,572	429,186	550,805	797,628

Total assets		1,068,983	1,898,917	2,419,699	3,049,099

Trade and other payables	24	(21,969)	(55,946)	(67,028)	(113,041)
Current borrowings	21	(316,369)	(108,873)	(90,610)	(216,759)
Accrued liabilities		(6,769)	(11,984)	(23,303)	(32,301)
Income tax payable		(3,340)	(6,441)	(3,993)	(20,569)
Other taxes payable		(6,720)	(8,432)	(13,365)	(21,227)
Current portion of finance lease liabilities	22	—	(2,928)	(4,819)	—

Total current liabilities		(355,167)	(194,604)	(203,118)	(403,897)

Non-current borrowings	21	—	(331,293)	(595,359)	(736,896)
Derivatives	25, 26	—	(149,514)	(105,437)	—
Contingent consideration liability	26	(4,523)	(21,775)	(23,754)	(28,886)
Non-current portion of finance lease liabilities	22	—	(4,857)	—	—
Deferred tax liabilities	14	(67,673)	(94,778)	(83,345)	(92,509)
Environmental obligations	23	(20,537)	(32,487)	(45,156)	(58,428)
Other non-current liabilities		(5,193)	(3,810)	(2,578)	(2,677)

Total non-current liabilities		(97,926)	(638,514)	(855,629)	(919,396)

Total liabilities		(453,093)	(833,118)	(1,058,747)	(1,323,293)

NET ASSETS		615,890	1,065,799	1,360,952	1,725,806

Share capital	28	5,498	6,023	6,023	6,023
Share premium	28	401,010	798,306	859,460	926,915
Treasury shares	28	—	(481)	(457)	(433)
Share-based compensation reserve		—	—	7,896	36,893
Translation reserve		—	(36,506)	(49,443)	67,820
Retained earnings		209,382	298,457	537,473	688,588

Total equity attributable to the parent		615,890	1,065,799	1,360,952	1,725,806

Open Joint Stock Company Polymetal

Consolidated Statements of Cash Flows
(in thousands of U.S. Dollars)

		Year ended	Year ended	Six months	Six months
		31 December	31 December	ended 30 June	ended 30 June
	Notes	2009	2010	2010	2011
				(unaudited)

Net cash generated by operating activities	31	148,223	215,215	114,896	79,710
Cash flows from investing activities
Purchases of property, plant and equipment	15	(195,750)	(403,769)	(155,182)	(202,502)
Acquisition of subsidiaries, net of cash acquired	4	(6,784)	—	—	—
Acquisition of group of assets	4	(3,924)	(8,479)	(436)	(4,761)
Loans provided to third parties		(10,321)	(421)	—	(177)
Receipt of repayment for loans provided to third parties		9,238	14	14	70
Loans provided to related parties	21, 30	(55,022)	(3,871)	(1,743)	(3,000)
Receipt of repayment for loans provided to related parties	21, 30	21,007	7,845	458	896
Contingent consideration payment		—	(1,500)	—	(434)

Net cash used in investing activities		(241,556)	(410,181)	(156,889)	(209,908)

Cash flows from financing activities
Borrowings obtained	21	1,457,749	1,142,927	219,895	967,344
Repayments of borrowings	21	(1,422,151)	(960,781)	(177,759)	(810,687)
Proceeds from issuance of shares of the Company	28	87,432	—	—	—
Payments on finance lease obligations	22	(5,118)	(4,225)	(2,219)	(5,217)
Purchase of treasury shares	28	(223)	—	—	—

Net cash generated by financing activities		117,689	177,921	39,917	151,440

Net increase/(decrease) in cash and cash equivalents		24,356	(17,045)	(2,076)	21,242
Cash and cash equivalents at the beginning of the period		4,077	28,317	28,317	11,056
Effect of foreign exchange rate changes on cash and cash equivalents		(116)	(216)	88	945

Cash and cash equivalents at the end of the period	20	28,317	11,056	26,329	33,243

Open Joint Stock Company Polymetal

Consolidated Statements of Changes in Equity
(in thousands of U.S. Dollars)

						Share based			Total equity
		Number of	Share	Share	Treasury	compensation	Translation	Retained	attributable to
	Notes	shares	capital	premium	shares	reserve	reserve	earnings	the parent

Balance at 1 January 2009		315,000,000	5,498	401,010	—	—	—	209,382	615,890

Total comprehensive income		—	—	—	—	—	(36,506)	89,075	52,569
Amortisation of bonus received from depositary		—	—	978	—	—	—	—	978
Issuance of shares for cash	28	9,524,643	59	87,805	—	—	—	—	87,864
Issue of shares for acquisitions	4, 28	17,500,000	109	155,891	—	—	—	—	156,000
Shares issued upon exercise of call option and settlement of debt	4, 28	15,925,000	99	152,622	—	—	—	—	152,721
Treasury shares issued to subsidiary	28	—	258	—	(258)	—	—	—	—
Acquisition of treasury shares	28	(25,000)	—	—	(223)	—	—	—	(223)

Balance at 31 December 2009		357,924,643	6,023	798,306	(481)	—	(36,506)	298,457	1,065,799
Total comprehensive income		—	—	—	—	—	(12,937)	239,016	226,079
Amortisation of bonus received from depositary		—	—	978	—	—	—	—	978
Share based compensation	29	—	—	—	—	7,896	—	—	7,896
Issue of treasury shares in exchange for assets	4, 28	3,500,000	—	60,176	24	—	—	—	60,200

Balance at 31 December 2010		361,424,643	6,023	859,460	(457)	7,896	(49,443)	537,473	1,360,952
Total comprehensive income		—	—	—	—	—	117,263	151,115	268,378
Amortisation of bonus received from depositary		—	—	489	—	—	—	—	489
Share based compensation	29	—	—	—	—	28,997	—	—	28,997
Issue of treasury shares in exchange for assets	4, 28	3,500,000	—	66,966	24	—	—	—	66,990

Balance at 30 June 2011		364,924,643	6,023	926,915	(433)	36,893	67,820	688,588	1,725,806

1.  General

Organisation

Open Joint Stock Company Polymetal (hereinafter JSC “Polymetal” or “the Company”) is incorporated in the Russian Federation. The principal activity of the Company and its subsidiaries (“the Group”) is gold, silver and copper mining and related activities, including exploration, extraction, processing and reclamation. Since incorporation, the Company has acquired a number of gold and silver mining properties, which require significant investment to bring them to commercial production. All of the Group’s operations and assets are located in the Russian Federation and Kazakhstan.

As at 30 June 2011, the Company had the following significant mining and production subsidiaries:

Effective interest held, %
		1 January	31 December	31 December	30 June
Name of subsidiary	Deposits	2009	2009	2010	2011

CJSC Zoloto Severnogo Urala	Vorontsovskoye	100	100	100	100
JSC Okhotskaya GGC	Khakandjinskoye	100	100	100	100
CJSC Serebro Magadana	Dukat, Lunnoe, Arylakh,	100	100	100	100
	Goltsovoye
ZK Mayskoye LLC	Mayskoye	—	100	100	100
JSC Omolon Gold Mining Company	Kubaka, Birkachan	—	100	100	100
Albazino Resources LLC	Albazino	100	100	100	100
Amursky Hydrometallurgy Plant LLC	N/A	100	100	100	100
Rudnik Kvartseviy LLC	Sopka Kartsevaya, Dalniy	—	100	100	100
JSC Varvarinskoye	Varvarinskoye	—	100	100	100

At 30 June 2011, the Company’s shares are owned by Pearlmoon Limited, the ultimate beneficial owner of which is Petr Kellner (19.92%), Powerboom Investments Limited, the ultimate beneficial owner of which is Alexander Nesis (18.90%), and Vitalbond Limited and its affiliated companies, the ultimate beneficial owner of which is Alexander Mamut (10.73%). As at 30 June 2011, Deutsche Bank Trust Company Americas controlled 13.20% of the voting shares in the Company as a GDR holder. Company subsidiaries own 8.6% of the Company’s GDRs. This is presented as treasury shares in the consolidated statement of changes in equity. No other parties control more than 5% of the Company shares.

Going concern

In assessing its going concern status, the Group has taken account of its financial position, anticipated future trading performance, its borrowings and other facilities, the net proceeds receivable by the Group in the underwritten offer of new shares and its capital expenditure commitments and plans, together with other risks facing the Group.

After making appropriate enquiries, the Group considers that it has adequate resources to continue in operational existence for at least the next 12 months from the date of this document and that it is appropriate to adopt the going concern basis in preparing this financial information.

Compliance with applicable laws and transition to International Financial Reporting Standards

The consolidated historical financial information has been prepared in accordance with the requirements of the Prospectus Directive regulation and the UK Listing Rules and in accordance with this basis of preparation. The financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and as issued by the International Accounting Standards Board (“IASB”). IFRS includes the standards and interpretations approved by the IASB including International Accounting Standards (“IAS”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The Group adopted IFRS with effect from 1 January 2009 and IFRS 1 First Time Adoption of International Financial Reporting Standards has been applied. Note 32 describes how the transition of IFRS has affected the reported financial position, financial performance and cash flows of the Group and outlines the adjustments from the amounts previously reported under accounting principles generally accepted in the United States of America (“U.S. GAAP”), which was the Group’s previous basis of accounting.

The accounting policies set out in Note 2 have been applied in preparing the consolidated historical financial information for the six months ended 30 June 2011, the consolidated historical financial information for the years ended 31 December 2010 and 2009 and in the preparation of an opening IFRS consolidated balance sheet at 1 January 2009 (the Group’s date of transition). In preparing the consolidated historical financial information the Group used IFRS, effective as at 31 December 2010 and used them consistently in preparation of this consolidated historical financial information.

Basis of presentation

The Company and its significant subsidiaries are all domiciled in the Russian Federation and Kazakhstan. The Russian subsidiaries maintain accounting records and prepare statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accounting principles and financial reporting procedures in these jurisdictions may differ substantially from those generally accepted under IFRS. Accordingly, such statutory financial statements have been adjusted to ensure that the consolidated historical financial information of the Group is presented in accordance with IFRS. The Kazakhstan subsidiary prepares accounts under IFRS and was acquired in October 2009, subsequent to the Group’s adoption of IFRS.

The consolidated historical financial information of the Group is prepared on the historical cost basis, except for certain financial instruments, which are measured at fair values, as explained in the accounting policies set out below. Certain items of property, plant and equipment were revalued as of 1 January 2009 by an independent appraiser to determine deemed cost as part of the adoption of IFRS (see Note 32).

Standards and Interpretations in issue but not yet effective

At the date of approval of the Group’s consolidated historical financial information, the following new and revised standards and interpretations have been issued, but are not effective for the current period:

Effective for annual periods
beginning on or after

IAS 1 “Presentation of Financial Statements” — amendment	1 July 2012
IAS 12 “Income taxes” — amendment	1 January 2012
IAS 19 “Employee Benefits” — amendment	1 January 2013
IAS 27 “Consolidated and Separate Financial Statements” — amendment	1 January 2013
IAS 28 “Investments in Associates” — amendment	1 January 2013
IAS 34 “Interim Financial Reporting” — amendment	1 July 2011
IFRS 7 “ Financial Instruments: Disclosures” — amendment	1 July 2011
IFRS 9 “ Financial instruments” — as amended	1 January 2013
IFRS 10 “Consolidated Financial Statements” — issued	1 January 2013
IFRS 11 “Joint Arrangements” — issued	1 January 2013
IFRS 12 “Disclosure of Interests in Other Entities” — issued	1 January 2013
IFRS 13 “Fair Value Measurement” — issued	1 January 2013

The impact of the adoption of these standards and interpretations in the preparation of the consolidated historical financial information in future periods is currently being assessed by the Group management.

2.  Significant Accounting Policies

Basis of consolidation

Subsidiaries

The consolidated historical financial information of the Group includes the historical financial information of the Company, its subsidiaries and if applicable special purpose entities, from the date that control effectively commenced until the date that control effectively ceased. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition and up to the effective date of disposal, as appropriate.

When necessary, adjustments are made to the historical financial information of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group balances, transactions and any unrealised profits or losses arising from intra-group transactions are eliminated on consolidation.

Changes to the Group’s ownership interests that do not result in a loss of control over the subsidiaries are accounted for as equity transactions. The carrying amount of the Group’s interests and non controlling interests are adjusted to reflect the change in their relative interests in the subsidiaries. Any difference between the amount by which the non controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Parent.

When the Group loses control of a subsidiary, profit or loss on the disposal is calculated as the difference between 1) the aggregated fair value of the consideration received and the fair value of any retained interest and 2) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and non controlling interests.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. The interests of non-controlling shareholders may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement basis is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total profit for the year is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Business combinations

A business combination is defined as an acquisition of assets and liabilities that constitute a business. A business is an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return to the Group and its shareholders in the form of dividends, lower costs or other economic benefits. A business consists of inputs, including non-current assets, and processes, including operational processes, that when applied to those inputs, have the ability to create outputs that provide a return to the Company and its shareholders. A business also includes those assets and liabilities that do not necessarily have all the inputs and processes required to produce outputs, but can be integrated with the inputs and processes of the Group to create outputs. When acquiring a set of activities or assets in the exploration and development stage, which may not have outputs, the Group considers other factors to determine whether the set of activities or assets is a business. Those factors include, but are not limited to, whether the set of activities or assets:

(i)	has begun planned principal activities;

(ii)	has employees, intellectual property and other inputs and processes that could be applied to those inputs;

(iii)	is pursuing a plan to produce outputs; and

(iv)	will be able to obtain access to customers that will purchase the outputs.

Not all of the above factors need to be present for a particular integrated set of activities or assets in the exploration and development stage to qualify as a business.

Acquisitions of businesses are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in the consolidated income statement as incurred.

Where applicable, the consideration for the acquisition may include an asset or liability resulting from a contingent consideration arrangement. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Subsequent changes in such fair values are adjusted against the cost of acquisition retrospectively with the corresponding adjustment against goodwill where they qualify as measurement period adjustments. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period about facts and circumstances that existed at the acquisition date. The measurement period may not exceed one year from the effective date of the acquisition. The subsequent accounting for contingent consideration that does not qualify for as a measurement period adjustment is based on how the contingent consideration is classified. Contingent consideration that is classified as equity is not subsequently remeasured. Contingent consideration that is classified as an asset or liability is remeasured at subsequent reporting dates in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IAS 39 Financial Instruments Recognition and Measurement with the corresponding amount being recognised in profit or loss.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value at the acquisition date, except that:

•	deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•	liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date; and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Where a business combination is achieved in stages, the Group’s previously held interests in the acquired entity are remeasured to fair value at the acquisition date (i.e. the date the Group attains control) and the resulting gain or loss, if any, is recognised in the consolidated statement of comprehensive income. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in equity are reclassified to profit or loss, where such treatment would be appropriate if that interest was disposed of.

Goodwill and goodwill impairment

Goodwill arising in a business combination is recognised as an asset at the date that control is acquired (the acquisition date). Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

If the Group’s interest in the fair value of the acquiree’s identifiable net assets exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree (if any), the excess is recognised immediately in the consolidated income statement as a bargain purchase gain.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit prorata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of a subsidiary, the attributable goodwill is included in the determination of the profit or loss on disposal.

Acquisition of assets

The acquisition of mining licences is often effected through a non-operating corporate entity. As these entities do not represent a business, it is considered that the transactions do not meet the definition of a business combination and accordingly the transaction is accounted for as the acquisition of an asset. The net assets acquired are accounted for at cost.

Investments in associates

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies. The results and assets and liabilities of associates are incorporated in the historical financial information using the equity method of accounting.

Interests in joint ventures

A joint venture is a contractual arrangement whereby the Group and other parties undertake an economic activity that is subject to joint control (i.e. when the strategic financial and operating policy decisions relating to the activities of the joint venture require the unanimous consent of the parties sharing control). Joint venture arrangements that involve the establishment of a separate entity in which each venturer has an interest are referred to as jointly controlled entities. The Group reports its interests in jointly controlled entities using the equity method of accounting.

Equity method of accounting

Under the equity method, an investment in an associate or jointly controlled entity (“investee”) is initially recognised in the consolidated balance sheet at cost and adjusted thereafter to recognise the Group’s share of the profit or loss and other comprehensive income of the investee. When the Group’s share of losses of an associate exceeds the Group’s interest in that investee (which includes any long-term interests that, in substance, form part of the Group’s net investment in the investee), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the investee.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of an investee recognised at the date of acquisition is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

The requirements of IAS 39 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investments. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of Assets (“IAS 36”) as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs to sell) with its carrying amount. Any impairment loss recognised forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

When a Group entity transacts with its investees, profits and losses resulting from the transactions with the investee are recognised in the Group’s consolidated historical financial information only to the extent of interests in the associate that are not related to the Group.

Functional and presentation currency

The functional currency is determined separately for each of the Group’s entities. For all Russian entities the functional currency is the Russian Rouble (“RUB”). The functional currency of the Group’s entity located in Kazakhstan and operating with significant degree of autonomy is the Kazakh Tenge (“KZT”).

The Group has chosen to present its consolidated historical financial information in the U.S. Dollar (“USD”), as management believes it is a more convenient presentation currency for international users of the consolidated historical financial information of the Group as it is a common presentation currency in the mining industry. The translation of the historical financial information of the Group entities from their functional currencies to the presentation currency is performed as follows:

•	all assets, liabilities, both monetary and non-monetary are translated at closing exchange rates at each reporting period end date;

•	all income and expenses in each consolidated income statement are translated at the average exchange rates for the years presented, except for significant transactions that are translated at rates on the date of such transactions;

•	resulting exchange differences are included in equity and presented as Effect of translation to presentation currency within the Translation reserve; and

•	in the consolidated statement of cash flows, cash balances at beginning and end of each reporting period presented are translated at exchange rates at the respective dates. All cash flows are translated at the average exchange rates for the years presented, except for significant transactions that are translated at rates on the date of transaction.

On the disposal of a foreign operation (i.e. a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, a disposal involving loss of joint control over a jointly controlled entity that includes a foreign operation, or a disposal involving loss of significant influence over an associate that includes a foreign operation), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

In the case of a partial disposal that does not result in the Group losing control over a subsidiary that includes a foreign operation, the proportionate share of accumulated exchange differences are re-attributed to non-controlling interests and are not recognised in the consolidated income statement. For all other partial disposals (i.e. reductions in the Group’s ownership interest in associates or jointly controlled entities that do not result in the Group losing significant influence or joint control), the proportionate share of the accumulated exchange differences is reclassified to the consolidated income statement.

Goodwill and fair value adjustments on identifiable assets and liabilities acquired arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the rate of exchange prevailing at the end of each reporting period. Exchange differences arising are recognised in equity.

Exchange rates used in the preparation of the consolidated historical financial information were as follows:

	31 December	31 December
	2009	2010

Russian Rouble/U.S. Dollar
31 December	30.24	30.48
Average for the year	31.72	30.36
1 January	29.39	30.24
Kazakh Tenge/U.S. Dollar
31 December	148.36	147.40
Average for the year	147.50	147.35
1 January	120.77	148.36

	30 June	30 June
	2010	2011

Russian Rouble/U.S. Dollar
30 June	31.20	28.08
Average for six months	30.07	28.62
Kazakh Tenge/U.S. Dollar
30 June	147.46	146.25
Average for six months	147.24	146.00

The RUB and Kazakh Tenge are not a freely convertible currencies outside the Russian Federation and Kazakhstan and, accordingly, any translation of RUB and Kazakh Tenge denominated assets and liabilities into U.S. Dollar for the purpose of the consolidated historical financial information does not imply that the Group could or will in the future realise or settle in U.S. Dollar the translated values of these assets and liabilities.

Foreign currency transactions

Transactions in currencies other than the entity’s functional currencies (foreign currencies) are recorded at the exchange rates prevailing on the dates of the transactions. All monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates prevailing at the reporting date. Non-monetary items carried at historical cost are translated at the exchange rate prevailing on the date of transaction. Non-monetary items carried at fair value are translated at the exchange rate prevailing on the date on which the most recent fair value was determined. Exchange differences arising from changes in exchange rates are recognised in the consolidated income statement.

Property, plant and equipment

Mining assets

Mining assets and leases include the cost of acquiring and developing mining assets and mineral rights. Mining assets are depreciated to their residual values using the unit of production method based on proven and probable ore reserves under the Russian Resource Reporting Code, which is the basis on which the Group’s mine plans are prepared. Depreciation is charged on new mining ventures from the date that the mining asset is capable of commercial production. In respect of those mining assets whose useful lives are expected to be less than the life of the mine, depreciation over the period of the items useful life is applied. When there is little likelihood of a mineral right being exploited, or the value of the exploitable mineral right has diminished below cost, an impairment loss is recognised in the consolidated income statement.

Capital construction-in-progress assets are measured at cost less any recognised impairment. Depreciation commences when the assets are ready for their intended use.

Mineral exploration and evaluation costs, including geophysical, topographical, geological and similar types of costs, are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of established proven and probable reserves, the costs incurred in exploration and development of such property, including costs to further delineate the ore body are capitalised.

Non-mining assets are depreciated to their residual values at varying rates on a straight line basis over their estimated useful lives. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components). Depreciation methods, residual values and estimated useful lives are reviewed at least annually.

Estimated useful lives of the main assets within mining assets are as set out below:

Machinery and equipment	Greater than 1 year to 20 years
Transport and other	Greater than 1 year to 15 years

Assets held under finance leases are depreciated over the shorter of the lease term and the estimated useful lives of the assets.

Gains or losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount. The gain or loss is recognised in the consolidated income statement.

Stripping costs

When it has been determined that a mining asset can be economically developed as a result of established proven and probable reserves, the costs to remove any overburden and other waste materials to initially expose the ore body, referred to as stripping costs, are capitalised in mining assets.

Post-production stripping costs are considered as costs of the extracted minerals and are recognised as a component of inventory to be recognised in cost of sales in the same period as the revenue from the sales of inventory.

Estimated ore reserves

Estimated proven and probable ore reserves reflect the economically recoverable quantities which can be legally recovered in the future from known mineral deposits. The Group’s reserves are estimated in accordance with the Russian Resource Reporting Code (“GKZ”) and the Australasian Joint Ore Reserves Committee Code (the JORC Code).

Leases

Finance leases

Leases under which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. Assets subject to finance leases are capitalised as property, plant and equipment at the lower of fair value or present value of future minimum lease payments at the date of acquisition, with the related lease obligation recognised at the same value. Assets held under finance leases are depreciated over their estimated economic useful lives or over the term of the lease, if shorter. If there is reasonable certainty that the lessee will obtain ownership by the end of the lease term, the period of expected use is useful life of the asset.

Finance lease payments are allocated using the effective interest rate method, between the lease finance cost, which is included in interest paid, and the capital repayment, which reduces the related lease obligation to the lessor.

Operating leases

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

Impairment of property, plant and equipment

An impairment review of property, plant and equipment is carried out when there is an indication that those assets have suffered an impairment loss. If any such indication exists, the carrying amount of the asset is compared to the estimated recoverable amount of the asset in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. A cash generating unit is the smallest, identifiable group of assets that generate independent cash flows largely independent of one another. In certain circumstances, where the recoverable amount of an individual asset can be determined, the impairment assessment is performed at the individual asset level. In addition, where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

The recoverable amount is the higher of fair value less costs to sell and value-in-use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimates of future cash flows have not been adjusted. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. The impairment loss is recognised in the consolidated income statement immediately.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the original carrying amount that would have been determined had no impairment loss been recognised in prior periods.

A reversal of an impairment loss is recognised in the consolidated income statement immediately.

Inventories

Metal inventories

Inventories including refined metals, metals in concentrate and in process, doré and ore stockpiles are stated at the lower of production cost or net realisable value. Production cost is determined as the sum of the applicable expenditures and expenses incurred directly or indirectly in bringing inventories to their existing condition and location. Refined metals are valued at the average total cost of production per saleable unit of metal. Work in-process, metal concentrate and doré are valued at the average total production costs at the relevant stage of production. Ore stockpiles are valued at the average cost of mining ore.

Net realisable value represents the estimated selling price for product based on prevailing spot metal prices, less estimated costs to complete production and costs necessary to make the sale.

Consumables and spare parts

Consumables and spare parts are stated at the lower of cost or net realisable value. Cost is determined on the weighted average moving cost. The portion of consumables and spare parts not reasonably expected to be realised in cash within one year, but realisable in future periods, is classified as a long-term asset in the Group’s consolidated balance sheet. Net realisable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.

Financial instruments

Financial assets and financial liabilities are recognised when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in the consolidated income statement.

Financial Instruments Designated as Fair Value Through Profit and Loss (“FVTPL”)

A financial instrument other than a financial instrument held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial instrument forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial instruments at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. Fair value is determined in the manner described in Note 26.

Financial assets

The effective interest method is a method of calculating the amortised cost of a financial instrument and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Effective interest method

Non-derivative financial assets are classified into the following specified categories: FVTPL, ‘held-to-maturity’ investments available-for-sale (“AFS”) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. No financial instruments have been classified as held-to-maturity or available-for-sale.

Income is recognised on an effective interest basis for financial instruments other than those financial assets classified as at FVTPL.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Held-to-maturity investments

Financial instruments with fixed or determinable payments and fixed maturity dates that the Group has the positive intent and ability to hold to maturity are classified as held-to-maturity investments. Held-to-maturity investments are measured at amortised cost using the effective interest method less any impairment.

AFS financial assets

Investments other than those classified as held for trading, held to maturity or loans and receivables are classified as available-for-sale financial assets. These assets are subsequently measured at fair value and unrealised gains and losses are recognised in equity until the investment is disposed or impaired, at which time the cumulative gain or loss previously recognised in equity is included in the consolidated income statement.

When an available for sale (“AFS”) financial asset is considered to be impaired, cumulative gains or losses previously recognised in other comprehensive income are reclassified to profit or loss in the period.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected. For equity investments classified as AFS, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

For all other financial assets objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	breach of contract, such as a default or delinquency in interest or principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re-organisation; or

•	the disappearance of an active market for that financial asset because of financial difficulties.

For financial assets carried at amortised cost, the amount of the impairment loss recognised is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written-off against the allowance account. Subsequent recoveries of amounts previously written-off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in the consolidated income statement.

For financial assets measured at amortised cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through the consolidated income statement to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities

Other financial liabilities

Other financial liabilities (including borrowings) are subsequently measured at amortised cost using the effective interest method.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in the consolidated income statement.

Derivative financial instruments

The Group may enter into a variety of derivative financial instruments to manage its exposure to certain risks. Further details of derivative financial instruments are disclosed in Note 26.

Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in the consolidated income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the consolidated income statement depends on the nature of the hedge relationship.

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the hybrid contracts are not measured at FVTPL.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in the consolidated income statement in the period in which they are incurred.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances, cash deposits and highly liquid investments with original maturities of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

Environmental obligations

An obligation to incur environmental restoration, rehabilitation and decommissioning costs arises when disturbance is caused by the development or ongoing production of mining assets. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value using a risk free rate applicable to the future cash flows, are provided for and capitalised at the start of each project, as soon as the obligation to incur such costs arises. These costs are recognised in the consolidated income statement over the life of the operation, through the depreciation of the asset in the cost of sales line and the unwinding of the discount on the provision in the finance costs line. Costs for restoration of subsequent site damage which is created on an ongoing basis during production are provided for at their net present values and recognised in the consolidated income statement as extraction progresses.

Changes in the measurement of a liability relating to the decommissioning of plant or other site preparation work (that result from changes in the estimated timing or amount of the cash flow or a change in the discount rate), are added to or deducted from the cost of the related asset in the current period. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognised immediately in the consolidated income statement.

The provision for closure cost obligations is remeasured at the end of each reporting period for changes in estimates and circumstances. Changes in estimates and circumstances include changes in legal or regulatory requirements, increased obligations arising from additional mining and exploration activities, changes to cost estimates and changes to the risk free interest rate.

Employee benefit obligations

Remuneration to employees in respect of services rendered during a reporting period is recognised as an expense in that reporting period. The Group pays mandatory contributions to the state social funds, including the Pension Fund of the Russian Federation and Kazakhstan, which are expensed as incurred.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax. Income taxes are computed in accordance with the laws of countries where the Group operates.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated income statement because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated historical financial information and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the year

Current and deferred tax are recognised in the consolidated income statement, except when they relate to items that are recognised in the consolidated statement of comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in consolidated statement of comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Revenue recognition

Revenue is derived principally from the sale of gold and silver bullion and copper, gold and silver concentrate and is measured at the fair value of consideration received or receivable, after deducting discounts.

Revenue from the sale of gold and silver bullion and sale of copper gold and silver concentrate is recognised when the risks and rewards of ownership are transferred to the buyer, the Group retains neither a continuing degree of involvement or control over the goods sold, the amount of revenue can be measured reliably, and it is probable that the economic benefits associated with the transaction will flow to the Group. Revenue from the sale of gold and silver bullion represents the invoiced value of metal shipped to the buyer, net of value added tax (“VAT”).

Sale of gold and silver bullions

The Group processes all of its final mine-site products (doré and precipitate) produced in Russia (at Dukat, Khakanja, Voro, and Omolon) into London Good Delivery Bars prior to sale. This final stage of processing is carried out on toll-treatment basis at four state-owned refineries. The Group sells gold and silver bullion to banks through long-term agreements. The sales price, as determined in the agreement, may be variable based upon the London Bullion Market Association (“LBMA”) spot price or fixed but the Group’s policy is not to enter fixed price contracts. For domestic sales, title passes from the Group to the purchaser at the refinery gate with revenue recognised at that point. For export sales, once the gold and/or silver bars have been approved for export by Russian customs, they are then transported to the vault of the purchaser, which is typically located in London. Title passes and revenue is recognised at this point when the gold and/or silver bars are received by the purchaser.

Sales of copper, gold and silver concentrate

The Group sells copper, gold and silver concentrate under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. Concentrate sales are initially recorded based on forward prices for the expected date of final settlement. Title passes on delivery to the rail warehouse close to the operations and revenue is recognised at that point. Revenue is calculated based on the payable copper, gold and silver content in the concentrate and using the forward London Metal Bulletin (“LMB”) or London Metal Exchange

(“LME”) price to the estimated final pricing date, adjusted for the specific terms of the relevant agreement. Until final settlement occurs, adjustments to revenue are made to take into account the changes in metal quantities upon receipt of new information and assay. Revenue is presented net of refining and treatment charges which are subtracted in calculating the amount to be invoiced.

The Group’s sales of copper, gold and silver concentrate are based on a provisional price and as such, contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrate at the forward exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is measured at fair value with a change of fair value recognised as revenue in the consolidated income statement for each period prior to final settlement.

Share-based compensation

In 2010, the Group’s board of directors awarded equity-settled stock appreciation rights to certain employees (see Note 29). The Group applies IFRS 2 Share-based Payments to its accounting for share based compensation. IFRS 2 requires companies to recognise compensation costs for share-based payments to employees based on the grant-date fair value of the award.

The fair value of share-based payments is calculated by the Group at the grant date using the two — stage Monte-Carlo simulation model. The expense is recognised on a straight-line basis over the vesting period of the awards.

The fair value of the awards granted is recognised as a general and administration expense with a corresponding increase in the share-based compensation reserve over the vesting period. Where relevant, the proceeds received, net of any directly attributable transaction costs, are credited to share capital (nominal value) and share premium when the awards are exercised.

Earnings per share

Earnings per share calculations are based on the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated using the treasury stock method, whereby the proceeds from the potential exercise of dilutive stock options with exercise prices that are below the average market price of the underlying shares are assumed to be used in purchasing the Company’s common shares at their average market price for the period.

3.  Critical judgements in applying accounting policies

The following are the critical judgements, apart from those involving estimations (see below), that the management has made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in historical financial information.

Production start date

The Group assesses the stage of each mine construction project to determine when a mine moves into the production stage. The criteria used to assess the start date are determined by the unique nature of each mine construction project and include factors such as the complexity of a plant and its location.

The Group considers various relevant criteria to assess when the mine is substantially complete and ready for its intended use and moves into the production stage. Some of the criteria would include but are not limited to the following:

•	the level of capital expenditure compared to the construction cost estimates;

•	completion of a reasonable period of testing of the mine plant and equipment;

•	ability to produce gold and silver in saleable form (within specifications); and

•	ability to sustain ongoing production of gold.

When a mine construction project moves into the production stage, the capitalisation of certain mine construction costs ceases (including capitalisation of interest) and depreciation commences. Future costs are either regarded as inventory or expensed, except for capitalisable costs related to mining asset additions or improvements, underground mine development or ore reserve development.

Acquisitions

Management performs a detailed evaluation of legal entities acquired to determine whether the entity meets the definition of a business. In making this determination, management evaluates the entity’s inputs, processes and outputs. An entity is determined to meet the definition of a business if: (a) the entity has an economic resource that creates, or has the ability to create outputs when one or more processes are applied to it such as mining infrastructures, (b) the entity has a system, convention or rule in place that if applied to inputs creates or has the ability to create outputs such as employees that extract ore from the mine using the mining infrastructure, or (c) the entity has outputs such as piles of ore or an ability to extract ore using the inputs and processes in place on the date of acquisition.

As a result of this evaluation process, management has determined that CJSC Artel of prospectors Ayax (2009 acquisition), Rudnik Avlayakan LLC and Kirankan LLC (2010 acquisitions), PD RUS LLC (2010 acquisition), Kutynskaya GGK LLC (2011 acquisition), Industriya LLC (2011 acquisition) and Office LLC (2011 acquisition) do not meet the definition of a business and as such the Group has accounted for these as asset acquisitions (Note 4).

Key sources of estimation uncertainty

Preparation of the consolidated historical financial information in accordance with IFRS requires the Group’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated historical financial information, and the reported amounts of revenues and expenses during the reporting period. The determination of estimates requires judgements which are based on historical experience, current and expected economic conditions, and all other available information. Actual results could differ from those estimates.

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

The most significant areas requiring the use of management estimates and assumptions relate to:

•	Fair value of net assets acquired and liabilities assumed in business combinations;

•	Ore reserve estimates;

•	Depreciation;

•	Impairment of goodwill, mining assets and other property, plant and equipment;

•	Inventory obsolescence and write-downs;

•	Share-based compensation;

•	Environmental obligations;

•	Contingencies; and

•	Income taxes.

Fair value of net assets acquired and liabilities assumed in business combinations

In accordance with the Group’s policy, the Group allocates the cost of the acquired entity to the assets acquired and liabilities assumed based on their fair value estimated on the date of acquisition. Any difference between the cost of the acquired entity and the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The Group exercises significant judgement in the process of identifying tangible and intangible assets and liabilities, valuing these assets and liabilities, and estimating their remaining useful life. The valuation of these assets and liabilities is based on assumptions and criteria that, in some cases, include management’s estimates of discounted future cash flows. The use of valuation assumptions includes cash flow estimates from mining activities and application of the discount rates.

If actual results are not consistent with estimates and assumptions considered, the Group may have to adjust the fair value of assets and/or the goodwill balance during the measurement period which could have an impact on the amounts reported in the consolidated income statement in current and future periods.

Ore reserve estimates

An ore reserve estimate is an estimate of the amount of product that can be economically and legally extracted from the Group’s properties. Ore reserve estimates are used in the calculation of depreciation of mining assets using the units-of-production method, impairment charges and for forecasting the timing of the payment of decommissioning and land restoration costs. Also, for the purpose of impairment review and the assessment of the timing of the payment of decommissioning and land restoration costs, management may take into account mineral resources in addition to ore reserves where there is a high degree of confidence that such resources will be extracted.

In order to calculate ore reserves, estimates and assumptions are required about geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, transport costs, commodity demand, commodity prices, discount rates and exchange rates. Estimating the quantity and/or grade of ore reserves requires the size, shape and depth of ore bodies to be determined by analysing geological data such as the logging and assaying of drill samples. This process may require complex and difficult geological judgements and calculations to interpret the data.

Ore reserve estimates may change from period to period as additional geological data becomes available during the course of operations or if there are changes in any of the aforementioned assumptions. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

•	asset carrying values due to changes in estimated future cash flows;

•	depreciation charged in the consolidated income statement where such charges are determined by using the units-of-production method;

•	provisions for decommissioning and land restoration costs where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

•	carrying value of deferred tax assets and liabilities where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

Depreciation

Mining assets are depreciated using the units-of-production method other than where the useful lives are shorter than the life of mine. The unit of production depreciation calculations are based on proved and probable reserves under the Russian Resource Reporting Code (GKZ), which is the basis on which management’s mine plans are prepared. For other property, plant and equipment, the straight-line method is applied over the estimated useful life of the asset which does not exceed the estimated mine life based on proved and probable ore reserves as the useful lives of these assets are considered to be limited to the life of the relevant mine.

The calculation of the units-of-production rate of depreciation could be impacted to the extent that actual production in the future is different from current forecast production based on proved and probable ore reserves. This would generally arise when there are significant changes in any of the factors or assumptions used in estimating ore reserves. The Group’ unit of production depreciation rates are based on the GKZ reserves figures which are different to the reserves calculated under the JORC reporting code and included into the Group’s external reporting.

Impairment of goodwill, mining assets and other property, plant and equipment

The Group considers both external and internal sources of information in assessing whether there are any indications that goodwill, mining assets or other property, plant and equipment owned by the Group are impaired. External sources of information the Group considers include changes in the market, economic and legal environment in which the Group operates that are not within its control and affect the recoverable amount of goodwill, mining assets or other property, plant and equipment.

Internal sources of information the Group considers include the manner in which mining properties and plant and equipment are being used or expected to be used and indications of economic performance of the assets. In determining the recoverable amounts of the Group’s mining assets and other property, plant and equipment, the Group’s management makes estimates of the discounted future pre-tax cash flows expected to be derived from the Group’s mining properties, costs to sell the mining properties and the appropriate discount rate. Reductions in metal price forecasts, increases in estimated future costs of production, increases in estimated future capital costs, reductions in the amount of recoverable reserves and resources and/or adverse current economics can result in a write-down of the carrying amounts of the Group’s goodwill, mining assets or other property, plant and equipment.

In making the assessment for impairment, assets that do not generate independent cash flows are allocated to an appropriate cash-generating unit. Management necessarily applies its judgement in allocating assets that do not generate independent cash flows to appropriate cash-generating units, and also in estimating the timing and value of underlying cash flows within the value-in-use calculation. Subsequent changes to the cash-generating unit allocation or to the timing of cash flows could impact the carrying value of the respective assets.

Inventory obsolescence and write-downs

In determining mine operating costs recognised in the consolidated income statement, the Group’s management makes estimates of quantities of ore stacked on leach pads and in process and the recoverable gold, silver and copper in this material to determine the average costs of finished goods sold during the period. Changes in these estimates can result in a change in mine operating costs of future periods and carrying amounts of inventories.

Share-based compensation

The Group issued equity-settled share appreciation rights to certain employees. Equity-settled share appreciation rights are measured at fair value (excluding the effect of non-market based vesting conditions) at the date of grant. The fair value determined at the grant date of the awards is expensed as services are rendered over the vesting period, based on the Group’s estimate of the rights that will eventually vest.

Fair value is measured using the Monte-Carlo model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

The most significant assumptions used in estimation of the cost of equity-settled stock appreciation rights are expected prices of the Company’s global depository receipts (“GDRs”), risk-free interest rate, expected forfeitures and the expectation at the grant date of the dividends to be paid over the life of the option.

Expected volatility is based on the historical volatility of return on the Company’s GDRs.

The risk-free rates used in the valuation model is based on US Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

Expected forfeitures are estimated using historical trends of executive director and employee turnover.

At the grant date, the Group had not historically declared dividends and management believed the Company would not declare a dividend over the life of the option. As such, the expected annual dividend per share was therefore nil. Any subsequent change in dividend policy will be taken into account when valuing options granted in the future.

Reclamation and mine closure obligations

The Group’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. The Group’s provision for future decommissioning and land restoration cost represents management’s best estimate of the present value of the future cash outflows required to settle the liability which reflects estimates of future costs, inflation, movements in foreign exchange rates and assumptions of risks associated with the future cash outflows; and the applicable interest rate for discounting the future cash outflows. Actual costs incurred in future periods could differ materially from the estimates. Additionally, future changes to environmental laws and regulations, life of mine estimates and discount rates could affect the carrying amount of this provision.

Changes to future decommissioning and land restoration cost are recorded with a corresponding change to the carrying amounts of related mining properties (for operating mines and development projects). Adjustments to the carrying amounts of related mining assets can result in a change to future depreciation expense.

Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of such contingencies inherently involves the exercise of significant judgements and estimates of the outcome of future events.

Income taxes

The Group is subject to income taxes in Russia and Kazakhstan. Significant judgement is required in determining the provision for income taxes due to the complexity of legislation. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. The estimation of that probability includes judgements based on the expected performance. Various factors are considered in order to assess the probability of the future utilisation of deferred tax assets, including past operating results, operational plan, expiration of tax losses carried forward, and tax planning strategies. If actual results differ from these estimates or if these estimates must be adjusted in future periods, the financial position, results of operations and cash flows may be negatively affected.

4.	Acquisitions and Disposals

(a)	Business combinations

ZK Mayskoye LLC

On 28 April, 2009, the Group acquired a 9% interest in Zolotorudnaya Kompaniya Mayskoye LLC (“ZK Mayskoye”) from Highland Gold Mining Limited, an unrelated party. The Group acquired the interest in ZK Mayskoye as it holds the mining licence for Mayskoye gold deposit located in the Chukotka region. The Group paid cash consideration of $14,000. At the same time, the remaining 91% equity stake in ZK Mayskoye was simultaneously acquired by four Russian private companies (the “Equity Buyers”), unrelated parties, for $137,000.

Simultaneously, on 28 April 2009, the Company and the Equity Buyers entered into a legally binding agreement (“Agreement”) under which:

(a)	The Company agreed, subject to obtaining necessary regulatory approvals, to buy a 91% equity stake in ZK Mayskoye for $95.4 million in cash or 15,925,000 global depositary receipts (“GDRs”) of the Company. The Equity Buyers had the right to choose the method of settlement (i.e. cash or the Company’s shares) they would receive as consideration for the acquisition of their interest in ZK Mayskoye.

(b)	The Company and the Equity Buyers agreed that if the Equity Buyers contributed $95.4 million to ZK Mayskoye, the Company will reimburse the amount invested by the Equity Buyers and an additional 14% per annum charge. This amount has been considered a financing transaction and has been recorded as a borrowing payable to the equity buyers upon their contribution to ZK Mayskoye in November 2009.

The Group determined 28 April 2009 to be the date on which control of the ZK Mayskoye was obtained and consolidated the acquiree from that date. This acquisition of ZK Mayskoye has been accounted for using the acquisition method, with the Company as the acquirer.

It was concluded that The Agreement described in paragraph (a) above represented a call option giving the vendor the right to acquire 15,925,000 ordinary shares of the Company at the $6.00 per share specified in the agreement. The Company has accounted for this option as a freestanding instrument and has recognised the liability at fair value. This amount has been initially recognised as part of the purchase price consideration, with subsequent changes in fair value recorded in profit and loss.

On 27 October 2009, following necessary regulatory approvals, the Group completed the acquisition of the 100% equity stake in ZK Mayskoye. The Group and the Equity Buyers signed a legally binding supplement to the Agreement under which the Equity Buyers chose to receive 15,925,000 Polymetal GDRs for the 91% equity stake in ZK Mayskoye (see Note 28). The value of shares issued of $152.7 million was provided in lieu of cash of $95.5 million plus the call option settlement value of $57.2 million.

The acquisition-related costs comprised $944,000 and have been included in the “other expenses” line in the consolidated income statement. The allocation of the purchase price based on the consideration paid and on the fair value of ZK Mayskoye’s net assets acquired is as follows:

US$’000

Assets acquired and liabilities assumed at the acquisition date
Property, plant and equipment	18,860
Construction-in-progress	16,099
Deferred tax asset	16,509
Mineral rights	9,540
Receivable from Equity Buyers	95,415
Inventories and spare parts	29,210
Taxes receivable	8,157
Cash and cash equivalents	259
Current borrowings	(80,000)
Non-current borrowings	(24,852)
Other liabilities	(3,748)

Net assets acquired	85,449
Goodwill	21,577

107,026
Consideration:
Cash	151
Par value of cash or share consideration	95,415
Fair value of equity call option issued	11,460

Goodwill is mainly attributable to the synergy expected as a result of the acquisition and was assigned to the Mayskoye reportable segment. The goodwill is not deductible for income tax purposes.

From the date of acquisition to 31 December 2009, ZK Mayskoye contributed a net loss of $7.92 million. The acquisition of ZK Mayskoye would have contributed a net loss of approximately $9.9 million from 1 January 2009 through 31 December 2009, had the acquisition occurred in the beginning of 2009. The amount has been calculated after applying the Group’s accounting policies. On acquisition, ZK Mayskoye was in the development stage and did not generate any revenue during 2009.

JSC Varvarinskoye

In October 2009, the Group acquired 100% of the shares in Three K Exploration and Mining Limited (collectively “Three K”) which owns 100% of JSC Varvarinskoye in Kazakhstan (“Varvarinskoye”) from Orsu Metals Corporation, an unrelated party. The Group acquired Varvarinskoye as it holds the mining licence for Varvarinskoye gold-copper deposit located in Kazakhstan. Under the terms of the sale and purchase agreement, the Group acquired the shares for cash consideration of $8.0 million and contingent consideration of up to a maximum of $12.0 million (with estimated fair value of $3.42 million and undiscounted estimated outcome of $10.4 million as at the date of acquisition). The deferred consideration is based on a formula where the published future prices of gold and copper are compared to the gold strike price specified in the gold forward purchase contracts entered into (see Note 26) and the copper price as published by the LME as at the date when the gold forward purchase contracts mentioned above were entered into.

The acquisition-related costs comprised $1.5 million and have been included in “other expenses” in the consolidated income statement.

Prior to the acquisition Three K and Varvarinskoye held certain debt and hedging obligations with a syndicate of banks including Investec Bank Ltd, Investec Bank plc, Nedbank Limited and Natixis Bank (collectively, the “Syndicate of Banks”). Specifically:

(a)	debt obligations in the amount of $85.66 million (see Note 21); and

(b)	a flat forward gold sales contract (see Note 26) based on the expected production of gold at the Varvarinskoye deposit. The flat forward sales contract had a total notional amount of 320,160 ounces of gold at the fixed forward price of $574.25 per ounce and had monthly settlement dates between November 2009 and April 2014.

In October 2009, the Group entered into an offsetting flat forward gold purchase contract at the fixed forward price of $1,129.65 per ounce, with the same notional amount and monthly settlement dates as the aforementioned flat forward gold sales contract (see Note 26). The gold forward purchase contract economically locks in the losses on the existing flat forward gold sales contract.

As a result of the execution of the offsetting transaction, the Group was liable to pay a net settlement amount on each delivery date (at the end of each month for the period starting from 30 September 2009 and ending 30 April 2014). If any settlement was not paid on its applicable delivery date, such settlement amount will accrue interest at three months LIBOR plus 3% and shall be payable on 31 December 2013 (35% of the total and all interest accrued thereon to date) and on 31 December 2014 (the full balance of the settlement amount and all interest accrued thereon to date). In addition, a cash sweep mechanism applied to all free cash flows generated by Varvarinskoye until all the obligations were fully repaid. These arrangements were restructured in April 2011 (as set out in Note 21).

The Group has provided the Syndicate of Banks with a corporate guarantee of $90 million, which may be called upon in certain limited circumstances.

This acquisition of Varvarinskoye has been accounted for using the acquisition method, with the Company as the acquirer. The Group determined 30 October 2009 to be the date on which control of Varvarinskoye was obtained and consolidated the acquiree from that date.

The allocation of the purchase price based on the consideration paid and on the fair value of Varvarinskoye’s net assets acquired is as follows:

US$’000

Assets acquired and liabilities assumed at the acquisition date
Property, plant and equipment	137,004
Construction-in-progress	209
Mineral rights	8,990
Deferred tax asset	8,142
Inventories	27,833
VAT receivable	8,236
Cash and cash equivalents	4,339
Other assets	882
Derivatives	(157,199)
Non-current borrowings	(76,314)
Accounts payable and accrued liabilities	(10,342)
Environmental obligations	(9,197)

Net liabilities acquired	(57,417)
Goodwill	68,836

11,419
Consideration:
Cash	8,000
Contingent consideration payable	3,419

Goodwill related to the acquisition is mainly attributable to the benefits of expected revenue and business growth related to positioning the Group in a more competitive position for the acquisition of new licences in the region. Goodwill related to the acquisition was assigned to the Kazakhstan segment. It is not deductible for tax purposes.

Net cash outflow on acquisition is as follows:

US$’000

Consideration paid in cash	8,000
Less: Cash and cash equivalents acquired	(4,339)

Net cash outflow on acquisition	3,661

Since its acquisition date and through 31 December 2009, Varvarinskoye contributed revenue of $22 million and a net loss of $94,000 to the Group. The acquisition of Varvarinskoye would have contributed revenue of $98.5 million and net loss of approximately $37.5 million during the period from 1 January 2009 through 31 December 2009, if the acquisition had occurred at the beginning of 2009.

These amounts have been calculated after applying the Group’s accounting policies and adjusting the results of Varvarinskoye to reflect the additional depreciation arising from the purchase price allocation.

Rudnik Kvartsevyi LLC

In April 2009, the Company signed a non-binding memorandum of understanding with four Russian private companies, unrelated parties, under which the Company could acquire 100% of Rudnik Kvartsevyi LLC (“RK”) in exchange for 10,000,000 of its GDRs. The Group acquired RK as it owns the mining licence for the Sopka Kvartsevaya gold and silver deposit and a 100% stake in Vneshstroygroup LLC, which owns the mining licence for the Dalniy gold and silver deposit. These deposits are located in the Severo-Evensky district of the Magadan region of Russia. In addition to the licence areas, RK owns mining fleet and infrastructure at the Sopka mine site. The Group expects to supply ore mined at RK to one of its processing facilities in the Magadan region.

In October 2009, the Group acquired 100% of RK for cash consideration of $3.4 million and 10,000,000 of Polymetal’s GDRs (see Note 28) valued on the acquisition date at $90.6 million. (10,000,000 GDRs times $9.06 per GDR which was the market price of the shares on the acquisition date, 12 October 2009).

The Group determined 12 October 2009 to be the date on which control of the RK was obtained and consolidated the acquiree from that date.

The allocation of the purchase price based on the consideration paid and on the fair value of RK’s net assets acquired is as follows:

US$’000

Assets acquired and liabilities assumed at the acquisition date
Mineral rights	110,000
Property, plant and equipment	20,416
Construction-in-progress	14,259
Inventories and spare parts	10,425
Investments	7,429
Cash and cash equivalents	160
Other assets	5,406
Non-current borrowings	(19,651)
Deferred tax liabilities	(17,059)
Environmental obligations (See Note 19)	(1,363)

Net assets acquired	130,022
Bargain purchase gain	(36,031)

93,991
Consideration:
Cash	3,391
Fair value of GDRs transferred	90,600

The excess of the fair value of acquired net assets over cost of $36 million arose primarily as a result of the Group’s competitive advantage during negotiations given that the Group is the only owner of processing facilities in that region.

Net cash outflow on acquisition is as follows:

US$’000

Consideration paid in cash	3,391
Less: Cash and cash equivalents acquired	—

Net cash outflow on acquisition	3,391

From the date of acquisition to 31 December 2009, RK contributed a net loss of $4.1 million. The acquisition of RK would have contributed a net loss of approximately $4.28 million had the acquisition occurred on 1 January 2009. This amount has been calculated after applying the Group’s accounting policies. At the acquisition date, RK had started the ore extraction process but was yet to generate any revenue during 2009.

(b)	Asset acquisitions

CJSC Artel “Ayax” prospectors

In January 2009, the Group purchased 4,166 shares (10.39%) in CJSC Artel Ayax prospectors of (“Ayax”) from Silver Ster Ltd., a subsidiary of an unrelated party, Ovoca Gold plc., for $3.9 million in cash. The Group acquired Ayax as it owns the mining licence for the Goltsovoye silver deposit, which is located in the Magadan region of

Russia. In addition to the licence, Ayax owns a mining fleet and infrastructure at the Goltsovoye mine site. Verda Financial Ltd. (“Verda”), an unrelated party, acquired the remaining 89.61% of Ayax.

Simultaneously with these transactions, the Company signed a non-binding letter of intent with Verda, which granted the Company the right to purchase the remaining 89.61% interest in Ayax in exchange for 7,500,000 of the Company’s GDRs. As part of this agreement, the Company provided a loan of $10.0 million to Verda, which it used to finance the acquisition of the 89.61% interest in Ayax. This loan was repayable to the Company upon the completion of the acquisition of the shares from Verda or upon the decision by the Company to cancel the letter of intent.

In October 2009, the Group acquired the remaining 35,934 shares (89.61%) in Ayax from Verda, for 7,500,000 of Company GDRs (see Note 28). The fair value of the GDRs on the date of acquisition was $8.72 per GDR, for total consideration of $65.4 million for the remaining 89.61% interest in Ayax. The loan of $10.0 million was repaid by Verda upon the purchase of these shares.

Ayax does not meet the definition of a business pursuant to IFRS 3 (2008) thus it was accounted for as acquisition of a group of assets in October 2009. The allocation of the cost of acquisition to the group of assets acquired was as follows:

US$’000

Net assets acquired
Mineral rights	80,437
Construction-in-progress	4,482
Property, plant and equipment	135
Cash and cash equivalents	2
Other assets	1,706
Non-current borrowings	(14,848)
Accounts payable	(2,588)

Net assets acquired	69,326
Consideration:
Cash	3,926
Fair value of GDRs transferred	65,400

Rudnik Avlayakan LLC and Kirankan LLC

On 8 October 2010, the Group acquired a 100% interest in Rudnik Avlayakan LLC (“Avlayakan”) and Kirankan LLC (“Kirankan”) from Doland Business Limited, an unrelated party, in exchange of 3,500,000 of its treasury shares, with a market price of $17.20 per share on the acquisition date. The Group acquired Avlayakan and Kirankan as they hold the mining licences for Avlayakan and Kirankan gold and silver deposits located in the Khabarovsk region.

Avlayakan and Kirankan do not meet the definition of a business pursuant to IFRS 3 (2008) thus these acquisitions were accounted for as an acquisition of a group of assets. The allocation of the cost of acquisition to the group of assets acquired was as follows:

US$’000

Net assets acquired
Mineral rights	64,297
Property, plant and equipment	916
Construction-in-progress	492
Cash and cash equivalents	700
Other liabilities	(1,140)
Non-current borrowings	(5,065)

Net assets acquired	60,200
Consideration:
Fair value of GDRs transferred	60,200

PD RUS LLC

On 9 December 2010, the Group acquired a 100% interest in PD RUS LLC (“PD RUS”) from Castalian Trading Limited, an unrelated party. The Group acquired PD RUS as it holds the mining and exploration licence for the

Svetloye gold deposit located in the Khabarovsk region. The Group paid cash consideration of $9.25 million in the form of settlement of PD RUS’s liabilities.

PD RUS does not meet the definition of a business pursuant to IFRS 3 (2008) thus it was accounted for as an acquisition of a group of assets. The allocation of the cost of acquisition to the group of assets acquired was as follows:

US$’000

Net assets acquired
Mineral rights	7,345
Property, plant and equipment	744
Cash and cash equivalents	71
Other assets	1,090

Net assets acquired	9,250
Consideration:
Cash	9,250

Kutyn LLC

On 29 April 2011, the Group acquired a 100% interest in Kutynskaya GGK LLC (“Kutyn”) from Olsen Business Limited, an unrelated party, in exchange of 3,500,000 of the Company’s GDRs, with a market price of $19.14 per share on the acquisition date. The Group acquired Kutyn as it holds the mining licence for the Kutyn gold deposit located in the Khabarovsk region.

Kutyn does not meet the definition of a business pursuant to IFRS 3 (2008) thus this acquisition was accounted for as an acquisition of a group of assets. The allocation of the cost of acquisition to the group of assets acquired was as follows:

US$’000

Net assets acquired
Mineral rights	67,719
Property, plant and equipment	618
Other liabilities	(1,347)

Net assets acquired	66,990
Consideration:
Fair value of GDRs transferred	66,990

Industriya LLC

On 27 May 2011, the Group acquired a 100% interest in Industriya LLC (“Industriya”) from Kuzmichev V.V., an unrelated party. The Group acquired Industriya as it holds the hard-rock gold exploration and mining licence for the Elmus property. The Group paid $1.777 million, which consisted of a cash payment of $0.551 million and taking on a loan from the vendor of $1.226 million. Industriya does not meet the definition of a business pursuant to IFRS 3 (2008) thus it was accounted for as an acquisition of a group of assets. Mineral rights amounted to $1.819 million. The residual amount of $0.048 million represents other current liabilities.

Office LLC

On 13 May 2011, the Group acquired 100% interest in Office LLC (“Office”) from ICT-Kolyma LLC, an unrelated party, for $10.32 million. The Group acquired Office as it holds three stories of the office premises in Magadan. Cost of the office premises is amounted at $9.757 million. The residual amount of $0.563 million represents other current assets and liabilities. The Group paid $10.32 million, which consisted of a cash payment of $4.210 million and the settlement of a previous loan with the vendor of $6.110 million.

(c)	Disposal of subsidiary in exchange for an interest in an associate

In November 2010, a Group subsidiary signed an agreement to establish JSC Ural-Polymetal (“Ural-Polymetal”), with Valentorskiy Rudnik LLC and Kuzmichev V.V. The Group contributed 100% of its interest in Polymetals of North Ural LLC, a subsidiary of the Group, holding the Galka gold, zinc and silver mining licence to Ural-Polymetal (see Note 17). The other investors also contributed assets in the entity with the Group receiving a 33% equity interest in Ural-Polymetal.

The carrying value of the net assets transferred to the equity investment on the date of disposal approximated fair value. The amount disposed was as follows:

US$’000

Carrying value of assets disposed
Mineral rights	3,936
Other assets	2,641

Net assets disposed of	6,577
Gain on disposal	3,580

Fair value of interest in associate undertaking acquired	10,157

(d)	Disposal of subsidiary

CJSC Northeastern Coal Company

On 29 June 2011 the Group sold 100% in CJSC Northeastern Coal Company for $5.3 million to an unrelated party. CJSC Northeastern Coal Company did not perform any operations during 2009, 2010 and 2011. The amount of net assets at the date of disposal was as follows:

US$’000

Consideration received	5,300
Carrying value property, plant and equipment disposed	(5,725)
Carrying value of other liabilities disposed	5,356

Gain on disposal	4,931

5.	Segment Information

The Group has seven reportable segments:

•	Voro (CJSC Zoloto Severnogo Urala);

•	Khakanja (JSC Okhotskaya GGC, Rudnik Avlayakan LLC and Kirankan LLC, see Note 4);

•	Dukat (CJSC Serebro Magadana, CJSC Ayax, see Note 4);

•	Omolon (JSC Omolon Gold Mining Company, Rudnik Kvartseviy LLC, see Note 4);

•	Varvara (JSC Varvarinskoye, see Note 4);

•	Amursk-Albazino (Albazino Resources LLC, Amursky Hydrometallurgy Plant LLC); and

•	Mayskoye (ZK Mayskoye LLC).

Reportable segments are determined based on the Group’s internal management reports, which are separated based on the Group’s geographical profile. Minor companies and activities (management, exploration, purchasing and other companies) which do not meet the reportable segment criteria are disclosed within Corporate and other. Each segment is engaged in gold, silver and copper mining and related activities, including exploration, extraction, processing and reclamation. The Group’s segments are all based in Russia other than Varvara which is based in Kazakhstan.

The measure which management and the Chief Operating Decision-Maker (the “CODM”) use to evaluate the performance of the Group is segment adjusted EBITDA, which is defined as profit for the year attributable to the equity holders of the parent adjusted for depreciation expense write-down of inventory to net realisable value, share-based compensation, rehabilitation expenses, income from disposal of subsidiaries, bargain purchase gain, foreign exchange gain/(loss), change in fair value of derivatives, change in fair value of contingent consideration, finance income, finance costs and income tax expense. The accounting policies of the reportable segments are consistent with those of the Group’s accounting policies under IFRS as described in note 2.

Revenue shown as corporate and other comprises, principally, of intersegment revenue relating to supply of inventories, spare parts and fixed assets to the production companies. Intersegment revenue is recognised based on costs incurred plus a fixed margin basis. External revenue shown within Corporate and other represents revenue from services provided to third parties by the Group’s non-mining subsidiaries. These include exploration works for mining companies and design services related to ore deposit development and precious metal extraction technologies.

Business segment assets and liabilities are not reviewed by the CODM, other than current inventory, and therefore are not disclosed in this consolidated financial information.

The segment adjusted EBITDA reconciles to the profit before income tax as follows:

As of and for six months ended 30 June 2011 (US$’000)

								Total		Intersegment
						Amursk		reportable	Corporate	operations
	Voro	Khakanja	Dukat	Omolon	Varvara	Albazino	Mayskoye	segments	and other	and balances	Total

Revenue from external customers	106,316	99,497	231,381	22,006	85,259	—	—	544,459	52	—	544,511
Intersegment revenue	290	131	1,115	—	—	—	—	1,536	204,499	(206,035)	—
Share of loss of associates and joint ventures	—	—	—	—	—	—	—	—	(410)	—	(410)
Adjusted EBITDA	64,877	53,848	125,030	(8,414)	42,728	(6,869)	(7,092)	264,108	(5,700)	(9,441)	248,967
Depreciation expense	(10,022)	(5,724)	(10,827)	(2,070)	(5,745)	(89)	(133)	(34,610)	(295)	—	(34,905)
Rehabilitation expenses	(771)	(527)	(270)	(39)	(501)	—	—	(2,108)	—	—	(2,108)
Write-down of inventory to net realisable value	53	2,663	(1,868)	85	(1,979)	(281)	(336)	(1,663)	(552)	—	(2,215)
Share based compensation	—	—	—	—	—	—	—	—	(28,997)	—	(28,997)

Operating profit / (loss)	54,137	50,260	112,065	(10,438)	34,503	(7,239)	(7,561)	225,727	(35,544)	(9,441)	180,742
Income from disposal of subsidiaries											4,931
Foreign exchange gain											43,897
Change in fair value of derivatives											(1,855)
Change in fair value of contingent consideration											(3,957)
Finance income											638
Finance costs											(13,668)

Profit before tax											210,728

Current inventories	56,567	36,549	91,331	82,411	28,982	36,247	9,251	341,338	—	(3,872)	337,466
Other current inventories	6,489	21,247	40,926	55,748	19,284	24,680	6,559	174,933	62,608	(16,715)	220,826

											558,292
Non-current segment assets:
Property, plant and equipment, net	122,490	163,453	467,872	232,673	151,736	485,002	143,613	1,766,839	214,290	—	1,981,129
Goodwill	—	15,402	9,452	—	74,008	—	25,661	124,523	—	—	124,523
Non-current inventory	2,965	6,200	7,669	9,703	1,129	7,132	5,439	40,237	1,904	—	42,141
Investments in associate and joint ventures	—	—	—	—	—	—	—	—	28,582	—	28,582

											2,176,375
Additions to non-current assets:
Property, plant and equipment	4,178	12,236	28,613	24,962	4,781	97,097	17,787	189,654	24,871	—	214,525
Acquired on acquisition of group of assets	—	—	—	—	—	—	—	—	79,913	—	79,913

For the six months ended 30 June 2010 (US$’000) (unaudited)

								Total		Intersegment
						Amursk		reportable	Corporate and	operations and
	Voro	Khakanja	Dukat	Omolon	Varvara	Albazino	Mayskoye	segments	other	balances	Total

Revenue from external customers	101,482	92,981	172,380	—	54,663	—	—	421,506	227	—	421,733
Intersegment revenue	195	335	71	—	—	—	—	601	110,348	(110,949)	—
Share of loss of associates and joint ventures	—	—	—	—	—	—	—	—	(675)	—	(675)
Adjusted EBITDA	66,860	45,931	73,397	(11,379)	26,107	(3,322)	(5,173)	192,421	(11,615)	7,618	188,424
Depreciation expense	(11,192)	(7,898)	(11,429)	(72)	(5,860)	—	(132)	(36,583)	(202)	—	(36,785)
Rehabilitation expenses	(535)	(264)	(86)	(117)	(440)	—	—	(1,442)	—	—	(1,442)
Write-down of inventory to net realisable value	—	—	—	—	(13,536)	—	—	(13,536)	1,616	—	(11,920)

Operating profit/(loss)	55,133	37,769	61,882	(11,568)	6,271	(3,322)	(5,305)	140,860	(10,201)	7,618	138,277
Foreign exchange loss											(8,659)
Change in fair value of derivatives											(1,529)
Change in fair value of contingent consideration											(1,266)
Finance income											308
Finance costs											(9,412)

Profit before tax											117,719

As of and for the year ended 31 December 2010 (US$’000)

								Total		Intersegment
						Amursk		reportable	Corporate	operations
	Voro	Khakanja	Dukat	Omolon	Varvara	Albazino	Mayskoye	segments	and other	and balances	Total

Revenue from external customers	213,906	215,300	345,457	24,649	125,456	—	—	924,768	608	—	925,376
Intersegment revenue	310	57	116	—	—	—	—	483	287,462	(287,945)	—
Share of loss of associates and joint ventures	—	—	—	—	—	—	—	—	(1,170)	—	(1,170)
Adjusted EBITDA	131,349	119,831	153,932	(8,202)	54,831	(9,104)	(5,281)	437,356	(7,254)	(5,223)	424,879
Depreciation expense	(22,537)	(14,030)	(21,957)	(1,662)	(9,062)	—	(767)	(70,015)	(319)	—	(70,334)
Rehabilitation expenses	(1,059)	(524)	(170)	(232)	(877)	—	—	(2,862)	—	—	(2,862)
Write-down of inventory to net realisable value	—	(491)	(1,043)	(384)	(13,401)	—	—	(15,319)	—	—	(15,319)
Share based compensation	—	—	—	—	—	—	—	—	(7,896)	—	(7,896)

Operating profit/(loss)	107,753	104,786	130,762	(10,480)	31,491	(9,104)	(6,048)	349,160	(15,469)	(5,223)	328,468
Income from disposal of subsidiaries											3,580
Foreign exchange loss											(337)
Change in fair value of derivatives											(909)
Change in fair value of contingent consideration											(3,616)
Finance income											785
Finance costs											(21,541)

Profit before tax											306,430

Current inventories	45,086	18,578	56,497	34,746	24,315	12,664	1,541	193,427	—	—	193,427
Other current inventories	7,450	34,227	35,106	23,674	16,901	17,983	6,242	141,583	45,969	(12,464)	175,088

											368,515
Non-current segment assets:
Property, plant and equipment, net	118,808	155,799	424,529	206,352	152,888	348,589	123,691	1,530,656	112,825	—	1,643,481
Goodwill	—	13,364	8,201	—	68,177	—	23,639	113,381	1,331	—	114,712
Non-current inventory	2,593	3,042	6,514	4,146	—	—	—	16,295	4,722	—	21,017
Investments in associates and joint ventures	—	—	—	—	—	—	—	—	26,821	—	26,821

											1,806,031
Additions to non-current assets:
Property, plant and equipment	11,828	9,837	43,354	60,657	21,766	204,827	59,748	412,017	31,543	—	443,560
Acquired on acquisition of group of assets	—	—	—	—	—	—	—	—	73,794	—	73,794

As of and for the year ended 31 December 2009 (US$’000)

								Total		Intersegment
						Amursk		reportable	Corporate	operations
	Voro	Khakanja	Dukat	Omolon	Varvara	Albazino	Mayskoye	segments	and other	and balances	Total

Revenue from external customers	154,446	122,691	257,450	1,107	21,981	—	—	557,675	3,062	—	560,737
Intersegment revenue	169	460	115	—	—	—	—	744	153,169	(153,913)	—
Share of loss of associates and joint ventures	—	—	—	—	—	—	—	—	(342)	—	(342)
Adjusted EBITDA	90,329	59,171	105,989	(5,723)	14,034	(8,504)	(10,917)	244,379	(4,975)	4,009	243,413
Depreciation expense	(16,612)	(18,590)	(24,132)	(29)	(1,562)	(37)	(670)	(61,632)	(464)	—	(62,096)
Rehabilitation expenses	(412)	(296)	84	—	(1,140)	—	—	(1,764)	—	—	(1,764)
Write-down of inventory to net realisable value	(23)	(463)	(766)	—	—	—	(121)	(1,373)	417	—	(956)

Operating profit/(loss)	73,282	39,822	81,175	(5,752)	11,332	(8,541)	(11,708)	179,610	(5,022)	4,009	178,597
Bargain purchase gain											36,031
Foreign exchange gain											7,869
Change in fair value of derivatives											(41,938)
Change in fair value of contingent consideration											(13,404)
Finance income											1,418
Finance costs											(44,380)

Profit before tax											124,193

Current inventories	38,337	27,921	55,714	9,305	20,211	—	—	151,488	—	—	151,488
Other current inventories	5,188	34,612	27,436	15,829	8,814	12,278	12,909	117,066	29,449	(7,788)	138,727

											290,215
Non-current segment assets:
Property, plant and equipment, net	129,178	96,157	319,597	162,132	139,311	166,278	68,945	1,081,598	160,950	—	1,242,548
Goodwill	—	13,467	8,265	—	68,836	—	23,821	114,389	1,340	—	115,729
Non-current inventories	4,527	1,927	11,002	—	—	—	—	17,456	—	—	17,456
Investments in associates and joint ventures	—	—	—	—	—	—	—	—	17,047	—	17,047

											1,392,780
Additions to non-current assets:
Property, plant and equipment	17,624	5,039	29,953	15,003	2,549	123,329	18,660	212,157	17,060	—	229,217
Acquired on acquisition of subsidiaries	—	—	—	144,675	146,203	—	44,499	335,377	—	—	335,377
Acquired on acquisition of group of assets	—	—	—	—	—	—	—	—	85,054	—	85,054
Goodwill	—	—	—	—	68,836	—	21,577	90,413	—	—	90,413

6.	Revenue

			Six months	Six months
	Year ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Sales to third parties
VTB	151,825	301,015	119,513	150,622
Metalor S. A.	10,251	80,942	35,093	52,818
Sberbank	—	76,316	54,252	45,579
Gazprombank	56,422	54,148	32,557	6,532
Trafigura	11,730	44,515	19,571	32,441
Rosbank	—	24,269	7,922	2,942
HSBC	—	9,703	—	67,338
Russian Federation State Fund of Precious Metals (GOHRAN)	—	7,752	—	38,157
The Bank of Nova Scotia	—	5,031	—	—
Kazzink	—	4,901	—	29,471

Total sales to third parties	230,228	608,592	268,908	425,900
Sales to related parties
Nomos-Bank	325,855	315,405	152,292	117,985

Total sales to related parties	325,855	315,405	152,292	117,985
Total metal sales	556,083	923,997	421,200	543,885

Other	4,654	1,379	533	626

Total	560,737	925,376	421,733	544,511

Revenue from transactions with individual customers which composed 10% (or more) of the Group’s total revenue analysed by reporting segments is presented below:

	Year ended 31 December 2009
	Dukat	Khakanja	Voro	Total
				US$’000

Nomos-Bank	170,577	64,107	91,171	325,855
VTB	86,485	34,652	30,688	151,825
Gazprombank	—	23,897	32,525	56,422

Total	257,062	122,656	154,384	534,102

	Year ended 31 December 2010
	Dukat	Khakanja	Voro	Omolon	Total
					US$’000

Nomos-Bank	81,641	167,208	42,084	24,472	315,405
VTB	235,146	32,797	33,072	—	301,015

Total	316,787	200,005	75,156	24,472	616,420

	Six months ended 30 June 2010
	Dukat	Khakanja	Voro	Total
	US$’000
	(unaudited)

Nomos-Bank	69,590	64,709	17,993	152,292
VTB	91,644	16,431	11,438	119,513
Sberbank	—	—	54,252	54,252

Total	161,234	81,140	83,683	326,057

	Six months ended 30 June 2011
	Dukat	Khakanja	Voro	Omolon	Total
					US$’000

VTB	128,581	—	22,041	—	150,622
Nomos-Bank	—	94,684	3,168	20,133	117,985
HSBC	34,804	—	32,534	—	67,338

Total	163,385	94,684	57,743	20,133	335,945

Revenue analysed by geographical regions of customers is presented below:

			Six months	Six months
	Year ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
	US$’000	US$’000		US$’000
			US$’000
			(unaudited)

Sales within the Russian Federation	538,756	780,284	367,069	362,443
Sales to China	11,730	44,515	19,571	32,441
Sales to Europe	10,251	95,676	35,093	120,156
Sales to Kazakhstan	—	4,901	—	29,471

Total	560,737	925,376	421,733	544,511

Presented below is an analysis of revenue from gold, silver and copper sales

	Year ended 31 December 2009			Year ended 31 December 2010
		Average price			Average price
		(U.S. Dollar	Metal		(U.S. Dollar	Metal
	Thousand	per troy	revenue	Thousand	per troy	revenue
	ounces/tons	ounce/ton)	U.S. Dollars	ounces/tons	ounce/ton)	U.S. Dollars
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Gold (thousand ounces)	312	982.62	306,576	440	1,232.09	542,118
Silver (thousand ounces)	16,491	14.67	241,915	17,961	19.64	352,721
Copper (tons)	1,053	7,209.88	7,592	3,991	7,305.94	29,158

Total			556,083			923,997

	Six months ended 30 June 2010			Six months ended 30 June 2011
		Average price			Average price
		(U.S. Dollar	Metal		(U.S. Dollar	Metal
	Thousand	per troy	revenue	Thousand	per troy	revenue
	ounces/tons	ounce/ton)	U.S. Dollars	ounces/tons	ounce/ton)	U.S. Dollars
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Gold (thousand ounces)	210	1,151.50	241,816	188	1,433.68	269,532
Silver (thousand ounces)	9,534	17.54	167,185	7,268	34.76	252,633
Copper (tons)	1,943	6,278.44	12,199	2,728	7,961.88	21,720

Total			421,200			543,885

7.	Cost of Sales

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Cash operating costs
On-mine costs (Note 8)	103,382	173,922	75,259	150,557
Smelting costs (Note 9)	116,258	173,540	80,847	113,837
Purchase of ore from third parties	4,615	11,198	2,660	9,266
Mining tax	33,669	57,210	25,763	40,507

Total cash operating costs	257,924	415,870	184,529	314,167

Depreciation on operating assets (Note 10)	50,413	75,709	33,539	69,434
Rehabilitation expenses	1,764	2,862	1,442	2,108

Total cost of production	310,101	494,441	219,510	385,709

Increase in metal inventories	(28,792)	(53,160)	(11,471)	(129,737)
Write-down to net realisable value	956	15,319	11,920	2,215

Total change in metal inventories	(27,836)	(37,841)	449	(127,522)
Other cost of sales	1,835	1,514	371	641

Total	284,100	458,114	220,330	258,828

The Group pays mandatory contributions to the state social funds, including the Pension Fund of the Russian Federation and Kazakhstan, which are expensed as incurred. The group contributed $18.8 million, $16.9 million and $15.3 million during six months ended 30 June 2011, and the years ended 31 December 2010 and 2009, respectively.

8.	On-mine costs

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Consumables and spare parts	41,392	66,810	25,752	49,576
Services	28,670	60,536	28,533	54,956
Labour	31,552	43,743	19,202	44,126
Taxes, other than income tax	208	242	860	1,306
Other expenses	1,560	2,591	912	593

Total (Note 7)	103,382	173,922	75,259	150,557

9.	Smelting costs

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Consumables and spare parts	51,110	80,339	36,312	51,976
Services	38,787	57,249	28,118	36,735
Labour	24,839	33,900	15,569	23,963
Taxes, other than income tax	116	134	239	671
Other expenses	1,406	1,918	609	492

Total (Note 7)	116,258	173,540	80,847	113,837

10.	depreciation on operating assets

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Mining	29,939	48,211	19,245	55,139
Smelting	20,474	27,498	14,294	14,295

Total (Note 7)	50,413	75,709	33,539	69,434

Depreciation on operating assets excludes depreciation relating to non-operating assets (included in general, administrative and selling expenses) and depreciation related to assets employed in development projects where the charge is capitalised. Depreciation expense, which is excluded in the Group’s calculation of Adjusted EBITDA (see note 5), also excludes amounts absorbed into unsold metal inventory balances.

11.	General, administrative and selling expenses

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Labour	36,304	42,745	26,056	38,135
Services	9,651	20,540	4,647	10,705
Share based compensation	—	7,896	—	28,997
Depreciation on non-operating assets	1,417	2,005	1,464	1,998
Other	6,173	8,914	3,532	5,591

Total	53,545	82,100	35,699	85,426

12.	Other expenses

	Year ended		Six months ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
			US$’000
			(unaudited)
	US$’000	US$’000		US$’000

Exploration expenses	8,596	8,105	3,101	3,946
Taxes, other than income tax	7,478	14,467	4,806	6,779
Omolon plant pre-commissioning expenses	—	7,156	7,228	—
Social payments	4,372	6,468	2,677	3,693
Housing and communal services	1,864	4,269	2,204	2,933
Loss on disposal of property, plant and equipment	7,235	6,296	2,438	1,804
Bad debt allowance	2,993	2,333	319	(422)
Acquisition related costs	2,440	—	—	—
Other expenses	9,175	6,430	3,979	372

Total	44,153	55,524	26,752	19,105

13.	Finance Costs

			Six months	Six months
	Year ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
	US$’000	US$’000	US$’000	US$’000
			(unaudited)

Interest expense on borrowings	36,432	16,991	7,499	9,576
Loss on extinguishment of debt	5,873	—	—	—
Unwinding of borrowing discount	928	2,138	707	2,576
Unwinding of discount on decommissioning obligations	1,147	2,412	1,206	1,516

Total	44,380	21,541	9,412	13,668

The loss on extinguishment of debt in 2009 was as a result of the early repayment of the non-current borrowings acquired on the acquisition of ZK Mayskoye LLC.

Interest expense on borrowings excludes borrowing costs included in the cost of qualifying assets of $5.71 million, $9.59 million and $9.13 million during six months ended 30 June 2011, the years ended 31 December 2010 and 2009, respectively which arose on the general borrowing pool and are calculated by applying a capitalisation rate of 3.27 (annualised), 6.11 and 13.41 per cent, respectively, to expenditure on such assets.

14.	Income Tax

The income tax expense for the years ended 31 December 2010 and 2009 and the six months ended 30 June 2011 and 2010 is as follows:

	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
	US$’000	US$’000	US$’000	US$’000
			(unaudited)

Current income taxes	41,081	76,922	32,909	60,929
Deferred income taxes	(5,963)	(9,508)	(652)	(1,316)

	35,118	67,414	32,257	59,613

A reconciliation between the reported amount of income tax expense attributable to profit before income for the years ended 31 December 2010 and 2009 and the six months ended 30 June 2011 and 2010 is as follows:

			Six months	Six months
	Year ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June
	2009	2010	2010	2011
	US$’000	US$’000	US$’000	US$’000
			(unaudited)

Profit before income tax	124,193	306,430	117,719	210,728
Statutory income tax expense at the tax rate of 20%	24,839	61,286	23,544	42,146
Loss incurred in tax-free jurisdictions	485	234	135	82
Tax on transfer of liabilities between Group entities	—	—	—	3,907
Bargain purchase gain not tax assessable	(7,200)	—	—	—
Share based compensation	—	1,579	—	5,799
Tax effect of non-deductible expenses and other permanent differences	16,994	4,315	8,578	2,181
Prior year adjustment	—	—	—	5,498

Total income tax expense	35,118	67,414	32,257	59,613

The movement in the Group’s deferred taxation position was as follows:

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Net liability at beginning of the period	52,382	35,341	25,669
Recognised in the consolidated income statement	(5,964)	(9,508)	(1,316)
Acquired on acquisition of subsidiaries	(7,856)	—	—
Effect of translation to presentation currency	(3,221)	(164)	1,755

Net liability at end of the period	35,341	25,669	26,108

The actual tax expense differs from the amount which would have been determined by applying the statutory rate of 20% for the Russian Federation and Kazakhstan to profit before income tax as a result of the application of relevant jurisdictional tax regulations, which disallow certain deductions which are included in the determination of accounting profit. These deductions include share-based compensation, social related expenditures and other non-production costs, certain general and administrative expenses, financing expenses, foreign exchange related and other costs.

In the normal course of business, the Group is subject to examination by taxing authorities throughout the Russian Federation and Kazakhstan. Out of the large operating companies of the Group, tax authorities audited OJSC Okhotskaya Mining and Exploration Company, CJSC Magadan Silver for the period up to 2007, CJSC Gold of Northern Urals for the period up to 2009 and JSC Varvarinskoye for the period up to 2010. According to the Russian and Kazakhstan tax legislation, previously conducted audits do not fully exclude subsequent claims relating to the audited period. No significant adjustments have been proposed by the Federal Tax Service of the Russian Federation and Tax Service of the Republic of Kazakhstan as at 30 June 2011.

Deferred taxation is attributable to the temporary differences that exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting period.

				Trade
			Property,	and
	Environmental		plant, and	other	Tax
	obligation	Inventories	equipment	payables	Losses	Loan	Other	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

At 1 January 2009	4,107	(3,128)	(65,239)	1,280	7,889	—	2,709	(52,382)
Charge to profit or loss	390	210	224	(1,153)	2,558	—	3,735	5,964
Acquisition of subsidiary	2,136	685	(29,728)	625	29,041	—	5,097	7,856
Exchange differences	(159)	147	2,779	(36)	538	—	(48)	3,221

At 31 December 2009	6,474	(2,086)	(91,964)	716	40,026	—	11,493	(35,341)

Charge/(credit) to profit or loss	2,465	4,862	7,098	112	(3,521)	—	(1,508)	9,508
Exchange differences	(58)	(1)	605	(6)	(293)	—	(82)	164

At 31 December 2010	8,881	2,775	(84,261)	822	36,212	—	9,902	(25,669)

Charge/(credit) to profit or loss	2,006	(13,291)	2,604	4,947	14,540	(3,907)	(5,583)	1,316
Exchange differences	799	(23)	(7,155)	505	3,381	—	738	(1,755)

At 30 June 2011	11,686	(10,539)	(88,812)	6,274	54,133	(3,907)	5,057	(26,108)

Deferred tax assets and liabilities are offset where the Group has a legally enforceable right to do so. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Deferred tax liabilities	(67,673)	(94,778)	(83,345)	(92,509)
Deferred tax assets	15,291	59,437	57,676	66,401

	(52,382)	(35,341)	(25,669)	(26,108)

Tax losses carried forward represent amounts available for offset against future taxable income generated by JSC Omolon Gold Mining Company, ZK Mayskoye, LLC Albazino Resources, LLC Rudnik Kvartseviy and the Company during the period up to 2020. Each legal entity within the Group represents a separate tax-paying component for income tax purposes. The tax losses of one entity cannot be used to reduce taxable income of other entities of the Group. As at 30 June 2011, 31 December 2010 and 31 December 2009 the aggregate tax losses carried forward were $270.7 million (RUR 7.6 billion), $181.06 million (RUR 5.52 billion) and $200.1 million (RUR 6.05 billion), respectively.

The Group believes that recoverability of the recognised net Deferred Tax Asset (“DTA”) of $66.4 million at 30 June 2011 is more likely than not based upon expectations of future taxable income in Russian Federation and Kazakhstan and available tax planning strategies.

Losses incurred in certain taxable entities in recent years have created a history of losses as of 30 June 2011. The Group has concluded that there is sufficient evidence to overcome the recent history of losses based on forecasts of sufficient taxable income in the carry-forward period.

The Group’s estimate of future taxable income is based on established proven and probable reserves, which forecast steady and strong earnings for the Group based on mineral properties which can be economically developed. The income from the Group’s proven and probable mineral reserves is a predictable source of future comprehensive income and is forecast to produce sufficient future taxable income for realisation of the Group’s net DTA. The Group is projecting to generate sufficient taxable earnings to be able to fully realise its net DTA even under various stressed scenarios. The amount of the DTA considered realisable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced due to delays in production start dates, decreases in ore reserve estimates, increases in environmental obligations, or reductions in precious metal prices.

The Group’s tax losses carried forward expire as follows:

30 June 2011
US$’000

Year ended 31 December 2011	—
31 December 2012	15
31 December 2013	3,197
31 December 2014	8,673
31 December 2015	14,074
31 December 2016	25,014
31 December 2017	39,388
31 December 2018	50,326
31 December 2019	57,268
31 December 2020	72,710

Total loss carryforwards for tax purposes	270,665

The Group does not recognise a deferred tax liability on undistributed earnings of its Russian subsidiaries as according to the tax legislation distribution of the subsidiary’s earnings is tax free. There are no available distributable earnings in the Kazakhstan subsidiary and hence no deferred tax is provided.

15.	Property, Plant And Equipment

	Exploration
	and			Capital
	evaluation		Non-mining	construction
	assets	Mining assets	assets	in-progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000

Cost
Balance at 1 January 2009	52,463	589,466	37,048	68,473	747,450
Additions	23,359	50,688	4,715	150,455	229,217
Transfers	(7,366)	43,062	1,047	(36,743)	—
Change in decommissioning liabilities	—	9,042	—	—	9,042
Acquired on acquisition of subsidiaries	—	304,810	—	30,567	335,377
Acquired on acquisition of group of assets	—	58,388	22,184	4,482	85,054
Disposals	(1,312)	(12,336)	(2,426)	—	(16,074)
Translation to presentation currency	(780)	(22,054)	(141)	4,881	(18,094)

Balance at 31 December 2009	66,364	1,021,066	62,427	222,115	1,371,972
Additions	63,053	87,603	4,741	288,163	443,560
Transfers	(59,299)	112,470	1,641	(54,812)	—
Change in decommissioning liabilities	—	7,836	—	—	7,836
Acquired on acquisition of group of assets	565	72,737	—	492	73,794
Eliminated on disposal of subsidiary	(3,936)	—	—	—	(3,936)
Disposals	(1,633)	(12,151)	(4,259)	—	(18,043)
Translation to presentation currency	(572)	(9,039)	(481)	(2,528)	(12,620)

Balance at 31 December 2010	64,542	1,280,522	64,069	453,430	1,862,563
Additions	32,896	43,985	4,180	133,464	214,525
Transfers	(6,122)	89,739	3,416	(87,033)	—
Change in decommissioning liabilities	—	5,948	—	—	5,948
Acquired on acquisition of group of assets	—	70,156	9,757	—	79,913
Eliminated on disposal of subsidiary	(5,383)	—	(342)	—	(5,725)
Disposals	(1)	(8,184)	(473)	—	(8,658)
Translation to presentation currency	6,012	98,326	5,569	39,116	149,023

Balance at 30 June 2011	91,944	1,580,492	86,176	538,977	2,297,589

	Exploration
	and			Capital
	evaluation	Mining	Non-mining	construction
Accumulated depreciation	assets	assets	assets	in-progress	Total
	US$’000	US$’000	US$’000	US$’000	US$’000

Balance at 1 January 2009	—	(66,073)	(2,865)	—	(68,938)
Charge for the year	—	(60,022)	(3,370)	—	(63,392)
Disposals	—	3,429	420	—	3,849
Translation to presentation currency	—	(880)	(63)	—	(943)

Balance at 31 December 2009	—	(123,546)	(5,878)	—	(129,424)
Charge for the year	—	(89,610)	(7,138)	—	(96,748)
Disposals	—	3,965	1,888	—	5,853
Translation to presentation currency	—	1,174	63	—	1,237

Balance at 31 December 2010	—	(208,017)	(11,065)	—	(219,082)
Charge for the period	—	(77,850)	(3,571)	—	(81,421)
Disposals	—	3,136	182	—	3,318
Translation to presentation currency	—	(18,248)	(1,027)	—	(19,275)

Balance at 30 June 2011	—	(300,979)	(15,481)	—	(316,460)

Net book value
1 January 2009	52,463	523,393	34,183	68,473	678,512

31 December 2009	66,364	897,520	56,549	222,115	1,242,548

31 December 2010	64,542	1,072,505	53,004	453,430	1,643,481

30 June 2011	91,944	1,279,513	70,695	538,977	1,981,129

Mining assets at 30 June 2011 included mineral rights with net book value amounted to $456.1 million (31 December 2010: $384.3 million; 31 December 2009: $334.8 million; 1 January 2009: $142.4 million). Mineral rights of the Group comprise assets acquired upon purchase of subsidiaries.

At 31 December 2010 and 2009, property, plant and equipment included leased assets with net book value of $10.6 million and $10.6 million (all of which was machinery), respectively. At 30 June 2011 and 1 January 2009 there were no leased assets.

Property, plant and equipment with a total net book value of $137.8 million and $144.9 million, respectively (including mineral rights with net book value of $9.2 million and $9.0 million, respectively) were pledged as collateral to secure the Group’s borrowings at 31 December 2010 and 2009 (see Note 21). No property, plant and equipment were pledged as collateral at 30 June 2011 and 1 January 2009.

16.	Goodwill

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Opening balance	23,741	115,729	114,712
Additions (Note 4)	90,413	—	—
Translation effect	1,575	(1,017)	9,811

Total	115,729	114,712	124,523

Goodwill has been allocated for impairment testing purposes to the following cash-generating units comprising operating segments:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Varvara (see Note 4)	—	68,702	68,177	74,008
Mayskoye (see Note 4)	—	23,821	23,639	25,661
Khakanja	14,712	14,380	14,189	15,402
Dukat	9,029	8,826	8,707	9,452

Total	23,741	115,729	114,712	124,523

The carrying amount of goodwill is reviewed annually to determine whether it is in excess of its recoverable amount. The recoverable amount of cash-generating unit is determined based on a fair value less costs to sell calculation. Fair value is based on the application of the Discounted Cash Flow Method (DCF) as well as the tail margin method (where it is appropriate). The DCF method is attributable to the development of proved and probable reserves. The tail margin method, an extension of the DCF method, is attributable to the development of resources beyond proved and probable reserves, assuming they could be developed after the end of the DCF forecast period. Resources used in calculations are based on the amounts of measured and indicated and inferred resources, which are adjusted for a conversion factor in order to obtain a forecast production figure. A steady state cash flow per unit of subject metal is usually applied to the annual resource recovery amount to determine the total annual cash flow, based on past experience with an appropriate risk adjustment.

The discount rate used in calculations was fixed and equalled to Polymetal WACC (9% all periods).

The DCF method is used within period of full of proved and probable reserves and uses the following key assumptions:

•	production volumes;

•	commodity prices;

•	proved and probable reserves; and

•	production costs.

Recoverable reserves and resources are based on the proven and probable reserves and resources in existence at the end of the year. Production costs are based on management’s best estimate over the life of the mine. Estimated production volumes are based on detailed life of mine plans and take into account development plans for the mines approved by management as part of the long-term planning process. Commodity prices are based on latest internal forecasts, benchmarked against external sources of information.

The tail margin method is used to value resources not currently included within an asset’s mine plan. The methodology involves calculating an estimated unit cost per ounce in order to forecast net operating cash flows which are discounted to present value. While applying the tail margin method the Company used the following key assumptions:

•	production forecasts were calculated based on the weighted average amount of measured and indicated and inferred resources with a conversion factor of 0.7 for measured and indicated resources and 0.5 for inferred resources; and

•	steady state cash flow per unit of subject metal (gold or silver) was determined as the average of cash flows per unit of subject metal for the period during which their values in real terms were relatively stable.

No goodwill impairment loss has been identified or recognised as at the date of transition to IFRS until 30 June 2011.

In management’s view, no reasonable change in the key assumptions would trigger an impairment charge of goodwill.

17.	Investments in Associates and Joint Ventures

The Group’s investments in joint ventures and associates as at 30 June 2011, 31 December 2010, 31 December 2009 and 1 January 2009 consisted of the following:

	1 January 2009		31 December 2009		31 December 2010		30 June 2011
	Voting	Carrying	Voting	Carrying	Voting	Carrying	Voting	Carrying
	power	Value	power	Value	power	Value	power	Value
	%	US$’000%		US$’000%		US$’000%		US$’000

ASSOCIATES
JSC Ural-Polymetal	—	—	—	—	33.3	10,901	33.3	11,512
JOINT VENTURES
Asgat Polymetal LLC	50	225	—	—	—	—	—	—
JV with AngloGold Ashanti Limited	50	17,899	50	17,047	50	15,920	50	17,070

Total		18,124		17,047		26,821		28,582

Joint venture with AngloGold Ashanti Limited

In February 2008, the Company signed an agreement to set up a strategic alliance and a joint venture (the “Joint Venture”) with AngloGold Ashanti Limited. Within the framework of this agreement each party owns 50% in the Joint Venture. The Joint Venture was created in order to execute development projects in several territories of the Russian Federation.

Equity investment in JSC Ural-Polymetal

In November 2010, a Group subsidiary signed an agreement to establish JSC Ural-Polymetal (“Ural-Polymetal”), with Valentorskiy Rudnik LLC and Kuzmichev V.V. The Group contributed 100% of its interest in Polymetals of North Ural LLC, a subsidiary of the Group, holding Galka gold, zinc and silver mining licence (see Note 4) to Ural-Polymetal. In addition to Galka, assets contributed to Ural-Polymetal by other investors consist of an operating copper and zinc open-pit mine, an operating copper and iron ore underground mine and a processing plant. Within the framework of this agreement the Group, Valentorskiy Rudnik LLC and Kuzmichev V.V. each own 33.3%, 55.7% and 11%, respectively, of Ural-Polymetal. Ural-Polymetal was established in order to execute development projects in North Ural region of the Russian Federation concerned with silver, zinc, copper and iron ore extraction and processing.

The Group’s ownership interests in the subsidiaries of the Joint Venture and Ural-Polymetal as at 30 June 2011, 31 December 2010, 31 December 2009 and 1 January 2009 are as follows:

	Ownership interest, %
	1 January	31 December	31 December	30 June
Joint venture with AngloGold Ashanti Limited	2009	2009	2010	2011

CJSC Enisey Mining and Geological Company	50	50	50	50
Imitzoloto LLC	50	50	50	50
Amikan LLC	50	50	50	50
Zoloto Taigi LLC	50	50	50	50
AS APK LLC	50	—	—	—
JSC Ural-Polymetal
Polymetals of North Ural LLC	—	—	33	33
Valentorskiy Medniy Karier LLC	—	—	33	33
Uraldragmet LLC	—	—	33	33
Asgat Polymetal LLC	50	—	—	—

The following tables summarise the aggregate financial position and the Group’s share in the net losses of the Joint Venture with AngloGold Ashanti Limited and the investment in Ural-Polymetal:

	Asgat
	Polymetal
	LLC	AngloGold Ashanti Limited				JSC Ural-Polymetal
	1 January	31 January	31 December	31 December	30 June	31 December	30 June
	2009	2009	2009	2010	2011	2010	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

Non-current assets	54,895	74,078	85,496	89,159	92,098	46,952	55,846
Current assets	26,888	7,705	53	477	2,999	6,722	9,352
Non-current liabilities	(50,763)	(50,763)	(28,598)	(25,013)	(26,478)	(9,215)	(13,308)
Current liabilities	(3,074)	(3,074)	(1,618)	(2,592)	(4,518)	(11,824)	(16,891)
Equity	(27,946)	(27,946)	(55,333)	(62,031)	(64,101)	(32,634)	(34,999)

	AngloGold Ashanti Limited				JSC Ural-Polymetal
			Six months	Six months		Six months	Six months
	Year ended	Year ended	ended	ended	Year ended	ended	ended
	31 December	31 December	30 June	30 June	31 December	30 June	30 June
	2009	2010	2010	2011	2010	2010	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
			(unaudited)			(unaudited)

Net loss	684	1,820	1,350	190	780	—	944
Group’s share in joint venture’s net loss	342	910	675	95	260	—	315

18.	Inventories

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Inventories expected to be recovered after twelve months
Consumables and spare parts	12,576	17,456	21,017	42,141

Total	12,576	17,456	21,017	42,141

Inventories expected to be recovered in the next twelve months
Ore stock piles	47,225	52,652	103,914	200,812
Work-in-process	48,912	75,204	70,023	78,006
Doré	81	17,518	16,762	36,262
Copper, gold and silver concentrate	—	502	2,407	22,360
Refined metals	3,840	5,612	321	27

Total metal inventories	100,058	151,488	193,427	337,467
Consumables and spare parts	95,472	138,727	175,088	220,279
Other	558	—	—	546

Total	196,088	290,215	368,515	558,292

During the year ended 31 December 2010, the Group recognised a $13.4 million write down to net realisable value of its ore stock piles due to a review of their economic viability (see Note 7). This write-down relates to inventory in the Kazakhstan segment. In 2009 and 2011 no such write down was recognised.

19.	Trade and Other Receivables

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Trade receivables	—	1,601	19,765	17,219
Non-trade receivables	17,786	15,723	26,081	33,391

Total trade and other receivables	17,786	17,324	45,846	50,610
Less: Allowance for doubtful debts	(727)	(1,749)	(2,163)	(1,823)

Total	17,059	15,575	43,683	48,787

Trade receivables are due to JSC Varvarinskoye and CJSC Serebro Magadana for their sales of provisionally priced copper, gold and silver concentrate, respectively. Before the end of 2009, all Group sales were to the Group’s lenders and Russian Federation State Fund of Precious Metals (GOHRAN).

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Trafigura	—	—	11,096	6,646
Kazzink	—	—	4,901	3,639
Metalor S. A.	—	1,601	3,014	6,928
VTB	—	—	754	6

Total	—	1,601	19,765	17,219

The average credit period on sales of copper, gold and silver concentrate at 30 June 2011 was 26 days (31 December 2010: 22 days; 31 December 2009: 25 days). No interest is charged on trade receivables. The Group’s allowance for doubtful debt relates to its non-trade receivables. The Group’s trade receivables are neither past due nor impaired as at 30 June 2011, 31 December 2010 and 2009.

Non-trade receivables include amounts receivable from sale of fuel or operating lease of machinery to contractors, the average credit period for non-trade receivables at 30 June 2011 was 153 days (31 December 2010: 101 days; 31 December 2009: 91 days). No interest is charged on non-trade receivables.

Non-trade receivables disclosed above include those that are past due at the end of the reporting period for which the Group has not recognised a bad debt allowance because there has not been a significant change in credit quality and the amounts are still considered to be recoverable. Such past due but not impaired receivables amounted to $1.23 million as at 30 June 2011 (31 December 2010: $1.08 million; 31 December 2009: $892,000 and 1 January 2009: $409,000), the majority of which mature within 90 days. The Group does not hold any collateral or other credit enhancements over these balances nor does it have a legal right of offset against any amounts owed by the Group to the counterparty.

20.	Cash and Cash Equivalents

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Bank deposits — RUB	565	1,442	—	—
Current bank accounts — RUB	833	850	2,120	15,715
— foreign currencies	2,662	26,013	8,884	17,201
Other cash and cash equivalents	17	12	52	327

Total	4,077	28,317	11,056	33,243

Bank deposits as at 31 December 2009 were denominated in Roubles and bear interest of 1.9 — 3.75% per annum with original maturity within three months (31 December 2010 and 30 June 2011: nil).

21.	Borrowings

		Six months to
		30 June
		2011
		Actual	1 January	31 December	31 December	30 June
	Interest rate	rate	2009	2009	2010	2011
			US$’000	US$’000	US$’000	US$’000

Borrowings at amortised cost
Bank loans
USD denominated
Raiffeisenbank	3m LIBOR +3.5%,	3.79%	—	123,235	153,000	150,000
Syndicate of Banks	3m LIBOR +3%	3.30%	—	85,572	127,133	213,561
			—	—
UniCredit bank AG	3m LIBOR +3.35%	3.64%	—	—	100,000	100,000
UniCredit bank	3m LIBOR +3.35%	3.64%	45,066	70,000	100,000	100,000
			—	—
ING bank (Eurasia)	3m LIBOR +2.5%	2.80%	—	—	75,000	75,000
Sberbank	3m LIBOR +6.5%	6.81%	—	—	50,000	—
			—	—
Gazprombank	3.5%-4.5%		—	—	21,000	—
HSBC	3m LIBOR +3.5%	3.85%	—	—	8,070	—
VTB	LIBOR +5%	6.55%	100,297	150,000	—	—
BNP Paribas	3m LIBOR + 3%	3.29%	—	—	—	50,000
BSGV	3m LIBOR + 2.5%	2.75%	—	—	—	100,000
RUB denominated
VTB	4.6% - 4.8%		—	—	—	124,146
HSBC	MOSPRIME +3%	6.42%	—	—	10,828
Bank of Kanty-Mansiysk	15%		34,491	—	—
Other	—		—	604	—	1,564
Loans from related parties (Note 30)		—	136,515	10,755	40,938	39,384

Total borrowings			316,369	440,166	685,969	953,655
Less: current borrowings			(316,369)	(108,873)	(90,610)	(216,759)

Non-current borrowings			—	331,293	595,359	736,896

The table below summarises undiscounted maturities of borrowings:

US$’000

Year ended, 30 June 2012	216,759
30 June 2013	212,407
30 June 2014	257,291
30 June 2015	175,698
30 June 2016	90,473
30 June 2017	1,027

Total	953,655

Bank loans

As at 30 June 2011, the Group has $393 million undrawn funds available under its credit facilities. The most significant financial covenants are net debt to EBITDA ratio at the level not exceeding 3.25.

Raiffeisenbank

In October 2010, the Group received a long-term facility from Raiffeisenbank which allows the Group to borrow funds up to $150 million. The Group used the funds in part, to refinance long-term credit obtained from Raiffeisenbank in December 2009. The remainder is being used to finance its current operations. The loan facility is available through September 2015. Interest is payable monthly.

Syndicate of Banks (including restructuring on 6 April 2011)

Upon the acquisition of JSC Varvarinskoye (see Note 4), the Group assumed a long-term loan of $85.7 million, payable to a Syndicate of Banks including Investec Bank Ltd, Investec Bank plc, Nedbank Limited and Natixis Bank (“Syndicate of Banks”). This had a carrying amount of $74.7 million on 6 April 2011.

In addition to the loan described above, the Group assumed obligations for amounts payable for previously realised flat forward gold sales and purchase contracts (see Notes 4 and 25). As at 6 April 2011, the Group has not settled its liability under these contracts. This had a carrying amount of $50.8 million on 6 April 2011.

For repayment of these two liabilities a cash sweep arrangement was applied to all free cash flows generated from JSC Varvarinskoye. In accordance with the cash sweep agreement, on each day following the quarter-end, JSC Varvarinskoye shall pay 100% of the amount by which the cash inflow for the quarter exceeds $5.0 million. In 2013 and 2014, 35% and 65%, respectively, of the obligation had become due if not previously repaid through the cash sweep arrangement.

In addition the Group had unrealised net derivative liabilities for the forward sale and purchase commitments which are presented separately (see Note 27). This had a carrying amount of $100.7 million on 6 April 2011.

On 6 April 2011, the Group signed an agreement to restructure its debt obligations and related derivative gold forward sale and purchase contracts (the “Restructuring”). As a result of this Restructuring, the Group’s derivative forward sale and purchase commitments outstanding as at the date of the Restructuring were converted to debt obligations based on the present value of the future net settlement payments of these derivative contracts. Following a partial immediate repayment of $14.8 million, the remaining par value debt and forward sales obligations in the amount of $230.0 million held by Three K Exploration and Mining Limited, a wholly owned subsidiary of the Group, were consolidated into a single borrowing and transferred to the Company. All security arrangements held with the counterparty under the debt obligations and forward sale and purchase agreements, such as pledges of shares and movable and immovable property, plant and equipment, have been foregone as part of this Restructuring. The following repayment schedule was agreed as replacement of the cash sweep mechanism under the original Syndicate of Banks facility: $30.0 million in each of 2011 and 2012, $50.0 million in 2013, and $60.0 million in each of 2014 and 2015. The Group will pay interest quarterly at a rate of three months LIBOR plus 3% per annum to the Syndicate of Banks.

The derivatives were previously recognised at fair value and no gain or loss arose on their conversion to debt. The amendment to the previous debt obligations did not constitute a significant modification and it continues to be held at their previous carrying value. These totalled $226.2 million before and $211.4 million after the repayment of $14.8 million. The carrying value of the new debt arrangement at 6 April 2011 was therefore $211.4 million, for which the fair value was $221 million. The difference will be accreted using the effective interest rate method as an additional interest charge over the term of the loan.

Property, plant and equipment with a total net book value of $137.8 million and $144.9 million, respectively (including mineral rights with net book value of $9.2 million and $9.0 million, respectively) were pledged as collateral to secure the Group’s borrowings at 31 December 2010 and 2009 (see Note 15). No property, plant and equipment were pledged as collateral at 1 January 2009 and 30 June 2011.

UniCredit bank AG (incorporated in the Great Britain)

In November 2010, the Group received a long-term loan from UniCredit bank of $100.0 million to finance its current operations and to refinance other credit facilities. The loan is repayable in equal instalments on a quarterly basis through November 2015. Interest is payable quarterly.

The repayment of this long-term loan is partially guaranteed by the pledge of revenue under a sale agreement completed with HSBC Bank and The Bank of Nova Scotia (see Note 25).

UniCredit bank (incorporated in the Russian Federation)

In November 2010, the Group received a long-term loan from UniCredit bank of $100.0 million to finance its current operations and to refinance long-term facilities obtained from UniCredit bank in August and September 2009. The loan is repayable in equal instalments on a quarterly basis through November 2015. Interest is payable quarterly.

The repayment of this long-term loan is guaranteed by the pledge of revenue under a sale agreement completed with HSBC Bank and The Bank of Nova Scotia (see Note 25).

ING bank (Eurasia)

In December 2010, the Group received a long-term loan from ING Bank (Eurasia) of $75.0 million to finance its current operations. The loan is repayable in nine equal instalments on a quarterly basis through December 2013. Interest is payable quarterly.

Sberbank

In February 2010, the Group received a long-term loan from Sberbank for $50.0 million to finance its current operations and to refinance other long-term facilities. The loan is repayable in equal instalments on a quarterly basis through February 2013. Interest is payable quarterly. Sberbank has the power to change the interest rate unilaterally.

Nomos-Bank

In January 2010, the Group received two long-term credit facilities from Nomos-Bank, a related party, which allows the Group to borrow funds, denominated in Euros, up to Euro 6.5 million ($8.7 million as at 30 June 2011) to finance the purchase of equipment for Amursky Hydrometallurgy Plant LLC. The credit facilities are repayable in ten equal semi-annual instalments over five years starting from April 2011. Interest is payable quarterly.

In July 2010, the Group received two long-term credit facilities from Nomos-Bank, a related party which allow the Group to borrow funds, denominated in Euro, up to Euro 1.76 million and 1.3 million ($2.6 million and $1.9 million as at 30 June 2011) to finance the purchase of equipment for Amursky Hydrometallurgy Plant LLC. Borrowings under these credit facilities are available through October and November 2016. The credit facilities are repayable in ten equal semi-annual instalments over five years starting from October and November 2010, respectively. Interest is payable quarterly.

In September 2010, the Group received an additional long-term credit facility from Nomos-Bank, a related party which allows the Group to borrow funds, denominated in Canadian Dollars, up to Canadian Dollar 1.5 million ($1.6 million as at 30 June 2011) to finance the purchase of equipment for Amursky Hydrometallurgy Plant LLC. Borrowings under this credit facility are available through December 2015. The credit facility is repayable in ten equal semi-annual instalments over five years starting from December 2010. Interest is payable quarterly.

In August 2010, the Group received a long-term credit facility from Nomos-Bank, a related party which allows the Group to borrow funds, denominated in U.S. Dollars, Russian Roubles or Euros, up to $100.0 million to finance its current operations. Borrowings under this credit facility are available through November 2012. The repayment term and interest rate are established separately for each tranche received from the credit facility at the time of draw down date. The borrowings under the credit facility will be repaid in January and February 2011.

In October 2010, the Group received a long-term credit facility from Nomos-Bank, a related party which allows the Group to borrow funds, denominated in Canadian Dollars up to Canadian Dollar 0.85 million ($0.88 million as at 30 June 2011) to finance the purchase of equipment for Amursky Hydrometallurgy Plant LLC. Borrowings under this credit facility are available through December 2015. The credit facility is repayable in ten equal semi-annual installments starting from December 2010. Interest is payable quarterly.

Gazprombank

In February 2010, the Group entered into a long-term credit facility with Gazprombank which allows the Group to borrow funds, denominated in Russian Roubles or U.S. Dollars, up to $74.8 million (Russian Rouble 2.1 billion as at 30 June 2011) to finance its current operations. Borrowings under this credit facility are available through December 2011. The repayment term is established separately for each loan received from the credit facility at the time of draw down date. Each loan received from the credit facility must be repaid within twelve months of the draw down. Interest is payable monthly, based on a fixed rate determined by Gazprombank for each tranche but not to exceed 14% annually for funds borrowed in Russian Roubles and 9% for funds borrowed in U.S. Dollars.

HSBC

In June 2010, the Group entered into a long-term credit facility with HSBC Bank which allows the Group to borrow funds, denominated in U.S. Dollars or Russian Roubles, up to $25.0 million (Russian Rouble 701.9 million as at 30 June 2011) to finance its current operations. Borrowings under this credit facility are available through April 2012. The repayment term is established separately for each tranche. Each loan received from the credit facility must be repaid within twelve months of the draw down date.

The repayment of this long-term facility is guaranteed by a pledge of revenue under a sales agreement with Nomos-Bank (see Note 25).

VTB

In December 2009, the Group received a long-term facility from VTB which allows the Group to borrow funds, denominated in U.S Dollars, up to $150.0 million to repay short-term debt provided by VTB and to finance its current operations. The credit facility is valid until June 2012. Interest is payable monthly.

The repayment of this long-term facility was guaranteed with a pledge of revenues under the sales agreement with VTB (see Note 25). Covenants to this long-term facility require the Group to maintain certain financial ratios, prohibit any change to the general nature of the business.

In February 2011, the Group received a long-term credit line from VTB which allows it to borrow funds, denominated in Russian Roubles, or in U.S. Dollars up to $213.7 million (Russian Rouble 6.0 billion as at 30 June 2011) to finance its current operations and for refinancing of short-term indebtedness of the Group. Borrowings under this credit facility are available through February 2014. The repayment term and interest rate are established separately for each tranche received from the credit facility at the time of draw down date. Interest is payable monthly.

BSGV

In June 2011, the Group entered into a long-term credit facility with BSGV which allows the Group to borrow funds, denominated in U.S. Dollars, up to $100.0 million to finance its current operations. Borrowings under this credit facility are available through May 2014. The credit facility is repayable quarterly in nine instalments. Interest is payable quarterly. The repayment of this long-term credit facility is guaranteed with a pledge of revenue under a sales agreement with Rosbank (see Note 25).

BNP Paribas

In January 2011, the Group entered into a long-term credit facility with BNP Paribas which allows the Group to borrow funds, denominated in U.S. Dollars, up to $50.0 million to finance the Group’s general corporate purposes and for refinancing of short-term and long-term indebtedness of the Group. Borrowings under this credit facility are available through February 2015. The credit facility is repayable in eleven equal quarter instalments starting from July 2012. Interest is payable quarterly.

The repayment of this long-term loan is guaranteed with a pledge of revenue under a sales agreement with Nomos-Bank (see Note 25).

22.	Finance Lease Liabilities

In April 2009 the Group entered into Russian Rouble denominated finance sale and leaseback agreement with Nomos-Leasing, a related party. The Group leased certain of its machinery, equipment and transport vehicles. The lease term of finance lease was until July 2012. The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

The implicit interest rate of underlying obligation under finance lease is fixed at 24.25% per annum.

Future minimum lease payments for the assets under finance leases are as follows:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Current portion	—	2,928	4,819	—
Non-current portion	—	4,857	—	—

Present value of minimum payments	—	7,785	4,819	—
Interest payable over the term of lease	—	2,272	81	—

Total future minimum lease payments	—	10,057	4,900	—

The Group proposed to the lessor to purchase the leased property and settle its leasing liabilities prior to the maturity dates. Accordingly, the total amount of leasing obligations is classified as current as of 31 December 2010. The purchase was completed in January 2011 for the amount of $4.9 million (including leasing liability of $4.8 million and interest of $0.1 million).

23.	Environmental Obligations

Environmental obligations include decommissioning and land restoration costs and are recognised on the basis of existing project business plans as follows:

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Opening balance	20,537	32,487	45,156
Additional obligations recognised from business combinations occurring during the period (Note 4)	10,560	—	—
Obligations arising in the period	2,585	6,841	1,944
Change in estimate	(2,339)	3,857	6,127
Unwinding of discount on decommissioning obligations	1,147	2,412	1,516
Repayment of decommissioning obligations	—	(161)	(108)
Translation effect	(3)	(280)	3,793

Total	32,487	45,156	58,428

The principal assumptions used for the estimation of environmental obligations were as follows:

	2009	2010	2011

Discount rates	2.3% — 10.6%	3.7% — 9.4%	2.6 — 8.6%
Inflation rates	4.2% — 8.3%	3.9% — 7.9%	3.9 — 7.53%
Expected mine closure dates	2 — 25 years	1 — 24 years	0.5 — 23.5 years

Present value of cost to be incurred for settlement of environmental obligations is as follows:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Within one year	—	204	256	454
Due from second to fifth year	—	1,149	9,141	11,804
Due from sixth to tenth year	15,887	19,424	25,362	32,002
Due from eleventh to fifteenth year	—	8,309	5,834	7,867
Due from sixteenth to twentieth year	—	—	—	—
Due thereafter	4,650	3,401	4,563	6,301

Total	20,537	32,487	45,156	58,428

The Group does not have assets that are legally restricted for purposes of settling environmental obligations.

24.	Trade and Other Payables

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Trade payables	14,790	45,048	54,217	93,587
Labour liabilities	3,781	7,139	7,273	9,241
Other	3,398	3,759	5,538	10,213

Total	21,969	55,946	67,028	113,041

The increase in trade payables and labour liabilities for 30 June 2011 relates to the start of commercial production at Albazino Resources LLC and Rudnik Kvartseviy LLC, as well as to the expansion of production at CJSC Serebro Magadana.

In 2011, the average credit period for payables was 51 days (2010: 57 days; 2009: 65 days). There was no interest charged on the outstanding payables balance during the credit period. The Group has financial risk management policies in place, which include budgeting and analysis of cash flows and payments schedules to ensure that all amounts payable are settled within the credit period.

25.	Commitments and Contingencies

Commitments

Capital commitments

The Group’s budgeted capital expenditures commitments as at 30 June 2011 amounted to $50.1 million (31 December 2010: $55.2 million; 31 December 2009 $79.2 million, 1 January 2009 $46.9 million).

Operating leases: Group as a lessee

The land in the Russian Federation on which the Group’s production facilities are located is owned by the state. The Group leases this land through operating lease agreements, which expire in various years through 2058.

Future minimum lease payments due under non-cancellable operating lease agreements at the end of the period were as follows:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Due within one year	2,045	1,595	2,148	1,795
From one to five years	3,258	2,710	2,791	3,308
Thereafter	1,875	1,831	1,469	1,762

Total	7,178	6,136	6,408	6,865

Sales commitments

Under the sale agreements with Nomos-Bank, the Company’s subsidiaries, CJSC Zoloto Severnogo Urala, JSC Omolon Gold Mining Company and JSC Okhotskaya GGC are required to sell 129,000 ounces of gold and 2,344,000 ounces of silver during 2011 at a price determined by London Bullion Market Association (“LBMA”). Following deliveries during the six months ended 30 June 2011, the remaining quantity of gold and silver to be sold by the end of 2011 comprises 77,000 ounces of gold and 1,077,000 ounces of silver.

Under the sale agreements with Rosbank, the Company’s subsidiaries, CJSC Zoloto Severnogo Urala is required to sell 72,000 ounces of gold during 2011; 39,000 ounces of gold during 2012; 48,000 ounces of gold during 2013; and 19,000 ounces of gold during 2014 at a price determined by LBMA. Following deliveries during the six months ended 30 June 2011, the remaining quantity of gold to be sold by the end of 2011 comprises 48,000 ounces.

Under the sale agreements with VTB, the Company’s subsidiaries, CJSC Zoloto Severnogo Urala and CJSC Serebro Magadana are required to sell 64,000 ounces of gold and 4,823,000 ounces of silver during 2011 at a price determined by LBMA. The remaining quantity of gold and silver to be sold by the end of 2011 comprises 35,000 ounces of gold and 1,660,000 ounces of silver.

Under the sale agreement with Sberbank, the Company’s subsidiary, CJSC Zoloto Severnogo Urala is required to sell 64,000 ounces of gold during each of the years 2011 and 2012 at a price determined by LBMA. Following deliveries during the six months ended 30 June 2011, the remaining quantity of gold to be sold by the end of 2011 comprises 33,000 ounces.

Under the sale agreements with Gazprombank, the Company’s subsidiaries, JSC Omolon Gold Mining Company and JSC Okhotskaya GGC are required to sell 64,000 ounces of gold until 28 February 2012 at a price determined by LBMA. Following deliveries during the six months ended 30 June 2011, the remaining quantity of gold to be sold until 28 February 2012 comprises 60,000 ounces.

Under the sale agreement with HSBC, the Company’s subsidiary, CJSC Serebro Magadana is required to sell 3,009,000 ounces of silver during 2011 at a price determined by LBMA. Following deliveries during the six months ended June 30, 2011, the remaining quantity of silver to be sold by the end of 2011 comprises 2,050,000 ounces.

Under the sale agreement with Gohran, the Company’s subsidiary, CJSC Serebro Magadana is required to sell 3,376,000 ounces of silver during 2011 at a price determined by LBMA. Following deliveries during the six months ended June 30, 2011, the remaining quantity of silver to be sold by the end of 2011 comprises 2,306,000 ounces.

Under the sale agreements with Zhaoyuan Hwatang Trading Co., the Company’s subsidiary, Albazino Resources LLC, is required to sell 20,000 (± 10%, in the Seller’s option) dry metric tons of gold concentrate comprising of more than 40 grams per tonne gold and 15 grams per tonne silver during the period from August 2011 until December 2011 at a price determined by LBMA.

Under the sale agreements with Trafigura Beheer B.V., the Company’s subsidiary, JSC Varvarinskoye is required to sell 17,000 ounces of gold during each of the years 2011 and 2012 at a price determined by LBMA and 4,488 dry metric tons of copper concentrate during each of the years 2011 and 2012 at a price determined by LME and adjusted for further processing costs. Following deliveries during the six months ended 30 June 2011, the remaining quantity of gold and copper concentrate to be sold by the end of 2011 comprises 9,000 ounces of gold and 1,966 dry metric tons of copper concentrate.

Under the sale agreement with Metalor, the Company’s subsidiary, JSC Varvarinskoye is required to sell 2.1 tons of dore alloy with approximate gold content of 1.9 tons during 2001 at a price determined by LBMA and adjusted for further processing costs. Following deliveries during the six months ended June 30, 2011, the remaining quantity of dore to be sold by the end of 2011 comprises 0.881 tons with approximate gold content of 0.780 tons.

Contingencies

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the companies of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in its interpretation of the legislation and assessments.

As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

With regards to matters where practice concerning payment of taxes is unclear, management estimated the tax exposures at 30 June 2011 to be approximately $32.2 million (31 December 2010: $ 38.8 million; 31 December 2009: $18.6 million and 1 January 2009: $22.2 million). This amount had not been accrued at 30 June 2011, 31 December 2010 and 2009 as management does not believe the payment to be probable. $22.8 million of this is described in the litigation section below.

Transfer pricing legislation, which was introduced from 1 January 1999, provides the possibility for continued tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all controlled transactions, provided that the transaction price differs from the market price by more than 20%. Controllable transactions include transactions with interdependent parties, as determined under the Russian Tax Code, and all cross-border transactions (irrespective whether performed between related or unrelated parties), where the price applied by a taxpayer differs by more than 20% from the price applied in similar transactions by the same taxpayer within a short period of time, and barter transactions. There is no formal guidance as to how these rules should be applied in practice. Arbitration court practice in this respect is contradictory and inconsistent.

The Group’s subsidiaries regularly enter into controllable transactions (e.g. intercompany transactions) and based on the transaction terms the Russian tax authorities may qualify them as non-market. Tax liabilities arising from intercompany transactions are determined using actual transaction prices. It is possible with the evolution of the interpretation of the transfer pricing rules in the Russian Federation and the changes in the approach of the Russian tax authorities, that such transfer prices could potentially be challenged in the future. Given the brief nature of the current Russian transfer pricing rules, the impact of any such challenge cannot be reliably estimated although it may be significant.

Litigation

During the respective periods, the Group was involved in a number of court proceedings (both as a plaintiff and as a defendant) arising in the ordinary course of business.

During 2009 a field tax audit was performed in relation to CJSC Magadan Silver with respect to all taxes, duties and contributions to social funds for the period from 1 January 2007 to 31 December 2007 (including CJSC Serebro Territorii as a legal predecessor).

As a result of this audit, the tax authorities issued Decision #12-13/23 dated 31 March 2009. The most significant issues were the alleged understatement of profits tax by $18.4 million (including interest and penalties) and the alleged understatement of mineral extraction tax by $4.4 million (including interest and penalties) owing to the potential application of transfer pricing rules in respect of export transactions with ABN AMRO Bank N.V. The tax authorities challenged the prices applied by CJSC Magadan Silver (previously CJSC Serebro Territorii) owing to their deviation by more than 20% from London stock exchange fixings and accounting prices set by the Central Bank of Russia. This deviation was caused by signing a flat forward sales contract with Standard Bank of London that provided for fixed prices that were agreed by CJSC Serebro Territorri Silver in 2004. CJSC Serebro Territorii supplied silver to ABN AMRO Bank N.V. in 2007 in accordance with its obligations under the contract and at the fixed priced stipulated in the contract. In 2004 the negotiated fixed prices were consistent with market prices. However, due to a significant increase in the price of silver in the intervening period, by 2007 the contract price was much lower than the London Metal Exchange price.

CJSC Magadan Silver appealed against this Decision in the arbitration court and has been successful in the latest appeal. The Directors believe that CJSC Magadan Silver should win any new challenge based on its argument that it was bound by the contractual obligations and had sound business reasons to apply such prices.

In the opinion of management of the Group, there are no current legal proceedings or other claims outstanding, which could have a material effect on the result of operations, financial position or cash flows of the Group and which have not been accrued or disclosed in the consolidated historical financial information.

26.	Fair Value Accounting

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable as follows:

Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

At 31 December 2009, 2010 and 30 June 2011, the Group held the following financial instruments:

	1 January 2009
	Level 1	Level 2	Level 3	Total
	US$’000

Contingent consideration liability	—	—	(4,523)	(4,523)

	—	—	(4,523)	(4,523)

	31 December 2009
	Level 1	Level 2	Level 3	Total
	US$’000

Derivatives	—	(149,514)	—	(149,514)
Contingent consideration liability	—	—	(21,775)	(21,775)

	—	(149,514)	(21,775)	(171,289)

	31 December 2010
	Level 1	Level 2	Level 3	Total
	US$’000

Receivables from provisional copper, gold and silver concentrate sales	—	19,011	—	19,011
Derivatives	—	(105,437)	—	(105,437)
Contingent consideration liability	—	—	(23,754)	(23,754)

	—	(86,426)	(23,754)	(110,180)

	30 June 2011
	Level 1	Level 2	Level 3	Total
	US$’000

Receivables from provisional copper, gold and silver concentrate sales	—	17,213	—	17,213
Derivatives	—	—	—	—
Contingent consideration liability	—	—	(28,886)	(28,886)

	—	17,213	(28,886)	(11,673)

During the reporting periods, there were no transfers between Level 1 and Level 2.

Receivables from provisional copper, gold and silver concentrate sales

The fair value of receivables arising from copper, gold and silver concentrate sales contracts that contain provisional pricing mechanisms is determined using the appropriate quoted forward price from the exchange that is the principal active market for the particular metal. As such, these receivables are classified within Level 2 of the fair value hierarchy. The fair value of the embedded derivative as at 31 December 2009 was minimal.

Derivatives

The fair value of derivative financial instruments is determined using either present value techniques or option pricing models that utilise a variety of inputs that are a combination of quoted prices and market-corroborated inputs. The fair value of the Group’s derivative contracts is adjusted for the Group’s credit risk based upon the observed credit default swap spread as appropriate. The Group closed the open derivative positions at 6 April 2011 as part of the Restructuring as described in Note 21.

Commodity forward contracts

Except for the forward sales contracts entered by JSC Varvarinskoye (see Note 4), other Group’s forward sales contracts (see Note 25) qualify for the normal purchase/sales or “own use” exemption. The fair value of Varvarinskoye commodity forward contracts is determined by discounting contractual cash flows using a discount rate derived from observed U.S. Treasury yield curve rates. Contractual cash flows are calculated using a forward pricing curve derived from market forward prices for each commodity. The commodity forward contracts are classified within Level 2 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the Group’s Level 2 derivatives (the commodity forward contracts) for the periods ended 30 June 2011, 31 December 2010 and 2009:

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Opening balance	—	149,514	105,437
At establishment (Note 4)	157,199	—	—
Change in fair value, included in profit or loss	2,332	909	1,855
Settlement	(10,017)	(44,986)	(107,292)

Total	149,514	105,437	—

Call option

During 2009, the Group issued a call option for the Company’s common shares (see Note 4 in relation to the acquisition of ZK Mayskoye) which was settled during the year. The call option for the Company’s common shares was valued using the Monte-Carlo model considering various assumptions, including quoted prices and volatility for the Company’s common shares, time value, risk free rate, as well as other relevant non-market measures. This fair value measurement was based on significant inputs not observable in the market and thus represents Level 3 measurement as defined by IFRS 7.

The table below sets forth a summary of changes in the fair value of the Group’s Level 3 derivatives (the call option) for the periods ended 30 June 2011, 31 December 2010 and 2009:

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Opening balance	—	—	—
At establishment (Note 4)	11,460	—	—
Change in fair value, included in profit or loss	39,606	—	—
Translation effect	6,105	—	—
Settlement	(57,171)	—	—

Total	—	—	—

Contingent consideration liabilities

In 2008, the Group recorded a contingent consideration liability related to the acquisition of 98.1% of the shares in OGMC (Omolon). The fair value of the contingent consideration liability was determined using a valuation model which simulates expected production of gold and silver at the Kubaka mine and future gold and silver prices to estimate future revenues of OGMC. This liability is revalued at each reporting date based on 1% of the life of mine revenues with the resulting gain or loss recognised in the consolidated income statement. The liability recognised at 30 June 2011 was $23.4 million.

In 2009, the Group recorded a contingent consideration liability related to the acquisition of 100% of shares in JSC Varvarinskoye in Kazakhstan (see Note 4). The fair value of the contingent consideration liability was determined using a valuation model which simulates expected future prices of gold, silver and copper, gold strike price applied pursuant to the terms of the gold forward purchase contracts entered into (see Note 25) and the copper price as published by the LME as at the date when the gold forward purchase contracts mentioned above is entered into. The liability recognised at 30 June 2011 was $5.5 million and was fully settled after the balance sheet date.

The contingent consideration liability is classified within Level 3 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the contingent consideration liability for the periods ended 30 June 2011, 31 December 2010 and 2009:

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Opening balance	4,523	21,775	23,754
At establishment (Note 4)	3,419	—	—
Change in fair value, included in profit or loss	13,404	3,616	3,957
Translation effect	429	(137)	1,609
Settlement	—	(1,500)	(434)

Total	21,775	23,754	28,886

The directors consider that a change in a reasonably possible valuation assumption used would not have a material effect on the Group.

27.	Risk Management Activities

Capital management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The Group’s overall strategy remains from prior years.

The capital structure of the Group consists of net debt (borrowings as detailed in Note 21 offset by cash and bank balances as detailed in Note 21) and equity of the Group (comprising issued capital, reserves and retained earnings as detailed in Note 28).

The Group is not subject to any externally imposed capital requirements. The Group’s Board reviews the capital structure of the Group on a semi-annual basis. As part of this review, the Board considers the cost of capital and the risks associated with each class of capital.

The Group’s leverage ratio improved from 2.4 to 1.9 and 1.9 of the adjusted EBITDA as at 31 December 2009. 31 December 2010 and 30 June 2011, respectively.

Major categories of financial instruments

The Group’s principal financial liabilities comprise borrowings, derivatives, finance lease liabilities, trade and other payables. The Group has various financial assets such as accounts receivable, loans advanced and cash and cash equivalents.

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Financial assets
Financial assets at FVTPL
Receivables from provisional copper, gold and silver concentrate sales	—	1,601	19,011	17,213
Loans and receivables, including cash and cash equivalents
Cash and cash equivalents	4,077	28,317	11,056	33,243
Trade and other receivable	17,059	13,974	24,672	31,574
Non-current loans to related parties	8,214	9,715	5,187	8,695

Total financial assets	29,350	53,607	59,926	90,725

Financial liabilities
Financial liabilities at FVTPL
Derivatives	—	149,514	105,437	—
Contingent consideration liability	4,523	21,775	23,754	28,886
Financial liabilities at amortised cost
Non-current and current debt	316,369	440,166	685,969	953,655
Finance lease liabilities	—	7,785	4,819	—
Trade and other payables	18,093	48,235	55,118	100,435

Total financial liabilities	338,985	667,475	875,097	1,082,976

The carrying values of cash and cash equivalents, trade and other receivables, trade and other payables and short-term debt recorded at amortised cost approximate their fair values because of the short maturities of these instruments. The estimated fair value of the Group’s long-term debt, calculated using market interest rate available to the Group as at 30 June 2011, is $993.5 million, and the carrying value as at 30 June 2011 is $953.7 million (see Note 21). Carrying values of the other long-term loans provided to related parties as at 30 June 2011, 31 December 2010 and 2009 approximated their fair values.

The main risks arising from the Group’s financial instruments are foreign currency and commodity price risk, interest rate, credit and liquidity risks.

At the end of the reporting period, there are no significant concentrations of credit risk for receivables designated at FVTPL. The carrying amount reflected above represents the Group’s maximum exposure to credit risk for such receivables.

Derivative financial instruments

Presented below is a summary of the Group’s derivative contracts recorded on the consolidated balance sheet at fair value.

					Six months
	Consolidated				ended
	balance sheet	1 January	31 December	31 December	30 June
	location	2009	2009	2010	2011
		US$’000	US$’000	US$’000	US$’000

Flat forward gold sales and purchase contracts	Derivatives	—	(149,514)	(105,437)	—
Receivable from provisional copper, gold and silver concentrate sales	Accounts receivable	—	1,601	19,011	17,213

	Location of			Six months
	gain (loss)	Year ended	Year ended	ended
	recorded in	31 December	31 December	30 June
	profit or loss	2009	2010	2011
		US$’000	US$’000	US$’000

Flat forward gold sales and purchase contracts	Change in fair value of derivatives	(2,332)	(909)	(1,855)
Receivable from provisional copper, gold and silver concentrate sales	Revenue	917	1,660	245
Call option	Change in fair value of derivatives	(39,606)	—	—

The Group closed out the open derivative positions on 6 April 2011 as part of the Restructuring as described in Note 21.

Foreign currency and commodity price risk

In the normal course of business the Group enters into transactions for the sale of its commodities, denominated in U.S. Dollars. In addition, the Group has assets and liabilities in a number of different currencies (primarily Russian Rouble and Kazakh Tenge). As a result, the Group is subject to transaction and translation exposure from fluctuations in foreign currency exchange rates.

The Group does not use derivative instruments to currently hedge its exposure to foreign currency risk.

The carrying amounts of monetary assets and liabilities denominated in foreign currencies other than functional currencies of the individual Group entities at 30 June 2011, 31 December 2010, 2009 and 1 January 2009 were as follows:

	Assets				Liabilities
	1 Jan	31 Dec	31 Dec	30 Jun	1 Jan	31 Dec	31 Dec	30 Jun
	2009	2009	2010	2011	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000

U.S. Dollar	217	27,826	28,206	41,848	159,139	601,074	791,779	839,117
Euro	2,368	37	27	163	1,910	17,878	44,585	54,413

Total	2,585	27,863	28,233	42,011	161,049	618,952	836,364	893,530

Currency risk is monitored on a monthly basis by performing sensitivity analysis of foreign currency positions in order to verify that potential losses are at an acceptable level.

The table below details the Group’s sensitivity to changes of exchange rates by 10% which is the sensitivity rate used by the Group for internal analysis. The analysis was applied to monetary items at the reporting dates denominated in respective currencies.

	31 December	31 December	30 June
	2009	2010	2011
	US$’000	US$’000	US$’000

Profit or loss (RUB to U.S. Dollar)	34,430	55,438	82,417
Profit or loss (RUB to Euro)	1,701	4,471	5,304
Profit or loss (KZT to U.S. Dollar)	21,215	21,114	2,690

Forward sales and purchase contracts

As at 31 December 2010, the Group held the following derivative financial instruments which were subsequently closed out on 6 April 2011 as part of the restructuring as described in Note 21.

A flat forward gold sales contract was assumed on the acquisition of JSC Varvarinskoye in October 2009 (see Note 4). On the same date the Group entered into an offsetting flat forward gold purchase contract with the same notional amount and monthly settlement dates as the aforementioned flat forward gold sales contract. The gold forward purchase contract economically locks in the losses on the existing flat forward gold sales contract. The contracts have total notional amounts of 320,160 ounces of gold; fixed forward sales price of U.S. Dollar 574.25 per ounce and fixed forward purchase price of U.S. Dollar 1,129.65 per ounce; and monthly settlement dates between November 2009 and April 2014.

The Group was liable to pay a net settlement amount on each delivery date. If any settlement were not paid on its applicable delivery date, such settlement amount would accrue interest at 3 months LIBOR plus 3% and shall be payable on 31 December 2013 (35% of the total and all interest accrued thereon to date) and on 31 December 2014 (the full balance of the settlement amount and all interest accrued thereon to date). In addition, a cash sweep mechanism applied to all free cash flows generated by Varvarinskoye until all the obligations were fully repaid.

As at 6 April 2011, 31 December 2010 and 2009 net settlement amounts of $54.3 million, $50.9 million and $10.0 million, respectively, have not been paid and were recorded in the “Non-current borrowings” line of the balance sheet (see Note 21).

These contracts had not been designated as hedging instruments. Changes in the fair value were recorded as part of gain/loss on financial instruments in the consolidated income statement. As the Group has legally enforceable master netting agreement with counterparties and intends to settle the contracts on a net basis, the flat forward gold sales and purchase contracts are presented net in the balance sheet as derivatives.

During the period ended 30 June 2011, the Group settled derivative contracts resulting in realised derivative losses of $1.9 million (2010: loss of $0.3 million, 2009: loss of $1.0 million).

The change in fair value of the Group’s derivative financial instruments gave rise to an unrealised derivative loss for the 2010 year of $0.6 million (2009: loss of $1.4 million).

Provisionally priced sales

Under a long-established practice prevalent in the industry, copper, gold and silver concentrate sales are provisionally priced at the time of shipment. The provisional prices are finalised in a contractually specified future period (generally one to three months) primarily based on quoted LMB or LME prices. Sales subject to final pricing are generally settled in a subsequent month. The forward price is a major determinant of recorded revenue.

LME copper price averaged U.S. Dollar 9,401 per ton since January 2011 compared with the Group’s recorded average provisional price of U.S. Dollar 9,629 per ton. The applicable forward copper price at 30 June 2011 was U.S. Dollar 9,056. During the first half of 2011 increasing copper prices resulted in a provisional pricing mark-to-market loss of U.S. Dollar 194 (included in revenue). At 30 June 2011 the Group had copper sales of 1,487 tons priced at an average of U.S. Dollar 9,054 per ton, subject to final pricing in the third quarter of 2011.

LMB gold price averaged U.S. Dollar 1,444 per ounce since January 2011 compared with the Group’s recorded average provisional price of U.S. Dollar 1,481 per ounce. The applicable forward gold price at 30 June 2011 was U.S. Dollar 1,506 per ounce. During the first half of 2011 increasing gold prices resulted in a provisional pricing mark-to-market gain of U.S. Dollar 2,346 (included in revenue). At 30 June 2011 the Group had gold sales of 15,281 ounces priced at an average of U.S. Dollar 1,489 per ounce, subject to final pricing in the third quarter of 2011.

LMB silver price averaged U.S. Dollar 34.9 per ounce since January 2011 compared with the Group’s recorded average provisional price of U.S. Dollar 38.5 per ounce. The applicable forward silver price at 30 June 2011 was U.S. Dollar 35.0 per ounce. During the first half of 2011 increasing silver prices resulted in a provisional pricing mark-to-market loss of U.S. Dollar 1,907 (included in revenue). At 30 June 2011 the Group had silver sales of 192,587 ounces priced at an average of U.S. Dollar 37.8 per ounce, subject to final pricing in the third quarter of 2011.

Interest rate risk

The Group is exposed to interest rate risk because entities in the Group borrow funds at both fixed and floating interest rates. The risk is managed by the Group by maintaining an appropriate mix between fixed and floating rate borrowings. The Group does not currently hedge its exposure to interest rate risk.

The Group’s exposure to interest rates on financial assets and financial liabilities are detailed in the liquidity risk section of this note.

The sensitivity analyses below have been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the end of the reporting period. For floating rate liabilities, the analysis is prepared assuming the amount of the liability outstanding at the end of the reporting period was outstanding for the whole year. A 100 basis point increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 100 basis points higher/lower and all other variables were held constant, the Group’s profit for the six months ended 30 June 2011 would decrease/increase by $8,295, year ended 31 December 2010 would decrease/increase by $6,855 (2009: $5,285). This is mainly attributable to the Group’s exposure to interest rates on its variable rate borrowings.

The Group’s sensitivity to interest rates has increased during the current year mainly due to the increase in variable rate debt instruments.

Credit risk

Credit risk is the risk that a customer may default or not meet its obligations to the Group on a timely basis, leading to financial losses to the Group. The Group’s financial instruments that are potentially exposed to concentration of credit risk consist primarily of cash and cash equivalents and loans and receivables.

Accounts receivable are regularly monitored and assessed and where necessary an adequate level of provision is maintained. Trade accounts receivable at 30 June 2011, 31 December 2010 and 2009 are represented by provisional copper, gold and silver concentrate sales transactions. A significant portion of the Group’s trade accounts receivable is due from reputable export trading companies. With regard to other loans and receivables the procedures of accepting a new customer include checks by a security department and responsible on-site management for business reputation, licences and certification, creditworthiness and liquidity. Generally, the Group does not require any collateral to be pledged in connection with its investments in the above financial instruments. Credit limits for the Group as a whole are not set up.

The credit risk on liquid funds is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies. The major financial assets at the balance sheet date other than trade accounts receivable presented in Note 27 are cash and cash equivalents held with the counterparties at 30 June 2011 of the amount of $36.1 million; 31 December 2010: $11 million; 31 December 2009: $28.3 million; 1 January 2009: $4 million).

Liquidity risk

Liquidity risk is the risk that the Group will not be able to settle all liabilities as they are due.

The Group’s liquidity position is carefully monitored and managed. The Group manages liquidity risk by maintaining detailed budgeting, cash forecasting processes and matching the maturity profiles of financial assets and liabilities to help ensure that it has adequate cash available to meet its payment obligations.

The following tables detail the Group’s remaining contractual maturity for its financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The tables include both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curves at the end of the reporting period. The contractual maturity is based on the earliest date on which the Group may be required to pay.

Presented below is the maturity profile of the Group’s financial liabilities as at 1 January 2009, 31 December 2010, 2009 and 30 June 2011.

	1 January	31 December	31 December					30 June
	2009	2009	2010					2011
							More
				Less than			than
	Total	Total	Total	3 months	3-12 months	1-5 years	5 years	Total
	US$’000	US$’000	US$’000					US$’000

Derivatives	—	162,256	117,269	—	—	—	—	—
Borrowings	339,940	489,043	781,247	143,331	111,440	825,340	1,052	1,081,163
Finance lease liability	—	10,056	4,900	—	—	—	—	—
Accounts payable and accrued expenses	18,093	48,236	55,119	69,215	20,480	10,741	—	100,436
Contingent consideration	5,410	33,646	31,541	—	440	13,622	27,198	41,260

Total	363,443	743,237	990,076	212,546	132,360	849,703	28,250	1,222,859

Financing facilities

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Bank loan facilities
— amount used (Note 21)	316,369	440,166	685,969	953,655
— amount unused	40,843	150,163	237,294	393,046

	357,212	590,329	923,263	1,346,701

28.	Share Capital and Earning Per Share

As at 30 June 2011, 31 December 2010 and 2009 and 1 January 2009, the authorised share capital of the Company comprised of 2,275,625,000 ordinary shares with a par value of Rouble 0.2 per share. As at 31 December 2010, 31 December 2009 and 1 January 2009, the Company had paid and issued shares.

Issued share capital, outstanding share capital, share premium and treasury shares were as follows:

	Share capital	Treasury shares
	no. of shares	no. of shares	Total shares

Balance at 1 January 2009	315,000,000	—	315,000,000
Issuance of ordinary shares	42,949,643	—	42,949,643
Transfer of shares to Company subsidiary	41,425,357	(41,425,357)	—
Acquisition of treasury shares	—	(25,000)	(25,000)

Balance at 31 December 2009	399,375,000	(41,450,357)	357,924,643
Issuance of ordinary shares	—	3,500,000	3,500,000
Transfer of shares to Company subsidiary	—	—	—

Balance at 31 December 2010	399,375,000	(37,950,357)	361,424,643
Issuance of ordinary shares	—	3,500,000	3,500,000
Transfer of shares to Company subsidiary	—	—	—

Balance at 30 June 2011	399,375,000	(34,450,357)	364,924,643

As at 31 December 2009, the Group pledged 512,033 of its treasury shares (31 December 2010 and 30 June 2011: nil), with a carrying value of $3,000, as collateral for a loan from Nomos-Bank.

Reserves available for distribution to shareholders are based on the statutory historical financial information of the Company as a stand-alone entity, which are prepared in accordance with Russian accounting standards and which differ significantly from IFRS. Russian legislation identifies the basis of distribution as accumulated profit. However, current legislation and other statutory regulations dealing with distribution rights are open to legal interpretation; consequently, actual distributable reserves may differ from the amount of accumulated profit under Russian statutory accounting rules.

The Group had potentially dilutive securities, namely the Group’s equity-settled share appreciation plan, which was established during 2010 (see Note 29). During 2009, the Group had potentially dilutive securities, namely an equity call option issued by the Group in respect of business acquisitions (see Note 4); this was settled during 2009.

Weighted average number of shares: Diluted earnings per share

Basic/diluted earnings per share were calculated by dividing profit for the period by the weighted average number of outstanding common shares before/after dilution respectively. The calculation of the weighted average number of outstanding common shares after dilution is as follows:

	Year ended	Year ended	Six months
	31 December	31 December	ended 30 June
	2009	2010	2011

Weighted average number of outstanding common shares	322,343,391	358,732,335	362,630,199
Dilutive effect of share appreciation plan	—	3,140,220	21,959,334

Weighted average number of outstanding common shares after dilution	322,343,391	361,872,555	384,589,533

Dilutive effect of share appreciation rights has been calculated using the treasury stock method. The call option in 2009 was anti-dilutive and accordingly basic and dilutive earnings per share were equal for the year ended 31 December 2009.

29.	Share-Based Payments

In 2010, the Group established an equity incentive plan (the “Plan”) for executive directors and senior employees of the Group in which the grant of equity-settled stock appreciation rights up to 30 million shares (the “Bonus Fund”) was approved. The number of awards to which a qualifying participant is entitled to was determined by the board of JSC Polymetal on 8 November 2010. The management of the Group believes that such awards better align the interests of its employees with those of its shareholders.

The aggregate number of shares comprising the Bonus Fund will be determined on 11 September 2013 and will depend on the excess of the weighted average price of the Company’s shares during the period between 11 March 2013 and 11 September 2013 over an established price of $18.75.

Equity-settled stock appreciation rights granted have an exercise price of 1 Rouble, vest at the end of a 2.6 year service period and are exercisable on the vesting day or for a period of up to one year from the vesting date. The awards provide for accelerated vesting if there is a change in control or change of the Company’s domicile (as defined in the Plan).

On 29 September 2011, the board of JSC Polymetal approved amendments to the terms of the Plan (the “Amendments”), which amongst other matters, provided that all awards made under the Plan will be satisfied by the transfer of shares of Polymetal International plc rather than shares of JSC Polymetal, to the participants of the Plan. The Amendments are subject to, and effective from, Admission, and further the board of JSC Polymetal and the Board of Directors defined that Admission and related transactions do not provide for accelerated vesting for the purposes of the Plan.

The fair value of the awards granted during the year ended 31 December 2010, was estimated using a two — stage Monte-Carlo model. The fair value is then amortised on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of two-stage Monte-Carlo option pricing requires management to make certain assumptions with respect to selected model inputs. The following assumptions were used to determine the grant date fair value:

•	Expected forfeitures. This assumption is estimated using historical trends of executive director and employee turnover. As the Group typically only grants awards to senior employees and the turnover rate for such employees is minimal, the Group has estimated expected forfeitures to be 5%. Estimated forfeitures are adjusted over the requisite service period to the extent actual forfeitures differ or are expected to differ from such estimates. Changes in estimated forfeitures are recognised in the period of change and impact the amount of expense to be recognised in future periods.

•	Expected volatility. Expected volatility has been estimated based on an analysis of the historical stock price volatility of the Company’s global depositary receipts (“GDRs”) from February 2007, when the Group’s GDRs became publicly traded.

•	Expected life. The average expected life was based on the contractual term of the option of 3.6 years. As the Plan has a 2.6 year vesting condition and the participant may exercise their right to redeem shares within one year after vesting occurs and such right is obtained, the Group used the 2.6 years expected term for the first stage of the Monte-Carlo simulation (the “First date”) and 3.6 — for the second stage (the “Second date”).

•	Fair value of common stock is equal to the market price of underlying GDR’s at the grant date.

•	Risk-free interest rate. The risk-free rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

At the grant date, the Group had not historically declared dividends and management believed the Company would not declare a dividend over the life of the option. As such, the expected annual dividend per share was therefore nil. Any subsequent change in dividend policy will be taken into account when valuing options granted in the future.

Risk free rate	0.79% for the First date, 1.24% for the Second date
Expected dividend yield	nil
Expected volatility	40%
Expected life, years	2.6 for the First date, 3.6 for the Second date
Fair value per share, U.S. Dollars	16.97

A summary of option activity under the Plan for the year ended 31 December 2010 is presented below:

		Weighted	Weighted	Weighted
		average	average fair	average
		exercise price	value of awards	remaining
		(per share),	(per share),	contractual
	Awards	U.S. Dollar	U.S. Dollar	term

Awards at 1 January 2010	—	—	—	—
Granted	30,000,000	0.03	4.96	3.60
Forfeited	(82,540)	0.03	4.96	—

Non vested awards at 31 December 2010	29,917,460	0.03	4.96	3.45

A summary of option activity under the Plan for the period ended 30 June 2011 is presented below:

		Weighted	Weighted	Weighted
		average	average fair	average
		exercise price	value of awards	remaining
		(per share),	(per share),	contractual
	Awards	U.S. Dollar	U.S. Dollar	term

Awards at 1 January 2011	29,917,460	0.03	4.96	3.45
Forfeited	(287,302)	0.03	4.96	—

Non vested awards at 30 June 2011	29,630,158	0.03	4.96	2.95

None of the share awards outstanding as at 30 June 2011 were exercisable as they are not fully vested. For the period ended 30 June 2011, share based compensation in the amount of $29.0 million, (2010: $7.9 million, 2009: nil) was recognised in general, administrative and selling expenses in the consolidated income statement (see Note 11). As at 30 June 2011 and 31 December 2010, the Group had $116 million and $136 million, respectively of unrecognised share based compensation expense related to non-vested equity-settled stock appreciated rights with a weighted average expected amortisation period of 1.95 years and 2.45 years, respectively.

30.	Related Parties

Related parties are considered to include shareholders, affiliates, associates, joint ventures and entities under common ownership and control with the Group and members of key management personnel. In the course of its business the Group entered into various transactions with Nomos-Bank (an entity in which Alexander Nesis, a significant shareholder of the Company (Note 1), also holds a substantial interest), equity method investments and its employees and officers as follows:

	Year ended	Year ended	Six months	Six months
	31 December	31 December	ended 30 June	ended 30 June
	2009	2010	2010	2011
	US$’000	US$’000		US$’000
			(unaudited)
			US$’000

Interest expense on loans provided by Nomos-Bank	23,394	1,886	585	1,299
Interest income on loans provided to employees	501	217	74	309
Revenue from sales to Nomos-Bank	325,855	315,405	152,292	117,985
Other income from entities under common control	—	—	—	1,065
Lease payments to Nomos Leasing	1,207	4,819	2,219	—

Outstanding balances as at 30 June 2011, 31 December 2010 and 2009 are presented below:

	1 January	31 December	31 December	30 June
	2009	2009	2010	2011
	US$’000	US$’000	US$’000	US$’000

Current loans provided to employees	334	837	2,507	1,486
Current loans provided to entity under common control	—	—	—	1,745
Current loans provided to equity method investments	—	—	—	362

Total current loans provided to related parties	334	837	2,507	3,593
Non-current loans provided to employees	839	1,855	1,732	2,619
Non-current loans provided to entity under common control	5,260	4,591	—	195
Non-current loans provided to equity method investments	2,115	3,269	3,455	5,881

Total non-current loans provided to related parties	8,214	9,715	5,187	8,695
Current loans provided by Nomos Bank	136,515	3,367	14,379	10,330
Non-current loans provided by Nomos Bank	—	7,388	24,820	26,921
Non-current loans provided by equity method investments	—	—	1,739	2,133

Total loans provided by related parties (Note 21)	136,515	10,755	40,938	39,384
Capital lease liabilities to Nomos Leasing	—	7,785	4,819	—

Current loans provided to related parties are included within trade and other receivables.

	Interest	1 January	31 December	31 December	30 June
	rate	2009	2009	2010	2011
		US$’000	US$’000	US$’000	US$’000

AngloGold Ashanti Limited	8.5% - 13%	2,115	3,269	3,455	5,881
Employees	6%	839	1,855	1,732	2,619
Prime LLC notes	nil	—	4,591	—	—
Accord-Invest LLC	10.50%	5,260	—	—	—
Rus Olimp	8.50%	—	—	—	195

Total		8,214	9,715	5,187	8,695

As at 31 December 2009 the fair value of the note issued by Prime LLC was estimated as $4.6 million, the nominal value of the note was $5.5 million. The amount due from Prime LLC was previously was previously due from Accord-Invest LLC but following the restructuring of the ICT Group in November 2009, the counterparty was changed. Both entities were controlled by the ICT Group and the transfer was at fair value. The note was fully repaid in 2010.

Carrying values of the other long-term loans provided to related parties as at 30 June 2011, 31 December 2010 and 2009 approximate their fair values.

Details of the significant terms of the loans provided to and by related parties are disclosed in Note 21. As at 30 June 2011, 31 December 2010 and 2009, the Group has certain forward sales commitments to related parties (see Note 25).

The Group had no transactions with its shareholders in 2009, 2010 or 2011.

The amounts outstanding at the balance sheet dates are unsecured and expected to be settled in cash. No expense has been recognised in the reporting period for bad or doubtful debts in respect of the amounts owed by related parties. All trade payable and receivable balances are expected to be settled on a gross basis.

The remuneration of directors and other members of key management personnel during the periods was as follows:

	Year ended	Year ended	Six months	Six months
	31 December	31 December	ended	ended
	2009	2010	June 2010	June 2011
			(unaudited)
			US$’000
	US$’000	US$’000		US$’000

Current employee benefits	833	844	365	437
Share based payments	—	4,264	—	15,658
Current benefits of board members	968	982	480	514
Post-employment benefits	29	18	16	24

The remuneration of directors and key executives is determined by the remuneration committee having regard to the performance of individuals and market trends.

31.	Notes to the consolidated Cash Flow Statement

				Six months	Six months
		Year ended	Year ended	ended	ended
		31 December	31 December	30 June	30 June
	Notes	2009	2010	2010	2011
				(unaudited)
				US$’000
		US$’000	US$’000		US$’000

Profit before tax		124,193	306,430	117,719	210,728
Adjustments for:
Depreciation expense		62,096	70,334	36,785	34,905
Write-down of inventory to net realisable value	7	956	15,319	11,920	2,215
Share-based compensation	11, 29	—	7,896	—	28,997
Finance costs	13	44,380	21,541	9,412	13,668
Finance income		(1,418)	(785)	(308)	(638)
Loss on disposal of property, plant and equipment	12	7,235	6,296	2,438	1,804
Change in contingent consideration liability	26	13,404	3,616	1,266	3,957
Write-off of irrecoverable VAT receivable		2,909	2,583	—	(2,902)
Change in allowance for doubtful debts	12	2,993	2,333	319	(422)
Loss from equity method investments	17	342	1,170	675	410
Change in fair value of derivatives	26	41,938	909	1,529	1,855
Foreign exchange (gain)/ loss		(7,869)	337	8,659	(43,897)
Bargain purchase gain	4	(36,031)	—	—	—
Income from disposal of subsidiaries		—	(3,580)	—	(4,931)
Other non-cash expenses		(4,596)	(1,840)	(244)	(3,517)

Movements in working capital
Increase in inventories		(41,584)	(86,424)	(20,145)	(139,472)
(Increase)/decrease in VAT receivable		7,087	(13,074)	(6,036)	(3,721)
Increase/(decrease) in trade and other receivables		(2,755)	(32,023)	(3,763)	(1,419)
Increase in prepayments to suppliers		(3,729)	(13,296)	(18,208)	(14,138)
Increase in trade and other payables		6,056	19,899	9,513	48,877
Increase in other taxes payable		—	4,821	6,606	7,001

Cash generated from operations		215,607	312,462	158,137	139,360
Interest paid		(36,432)	(16,991)	(12,260)	(14,406)
Income tax paid		(30,952)	(80,256)	(30,981)	(45,244)

Net cash generated by operating activities		148,223	215,215	114,896	79,710

Additions to property, plant and equipment during the year ended 31 December 2009 amounting to $10,137 were financed by new finance leases. Additions of $6.9 million in 2011, $3.3 million in 2010 and $9 million in 2009 were acquired on deferred payment terms. Other non-cash transactions during 2011, 2010 and 2009 included the issuance of $67 million of treasury shares for the acquisition of assets in 2011, the issuance of $46 million of treasury shares for the acquisition of assets in 2010, $176 million of shares issued in 2009 in exchange for business combinations and asset acquisitions, the transfer of a subsidiary to an associate in 2010 with a carrying value of $6.58 million on the date of transfer and the exercise of a call option in relation to the Mayskoye acquisition (Note 4), which resulted in the issuance of shares in the amount of $152.7 million during 2009.

32.	Transition To IFRS

IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”), sets forth guidance for the initial adoption of IFRS. Under IFRS 1 the standards are applied retrospectively at the transitional balance sheet date with all adjustments to assets and liabilities taken to retained earnings unless certain exemptions are applied.

The Group has applied the following exemptions to its opening balance sheet prepared as at the date of transition of the Group, 1 January 2009:

(a)	Business combinations

IFRS 1 indicates that a first-time adopter may elect not to apply IFRS 3 (2008), Business Combinations, retrospectively to business combinations that occurred before the date of transition to IFRS. The Group has applied this exemption as part of the transition to IFRS and as a result has not restated business combinations that occurred prior to the date of transition thereby retaining the amounts recognised under US GAAP. The Group has applied IFRS 3 (2008) to business combinations that occurred on or after 1 January 2009 and restated amounts in accordance with IFRS.

In accordance with IFRS 1, if a company elects to apply IFRS 3 (2008), Business Combinations, retrospectively, IAS 27, Consolidated and Separate Financial Statements, must also be applied retrospectively. As the Company elected to apply IFRS 3 (2008) effective 1 January 2009 prospectively through the use of the Business Combinations exemption under IFRS 1, the Group has also applied IAS 27 for the same period.

This exemption also applies to past acquisitions of investments in associates as well as the interests in joint ventures. As a result the Group applied this exemption to the past acquisition of the interest in the joint venture with AngloGold Ashanti Ltd which occurred in 2008 (see Note 17).

(b)	Cumulative translation differences

IFRS 1 allows a first-time adopter to not comply with the requirements of IAS 21, The Effects of Changes in Foreign Exchange Rates, for cumulative translation differences that existed at the date of transition to IFRS. The Group has applied this election and has eliminated the cumulative translation difference within the Translation reserve and adjusted retained earnings by the same amount at the date of transition to IFRS. If, subsequent to adoption, a foreign operation is disposed of, the translation differences that arose before the date of transition to IFRS will not affect the gain or loss on disposal.

(c)	Decommissioning liabilities included in the cost of property, plant and equipment

The Group has elected not to apply the recognition and measurement principles of IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities, for changes in decommissioning liabilities that occurred before the date of transition to IFRS. The exemption from full retrospective application of IFRIC 1 permits the Group to measure the Company’s decommission and land restoration obligations in accordance with IAS 37 —Provisions, Contingent Liabilities and Contingent Assets at 1 January 2009, estimate the amounts that would have been included in the costs of the related property, plant and equipment when the obligations first arose using a historical discount rate and recalculate the accumulated depreciation for such assets at 1 January 2009.

(d)	Deemed cost of property, plant and equipment

A first-time adopter may elect to measure property, plant and equipment, at deemed cost in the opening IFRS balance sheet at an amount on the basis of fair value as of the date of transition or, if it meets the certain criteria, a revaluation under previous GAAP. The Group has elected to apply the deemed cost election to certain property, plant and equipment in Dukat and Voro as these assets were acquired when the Russian economy was classified as hyperinflationary and as a result were remeasured under U.S. GAAP as required. The previous carrying value of these assets was $250.4 million and their fair value was $454.1 million, giving an increase of $203.7 million.

IFRS 1 contains other optional exemptions; however, these additional exemptions either were not applied by or were not applicable to the Group.

IFRS 1 also outlines specific guidelines that a first-time adopter must adhere to when transitioning to IFRS. The following mandatory exceptions were applicable to the Group and have been applied in its opening balance sheet dated 1 January 2009:

(e)	Estimates

In accordance with IFRS 1, an entity’s estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under previous GAAP, unless there is objective evidence that those estimates were in error. The Group’s IFRS estimates as of 1 January 2009 are consistent with its U.S. GAAP estimates for the same date.

An explanation of how the transition to IFRS with a transition date of 1 January 2009 has affected the reported consolidated balance sheet, consolidated statement of income and comprehensive income of the Group has been outlined below. IFRS 1 requires the Group to include reconciliations of the consolidated balance sheets and income statements and statement of comprehensive income for comparative periods prepared in accordance with U.S. GAAP as previously reported to those prepared and reported in these consolidated financial statements in accordance with IFRS.

IFRS employs a conceptual framework that is similar to U.S. GAAP. However, significant differences exist in certain matters of recognition, measurement and disclosure. While adoption of IFRS has not changed the Group’s actual cash flows, it has resulted in changes to the Group’s reported financial position and results of operations. The accounting policies set out in Note 2 have been applied in preparing the consolidated historical financial information for the years ended 31 December 2010 and 2009 and in the preparation of an opening IFRS consolidated balance sheet at 1 January 2009.

Reconciliation of the Group’s equity reported in accordance with U.S. GAAP to its equity in accordance with IFRS at 1 January 2009, the date of transition to IFRS, 31 December 2009 and 31 December 2010, the end of the latest period presented in the Group’s most recent consolidated historical financial information in accordance with U.S. GAAP:

							Total
					Accumulated		shareholders’
					other		equity
			Share	Share	comprehensive	Retained	attributable
	Notes		capital	premium	loss	earnings	to the parent

Total equity under U.S. GAAP as of 1 January 2009			6,698	400,122	(37,276)	80,124	499,668
Property, plant and equipment at deemed cost	d		—	—	—	203,742	203,742
Recalculation of provision for decommissioning and land restoration	f(ii	)	—	—	—	2,472	2,472
Restatement of share capital and additional paid-in-capital under hyperinflationary economics	f(iii	)	(1,200)	888	—	312	—
Foreign currency translation reserve	b		—	—	37,276	(37,276)	—

Total adjustment to equity			(1,200)	888	37,276	169,250	206,214
Tax adjustments and tax effect of the above	f(i	)				(39,992)	(39,992)

Total equity under IFRS as of 1 January 2009			5,498	401,010	—	209,382	615,890

								Total
						Accumulated		shareholders’
						other		equity
			Share	Share	Treasury	comprehensive	Retained	attributable
	Notes		capital	premium	shares	loss	earnings	to the parent

Total equity under U.S. GAAP as of 31 December 2009			7,223	797,418	(481)	(63,528)	174,139	914,771
Property, plant and equipment at deemed cost	d		—	—	—	—	194,005	194,005
Recalculation of provision for decommissioning and land restoration	f(ii	)	—	—	—	—	2,789	2,789
Restatement of share capital and additional paid-in-capital under hyperinflationary economics	f(iii	)	(1,200)	888	—	—	312	—
Effect of translation to presentation currency	f(iv	)	—	—	—	(10,254)	—	(10,254)
Foreign currency translation reserve	b		—	—	—	37,276	(37,276)	—
Other			—	—	—	—	1,449	1,449

Total adjustment to equity			(1,200)	888	—	27,022	161,279	187,989
Tax adjustments and tax effect of the above	f(i	)	—	—	—	—	(36,961)	(36,961)

Total equity under IFRS as of 31 December 2009			6,023	798,306	(481)	(36,506)	298,457	1,065,799

									Total
							Accumulated		shareholders’
					Share		other		equity
			Share	Share	based	Treasury	comprehensive	Retained	attributable
	Notes		capital	premium	compensation	shares	loss	earnings	to the parent

Total equity under U.S. GAAP as of 31 December 2010			7,223	858,572	7,896	(457)	(75,818)	423,946	1,221,362
Property, plant and equipment at deemed cost	d		—	—	—	—	—	179,754	179,754
Recalculation of provision for decommissioning and land restoration	f(ii	)	—	—	—	—	—	481	481
Restatement of share capital and additional paid-in-capital under hyperinflationary economics	f(iii	)	(1,200)	888	—	—	—	312	—
Effect of translation to presentation currency	f(iv	)	—	—	—	—	(10,901)	—	(10,901)
Foreign currency translation reserve	b		—	—	—	—	37,276	(37,276)	—
Investments in associates FV adjustment	f(v	)	—	—	—	—	—	3,580	3,580
Other			—	—	—	—	—	69	69

Total adjustment to equity			(1,200)	888	—	—	26,375	146,920	172,983
Tax adjustments and tax effect of the above	f(i	)	—	—	—	—	—	(33,393)	(33,393)

Total equity under IFRS as of 31 December 2010			6,023	859,460	7,896	(457)	(49,443)	537,473	1,360,952

Reconciliation of the Group’s total comprehensive income in accordance with IFRS for 2010, the latest period in the Group’s most recent consolidated historical financial information:

			Year ended 31	Year ended 31
			December	December
	Notes		2009	2010

Total comprehensive income under U.S. GAAP			67,763	237,517
Additional depreciation on revaluation of property, plant and equipment at deemed cost	d		(7,654)	(16,558)
Recalculation of provision for decommissioning and land restoration	f(ii	)	(317)	(784)
Effect of translation to presentation currency			(10,254)	(647)
Investments in associates FV adjustments			—	3,580
Tax adjustments and tax effect of the above			3,031	2,971

Total comprehensive income under IFRS			52,569	226,079

Reconciliation of the Group’s profit after tax:

			Year ended 31	Year ended 31
			December	December
	Notes		2009	2010

Profit after tax under U.S. GAAP			94,015	249,807
Additional depreciation on revaluation of property, plant and equipment at deemed cost	d		(7,654)	(16,558)
Recalculation of provision for decommissioning and land restoration	f(ii	)	(317)	(784)
Investments in associates FV adjustments	f(v	)	—	3,580
Tax adjustments and tax effect of the above			3,031	2,971

Profit after tax under IFRS			89,075	239,016

(f)	U.S. GAAP to IFRS differences

(i)	Group of assets acquisition: Deferred Income Taxes

In 2009 and 2010 the Group acquired interests in Ayax, Avlayakan and Kirankan in exchange for its treasury shares and also acquired interests in PD RUS for cash (see Note 4). Those acquisitions did not meet the definition of a business combination under ASC 805 in US GAAP and IFRS 3 (2008) thus they were accounted for as acquisitions of a group of assets.

In accordance with IAS 12, deferred income taxes are not recognised for temporary differences that arise from differences between the fair values and tax bases of assets acquired in a transaction other than a business combination. Under US GAAP, deferred income taxes are recognised for such temporary differences. In accordance with IAS 12, the Group derecognised the deferred income tax liability recorded on initial recognition of the assets acquired.

Tax effect of other adjustments

Deferred tax assets and liabilities were recognised relating to certain of the other IFRS transition adjustments. The most significant being the recognition of a $40.7 million deferred tax liability at 1 January 2009 following the revaluation of certain assets, described in (d) above.

(ii)	Provision for decommissioning and land restoration

The Group recalculated the provision for decommissioning and land restoration pursuant to IFRIC 1 Changes in Existing Decommissioning, Restoration and Similar Liabilities that requires the current discount rate to be used to recalculate the entire provision if there is a change in the discount rate. Under IFRS, the provision for decommissioning and land restoration is required to be recalculated using a new discount rate at each reporting period. The impact of the change in the discount rate is adjusted through the related asset and provision for decommissioning and land restoration. Under U.S. GAAP, guidance in ASC 410 requires a “layering” approach as decommissioning provisions are built up such that increases in the estimated cash flows were discounted using the current credit-adjusted risk-free rate, while downward revisions in the estimated cash flows were discounted using the credit-adjusted risk-free rate that existed when the original liability was recognised. Under IFRS, estimated cash flows are discounted using the risk-free rate that exists at the balance sheet date.

(iii)	IAS 29 Financial Reporting in Hyperinflationary Economies (share capital and Additional paid-in-capital)

A part of share capital was issued before 1 January 2003, when in accordance with IAS 29 the Russian economy was classified as hyperinflationary, share capital and respective share premium were restated on transition to IFRS using a general price level index that was different to the U.S. GAAP required to adjust the consolidated historical financial information as if the reporting currency was the entity’s functional currency.

(iv)	Effect of translation to presentation currency

This is the foreign exchange gains and losses resulting from the other IFRS transition adjustments being calculated in Russian Roubles in the underling entities being retranslated to US dollars the Group’s presentation currency.

(v)	Investments in associate, fair value adjustment

On the contribution of 100% of the Group’s interest in Polymetals of North Ural LLC to Ural-Polymetal in exchange for a 33% interest in that entity (see note 4), a gain has been recognised on transition to IFRS, reflecting the difference between the book value of the assets disposed of, compared to the fair value of the assets acquired.

Presentation

The presentation of the consolidated income statement and balance sheet in accordance with IFRS differ from the presentation in accordance with U.S. GAAP.

Capitalised interest has been reclassified in the consolidated cash flow statement from investing to operating activities to reflect the adopted IFRS accounting treatment.

33.	Subsequent Events

As set out in Note 29, the board of JSC Polymetal and the Board of Directors approved amendments to the terms of the Group’s share based payment incentive plan on 29 September 2011, which amongst other matters, provided that all awards made under the plan will be satisfied by the transfer of shares of Polymetal International plc rather than shares of JSC Polymetal.

On 30 September 2011, PMTL Holding Limited (a subsidiary of Polymetal International plc) made an offer to acquire up to the entire issued share capital of JSC Polymetal on the basis of one share in Polymetal International plc for each share of JSC Polymetal or global depositary receipt representing a share in JSC Polymetal. The offer is due to close on 21 October and is subject to a number of conditions.

On 6 September 2011, Polymetal ESOP Limited and Otkritie Securities Limited entered into a general master repurchase agreement (the “GMRA”). The following transactions have been entered into, and the confirmations summarised below have been executed, under the GMRA, as a result of which 34,450,357 Polymetal Shares (representing approximately 8.63 per cent. of the issued share capital of JSC Polymetal) (the “Repo Shares”) were transferred to Otkritie Securities Limited in exchange for an aggregate purchase price of USD 250,050,016.85 (together, the “Repo”):

1.	A confirmation dated 6 September 2011 with respect to the transfer of 9,100,000 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of USD 65,975,000 on 7 September 2011;

2.	A confirmation dated 13 September 2011 with respect to the transfer of 11,900,000 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of USD 89,250,000 on 14 September 2011; and

3.	A confirmation dated 23 September 2011 with respect to the transfer of 13,450,357 Polymetal Shares to Otkritie Securities Limited in exchange for the Purchase Price of USD 94,825,016.85 on 26 September 2011.

On 31 August 2012 (the “Repurchase Date”) Polymetal ESOP Limited has the obligation to repurchase all of the Polymetal Shares transferred under the GMRA for the Repurchase Price which is calculated as the sum of (i) the price received for the relevant Polymetal Shares; and (ii) the aggregate amount obtained by daily application of LIBOR + 2.75 to the relevant price for the number of days during the period commencing on the relevant transfer date and ending on the Repurchase Date.

SUB-SECTION B: HISTORICAL FINANCIAL INFORMATION UNDER US GAAP

Set out in this sub-section B is historical consolidated financial information for Open Joint Stock Company Polymetal prepared in accordance with US GAAP as at and for the years ended 31 December 2008 and 2009.

Open Joint Stock Company Polymetal

Consolidated balance sheets at December 31, 2008 and 2009
(In thousands of US$, except share and per share data)

		December 31,	December 31,
	Notes	2008	2009

Assets
Cash and cash equivalents		4,077	28,317
Accounts receivable		—	1,601
Prepayments to suppliers		11,827	15,601
Inventories and spare parts	5	196,088	284,486
Short-term VAT receivable	6	62,718	77,323
Current deferred tax asset	7	5,627	12,833
Other current assets, less allowance for doubtful accounts of $1,749 as of December 31, 2009 and $727 as of December 31, 2008	8	23,862	20,450

Total current assets		304,199	440,611
Property, plant and equipment, net	9	477,889	1,087,503
Goodwill	10	23,741	115,729
Equity method investments	11	18,124	17,047
Long-term loans to related parties	12, 31	8,214	9,715
Long-term VAT receivable	6	13,953	7,799
Non-current deferred tax asset	7	17,779	30,118
Other non-current assets		12,576	18,291

Total non-current assets		572,276	1,286,202

Total assets		876,475	1,726,813

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	13	28,738	67,930
Short-term debt and current portion of long-term debt	14	316,369	108,873
Taxes payable		10,060	10,957
Current deferred tax liability	7	6,338	2,666
Current portion of capital lease liabilities	15	—	2,928

Total current liabilities		361,505	193,354
Contingent consideration liability	4, 28	4,523	21,775
Long-term portion of capital lease liabilities	15	—	4,857
Long-term debt	16	—	331,293
Non-current deferred tax liability	7	29,458	60,519
Reclamation and mine closure obligation	17	26,128	43,004
Liability for uncertain tax positions	27	2,301	3,916
Other non-current liabilities		2,892	3,810
Derivative financial instruments, net	29	—	149,514

Total non-current liabilities		65,302	618,688

Total liabilities		426,807	812,042

Commitments and contingencies	32	—	—
Shareholders’ equity
Share capital (2,275,625,000 shares authorized with par value of Rouble 0.2 per share; 315,000,000 and 399,375,000 shares issued at December 31, 2008 and 2009 respectively; 315,000,000 and 357,924,643 shares outstanding at December 31, 2008 and 2009, respectively)	18	6,698	7,223
Additional paid-in capital		400,122	797,418
Treasury stock	18	—	(481)
Accumulated other comprehensive loss		(37,276)	(63,528)
Retained earnings		80,124	174,139

Total shareholders’ equity		449,668	914,771

Total liabilities and shareholders’ equity		876,475	1,726,813

The accompanying consolidated notes are integral part of this consolidated historical financial information.

Consolidated statements of operations

For the years ended December 31, 2008 and 2009
(In thousands of U.S. Dollars, except share and per share data)

		December 31,	December 31,
	Notes	2008	2009

Revenues	20	502,731	560,737
Cost of sales	21	(300,729)	(284,416)

Gross profit		202,002	276,321
General, administrative and selling expenses	25	(90,142)	(52,042)
Other operating expenses	26	(36,231)	(41,706)

Operating income		75,629	182,573
Interest expense, net of amounts capitalised		(20,675)	(32,515)
Loss from equity method investments	11	(8,393)	(342)
Loss on extinguishment of debt	16	—	(5,873)
Change in fair value of derivative financial instruments	28	—	(41,938)
Change in fair value of contingent consideration liability	28	—	(13,404)
Excess of fair value of acquired net assets over cost	4	840	36,031
Exchange (loss)/gain, net		(44,520)	7,869

Income before income tax		2,881	132,401
Income tax expense	27	(18,611)	(38,386)

Net (loss)/income		(15,730)	94,015

(Loss)/earnings per share (expressed in US$)	18
From continuing operations
Basic (loss)/earnings per share		(0.050)	0.292
Diluted (loss)/earnings per share		(0.050)	0.292
Weighted average number of shares outstanding
Basic		312,450,725	322,343,391
Diluted		312,450,725	322,343,391

The accompanying consolidated notes are integral part of this consolidated historical financial information.

Consolidated statements of cash flows

For the years ended December 31, 2008 and 2009
(In thousands of U.S. Dollars)

		December 31,	December 31,
	Notes	2008	2009

Cash flows from operating activities
Net (loss)/income		(15,730)	94,015
Adjustments to reconcile net income/(loss) to cash provided from operations:
Excess of fair value of acquired net assets over cost	4	(840)	(36,031)
Exchange loss/(gain), net		44,520	(7,869)
Depreciation and depletion		48,522	53,744
Change in fair value of derivative financial instruments	28	—	41,938
Change in fair value of contingent consideration liability	28	—	13,404
Loss on extinguishment of debt		—	5,873
Loss on disposal of property, plant and equipment	26	4,624	3,401
Change in bad debt allowance	26	1,135	2,993
Write-off of irrecoverable VAT receivable		—	2,909
Accretion of reclamation and mine closure obligation	17	1,357	2,895
Write-down of inventory to lower of cost or market	21	10,583	2,622
Other non-cash expenses		2,694	1,004
Unwinding of borrowing discount		—	928
Deferred income tax (expense)/benefit	27	(11,254)	872
Loss from equity method investments	11	8,393	342
Share-based compensation	19, 25	31,902	—
Changes in operating assets and liabilities
Prepayments to suppliers		(2,811)	(3,729)
Inventories and spare parts		(29,058)	(35,088)
VAT receivable		(22,907)	7,087
Other current assets		(8,799)	3,167
Accounts receivable		—	(1,601)
Accounts payable and accrued liabilities		17,802	11,751
Taxes payable		636	658

Net cash provided by operating activities		80,769	165,285

Cash flows from investing activities
Additions to property, plant and equipment, net		(110,682)	(212,812)
Acquisition of subsidiaries, net of cash acquired	4	(22,014)	(10,708)
Proceeds from sale of subsidiaries		55	—
Investments in equity method investments		(27,422)	—
Loans provided to third parties		(526)	(10,321)
Receipt of repayment of loans provided to third parties		—	9,238
Loans provided to related parties		(4,566)	(55,022)
Receipt of repayment of loans provided to related parties		1,131	21,007

Net cash used in investing activities		(164,024)	(258,618)

Consolidated statements of cash flows (continued)

For the years ended December 31, 2008 and 2009
(In thousands of U.S. Dollars)

		December 31,	December 31,
	Notes	2008	2009

Cash flows from financing activities
Proceeds from short and long-term debt		367,256	815,828
Proceeds from short and long-term debt obtained from related parties		200,142	641,921
Repayment of short and long-term debt		(424,606)	(671,806)
Repayment of short and long-term debt from related parties		(57,681)	(750,345)
Proceeds from issuance of shares, net of costs incurred		—	87,432
Purchase of treasury shares		—	(223)
Proceeds from issuance of shares under employee share option plan		212	—
Payments on capital lease obligations		(2,182)	(5,118)

Net cash provided by financing activities		83,141	117,689

Effect of foreign currency translation on cash and cash equivalents		(828)	(116)
Cash and cash equivalents at the beginning of the year		5,019	4,077
Net (decrease)/increase in cash and cash equivalents		(942)	24,240

Cash and cash equivalents at the end of the year		4,077	28,317

Supplementary information
Interest paid		23,050	49,144
Income tax paid		37,983	30,952
Non-cash investing and financing activities
Non-cash additions to property, plant and equipment, net		—	8,994
Additions to property, plant and equipment under capital lease agreements		—	10,137
Issue of shares for acquisitions	4	—	156,000
Exercise of call option and settlement of debt	4	—	152,721
Investments in equity method investments		3,482	—
Contingent consideration on acquisition	4	5,459	3,419

The accompanying consolidated notes are integral part of this consolidated historical financial information.

Consolidated statements of changes in shareholders’ equity

for the years ended December 31, 2009 and 2008
(In thousands of U.S. Dollars, except share data)

						Accumulated
		Number of		Additional		other		Total OJSC
		shares	Share	paid-in	Treasury	comprehensive	Retained	Polymetal
	Notes	outstanding	capital	capital	shares	(loss)/ income	earnings	equity

Balance at January 1, 2008		309,459,677	6,698	367,129	(50)	56,208	95,854	525,839
Comprehensive loss:
Net loss		—	—	—	—	—	(15,730)	(15,730)
Other comprehensive loss:
currency translation adjustment		—	—	—	—	(93,484)	—	(93,484)

Total comprehensive loss								(109,214)
Amortization of the bonus received from depositary		—	—	929	—	—	—	929
Share based compensation	19, 25	—	—	31,902	—	—	—	31,902
Issuance of treasury shares	18	5,540,323	—	162	50	—	—	212

Balance at December 31, 2008		315,000,000	6,698	400,122	—	(37,276)	80,124	449,668

Comprehensive income:
Net income		—	—	—	—	—	94,015	94,015
Other comprehensive loss:
currency translation adjustment		—	—	—	—	(26,252)	—	(26,252)

Total comprehensive income								67,763
Amortization of the bonus received from depositary		—	—	978	—	—	—	978
Issuance of shares for cash	18	9,524,643	59	87,805	—	—	—	87,864
Issuance of shares for acquisitions	4	17,500,000	109	155,891	—	—	—	156,000
Exercise of call option and settlement of debt	4	15,925,000	99	152,622	—	—	—	152,721
Treasury shares issued to subsidiary	18	—	258	—	(258)	—	—	—
Acquisition of treasury shares	18	(25,000)	—	—	(223)	—	—	(223)

Balance at December 31, 2009		357,924,643	7,223	797,418	(481)	(63,528)	174,139	914,771

The accompanying consolidated notes are integral part of this consolidated historical financial information.

1.	Background

Business activities

Open Joint Stock Company Polymetal (hereinafter JSC “Polymetal” or “the Company”) and its subsidiaries (“the Group”) is engaged in gold, silver and copper mining and related activities, including exploration, extraction, processing and reclamation. Since incorporation, the Group has acquired a number of gold and silver mining properties, which require significant investment to bring to commercial production.

The Group has six reportable segments which are based on their regional locations. All of the Group’s operations and assets are located in Russia and Kazakhstan.

Ownership structure

Open Joint Stock Company “Interregional Research and Production Association Polymetal” was incorporated on March 12, 1998 in the Russian Federation. On December 19, 2006, the Open Joint Stock Company “Interregional Research and Production Association Polymetal” was renamed as Open Joint Stock Company “Polymetal”.

In June 2008 Nafta Moskva (Cyprus) Limited sold all of its interest in the Company (68.0%) to three parties: Powerboom Investments Limited, ultimate beneficiary owner of which is Alexander Nesis (23.97%), Pearlmoon Limited, ultimate beneficiary owner of which is Petr Kellner (24.82%), and Vitalbond Limited, ultimate beneficiary owner of which is Alexander Mamut (19.02%). Also, as at December 31, 2009, Deutsche Bank Trust Company Americas controls 13.48% of voting shares in the Company. No other parties control more than 5% of Company shares.

In October 2009, the Company issued 42,949,643 of its ordinary shares with par value of Roubles 0.2 per share (see Note 18).

Operating environment

Beginning late 2008, a number of major economies around the world experienced volatile capital and credit markets. A number of major global financial institutions have either been placed into bankruptcy, taken over by other financial institutions and/or required support through government funding. The Group has been most directly impacted by the credit crisis through an increase in its cost of capital. While there have been improvements in the global markets, the Group’s interest rates are still higher in 2009 than they were prior to the crisis. Notwithstanding any potential economic stabilisation measures that may be put into place by the Russian government, there exists economic uncertainties surrounding the continual cost of credit both for the Group and its counterparties.

Going concern

In assessing its going concern status, the Group has taken account of its financial position, anticipated future trading performance, its borrowings and other facilities, the net proceeds receivable by the Group in the underwritten offer of new shares and its capital expenditure commitments and plans, together with other risks facing the Group. After making appropriate enquiries, the Group considers that it has adequate resources to continue in operational existence for at least the next 12 months from the date of this document and that it is appropriate to adopt the going concern basis in preparing this historical financial information.

Composition of the Group

As at December 31, 2009, the Company had the following significant subsidiaries:

		Voting interest, %
Name of subsidiary	Field	December 31, 2009	December 31, 2008

CJSC Gold of Northern Urals	Voro	100	100
OJSC Okhotskaya Mining and Exploration Company	Khakanja, Yurievskoye	100	100
CJSC Magadan Silver	Dukat, Lunnoe, Arylakh	100	100
Mayskoye Gold Mining Company LLC	Mayskoye	100	—
JSC Omolon Gold Mining Company	Kubaka, Birkachan	100	100
Albazino Resources Ltd	Albazino	100	100
Amur Hydrometallurgical Plant LLC	N/A	100	100
Kvartsevyi Mine LLC	Sopka Kartsevaya, Dalniy	100	—
JSC Varvarinskoye	Varvara	100	—

2.	Basis of Presentation

Compliance with applicable laws and US GAAP

The consolidated historical financial information has been prepared in accordance with the requirements of the Prospectus Directive regulation and the UK Listing Rules and in accordance with this basis of preparation, this consolidated historical financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company and its significant subsidiaries are all domiciled in the Russian Federation and Kazakhstan and maintain their accounting records and prepare their statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”) and Kazakhstan. The accompanying consolidated historical financial information have been prepared from these accounting records and adjusted, where necessary, to comply with U.S. GAAP.

Recently issued accounting pronouncements

Accounting pronouncements effective during the reporting period

Effective June 30, 2009 the Group adopted the FASB Accounting Standards Codification (“Codification” or “ASC”), which is now the single source of authoritative generally accepted accounting principles in the United States of America. The Codification changed the referencing of financial standards but was not intended to change or alter existing U.S. GAAP.

Effective January 1, 2008, the Group adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”), formerly Statement of Financial Accounting Standards (“SFAS”) 157, Fair Value Measurements), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group elected one-year deferral of the effective date of ASC 820 permitted for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis (at least annually). Following the one-year deferral permitted, effective January 1, 2009, the Group adopted ASC 820 for non-financial assets and non-financial liabilities measured at fair value on a non-recurring basis, such as assets and liabilities measured at fair value in a business combination; impaired properties, plants and equipment, intangible assets and goodwill; initial recognition of asset retirement obligations.

The adoption of the provisions of ASC 820 did not have a material impact on the Group’s results of operations, financial position or cash flows.

In April 2009, the FASB issued additional guidance on fair value measurements and disclosures (formerly FSP FAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). The new guidance reaffirms what ASC 820 states is the objective of fair value measurement — to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Group adopted the amended ASC 820 starting from the consolidated historical financial information for the year ended December 31, 2009. Adoption of the amended ASC 820 did not have a material impact on the Group’s financial position and results of operations.

In December 2007, the FASB issued revised ASC 805, Business combinations (“ASC 805”, formerly SFAS No. 141 (Revised), Business combinations). This guidance significantly changes the accounting for business combinations and is effective on January 1, 2009 for all new business combinations. The Group’s acquisitions subsequent to the effective date have been accounted for under the provisions of ASC 805, refer to Note 4 (“Acquisition and disposal of subsidiaries”) for further disclosures, including the impact the adoption has on the Group’s historical financial information.

In December 2007, the FASB issued a new guidance to ASC 810, Consolidation (“ASC 810”, formerly SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51). This guidance requires all entities to report non-controlling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent company and to the non-controlling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of non-controlling owners. ASC 810 also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The guidance was effective as at January 1, 2009. The adoption of ASC 810 did not have a significant impact on the Group’s financial position, consolidated results of operations or cash flows.

In May 2009, the FASB issued ASC 855, Subsequent events (“ASC 855”, formerly SFAS No. 165, Subsequent events). The new guidance establishes the accounting for, and disclosure of, material events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. In general, these events are recognized if the condition existed at the balance sheet date, and are not recognized if the condition did not exist at the balance sheet date. Disclosure is required for unrecognized material events to keep the financial statements from being misleading. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date — that is, whether that date represents the date the financial statements were issued or were available to be issued. ASC 855 is effective for interim and annual periods ending after June 15, 2009.

In November 2008, the FASB ratified the additional guidance to ASC 323, Investments — Equity Method and Joint Ventures (“ASC 323”, formerly Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations). The Group adopted the amended ASC 323 starting from consolidated historical financial information for the year ended December 31, 2009. The adoption of amended ASC 323 did not have a material impact on the Group’s consolidated financial position and results of operations.

In January 2010, the FASB issued ASU 2010-1, Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU 2010-1”) that amends ASC 505, Equity (“ASC 505”) and ASC 260, Earning per share (“ASC 260”). ASU 2010-1 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash is considered a share issuance that is reflected in earnings-per-share prospectively and is not a stock dividend for the purpose of applying ASC 505 and ASC 260. ASU 2010-1 is effective for interim and annual reporting periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Group adopted ASU 2010-1 starting from annual consolidated historical financial information as at and for the year ended December 31, 2009 on a retrospective basis. Adoption of ASU 2010-1 did not have a material impact on the Group’s consolidated financial position and results of operations.

In January 2010, the FASB issued ASU 2010-2, Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification (“ASU 2010-2”) that amends ASC 810, Consolidation (“ASC 810”). ASU 2010-2 clarifies the list of operations that are within the scope of ASC 810 and related guidance. ASU 2010-2 also clarifies that if a decrease in ownership occurs in a subsidiary that is not a business or non-profit activity, an entity first needs to consider whether the substance of transaction is addressed in other topics such as transfers of financial assets, revenue recognition, exchange of nonmonetary assets, sales of real estate, conveyances of oil and gas mineral rights. If no other guidance exists, an entity should apply guidance in ASC 810. ASU 2010-2 expands the disclosure requirements about the deconsolidation of a subsidiary or derecognition of a group of assets within the scope of ASC 810. ASU 2010-2 is effective for interim and annual reporting periods ending on or after December 15, 2009, and should be applied retrospectively to the first period that an entity adopted SFAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. The Group adopted ASU 2010-2 starting from annual consolidated historical financial information as at and for the year ended December 31, 2009 retrospectively to January 1, 2009. Adoption of ASU 2010-2 did not have a material impact on the Group’s consolidated financial position and results of operations.

Accounting pronouncements effective in the future

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value (“ASU 2009-05”) that amends ASC 820, Fair value measurements and disclosures (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in active market is not available, a reporting entity is required to use one or more of the following valuation techniques: valuation based on quoted price of identical liability when traded as an asset; quoted prices of similar liabilities or similar liabilities when traded as an assets, or any other technique consistent with the principles of ASC 820, such as present value technique. ASU 2009-05 also clarifies that a reporting entity is not required to include a separate input to existence of restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance. Early application is permitted if financial statements for prior period have not been issued. The Group will adopt ASU 2009-05 from January 1, 2010. The Group does not expect ASU 2009-05 to have a material impact on the Group’s consolidated financial position and results of operations.

In January 2010, the FASB issued ASU 2010-6, Improving Disclosures about Fair Value Measurements (“ASU 2010-6”) that amends ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASU 2010-6 requires separate disclosure of significant transfers between Level 1 and Level 2 fair value measurement inputs and a description of the reasons for the transfers. Entity is also required to present separately information about purchases, issuance, and settlements in the reconciliation for fair value measurements using Level 3 inputs. ASU 2010-6 amends existing disclosure requirements in regards of level of disaggregation and inputs and valuation techniques. ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about activity in Level 3 fair value measurements that are effective for interim and annual periods beginning after December 15, 2010. The Group will adopt ASU 2010-6 from January 1, 2010, except for the disclosures about activity in Level 3 fair value measurements that will be adopted from January 1, 2011. The Group does not expect ASU 2010-6 to have a material impact on the Group’s consolidated financial position and results of operations.

Use of estimates

The preparation of consolidated historical financial information in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, including discussion and disclosure of contingent liabilities. Significant areas requiring the use of management estimates relate to the fair value of net assets acquired and liabilities assumed in business combinations, determination of mineral reserves, depreciation, share based compensation, contingencies, mine closure obligations, reclamation and environmental obligations, estimates of recovery rates for the heap leach process, the valuation of inventory, impairment of assets and valuation allowances for deferred tax assets. Actual results could differ from these estimates.

Reporting and functional currency

The functional currency is determined separately for each of the Group’s entities. For all Russian entities the functional currency is the Russian Rouble. The functional currency of the Group’s entity located in Kazakhstan is the Kazakh Tenge. The U.S. Dollar is the reporting currency selected by the Group for purposes of financial reporting in accordance with U.S. GAAP.

As a result, the transactions and balances in the accompanying consolidated historical financial information have been translated into U.S. Dollars in accordance with the relevant provisions of ASC 830, Foreign Currency Matters. Consequently, assets and liabilities are translated at period closing exchange rates. Revenues, expenses, gains and losses have been translated using period average exchange rates. Translation differences resulting from the use of these exchange rates have been included as a separate component of shareholders’ equity.

Transactions in foreign currencies (currencies other than the entities’ functional currencies) are recorded at the exchange rate prevailing on the date of the transaction. Assets and liabilities denominated in foreign currencies are expressed in the functional currency of the Group at the exchange rates in effect at the balance sheet date. Exchange differences arising are recognised in the consolidated statement of operations.

The following exchange rates were used at the reporting dates:

	December 31,	December 31,
	2009	2008

Russian Rouble for 1 U.S. Dollar	30.24	29.38
Average exchange rate for the year, Russian Rouble for 1 U.S. Dollar	31.72	24.85
Kazakh Tenge for 1 U.S. Dollar	148.36	—
Average exchange rate for the period from October 30, 2009 to December 31, 2009, Kazakh Tenge for 1 U.S. Dollar(1)	149.21	—

(1)	The average exchange rate for 2009 represents the average for the period from October 30, 2009 to December 31, 2009 as the Group started operations in Kazakhstan only after its acquisition of JSC Varvarinskoye (see Note 4).

All references to US$ in this set of financial statements should be read as $’000, unless otherwise stated.

3.	Significant Accounting Policies

Principles of consolidation

The consolidated historical financial information include the results of operations of all entities in which the Company directly or indirectly controls more than 50 percent of the voting power and all variable interest entities in which the Company, or a subsidiary in the Group, is regarded to be the primary beneficiary.

All intercompany transactions and balances between the Group companies have been eliminated.

Business acquisitions

Business acquisitions from third parties are accounted for using the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on the fair value at the time of the acquisition. The excess purchase price over the fair value of identifiable assets and liabilities acquired is treated as goodwill. Subsequent to the adoption of ASC 805, any excess of Group’s interest in net fair value of identifiable assets, liabilities and contingent liabilities over the cost of the business combination is recognized in earnings on the acquisition date. Prior to January 1, 2009, any excess of the Group’s interest in net fair value of identifiable assets, liabilities and contingent liabilities over the cost of the business combination were offset against the net fair value of identifiable assets, with any remaining amount recognized in earnings on the acquisition date. The results of operations of entities acquired from third parties are included in the Group’s results of operations from the date of acquisition.

Acquisitions of entities under common control are accounted for on a carryover basis, which results in the historical book value of assets and liabilities of the acquired entity being combined with the assets and liabilities of the Group. The consolidated and combined historical statements of the Group are retroactively restated to reflect the effect of the acquisition during the entire period in which the entities where under common control. Any difference between the purchase price and the net assets acquired is reflected in shareholders’ equity.

Investments in incorporated joint ventures

A joint venture is an entity in which the Group holds a long-term interest and which is jointly controlled by the Group and one or more external joint venture partners under a contractual agreement that provides for strategic, financial and operating policy decisions relating to the activities requiring unanimous consent of the parties sharing control.

Investments in incorporated joint ventures are accounted for using the equity method. The initial investments in these entities are recorded at cost. After the acquisition, the Group’s share of profits or losses of incorporated joint ventures is recognized in the statement of operations as earnings from equity method investees. The carrying amount of investments in incorporated joint ventures is adjusted to recognize all cumulative post-acquisition movements in the equity of the investee.

The carrying value of equity method investments in incorporated joint ventures is evaluated for impairment when conditions indicate that a decline in fair value below the carrying amount is other than temporary or at least annually. When an indicated impairment exists, the carrying value of the Group’s investment in those entities is written down to its fair value.

Asset impairment

The Group assesses its held-for-use long lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable. If the sum of estimated future cash flows on an undiscounted basis is less than the carrying amount of the related assets, impairment is considered to exist. The related impairment loss is measured by comparing the estimated future cash flows on a discounted basis to the carrying amount of the asset.

In accordance with the provisions of ASC 350, Intangibles — Goodwill and Other (“ASC 350”), the Group performs a review of goodwill for impairment, at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is reviewed for impairment by comparing the carrying value of each reporting unit’s net assets (including allocated goodwill) to the fair value of those net assets. In assessing the fair value management estimates the future cash flows on a discounted basis to be generated by each reporting unit, being the individual mines, smelting and refining operations. If the reporting unit’s carrying amount is greater than its fair value, then a second step is performed whereby the portion of the fair value that relates to the reporting unit’s goodwill is compared to the carrying value of that goodwill. The Group recognizes a goodwill impairment charge for the amount by which the carrying value of goodwill exceeds the fair value. The Group has determined that there are no impairment losses in respect of goodwill for any of the reporting periods covered by this historical financial information.

Cash and cash equivalents

Cash and cash equivalents include cash and other highly liquid investments that are readily convertible to known amounts of cash with an original maturity of three months or less at the date of purchase.

Inventories and spare parts

Inventories including metals in process, refined metals, doré, ore stockpiles, spare parts and consumable supplies are stated at the lower of cost or market value. Cost is determined as the sum of the applicable expenditures and expenses incurred directly or indirectly incurred in bringing inventories to their existing condition and location. The portion of the slow-moving consumables and spare parts not reasonably expected to be realized in cash within one year, but realizable in future periods, is classified as a long-term asset in the Group’s balance sheet.

Work in-process and doré are valued at the average total production costs at the relevant stage of production. Ore stockpiles are valued at the average moving cost of mining ore. Spare parts and consumable supplies are valued at the weighted average cost. Refined metals are valued at the cost of production per unit of metal.

Write-downs for unrealizable inventory are made in full.

Financial instruments

A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that imposes an obligation to deliver or right to receive cash or another financial instrument. The Group’s non-derivative financial instruments carried on the balance sheet include cash and bank balances, investments and loans, accounts receivable and payable, debt and contingent consideration liability.

The carrying values of cash and bank balances, short-term loans receivable, accounts receivable and payable approximate their fair values because of the short maturities of these instruments.

Long-term financial instruments consist primarily of long-term investments and loans receivable and long-term debt and are measured at amortized cost.

Contingent consideration liability is recorded at fair value. Gains and losses resulting from a change in fair value of the contingent consideration liability are included in the consolidated statement of operations.

The fair values of financial instruments are determined with reference to various market information and other valuation methods, as considered appropriate. However, considerable judgment is required when applying valuation methodologies to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein may differ from the amounts the Group could receive in current market exchanges.

Derivative financial instruments

ASC 815, Derivatives and Hedging, establishes accounting and reporting standards for derivative financial instruments, including certain derivative financial instruments embedded in other contracts, and for hedging activities.

ASC 815 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. A derivative with a positive fair value is recognized as a financial asset whereas a derivative with a negative fair value is recognized as a financial liability. Such financial assets and liabilities are remeasured to their fair values at each balance sheet date. The Group does not apply hedge accounting to any of its derivatives, and accordingly, the resulting gain or loss is recognized in the statement of operations immediately.

ASC 815 provides that normal purchase and normal sale contracts, when appropriately designated, are not subject to the statement. Normal purchase and normal sale contracts are contracts which provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. To qualify for the normal purchase and normal sale exception, it must be probable at inception and throughout the term of the individual contract that the contract will not settle net and will result in physical delivery. Except for the Varvarinskoye sale and purchase forward contracts (see Note 29), the Group’s forward sales contracts qualify for this exception.

As the Group has legally enforceable master netting agreements with counterparties, the flat forward gold sales and purchase contracts are presented net in the balance sheet as derivative financial instruments.

Property, plant and equipment

Property, plant and equipment consist of assets of the Group directly related to mining and processing of ore and include costs of development of the mining properties, the costs of acquisition or construction of property, plant and equipment and capitalized interest. Expenditures for major improvements and renewals are capitalized. The cost of maintenance, repairs and replacement of minor items of plant and equipment is charged to operations as incurred.

Interest attributable to the acquisition or construction of property, plant and equipment is capitalized using an overall borrowing rate as a cost of the asset during the construction phase as part of the cost of the asset. Such borrowing costs are capitalized over the period during which the asset is being acquired or constructed and borrowings have been incurred. Capitalization ceases when construction is interrupted for an extended period or when the asset is substantially complete. All other interest is expensed as incurred. Gains and losses on the disposal of assets are included in the statement of operations in the period of disposal.

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of established proven and probable reserves, the costs incurred in exploration and development of such property, including costs to further delineate the ore body and remove any overburden to initially expose the ore body are capitalized.

In accordance with ASC 330, Inventory, subtopic 330-930, Extractive activities — Mining, post-production stripping costs are considered the costs of the extracted minerals under a full absorption costing system and are recognized as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sales of inventory.

Leased property, plant and equipment meeting the criteria of capital lease are capitalized; valued at the lower of the assets fair value and net present value of the total minimum future lease payments. The corresponding part of lease payments is recorded as a liability. Depreciation of capitalized leased assets related to mining is computed using the units-of-production method or over the term of the lease, if shorter.

Depletion of property, plant and equipment related to mining are depreciated to their residual values using the unit of production method based on proven and probable ore reserves under the Russian Resource Reporting Code, which is the basis on which the Group’s mine plans are prepared. In respect of those items of property, plant and equipment whose useful lives are expected to be less than the life of mine, depreciation over the period of the items’ useful life is applied.

Depreciation of non-mining assets is provided on a straight-line basis over the economic useful lives of these assets at the following annual rates:

Machinery and equipment	Greater than 1 year to 20 years (weighted average useful life — 11 years)
Transport and other	Greater than 1 year to 15 years (weighted average useful life — 10 years)

Construction in-progress comprises costs directly related to mine development, construction of buildings, infrastructure, processing plant, machinery and equipment. Cost also includes finance charges capitalized during the development and construction periods where such costs are financed by borrowings. Amortization or depreciation of these assets commences when the assets are put into production.

Pension obligations

The Group pays mandatory contributions to the state social funds, including the Pension Fund of the Russian Federation, which are expensed as incurred. For the years ended December 31, 2009 and 2008, the Group contributed U.S. Dollar 15,329 and 14,923, respectively.

Reclamation and mine closure

The Group accounts for reclamation, site restoration and closure obligations based on the provisions of ASC 450, Contingencies. When the liability is initially recorded, the Group capitalizes the cost by increasing the carrying amount of the related long lived asset. Over time, the liability is accreted to its present value at the end of each period and accretion is recorded as cost of sales. The capitalized cost is amortized over the mine life or the useful life of the related asset.

Income taxes

The Group accounts for income taxes using the balance sheet liability method required by ASC 740, Income Taxes. Deferred income tax assets and liabilities are recognized for future tax consequences attributable to differences between the historical financial information carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates for periods in which these temporary differences are expected to reverse. Valuation allowances are provided for deferred income tax assets when management believes that it is more likely than not that the assets will not be realized.

In the normal course of business the Group is subject to examination by taxing authorities throughout the Russian Federation and Kazakhstan. Interregional Inspectorates of the Russian Federal Tax Service (“the IIRFTSs”) and

Tax Inspectorates of Ministry of Finance of Kazakhstan (“the TIMFKs”) have commenced examinations of the Group’s tax returns for 2006 through 2007. No significant adjustments have been proposed by the IIRFTSs and TIMFKs as at December 31, 2009.

Uncertain tax positions are recognized in the historical financial information for positions which are considered more likely than not of being sustained based on the technical merits of the position upon an audit by the tax authorities. The measurement of the tax benefit recognized in the historical financial information is based upon the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes.

The company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within the related income tax liability line in the consolidated balance sheet.

Revenue recognition

Sale of gold and silver bullions

Revenue is derived principally from the sale of gold and silver bullions and copper and gold concentrate and is measured at the fair value of consideration received or receivable, after deducting discounts.

A sale is recognized when the significant risks and rewards of ownership have passed. This is usually when title and risk have passed to the customer and the goods have been delivered to the customer. Revenue is presented in the consolidated statement of operations net of VAT.

The Group sells gold and silver bullions to banks through long-term agreements. The sales price, as determined in the agreement, may be variable based upon the London Bullion Market Association (“LBMA”) spot price or fixed.

Sale of copper and gold concentrate

Starting from November 2009, the Group sells copper, gold, and silver concentrate of JSC Varvarinskoye under pricing arrangements where final prices are determined by quoted market prices in a period subsequent to the date of sale. Revenue for the sale of copper and gold concentrate is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectability is probable. Concentrate sales are initially recorded based on forward prices for the expected date of final settlement. Revenue on provisionally priced copper and gold concentrate sales is recorded on the date of shipment, net of refining and treatment charges, using the forward London Metal Exchange (“LME”) price to the estimated final pricing date, adjusted for the specific terms of the relevant agreement. Until final settlement occurs, adjustments to revenue are made to take into account the changes in metal quantities upon receipt of new information and assay.

The Group’s sales of copper and gold concentrate based on a provisional price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through revenue each period prior to final settlement.

Share based compensation

In 2007 the Group’s board of directors awarded share options to certain employees (see Note 19). The Group applies ASC 718, Compensation — Stock Compensation (“ASC 718”) to its accounting for share based compensation. ASC 718 requires companies to recognize compensation costs for share-based payments to employees based on the grant-date fair value of the award.

The fair value of share-based payments is calculated by the Group at the grant date using the Two-Stage Monte-Carlo Simulation model. The expense is recognized on a straight-line basis over the vesting period of the award.

The fair value of the options granted is recognized as an employee benefit expense with a corresponding increase in additional paid-in-capital over the vesting period. Where relevant, the proceeds received, net of any directly attributable transaction costs are credited to share capital (nominal value) and additional paid-in-capital when the options are exercised.

Comprehensive income/(loss)

Comprehensive income/(loss) is defined as all changes in shareholders’ equity, except those arising from transactions with shareholders. Comprehensive income/(loss) includes net income/(loss) and other comprehensive income/(loss), which for the Group consists of changes in foreign currency translation gains or losses.

Basic and diluted earnings per share

Basic earnings per share amounts are calculated by using the weighted-average number of common shares outstanding during the year. Diluted earnings per share amounts reflect the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted unless their inclusion would be anti-dilutive. Potential shares to be issued from the assumed exercise of call option were included in the computation of diluted earnings per share in 2009.

4.	Acquisition and Disposal Of Subsidiaries

JSC Omolon Gold Mining Company

In January 2008, the Group acquired 98.1% of shares in JSC Omolon Gold Mining Company (“OGMC”) from Kinam Magadan Gold Corporation, an unrelated party. OGMC holds four subsoil licenses related to the Kubaka gold mine deposit located in the Magadan region. The Group paid cash consideration of U.S. Dollar 15,000, including payment for shares of U.S. Dollar 0.001 in cash and settlement of OGMC’s liabilities of U.S. Dollar 15,000. In addition, the Group is liable for perpetual deferred payments in the amount of 2% of the revenue derived from production and sales of minerals extracted from the deposit. The perpetual deferred payments are uncapped in respect of the size and the timing of such future gold production, sale or other disposal. At the time of the acquisition, the Group recognized an estimated contingent consideration liability of U.S. Dollar 5,459.

In March 2008, the Group acquired the remaining 1.9% of shares in JSC Omolon Gold Mining Company from the Russian Federal Property Fund for U.S. Dollar 811.

This acquisition was accounted for using the purchase method as follows:

Assets acquired and liabilities assumed at the date of acquisition

Non-current deferred tax asset	17,461
Other current assets	16,146
Reclamation and mine closure obligation (Note 17)	(9,582)
Current deferred tax liability	(1,875)
Other liabilities	(15,040)

Net assets acquired	7,110

Consideration:
Cash consideration paid	15,811
Contingent consideration payable	5,459
Intercompany debt	(15,000)

Excess of fair value of acquired net assets over cost	840

The excess of the fair value of acquired net assets over cost arose primarily due to the Company’s competitive position in negotiations due to the time restriction in the sales process and lack of the ability of the Kinam Magadan Gold Corporation to serve its debts. The excess of the fair value of acquired net assets over consideration paid was allocated to reduce the carrying value of property, plant and equipment and mineral rights purchased. After reducing the value of these assets to nil, the remaining excess of U.S. Dollar 840 was recognized in the statement of operations.

Mayskoye Gold Mining Company LLC

On 28 April 2009, the Group acquired a 9% interest in Zolotorudnaya Kompaniya Mayskoye LLC (“Mayskoye LLC”) from Highland Gold Mining Limited, an unrelated party. Mayskoye LLC holds the mining license for Mayskoye gold deposit located in the Chukotka region. The Group paid cash consideration of U.S. Dollar 14. The remaining 91% equity stake in Mayskoye LLC was simultaneously acquired by four Russian private companies (the “Equity Buyers”), unrelated parties, for U.S. Dollar 137.

On 28 April 2009, the Company and the Equity Buyers entered into a legally binding agreement (“Agreement”) under which:

(a)	The Company and the Equity Buyers agreed to recapitalize Mayskoye LLC by contributing a total of U.S. Dollar 104,852 to Mayskoye LLC’s share capital pro rata to their equity ownership stakes (i.e., the Company agreed to contribute U.S. Dollar 9,437 and the Equity Buyers agreed to contribute U.S. Dollar 95,415 to the recapitalization).

(b)	The Company agreed, subject to obtaining necessary regulatory approvals, to buy a 91% equity stake in Mayskoye LLC for U.S. Dollar 95,415 in cash or 15,925,000 ordinary shares of the Company plus a recapitalization adjustment in cash (see paragraph (c) below). The Equity Buyers had the right to choose the method of settlement (i.e. cash or the Company’s shares) they will receive.

(c)	A 14% per annum charge was to be applied to the total investment contributed by the Equity Buyers under the terms of the transaction. This amount will be added to the purchase consideration as a recapitalization adjustment payable in cash by the Company at completion.

The Group determined that at 28 April 2009, the initial acquisition of the 9% equity stake in Mayskoye LLC met the definition of a variable interest entity. Conditions discussed in paragraph (b) above represent a call option embedded into the agreement (see Note 28). The Company is the primary beneficiary of Mayskoye LLC as a consequence of the written call option over the 91% interest held by the Equity Buyers and accordingly has consolidated Mayskoye LLC since 28 April 2009.

The call option has been accounted for at fair value and included at its initial fair value in the purchase consideration. Subsequent changes in fair value have been recorded in “change in fair value of derivative financial instruments” in the statement of operations.

On 27 October 2009, following necessary regulatory approvals, the Group completed the acquisition of 100% equity stake in Mayskoye LLC. The Group and the Equity Buyers signed a legally binding supplement to the Agreement under which the Equity Buyers have chosen the option to receive 15,925,000 Polymetal’s common shares for the 91% equity stake in Mayskoye LLC (see Note 18). The value of shares issued of $152.7 million was provided in lieu of cash of $95.5 million plus the call option settlement value of $57.2 million.

This acquisition was accounted for using the purchase method.

Assets acquired and liabilities assumed at the date of acquisition

Machinery and equipment	18,860
Construction-in-progress	16,099
Non-current deferred tax asset	15,266
Mineral rights	9,540
Receivable from Equity Buyers	95,415
Inventories and spare parts	29,210
Taxes receivable	8,157
Current deferred tax asset	1,243
Short-term debt	(80,000)
Long-term debt	(24,852)
Other liabilities, net	(3,489)

Net assets acquired	85,449

Cash consideration paid	14
Call option issued (Note 28)	11,460
Par value of cash or share consideration	95,415
Liability to the Equity Buyers	137

Goodwill	21,577

Goodwill is mainly attributable to the synergy expected as a result of the acquisition and was not assigned to a reportable segment. The goodwill is not deductible for income tax purposes.

From the date of acquisition to 31 December 2009, Mayskoye LLC contributed a net loss of approximately U.S. Dollar 7,921. The acquisition of Mayskoye LLC would have contributed a net loss of approximately U.S. Dollar 9,897 (unaudited) from January 1, 2009 through 31 December 2009, had the acquisition occurred in the beginning of 2009. This amount has been calculated after applying the Group’s accounting policies. Mayskoye LLC was in the development stage and did not generate any revenue during 2009.

JSC Varvarinskoye

In October 2009, the Group acquired 100% of shares in Three K Exploration and Mining Limited (“Three K”) which owns JSC Varvarinskoye in Kazakhstan (“Varvarinskoye”) from Orsu Metals Corporation, an unrelated party. The Group acquired Varvarinskoye as it holds the mining license for Varvara gold-copper deposit located in Kazakhstan. Under the terms of the sale and purchase agreement, the Group acquired shares for a cash consideration of U.S. Dollar 8,000 and contingent consideration of up to a maximum of U.S. Dollar 12,000 (with estimated fair value of U.S. Dollar 3,419 as at the date of acquisition), calculated using a formula where published future prices of gold and copper are compared to gold strike price applied pursuant to the terms of the gold forward purchase contracts entered into (see Note 29) and copper fixing price as published by the LME as at the date when the gold forward purchase contracts mentioned above are entered into. The acquisition-related costs comprised U.S. Dollar 1,496 and have been included in the “other operating expenses” of the consolidated statement of operations.

Prior to the acquisition Three K and Varvarinskoye held certain debt and hedging obligations with a syndicate of banks including Investec Bank Ltd, Investec Bank Plc, Nedbank Limited and Natixis Bank (collectively, the “Syndicate of Banks”). Specifically:

(a)	Debt obligations in the amount of U.S. Dollar 85,660 (see Note 16); and

(b)	A flat forward gold sales contract (see Note 29) based on the expected production of gold at Varvara field. The flat forward sales contract has a total notional amount of 320,160 ounces of gold at the fixed forward price of U.S. Dollar 574.25 per ounce and has monthly settlement dates between November 2009 and April 2014.

In October 2009 the Group entered into a flat forward gold purchase contract at the fixed forward price of U.S. Dollar 1,129.65 per ounce, with the same notional amount and monthly settlement dates as the aforementioned flat forward gold sales contract (see Note 29). The gold forward purchase contract economically locks in the losses on the existing flat forward gold sales contract.

As a result of the execution of the offsetting transaction, the Group will be liable to pay a net settlement amount on each delivery date (at the end of each month for the period starting from 30 September 2009 to April 30, 2014). If any settlement is not paid on its applicable delivery date, such settlement amount will accrue interest at 3 months LIBOR 3% and shall be payable on 31 December 2013 (35% of the total and all interest accrued thereon to date) and on 31 December 2014 (the full balance of the settlement amount and all interest accrued thereon to date). In addition, a cash sweep mechanism will apply to all free cash flows generated by Varvarinskoye until all the obligations are fully repaid.

The Group has provided the Syndicate of Banks with a corporate guarantee of U.S. Dollar 90,000, which may be called upon in certain limited circumstances.

The acquisition was accounted for using the purchase price method.

Assets acquired and liabilities assumed at the date of acquisition

Property, plant and equipment	137,213
Mineral rights	8,990
Non-current deferred tax asset	2,993
Inventories and spare parts	27,833
VAT receivable	8,236
Current deferred tax asset	5,149
Cash and cash equivalents	4,339
Other assets, net	882
Derivative financial instruments, net	(157,199)
Long-term debt	(76,314)
Accounts payable and accrued liabilities	(10,342)
Reclamation and mine closure obligation (Note 17)	(9,197)

Net liabilities acquired	(57,417)

Cash consideration paid	8,000
Contingent consideration payable	3,419
Goodwill	68,836

Goodwill arose in the business combination because the cost of the acquisition includes amounts in relation to the benefits of expected revenue and business growth by obtaining a more competitive position for the acquisition of new licenses in the region. The goodwill related to the acquisition was assigned to the Varvara segment. It is not deductible for tax purposes.

Since its acquisition date and through December 31, 2009, Varvarinskoye contributed revenues of U.S. Dollar 21,981 and net loss of U.S. Dollar 94 to the Group. The acquisition of Varvarinskoye would have contributed revenue of U.S. Dollar 98,512 (unaudited) and a net loss of approximately U.S. Dollar 37,478 (unaudited) during the period from January 1, 2009 through December 31, 2009, if the acquisition had occurred in the beginning of 2009. These amounts have been calculated after applying the Group’s accounting policies and adjusting the results of Varvarinskoye to reflect the additional depreciation and amortization arising from the purchase price allocation.

Kvartsevyi Mine LLC

On April 2009, the Company signed a non-binding memorandum of understanding with four Russian private companies, unrelated parties, under which the Company could acquire 100% of Kvartsevyi Mine LLC (“RK”) in exchange for 10,000,000 of its shares. RK owns the mining license for the Sopka Kvartsevaya gold and silver deposit and a 100% stake in Vneshstroygroup LLC, owning the mining license for Dalniy gold and silver deposit, which are located in the Severo-Evensky district of the Magadan region of Russia. In addition to the license areas, RK owns mining fleet and infrastructure at the Sopka mine site. The Group expects to supply ore mined at RK to one of its processing facilities in the Magadan region.

In October 2009, the Group acquired a 100% interest in RK from four Russian private companies for a cash consideration of U.S. Dollar 3,391 and 10,000,000 of Polymetal’s common shares (see Note 18) valued at transaction date at U.S. Dollar 90,600.

The acquisition was accounted for using the purchase price method.

Assets acquired and liabilities assumed at the date of acquisition

Mineral rights	110,000
Property, plant and equipment	34,675
Inventories and spare parts	10,425
Investments	7,429
Other assets, net	5,566
Long-term debt	(19,651)
Non-current deferred tax liabilities	(17,059)
Reclamation and mine closure obligation (Note 17)	(1,363)

Net assets acquired	130,022

Cash consideration paid	3,391
Shares consideration paid	90,600

Excess fair value of acquired net assets over cost	36,031

Excess of fair value of acquired net assets over cost of U.S. Dollar 36,031 arose primarily due to the Company’s competitive position in negotiations due to the fact that the Group is the only owner of processing facilities in that region.

From the date of acquisition to December 31, 2009, RK contributed a net loss of U.S. Dollar 4,117. The acquisition of RK would have contributed a net loss of approximately U.S. Dollar 4,280 (unaudited) from January 1, 2009 through December 31, 2009, had the acquisition occurred in the beginning of 2009. This amount has been calculated after applying the Group’s accounting policies. At the acquisition date RK had started the ore extraction process but was yet to generate any revenue during 2009.

CJSC Prospectors Artel “Ayax”

In January 2009, the Group purchased 4,166 shares (10.39%) in CJSC Prospectors Artel “Ayax” (“Ayax”) from Silver Ster Ltd., a subsidiary of unrelated party Ovoca Gold Plc. for U.S. Dollar 3,926 in cash. Ayax owns the mining license for the Goltsovoye silver deposit, which is located in the Magadan region of Russia. In addition to the license Ayax owns a mining fleet and infrastructure at the Goltsovoye mine site. Verda Financial Ltd. (“Verda”), an unrelated party, acquired the remaining 89.61% of Ayax.

Simultaneously with these transactions, the Company signed a non-binding letter of intent with Verda, which provided the Company the right to purchase the 89.61% interest in Ayax in exchange for 7,500,000 of the Company’s common shares. As part of this agreement, the Company provided a loan of U.S. Dollar 10,000 to Verda, which it used to finance the acquisition of the 89.61% interest in Ayax. This loan was repayable to the Company upon the completion of the acquisition of the shares from Verda or upon the decision by the Company to cancel the letter of intent.

In October 2009, the Group acquired the remaining 35,934 shares (89.61%) in Ayax from Verda Financial Ltd., an unrelated party, for 7,500,000 of the Company’s common shares (see Note 18). The loan of U.S. Dollar 10,000 was repaid by Verda upon the purchase of these shares.

Ayax does not meet the definition of a business under ASC 805 thus it was accounted for as the acquisition of a group of assets. The allocation of the fair value of the consideration between the individual assets acquired or liabilities assumed was as follows:

Assets acquired and liabilities assumed at the date of acquisition

Mineral rights	97,019
Property, plant and equipment	5,569
Other assets	1,450
Non-current deferred tax liability	(17,276)
Long term debt	(14,848)
Accounts payable	(2,588)

Net assets acquired	69,326

Cash consideration paid	3,926
Shares consideration paid	65,400

Proforma (unaudited)

The following unaudited proforma of the consolidated results of operations assume that the acquisition of the subsidiaries was completed as at January 1, 2009 for the year shown below:

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Revenue	659,249	531,392
Net income/(loss)	43,997	(48,453)
Basic earnings/(loss) per share	0.14	(0.16)
Weighted average number of shares used in the computation of basic earnings per share	322,343,391	312,450,725
Diluted earnings/(loss) per share	0.13	(0.16)
Weighted average number of shares used in the computation of diluted earnings per share	331,025,789	312,450,725

These amounts have been calculated after applying the Group’s accounting policies and adjusting the results of Varvarinskoye to reflect the additional depreciation and amortization arising from the purchase price allocation.

Other acquisitions

In August 2008, the Group acquired 100% of shares in Ural Exploration Enterprise LLC (a development stage enterprise), which holds the license for gold exploration and mining in Degtyarnoe field, from Russian Copper Company, an unrelated party, for U.S. Dollar 6,203. Amounts of mineral rights and attributable deferred tax liabilities acquired amounted to U.S. Dollar 7,989 and U.S. Dollar 1,834, respectively. The residual amount of U.S. Dollar 48 represents other current assets and liabilities.

Disposal of subsidiaries

In February 2008, the Group contributed 100% of the shares in CJSC Enisey Mining and Geological Company and Imitzoloto LLC, holding Anenskoye and Aprelovskoye gold mining licenses, respectively, to form the joint venture with AngloGold Ashanti Limited (see Note 11).

The book value of the net assets disposed was as follows:

Assets and liabilities disposed of as at the date of disposal

Goodwill	1,792
Property, plant and equipment	4,820
Cash and cash equivalents	13,448
Deferred tax liability	(1,113)
Other liabilities, net	(2,017)

Net assets disposed of	16,930

5.	Inventories and Spare Parts

	December 31,	December 31,
	2009	2008

Consumables and spare parts	137,061	95,472
Ore stock piles	51,113	47,225
Work-in-process	73,331	48,912
Doré	15,891	81
Refined metals	7,090	3,840
Other	—	558

Total	284,486	196,088

During the year ended December 31, 2008, management of the Group identified a balance of ore stock piles which had a lower content of precious metals. Management determined that the net realizable value of such ore was lower than its cost. Accordingly, the Group wrote down this inventory, in the amount of U.S. Dollar 10,583 at December 31, 2008 (see Note 21). The write-down adjustment related to the Khakanja segment.

6.	VAT RECEIVABLE

	December 31,	December 31,
	2009	2008

Short-term VAT receivable	77,323	62,718
Long-term VAT receivable	7,799	13,953

Total	85,122	76,671

Long-term value-added tax (“VAT”) receivable primarily represents VAT balances resulting from operating activities which are not expected to be recovered within the next calendar year due to specific requirements of the tax regulations. The Group’s management believes that these balances are fully recoverable from the tax authorities when the respective operating activities qualify as being deductible for VAT purposes.

7.	DEFERRED TAX

The components of deferred tax assets and liabilities were as follows:

	December 31,	December 31,
	2009	2008

Deferred tax assets:
Tax losses carried forward	39,835	7,308
Reclamation and mine closure obligation	8,607	5,226
Accounts payable and accrued liabilities	6,769	1,237
Property, plant and equipment	6,004	3,216
Other current assets	6,152	2,583
Inventories and spare parts	2,713	2,712
Other non-current assets	781	1,124

Total deferred tax assets	70,861	23,406

Deferred tax liabilities:
Inventories and spare parts	(4,465)	(6,338)
Property, plant and equipment	(86,025)	(29,458)
Accounts payable and accrued liabilities	(381)	—
Other current assets	(224)	—

Total deferred tax liabilities	(91,095)	(35,796)

Net deferred tax liabilities	(20,234)	(12,390)

Net deferred income tax liabilities consist of:

	December 31,	December 31,
	2009	2008

Non-current deferred tax assets	30,118	17,779
Current deferred tax assets	12,833	5,627
Non-current deferred tax liabilities	(60,519)	(29,458)
Current deferred tax liabilities	(2,666)	(6,338)

Net deferred tax liabilities	(20,234)	(12,390)

Tax losses carried forward represent the amounts available for offset against future taxable income generated by CJSC Magadan Silver, JSC Okhotskaya Mining and Exploration Company, JSC Varvarinskoye and the Company during the period up to 2019. Each legal entity within the Group represents a separate tax-paying component for income tax purposes. The tax losses of one entity cannot be used to reduce taxable income of other entities in the Group.

As at December 31, 2009 and 2008 the aggregate tax losses carried forward were U.S. Dollar 199,175 (Roubles 6,023,052 thousand) and U.S. Dollar 36,542 (Roubles 1,073,629 thousand), respectively. The Group’s tax losses carried forward expire as follows:

December 31,
2009

Year ended December 31,
2010	540
2011	705
2012	730
2013	502
2014	2,783
2015	9,093
2016	92,401
2017	22,963
2018	38,060
2019	31,398

Total	199,175

The deferred tax assets for the respective periods were assessed for recoverability. No valuation allowance has been recorded as at December 31, 2009 and 2008. Although realization is not assured, management concluded that it is more-likely-than-not that the deferred tax assets will be realized based on the available evidence, including the timing of projected income from operating activities. The amount of the net deferred tax assets considered realizable, however, could change in the near term if actual future income or income tax rates differ from that estimated, or if there are differences in the timing or amount of future reversals of existing taxable or deductible temporary differences.

The Group does not recognise a deferred tax liability on undistributed earnings of its Russian subsidiaries as according to the tax legislation distribution of the subsidiary’s earnings is tax free. There are no available distributable earnings in the Kazakhstan subsidiary and hence no deferred tax is provided.

8.	OTHER CURRENT ASSETS

	December 31,	December 31,
	2009	2008

Taxes receivable	7,100	11,941
Other receivables	5,133	4,472
Other current assets	6,616	7,449
Trade receivables	1,601	—

Total	20,450	23,862

9.	PROPERTY, PLANT AND EQUIPMENT

	December 31,	December 31,
	2009	2008

Mineral rights	355,486	135,795
Buildings and underground workings	324,306	221,742
Construction-in-progress	297,792	119,408
Machinery and equipment	262,976	141,354
Transport and other	71,568	42,263

Total cost	1,312,128	660,562

Accumulated depreciation and depletion	(224,625)	(182,673)

Net book value	1,087,503	477,889

Construction-in-progress is not being depreciated as it was not yet put into use as at December 31, 2009 and 2008, respectively. Construction-in-progress principally includes long-term deferred exploration expenditures which amounted to U.S. Dollar 74,413 and U.S. Dollar 52,627 at December 31, 2009 and 2008, respectively. Construction-in-progress also includes other significant items such as expenses related to the construction of production facilities at Albazino Resources Ltd of U.S. Dollar 76,105 and U.S. Dollar 5,748 and at Mayskoye LLC of U.S. Dollar 39,940 and nil as at December 31, 2009 and 2008, respectively, with the remainder relating to advance payments for property, plant and equipment, and other construction in progress.

Mineral rights of the Group are comprised of mineral rights acquired by the Group upon purchase of subsidiaries. Accumulated depletion of mineral rights was U.S. Dollar 40,579 and U.S. Dollar 32,978 at December 31, 2009 and 2008, respectively.

At December 31, 2009, property, plant and equipment included leased assets with net book value of U.S. Dollar 10,633 (all of which was machinery). At December 31, 2008, no property, plant and equipment was under the capital lease agreements.

During the years ended December 31, 2009 and 2008, cumulative capitalized interest included in property, plant and equipment amounted to U.S. Dollar 17,086 and 3,816, respectively.

Property, plant and equipment with a total net book value of U.S. Dollar 161,654 (including mineral rights with net book value of U.S. Dollar 8,990) was pledged as collateral to secure the Group’s borrowings at December 31, 2009 (see Note 16). No property, plant and equipment were pledged as collateral at December 31, 2008.

10.	GOODWILL

	December 31,	December 31,
	2009	2008

Opening balance	23,741	30,141
Additions (Note 4)	90,413	—
Disposals (Note 4)	—	(1,792)
Translation effect	1,575	(4,608)

Total	115,729	23,741

11.	INVESTMENTS IN EQUITY METHOD INVESTMENTS

Investments in equity method investments as at December 31, 2009 and 2008 consisted of the following:

	December 31, 2009		December 31, 2008
	Voting	Carrying	Voting	Carrying
	power %	value	power %	value

Asgat Polymetal LLC	—	—	50	225
Joint Venture with AngloGold Ashanti Limited	50	17,047	50	17,899

Total		17,047		18,124

In February 2008, the Company signed an agreement to set up a strategic alliance and a joint venture with AngloGold Ashanti Limited (the “JV”). Within the framework of this agreement each party owns 50% in the JV, to which the Company contributed its shares in CJSC Enisey Mining and Geological Company and Imitzoloto LLC, holding Anenskoye and Aprelovskoye gold mining licenses (see Note 4), respectively, and made cash contribution of U.S. Dollar 14,298. The JV was set up in order to execute development projects in several territories of the Russian Federation.

Currently, the JV’s development projects are at an early stage: the research activities have begun and payments are being made to the geological and engineering companies, however proven and probable reserves have not yet been identified. The Group does not expect to start production and generate cash flows from precious metal sales in near future. Until proven and probable reserves have been identified and measured, uncertainty exists regarding the recoverability of the investment in the JV.

The aggregate financial position and results of operations of the JV are as follows:

	December 31,	December 31,
	2009	2008

Non-current assets	85,496	74,078
Current assets	53	7,705
Non-current liabilities	(28,598)	(50,763)
Current liabilities	(1,618)	(3,074)

		From February 14,
		2008 (inception
	Year ended	date) to
	December 31,	December 31,
	2009	2008

Net loss	684	16,786
Group’s share in joint venture’s net loss	342	8,393

12.	LONG-TERM LOANS TO RELATED PARTIES

		December 31,	December 31,
	Interest rate	2009	2008

Prime LLC (notes)	nil	4,591	—
Accord-Invest LLC	10.50%	—	5,260
Employees	6%	1,855	839
Other		3,269	2,115

Total (Note 31)		9,715	8,214

In November 2009, following the restructuring of the ICT group, the Group transferred the legal rights to claim all amounts receivable from Akkord-Invest LLC to Prime LLC. Accord-Invest LLC and Prime LLC together with the

Company were under common control of the ICT group, the parent company (see Note 1). As a consideration for the legal rights assumed, Prime LLC has issued a non-interest-bearing note with a stated maturity beyond November 2010 and a par value of U.S. Dollar 5,832 (Roubles 168,281 thousand as at December 31, 2009) which equalled the face value of the loan to Akkord-Invest LLC plus accrued interest. The fair value of the note issued by Prime LLC was estimated as U.S. Dollar 4,591 as at December 31, 2009.

Carrying values of the other long-term loans provided to related parties as at December 31, 2009 and 2008 approximated their fair value.

13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,	December 31,
	2009	2008

Trade payables	52,397	18,571
Accrued liabilities	11,984	6,769
Other	3,549	3,398

Total	67,930	28,738

Trade accounts payable as at December 31, 2009 include accounts payable balances of Mayskoye LLC and Kvartsevyi Mine LLC, subsidiaries acquired during 2009 (see Note 4) in the amount of U.S. Dollar 8,130 and U.S. Dollar 2,051, respectively. Trade accounts payable of U.S. Dollar 19,281 relate to the construction of production facilities at the Amursk-Albazino region segment.

14.	SHORT-TERM DEBT AND CURRENT PORTION OF LONG-TERM DEBT

	Interest rate (actual rate
	as at December 31,	December 31,	December 31,
	2009)	2009	2008

Debt from third parties
U.S. Dollar denominated
VTB	LIBOR + 5% (6.68%)	—	100,297
UniCredit Bank	LIBOR + 3.25% (4%)	—	45,066
Raiffeisen Bank	1m LIBOR + 5.75% (5.99%)	23,235	—
Current portion of long-term debt (Note 16)		81,667	—

Total U.S. Dollar denominated		104,902	145,363
Russian Rouble denominated
Bank of Khanty-Mansiysk	15%	—	34,491
Other		604	—

Total Russian Rouble denominated		604	34,491
Total debt from third parties		105,506	179,854

Debt from related parties Russian Rouble denominated
Nomos-Bank	13%	3,306	—
Nomos-Bank	18%	61	49,523
Other		—	199
Current portion of long-term debt (Note 16)		—	86,793

Total from related parties		3,367	136,515

Total		108,873	316,369

Funds obtained through long-term borrowings (see Note 16) were used to repay short-term borrowings outstanding as at December 31, 2008.

As at December 31, 2009, the Group pledged 512,033 of its treasury shares, with carrying value of U.S. Dollar 3, as collateral for the loan from Nomos-Bank (see Note 18).

15.	CAPITAL LEASE LIABILITIES

The Group entered into certain Russian Rouble denominated financial leases for machinery, equipment and transport vehicles.

Future minimum lease payments for the assets under capital leases as at December 31 are as follows:

	December 31,	December 31,
	2009	2008

Current Portion	2,928	—
Long-term portion	4,857	—

Present value of minimum lease payments	7,785	—
Interest payable over the term of lease	2,272	—

Total future minimum lease payments	10,057	—

The table below summarizes the maturities of the capital lease liabilities:

December 31,
2009

Year ended December 31,
2010	4,296
2011	3,674
2012	2,087

Total	10,057

16.	LONG-TERM DEBT

	Interest rate (actual rate as at	December 31,	December 31,
	December 31, 2009)	2009	2008

Debt from third parties
U.S. Dollar denominated
VTB	3m LIBOR + 6.3% (6.55%)	150,000	—
UniCredit bank	1m LIBOR + 6% (6.25%)	70,000	—
Raiffeisen Bank	1m LIBOR + 5% (5.23%)	100,000	—
Syndicate of Banks (Note 4)	3m LIBOR+3% (3.25%)	85,572	—
Less current portion of long-term debt (Note 14)		(81,667)	—

Total debt from third parties		323,905	—

Debt from related parties
Russian Rouble denominated
Nomos-Bank	18%	—	86,793
Less current portion of long-term debt (Note 14)		—	(86,793)

Total Russian Rouble denominated		—	—
Euro denominated
Nomos-Bank	EURIBOR + 4.6%- EURIBOR + 5.4% (5.688%- 6.488%)	7,388	—

Total Euro denominated		7,388	—

Total debt from related parties		7,388	—

Total		331,293	—

The table below summarizes the maturities of the long-term debt:

December 31,
2009

Year ended December 31,
2010	81,667
2011	13,333
2012	225,000
2013	29,893
2014	55,679
2015	3,116
2016	4,272

Total	412,960

VTB

In December 2009, the Group received a long-term facility from VTB which allows the Group to borrow funds, denominated in U.S Dollars, up to U.S. Dollar 150,000 to repay short-term debt provided by VTB (see Note 14) and to finance its current operations. The credit facility is valid until June 2012. Interest is payable monthly and based on 3 months LIBOR plus 6.3% annually, which resulted in an interest rate of 6.55% as at December 31, 2009.

The repayment of this long-term facility is guaranteed with a pledge of revenues under the sales agreement with VTB (see Note 32). Covenants to this long-term facility require the Group to maintain certain financial ratios, prohibit any change to the general nature of the business. At December 31, 2009, under the most restrictive covenant, the Group assets cannot be pledged without written consent of VTB.

UniCredit Bank

In August 2009, the Group received a long-term facility from UniCredit Bank which allows the Group to borrow funds, denominated in U.S. Dollars, up to U.S. Dollar 40,000 to finance its current operations. The credit facility is valid until February 2011. Interest is payable monthly and based on 1 month LIBOR plus 6%, which resulted in a rate of 6.26% as at December 31, 2009.

In September 2009, the Group received a long-term facility from UniCredit Bank which allows it to borrow funds, denominated in U.S. Dollars, up to U.S. Dollar 30,000 to finance its current operations. The credit facility is valid until December 2010. Interest is payable monthly based on 1 month LIBOR plus 6% annually, which resulted in a rate of 6.24% as at December 31, 2009.

Covenants related to the long-term facility require the Group to maintain certain financial ratios, prohibit any change to the general nature of the business and limit the disposal of assets. At December 31, 2009, under the most restrictive covenant, the Group is not allowed to give guarantees to third parties to an amount exceeding U.S. Dollar 50,000 without the written consent of UniCredit Bank.

Raiffeisen Bank

In December 2009, the Group received a long-term credit line from Raiffeisen Bank which allows the Group to borrow funds, denominated in U.S. Dollars, up to U.S. Dollar 100,000 to finance its current operations and to refinance other long-term facilities. The credit facility is valid until March 2012. Interest on amounts drawn is payable monthly, based on LIBOR plus 5%, which resulted in a rate of 5.23% as at December 31, 2009. Since November 1, 2010 the interest rate applicable to each interest period will be based on 1 month LIBOR plus 7%.

Covenants related to the long-term facility require the Group to maintain certain financial ratios, limit the disposal of assets. At December 31, 2009, under the most restrictive covenant, 10% of the Group’s total assets cannot be pledged or alienated.

Nomos-Bank

In September 2009, the Group received two long-term credit facilities from Nomos-Bank, a related party, which allow the Group to borrow funds, denominated in Euro, up to U.S. Dollar 6,839 and U.S. Dollar 2,322 (Euro 4,767 thousand and Euro 1,626 thousand as at December 31, 2009) to finance the purchase of equipment for Amur Hydrometallurgical Plant LLC. The credit facilities are valid until April and March 2016, respectively. Interest is payable monthly and based on EURIBOR plus 5.4% and EURIBOR plus 4.6% annually, which resulted in rates of

6.488% and 5.688% as at December 31, 2009, respectively. As at December 31, 2009, the outstanding balance under these credit facilities was U.S. Dollar 4,272 (the available undrawn balance was U.S. Dollar 4,889).

In July 2009, the Group received a long-term facility from Nomos-Bank which allows the Group to borrow funds, denominated in Euro, up to U.S. Dollar 13,356 (Euro 9,310 thousand as at December 31, 2009) to finance the purchase of equipment for Amur Hydrometallurgical Plant LLC. The credit facility is valid until December 2015. Interest is payable quarterly based on EURIBOR plus 4.85%, which resulted in a rate of 5.857% as at December 31, 2009. As at December 31, 2009, the outstanding balance under this credit facility was U.S. Dollar 3,116 (the available undrawn balance was U.S. Dollar 10,240).

In November 2008, the Group received a long-term facility from Nomos-Bank which allows the Group to borrow funds, denominated in Russian Roubles, up to U.S. Dollar 99,193 (Roubles 3,000,000 thousand as at December 31, 2009) to finance current operations. The loan facility is valid until November 2011. Interest is payable monthly, based on a fixed rate determined by Nomos-Bank for each tranche but not exceeding 20%. As at December 31, 2009, the outstanding balance under this long-term loan facility was nil.

The repayment of these long-term facilities is guaranteed with a pledge of revenues under the sales contracts with Nomos-Bank (see Note 32). Covenants to these facilities require the Group to maintain certain financial ratios, prohibit any change to the general nature of the business and limit the disposal of assets. At December 31, 2009, under the most restrictive covenant, the subsidiary of the Group, Trade House Polymetal LLC, is not allowed to pledge property at the amount greater than U.S. Dollar 10,000 without the written consent of the Nomos-Bank. Subsidiaries of the Group OJSC Okhotskaya Mining and Exploration Company, CJSC Gold Company of Northern Urals and CJSC Magadan Silver are not permitted to pledge or alienate property with a carrying value greater than 20% of their net assets.

Syndicate of Banks

Upon the acquisition of JSC Varvarinskoye (see Note 4) the Group assumed a long-term loan of U.S. Dollar 85,660, payable to the Syndicate of Banks including Investec Bank Ltd, Investec Bank Plc, Nedbank Limited and Natixis Bank (“Syndicate of Banks”). Nominal interest rate is three months LIBOR plus 3% per annum during the term. A cash sweep will apply to all free cash flows generated from JSC Varvarinskoye. In accordance with the cash sweep agreement, on each day following the quarter-end JSC Varvarinskoye shall pay 100% of the amount by which cash inflow for the quarter exceeds U.S. Dollar 5,000. The rest of the obligation (U.S. Dollar 85,660 plus capitalized interest less repayment under the cash sweep mechanism) becomes due in 2013 (35% of the total) and 2014 (65% of the total). Fair value of the long-term obligation at the date of acquisition was estimated as U.S. Dollar 74,735. Effective interest rate is 9.63%.

In addition to the loan described above, the Group assumed obligations under the flat forward gold sales and purchase contracts (see Note 4 and 29). As at December 31, 2009 the Group has not settled its liability under these contracts and the related amount outstanding and included in long-term debt as at December 31, 2009 is U.S. Dollar 10,007, in addition to the derivative amount outstanding (see Note 29). The interest rate is three months LIBOR plus 3% per annum during the term. A cash sweep will apply to all free cash flows generated from JSC Varvarinskoye. In accordance with the cash sweep agreement, on each date following the end of each quarter JSC Varvarinskoye shall pay 100% of the amount by which cash inflow for the quarter exceeds U.S. Dollar 5,000. The rest of the obligation becomes due in 2013 (35% of the total) and 2014 (65% of the total).

As at December 31, 2009, property, plant and equipment with total net book value of U.S. Dollar 161,654 was pledged as collateral for the loan from the Syndicate of Banks (see Note 9).

As at December 31, 2009, the total balance available for drawing down under existing loan facilities is U.S. Dollar 28,485.

The Group is in compliance with all restrictive provisions of the loan agreements as at December 31, 2009.

The loss on extinguishment of debt in 2009 was as a result of the early repayment of the long-term debt acquired on the acquisition of ZK Mayskoye LLC.

17.	RECLAMATION AND MINE CLOSURE OBLIGATION

Reclamation and mine closure obligation includes decommissioning and land restoration costs and is recognized on the basis of existing project business plans as follows:

	December 31,	December 31,
	2009	2008

Beginning balance	26,128	8,035
Additional obligation recognized from the business combinations occurred during the year (Note 4)	10,560	9,582
Obligation arose during the year	7,160	—
Revision of estimated future cash flows	(3,230)	10,230
Accretion of reclamation and mine closure obligation (Note 21)	2,895	1,357
Translation effect	(509)	(3,076)

Total	43,004	26,128

The Group does not have assets that are legally restricted for purposes of settling asset retirement obligations.

18.	SHAREHOLDERS’ EQUITY AND EARNINGS PER SHARE

As at December 31, 2009 and 2008, the authorized share capital of the Company comprised of 2,275,625,000 ordinary shares with a par value of Rouble 0.2 per share.

As at December 31, 2009 and 2008, the issued share capital of the Company comprised 399,375,000 and 315,000,000 ordinary shares, respectively, with a par value of Rouble 0.2 per share. As at December 31, 2009 and 2008, the outstanding share capital of the Company comprised 357,924,643 and 315,000,000 ordinary shares with a par value of Rouble 0.2 per share, respectively. The Group held 41,450,357 and nil treasury shares as at December 31, 2009 and 2008 respectively. No preference shares were issued or outstanding.

In October 2009, the Company issued 42,949,643 ordinary shares with par value of Roubles 0.2 per share:

(a)	9,524,643 ordinary shares by way of a closed subscription. The proceeds from issuance comprised U.S. Dollar 87,864 in cash;

(b)	10,000,000 and 7,500,000 ordinary shares in exchange for 100% of Kvartsevyi Mine LLC and 89.61% in CJSC Prospectors Artel “Ayax”, respectively (see Note 4);

(c)	15,925,000 ordinary shares as execution of the call option written by the Company at acquisition of Mayskoye Gold Mining Company LLC (see Note 4, 28).

In October 2009, the Company also transferred 41,425,357 newly issued ordinary shares to JSC Polymetal Management, the Company’s 100% subsidiary. The transfer of these newly issued shares has been accounted for as an increase in share capital and an increase in treasury shares of U.S. Dollar 258. As at December 31, 2009, the Group pledged 512,033 of its treasury shares, with carrying value of U.S. Dollar 3, as collateral for the loan from Nomos-Bank (see Note 14).

Reserves available for distribution to shareholders are based on the statutory financial statements of the Company as a stand-alone entity, which are prepared in accordance with RAR, and which differ significantly from U.S. GAAP. Russian legislation identifies the basis of distribution as accumulated profit. However, current legislation and other statutory regulations dealing with distribution rights are open to legal interpretation; consequently, actual distributable reserves may differ from the amount of accumulated profit under Russian statutory accounting rules.

During 2009 the Group had potentially dilutive securities, namely a call option issued by the Group in respect of business acquisitions (see Note 4, 28) and subsequently settled during the year. During 2008 the Group had potentially dilutive securities, namely the Group’s share option plan, which was established in 2007 (see Note 19).

Basic/diluted earnings per share were calculated by dividing net income/(loss), as appropriate, by the weighted average number of outstanding common shares before/after dilution. The calculation of the weighted average number of outstanding common shares after dilution is as follows:

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Weighted average number of outstanding common shares	322,343,391	312,450,725
Weighted average number of outstanding common shares after dilution	322,343,391	312,450,725

As the Group generated a net loss for the year ended December 31, 2008, the share options were anti-dilutive and therefore excluded from the calculation of diluted loss per share. Accordingly basic and diluted loss per share were equal for the year ended December 31, 2008. The call option in 2009 was also anti-dilutive and accordingly basic and diluted earnings per share were equal for the year ended December 31, 2009.

19.	SHARE-BASED PAYMENTS

In 2007, the Group established a share option plan (the “Option Plan”) for executive directors and senior employees of the Group.

The number of shares which a qualifying participant was entitled to was determined by the Board of Directors on March 1, 2007. The options vested over a three year period from the grant date, contingent on continued employment with the Group.

In accordance with the Option Plan among other conditions the qualifying participant had the right to early redemption and acquisition of all shares in an event of a change in the Group’s controlling shareholders’ structure. As a result of such change (see Note 1) all share options fully vested in June 2008, triggering an accelerated charge to the statement of operations (see Note 25).

A summary of the Group’s Option Plan is presented below:

Weighted
		Weighted	average fair
		average exercise	value of options	Aggregate
	Number of	price (per share),	(per share),	intrinsic value,
	shares	U.S. Dollar	U.S. Dollar	U.S. Dollar

Outstanding at January 1, 2008	5,540,323	0.04	6.97	38,848
Exercised	(5,540,323)	0.04	6.97	(38,848)
Forfeited	—	—	—	—

Outstanding at December 31, 2008	—	—	—	—

20.	REVENUES

	Year ended	Year ended
	December 31,	December 31
	2009	2008

Sales to third parties
VTB	151,825	115,399
Gazprombank	56,422	26,603
Trafigura	11,730	—
Metalor S. A.	10,251	—
Sberbank	—	235,906
ABN Amro Bank	—	108,970
Uralsib	—	12,167

Total sales to third parties	230,228	499,045
Sales to related parties
Nomos-Bank	325,855	—

Total sales to related parties	325,855	—

Total metal sales	556,083	499,045

Other sales	4,654	3,686

Total	560,737	502,731

Revenue from transactions with individual customers which composed 10% (or more) of the Group’s total revenue analysed by reporting segments is presented below:

	Year ended December 31, 2009
	Dukat	Khakanja	Voro	Total

Nomos-Bank	170,577	64,107	91,171	325,855
VTB	86,485	34,652	30,688	151,825
Gazprombank	—	23,897	32,525	56,422

Total	257,062	122,656	154,384	534,102

	Year ended December 31, 2008
	Dukat	Khakanja	Voro	Total

Sberbank	83,746	84,550	67,610	235,906
VTB	55,171	27,514	32,714	115,399
ABN Amro Bank	108,970	—	—	108,970

Total	247,887	112,064	100,324	460,275

Revenue analysed by geographical regions is presented below:

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Sales within the Russian Federation	538,756	393,761
Sales to China	11,730	—
Sales to Europe	10,251	108,970

Total	560,737	502,731

Presented below is an analysis of revenue from gold, silver and copper sales:

	Year ended December 31, 2009			Year ended December 31, 2008
	Thousand	Average price			Average price
	ounces/	(U.S. Dollar per		Thousand	(U.S. Dollar per
	tons	troy ounce/ton)	U.S. Dollars	ounces	troy ounce)	U.S. Dollars
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Gold (thousand ounces)	312	982.62	306,576	280	870.73	243,805
Silver (thousand ounces)	16,491	14.67	241,915	17,386	14.68	255,240
Copper (tons)	1,053	7,209.88	7,592	—	—	—

Total			556,083			499,045

21.	COST OF SALES

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Cash operating costs
On-mine costs (Note 22)	103,382	102,364
Smelting costs (Note 23)	116,258	112,892
Mining tax	33,669	30,024
Purchase of ore from a third party	4,615	—
Other costs	—	2,639

Total cash operating costs	257,924	247,919
Depreciation and depletion of operating assets (Note 24)	43,860	46,621
Accretion of reclamation and mine closure obligation (Note 17)	2,895	1,357

Total costs of production	304,679	295,897

Increase in metal inventory	(24,720)	(10,648)
Effect of change in accounting estimates	—	2,616
Write-down of inventory to lower of cost or market	2,622	10,583

Total change in metal inventory	(22,098)	2,551
Cost of other sales	1,835	2,281

Total	284,416	300,729

22.	ON-MINE COSTS

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Consumables and spare parts	41,392	47,962
Services	28,670	21,850
Labour	27,130	23,411
Taxes, other than income tax	4,630	5,544
Other expenses	1,560	3,597

Total (Note 21)	103,382	102,364

23.	SMELTING COSTS

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Consumables and spare parts	51,110	49,902
Services	38,787	33,653
Labour	20,959	23,450
Taxes, other than income tax	3,996	5,550
Other expenses	1,406	337

Total (Note 21)	116,258	112,892

24.	DEPRECIATION AND DEPLETION OF OPERATING ASSETS

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Mining	26,188	26,705
Smelting	17,672	19,916

Total (Note 21)	43,860	46,621

25.	GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Labour	31,808	31,991
Services	9,354	17,270
Share-based payments (Note 19)	—	31,902
Other	10,880	8,979

Total	52,042	90,142

26.	OTHER OPERATING EXPENSES

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Taxes, other than income tax	7,478	6,151
Exploration expenses	8,596	11,123
Social payments	4,372	7,723
Housing and communal services	1,864	—
Loss on disposal of property, plant and equipment	3,401	4,624
Bad debt allowance	2,993	1,135
Acquisition related costs	2,440	1,984
Other expenses	10,562	3,491

Total	41,706	36,231

27.	INCOME TAX

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Current income taxes	37,514	29,865
Deferred income taxes	872	(11,254)

Total income tax expense	38,386	18,611

The actual tax expense differs from the amount which would have been determined by applying the statutory rate of 20% (2008: 24%) to the income before income tax as a result of the application of relevant jurisdictional tax regulations, which disallow certain deductions which are included in the determination of accounting profit. These deductions include share-based compensation, social related expenditures and other non-production costs, certain general, administrative, financing, foreign exchange related and other costs.

A reconciliation between the reported amount of income tax expense attributable to income before income tax that would result from applying the statutory income tax rate for the years ended December 31, 2009 and 2008 is as follows:

	Year ended	Year ended
	December 31,	December 31,
	2009	2008

Income before income tax	132,401	2,881
Statutory income tax expense at the tax rate of 20% (2008: 24%)	26,480	691
Loss incurred in tax-free jurisdictions	485	—
Contingent consideration liability	2,402	—
Share based compensation	—	7,656
Effect of change in enacted tax rate	—	(2,478)
Other permanent tax differences (non-deductible expenses)	9,019	12,742

Total income tax expense	38,386	18,611

In November 2008, the government of the Russian Federation enacted a law decreasing the statutory tax rate from 24% to 20% effective from January 1, 2009. These changes in tax rates resulted in a reduction in the net deferred income tax liability in the amount of U.S. Dollar 2,478 as at December 31, 2008.

As at December 31, 2009, the Group has a liability associated with recognized income tax benefits of U.S. Dollar 3,916 (2008: U.S. Dollar 2,301). The reconciliation of the beginning and ending amount of this liability is as follows:

	December 31,	December 31,
	2009	2008

Beginning balance	2,301	1,839
Additions based on tax position related to the current year	2,092	765
Expiring statute of limitations	(411)	—
Translation effect	(66)	(303)

Total	3,916	2,301

The whole amount would affect the Group’s effective tax rate if recognised.

The Group records penalties and accrued interest related to uncertain tax positions in income tax expense. As at December 31, 2009 and 2008, U.S. Dollar 276 and 362, respectively, were included in the liability for uncertain tax positions for the probable payment of interest and penalties.

The items that are affected by expiring statute of limitations within the next 12 months amount to U.S. Dollar 1,428 (2008: U.S. Dollar 411).

In the normal course of business, the Group is subject to examination by taxing authorities throughout the Russian Federation and Kazakhstan. Out of the large operating companies of the Group, tax authorities audited JSC Okhotskaya GGC, CJSC Serebro Magadana and JSC Varvarinskoye for the period up to 2007, CJSC Zoloto Severnogo Urala for the period up to 2006. According to the Russian and Kazakhstan tax legislation, previously conducted audits do not fully exclude subsequent claims relating to the audited period. No significant adjustments have been proposed by the Federal Tax Service of the Russian Federation and Tax Service of the Republic of Kazakhstan as at December 31, 2009.

28.	FAIR VALUE ACCOUNTING

Effective January 1, 2009, the Group adopted the applicable portions of ASC 820 as referenced in Note 2. ASC 820 establishes a new framework for measuring fair value and expands related disclosures.

The ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Group’s assumptions about market participant assumptions based on best information available. Observable inputs are the preferred source of values. In accordance with ASC 820, these two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices (unadjusted) for identical instruments in active markets;

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 — Prices or valuations that require management inputs that are both significant to the fair value measurement and unobservable.

The Group reviews its fair value hierarchy classification every six months. Changes in significant observable valuation inputs identified during these reviews may trigger reclassification of fair value hierarchy levels of financial assets and liabilities. During the years ended December 31, 2009 and 2008, no such reclassifications occurred.

The following fair value hierarchy table presents information regarding the Group’s liabilities measured at fair value on a recurring basis as at December 31, 2009, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total

Derivative financial instruments, net	—	149,514	—	149,514
Contingent consideration liability	—	—	21,775	21,775

	—	149,514	21,775	171,289

Receivables from provisional copper and gold concentrate sales

The fair value of receivables arising from copper and gold concentrate sales contracts that contain provisional pricing mechanisms is determined using the appropriate quoted forward price from the exchange that is the principal active market for the particular metal. As such, these receivables are classified within Level 2 of the fair value hierarchy. The fair value of the embedded derivative as at December 31, 2009 is minimal.

Derivative financial instruments

The fair value of derivative financial instruments is determined using either present value techniques or option pricing models that utilize a variety of inputs that are a combination of quoted prices and market-corroborated inputs. The fair value of the Group’s derivative contracts is adjusted for credit risk based upon the observed credit default swap spread for each particular counterparty, as appropriate.

Commodity forward contracts

Except for the forward sales contracts entered by JSC Varvarinskoye (see Note 29(a)), the Group’s forward sales contracts qualify for the normal purchase/sales exception. The fair value of commodity forward contracts is determined by discounting contractual cash flows using a discount rate derived from observed U.S. Treasury yield curve rates. Contractual cash flows are calculated using a forward pricing curve derived from market forward prices for each commodity. The commodity forward contracts are classified within Level 2 of the fair value hierarchy.

Call option

In addition to the above instruments outstanding as at December 31, 2009, the call option for the Company’s common shares (see Note 4) was in existence during the year, although it was settled prior to the year end (see

Note 18). The call option for the Company’s common shares was valued using the Monte-Carlo model considering various assumptions, including quoted prices and volatility for the Company’s common shares, time value, risk free rate, as well as other relevant non-market measures. This fair value measurement is based on significant inputs not observable in the market and thus represents Level 3 measurement as defined by ASC 820.

Contingent consideration liability

In 2008, the Group recorded a contingent consideration liability related to the acquisition of 98.1% of shares in OGMC (see Note 4). The fair value of the contingent consideration liability was determined using a valuation model which simulates expected production of gold and silver at the Kubaka mine and future gold and silver prices to estimate future revenues of OGMC.

In 2009, the Group recorded a contingent consideration liability related to the acquisition of 100% of shares in JSC Varvarinskoye (see Note 4). The fair value of the contingent consideration liability was determined using a valuation model which simulates expected future prices of gold, silver and copper, gold strike price applied pursuant to the terms of the gold forward purchase contracts entered into (see Note 29) and copper fixing price as published by the LME as at the date when the gold forward purchase contracts mentioned above is entered into are incorporated.

The contingent consideration liability is classified within Level 3 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the Group’s Level 2 and 3 financial liabilities for the year ended December 31, 2009:

	Level 3
	Contingent
	consideration	Level 3	Level 2
	liability	Call option	Derivatives	Total

Beginning balance	4,523	—	—	4,523
At establishment (Note 4)	3,419	11,460	157,199	172,078
Change in fair value	13,404	39,606	2,332	55,342
Translation effect	429	6,105	—	6,534
Settlement	—	(57,171)	(10,017)	(67,188)

Total	21,775	—	149,514	171,289

Financial instruments also include cash, evidence of ownership in an entity, or contracts that impose an obligation on one party and conveys the right to a second entity to deliver/receive cash or another financial instrument. The information on certain types of financial instruments and their fair values is included elsewhere in this historical financial information as follows: investments in equity method investments — Note 11, long-term loans to related parties — Note 12, and long-term debt — Note 16. As at December 31, 2009 and 2008 the carrying values of cash, accounts receivable, accounts payable and accrued liabilities, short-term debt and loans to related parties approximate their fair values because of the short maturities of these instruments. The estimated fair value of the Group’s long-term debt from third parties, calculated using market interest rates available to the Group as at December 31, 2009, is U.S. Dollar 424,714, and the carrying value as at December 31, 2009 is U.S. Dollar 405,572 (see Note 16). The carrying value of U.S. Dollar 7,388 of the other long-term loans provided by related parties as at December 31, 2009 and 2008 approximated their fair value.

29.	DERIVATIVE FINANCIAL INSTRUMENTS

Presented below is a summary of the Group’s derivative contracts recorded on the balance sheet at fair value.

		December 31,	December 31,
	Balance sheet location	2008	2009

Flat forward gold sales and purchase contracts	Derivatives, net	—	(149,514)
Receivable from provisional copper, gold and silver concentrate sales	Accounts receivable	—	1,601

	Location of gain (loss)	December 31,	December 31,
	recorded in earnings	2008	2009

Flat forward gold sales and purchase contracts	Change in fair value of derivative financial instruments	—	(2,332)
Receivable from provisional copper, gold and silver concentrate sales	Revenue	—	917
Call option	Change in fair value of derivative financial instruments	—	(39,606)

Risk management activities

In the normal course of its operations, the Group is exposed to commodity price, currency, interest rate, liquidity and credit risk. In order to manage these risks, the Group has developed a comprehensive risk management process to facilitate control and monitoring of these risks.

Concentration of credit risk

The Group’s financial instruments do not represent a concentration of credit risk as the Group deals with a number of major banks. Accounts receivable are regularly monitored and assessed and where necessary an adequate level of provision is maintained. Generally, the Group does not require any collateral to be pledged in connection with its investments in the above financial instruments.

Foreign currency and commodity price risk

In the normal course of business the Group enters into transactions for the sale of its commodities, denominated in U.S. Dollars. In addition, the Group has assets and liabilities in a number of different currencies (primarily Russian Rouble and Kazakh Tenge). As a result, the Group is subject to transaction and translation exposure from fluctuations in foreign currency exchange rates. The Group does not currently hedge its exposure to the foreign currency risk.

As at December 31, 2009, the Group held the following derivative financial instruments to protect its exposure to adverse movements in commodity prices:

(a)	Flat forward gold sales and purchase contracts assumed in acquisition of JSC Varvarinskoye (see Note 4). The contracts have total notional amounts of 320,160 ounces of gold; fixed forward sales price of U.S. Dollar 574.25 per ounce and fixed forward purchase price of U.S. Dollar 1,129.65 per ounce; and monthly settlement dates between November 2009 and April 2014.

The Group is liable to pay a net settlement amount on each delivery date. If any settlement is not paid on its applicable delivery date, such settlement amount will accrue interest at three months LIBOR plus 3% and shall be payable on December 31, 2013 (35% of the total and all interest accrued thereon to date) and on December 31, 2014 (the full balance of the settlement amount and all interest accrued thereon to date). In addition, a cash sweep mechanism will apply to all free cash flows generated by Varvarinskoye until all the obligations are fully repaid. As at December 31, 2009 net settlement amount of U.S. Dollar 10,007 has not been paid and was recorded in the “long-term debt” line of the balance sheet (see Note 16).

These contracts have not been designated as hedging instruments. Changes in the fair value are recorded as part of gain/loss on financial instruments in the statement of operations. As the Group has legally enforceable master netting agreement with counterparties, the flat forward gold sales and purchase contracts are presented net in the balance sheet as derivative financial instruments.

During the year ended December 31, 2009 the Group settled derivative contracts resulting in realized derivative losses of U.S. Dollar 955.

The change in fair value of the Group’s derivative financial instruments gave rise to an unrealized derivative loss for the year of U.S. Dollar 1,377.

The Group had the following forward pricing commitments outstanding against future production as at December 31, 2009:

Years	2010	2011	2012	2013	2014

Flat forward gold sales contracts
Amount (ounces)	162,000	152,284	124,000	106,000	40,000
Price (U.S. Dollar per ounce)	574.25	574.25	574.25	574.25	574.25
Flat forward gold purchase contracts
Amount (ounces)	162,000	152,284	124,000	106,000	40,000
Price (U.S. Dollar per ounce)	1,129.65	1,129.65	1,129.65	1,129.65	1,129.65

(b)	Under the long-established structure of sales agreements prevalent in the industry, copper and gold concentrate sales are provisionally priced at the time of shipment. The provisional prices are finalized in a contractually specified future period (generally one to three months) primarily based on quoted LMB prices. Sales subject to final pricing are generally settled in a subsequent month. Because a significant portion of the Group’s copper and gold concentrate sales in a period usually remain subject to final pricing, the forward price is a major determinant of recorded revenues.

London Metal Bulletin (“LMB”) copper prices averaged U.S. Dollar 6,827 per ton since November 2009 when the Group started to produce copper and gold concentrate as a result of acquisition of Varvarinskoye, compared with the Group’s recorded average provisional price of U.S. Dollar 7,210 per ton. The applicable forward copper price at the end of fiscal 2009 was U.S. Dollar 7,226 per ton. During 2009, increasing copper prices resulted in a provisional pricing mark-to-market gain of U.S. Dollar 240 (included in revenue). At December 31, 2009, the Group had copper sales of 336 tons priced at an average of U.S. Dollar 7,226 per ton, subject to final pricing in the first quarter of 2010.

LMB gold prices averaged U.S. Dollar 1,131 per ounce since November 2009, compared with the Group’s recorded average provisional price of U.S. Dollar 1,141 per ounce. The applicable forward gold price at the end of fiscal 2009 was U.S. Dollar 1,194 per ounce. During 2009, increasing gold prices resulted in a provisional pricing mark-to-market gain of U.S. Dollar 677 (included in revenue). At December 31, 2009, the Group had gold sales of 1,117 ounces priced at an average of U.S. Dollar 1,194 per ounce, subject to final pricing in the first quarter of 2010.

Interest rate and liquidity risk

Fluctuations in interest rates impact the value of investments and financing activities, giving rise to interest rate risk. The Group does not currently hedge its exposure to interest rate risk. In the ordinary course of business, the Group receives cash proceeds from its operations and is required to fund working capital and capital expenditure requirements. Substantial contractual arrangements for uncommitted borrowing facilities are maintained with several banking counterparties to meet the Group’s normal contingency funding requirements.

30.	SEGMENTS

The Group has six reportable segments:

Voro (CJSC Gold of Northern Urals);

Khakanja (OJSC Okhotskaya Mining and Exploration Company);

Dukat (CJSC Magadan Silver, CJSC Ayax (see Note 4);

Omolon (JSC Omolon Gold Mining Company, Kvartsevyi Mine LLC (see Note 4);

Amursk-Albazino (Albazino Resources Ltd);

Varvara (JSC Varvarinskoye (see Note 4).

The reportable segments are determined based on the Group’s geographic regional profile. Minor companies (management, exploration, purchasing and other companies) which do not meet the reportable segments criteria are disclosed within Corporate and other. Each segment is engaged in gold, silver and copper mining and related activities, including exploration, extraction, processing and reclamation.

Varvara is a new reportable segment and entirely related to JSC Varvarinskoye acquired during the year ended December 31, 2009 (see Note 4). Omolon is a new reportable segment and entirely related to JSC Omolon Gold Mining Company and Kvartsevyi Mine LLC, acquired during year ended December 31, 2008 and 2009, respectively. Amursk-Albazino is a new reportable segment that exceeded ASC 280’s threshold criteria during the year ended December 31, 2009, due to the development of the mine in 2009. Prior periods have been retroactively restated to reflect Amursk-Albazino as a new segment.

The measure which management and the Chief Operating Decision Maker (the “CODM”) use to evaluate the performance of the Group is Segment gross profit, which is defined as segment revenue less cost of sales for each segment. Segment cost of sales represents costs incurred to produce gold, silver and copper at each operating mine, and excludes costs that are not allocated to operating segments: amortization and depreciation of corporate assets, administration costs, cost of financing and other non-operating costs.

Revenue shown as corporate and other comprise, principally, of intersegment revenue relating to supply of inventories, spare parts and fixed assets to the production companies. Intersegment revenue is recognized based on costs incurred plus a fixed margin basis. External revenue of the Corporate and other segment represents revenue from services provided to third parties by the Group’s non-mining subsidiaries. These include exploration works for mining companies and design services related to ore deposit development and precious metal extraction technologies.

							Total
As at and for the year ended					Amursk-		reportable	Corporate
December 31, 2009	Voro	Khakanja	Dukat	Omolon	Albazino	Varvara	segments	and other	Eliminations	Total

Revenues	154,446	122,691	257,450	1,107	—	21,981	557,675	3,062	—	560,737
Intersegment revenue	169	460	115	—	—	—	744	153,169	(153,913)	—
Cost of sales	(62,267)	(66,945)	(145,990)	(846)	—	(11,947)	(287,995)	(124,154)	127,733	(284,416)

Gross profit	92,348	56,206	111,575	261	—	10,034	270,424	32,077	(26,180)	276,321

General, administrative and selling expenses										(52,042)
Other operating expenses										(41,706)
Interest expense, net of amounts capitalized										(32,515)
Loss from equity method investments										(342)
Loss on extinguishment of debt										(5,873)
Change in fair value of derivative financial instruments										(41,938)
Change in fair value of contingent consideration liability										(13,404)
Excess of fair value of acquired assets over cost										36,031
Foreign exchange gain, net										7,869

Income before income tax										132,401

Segment assets:
Property, plant and equipment, net	84,285	98,592	299,838	158,999	166,889	145,219	953,822	133,681	—	1,087,503
Other current and non-current assets	123,180	112,026	137,071	32,649	33,060	40,005	477,991	94,940	(169,431)	403,500
Goodwill	—	13,467	8,265	—	—	68,836	90,568	25,161	—	115,729

Total segment assets	207,465	224,085	445,174	191,648	199,949	254,060	1,522,381	253,782	(169,431)	1,606,732

Unallocated assets:
Cash and cash equivalents										28,317
Other assets										91,764

Total assets										1,726,813

Expenditure for additions to long-lived assets	9,690	3,478	31,600	16,574	122,609	389	184,340	53,357	(4,997)	232,700
Depreciation and depletion of operating assets	11,241	16,173	14,766	516	—	1,164	43,860	—	—	43,860

						Total
As at and for the year ended					Amursk-	reportable	Corporate
December 31, 2008	Voro	Khakanja	Dukat	Omolon	Albazino	segments	and other	Eliminations	Total

Revenues	113,466	118,372	274,035	—	—	505,873	135,224	(138,366)	502,731
Cost of sales	(61,760)	(86,681)	(161,432)	—	—	(309,873)	(141,791)	150,935	(300,729)

Gross profit	51,706	31,691	112,603	—	—	196,000	(6,567)	12,569	202,002

General, administrative and selling expenses									(90,142)
Other operating expenses									(36,231)
Interest expense, net of amounts capitalized									(20,675)
Loss from equity method investments									(8,393)
Excess of fair value of acquired assets over cost									840
Foreign exchange loss, net									(44,520)
Income before income tax									2,881

Segment assets:
Property, plant and equipment, net	87,223	119,225	189,038	4,589	35,541	435,616	42,273	—	477,889
Other current and non-current assets	64,655	79,850	106,403	9,296	16,886	277,090	27,379	(19,883)	284,586
Goodwill	—	13,863	8,508	—	—	22,371	1,370	—	23,741

Total segment assets	151,878	212,938	303,949	13,885	52,427	735,077	71,022	(19,883)	786,216

Unallocated assets:
Cash and cash equivalents									4,077
Other assets									86,182

Total assets									876,475

Expenditure for additions to long-lived assets	14,697	8,029	51,375	4,003	24,731	102,835	38,264	(728)	140,371
Depreciation and depletion of operating assets	13,304	13,665	19,652	—	—	46,621	—	—	46,621

Intersegment revenues have not been presented for the year ended December 31, 2008 on the basis that the information is not available and the cost to develop would be excessive.

31.	RELATED PARTY TRANSACTIONS

Related parties are considered to include shareholders, affiliates and entities under common ownership and control with the Group and members of key management personnel. In the course of its business the Group entered into various transactions with related parties. Nomos-Bank is an entity in which Alexander Nesis, a significant shareholder of the Company (Note 1), also holds a substantial interest.

As at December 31, 2009 and 2008, the amount of outstanding short-term loans provided to related parties comprised U.S. Dollar 837 and U.S. Dollar 334, respectively.

As at December 31, 2009 and 2008, the amount of outstanding long-term loans provided to related parties comprised U.S. Dollar 9,715 and U.S. Dollar 8,214, respectively (see Note 12). The amount of interest income in 2009 and 2008 amounted to U.S. Dollar 501 and U.S. Dollar 844, respectively.

As at December 31, 2009 and 2008, the amount of short-term loans provided by related parties comprised U.S. Dollar 3,367 and U.S. Dollar 136,515, respectively (see Note 14).

As at December 31, 2009 and 2008, the amount of long-term loans provided by related parties comprised U.S. Dollar 7,388 (2008: nil) (see Note 16).

The amount of interest expense on loans from related parties in 2009 was U.S. Dollar 23,394 (2008: U.S. Dollar 1,398).

Revenue from sales to related parties for the year ended December 31, 2009 was U.S. Dollar 325,885 (2008: nil) (see Note 20) and was contracted for at prevailing market rates.

As at December 31, 2009, the Group has certain forward sales commitments to related parties (see Note 32).

32.	COMMITMENTS AND CONTINGENCIES

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the companies of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in its interpretation of the legislation and assessments.

As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

Out of the large operating companies of the Group, tax authorities audited JSC Okhotskaya Mining and Exploration Company for the period up to 2007, CJSC Gold of Northern Urals for the period up to 2005, CJSC Magadan Silver for the period up to 2007 and JSC Varvarinskoye for the period up to 2007. Nevertheless, according to the Russian and Kazakhstan tax legislation previously conducted audits do not fully exclude subsequent claims relating to the audited period.

The Group has identified contingencies related to taxes other than income tax. Such possible tax contingencies could materialize and require the Group to pay additional amounts of tax. As at December 31, 2009, the Group’s management estimates such contingencies related to taxes other than income tax to be up to approximately U.S. Dollar 2,121 (December 31, 2008: U.S. Dollar 7,395).

The Group believes the estimated losses related to these contingencies are not probable and, as such, have not been accrued for as at December 31, 2009 and 2008.

Transfer pricing legislation, which was introduced from January 1, 1999, provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all controlled transactions, provided that the transaction price differs from the market price by more than 20%. Controllable transactions include transactions with interdependent parties, as determined under the Russian Tax Code, and all cross-border transactions (irrespective whether performed between related or unrelated parties), where the price applied by a taxpayer differs by more than 20% from the price applied in similar transactions by the same taxpayer within a short period of time, and barter transactions. There is no formal guidance as to how these rules should be applied in practice. The arbitration court practice with this respect is contradictory.

The Group’s subsidiaries regularly enter into controllable transactions (e.g. intercompany transactions) and based on the terms the Russian tax authorities may qualify them as non-market. Tax liabilities arising from intercompany transactions are determined using actual transaction prices. It is possible with the evolution of the interpretation of the transfer pricing rules in the Russian Federation and the changes in the approach of the Russian tax authorities, that such transfer prices could potentially be challenged in the future. Given the brief nature of the current Russian transfer pricing rules, the impact of any such challenge cannot be reliably estimated although it may be significant.

Political environment

The operations and earnings of the Group are affected by political, legislative, fiscal and regulatory developments, including those related to environmental protection. Because of the capital-intensive nature of the industry, the Group is also subject to physical risks of various kinds. The nature and frequency of these developments and events associated with these risks, which generally are not covered by insurance, as well as their effect on future operations and earnings, are not predictable.

Forward sales commitments

In connection with the General Framework Credit Line Agreement dated November 2008 and sales agreements entered into between Nomos-Bank and the Company’s subsidiaries, CJSC Gold of Northern Urals, CJSC Magadan Silver and OJSC Okhotskaya Mining and Exploration Company are required to sell 113,000 ounces of gold and 1,929,000 ounces of silver during 2010; and 113,000 ounces of gold and 1,929,000 ounces of silver during 2011 at the price determined by the LBMA.

Under the sale agreements with VTB, the Company’s subsidiaries, CJSC Gold of Northern Urals, CJSC Magadan Silver and OJSC Okhotskaya Mining and Exploration Company are required to sell 64,000 ounces of gold and 12,217,000 ounces of silver during 2010 at the price determined by the LBMA.

Litigation

During the year the Group was involved in a number of court proceedings (both as a plaintiff and as a defendant) arising in the ordinary course of business.

In August 2009, Wagner Service LLC (“Wagner”) filed a lawsuit against the Group. Wagner claims that the Group is liable for works performed with regard to the construction of production facilities performed for Mayskoye Gold

Mining Company LLC (see Note 4) in amount of U.S. Dollar 30,081. As at December 31, 2009, the Group held a provision of U.S. Dollar 4,683 (Roubles 141,600 thousand) representing its best estimate of the probable liability to this lawsuit. See Note 33 for further discussion.

In the opinion of management of the Group, there are no other current legal proceedings or other claims outstanding, which could have a material effect on the result of operations, financial position or cash flows of the Group and which have not been accrued or disclosed in this historical financial information.

Insurance policies

The Russian insurance market is in the development stage and some forms of insurance protection common in other parts of the world are not yet generally available in the Russian Federation.

The Group has entered into insurance contracts to insure property, plant and equipment, and land transport and purchased accident, health and medical insurance for employees. Furthermore, the Group has purchased civil liability coverage for operating entities with dangerous production units.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group periodically evaluates its obligations under environmental regulations. As obligations are determined, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation, cannot be estimated but could be material. In the current enforcement climate under existing legislation, management believes there are no significant liabilities for environmental damage.

33.	SUBSEQUENT EVENTS

In March 2010, the Group signed an out-of-court settlement with Wagner (see Note 32) for U.S. Dollar 4,683, the amount accrued by management as at December 31, 2009.

In accordance with the requirements of ASC 855 the Group evaluated subsequent events through the date the historical financial information were available to be issued. Therefore subsequent events were evaluated by the Group up to April 15, 2010.

SUB-SECTION C: HISTORICAL FINANCIAL INFORMATION OF
POLYMETAL INTERNATIONAL PLC UNDER IFRS

Set out in this sub-section C is historical consolidated financial information for Polymetal International plc prepared in accordance with IFRS as at and for the period ended 30 June 2011.

Polymetal International plc

CONSOLIDATED INCOME STATEMENT
(in U.S. Dollars)

		The period from
		29 July 2010 to
	Notes	30 June 2011

General, administrative and selling expenses	4	(555,380)

Operating loss		(555,380)

Foreign exchange loss		(137)
Finance costs	5	(2,279)

Loss before income tax		(557,796)
Income tax expense		—

Loss for the period and loss for the period attributable to equity holders of the parent		(557,796)

Loss per share (USD)		(55.78)
Basic and Diluted

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in U.S. Dollars)

The period from
29 July 2010 to
30 June 2011

Loss for the period	(557,796)
Other comprehensive loss
Effect of translation to presentation currency	—

Total comprehensive loss for the period attributable to equity holders of the parent	(557,796)

POLYMETAL INTERNATIONAL PLC

CONSOLIDATED BALANCE SHEET AS AT 30 JUNE 2011
(in U.S. Dollars)

		30 June
	Notes	2011

Unpaid share capital receivable		10,000
Prepayments to suppliers		14,352

Cash and cash equivalents	7	4,439

Total current assets		28,791

Total assets		28,791

Trade and other payables	9	(416,504)
Short-term borrowings	8	(160,084)

Total current liabilities		(576,588)

Total liabilities		(576,588)

NET LIABILITIES		(547,797)

Share capital	11	10,000
Accumulated losses		(557,797)

Total equity attributable to the parent		(547,797)

POLYMETAL INTERNATIONAL PLC

CONSOLIDATED STATEMENT OF CASH FLOWS
(in U.S. Dollars)

		The period from
		29 July 2010 to
	Notes	30 June 2011

Net cash generated from operating activities	13	(155,645)
Cash flows from financing activities
Borrowings obtained	8	160,084

Net cash generated by financing activities		160,084

Net increase in cash and cash equivalents		4,439
Cash and cash equivalents as at 29 July 2010		—
Effect of foreign exchange rate changes on cash and cash equivalents		—

Cash and cash equivalents at 30 June 2011		4,439

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE PERIOD FROM 29 JULY 2010 TO 30 JUNE 2011
(in U.S. Dollars)

				Total equity
	Number of shares		Accumulated	attributable to
	outstanding	Share capital	losses	the parent

Balance at incorporation	10,000	10,000	—	10,000

Total comprehensive loss for the period	—	—	(557,797)	(557,797)

Balance as at 30 June 2011	10,000	10,000	(557,797)	(547,797)

1.	GENERAL

Organisation

Polymetal International plc, hereinafter referred to as the “Company”, was incorporated on 29 July 2010 under the Companies (Jersey) Law 1991 and registered in Jersey. The sole shareholder of the Company prior to the Pre-IPO Reorganisation was a nominee for Open Joint Stock Company Polymetal (hereinafter JSC “Polymetal”).

At the balance sheet date, the Company held one 100% owned subsidiary, PMTL Holding Limited, which was incorporated in Cyprus on 31 August 2010 (together the “Group”). Subsequent to the balance sheet date, a second and third subsidiaries, Polymetal London Limited and PFSC Limited, were incorporated. The transfer of the outstanding ordinary and deferred shares of JSC Polymetal and the issue of ordinary shares by the Company, to the holders of the JSC Polymetal ordinary and deferred shares will represent a transaction between entities under common control. Transactions between entities under common control are outside the scope of International Financial Reporting Standards (“IFRS”) 3 (revised), Business Combinations, and there is no other guidance for such situations under IFRS. In the absence of authoritative guidance under IFRS, this transaction will be accounted for by the Company at historic cost; accordingly, the historical financial statements of JSC Polymetal for periods prior to this reorganisation will be considered to be the historical financial statements of the Company. No changes in capital structure, assets or liabilities resulted from this transaction.

In the period from incorporation to 30 June 2011 the Group incurred certain advisers fees and other costs relating to the group reorganisation and admission to the premium listing segment of the official list of the Financial Service Authority and to the main market of the London Stock Exchange.

Going concern

In assessing its going concern status, the Group has taken account of its financial position, anticipated future trading performance, its borrowings and other facilities, the net proceeds receivable by the Group in the underwritten offer of new shares and its capital expenditure commitments and plans, together with other risks facing the Group.

After making appropriate enquiries, the Group considers that it has adequate resources to continue in operational existence for at least the next 12 months from the date of this document and that it is appropriate to adopt the going concern basis in preparing this financial information.

Basis of preparation and compliance with applicable laws

The consolidated historical financial information has been prepared in accordance with the requirements of the Prospectus Directive regulation and the UK Listing Rules and in accordance with this basis of preparation. The financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and as issued by the International Accounting Standards Board (“IASB”). IFRS includes the standards and interpretations approved by the IASB including International Accounting Standards (“IAS”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial information of the Group is prepared on the historical cost basis.

Standards and Interpretations in issue not yet effective

At the date of approval of the Group’s consolidated historical financial information, the following new and revised standards and interpretations have been issued, but are not effective for the current year:

Effective for annual periods
beginning on or after

IAS 1 “Presentation of Financial Statements” — amendment	1 July 2012
IAS 12 “Income taxes” — amendment	1 January 2012
IAS 19 “Employee Benefits” — amendment	1 January 2013
IAS 27 “Consolidated and Separate Financial Statements” — amendment	1 January 2013
IAS 28 “Investments in Associates” — amendment	1 January 2013
IAS 32 “Financial instruments: presentation” — amendment	1 February 2010
IFRS 9 “ Financial instruments” — as amended	1 January 2013
IFRS 10 “Consolidated Financial Statements” — issued	1 January 2013
IFRS 11 “Joint Arrangements” — issued	1 January 2013
IFRS 12 “Disclosure of Interests in Other Entities” — issued	1 January 2013
IFRS 13 “Fair Value Measurement” — issued	1 January 2013

The impact of the adoption of these standards and interpretations in the preparation of the consolidated historical financial information in future periods is currently being assessed by Group management.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

Subsidiaries

The consolidated historical financial information of the Group includes the historical financial information of the Company, its subsidiaries and, if applicable, special purpose entities, from the date that control effectively commenced until the date that control effectively ceased. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Income and expenses of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition and up to the effective date of disposal, as appropriate.

When necessary, adjustments are made to the historical financial information of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group balances, transactions and any unrealised profits or losses arising from intra-group transactions are eliminated on consolidation.

Changes to the Group’s ownership interests that do not result in a loss of control over the subsidiaries are accounted for as equity transactions. The carrying amount of the Group’s interests and non controlling interests are adjusted to reflect the change in their relative interests in the subsidiaries. Any difference between the amount by which the non controlling interest are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to the owners of the Parent.

When a group loses control of a subsidiary, profit or loss on the disposal is calculated as the difference between the 1) aggregated fair value of the consideration received and the fair value of any retained interest and 2) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and non-controlling interests.

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. The interests of non-controlling shareholders may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement basis is made on an acquisition-by-acquisition basis. Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total profit for the year is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Functional and presentation currency

The functional and presentational currency is USD.

Foreign currency transactions

Transactions in currencies other than the entity’s functional currencies (foreign currencies) are recorded at the exchange rates prevailing on the dates of the transactions. All monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates prevailing at the reporting date. Non-monetary items carried at historical cost are translated at the exchange rate prevailing on the date of transaction. Non-monetary items carried at fair value are translated at the exchange rate prevailing on the date on which the most recent fair value was determined. Exchange differences arising from changes in exchange rates are recognised in the consolidated income statement.

Financial instruments

Financial assets and financial liabilities are recognised when a Group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in the consolidated income statement.

Financial assets

Non-derivative financial assets are classified into the following specified categories: FVTPL, ‘held-to-maturity’ investments, ‘available-for-sale’ (“AFS”) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. No financial instruments have been classified as held-to-maturity or available for sale.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected. For equity investments classified as AFS, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

For all other financial assets objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	breach of contract, such as a default or delinquency in interest or principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re-organisation; or

•	the disappearance of an active market for that financial asset because of financial difficulties.

For financial assets carried at amortised cost, the amount of the impairment loss recognised is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in the consolidated income statement.

For financial assets measured at amortised cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed through the consolidated income statement to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities

Other financial liabilities

Other financial liabilities (including borrowings) are subsequently measured at amortised cost using the effective interest method.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in the consolidated income statement.

Derivative financial instruments

Derivatives are initially recognised at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. The resulting gain or loss is recognised in the consolidated income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the consolidated income statement depends on the nature of the hedge relationship.

Derivatives embedded in non-derivative host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the hybrid contracts are not measured at FVTPL.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances, cash deposits and highly liquid investments with original maturities of three months or less, which are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax. Income taxes are computed in accordance with the laws of countries where the Group operates.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated income statement because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Deferred tax

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated historical financial information and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax for the year

Current and deferred tax are recognised in the consolidated income statement, except when they relate to items that are recognised in the consolidated statement of comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in the consolidated statement of comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Earnings per share

Earnings per share calculations are based on the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated using the treasury stock method, whereby the proceeds from the potential exercise of dilutive stock options with exercise prices that are below the average market price of the underlying shares are assumed to be used in purchasing the Company’s common shares at their average market price for the period.

3.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the process of applying the Group’s accounting policies, which are described in note 2, The Directors have made no judgements or estimates which have had a significant effect on the amounts recognised in the financial statements.

4.	GENERAL, ADMINISTRATIVE AND SELLING EXPENSES

The period ended
30 June 2011
USD

Legal/notary fees	533,106
Consulting fees	22,274

Total	555,380

5.	FINANCE COSTS

The period ended
30 June 2011
USD

Interest expense on borrowings	2,279

Total	2,279

6.	TAX NOTE

The standard tax rate in Jersey is 0%.

The period ended
30 June 2011
USD

Loss before tax	557,797
Tax at standard rate of 0%	—

Income tax expense	—

7.	CASH AND CASH EQUIVALENTS

30 June 2011
USD

Current bank accounts:
— USD	3,087
— EURO	1,352

Total	4,439

8.	BORROWINGS

	Interest rate	30 June 2011
		USD

Borrowings at amortised cost
Loans from related parties (note 12)	10.00%	160,084

Total borrowings		160,084
Less: current borrowings		(160,084)

Non-current borrowings		—

9.	TRADE AND OTHER PAYABLES

30 June 2011
USD

Trade payables	416,504

Total	416,504

10.	RISK MANAGEMENT ACTIVITIES

Major categories of financial instruments

30 June 2011
USD

Loans and receivables, including cash and cash equivalents
Unpaid share capital receivable	10,000
Cash and cash equivalents	4,439

Total financial assets	14,439

Borrowings and payables
Long-term and short-term debt	160,084
Trade and other payables	416,504

Total financial liabilities	576,588

The Group’s financial instruments comprise cash and various items such as trade payables and short-term borrowings, which arise directly from the Group’s operations. The Group’s policy is not to undertake speculative trading in financial instruments.

The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk and foreign exchange rate risk. The directors review and agree policies for managing each of these risks which are summarised below. These policies have remained unchanged during the period. The Group has not used derivative instruments to manage its foreign exchange exposure.

Interest rate risk

The Group had no interest bearing financial assets at 30 June 2011 other than US dollar and Euro cash deposits of USD 4,439. All funds earn interest at prevailing rates. The funds are held in current accounts in cash or in short-term deposits. The Group seeks to maximise interest receipts within these parameters.

The Group has one interest bearing financial liability being the related party loans details of which are set out in note 12.

Liquidity risk

The Group’s policy throughout the period to 30 June 2011 regarding liquidity has been to maximise the return on funds placed on deposit whilst minimising the associated risk.

The Group had no financial liabilities at 30 June 2011 other than short-term trade payables and short-term borrowings.

Foreign exchange rate risk

To date the Group has not engaged in an active programme of foreign exchange risk management. Given the size and nature of the Group’s non-US dollar denominated balances, the directors do not consider hedging necessary.

The Group’s currency exposures comprise those transactional exposures that give rise to net currency gains and losses recognised in the income statement. Such exposures comprise the monetary assets and monetary liabilities that are not denominated in the functional currency of the operating unit involved. At 30 June 2011, these exposures were USD 1,352.

Fair value of financial assets and liabilities

The directors consider there to be no material differences between the book value and the fair value of the Group’s financial instruments at 30 June 2011.

Market price risk

The Group’s exposure to market price risk comprises interest rate risk exposure. Group funds are invested with the objective of maintaining a balance between accessibility of funds and competitive rates of return. In practice this has meant that no deposits were made with a maturity period greater than 30 days during the period.

Credit risk

The Group’s financial assets are cash and other receivables. The Group’s maximum exposure at 30 June 2011 was £14,439.

Financial instrument sensitivities

Financial instruments affected by market risk include deposits, other receivables and trade payables. Any changes in market variables (exchange rates or interest rates) will have an immaterial effect on these instruments.

Capital management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The Group is not subject to any externally imposed capital requirements.

11.	SHARE CAPITAL AND EARNING PER SHARE

Authorised, called up and allotted share capital and treasury shares were as follows:

	Share capital	Treasury shares
	No. of shares	No. of shares	Total shares

Share capital of 10,000 shares of 1 USD each	10,000	—	10,000

Balance at 30 June 2011	10,000	—	10,000

Weighted average number of shares: Basic/diluted earnings per share

Basic/diluted earnings per share were calculated by dividing loss for the year by the weighted average number of outstanding common shares before/after dilution respectively. The weighted average number of outstanding common shares before and after dilution is the same.

12.	RELATED PARTIES

Period ended
30 June 2011
USD

Interest expense on loans provided by Dafin Consultants Limited	2,279
Short-term loans provided by Dafin Consultants Limited	157,805
Unpaid share capital by Metal One Group and Ogier Ltd	10,000

Dafin Consultants and Metal One Group and the Company are under the common ownership with Metal One Group and Ogier being shareholders in the Company.

13.	NOTES TO THE CASH FLOW STATEMENT

From the period
from 29 July 2010
to 30 June 2011
USD

Profit before tax	(557,797)
Adjustments for:
Finance costs	2,279
Foreign exchange loss	137
Other non-cash expenses	151

(555,230)
Movements in working capital
Increase in prepayments to suppliers	(14,352)
Increase in trade and other payables	416,504

Cash generated from operations	(153,078)
Interest paid	(2,567)
Net cash generated from operating activities	(155,645)

APPENDIX 2

MINERAL EXPERT REPORTS

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Report Prepared by SRK Consulting (UK) Limited UK03590 30 September 2011 A COMPETENT PERSONS’ REPORT ON CERTAIN MINERAL ASSETS OF POLYMETAL INTERNATIONAL PLC, RUSSIAN FEDERATION Prepared For POLYMETAL INTERNATIONAL PLC M-2

SRK Consulting Polymetal International plc CPR – Details

COPYRIGHT AND DISCLAIMER

Copyright (and any other applicable intellectual property rights) in this document and any accompanying data or models is reserved by SRK Consulting (UK) Limited ("SRK") and is protected by international copyright and other laws.

This document may not be utilised or relied upon for any purpose other than that for which it is stated within and SRK shall not be liable for any loss or damage caused by such use or reliance. In the event that the recipient of this document wishes to use the content of this document in support of any purpose beyond or outside that which it is expressly stated or for the raising of any finance from a third party where the document is not being utilised in its full form for this purpose, the recipient shall, prior to such use, present a draft of any report or document produced by it that may incorporate any of the content of this document to SRK for review so that SRK may ensure that this is presented in a manner which accurately and reasonably reflects any results or conclusions produced by SRK.

The use of this document is strictly subject to terms licensed by SRK to its client as the recipient of this document and unless otherwise agreed by SRK, this does not grant rights to any third party. This document shall only be distributed to any third party in full as provided by SRK and may not be reproduced or circulated in the public domain (in whole or in part) or in any edited, abridged or otherwise amended form unless expressly agreed in writing by SRK. In the event that this document is disclosed or distributed to any third party, no such third party shall be entitled to place reliance upon any information, warranties or representations which may be contained within this document and the recipient of this document shall indemnify SRK against all and any claims, losses and costs which may be incurred by SRK relating to such third parties.

© SRK Consulting (UK) Limited 2011

SRK Legal Entity:		SRK Consulting (UK) Limited
SRK Address:		5th Floor Churchill House 17 Churchill Way City and County of Cardiff, CF10 2HH Wales, United Kingdom.
Date:		30 September, 2011
Project Number:		UK03590
SRK Project Director:	Dr Michael Armitage	Corporate Consultant (Resource Geology)
SRK Project Manager:	Dr Iestyn Humphreys	Corporate Consultant (Due Diligence)
Client Legal Entity:		Open Joint Stock Company Polymetal
Client Address:		Whitelely Chambers, Don Street St Helier The Bailiwick of Jersey JE4 9WG Channel Islands.

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SRK Consulting Polymetal International plc CPR — Table of Contents Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page i of v Table of Contents 1 INTRODUCTION . 1 1.1 Background 1 1.2 Requirement, Structure and Compliance 3 1.2.1 Requirement 3 1.2.2 Reporting Compliance . 3 1.2.3 Reporting Standard . 6 1.2.4 Structure 7 1.2.5 Reliance on SRK . 7 1.3 Effective Date and Base technical Information Date . 7 1.4 Verification, Validation and Reliance . 7 1.4.1 Technical Reliance 8 1.4.2 Financial Reliance . 8 1.4.3 Legal Reliance . 9 1.5 Limitations, Reliance on Information, Declaration, Consent, Copyright and Cautionary Statements . 9 1.5.1 Limitations . 9 1.5.2 Reliance on Information 10 1.5.3 Declaration 10 1.5.4 Consent . 10 1.5.5 Copyright . 11 1.5.6 Disclaimers and Cautionary Statements for US Investors 11 1.6 Qualifications of Consultants . 11 2 COMMODITY PRICES AND MACRO ECONOMICS 13 2.1 Introduction 13 2.2 Commodity Prices 13 2.2.1 Gold . 13 2.2.2 Silver 16 2.3 Macro-economics 19 2.4 Summary . 21 3 DUKAT HUB 22 3.1 Introduction 22 Overview. 23 3.1.1 Location . 23 3.1.2 Titles and Licences 24 3.1.3 Magadan Silver historical operating statistics . 25 3.2 Dukat . 25 3.2.1 Location . 25 3.2.2 Title 25 M-4

SRK Consulting Polymetal International plc CPR — Table of Contents Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page ii of v 3.2.3 History . 26 3.2.4 Geology . 26 3.2.5 Mineral Resource and Ore Reserve Estimation 27 3.2.6 Mining 29 3.2.7 Metallurgical processing 30 3.3 Lunnoye 31 3.3.1 Location . 31 3.3.2 Title 31 3.3.3 History . 31 3.3.4 Geology . 32 3.3.5 Mineral Resource and Ore Reserve Estimation 32 3.3.6 Mining 34 3.3.7 Metallurgical processing 34 3.4 Arylakh 35 3.4.1 Location . 35 3.4.2 Title 35 3.4.3 History: 35 3.4.4 Geology . 35 3.4.5 Mineral Resource and Ore Reserve Estimation 36 3.4.6 Mining 37 3.4.7 Metallurgical processing 37 3.5 Goltsovoye . 38 3.5.1 Location . 38 3.5.2 Title 38 3.5.3 History . 38 3.5.4 Geology . 38 3.5.5 Mineral Resource and Ore Reserve Estimation 39 3.5.6 Mining 40 3.5.7 Metallurgical processing 41 3.6 Perevalny . 41 3.6.1 Location . 41 3.6.2 Title 41 3.6.3 History . 41 3.6.4 Geology . 41 3.6.5 Mineral Resource and Ore Reserve Estimation 42 3.7 Environmental 43 3.8 Mineral Resource and Ore Reserve Statements . 45 3.9 Technical Economic Parameters . 46 4 OMOLON HUB 47 M-5

SRK Consulting Polymetal International plc CPR — Table of Contents Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page iii of v 4.1 Introduction 47 4.2 Overview . 47 4.2.1 Location . 48 4.2.1.1 Titles and Licences . 48 4.2.2 Omolon historical operating statistics 49 4.3 Birkachan . 50 4.3.1 Location . 50 4.3.2 Title 50 4.3.3 History . 50 4.3.4 Geology . 50 4.3.5 Mineral Resource and Ore Reserve Estimation 51 4.3.6 Mining 53 4.3.7 Metallurgical Processing . 54 4.4 Sopka Kvartsevaya 54 4.4.1 Location . 54 4.4.2 Title 54 4.4.3 History . 54 4.4.4 Geology . 55 4.4.5 Mineral Resource and Ore Reserve Estimation 56 4.4.6 Mining 58 4.4.7 Metallurgical Processing . 59 4.5 Tsokol Kubaka . 59 4.5.1 Location . 59 4.5.2 Title 60 4.5.3 History . 60 4.5.4 Geology . 60 4.5.5 Mineral Resource and Ore Reserve Estimation 61 4.5.6 Metallurgical Processing . 63 4.6 Oroch 64 4.6.1 Location . 64 4.6.2 Title 64 4.6.3 History . 65 4.6.4 Geology . 65 4.6.5 Mineral Resource and Ore Reserve Estimation 65 4.7 Dalniy 67 4.7.1 Location . 68 4.7.2 Title 68 4.7.3 History . 68 4.7.4 Geology . 68 4.7.5 Data Quality and Quantity . 69 M-6

SRK Consulting Polymetal International plc CPR — Table of Contents Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page iv of v 4.7.6 Exploration Target . 69 4.7.7 Scheduled Work Programme 69 4.8 Environmental 70 4.9 Mineral Resource and Ore Reserve Statements . 72 4.10 Technical Economic Parameters . 73 5 MINERAL RESOURCE AND ORE RESERVE SUMMARY 75 6 CONCLUSIONS 76 List of Tables Table 1-1: Mineral Assets(1),(2),(3),(4) . 2 Table 1-2: Development Properties Process Capacity . 2 Table 1-3 Dukat Hub: CESR compliance summary 5 Table 1-4 Omolon Hub: CESR compliance summary(1) 5 Table 2-1: Gold Price: CMF forecast analysis 14 Table 2-2: Gold Price: CMF forecast summary 14 Table 2-3: Gold Price: Spot-LTP premium/discount . 15 Table 2-4: Silver Price: CMF forecast analysis . 17 Table 2-5: Silver Price: CMF forecast summary . 17 Table 2-6: Silver Price: Spot-LTP premium/discount 18 Table 2-7: Historical Macro Economics: CPI and exchange rates . 20 Table 2-8: Historical Macro Economics: monthly CPI and exchange rates . 20 Table 2-9: Consumer Price Inflation forecasts: United States 21 Table 2-10: Consumer Price Inflation forecasts: Russian Federation 21 Table 2-11: Commodity Price Summary Analyses: gold and silver 22 Table 2-12: Macro-economic forecasts: commodity prices and macro-economics . 22 Table 3-1 Dukat Hub: estimate and commodity price contributors(1) . 23 Table 3-2: Dukat Hub: licence geographic location . 24 Table 3-3: Dukat Hub: licence terms and conditions(1) 24 Table 3-4: Dukat Hub: licence terms and conditions (continued)(1) . 24 Table 3-5: Dukat Hub: historical performance statistics 25 Table 3-6: Dukat Hub: Detailed Mineral Resource and Ore Reserve Statements 1 July 2011 45 Table 3-7: Dukat hub: Summary Mineral Resource and Ore Reserve Statements 1 July 2011(1)46 Table 3-8: Dukat Hub: assumed technical economic parameters 46 Table 3-9: Dukat Hub: assumed expenditure items . 47 Table 4-1 Omolon Hub: estimate and commodity price contributors 47 Table 4-2 Omolon Gold: licence geographic location(1) . 48 Table 4-3 Omolon Hub: licence terms and conditions(1), (2) 49 Table 4-4 Omolon Hub: licence terms and conditions (continued)(1), (2) 49 Table 4-5 Omolon: historical performance statistics . 49 Table 4-6 Dalniy: exploration target ranges . 69 Table 4-7 Dalniy: scheduled Work Programme . 70 Table 4-8: Omolon Hub: Detailed Mineral Resource and Ore Reserve Statements as at 1 July 2011 . 72 Table 4-9: Omolon Hub: Summary Mineral Resource and Ore Reserve Statements as at 1 July 2011(1) 73 Table 4-10 Omolon Hub: assumed technical economic parameters 73 Table 4-11 Omolon Hub: assumed expenditure items . 74 Table 5-1 Summary Mineral Resource and Ore Reserve statements. 75 List of Figures Figure 2-1: Gold Price: historical and CMF forecasts 15 Figure 2-2: Gold Price: historical CMF analysis . 16 Figure 2-3: Gold Price: historical gold mine production . 16 M-7

SRK Consulting
Report
Polymetal International plc CPR – Table of Contents Main

Figure 2-4: Silver Price: historical and CMF forecasts 18
Figure 2-5: Silver Price: historical CMF analysis 19
Figure 2-6: Silver Price: historical silver mine production 19
Figure 2-7: Macro-Economics: historical and forecast statistics 20

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SRK Consulting (UK) Limited 5th Floor Churchill House 17 Churchill Way City and County of Cardiff CF10 2HH, Wales United Kingdom E-mail: enquiries@srk.co.uk URL: www.srk.co.uk Tel: + 44 (0) 2920 348 150 Fax: + 44 (0) 2920 348 199 Registered Address: 21 Gold Tops, City and County of Newport, NP20 4PG, Wales, United Kingdom. SRK Consulting (UK) Limited Reg No 01575403 (England and Wales) Group Offices: Africa Asia Australia Europe North America South America A COMPETENT PERSONS’ REPORT ON CERTAIN MINERAL ASSETS OF POLYMETAL INTERNATIONAL PLC, RUSSIAN FEDERATION 1 INTRODUCTION 1.1 Background SRK Consulting (UK) Limited (“SRK”) is an associate company of the international group holding company, SRK Global Limited (the “SRK Group”). SRK has been commissioned by the board of Directors of Polymetal International plc (“Polymetal” also referred to as the “Company”) to prepare an independent Competent Persons’ Report (“CPR”) on certain precious metals mineral assets (the “Mineral Assets”) of the Company as presented in Table 1-1 below. Table 1-2 presents the summary of the process plant capacities and process method for each of the facilities which support the Development Properties. Polymetal is a public holding company which operates and manages (through various 100% owned subsidiaries) various precious metals assets primarily located in the “Russian Federation”. The Company’s common stock is listed on the Russian Trading System stock exchange (“RTS”) with ticker “PMTL” and Moscow Interbank Currency Exchange (“MICEX”) and also has global depositary receipts listed on the London Stock Exchange (the “LSE”). The total Mineral Assets (16) as defined in this CPR comprises a significant land package (3,639.11km2) located in the Russian Federation and includes six Development Properties, four Advanced Exploration Properties and six Exploration Properties as defined below: ? Development Property: mineral assets for which Ore Reserves have been declared and are essentially supported by a minimum of a pre-feasibility study (“PFS”) which on a multidisciplinary basis demonstrates that the consideration is technically feasible and economically viable; ? Advanced Exploration Property: mineral assets for which only Mineral Resources have been declared; and ? Exploration Property: mineral assets for which no Mineral Resources have been declared and an exploration programme has been sufficiently developed to support disclosure of Exploration Targets in accordance with Clause 18.1 of the JORC Code. For the avoidance of doubt SRK has not been provided with and accordingly has not reviewed: ? Any exploration programmes including detailed schedules of activities and associated expenditures in respect of the Mineral Assets; or ? Any operating and capital expenditures associated with other subsidiary companies of Polymetal who may provide certain services to the Mineral Assets. Furthermore at the request of the Company, SRK has focused its technical due diligence in respect of the Development Properties and the Advanced Exploration Properties. Accordingly discussion and commentary in respect of the Exploration Properties as defined is limited to general descriptive narrative. M-9

SRK Consulting Polymetal International plc CPR – Main Report

For the financial period ending 31 December 2010 for the Mineral Assets, the Company reported Ore Reserves of 34.25Mt containing 2.3Moz of gold and 306.0Moz of silver grading 2.1g/tAu and 277.9g/tAg and Mineral Resources (reported on an exclusive basis) of 19.66Mt containing 1.2Moz of gold and 169.0Moz of silver grading 1.9g/tAu and 267.4g/tAg. Mineral Resources reported on an inclusive basis were 45.75Mt containing 3.0Moz of gold and 477.4Moz of silver grading 2.1g/tAu and 324.5g/tAg.

For the financial period ending 1 July 2011 for the Mineral Assets, the Company reported Ore Reserves of 33.61Mt containing 2.3Moz of gold and 298.1Moz of silver grading 2.1g/tAu and 275.9g/tAg and Mineral Resources (reported on an exclusive basis) of 19.37Mt containing 1.1Moz of gold and 168.2Moz of silver grading 1.9g/tAu and 270.1g/tAg. Mineral Resources reported on an inclusive basis were 41.33Mt containing 2.8Moz of gold and 465.4Moz of silver grading 2.0g/tAu and 321.4g/tAg.

In the majority of instances the assumed commodity prices for reporting of Ore Reserves are US$1,020 for gold and US$16.60/oz for silver and for Mineral Resources are US$1,150/oz for gold and US$18.50/oz for silver.

Table 1-1: Mineral Assets(1),(2),(3),(4)

Properties	Subsidiary	Licence No	Area (km^2)	Expiry (date)	Type	Ore Reserve Depletion (date)
Mining Assets						
Dukat	Magadan Silver	MAG03211BE	11.40	31/12/2017	u/g, o/p, s/p	2021
Lunnoye	Magadan Silver	MAG14476BR	48.00	31/12/2016	u/g, s/p	2023
Arylakh	Magadan Silver	MAG04150BR	1.45	31/12/2016	u/g, o/p, s/p	2015
Nachalny-2(6)	Magadan Silver	MAG13850BR	40.60	30/11/2031	o/p, s/p	2013
Birkachan	Omolon Gold	MAG15169BR	21.20	31/12/2012	u/g, o/p, s/p	2023
Sopka Kvartsevaya	Rudnik Kvartsevy	MAG13104BE	8.90	20/03/2025	o/p, s/p	2020
Subtotal			**131.55**			
Advanced Exploration Properties						
Goltsovoye	Magadan Silver	MAG14985BE	5.76	31/12/2024	u/g	n/a
Perevalny(6)	Magadan Silver	MAG13850BR		30/11/2031	n/a	n/a
Tsokol Kubaka	Omolon Gold	MAG10141BE	8.90	31/12/2011	o/p	n/a
Oroch	Rudnik Kvartsevy	MAG04269BR	150.00	31/12/2030	n/a	n/a
Subtotal			**164.66**			
Exploration Properties(5)						
Dukat Exploration(6)	Magadan Silver	MAG13850BR		17/02/2033	n/a	n/d
Rogovik	Magadan Silver	MAG04116BR	397.00	17/02/2033	n/a	n/d
Dukat Prospective Area	Magadan Silver	MAG03894BP	2,420.00	18/07/2011	n/a	n/d
Prognoznye	Omolon Gold	MAG04268BP	49.70	11/07/2011	n/a	n/d
Pyatinakhskaya Area	Omolon Gold	MAG04270BP	454.00	01/10/2014	n/a	n/d
Dalniy	Rudnik Kvartsevy	MAG04201BE	22.20	06/11/2027	n/a	n/d
Subtotal			**3,342.90**			
Total			**3,639.11**			

(1) Polymetal subsidiaries are: CJSC Magadan Silver ("Magadan Silver"); Omolon Gold Mining Company ("Omolon Gold"); and LLC Rudnik Kvartsevy ("Rudnik Kvartsevy").

(2) u/g – underground; s/p – stockpile; and o/p – open-pit.

(3) For all Development Properties excluding Arylakh, Nachalny-2 and Sopka Kvartsevaya, the projected date of Ore Reserve depletion is later than the expiry date of the current licences. Accordingly, SRK has assumed where this occurs the Company will be successful in applying for timely extensions of the order to 25 years, which is typical for mining operations within the Russian Federation. In respect of certain Development Properties, processing activities continue after depletion of the ore reserves, specifically: Lunnoye Plant (2024); Kubaka Plant (2023); Birkachan Plant (2022).

(4) The Company has not made SRK aware of any economic or environmental conditions associated with the terms of the Licences detailed herein.

(5) SRK notes that there are no Mineral Resources defined in respect of the Exploration Properties and as at 1 July 2011 the Company has not prepared any detailed Work Programmes to support further exploration in respect of the specific Exploration Properties of Rogovik, Prognoznoye, Pyatinakhskaya and Dukat Exploration; accordingly these properties are not expressively discussed herein.

(6) All deposits located within Dukat Exploration with a total area of 40.60km^2.

Table 1-2: Development Properties Process Capacity

Assets	Current Processing Capacity (ktpa)	Process Flowsheet
Omsukchan Plant	1,500	Mill-float
Lunnoye Plant	300	Mill-Leach-Merrill Crowe
Kubaka Plant	850	Mill-Carbon in Pulp
Birkachan Plant	1,000	Heap Leach

This CPR assumes that the corporate structure as well as the equity participation reflected in the Figure 1.1 is effective as at 1 July 2011. Save for the Mineral Assets as presented in this CPR, SRK has not been requested by the Company to report on any of the other mineral assets, material or otherwise which the Company holds title to. For the purpose of the reliance statements contained in Section 1.4 of this CPR, reliance was sought from the Company and its advisors where relevant as appropriate for the Mineral Assets, and

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 3 of 76 reference to the Company and its advisors should be construed as such This CPR presents the following key technical information as at 1 July 2011: ? The latest Mineral Resource and Ore Reserve statements reported in accordance with the terms and definitions of the JORC Code (defined below); and ? The associated Life-of-Mine plans (“LoMps”) and associated technical and economic parameters (“TEPs”) included in the LoMps. 1.2 Requirement, Structure and Compliance 1.2.1 Requirement SRK has been commissioned by the board of Directors of Polymetal to prepare a CPR on certain precious metals mineral assets of the Company. 1.2.2 Reporting Compliance SRK understands that the CPR is to be prepared in accordance with the following which together comprise the “Requirements”: ? The “Prospectus Rules” published by the FSA from time to time and governed by the UKLA; ? The “Prospectus Directive” (2003/71/EC) and the Prospectus Regulations (809/2004) published by the FSA from time to time and governed by the UKLA; ? “CESR’s recommendations for the consistent implementation of the European Commission’s Regulation on Prospectuses No. 809/2004”, published in January 2005: specifically paragraphs 131 to 132, section 1b — Mineral Companies, hereinafter referred to as the “CESR Recommendations”; and ? “CESR’s recommendations for the consistent implementation of the European Commission’s Regulation on Prospectuses No. 809/2004”, published in March 2011: specifically paragraphs 131 to 133, section 1b — Mineral Companies, hereinafter referred to as the “Updated CESR Recommendations”. With respect of paragraphs 132(a)-(e) of the CESR Recommendations SRK notes the following (summarised in Table 1-3 and Table 1-4): ? For compliance with Paragraph 132 (a) the reader is referred to Sections (3.0, 4.0) of the CPR; see Table 3-6 in reference to Dukat Hub; see Table 4-8 in reference to Omolon Hub. ? For compliance with Paragraph 132 (b) the reader is referred to Sections (3.0, 4.0) of the CPR; see Table 3-8, Table 3-3 and Table 3-4 in reference to Dukat Hub; see Table 4-10,Table 4-3 and Table 4-4 in reference to Omolon Hub. ? For compliance with Paragraph 132 (c) the reader is referred to Sections (3.0, 4.0) of the CPR; see Table 3-3 and Table 3-4 in reference to Dukat Hub; see Table 4-3 and Table 4-4 in reference to Omolon Hub. ? For compliance with Paragraph 132 (d) the reader is referred to Sections (3.0, 4.0) of the CPR; see Section 3.1.1 in reference to Dukat Hub; see Section 4.2.1 in reference to Omolon Hub; please note that specific details regarding the current accessibility of Exportation Properties are considered of lesser materiality, in comparison with producing assets; and ? For compliance with Paragraph 132 (e) the reader is referred to Sections (3.0, 4.0) of the CPR. M-11

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 4 of 76 Furthermore SRK has considered the reporting and compliance guidance as included in the Updated CESR Recommendations, specifically: ? Appendix I — Acceptable Internationally Recognised Mineral Standards, specifically Mining Reporting and Valuation Reporting; and ? Appendix II — Mining Competent Persons’ Report — recommended content. In considering compliance with that included in Appendix I and Appendix II, SRK notes the following: ? For Item (i) Legal and Geological Overview: detailed descriptions for the Development Properties and the Advanced Exploration Properties are included in Sections 3.0 and 4.0 of this CPR. For further details in respect of additional legal matters, the reader is referred to Appendix II of the Additional Information Document (“AID”); ? For Item (ii) Geological Overview: detailed descriptions for the Development Properties and the Advanced Exploration Properties are included in Sections 3.0 and 4.0 of this CPR. SRK notes that given the lesser materiality of the Exploration Properties for which Mineral Resources are note declared, detailed descriptions are not included in this CPR; ? For Item (iii) Resources and Reserves: detailed descriptions for the Development Properties and the Advanced Exploration Properties are included in Sections 3.0 and 4.0 of this CPR; ? For Item (iv) Valuation of reserves: This CPR does not include a Valuation of Ore Reserves and furthermore all technical projections are reported to a level of disclosure requested by the Company, specifically for H2 2011, 2012 and 2013 with all forecasts thereafter aggregated. Notwithstanding this statement, SRK has been provided with detailed post-tax pre-finance cash-flow models (the “Financial Models”) for the Dukat Hub and the Omolon Hub. These have been reviewed by SRK and used to derive the TEPs as presented in this CPR; ? For Item (v) Environmental, Social and Facilities: detailed descriptions for the Development Properties are included in Sections 3.0 and 4.0 of this CPR. As the Advanced Exploration Properties have yet to support the declaration of Ore Reserves as a result of the limited technical work completed to date, detailed descriptions are not included in this CPR; ? For Item (vi) Historic Production/Expenditures: an appropriate selection of supporting statistics for a minimum of 3 years are included in Sections 3.0 and 4.0 of this CPR and are also appropriately limited to the Development Properties given their advanced and/or operating status; ? For Item (vii) Infrastructure: detailed descriptions for the Development Properties and the Advanced Exploration Properties are included in Sections 3.0 and 4.0 of this CPR. SRK notes that given the lesser materiality of the Exploration Properties for which Mineral Resources are note declared, detailed descriptions are not included in this CPR; ? For Item (viii) Maps: given the potential impact in respect of volume only a limited selection are included and these are focused on the Development Properties and the Advanced Exploration Properties as appropriate; and ? For Item (ix) Special Factors: detailed descriptions for the Development Properties and the Advanced Exploration Properties are included in Sections 3.0 and 4.0 of this CPR. SRK notes that given the lesser materiality of the Exploration Properties for which Mineral Resources are note declared, detailed descriptions are not included in this CPR. M-12

SRK Consulting | Polymetal International plc CPR – Main Report

Table 1-3 Dukat Hub: CESR compliance summary

Hub / Asset / CESR Item	Dukat: Dukat (Comment/reference)	Dukat: Lunnoye (Comment/reference)	Dukat: Arylakh (Comment/reference)	Dukat: Goltsovoye[2] (Comment/reference)	Dukat: Perevalny[2] (Comment/reference)
131 - a)	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset
131 - b)	Mining Asset: gold and silver	Mining Asset: gold and silver	Mining Asset: gold and silver	Advanced Exploration Property: gold and silver	Advanced Exploration Property: gold and silver
131 - c)					
132 - a)	Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Summary Statement – Mineral Resource: Table 3-6	Summary Statement – Mineral Resource: Table 3-6
132 - b)	Ore Reserve depletion: Table 3-3	Ore Reserve depletion: Table 3-3	Ore Reserve depletion: Table 3-3	Mineral Resource only (AEP):Table 3-4	Mineral Resource only (AEP):Table 3-4
132 - c)	Licence duration remaining, terms, classification: Table 3-3	Licence duration remaining, terms, classification: Table 3-3	Licence duration remaining, terms, classification: Table 3-3	Licence duration remaining, terms, classification: Table 3-4	Licence duration remaining, terms, classification: Table 3-4
132 - d)	Location/accessibility: Section 3.2.1 Progress of extraction/processing: Sections 3.2.6 and 3.2.7	Location/accessibility: Section 3.3.1 Progress of extraction/processing: Sections 3.3.6 and 3.3.7	Location/accessibility: Section 3.4.1 Progress of extraction/processing: Sections 3.4.6 and 3.4.7	Location/accessibility: Section 3.5.1 Progress of extraction/processing: Sections 3.5.6 and 3.5.7	Location/accessibility: Section 3.6.1 Progress of extraction/processing: Sections n/a and n/a
132 - e)	n/a	n/a	n/a	n/a	n/a
133 i) a)	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6
133 i) b)	Effective date: 1 July 2011	Report date: cover page			
133 i) c)	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Mineral Resource: Table 3-6
133 i) d)	Section 3 therein	Section 3 therein	Section 3 therein	Section 3 therein	Section 3 therein
133 ii) a)	n/a	n/a	n/a	n/a	n/a
133 ii) b)	n/a	n/a	n/a	n/a	n/a
133 ii) c)	n/a	n/a	n/a	n/a	n/a
133 iii) -	n/a	n/a	n/a	n/a	n/a
133 iv) -	n/a	n/a	n/a	n/a	n/a

(1) n/a: not applicable.
(2) SRK notes that assets for which Ore Reserves have not been declared are not supported by sufficient technical study to define an anticipated mine life or the broader duration commercial activity, similarly, Advanced Exploration Properties may be considered fully explored such that no duration of further exploration is applicable.

Table 1-4 Omolon Hub: CESR compliance summary[1]

Hub / Asset / CESR Item	Omolon: Birkachan (Comment/reference)	Omolon: Sopka Kvartsevaya (Comment/reference)	Omolon: Tsokol Kubaka[2] (Comment/reference)	Omolon: Oroch[2] (Comment/reference)	Omolon: Dalniy[2] (Comment/reference)
131 - a)	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset	Considered to be a material asset
131 - b)	Mining Asset: gold and silver	Mining Asset: gold and silver	Advanced Exploration Property: gold and silver	Advanced Exploration Property: gold and silver	Exploration Property: gold and silver
131 - c)					
132 - a)	Summary Statement – Ore Reserve and Mineral Resource: Table 4-8	Summary Statement – Ore Reserve and Mineral Resource: Table 4-8	Summary Statement – Ore Reserve and Mineral Resource: Table 4-8	Summary Statement – Mineral Resource: Table 4-8	Summary Statement – Mineral Resource: Table 4-8
132 - b)	Ore Reserve depletion: Table 3-3	Ore Reserve depletion: Table 3-3	Ore Reserve depletion: Table 3-3	Mineral Resource only (AEP):Table 3-4	Mineral Resource only (AEP):Table 3-4
132 - c)	Licence duration remaining, terms, classification: Table 4-3	Licence duration remaining, terms, classification: Table 4-3	Licence duration remaining, terms, classification: Table 4-3	Licence duration remaining, terms, classification: Table 4-4	Licence duration remaining, terms, classification: Table 3-4
132 - d)	Location/accessibility: Section 4.3.1 Progress of extraction/processing: Sections 4.3.6 and 4.3.7	Location/accessibility: Section 4.4.1 Progress of extraction/processing: Sections 4.4.6 and 4.4.7	Location/accessibility: Section 4.5.1 Progress of extraction/processing: Sections n/a and 4.5.6	Location/accessibility: Section 3.5.1 Progress of extraction/processing: Sections n/a and n/a	Location/accessibility: Section Progress of extraction/processing: Sections n/a and n/a
132 - e)	n/a	n/a	n/a	n/a	n/a
133 i) a)	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6	Competent persons: Section 1.6
133 i) b)	Effective date: 1 July 2011	Report date: cover page			
133 i) c)	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Ore Reserve and Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Mineral Resource: Table 3-6	Reporting Standard: Section 1.2.3 Summary Statement – Mineral Resource: Table 3-6
133 i) d)	Section 4 therein	Section 4 therein	Section 4 therein	Section 4 therein	Section 4 therein
133 ii) a)	n/a	n/a	n/a	n/a	n/a
133 ii) b)	n/a	n/a	n/a	n/a	n/a
133 ii) c)	n/a	n/a	n/a	n/a	n/a
133 iii) -	n/a	n/a	n/a	n/a	n/a
133 iv) -	n/a	n/a	n/a	n/a	n/a

(1) n/a: not applicable.
(2) SRK notes that assets for which Ore Reserves have not been declared are not supported by sufficient technical study to define an anticipated mine life or the broader duration commercial activity, similarly, Advanced Exploration Properties may be considered fully explored such that no duration of further exploration is applicable.

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 6 of 76 As a valuation of the Mineral Assets is excluded in this CPR then “the CPR does not constitute a competent persons’ report within the meaning of Chapter 19 of the UKLA’s Listing Rules as it existed on 1 July 2005 (prior to its deletion upon the implementation in the UK on 1 July 2005 of the Prospectus Directive)”. Notwithstanding the above, SRK notes the following: ? A detailed statement of all legal proceedings relevant to the Mineral Assets or an appropriate negative statement has been included in this AID; ? Brief summaries of the Company’s existing and proposed directors are included in the AID and details relating to qualifications of key technical and managerial staff have been excluded from this CPR for practical purposes of volume; and ? SRK has during the course of its investigations reviewed technical plans in order to support its opinions on the geology, Mineral Resources, Ore Reserves, mining schedules and processing facilities, land holdings, lease areas and surface infrastructure. Due to volume and scale of these plans it is not appropriate to include detailed copies for all technical aspects relating to the Mineral Assets into this CPR. 1.2.3 Reporting Standard The Reporting Standard adopted for the reporting of Mineral Resource statements for the Mineral Assets is that defined by the terms and definitions given in “The 2004 Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (the “JORC Code”) as published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia”. The JORC Code is a reporting code which has been aligned with the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) reporting template. Accordingly SRK considers the JORC Code to be an internationally recognised reporting standard which is recognised and adopted world-wide for market-related reporting and financial investment. This CPR has been prepared under the direction of the SRK Competent Persons’ (the “CPs”, see Section 1.6 as defined by the JORC Code who assume overall professional responsibility for the document). The CPR however is published by SRK, the commissioned entity, and accordingly SRK assumes responsibility for the views expressed herein. Consequently where relevant all references to SRK shall include the CPs and vice-versa. SRK specifically notes that the Company has historically (to 1 January 2010) reported its’ Mineral Resource statements on an inclusive basis and has subsequently decided to report its’ current Mineral Resources statements on an exclusive basis. Whilst this approach is also permissible in respect of the JORC Code, SRK notes that there are certain other inherent limitations inter alia: ? The inability to assess either ‘coverage’ or the efficiency of modification of Mineral Resources to derive Ore Reserves; ? Consideration and inclusion of appropriate (at least 30%) commodity price margins for reporting of Mineral Resources; ? The reporting of Mineral Resource and Ore Reserve sensitivities; and ? Ensuring that Mineral Resources reported on an exclusive basis satisfy the key criteria of “economic viability”, specifically for Measured and Indicated categories (excepting for geographically distinct deposit) when the residual tonnages are relatively low. In these instances the reader is cautioned against assuming that following further detailed technical work that such “opportunities” are likely to result in future modification to Ore Reserves. M-14

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 7 of 76 1.2.4 Structure The Mineral Assets comprise precious metals properties situated in the Russian Federations and whilst denoting similar characteristics they are effectively managed by two wholly owned subsidiaries of the Company which are assumed to reflect separate tax entities: CJSC Magadan Silver which owns and manages the “Dukat Hub”; and a combined Omolon Gold Mining Company/ LLC Rudnik Kvartsevy which owns and manages the “Omolon Hub”. Accordingly this CPR has (specifically in respect of the DPs and the AEPs) largely been structured on a holding subsidiary basis with distinct technical sub-sections for: geology; Mineral Resources and Ore Reserves; mining engineering; mineral processing; tailings storage facilities; engineering infrastructure, capital expenditures and overheads; human resources; occupational health and safety; environmental; technical-economic parameters; and risks and opportunities. In addition to the above, further generic sections are included in this CPR, risk and opportunity summary; technical input parameter summary; and concluding remarks. 1.2.5 Reliance on SRK This CPR is addressed to and stated as being capable of being relied upon by the Directors of the Company. SRK confirms that the presentation of information contained elsewhere in the Prospectus which relates to information in the CPR is accurate, balanced and not inconsistent with the CPR. 1.3 Effective Date and Base technical Information Date The effective date (the “Effective Date”) of this CPR is deemed to be 1 July 2011 which is later than the Base Information Date (“BID”) noted as 1 January 2011. To the knowledge of SRK, and as informed by the Company, there has been no material change in respect of the Mineral Assets since 1 July 2011. The Mineral Resources and Ore Reserves are presented as at 1 July 2011 and this CPR includes any additional technical information available to this date. 1.4 Verification, Validation and Reliance This CPR is dependent upon technical, financial and legal input. The technical information as provided to and taken in good faith by SRK has not been independently verified by it by means of re-calculation. SRK has, however, conducted a review and assessment of all material technical issues likely to influence the future performance of the Mineral Assets and the resulting TEPs which included the following: ? Inspection visits to the Mineral Assets mining and processing facilities and associated infrastructure undertaken during Q2 2011; ? Enquiry of key project and head office personnel during Q2 2011 in respect of the Mineral Assets, the Statements, the TEPs and other related matters; ? An examination if historical information for the financial reporting periods ending 31 December 2006 through 2010 inclusive and for the six month period ending 1 July 2011; ? A review of the Company’s latest Mineral Resource and Ore Reserve statements (the “Statements”) for the Mineral Assets. Whilst SRK has not re-estimated the Mineral Resources (excepting Tsokol Kubaka) and Ore Reserves, SRK has performed all necessary validation and verification procedures deemed appropriate in order to place reliance on such information; M-15

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 8 of 76 ? An examination, review and where appropriate modification of technical studies and LoMps completed in respect of the Mineral Assets and all conclusions and recommendations drawn there from; and ? An Ore Reserve Economic Viability Assessment. SRK has also assessed the reasonableness of the macro-economic parameters and commodity price assumptions as currently assumed in the generation of certain technicaleconomic projections for inclusion in reporting of Ore Reserves and TEPs. Accordingly the Company has provided fundamental base technical data to SRK for the purpose of this review and inclusion in the CPR. SRK confirms that it has performed all necessary validation and verification procedures deemed necessary and/or appropriate by SRK in order to place an appropriate level of reliance on such technical information. In presenting the Mineral Resource and Ore Reserve statements in this CPR the following points apply: ? Measured and Indicated Mineral Resources are exclusive of those Mineral Resources modified to produce Ore Reserves, i.e. they are reported on an ‘exclusive basis’; and ? Commodity long term price (“LTP”) assumptions for reporting of both Mineral Resources and Ore Reserves of US$1,150/oz for gold and US$18.50/oz for silver. 1.4.1 Technical Reliance SRK places reliance on the Company and its technical representative Mr Vitaliy Savchenko that all technical information provided to SRK as at 1 July 2011, is accurate. The Competent Person with overall responsibility for reporting of Mineral Resources at the Company is Mr. Mikhail Fomkin, who is the head of geological modelling department. Mr Fomkin is a mining engineer-physicist with over 35 years experience in the mining and metals industry and has over 13 years experience in gold deposits. He is a Professional Member of the Institute of Materials, Minerals & Mining (London) and is qualified as a Competent Person as defined in the JORC Code. The Competent Person with overall responsibility for reporting of Ore Reserves and technical studies at the Company is Mr. Valery Tsyplakov, who is a full time employee of the Company, in the capacity of Managing Director of JSC Polymetal Engineering. Mr Tsyplakov is a mining and metallurgy engineer with over 11 years experience in the mining and metals industry and has over 11 years experience in gold deposits. He is a Professional Member of the Institute of Materials, Minerals & Mining (London) and is qualified as a Competent Person as defined in the JORC Code. Mr Valery Tsyplakov is also the overall Competent Person responsible for all technical information authored and published by the Company including the reporting of Mineral Resources and Ore Reserves. The Competent Persons’ responsible for the presentation of information and opinions expressed in this CPR are those defined in Section 1.6 of this CPR. 1.4.2 Financial Reliance In consideration of all financial aspects relating to the Mineral Assets, SRK has placed reliance on the Company that the following information as they may relate to the Mineral Assets and the Company, specifically the financial/accounting inputs to the Financial Models are appropriate as at 1 July 2011: M-16

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 9 of 76 ? Taxation aspects for all taxes including: opening balances; determination of tax-deductible items (depreciation); and summary of applicable taxes; ? Opening balances for debtors, creditors and stores and any associated working capital calculations as appropriate; and ? Other relevant financial aspects which would be required by the reader in order to determine a technical valuation of the Mineral Asserts. The financial information referred to above has been prepared under the direction of Mr Sergey Cherkashin who is a full time employee of the Company in the capacity of Chief Financial Officer of the Company. Mr Sergey Cherkashin has over [10] years financial management experience in the mining and metal sector. 1.4.3 Legal Reliance In consideration of all legal aspects relating to the Mineral Assets, SRK has placed reliance on the representations by the Company that the following are correct as at 1 July 2011 and remain correct until the date of the AID: ? That save as disclosed in the AID, the Directors of the Company are not aware of any legal proceedings that may have an influence on the rights to explore for minerals; ? That save as disclosed in the AID, the Company is the legal owner of all mineral and surface rights as reported in the AID; and ? That save as expressly mention in the Risk Factors or Additional Information section of the main body of the AID, no significant legal issue exists which would affect the likely viability of the Mineral Assets and/or the estimation and classification of the Mineral Resources and Ore Reserves as reported herein. The legal information referred to above has been prepared under the direction of the Directors of the Company. 1.5 Limitations, Reliance on Information, Declaration, Consent, Copyright and Cautionary Statements 1.5.1 Limitations Save as set out in section 1.2.5 above, to the fullest extent permitted by law SRK does not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this CPR or statements contained therein. The Company has confirmed in writing to SRK that, to its knowledge, the information provided by it (when provided) was complete and not incorrect or misleading in any material respect. SRK has no reason to believe that any material facts have been withheld and the Company has confirmed in writing to SRK that it believes it has provided all material information. The achievability of the projections of technical-economic parameters (“TEPs”) as included in this CPR is neither warranted nor guaranteed by SRK. The projections as presented and discussed herein have been proposed by the Company’s management and adjusted where appropriate by SRK, and cannot be assured; they are necessarily based on economic assumptions, many of which are beyond the control of the Company. Future cashflows and profits derived from such forecasts are inherently uncertain and actual results may be significantly more or less favourable. Unless otherwise expressly stated all the opinions and conclusions expressed in this report M-17

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 10 of 76 are those of SRK. 1.5.2 Reliance on Information SRK believes that its opinion must be considered as a whole and that selecting portions of the analysis or factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the opinions presented in this CPR. The preparation of a CPR is a complex process and does not lend itself to partial analysis or summary. SRK’s assessment of the Company’s Mineral Resources and Ore Reserves and TEP forecasts is based on information provided by the Company throughout the course of SRK’s investigations, which in turn reflect various technical-economic conditions prevailing at the date of this report. In particular, the Ore Reserves and the TEPs are based on expectations regarding the commodity prices and exchange rates prevailing at the date of this report. These TEPs can change significantly over relatively short periods of time. Should these change materially the TEPs could be materially different in these changed circumstances. Further, SRK has no obligation or undertaking to advise any person of any change in circumstances which comes to its attention after the date of this CPR or to review, revise or update the CPR or opinion. This CPR includes technical information, which requires subsequent calculations to derive subtotals, totals and weighted averages. Such calculations may involve a degree of rounding and consequently introduce an error. Where such errors occur, SRK does not consider them to be material. 1.5.3 Declaration SRK will receive a fee for the preparation of this report in accordance with normal professional consulting practice. This fee is not contingent on the outcome of the Admission and SRK will receive no other benefit for the preparation of this report. SRK does not have any pecuniary or other interests that could reasonably be regarded as capable of affecting its ability to provide an unbiased opinion in relation to the Mineral Resources and the projections and assumptions included in the various technical studies completed by the Company, opined upon by SRK and reported herein. Neither SRK, the SRK Competent Persons who are responsible for authoring this CPR, nor any Directors of SRK have at the date of this report, nor have had within the previous two years, any shareholding in the Company, the Mineral Assets or advisors of the Company. Consequently, SRK, the SRK Competent Persons and the Directors of SRK consider themselves to be independent of the Company. In this CPR, SRK provides assurances to the Board of Directors of the Company, in compliance with the Requirements and specifically the Reporting Standard that the TEPs, including production profiles, operating expenditures and capital expenditures of the Mineral Assets as provided to SRK by the Company and reviewed and, where appropriate, modified by SRK are reasonable, given the information currently available. 1.5.4 Consent SRK has given and has not withdrawn its written consent to the inclusion of this CPR as set out in “Appendix II of the AID” and references to this CPR in each case and its name in the form and context in which they are included, and has authorised the contents of its report and context in which they are respectively included. M-18

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 11 of 76 1.5.5 Copyright Copyright of all text and other matter in this document, including the manner of presentation, is the exclusive property of SRK. It is an offence to publish this document or any part of the document under a different cover, or to reproduce and/or use, without written consent, any technical procedure and/or technique contained in this document. The intellectual property reflected in the contents resides with SRK and shall not be used for any activity that does not involve SRK, without the written consent of SRK. 1.5.6 Disclaimers and Cautionary Statements for US Investors The United States Securities and Exchange Commission (the “SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce from. Certain terms are used in this report, such as “Mineral Resources”, that the SEC guidelines strictly prohibit companies from including in filings. Ore Reserve estimates are based on many factors, including in this case, data with respect to drilling and sampling. Ore Reserves are derived from estimates of future technical factors, operating and capital expenditures, product prices and the exchange rate between the various currencies and the US$. The Ore Reserve estimates contained in this report should not be interpreted as assurances of the economic life of the Mineral Assets or the future profitability of the Development Properties. As Ore Reserves are only estimates based on the factors and assumptions described herein, future Ore Reserve estimates may need to be revised. For example, if production costs increase or product prices decrease, a portion of the current Mineral Resources, from which the Ore Reserves are derived, may become uneconomical to recover and would therefore result in lower estimated Ore Reserves. Furthermore should any of the assumed factors change, the Mineral Resource and Ore Reserve statements (the “Statements”) the TEPs as reported herein may need to be revised and may well result in lower estimates. The Statements, the TEPs include a number of forward looking statements. These forward looking statements are necessary estimates and involve a number of risks and uncertainties that could cause actual results to differ materially. 1.6 Qualifications of Consultants The SRK Group comprises over 1,000 staff, offering expertise in a wide range of resource engineering disciplines with 44 offices located on six continents. The SRK Group’s independence is ensured by the fact that it holds no equity in any project. This permits the SRK Group to provide its clients with conflict-free and objective recommendations on crucial judgement issues. The SRK Group has a demonstrated track record in undertaking independent assessments of resources and reserves, project evaluations and audits, Mineral Experts’ Reports, Competent Persons’ Reports, Mineral Resource and Ore Reserve Compliance Audits, Independent Valuation Reports and independent feasibility evaluations to bankable standards on behalf of exploration and mining companies and financial institutions worldwide. The SRK Group has also worked with a large number of major international mining companies and their projects, providing mining industry consultancy service inputs. SRK also has specific experience in commissions of this nature. This CPR has been prepared based on a technical and economic review by a team of 16 consultants sourced from the SRK Group’s offices in the United Kingdom over a three-month period. These consultants are specialists in the fields of geology, resource and reserve M-19

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 12 of 76 estimation and classification, open-pit mining, geotechnical engineering, mineral processing, hydrogeology and hydrology, tailings management, infrastructure, environmental management and mineral economics. The individuals who have provided input to this CPR, and are listed below, have extensive experience in the mining and smelting industry and are members in good standing of appropriate professional institutions. ? Richard Nicholls, MAusIMMM, BSc, — geology and mineral resources; ? James Dendle, FGS, MSc — geology and mineral resources; ? Benjamin Parsons, CP (AusIMM), MAusIMM — geology and mineral resources; ? Michael Armitage, C.Geol., C.Eng., FGS, MIMMM, PhD — geology and mineral resources; ? John Miles, CEng, MSAIMM, MIMMM, MSc — mining engineering; ? Christopher Bray, CP (AusIMM), BEng, — mining engineering; ? Ryan Freeman, CP (AusIMM), MAusIMM, BEng — mining engineering; ? Neal Marshall, CEng, MIMMM, MSc — geotechnical engineering; ? Anthony Rex, CGeol, FGS, PhD — hydrogeology and hydrology; ? David Pattinson, CEng, MIMMM, PhD — metallurgy; ? Michel Noel, PEng, M.A.Sc — tailings storage facility; ? Simon Young, B.Eng — infrastructure and capital expenditure; ? Craig Watt, MIMWA, MPhil — environmental; ? Louise Bland, IEMA, MSc — environmental; ? Timothy Lucks, MAusIMM, PhD — mineral economics; and ? Iestyn Humphreys, FIMMM, AIME, PhD — mineral economics. The Competent Person who has reviewed the Mineral Resources as reported by the Company is Dr Michael Armitage, C. Geol., CEng., FGS, MIMMM, PhD, who is an employee of SRK. He is a Member of the Institute of Materials, Metals and Mining (“IMMM”) which is a ‘Recognised Overseas Professional Organisation’ (“ROPO”) included in a list promulgated by the Australian Stock Exchange from time to time. Dr Michael Armitage is a mining geologist with over 27 years experience in the mining industry and has been involved in the reporting of Mineral Resources on various properties internationally during the past five years. The Competent Person who has reviewed the Ore Reserves as reported by the Company is Mr Christopher Bray, CP (AusIMM), BEng, who is an employee of SRK. He is a Member of the Australian Institute of Mining and Metallurgy (“AusIMM”) which is a ROPO included in a list promulgated by the Australian Stock Exchange from time to time. Mr Christopher Bray is a mining engineer with 14 years experience in the mining industry and has been involved in the reporting of Ore Reserves on various properties internationally during the past five years. The Competent Person who has overall responsibility for the CPR is Dr Iestyn Humphreys, FIMMM, PhD, who is a corporate consultant with SRK and managing director of SRK Consulting (UK) Ltd. He is a Fellow of the IMMM which is a ROPO included in a list promulgated by the ASX from time to time. Dr Iestyn Humphreys is a corporate consultant with 20 years experience in the mining and metals industry and has been involved in the preparation of Competent Persons’ Report on various properties internationally during the past five years. M-20

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 13 of 76 2 COMMODITY PRICES AND MACRO ECONOMICS 2.1 Introduction The following section includes historical and forecast statistics to support the principal assumptions regarding commodity prices and macro-economic inputs for input into the Statements, the TEPs and the Ore Reserve Economic Viability Assessment for the Mineral Assets. The information as presented herein has been sourced from various public domain information databases including internet sources. Accordingly the following section is presented for information only and should not be considered a substitute for a detailed historical and forecast demand-supply-price analysis in respect of commodity prices and economic analysis nor that analysis typically required to support forecast assumptions with respect to exchange rates and consumer price inflation (“CPI”). 2.2 Commodity Prices The Financial Models as provided by the Company and the resulting TEPs assumed constant commodity prices of US$1,020/oz for gold and US$16.60/oz for silver. This is largely based on the Company’s assumption that an average of the closing daily price for the preceding (to 31 December 2010) three years in nominal terms is an appropriate assessment for reporting of Ore Reserves which given the operating lives assumed can also be considered as the Company’s perspective in respect of the long term price (the “LTP”). In the absence of detailed and specific commodity price forecasts analysis as typically undertaken by suitably qualified market specialists, SRK has for benchmarking purposes relied upon consensus market forecasts (“CMF”) for the short term (< 5 years) annual and LTP projections. These are derived from the median of analyst forecasts and are reported in real terms as at 1 July 2011. The CMF databases accessed generally indicate price forecasts for the next three calendar periods and LTP corresponding to all periods beyond the five year period. In this instance and where appropriate SRK has made various adjustments to the CMF, specifically in respect of extending the three year forecast to the LTP. Furthermore it is customary to consider that the LTP so defined is considered appropriate in respect of supporting Ore Reserve declarations and that typically a premium to this is used to derive equivalent inputs for the reporting of Mineral Resources. In all instances SRK has derived these equivalents for both gold and silver which can then be utilised as comparisons to those currently assumed by the Company. SRK notes however that in a rising commodity price scenarios the CMF as derived, generally tends to be lower than the current commodity prices assumed by mining and metals companies for declaration of Ore Reserves. Notwithstanding this aspect SRK notes that in the absence of a detailed demand-supply-price analysis this serves as an appropriate benchmark for comparative purposes. 2.2.1 Gold Table 2-1 presents a summary of the derivation of the CMF for gold in real (1 July 2011) and nominal terms for calendar reporting periods. In the three year period to 1 July 2011 (Figure 2-1; Table 2-3), the daily closing gold price has ranged between a minimum of US$649/oz and a maximum of US$1,553/oz with a resulting average of US$1,039/oz which can be compared with the LTP CMF gold price of US$900/oz (Table 2-3). Table 2-2 presents a M-21

SRK Consulting Polymetal International plc CPR – Main Report

summary of the real and nominal CMF price forecast from 2011 through 2017 inclusive. The spot closing price as indicated by the pm close of the London Bullion Market ("LBM") on 30 July 2011 was US$1,629/oz. Figure 2-1 presents the historical time-line series for gold prices from 1975 through H1 2011 inclusive in both daily nominal and monthly real (1 July 2011) money terms. Figure 2-1 also includes the CMF forecast in real and nominal terms. Table 2-3 presents an analysis of the CMF with other benchmark prices for the calendar periods 1997 through H1 2011.

Figure 2-2 presents this information graphically, specifically comparing the daily closing nominal price, the rolling three year daily average nominal price and the CMF-LTP both in real (1 July 2011) and nominal terms. Specifically, SRK notes that the difference between the rolling three year daily average and the CMF has widened since 2008 and accordingly does not appear to reflect the potential impact of recent and further price increases on the LTP.

Figure 2-3 presents graphically annual mine production since 1990 through 2010 which reflects the reducing influence of African producers (notably South Africa) and North American producers and the increasing contribution to global production from Asian, South American and Other producers. Since 2005 annual gold production has declined marginally to 2,590t produced in 2009 increasing to 2,689t by 2010. The top six producers by country account for some 80% of global production and this has also remained relatively constant since 2005.

In 2010 mine production accounted for some 65% of supply with the balance largely attributable to old gold scrap and minor contribution from net producer hedging and official sector sales. On the demand side, fabrication contributes some 63% of total demand (3,971t) with the balance represented by net retail investment and ETFs. In 2010 the supply-demand variance, referred to as inferred investment was a positive 184t.

Based on the current CMF LTP, SRK notes an Ore Reserve price of US$900/oz which with a typical Mineral Resource premium of 30% would imply a commodity price of US$1,170/oz. This compares with the Company's current Ore Reserve commodity price assumption of US$1,020/oz which inclusive of the assumed premium of 13% is accompanied by a Mineral Resource commodity price assumption of US$1,150/oz.

Table 2-1: Gold Price: CMF forecast analysis

Statistics	Units	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	LTP
Analysis	**(No)**	**19**	**19**	**16**	**14**	**14**	**12**	**10**
Real Analysis								
Average	(US$/oz)	1,527	1,473	1,312	1,178	1,014	1,004	911
Median	(US$/oz)	1,541	1,494	1,308	1,195	1,010	1,005	905
Standard Deviation	(US$/oz)	88	188	173	162	160	138	90
High	(US$/oz)	1,677	1,850	1,617	1,405	1,323	1,310	1,107
Low	(US$/oz)	1,315	1,216	1,034	902	791	786	766
Nominal Analysis								
Average	(US$/oz)	1,539	1,511	1,378	1,258	1,090	1,087	1,139
Median	(US$/oz)	1,553	1,533	1,375	1,276	1,086	1,088	1,128
Standard Deviation	(US$/oz)	88	193	182	173	172	149	233
High	(US$/oz)	1,690	1,900	1,700	1,500	1,422	1,418	1,569
Low	(US$/oz)	1,325	1,248	1,083	963	850	850	850

Table 2-2: Gold Price: CMF forecast summary

Statistics	Units	2011	2012	2013	2014	2015	2016	2017	LTP
CMF-Real	(US$/oz)	1,625	1,500	1,300	1,200	1,000	1,000	900	900
CMF-Nominal	(US$/oz)	1,674	1,580	1,403	1,328	1,137	1,168	1,078	n/a
Spot Price 1 July 2011	(US$/oz)				1,506				
3-year Daily average to 1 July 2011	(US$/oz)				1,039				
Long Term Price	(US$/oz)				900				

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 15 of 76 Table 2-3: Gold Price: Spot-LTP premium/discount Period Monthly Close 3 Year Daily — Nominal LTP-CMF Spot-LTP Nominal Real (1 July2011) Average Max Min Real (1 July2011) Premium/(Discount) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (%) 1997 290 405 368 415 283 453 -11% 1998 288 395 338 415 273 446 -11% 1999 290 388 301 369 253 434 -11% 2000 273 353 284 326 253 388 -9% 2001 277 352 276 326 253 350 1% 2002 347 432 287 347 256 373 16% 2003 409 500 315 416 256 366 36% 2004 436 515 361 454 277 443 16% 2005 513 587 406 537 320 457 28% 2006 632 705 486 725 375 530 33% 2007 834 893 582 841 411 589 52% 2008 870 931 724 1,011 513 749 24% 2009 1,104 1,155 847 1,213 608 732 58% 2010 1,406 1,449 1,023 1,421 713 825 76% 06-2011 1,506 1,506 1,111 1,553 713 900 67% Figure 2-1: Gold Price: historical and CMF forecasts 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 0 100 200 300 400 500 600 700 800 900 1,000 1,100 1,200 1,300 1,400 1,500 1,600 1,700 1,800 1,900 2,000 0 100 200 300 400 500 600 700 800 900 1,000 1,100 1,200 1,300 1,400 1,500 1,600 1,700 1,800 1,900 2,000 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Year ending 31 December Real Gold Price (US$/oz) Nominal Gold Price (US$/oz) Year ending 31 December Nominal Gold Price (US$/oz) Real Gold Price (US$/oz) 3 year nominal daily average (US$/oz) HISTORY — 31 July 2011 FORECAST 3 Year nominal daily average to 30 June 2011 — US$1,039/oz M-23

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 16 of 76 Figure 2-2: Gold Price: historical CMF analysis Figure 2-3: Gold Price: historical gold mine production 2.2.2 Silver Table 2-4presents a summary of the real and nominal CMF price forecast from 2011 through 2017 inclusive. In the three year period to 1 July 2011 (Figure 2-4; Table 2-6), the daily closing gold price has ranged between a minimum of US$8.88/oz and a maximum of US$48.70/oz with a resulting average of US$19.52/oz which can be compared with the LTP 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 0 100 200 300 400 500 600 700 800 900 1,000 1,100 1,200 1,300 1,400 1,500 0 100 200 300 400 500 600 700 800 900 1,000 1,100 1,200 1,300 1,400 1,500 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Year ending 31 December Averages/CMF Gold Price (US$/oz) Nominal Daily Gold Price (US$/oz) Year ending 31 December Nominal Gold Price (US$/oz) 3 Year Average (nominal daily close — US$/oz) CMF-LTP (+5 years real — US$/oz) CMF-LTP (Real 30 June 2011 — US$/oz) HISTORY - 30 June 2011 0.0 10.0 20.0 30.0 40.0 50.0 60.0 70.0 80.0 90.0 100.0 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 0 500 1,000 1,500 2,000 2,500 3,000 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Mine Gold Production (Moz Au) Year ending 31 December Mine Gold Production (t Au) Year ending 31 December North America South America Asia Europe Oceania Africa Other Total Mine Production (Moz) M-24

SRK Consulting Polymetal International plc CPR – Main Report

CMF gold price of US$13.25/oz

The spot closing price as indicated by the pm close of the London Bullion Market ("LBM") on 31 July 2011 was US$39.63/oz. Figure 2-4 presents the historical time-line series for silver prices from 1975 through H1 2011 inclusive in both daily nominal and monthly real (1 July 2011) money terms. Figure 2-4 also includes the CMF forecast in real and nominal terms.

Table 2-6 presents an analysis of the CMF with other benchmark prices for the calendar periods 1997 through H1 2011.

Figure 2-5 presents this information graphically, specifically comparing the daily closing nominal price, the rolling three year daily average nominal price and the CMF-LTP both in real (1 July 2011) and nominal terms. Specifically, SRK notes that the difference between the rolling three year daily average and the CMF has widened since 2007 and accordingly does not appear to reflect the potential impact of recent and further price increases on the LTP.

Figure 2-6 presents graphically annual mine production since 1990 through 2010 which reflects the reducing influence of North American producers and the increasing contribution to global production from South American and Asian producers. Since 2005 annual gold production has marginally increased to 19,837t produced in 2008 increasing to 22,251t by 2010. The top eight producers by country account for some 80% of global production and this has also remained relatively constant since 2005.

In 2010 mine production accounted for some 70% of supply with the balance largely attributable to old silver scrap and minor contribution from net government sales. On the demand side, fabrication contributes some 100% of total demand (27,331) with virtually no producer de-hedging. In 2010 the supply-demand variance, referred to as inferred investment was a positive 5,536t.

Based on the current CMF LTP, SRK notes an Ore Reserve price of US$13.25/oz which with a typical Mineral Resource premium of 30% would imply a commodity price of US$17.23/oz. This compares with the Company's current Ore Reserve commodity price assumption of US$16.50/oz which inclusive of an assumed premium of 12%% is accompanied by a Mineral Resource commodity price assumption of US$18.50/oz.

Table 2-4: Silver Price: CMF forecast analysis

Statistics	Units	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	LTP
Analysis	**(No)**	**17**	**15**	**13**	**13**	**13**	**13**	**11**
Real Analysis								
Average	(US$/oz)	35.37	32.71	27.50	23.41	19.08	17.95	14.56
Median	(US$/oz)	36.24	29.57	25.21	23.18	20.08	17.52	13.25
Standard Deviation	(US$/oz)	4.63	8.03	6.11	4.45	4.66	4.41	2.65
High	(US$/oz)	43.17	45.55	36.15	30.53	28.50	26.28	19.44
Low	(US$/oz)	25.31	21.60	18.91	16.80	13.03	12.94	12.00
Nominal Analysis								
Average	(US$/oz)	35.63	33.54	28.90	25.00	20.50	19.42	19.00
Median	(US$/oz)	36.49	30.34	26.50	24.75	21.58	18.95	16.94
Standard Deviation	(US$/oz)	4.66	8.22	6.43	4.75	5.00	4.77	7.32
High	(US$/oz)	43.50	46.75	38.00	32.59	30.63	28.44	37.10
Low	(US$/oz)	25.50	22.17	19.88	17.94	14.00	14.00	11.40

Table 2-5: Silver Price: CMF forecast summary

Statistics	Units	2011	2012	2013	2014	2015	2016	2017	LTP
CMF-Real	(US$/oz)	41.00	29.50	25.25	23.25	20.00	17.50	13.25	13.25
CMF-Nominal	(US$/oz)	42.23	31.07	27.26	25.73	22.74	20.44	15.87	n/a
Spot Price 1 July 2011	(US$/oz)				39.63				
3-year Daily average to 1 July 2011	(US$/oz)				19.52				
Long Term Price	(US$/oz)				16.50				

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 18 of 76 Table 2-6: Silver Price: Spot-LTP premium/discount Period Monthly Close 3 Year Daily — Nominal LTP-CMF Spot-LTP Nominal Real (1 July2011) Average Max Min Real (1 July2011) Premium/(Discount) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (US$/oz) (%) 1997 6.00 8.36 5.10 6.27 4.22 6.76 24% 1998 5.01 6.87 5.22 7.81 4.22 6.99 -2% 1999 5.33 7.13 5.23 7.81 4.22 7.13 0% 2000 4.58 5.92 5.24 7.81 4.57 6.27 -6% 2001 4.50 5.73 4.85 5.75 4.07 5.87 -2% 2002 4.72 5.87 4.64 5.45 4.07 6.03 -3% 2003 5.72 6.98 4.62 5.91 4.07 5.92 18% 2004 6.82 8.06 5.38 8.29 4.24 5.73 41% 2005 8.83 10.10 6.29 9.23 4.37 5.54 82% 2006 12.90 14.38 8.51 14.94 5.50 8.92 61% 2007 14.76 15.81 10.76 15.82 6.39 9.61 65% 2008 10.79 11.55 13.31 20.92 8.83 10.90 6% 2009 16.99 17.78 14.33 20.92 8.88 11.16 59% 2010 30.63 31.58 16.59 30.70 8.88 12.50 153% 06-2011 35.02 35.02 16.43 30.70 8.88 16.00 119% Figure 2-4: Silver Price: historical and CMF forecasts 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 0 10 20 30 40 50 60 70 80 90 100 0 10 20 30 40 50 60 70 80 90 100 1975 1976 1977 1978 1979 1980 1981 1982 1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Year ending 31 December Real Silver Price (US$/oz) Nominal Silver Price (US$/oz) Year ending 31 December Nominal Silver Price (US$/oz) Real Silver Price (US$/oz) 3 year nominal daily average (US$/oz) HISTORY — 31 July 2011 FORECAST 3 Year nominal daily average to 30 June 2011 — US$19.52/oz M-26

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 19 of 76 Figure 2-5: Silver Price: historical CMF analysis Figure 2-6: Silver Price: historical silver mine production 2.3 Macro-economics Macro-economic forecasts are generally less readily available than for commodity prices, specifically for inflationary and exchange rates external to the principal global economies. Nevertheless SRK has sourced historical statistics from various internet sources as well as forecasts for Consumer Price Inflation (“CPI”) and exchange rates where relevant. In this instance the forecasts are not sourced from the median of analyst forecasts and largely reflect 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 0.00 5.00 10.00 15.00 20.00 25.00 30.00 35.00 0.00 5.00 10.00 15.00 20.00 25.00 30.00 35.00 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Year ending 31 December Averages/CMF Silver Price (US$/oz) Nominal Daily Silver Price (US$/oz) Year ending 31 December Nominal Silver Price (US$/oz) 3 Year Average (nominal daily close — US$/oz) CMF-LTP (+5 years real - US$/oz) CMF-LTP (Real 30 June 2011 — US$/oz) HISTORY — 30 June 2011 0.0 100.0 200.0 300.0 400.0 500.0 600.0 700.0 800.0 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 0 5,000 10,000 15,000 20,000 25,000 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 Mine Silver Production (Moz Ag) Year ending 31 December Mine Silver Production (t Ag) Year ending 31 December North America South America Asia Europe Oceania Africa Other Total Mine Production (Moz) M-27

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 20 of 76 the view of limited data sets. Table 2-7 presents historical statistics for CPI and exchange rates based on a 12 month endof- period basis and closing end-of-period basis respectively. Table 2-8 presents the monthly 12 month CPI for US and RU CPI from 1 January 2010 through 1 July 2011 inclusive. Table 2-7: Historical Macro Economics: CPI and exchange rates Year RU CPI US CPI Exchange Rate 2000 18.25% 3.37% 29 2001 18.59% 1.55% 30 2002 15.18% 2.40% 32 2003 12.43% 1.88% 29 2004 11.73% 3.26% 28 2005 11.26% 3.39% 29 2006 9.04% 2.56% 26 2007 11.47% 4.08% 25 2008 13.75% 0.09% 31 2009 9.12% 2.26% 30 2010 8.07% 1.50% 31 H1 2011 9.31% 3.67% 28 Table 2-8: Historical Macro Economics: monthly CPI and exchange rates Year RU CPI US CPI Differential 01-2010 8.81% 2.17% 6.64% 02-2010 8.02% 1.69% 6.33% 03-2010 7.15% 1.86% 5.29% 04-2010 6.49% 1.78% 4.71% 05-2010 6.05% 1.57% 4.49% 06-2010 5.95% 0.60% 5.35% 07-2010 5.75% 1.24% 4.52% 08-2010 5.49% 1.15% 4.34% 09-2010 6.07% 1.14% 4.93% 10-2010 6.98% 1.17% 5.81% 11-2010 7.50% 1.14% 6.36% 12-2010 8.07% 1.50% 6.57% 01-2011 8.77% 1.63% 7.14% 02-2011 9.55% 2.11% 7.45% 03-2011 9.51% 2.68% 6.82% 04-2011 9.44% 3.16% 6.28% 05-2011 9.60% 3.57% 6.04% 06-2011 9.31% 3.67% 5.64% Figure 2-7 presents the historical and forecast macro-economics for the Russian Federation and the United States, specifically CPI and exchange rates. Figure 2-7: Macro-Economics: historical and forecast statistics 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% 11.00% 12.00% 13.00% 14.00% 15.00% 16.00% 17.00% 18.00% 19.00% 20.00% 21.00% 22.00% 23.00% 24.00% 25.00% 0 5 10 15 20 25 30 35 40 45 50 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Year ending 31 December Consumer Price Inflation (%) Daily close exchange rate (US$:RUB) Year ending 31 December US$:RUB RU CPI (%) US CPI (%) HISTORY — 30 June 2011 FORECAST M-28

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Table 2-9 presents a summary of annual US CPI forecasts on an end-of-period basis (31 December) which leads to a long term constant of 2.00%. This is also benchmarked against various statistical comparisons sourced from monthly data from July 2008 through June 2011 inclusive. During this period the monthly 12-month CPI has ranged between –2.53% and 5.60% resulting in an average of 1.33% and a median of 1.31%. The 12-month end of period inflation as at June 2011 was 3.67%.

Table 2-9: Consumer Price Inflation forecasts: United States

Statistics	Units	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17	LT
CPI	(%)	3.00%	2.25%	2.50%	2.50%	2.75%	2.75%	2.50%	2.00%
End-of-Period (12-month): June 2010 Inflation	(%)				3.67%				
12 month CPI (3 year period to 1 July 2011)									
- Average	(%)				1.33%				
- Median	(%)				1.31%				
- Max	(%)				5.60%				
- Min	(%)				-2.53%				

Table 2-10 presents a summary of annual RU CPI forecasts on an end-of-period basis (31 December) which leads to a long term constant of 5.25%. This is also benchmarked against various statistical comparisons sourced from monthly data from July 2008 through June 2011 inclusive. During this period the monthly 12-month CPI has ranged between 5.49% and 15.16% resulting in an average of 10.32% and a median of 9.58%. The 12-month end of period inflation as at June 2011 was 9.51%.

Table 2-10: Consumer Price Inflation forecasts: Russian Federation

Statistics	Units	Dec-11	Dec-12	Dec-13	Dec-14	Dec-15	Dec-16	Dec-17	LT
CPI	(%)	8.25%	7.25%	6.50%	6.00%	5.75%	9.50%	7.00%	5.25%
End-of-Period (12-month): June 2010 Inflation	(%)				9.51%				
12 month CPI (3 year period to 1 July 2011)									
- Average	(%)				10.32%				
- Median	(%)				9.58%				
- Max	(%)				15.16%				
- Min	(%)				5.49%				

2.4 Summary

Based on the above analysis SRK notes the following summary for commodity price and macro-economic aspects of the Mineral Assets:

- The LTP as derived from CMF analysis (Table 2-11) indicates US$900/oz and US$13.25/oz for gold and silver respectively. Equating this to an assumed base for reporting of Ore Reserves and Mineral Resources results in the following benchmarks:
  - Assumed Ore Reserve commodity prices of US$900/oz and US$13.25/oz for gold and silver respectively,
  - Assumed a 30% premium for input to Mineral Resource reporting this results in commodity prices of US$1,170/oz and US$17.23/oz;
- For the purpose of generating the Statements the Company has assumed (Table 2-11) the following:
  - For Ore Reserve reporting, commodity prices of US$1,020/oz and US$16.50/oz for gold and silver respectively,
  - For Mineral Resource reporting, commodity prices of US$1,150/oz and US$18.50/oz for gold and silver respectively; and
- The assumed long term CPI assumptions as noted in Table 2-12 are 2.00%% and 5.25% for the United States and the Russian Federation respectively. The specific annual forecasts indicate that the long term price assumption is attained in 2019 and 2020 for the US CPI and RU CPI respectively.

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Accordingly SRK notes the following principal conclusions:

- Whilst the impact of variation in commodity prices on cut-off grades can be assessed, the impact in respect of the Statements in respect of quantum of contained metal as well as average grade cannot be assessed given that this work has not been completed by the Company;
- Any impact of variation in commodity prices on any technical valuation cannot be assessed as this is not included in the CPR; and
- That in real terms there would appear to be cause for consideration of real terms inflationary pressure on local operating expenditures. Accordingly the reporting of forecasted expenditures in US$ in real terms 1 July money terms neither allows for real terms escalation due to appreciation of the RUB against the US$ nor simple consideration of USCPI to arrive at nominal forecasts. Based on the current long term forecast the CPI margin is currently estimated at some 3.25% which compares with 6.57% as at 31 December 2010 and 5.64% as at 1 July 2011. The exact impact of this is difficult to quantify however application of any differential would enable a simple real terms adjustment to the projected expenditures as forecasted in the TEPs.

Table 2-11: Commodity Price Summary Analyses: gold and silver

Statistics	Units	Gold	Silver
Spot Price 1 July 2011	(US$/oz)	1,506	35.02
3 - Year Daily Statistics			
- min	(US$/oz)	713	8.88
- max	(US$/oz)	1,553	30.70
- average	(US$/oz)	1,111	16.43
CMF - LTP	(US$/oz)	900	13.25
CMF Analysis			
- Ore Reserves	(US$/oz)	900	13.25
- Mineral Resources	(US$/oz)	1,170	17.23
Company Assumptions			
- Ore Reserves	(US$/oz)	1,020	16.60
- Mineral Resources	(US$/oz)	1,150	18.50

Table 2-12: Macro-economic forecasts: commodity prices and macro-economics

Statistics	Units	2011	2012	2013	2014	2015	2016	2017	LTP
Commodity Price – Real									
Gold	(US$/oz)	1,625	1,500	1,300	1,200	1,000	1,000	900	900
Silver	(US$/oz)	41.00	29.50	25.25	23.25	20.00	17.50	13.25	13.25
Commodity Price – Nominal									
Gold	(US$/oz)	1,674	1,580	1,403	1,328	1,137	1,168	1,078	n/a
Silver	(US$/oz)	42.23	31.07	27.26	25.73	22.74	20.44	15.87	n/a
Macro-Economics									
US CPI	(%)	3.00%	2.25%	2.50%	2.50%	2.75%	2.75%	2.50%	2.00%
RU CPI	(%)	8.25%	7.25%	6.50%	6.00%	5.75%	9.50%	7.00%	5.25%

3 DUKAT HUB

3.1 Introduction

The following section includes discussion and comment on the Mineral Asset which are directly held by Magadan Silver: Dukat (including Nachalny-2), Lunnoye and Arylakh; Goltsovoye and Perevalny. Mineral Resource and Ore Reserve Estimates (where applicable) were undertaken by those outlined in Table 3-1.

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Table 3-1 Dukat Hub: estimate and commodity price contributors[(1)]

Asset	Units	Dukat	Lunnoye	Arylakh	Goltsovoye	Perevalny
Hub		Dukat	Dukat	Dukat	Dukat	Dukat
Effective Date	(Date)	01/01/2011	01/01/2011	01/01/2011	01/07/2007	01/12/2008
Statement Date		01/07/2011	01/07/2011	01/07/2011	01/07/2011	01/07/2011
Author		Company	Company	Company	Scott Wilson	Company
Reserve Commodity Price						
- Gold Price	(US$/oz)	1,020.00	1,020.00	1,020.00	n/a	n/a
- Silver Price	(US$/oz)	16.60	16.60	16.60	n/a	n/a
Resource Commodity Price						
- Gold Price	(US$/oz)	1,150.00	1,150.00	1,150.00	n/a	n/a
- Silver Price	(US$/oz)	18.50	18.50	18.50	10.00	13.00
Commodity Price Provider		Company	Company	Company	Company	Company

(1) The "Company" is a Specific reference Polymetal International plc.

Overview

The Dukat Hub was created in 2008 by merging the Dukat operating unit and the Lunnoye operating unit. Various parts of the Dukat Hub are geographically proximal to shared support and auxiliary services. Magadan Silver also manages the licences for the Advanced Exploration Property of Perevalny and Rogovik. JORC Code compliant Mineral Resources have yet been declared for Rogovik. Magadan Silver operates two processing units; the Omsukchan Plant and the Lunnoye Plant. The Omsukchan Plant is the primary processing route for RoM produced by the mines of Dukat, Nachanloye and Goltsovoye. The Lunnoye Plant is the primary processing for RoM produced by the Lunnoye and Arylakh mines. As part of the process, a portion of the Dukat concentrate is added to the Lunnoye Processing Plant feed and the output from the Lunnoye Processing Plant is sent to the Omsukchan Pant. SRK notes that the historical operating statistics as reported at the tax entity level (Magadan Silver) are subject to various accounting adjustments, specifically with respect to inter-segment issues.

Whilst mining is currently being undertaken at Goltsovoye, no declaration of Ore Reserves has been made by the Company and the supporting technical studies are on-going. Accordingly SRK's review of costs and performance is limited to those assets supported by a declaration of Ore Reserves (Dukat Mine, Lunnoye Mine and Arylakh Mine). Notwithstanding the foregoing, SRK notes that the Company is currently receiving revenue and incurring costs associated with production from Goltsovoye, which are excluded from consideration herein and for the avoidance of doubt are not included in Table 3-5.

Within the context of the CESR Recommendations (paragraph 132 (b)), SRK notes that insufficient technical work has been undertaken to define the duration of commercial activity, anticipated mine life or exploration duration at Goltsovoye and Perevalny, which are reported herein as advanced exploration properties.

3.1.1 Location

The Dukat Hub is situated in the Omsukchansky administrative division of Magadan Oblast, Far Eastern Federal District, Russian Federation some 310km northeast of the city of Magadan, the administrative centre of Magadan Oblast and a port on the Sea of Okhotsk. Located at latitude 62°34N and longitude 155°17E at an elevation of 600m above sea level, the site is accessed from a combination of paved and unpaved roads, a travelled distance of 600km from Magadan: specifically along the 639 from Magadan to Orotukan northwards and on minor roads (40km) to Omsukchan which is situated 30km to the southeast of Dukat. Magadan with a population of 100,000 has a seaport which is all year and a major airport (Sokol Airport). Dukat is situated in the GMT+11 time zone. Magadan Silver manages seven licences located in the Magadan Oblast, Far Eastern Federal District of the Russian Federation.

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Table 3-2: Dukat Hub: licence geographic location

Licence Name	Latitude (°)	(')	('')	Longitude (°)	(')	('')
DP+AEP						
Dukat (MAG03211BE), (MAG13850BR)	62	34	11	155	17	0
Lunnoye (MAG14476BR)	63	6	0	155	9	0
Arylakh (MAG4150BR)	63	12	37	155	7	60
Goltsovoye (MAG014985)	62	0	0	155	38	0
Perevalny (MAG03894BP)	62	38	52	155	26	25
Other Licences						
Rogovik (MAG04116BR)	64	13	41	154	9	53

3.1.2 Titles and Licences

Three of the licences, supported by reported Ore Reserve statements, relate to the operating mines of Dukat, Lunnoye and Arylakh. Goltsovoye is in production; however, the Company has not yet produced formalised Ore Reserves for the project.

Table 3-3: Dukat Hub: licence terms and conditions(1)

Licence Conditions	MAG03211BE	MAG13850BR(2)	MAG14476BR	MAG04150BR
Licence Name	Dukat	Dukat Exploration	Lunnoye	Arylakh
Deposit	Dukat	Nachalny-2	Lunnoye	Arylakh
Region	Magadan Oblast	Magadan Oblast	Magadan Oblast	Magadan Oblast
Federal District	Far Eastern Federal District	Far Eastern Federal District	Far Eastern Federal District	Far Eastern Federal District
Terms	Gold, silver, by-product mining and production at the Dukat gold-silver deposit	Exploration, prospecting of ore silver and gold at Dukatskaya Prospective area	Exploration and production gold and silver at gold-silver deposit Lunnoye and its flanks	Exploration and production gold and silver at the gold-silver Arylakh deposit and its flanks
Classification	Production	Exploration and Production	Exploration and Production	Exploration and Production
Type	u/g, o/p, s/p	o/p, s/p	u/g, s/p	u/g, o/p, s/p
Area - general	11.40km²	40.60km²	48.00km²	1.45km²
Area - specified	5.76km²	n/a	18.70km²	0.00km²
Awarded	05/12/2000	29/11/2006	22/05/2008	21/04/2008
Expiry	31/12/2017	30/11/2031	31/12/2016	31/12/2016
Licence Term	17.1 years	25.0 years	8.6 years	8.7 years
Remaining	6.5 years	20.4 years	5.5 years	5.5 years
Ore Reserve Depletion	2021	2013	2023	2015

(1) u/g – underground; s/p – stockpile; and o/p – open-pit.
(2) Licence MAG13850BR encompasses Perevalny.

Table 3-4: Dukat Hub: licence terms and conditions (continued)(1)

Licence Conditions	MAG014985	MAG03894BP	MAG04116BR
Licence Name	Goltsovoye	Dukat Prospective Area	Rogovik Prospective Area
Deposit	Goltsovoye	Dukat Prospective Area	n/a
Region	Magadan Oblast	Magadan Oblast	Magadan Oblast
Federal District	Far Eastern Federal District	Far Eastern Federal District	Far Eastern Federal District
Terms	Silver production at Goltsovoye deposit	Exploration, prospecting of ore silver and gold at Dukatskaya Prospetive area	Exploration, prospecting and production gold and silver at Rogovik Prospective area
Classification	Production	Exploration and Production	Exploration and Production
Type	u/g	n/a	n/a
Area - general	5.76km2	40.60km2	397.00km2
Area - specified	n/a	n/a	n/a
Awarded	26/07/2010	29/11/2006	11/03/2008
Expiry	31/12/2024	30/11/2031	17/02/2033
Licence Term	14.4 years	25.0 years	24.9 years
Remaining	13.5 years	20.4 years	21.6 years
Ore Reserve Depletion	n/a	n/a	n/a

(1) u/g – underground; s/p – stockpile; and o/p – open-pit.

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 25 of 76 3.1.3 Magadan Silver historical operating statistics Table 3-5: Dukat Hub: historical performance statistics Statistics Units 2006 2007 2008 2009 2010 H1-2011 Processed Tonnes (kt) 1,146 1,166 1,265 1,273 1,534 725 Grade (g/t Ag) 502.7 470.9 449.3 476.2 376.8 370.2 (g/t Au) 1.5 1.3 1.3 1.3 1.0 0.9 Production — silver (koz Ag) 15,213 14,109 15,900 15,500 14,500 7,037 — gold (koz Au) 47 43 45 39 38 16 — silver equivalent (koz Ag) 18,500 17,544 18,445 18,068 16,900 7,791 — gold equivalent (koz Au) 269 218 323 273 266 159 Sales Revenue (US$k) 164,811 148,012 273,753 256,059 338,510 200,232 — silver (US$k) 136,786 119,271 235,924 219,238 290,500 180,748 — gold (US$k) 28,024 28,741 37,829 36,821 48,010 19,484 Unit Sales Price — silver (US$/oz) 9.24 8.45 14.84 14.14 20.03 25.69 — gold (US$/oz) 610 674 848 942 1,270 1,247 Sales — silver (koz Ag) 14,802 14,109 15,900 15,500 14,500 7,037 — gold (koz Au) 46 43 45 39 38 16 — silver equivalent (koz Ag) 17,994 17,509 18,445 18,068 16,900 7,791 — gold equivalent (koz Au) 263 219 323 273 266 159 Cash Costs Cash Costs (US$k) 80,742 120,918 152,633 140,447 170,324 127,563 Cash Costs (gold by-product) (US$k) 52,718 92,178 114,804 103,626 122,314 108,079 Cash Costs (silver by-product) (US$k) (56,044) 1,647 (83,291) (78,791) (120,176) (53,185) Capital Expenditure (US$k) 10,184 53,220 51,372 31,592 43,792 22,062 Unit Cash Costs Cash Cost (US$/tmilled) 70 104 121 110 111 176 Cash Cost — by-product sales (US$/oz Ag) 3.56 6.53 7.22 6.69 8.44 15.36 (US$/oz Au) (1,220) 39 (1,868) (2,015) (3,179) (3,403) Cash Cost — co-product sales (US$/oz Ag Eq) 4.49 6.91 8.28 7.77 10.08 16.37 (US$/oz Au Eq) 307 551 473 514 640 801 Cash Cost — by-product production (US$/oz Ag) 3.47 6.53 7.22 6.69 8.44 15.36 (US$/oz Au) (1,198) 39 (1,868) (2,015) (3,179) (3,403) Cash Cost — co-product production (US$/oz Ag Eq) 4.36 6.89 8.28 7.77 10.08 16.37 (US$/oz Au Eq) 300 554 473 514 640 801 3.2 Dukat 3.2.1 Location Dukat is situated in the Omsukchansky administrative division of Magadan Oblast, Far Eastern Federal District, Russian Federation some 310km northeast of the city of Magadan, the administrative centre of Magadan Oblast and a port on the Sea of Okhotsk. Located at latitude 62°34N and longitude 155°17E at an elevation of 600m above sea level, the site is accessed from a combination of paved and unpaved roads, a travelled distance of 600km from Magadan: specifically along the 639 from Magadan to Orotukan northwards and on minor roads (40km) to Omsukchan which is situated 30km to the southeast of Dukat. Magadan with a population of 100,000 has a seaport (navigable from May to December) and a major airport (Sokol Airport).Dukat mine is located 42km to the west of the of Omsukchan. Dukat is situated in the GMT+11 time zone. From an operational perspective, Nachalny-2 is considered to be a part of the Dukat Mine. Accordingly, the related data is presented and discussed as any of the other numerous underground mining zones or open-pits associated with the Dukat Mine. 3.2.2 Title The current primary mining licence (MAG03211BE) covers an area of 11.40km2 and is valid until December 2017 which is some 10 years prior to the projected date of Ore Reserve depletion. The immediate surrounding areas are covered by exploration licences for Dukat Exploration (40.6km2) and Dukat Prospective Area (2,420km2). The licence for Dukat Exploration (MAG13850BR) within which the Nachalny-2 deposit is situated expires in 2031 which is subsequent to the projected Ore Reserve depletion date (2021) for this deposit. M-33

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 26 of 76 3.2.3 History Exploration, development and production history in the area dates from 1967 when the Dukat deposits were discovered. Substantive exploration commenced in 1971 and by 1977, 84 deposits had been identified over a strike length of 1.4km to a depth of 500m. Commercial scale mining operation commenced in 1980 and continued until 1997: through a combination of open-pit and underground mining methods. During 1998, the legal rights to the deposits were acquired by a joint venture formed between Pan American Silver Corporation (30%) and various Russian companies (30%). In 2000, the Company acquired a controlling interest in Dukat through a joint venture between the Company (68% indirect interest), Pan American Silver Corporation (20% direct interest), and various other Russian companies (12% indirect interest). In 2002, the joint venture re-commenced production through a combination of underground and open-pit mining methods with an initial processing capacity of 750ktpa. Plant capacity was expanded to 850ktpa in 2005 with the addition of a parallel grinding circuit. In 2004 and 2005 the Company acquired the interests of the minority shareholders. The final payment to Pan American for its shares in CJSC Magadan Silver was settled in 2009. Further process capacity enhancements increased the milling capacity to 950ktpa in 2008. 3.2.4 Geology The Dukat deposits are hosted by a complex series of metamorphosed and hydrothermally altered volcanic and intrusive rocks that are juxtaposed with siltstone, sandstone and coalbearing shale formations. The mineralised structures vary from single massive quartz veins through to zones of intense silicification and brecciation, which are steeply dipping with an average width of 6m to 15m. The five largest ore zones display continuity over several hundred metres and account for 85% of Ore Reserves. The largest orebody has a maximum thickness of up to 50m, a strike length of 2km and has been investigated by drilling and underground sampling to a depth of 600m. The Dukat deposits occur in the central part of an Early Cretaceous trough structure (referred to as the Balygychano-Sugoy downfold) which overlies intensely folded Triassic-Jurassic sedimentary basement lithologies and is associated with a north-south trending fault network. The trough structure is filled with shale and coal-bearing sediments which have been unconformably overlain by Cretaceous rhyolite and andesite. Multiple intrusions of diorite — granodiorite — granite stocks post date the sedimentary and the unconformable volcanic rocks. The main zones of the deposit are hosted by a granodiorite-granite intrusive dome. The mineralised structures vary from single massive quartz veins through to zones of intense silicification and hydrothermal brecciation within which no individual quartz veins are identified. Orebody 1 is the largest in the deposit, has a maximum thickness of up to 50m, a strike length of 2km and has been investigated to a depth of 600m through underground development and diamond drilling. In total, 84 separate lodes have been identified in the area. Mineralogically, the ores contain rhodonite, quartz and adularia in variable amounts together with base-metal sulphides including sphalerite, galena, chalcopyrite, pyrite, arsenopyrite and marcasite together with silver and antimony sulphosalts. Native silver occurs as disseminations in quartz or opal or as inclusions in the sulphides and secondary lead and zinc minerals or as thin veinlets. Gold occurs as inclusions (20ìm to 200ìm) in quartz and sulphides. Manganese and iron oxides, lead, zinc and copper sulphates and oxides occur within the oxidized zones. The host rocks consist of quartz, opal, calcite, rhodochrosite, feldspar, sericite, hydromica, chlorite and kaolinite. Structurally the deposit can be split into 6 principal structural domains by a series of strike-slip M-34

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 27 of 76 faults on a pre-, syn- or post- mineralisation basis. A key feature of the deposit is the intersection a northwest-southeast and northeast-southwest trending fault network which provides the structural and geometrical controls on mineralisation. Silver-adularia-quartz mineralisation is typically associated with the steeply northeast-southwest trending structures, whereas the more shallowly dipping quartz-rhodonite mineralisation is associated with the northwest-southeast trending structures. These trends and mineralogical affinities are reflected in the geological wireframe modelling which forms the basis of the Dukat Resources and Reserves. Quartz-adularia zones are more commonly bordered by veinlets and disseminated mineralisation. Propylitic alteration is widespread in the central zones of the deposit, whereas in more intensely fractured and peripheral areas argillic alteration is common. A further quartz-sulphide vein type is distinguishable, but holds no commercial significance. Dukat possesses genetic and physiochemical affinities with deposits such as Guanajuato and Fresnillo, Mexico. The Nachalny-2 deposit was first discovered in 1973, with detailed exploration within the area commencing in 1986/87, although this data has not been used in the resource estimate presented here. Recent drilling conducted by the Dukat Exploration Enterprise, began in the second quarter of 2006, with all drilling completed by July 2007 when channel sampling over the surface expression of the deposits began. A further two core holes have been drilled to produce sufficient material for metallurgical testwork. Within previous works at reconnaissance stage (1986-88) large volumes of core-drilling was conducted, trenches and large trenches were developed and two ore bodies were defined, which were interpreted as ore columns of isometric shape. In the period from 2006 till 2007 further exploration was carried out using diamond drilling to further define the economic mineralization. A total of 49 boreholes were drilled with spacing of 25m by 25m during the programme. The results defined a number of ore-bearing structures striking to the north-west, which is represented by zone of tectonically disrupted argillites and Late Cretaceous porphyritic rhyolites. The orebody in general consists of sulphides, carbonates, quartz and sericite with the sulphides forming either as disseminated or in larger (up to 10cm) pockets. They comprise 5% to 10 % of ore mass and are typically galena, chalcopyrite, pyrite, and sphalerite. Native silver is present with the remainder of the silver associated with argentite and acanthite. 3.2.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Dukat, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore Reserves. As at 1 July 2011, Dukat has Ore Reserves of 0.49Moz of gold and 230Moz of silver, contained within 13.2Mt grading 1.2g/t Au and 544g/t Ag; and an Exclusive Mineral Resource of 0.12Moz of gold and 58.8Moz of silver, contained within 6.1Mt grading 0.6g/t Au and 298.0g/t Ag. Data Quantity and Quality Sample preparation is carried out at the sample preparation laboratory at the Dukat Mine. Fire assay of the sample pulps from the Dukat Mine with either an atomic absorption spectroscopy (AAS) or gravimetric finish is conducted at the Dukat Plant assay laboratory, Omsukchan. M-35

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 28 of 76 Internally produced standards are inserted as a quality control measure. The onsite laboratory at Dukat is not accredited to international standards, however, is accredited by National Russia standards. However, on a six monthly basis 180 samples are submitted to an external umpire laboratory, Alex Stewart, Moscow, for fire assay. No standard or duplicate material is submitted to Alex Stewart. The sample preparation laboratory was visited and SRK considered the general upkeep of the laboratory to be clean and well organised. The results of the investigation into the QAQC and the basic laboratory visit show acceptable levels of precision, accuracy and repeatability with no evidence of sample bias The drillhole file provided for Dukat contained both diamond drilled, cored boreholes, and cross-cut sampling and surface trenching information providing a database of over 16,277 collars consisting of 475,545m accompanied by 355,800 silver samples. The drillholes associated with updates made by the company and reviewed by SRK in 2009 consist of over 5,540 holes accompanied by 51,500 silver samples. SRK have been provided with a number of topographic surfaces for the Dukat and Nachalny- 2 deposit. In the case of Dukat the topographic surfaces represent the actual surveyed measurements of the open pit operations as of the 1 January 2011 and 30 July 2011. At Nachalny-2 the whole area is covered by a detailed topographic analysis and all borehole collar locations have been surveyed and have appropriate downhole surveys. SRK has not been provided with updates to the Nachalny-2 topography or pi surfaces as part of the 2011 review process. The data quantity and quality is considered sufficient for the reporting of Mineral Resources and Ore Reserves in accordance with the JORC Code. Geological Modelling Polymetal has modelled a total of 78 wireframes that represent the mineralised veins that are considered to be mining targets or are currently being mined. Polymetal distinguish between the quartz-rhodonite and quartz-chlorite-adularia veins, which are split by their morphological affinities into ‘Zones’ and ‘Veins’. Zones are characterised by thicker groupings of veins (approximately 20m in thickness), whereas Veins represent individual narrow veins. Subsequent to the 2009 mineral Resource estimate additional drilling has been undertaken, affecting a total of 37 of models comprising changes to: 7 quartz-adularia zones; 10 quartzadularia veins; 14 quartz-rhodonite zones; and 6 quartz-rhodonite veins. Tonnage and Grade Estimation In the process of statistical analysis the distinction between the mineralogical and morphological types are considered separately, in which sample populations are analysed to establish grade-capping values. Polymetal constructs wireframes on a series of 2D sections based on logging codes and assay grades using Datamine Mining Software to a cut-off of 50g/t Ag equivalence (where Ag Equivalence= Ag+Au*65). Based on assays captured within the wireframe models pairwise directional variograms are modelled for silver and gold for use in ordinary kriging interpolation. The Company has undertaken multiple quantitative and qualitative validation techniques which are sufficient to detect any erroneous grade estimation or systematic bias. Polymetal apply a series of transformations in rotated space to estimate each model in an orthogonal orientation (E-W or N-S) to avoid using rotated block models, before translating the models back to real space; SRK has replicated these processes and has no concerns regarding the implication of this process to the tonnage and grade estimates. As part of the audit process, SRK has re-estimated Dukat zone-1 and can replicate the reported tonnages and grades to within approximately <5%. Further to this, SRK has undertaken multiple sensitivity analyses, M-36

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 29 of 76 which have been assessed through grade-tonnage curves and quantitative kriging neighbourhood analysis to validate the estimation parameters used by the company. The results demonstrate that the Company’s estimation is robust and is subject to minor changes of less than approximately 1.5% of the tonnage and grade. Fixed densities of 2.6t/m3 and 2.7t/m3 are applied for tonnage estimation based historical mining and exploration data. Based on detailed analysis, SRK are comfortable with the top-cuts used, search-ellipse parameters and variogram parameters. Classification The classification as provided by the Company is based on parameters suggested by SRK during previous mandates, which have been modified due to further exploration: ? 1 underground level, surface trenching or drilling above which is within 50m is classified Measured; ? Below underground development with vertical continuity demonstrated and no data at depth down to 25m is classified as Measured; ? Below underground development 25m to 50m with no data is classified as Indicated; ? Below underground development >50m with no data is classified as Inferred; ? Above underground development up to 35m, but if there is surface trenching/drilling, up to 50m is classified as Measured; ? If no trenching/drilling above or below underground development then this is classified as Indicated (i.e. no up/down dip grade continuity demonstrated); ? If drill spacing/sampling <25m spacing then this is classified as Measured; ? If drill spacing/sampling 25m to 50m then this is classified as Indicated; and ? If drill spacing/sampling >50m then this is classified as Inferred. SRK is satisfied that the methodologies and guidelines in used by the Company facilitate sensible classification and Mineral Resource and Ore Reserve reporting. Mineral Resource and Ore Reserve Statements Mineral Resource are reported directly from the block model using a series of cut-offs. The Company constrain underground in-situ Reserves using Datamine’s Mineable Shape Optimiser (“MSO”) that reflect a series of reporting cut-offs. In principal, MSO calculates the optimal size, shape and location of stopes for an underground mining and accounts the orebody geometry. Mineable shapes used for the open-pit Reserves were constrained using Datamine’s Mineable Shape Optimiser (“MSO”). In principal, MSO agglomerates the block model into larger mineable shapes that are based on the mining parameters of the equipment and mine design and the block model dimensions. 3.2.6 Mining Mining operations at Dukat Mine comprise underground operations, two separate open-pits and stockpile reclamation. Underground mining operations are planned to continue for 10 years until 2021 and open-pit operations are planned to terminate in 2013, with the cessation of mining of the Nachalny-2 pit, the Dukat pits will terminate production during Q3-Q4 2011. Open-pit mining at Dukat Mine comprises a conventional truck and shovel operation. A combination of hydraulic excavators and wheel loaders are currently used to load ore and waste from the mining face into off-highway trucks. The trucks, hydraulic excavators, wheel loaders and bulldozers are purchased from international manufacturers. The overall pit slopes vary from 45° to 50° depending on the pit geometry (specifically depth), mountain topography M-37

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 30 of 76 and geotechnical conditions. Ore in the open-pits is selectively mined to different grade categories and all RoM ore is stockpiled and blended using a wheel loader to the primary crusher before being transported by road to the Dukat Plant located at Omsukchan some 40km distant from Dukat Mine. A number of contractors are responsible for transporting the ore to the Dukat Plant using standard highway trucks. The underground mining operation is fully mechanised and employs two specific mining methods depending on the thickness and dip of the orebodies. Where the ore zones are, relatively thick and steep dipping at some 75º, a productive non-entry mining methods (sublevel open stoping) is employed using long-hole drilling methods. In the thinner ore zones up to 3.5m thick a shrinkage stoping method is used. The current orebodies which form the basis of the Ore Reserves extend to a depth of 600m below surface. Notwithstanding the above, the contribution from the thinner zones will increase during the LoMp. Accordingly focus on advanced development will be critical in order to achieve both the build up in production and increased contribution from shrinkage stoping mining methods in respect to the LoMp. Typical stope dimensions are 50m along strike and up to 50m height. The underground mining operation is fully mechanised and load-haul-dump trucks (“LHDs”) and low profile dump trucks are used to transport a portion of the ore to the surface, the majority ore is transported to surface by underground railway. Rubber tyred long-hole production drill rigs are employed for open stoping and development jumbos are used for work on tunnels and excavations. The mine works as a continuous operation, utilising two 11-hour shift patterns in both the open-pit and underground operations. The open-pit production schedule incorporates an allowance of 40 days in which it is not considered possible to work due to temperatures falling below -45°C. 3.2.7 Metallurgical processing Ore from Dukat, Goltsovoye and Nachanloye is processed at the Omsukchan concentrator is located in the town of Omsukchan, approximately 42 km from the Dukat Mine and 172km SE of the Lunnoye Mine. The facility utilises conventional sulphide flotation technology The Company acquired the facility and associated infrastructure and formed a joint venture with Pan American Silver Corp (“Pan American”) who owned of the Dukat subsoil licences, relating to the Dukat Mine and in so doing created CJSC Magadan Silver in collaboration with a number of other Russian companies. Based on the terms of the agreement the Company contributed the Dukat Mine and Omsukchan Concentrator assets to CJSC Magadan Silver in exchange for a 66% shareholding, Pan American contributed the Dukat subsoil licence in exchange for 20% shareholding. The reaming 12% was held by a number of Russian companies. Subsequently, in 2005, the Group consolidated 100%. ownership of CJSC Magadan Silver. The final payment to Pan American for its shares in CJSC Magadan Silver was settled in 2009. Following the discovery of the Dukat deposit in 1978 a 250 ktpa concentrator was constructed and expanded to 550 ktpa in 1987. The plant was put on care and maintenance in 1996 and abandoned in 1998. After intensive refurbishment the Omsukchan concentrator was restarted in Q4 2002 at a production capacity of 750 ktpa. The refurbishment included the installation of new screening, thickening, pumping and filtering equipment. Between 2006 and 2007 further improvements were made, including the installation of a concentrate cooling and loading unit, flash flotation cells and a new filtering capacity, as well as the construction of the new tailings M-38

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 31 of 76 storage facility. The concentrator facility began expansion in 2007 with the addition of a parallel processing stream, which was completed in Q1 2010. The upgrade increased the processing capacity to 1,500ktpa. The Omsukchan concentrator currently operates at full capacity of 1,500 ktpa. Historical operating performance from 2006 to H1 2011 indicates a range of recoveries between 77% and 88.6% for gold and silver. Recoveries are higher for ore from underground mining (nonoxide ore) and lower for ore from open pit mining and for ore from old stockpiles (partial-oxide ore). Processing circuit-1 (Section 1), which is optimised to treat simple ore from Dukat, comprises three stage grinding (one SAG mill and two ball mills) followed by flash flotation and conventional flotation. Processing circuit-2 (Section 2), which is optimised to treat complex ore from Goltsovoye, Nachalny and Dukat partial oxides and comprises two stage grinding (one SAG mill and one ball mill) followed by gravity concentration, flash flotation and conventional flotation. Concentrates from both circuits are fed to a high-rate thickener. Subject to testing to estimate the silver recovery from cyanidation the thickener output is either transported to the Lunnoye processing plant or the Port of Magadan, for sale to a thirdparty. 3.3 Lunnoye 3.3.1 Location Lunnoye is situated in the Omsukchansky administrative division of Magadan Oblast, Far Eastern Federal District, Russian Federation some 455km northeast of the city of Magadan, the administrative centre of Magadan Oblast and a port on the Sea of Okhotsk. Located at latitude 63°06N and longitude 155°09E at an elevation of 690m above sea level, the site is accessed from a combination of paved and unpaved roads, a travelled distance of 710km from Magadan: specifically along the 639 from Magadan to Orotukan northwards and on minor roads (150km) to Omsukchan which is situated 70km to the southeast of Lunnoye. Lunnoye is also situated 60km due north of Dukat. 3.3.2 Title The current mining licence for Lunnoye is MAG14476BR (48.00km2), which is valid until 2016, some 6 years prior to the projected depletion of the Ore Reserves. 3.3.3 History Exploration, development and production history at Lunnoye dates from 1987 when the Lunnoye deposits located in the southern part of the Arylakh ore basin were discovered. 13 ore zones were identified, four of which have been the focus of extensive exploration. Drilling programmes commencing in 1992 lead to the identification of economic mineralisation to a depth of 400m. In 1994 a feasibility study was completed which envisaged open-pit mining to a depth of 60m below surface. In 1999, the Company secured the exploration and production licence and in 2001 construction of the processing plant was completed and open-pit mining commenced, with a processing capacity of approximately 300ktpa. From 2003, the plant began co-processing ore from Lunnoye and concentrate from Dukat. In 2006, the construction of the access adit marked the beginning of the construction of the underground mine, which the Company currently expects to reach its design capacity of 150ktpa in 2009. M-39

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 32 of 76 3.3.4 Geology The Lunnoye deposit consists of a series of sub-parallel quartz veins and zones of silicification predominantly hosted by volcanic rocks overlain by a sequence of sandstones and conglomerates. The Lunnoye deposit is located on the northernmost margin of a regionalscale fault block, form by a network of NW-SE and NE-SW faults. Preferential high-grade zones form at close proximities (<500m-600m) to the intersection lineation between conjugate faults. The ore hosting veins generally strike to the north or northeast and are characterised by the presence of quartz-carbonate or quartz-rhodonite. Of the 12 structures identified, only four are currently considered as potential ore zones with one, Zone IX, containing some 80% of the total Reserve identified to date. Mineralogically, the silver occurs as a series of silver sulphides containing traces of arsenopyrite. The host rocks are tuffs and rhyolites which are cut by a series of fractures now represented by dark clay rich zone. The main No 1 orebody is 5m to 35m wide, averages 3.5g/t Au and up to 570g/t Ag, lies on the immediate footwall of this fault zone and strikes northeast-southwest and dips steeply (80° to 85°) to the southeast. Two principal vein morphologies are defined; simple veins, that are typically steep (60°-90°), narrow (0.5-3m) and demonstrate a continuous strike over 200m to 750m. The second and commercially more significant style are referred to as compound veins; these consist of veins, veinlets and planar packages of hydrothermal breccia. The ore zone is visually distinctive and characterized by banded quartz-carbonate material up to 35m wide with a strike length of 800m. Rapid pinch-outs occur along strike. Other orebodies of economic significance are small and will likely contribute only 10% of the output of the operation. SRK is confident that the continuity of the orebody as modelled is good even taking into account the rapid pinch-outs. A thickening, although more braided appearance of the orebody with depth is offset by a decline in grade. The main silver minerals in decreasing order of abundance are argentite, freibergite (an argentiferous tetrahedrite) and proustite. Sulphides constitute 2% to 3% of the rock and are dominantly pyrite and galena with traces of arsenopyrite and chalcopyrite. Gold occurs as free grains or in solid solution with silver (electrum). Secondary minerals include hydroxides of iron and manganese. Host rock minerals consist of quartz, chalcedony, tuff, adularia, plagioclase feldspar, kaolin, hydromica, epidote and titanomagnetite. 3.3.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource and Ore Reserve estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Dukat, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore Reserves. As at 1 July 2011, Lunnoye has Ore Reserves of 0.17Moz of gold and 33.5Moz of silver, contained within 2.8Mt grading 1.8g/t Au and 367.1g/t Ag; and an Exclusive Mineral Resources of 0.13Moz of gold and 30.4Moz of silver, contained within 2.6Mt grading 1.5g/t Au and 359.2g/t Ag. Data Quantity and Quality Lunnoye samples are prepared at the sample preparation laboratory at the Dukat Mine and the assays are carried out at the analytical laboratory at the Lunnoye Mine site. At the M-40

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 33 of 76 Lunnoye Mine site assay laboratory, the Lunnoye samples submitted are analysed by fire assay with a gravimetric finish for Au. Every seventh sample in the sample stream comprises Certified Reference Material (CRM, or standards) which are internal standards made up of Lunnoye material. In terms of duplicates, 10% of the sample stream comprises 500g pulp duplicates produced at the pulverisation stage of sample preparation. Samples Lunnoye are prepared at the Dukat Laboratory. No field duplicates, collected at the sample splitting stage in the field, are submitted as part of the QAQC program. Blank samples are submitted to the sample preparation laboratory to detect possible inter-sample contamination at the preparation stage. However, on a six monthly basis 180 samples are submitted to an external umpire laboratory, Alex Stewart, Moscow, for fire assay. SRK has no material concerns regarding sample QAQC. The drillhole files provided for Lunnoye Project contained information for a number of zones (referred to as Lunnoye-5, Lunnoye-6, Lunnoye-7, and Lunnoye-9), where both diamond drilled, cored boreholes, and cross-cut (trench) sampling information in each file. The Lunnoye database consists of 65,742m of drilling (and trenching), corresponding to 39,457 gold assays and 39,662 silver assays. Geological Modelling The Company model the extents of the mineralisation at Lunnoye using a 50g/t Ag equivalence cut-off (where Ag Equivalence= Ag+Au*55), which reflects an economic and, reportedly, a natural cut-off., using Datamine Software The Lunnoye deposit has been subdivided into a number of geographical zones zone with the main deposit located at Lunnoye-9. The Lunnoye-9 deposit was geologically wireframe modelled into eight separate domains and honours the geological features and mineralisation of the deposit, similar to that seen at the Dukat mining operations. The deposit consists of one larger zone (Zone 1), which runs the majority of the deposit strike length, having dimensions of 680m along strike, 200m to 230m down dip, 2m to 20m thick (~13m), orientated north-northeast, dipping sub-vertically 60° to 70° to the southeast. The other seven zones represent smaller zones ranging from 50m to 350m along strike and at different thicknesses ranging from 1m to 10m on average. These zones are typically sub-vertical and orientated northeast. All zones have been delineated using a combination of diamond drilling information and surface trenching. Tonnage and Grade Estimation The company supplied summary reports to SRK explaining the modelling, statistical and geostatistical steps and assumptions made, in which summaries of the Resource estimation methodologies and classification guidelines were included. The company used a series of topcuts that varied between deposits and veins. Based on detailed analysis, SRK are comfortable with the top-cuts used, search-ellipse parameters and variogram parameters. In SRK’s opinion the block sizes of 10m x 10m x 10m used for Lunnoye should be increased to approximately double the current dimensions. Polymetal apply a series of transformation in rotated space to estimate each model in an orthogonal orientation (E-W or N-S) to avoid using rotated block models, before translating the models back to real space; SRK has replicated these processes and has no concerns regarding the implication of this process to the tonnage and grade estimates. SRK undertook detailed validation of the Lunnoye models and was able to replicate the estimated tonnages and metal content to 2-3% at a grade broadly reflecting the Lunnoye reporting cut-offs. At a cut-off of 0g/t Ag the metal difference between the original and replicate model was 1% with a 0% tonnage difference. SRK re-estimated tonnages and grades using modified search parameters, introduction declustering and search neighbours M-41

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 34 of 76 more representative of the variogram ranges. The resultant grade-tonnages curves demonstrate immaterial differences with respect to the original grade-tonnage curves presented by The Company. The Company estimate grades using Ordinary Kriging (“OK”) and Inverse Distance Weighting Squared (“IDW”). The IDW grade estimates are used for mine planning and scheduling purposes. SRK’s analysis showed that the two estimators yield extremely similar results for Lunnoye; notwithstanding this, it is SRK’s opinion that the OK model is likely to result in more robust local grade estimates. In summary SRK are comfortable with the processes undertaken to estimate tonnages and grades for Arylakh, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore reserves. Classification The Company classify Mineral Resources as contiguous areas in relation to the drillhole spacing with respect the variogram ranges, using the following criteria: ? Measured — Drillhole spacing of 8m-20m along strike and 14m-15m down-dip. ? Indicated — Drillhole spacing of 40m along strike and 50m down-dip. ? Inferred — Drillhole spacing of 40m-65m along strike and 50m-70m down-dip. SRK is satisfied that the methodologies and guidelines in used by the Company facilitate sensible classification and Mineral Resource and Ore Reserve reporting. 3.3.6 Mining Underground mining at Lunnoye is fully mechanised, with all working levels within 150m metres of the surface, which are accessible by two declines driven from the flanks of the orebody. The underground workings are separated from the inactive and depleted open-pit by a 10m crown pillar. As of 2011 the Company has changed the mining method from exclusively using sub-level open stoping to also incorporating cut and fill mining for one orebody only. This change for affected due to unacceptably high levels of dilution. Cut and fill is being undertaken on a trial basis, subject to the analysis of the production results in Q1 2012. The change in mining method has made a material impact on the 2011 metal production. The mine utilises trackless equipment for drilling, loading and hauling. Ore is hauled to surface using off-highway trucks and to the processing plant by a contractor. Underground mining conditions at Lunnoye are poor due to the proximity to a major fault zone and brecciation of the host rocks (hangingwall). Permanent infrastructure is supported by either steel frames or steel anchors and shotcrete. Open stopes are supported by wire mesh, anchors and manually installed cablebolts. Ground conditions improve away from the fault zone. 3.3.7 Metallurgical processing The Lunnoye processing plant utilises conventional cyanide leaching technology, with the Merrill Crowe process used to recover silver and gold from solution. Currently, the plant operates at full design capacity, processing 300 ktpa of ore and 35 to 50 ktpa of concentrate, with gold recoveries of 92% to 94% and silver recoveries of 87% to 91%. RoM from Lunnoye and Arylakh mines is blended at the ore storage yard and crushed in the jaw crusher prior to two stages of grinding (SAG and ball), slurry thickening, agitated cyanide leaching (nine tanks providing total residence time of 72 hours), counter-current decantation in four stages and the Merrill Crowe process. The Omsukchan concentrate is fed to the underflow sump of the ball mill. M-42

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 35 of 76 Wet precipitate from the Lunnoye processing plant is transported back to the Omsukchan concentrator for drying, homogenisation, sampling and packing. Dry precipitate is shipped to a third-party refinery for toll-refining into doré and subsequent sale. Prior to 2007, precipitate was smelted on-site to produce doré bars. However, the Company discontinued this process to decreases loses and improve efficiencies. 3.4 Arylakh 3.4.1 Location Arylakh is situated 15km north of Lunnoye and is accessed along 20km of unpaved roads. 3.4.2 Title The Arylakh licence is MAG04150NR (1.45km2), which is valid until 2016, some two years after the projected depletion of the Ore Reserves. 3.4.3 History: Exploration and development history at Arylakh commenced in 1986 when the Arylakh deposit was discovered. Between 1987 and 1988 preliminary exploration was conducted, comprising a combination of trenching, diamond drilling and underground development. The Company obtained an exploration and production licence for Arylakh in 1999, and a feasibility study was completed in 2000. In the third quarter of 2006, the Company completed the construction of an all-year road from Lunnoye to the Arylakh and purchased a mining fleet for this operation. Mining at the Arylakh Project began in the fourth quarter of 2006 ahead of schedule along with limited processing of ore at the Lunnoye Plant. 3.4.4 Geology The Arylakh orebody is dominated by a northeast trending steeply dipping fault structure. On the hanging wall of the main structure, a number of thinner vein-like structures bifurcate from the main structure and strike north-northeast. The main body of the deposit can be described as a zone of multiple quartz veins up to 1.5km in length and extending to a depth of at least 250m below surface where it remains open. The orebody is located within a tectonic block which has been uplifted and which forms part of a lower Cretaceous volcano-sedimentary sequence. The inlier is subdivided by a series of northeast fractures and has undergone intense deformation. The mineralisation is associated with one of the northeast fractures but appears to be further controlled by a sequence of andesitic volcanics. The orebody occurs as a series of veins and veinlets associated with sulphidic quartz and quartz limonite rich bodies. The structure is complicated and the thickness of the orebody varies from less than 1m up to 15m. There is no relationship between thickness and grade. There are two main types of quartz vein present characterised by either the presence of sulphides or goethite. The primary ore can contain up to 7% sphalerite and galena with the highest concentrations in Zones 1 and 7. In Zone 1, where the orebody is thickest, there are areas of pure quartz with minimal sulphides and in these areas the grade is low. Pyrite and arsenopyrite are minor components of the mineralisation. In places a major sill cuts the orebody at depth, but there is insufficient information to say whether or not the orebody continues beyond this. M-43

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 36 of 76 3.4.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Arylakh, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore Reserves. As at 1 July 2011, Arylakh has Ore Reserves of 0.018Moz of gold and 12Moz of silver, contained within 0.87Mt grading 0.6g/t Au and 433.1g/t Ag; and an Exclusive Mineral Resources of 0.011Moz of gold and 7.0Moz of silver, contained within 0.47Mt grading 0.7g/t Au and 462.4g/t Ag. Data Quantity and Quality Arylakh samples are prepared at the sample preparation laboratory at the Dukat Mine and the assays are carried out at the analytical laboratory at the Lunnoye Mine site. At the Lunnoye Mine site assay laboratory, the Arylakh samples submitted are analysed by fire assay with a gravimetric finish for Au. Every seventh sample in the sample stream comprises Certified Reference Material (CRM, or standards) which are internal standards made up of Lunnoye material. In terms of duplicates, 10% of the sample stream comprises 500g pulp duplicates produced at the pulverisation stage of sample preparation. SRK visited the sample preparation facilities and laboratory during a site visit and found the general upkeep of the laboratory to be clean and well organised. No field duplicates, collected at the sample splitting stage in the field, are submitted as part of the QC. No blank samples are submitted to the sample preparation laboratory to detect possible inter-sample contamination at the preparation stage. The onsite laboratory at Dukat is not accredited to international standards. However, on a six monthly basis 180 samples are submitted to an external umpire laboratory, Alex Stewart, Moscow, for fire assay. The Arylakh database contained diamond drilled, cored boreholes, accompanied by some channel (trench) sampling. The Arylakh database, which includes surface drillholes, underground drillholes, underground channel samples and surface trenches consists of 70,806m, corresponding to 35,225 gold assays and 44,207 silver assays. SRK noted missing assay intervals in the Arylakh database, within the Resource model wireframes. The Company cite these as historical administrative areas and code the as absent values in the estimation, hence the impact is immaterial. Geological Modelling The Company model the extents of the mineralisation at Arylakh, by Ag Equivalence grade (where Ag Equivalence= Ag+Au*65) to define a series of en-echelon mineralised, offset by a series of faults. The surface trace of the offsetting faults is based on surface geological mapping which digitised and incorporated into the geological model. The mineralisation is cross-cut by a large barren nevadite sill, which is depleted from the modelled mineralisation. The Company model four zones, referred to as ‘Ore zones I, VII, VII and IX’ in order of decreasing economic-significance. Ore zone I contained approximately 70% of the currently defined Reserve tonnage and 57% of the Ag metal. Ore zone I extends along strike for approximately 1.14km, compared to the overall deposit strike length of 1.54 km. Tonnage and Grade Estimation The company supplied summary reports to SRK explaining the modelling, statistical and geostatistical steps and assumptions made, in which summaries of the Resource estimation methodologies and classification guidelines were included. The company used a series of top- M-44

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 37 of 76 cuts that varied between deposits and veins. Based on detailed analysis, SRK are comfortable with the top-cuts used, search-ellipse parameters and variogram parameters. In SRK’s opinion the block sizes of 10m x 10m x 5m used for Arylakh should be increased to approximately double the current dimensions. Polymetal apply a series of transformation in rotated space to estimate each model in an orthogonal orientation (E-W or N-S) to avoid using rotated block models, before translating the models back to real space; SRK has replicated these processes and has no concerns regarding the implication of this process to the tonnage and grade estimates. SRK undertook detailed validation of the Arylakh models and was able to replicate the estimated tonnages and metal content to 2-3% at a grade broadly reflecting the Arylakh reporting cut-offs. At a cut-off of 0g/t Ag the metal difference between the original and replicate model was 1% with a 0% tonnage difference. SRK re-estimated tonnages and grades using modified search parameters, introduction declustering and search neighbours more representative of the variogram ranges. The resultant grade-tonnages curves demonstrate immaterial differences with respect to the original grade-tonnage curves presented by The Company. The Company estimate grades using Ordinary Kriging (“OK”) and Inverse Distance Weighting Squared (“IDW”). The IDW grade estimates are used for mine planning and scheduling purposes. SRK’s analysis showed that the two estimators yield extremely similar results for Arylakh; notwithstanding this, it is SRK’s opinion that the OK model is likely to result in more robust local grade estimates. In summary SRK are comfortable with the processes undertaken to estimate tonnages and grades for Arylakh, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore reserves. Classification The Company classify Mineral Resources as contiguous areas in relation to the drillhole spacing with respect the variogram ranges, using the following criteria, which reflect the recommendations made by SRK in previous mandates (2009, SRK CPR): Arylakh: ? Measured — Drillhole spacing of 12m-15m along strike and 10m-15m down-dip. ? Indicated — Drillhole spacing of 30m-40m along strike and 30m down-dip. ? Inferred — Drillhole spacing of 40m-60m along strike and 30m-60m down-dip. SRK is satisfied that the methodologies and guidelines in used by the Company facilitate sensible classification and Mineral Resource and Ore Reserve reporting. 3.4.6 Mining Current operations at Arylakh comprise three small open-pits. The average ore body width varies from 1 to 4m. The extreme variability of the orebody geometry necessitates extensive grade control drilling. Mining is undertaken by conventional truck and shovel method at an approximate annual rate of 150ktpa. Waste is dumped on the hillsides immediately adjacent to the open-pits. A contractor trucks the ore to the Lunnoye Plant. Upon depletion of the openpit mining, a small underground mine is planned. 3.4.7 Metallurgical processing Ore from Arylakh is processed at the Lunnoye plant, described in Section 3.3.7. M-45

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 38 of 76 3.5 Goltsovoye 3.5.1 Location Goltsovoye is located 62° 00’ north and 155° 38’ east, approximately 575 km north-east of the port of Magadan in the far north-east of Russia. The deposit is 38 km by road east of the main Magadan-Omsukchan road and is currently accessed by an unpaved all-year road, which was completed in 2010. The area is rugged, with elevations around the deposit between 700 m and 1,100 m. The lower valleys along the river courses consist of boreal forest with a mixture of conifers and deciduous trees. 3.5.2 Title The Original mining licence (MAG014985, type BE) area of 5.76 km2 was granted on 26 July 2007 and expires on 31 December 2024. 3.5.3 History The deposit was discovered in 1979 by a Soviet geological expedition. This discovery immediately led into initial prospecting of the deposit followed by geological mapping, airborne and ground geophysical surveys as well as geochemical sampling programmes of different scales. Between 1980 and 1982 the deposit was extensively explored from surface with trenches and drillholes and underground by adits, drives and cross-cuts. Metallurgical testwork and a scoping study were completed in 1984. The culmination of the Soviet exploration was a small scale 10,000 t trial mining of the deposit from 1989 to 1993. In 2006/2007 Ovoca carried out an exploration programme which included 3,946 m of diamond drilling, confirming the structural position and control of the mineralisation, as well as permitting an upgrade in classification for some of the resources. On 19 December 2008 Polymetal announced it had entered into a binding Sale and Purchase Agreement (“SPA”), in respect of the purchase of 100% of the in CJSC Ayax, a subsidiary of Ovoca Gold Plc for US$3,043,342 in cash and 7.5 million of Polymetal’s common shares and a Deed of Novation and Assignment pursuant to which Polymetal conditionally acquired receivables of US$8,653,682.10 due from Ayax to Ovoca in exchange for a payment of US$8,653,682 by Polymetal to Ovoca. Polymetal and a third party entity have now acquired 100% of the shares in Ayax and the Deed of Novation and Assignment has become unconditional. Polymetal has acquired 4,166 shares in Ayax (which equates to 10.4% of the issued share capital of Ayax) pursuant to the SPA. The third party entity has acquired 35,934 shares in Ayax (which equates to 89.6% of the issued share capital of Ayax) pursuant to the SPA in exchange for the transfer of 7.5 million common shares in Polymetal to the Seller.This transaction represents the acquisition of the exploration and mining license for Goltsovoye silver deposit. 3.5.4 Geology The Goltsovoye silver deposit is located in the Okhotsko-Chukotsky Volcanogenic Belt and its juncture with the Balygychan-Sugoysky trough. This juncture in turn is a smaller segment of what is referred to as the Pestrinsky District, an area of some 640 km2 located on the southern flank of the Dukat Region. The Goltsovoye deposit covers an area of 12.5 km2 where silver and base metal mineralisation is localised within Late Cretaceous volcanic rocks of the upper structural complex adjacent to the main Verkhne-Tapsky strike-fault. M-46

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 39 of 76 The main mineralised faults are interpreted to be minor structures of the regional Verkhne- Tapsky fault zone. In general they occur as zones of intensely crushed mylonitised rock with fault gouge accompanied by a zone of schistosity with superimposed vein-veinletdisseminated sulphide mineralisation and intense sericite-quartz (argillic) alteration. The Goltsovoye deposit can be classified as a silver—polymetallic vein formation, typical of low to middle temperature hydrothermal mineralisation. It is characterised by a high content of sulphides and a complicated mineralogical composition. Approximately 80 hypogene and hypergene minerals are known. Lead and zinc associations including Galena—Quartz as well as Freibergite—Galena—Sphalerite are the main silver concentration minerals. Six individual zones (from north to south: 1A, 1, 2, 3, 4 and 5) have been identified within the Goltsovoye deposit, The geometry of these zones is related to the Verkhne-Tapskiy strike-slip fault and are spaced between 0.7 km and 1.3 km apart. The individual zones extend from 50 m to 400 m (average 160 m) along strike and from 40 m to 400 m (average 180 m) down dip. Thickness varies from 0.85 m to 4.05 m (average 1.62 m) and the dip, predominantly from 15° to 50°. Currently, only Zone 1 is considered to host economic mineralisation and contains the main resource. Zone 2 is presently of secondary importance and the remaining zones (1A, 3, 4 and 5) are not considered economically viable as only limited exploration (trenches and drillholes) has been undertaken. Weathering within the deposit is variable: oxidation penetrates the mineralised zone to between 30 m and 50 m and the weathered zone hosts an assemblage of acanthite-anglesite mineralisation in limonite-geothite-pyrolusite rocks. This weathered zone also hosts supergene mineralisation of an irregular distribution that contains a significant portion of the silver resource. 3.5.5 Mineral Resource and Ore Reserve Estimation Goltsovoye has a Mineral Resource of 44Moz of silver contained within 1.6Mt grading 858.1g/t Ag. No Ore Reserves have been defined for the Goltsovoye project to date. SRK has completed a thorough and detailed audit of Scott Wilson’s Mineral Resource estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Goltsovoye, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources. As at 1 July 2011, Goltsovoye has a Mineral Resource of 44.5Moz of silver, contained within 1.6Mt, grading 858g/t Ag. No Ore Reserves have been estimated or reported for Goltsovoye. Notwithstanding this, the Company report that a total of 101kt has been mined during 2010 and the H1 2011 for 73.8t Ag metal and 0.5kt lead metal. SRK has not been supplied with specific depletion information and, as such has not quantified the potential Mineral Resource reduction. Data Quantity and Quality In 2006/2007 Ovoca, through its subsidiary Artel Ayax, carried out an exploration programme which included 3,945.7m of diamond drilling and confirmed the structural position and control of the orebodies, as well as permitting an upgrade in classification for some of the resources. Prior to which, 67,698m of drilling, 17,238m underground channel sampling and 14,977m trenching was undertaken from 1979 to 1988. According to Scot Wilson’s review the quality of assays conducted during the period 1979- 1988 and those conducted by Ovoca the resultant data are sufficiently robust to form the M-47

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 40 of 76 basis for a JORC compliant Mineral Resource estimate. Scot Wilson felt the sample database for lead was insufficient for reporting a JORC compliant Mineral Resource. Whilst lead is not reported in the Resource or Reserve Statements smelter credits are received for lead in the Ag concentrate. In SRK’s opinion the quality of the topographic survey is poor and should be update to support subsequent studies. However, as the deposit is an underground target this implications of the poor topographical data is limited. Scot Wilson applied a single bulk density factor of 2.9t/m3, which derived from historical trial mining. In SRK’s opinion the application of the fixed density factor is reasonable; however, further density test work should be undertaken. Geological Modelling In preparation of the Scot Wilson MRE mineralisation envelope wireframes were constructed from the drillhole assays by Ovoca personnel using Datamine software. Ovoca used a 150g/t Ag cut-off grade with a minimum mining width of 1.2m for drillhole intersections and to constrain the resource wireframes, based on a silver price of US$/oz 10.00. In the case of narrower intersections, a metal accumulation of 200g/t x m was used, in order to preserve internal zone continuity. The wireframes were verified by Scot Wilson. SRK is comfortable with the wireframes presented and feels they are a reasonable representation of the mineralisation. Tonnage and Grade Estimation Scott Wilson estimate grade in to a 12m x 10m x 1.6m block model using IDW2 with an omni directional 5m search ellipse. Variation due to SRK’s re-modelling of the variogram and reestimation with OK show difference of less than 5% from Scott Wilson’s IDW2 estimate. SRK has quantitatively tested the sensitivity of the grade estimate to Scott Wilson’s estimation parameters and is generally comfortable with the estimation parameters used. Classification Scot Wilson has classified the Mineral Resource into broadly contiguous zones of confidence based on the search volume used, the sample spacing, minimum and maximum number of composites, the number of drillholes and the extent of declustering. In general terms; Measured Resource is limited to areas with historical underground development; Indicated Resource is limited to areas with a drillhole spacing of approximately 50m x 50m. The remaining blocks are classified as Inferred Resources. Given on the conservative manner by which the deposit has been wireframe, SRK are comfortable with the classification of the Inferred material. 3.5.6 Mining The working areas of the mine are relatively shallow (above the base of the valley), access to the mine is available by several adits. Current mining methods include sub-level open stoping, which contributes approximately 50% of production where the geometry of the orebody is steeply dipping; shrinkage stoping which contributes approximately 25% of production where the geometry of the orebody is steeply dipping and the veins are narrow; both conventional and step room and pillar mining contributes the remaining production from shallow dipping veins, 15% and 10% respectively. All development and majority of the stoping is fully mechanised with the use of trackless equipment though airlegs are still used in narrower sections and stope worked at difficult dips. The Company is currently undertaking engineering studies and further exploration with a view to producing an Ore Reserve for Goltsovoye in 2012 .For the interim period the Company are targeting annual production of 102kt for 2011, M-48

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 41 of 76 which is scheduled to increase to 120kt in 2012 based on the currently reported Mineral Resources. 3.5.7 Metallurgical processing Ore from Goltsovoye is processed at the Omsukchan plant, described in Section 3.5.7. 3.6 Perevalny 3.6.1 Location The Perevalny deposit is located in the Omsukchan district of the Magadan Region, in the Russian Federation, some 13 km north east of Dukat, where crushing facilities are located, and 35 km from Omsukchan, where processing facilities are located. The project is located some 600 km northeast of Magadan by road, with some 575km distance by road all year round. The remained is accessible via unpaved roads which connect Dukat to Luna. The topography in the vicinity of the deposit appears to be undulating hills. 3.6.2 Title The licence covering Perevalny, under licence number IAH 03894 BP, which was issued on 25 August 2006 and which will expire on 30 November 2031. 3.6.3 History The Perevalny deposit was discovered in the early 1980’s, with initial exploration and mining activities focussing on the Kenskogo coal deposits. Dukat mine continued exploration on the deposit between 1983 and 1985, and an estimate made of the deposit following Russian GKZ guidelines, indicating silver resources of 191.4 tonnes at an average grade of 164.1 g/t in the C2 category. Dukat Mine recommenced exploration on the deposit in 2007 drilling a total of 8,479 m of diamond drill core on the deposit and confirmed rich silver-polymetallic mineralisation in numerous zones. Based on the results a further 20,194m of diamond drilling has been completed during 2008. 3.6.4 Geology The Perevalny mineralisation is located in Carboniferous volcanic sequence, with the main portion of the deposit lying approximately 100 m below the surface and extends of a strike length of 250 — 300 metres. The mineralisation is hosted in a structural trap which shows evidence of folding at some stage. The average thickness of the high-grade zone varies from 1 — 20 metres. The deposit is split into four separate zones with two main zones and two small footwall zones. The deposit is located in a major tectonic suture which formed during NNW extension of the region highlighted by diagonal NE trending faults in the area. The surrounding rocks consist of medium and acidic volcanic suites in the west and complex coal terrigenous sediments to the east. There are a number of porphyry dykes in the area with associated porphyry-blotches of polymetallic mineralisation. The deposit trends along an orientation of 330° and is steeply dipping 60 — 65° to the west. The deposit consists of an inner high-grade zone which consists of a metasomatic zone of stringer vein style mineralisation with varying degrees of intensity (3 — 5 up to 10 — 30% ). The high grade zones typically carry silver grades between 350 — 420 g/t Ag. The main minerals within the high-grade zone are galena, sphalerite, chalcopyrite and argentite. Surrounding the high-grade zones is a lower-grade (1 — 3% ) metasomatic zone of disseminated polymetallic — mineralisation. The low-grade halo is characterised by significantly lower silver grades. M-49

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 42 of 76 3.6.5 Mineral Resource and Ore Reserve Estimation Perevalny has a Mineral Resource of 13.7Moz of silver, 4kt of copper, 28kt of lead and 28kt of zinc contained within 1.17Mt grading 364.1g/t Ag, 0.35% Cu, 2.35% Pb and 2.35% Zn. SRK’s review of the Perevalny estimate was undertaken in December 2008. SRK understands that no changes have been made since this date. As no Ore Reserves have been defined and no further exploration is scheduled to be undertaken, SRK cannot comment on the expected duration of commercial activity or anticipated progress in reference to CESR recommendations 132 a) and b) for the Perevalny Project. Data Quantity and Quality SRK were provided with a number of electronic files including all borehole information and topographic surveys. SRK was not provided with any supporting density information. Given the constant density of the host rocks a fixed density of 2.75g/cm3, is considered by SRK to reasonable assumption. The drillhole file provided contained some 82 diamond drilled, cored boreholes, totalling some 28,000m of drilling accompanied by some 3,800 sample assay results. The drill spacing is generally on a 50 x 50m grid with some areas stepping down to 50 x 25m. The deposit has not been explored through surface trenching or through underground development. All sample preparation sampling and analysis has been undertaken by Polymetal using its own facilities located at Dukat and Omsukchan, which utilises appropriate methodologies and is supported by quality Control/Quality Assurance records. SRK has reviewed QAQC results for the laboratories during the period which have shown acceptable levels of precision, accuracy and repeatability and not apparent bias. The whole area is covered by a detailed topographic survey, and all borehole collar locations surveyed and accompanied with downhole surveys at appropriate intervals. The data quantity and quality is considered sufficient for the reporting of Measured, Indicated and Inferred Mineral Resources in accordance with the JORC Code. also been wireframed Geological Modelling The geological modelling for the deposit was undertaken by Polymetal Geologists familiar with the geology of the region and the exploration data collected. Geological domains have been created representing the major mineralisation domains. The Mineralisation domains have been created using geologically defined zones with sampling for silver only being completed within the stringer vein mineralisation, and all elements within the metasomatic zone. Four major mineralisation domains have been created which represent two main zones of silver vein type mineralisation and two smaller zones of silver mineralisation in the footwall. SRK are comfortable with the approach to geological modelling however comment that the resultant wireframe model created by Polymetal does show complex structure of the mineralisation. Tonnage and Grade Estimation Prior to grade interpolation, a block model has been created, filling the mineralised wireframes with sub-blocks of suitable size to honour geometry, with parent block sizes of 20 x 20 x 10m. This block size is considered appropriate given the sample spacing. Silver, Copper, Lead and Zinc grades have been interpolated into the parent blocks using only major mineralisation domain zoning (not per individual sub-zone), using search dimensions based on the variogram range and orientated appropriately for the orebody geometry, using both Inverse Distance Weighting2 (IDW2). To ensure the parameters used are acceptable and do not significantly impact on the block estimates SRK have run a series of check estimates, using both the Polymetal parameters and modified parameters considered more M-50

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 43 of 76 appropriate by SRK. The results of this study demonstrated the Polymetal estimates to be valid, but not wholly optimal in terms of quality of block estimates. Some of the smaller mineralised bodies have limited borehole intersections, and if stricter zonal control using the sub-zones was employed would have very unreliable block estimates. SRK have validated the block model both visually and statistically using grade validation plots. In general the block model grades follow closely the variations in grade displayed in the sample files, but in many areas very closely, showing a low degree of smoothing. This is probably the result of the many samples contained within the mineralisation model, but warrants further investigation. Classification The block model provided to SRK was provided classified using the search ellipse number used to estimate the block grades. SRK do not consider this method wholly appropriate, as the approach which results in “bulls-eye” type zones of classification with no real continuity of confidence, and therefore SRK have reclassified the model in accordance with the JORC Code. SRK have not classified any of the material in the Measured Category due to the variable nature of the geological interpretation and the limited sampling within the ore zones. The high variability in the data has been highlighted by the poor semi-variograms produced based on the current drilling information. 3.7 Environmental The sites of Dukat and Lunnoye are located in a remote low-mountainous area (maximum elevation 1,500 m). The sites lie close to the watershed between two major river systems, one of which drains north to the Arctic Ocean whilst the other drains east to the Okhotsk Sea (Pacific Ocean); both river systems support high quality fisheries in their lower reaches. Whilst the operations are located in an area of low environmental and social sensitivity, certain environmental and social issues require careful management: ? Water management: Discharges from the open cast and mine operations as well as the associated waste rock dumps and tailings facility are all likely to contain elevated levels of suspended sediments and above background concentrations of metals in solution. Previous assessments by SRK indicate that only limited geochemical work was completed in order to determine acid mine drainage potential and accordingly SRK considers that this remains an issue. Notwithstanding this aspect SRK has been informed by the Company that the prevailing legislation in the Russian Federation necessitates monitoring and control of discharges from the open cast and mine operations as well as the associated waste rock dumps, heap leach piles and tailings facility and that such action is routinely completed by the Company. The local regulatory authority also authorizes operators in respect of discharging and that such authorization is issued on the basis of specific standards in respect of discharge criteria. In the event that such criteria are breached the operator may be subject to specific fines which may be substantial. Accordingly, SRK considers that in order to facilitate prediction of discharge conditions in the future and to enhance the proactive management of any potential issues, further technical work is required to ascertain the likelihood and extent of acid mine drainage. ? Social issues: The settlement of Omsukchan is largely dependent upon the continued viability of the Dukat and Lunnoye mines. Closure of the mine could result in inter-related potential impacts including: unemployment and loss of income, closure of support and service businesses, outward migration of skilled workers, and erosion of the Governments’ revenue base leading to a potential reduction in the allocation of funds to the area. M-51

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 44 of 76 Although Polymetal has only a limited liability for this settlement and its infrastructure, the employment provided by Polymetal and the company’s social programme are essential for its continued survival. Polymetal has made provision for retrenchment in the closure planning for Dukat and Lunnoye. Closure and asset retirement Polymetal has prepared conceptual closure plans for the rehabilitation of the open pits, waste dumps and tailings areas. These are prescriptive, based on the expected development of each mine and processing facility. The Company has estimated the cost of closure of each of the assets at the end of the life of mine, however the methodology used and assumptions made in developing these cost estimates is not clear in the documentation provided to SRK. The Polymetal costs for closure of the Lunnoye-Arylakh asset are shown in. The estimated closure costs prepared by Polymetal are based on effective prices and currency values as at 1 July 2011. Polymetal identifies the relevant Russian requirements for closure of the Lunnoye-Arylakh asset. In summary, the national legislation requires the following aspects to be considered in the closure strategy: ensuring the stability of mine openings, prevention of water contamination, prevention of flooding, fencing of dangerous areas to prevent access, prevention of damage to buildings, prevention of landslides and rock falls, and establishment of environmental monitoring system. Polymetal has provided for progressive rehabilitation of the Lunnoye-Arylakh deposit, as mining of the Lunnoye open pit will be completed prior to the underground operations at Lunnoye and Arylakh. The overall cost for closure of the asset was estimated by Polymetal to be US$6.361 Million. The closure cost provision is exclusive of revenue from any equipment, plant or fixed asset sales, in accordance with the terms of the IFRS. In addition, the cost estimate does not specifically detail the cost of post-closure monitoring and aftercare, which is considered by the Company to be included in the total. It is SRK’s opinion that the closure cost could range from US$6m to US$9m. SRK recommends further work is undertaken in references to this aspect. The total closure costs as developed by the Company for Magadan Silver, specifically Dukat, Lunnoye and Arylakh total US$21.021M and these have been included in the TEPS as included in this CPR. Total asset retirement cost is consists of US$11.819M for Dukat, US$6.361M for Lunnoye and Arylakh and US$2.841M for Goltsovoye. M-52

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 45 of 76 3.8 Mineral Resource and Ore Reserve Statements Table 3-6: Dukat Hub: Detailed Mineral Resource and Ore Reserve Statements 1 July 2011 Ore Reserves Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Proved Dukat 9,079 1.0 546.3 10.0 607.0 298 159,469 2,916 177,172 Lunnoye 858 1.9 281.3 6.2 406.8 53 7,765 170 11,227 Arylakh 394 0.8 390.4 6.6 441.6 10 4,940 84 5,588 Subtotal 10,331 1.1 518.4 9.5 584.1 360 172,173 3,169 193,988 Probable Dukat 4,089 1.5 538.8 10.5 627.7 197 70,839 1,380 82,525 Lunnoye 1,977 1.8 404.4 7.9 521.9 114 25,703 502 33,170 Arylakh 469 0.5 468.9 7.6 504.0 8 7,075 114 7,603 Subtotal 6,535 1.5 493.1 9.5 586.8 319 103,617 1,996 123,299 Ore Reserves Dukat 13,168 1.2 544.0 10.1 613.4 495 230,308 4,296 259,698 Lunnoye 2,835 1.8 367.1 7.4 487.0 166 33,468 672 44,398 Arylakh 863 0.6 433.1 7.1 475.5 18 12,015 198 13,192 Total 16,866 1.3 508.6 9.5 585.1 679 275,790 5,165 317,287 Mineral Resources Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Measured Dukat 3,691 0.6 283.8 5.3 319.1 71 33,673 631 37,863 Lunnoye 423 1.7 246.6 5.4 358.5 23 3,356 74 4,877 Arylakh 97 0.8 321.2 5.7 376.4 3 997 18 1,168 Goltsovoye 112 — 1,232.1 19.8 1,232.1 — 4,437 71 4,437 Subtotal 4,323 0.7 305.5 5.7 347.9 96 42,463 793 48,346 Indicated Dukat 2,410 0.6 319.1 5.8 353.9 46 24,720 446 27,417 Lunnoye 1,091 1.2 293.8 5.7 374.0 43 10,310 199 13,124 Arylakh 126 0.6 429.1 7.0 468.7 2 1,736 28 1,896 Goltsovoye 1,342 — 854.7 13.7 854.7 — 36,881 593 36,881 Perevalnoye 1,096 — 375.3 4.8 537.9 - 13,229 169 18,959 Subtotal 6,065 0.5 445.5 7.4 503.9 91 86,876 1,435 98,277 Measured + Indicated Dukat 6,101 0.6 297.7 5.5 332.8 116 58,394 1,076 65,280 Lunnoye 1,515 1.4 280.6 5.6 369.6 66 13,666 272 18,001 Arylakh 222 0.7 382.2 6.4 428.6 5 2,733 46 3,064 Goltsovoye 1,454 — 883.8 14.2 883.8 - 41,318 665 41,318 Perevalnoye 1,096 — 375.3 4.8 537.9 — 13,229 169 18,959 Total 10,388 0.6 387.2 6.7 439.0 187 129,339 2,229 146,623 Inferred Dukat 31 0.6 359.4 5.1 389.6 1 364 5 394 Lunnoye 1,119 1.8 465.7 8.8 582.7 64 16,750 317 20,957 Arylakh 250 0.8 533.5 8.8 583.9 6 4,294 71 4,700 Goltsovoye 160 — 625.0 10.1 625.0 — 3,215 52 3,215 Perevalnoye 78 — 205.9 4.1 453.3 — 513 10 1,130 Subtotal 1,638 1.3 477.3 8.6 577.2 71 25,136 454 30,396 Mineral Resources Dukat 6,132 0.6 298.0 5.5 333.1 117 58,757 1,081 65,674 Lunnoye 2,633 1.5 359.2 7.0 460.2 130 30,416 589 38,958 Arylakh 473 0.7 462.4 7.7 510.9 11 7,027 117 7,764 Goltsovoye 1,614 — 858.1 13.8 858.1 — 44,534 716 44,534 Perevalnoye 1,174 — 364.1 4.8 532.3 — 13,742 180 20,089 Subtotal 12,026 0.7 399.5 6.9 457.8 258 154,476 2,683 177,019 M-53

SRK Consulting Polymetal International plc CPR – Main Report

Table 3-7: Dukat hub: Summary Mineral Resource and Ore Reserve Statements 1 July 2011[(1)]

Ore Reserves	Tonnage (kt)	(g/t Au)	(g/t Ag)	Grade (g/t Au Eq)	(g/t Ag Eq)	(koz Au)	(koz Ag)	Content (koz Au Eq)	(koz Ag Eq)
Proved									
o/p	796	0.5	328.6	3.7	360.2	12	8,408	96	9,216
u/g	8,711	1.2	561.7	10.5	631.9	327	157,324	2,949	176,971
s/p	823	0.8	243.3	4.7	294.7	21	6,441	125	7,801
Subtotal	**10,331**	**1.1**	**518.4**	**9.5**	**584.1**	**360**	**172,173**	**3,169**	**193,988**
Probable									
o/p	368	0.4	384.4	5.9	411.3	5	4,553	70	4,871
u/g	6,167	1.6	499.6	9.7	597.3	314	99,064	1,926	118,428
Subtotal	**6,535**	**1.5**	**493.1**	**9.5**	**586.8**	**319**	**103,617**	**1,996**	**123,299**
Ore Reserves									
o/p	1,164	0.4	346.3	4.4	376.3	17	12,961	166	14,086
u/g	14,879	1.3	536.0	10.2	617.5	641	256,389	4,875	295,399
s/p	823	0.8	243.3	4.7	294.7	21	6,441	125	7,801
Total	**16,866**	**1.3**	**508.6**	**9.5**	**585.1**	**679**	**275,790**	**5,165**	**317,287**
Mineral Resource	**Tonnage (kt)**	**(g/t Au)**	**(g/t Ag)**	**Grade (g/t Au Eq)**	**(g/t Ag Eq)**	**(koz Au)**	**(koz Ag)**	**Content (koz Au Eq)**	**(koz Ag Eq)**
Measured									
o/p	30	0.0	108.4	0.5	111.5	0	106	0	109
u/g	4,292	0.7	306.9	5.7	349.5	96	42,357	793	48,237
Subtotal	**4,323**	**0.7**	**305.5**	**5.7**	**347.9**	**96**	**42,463**	**793**	**48,346**
Indicated									
o/p	4	0.1	118.9	1.9	125.6	0	14	0	14
u/g	6,062	0.5	445.7	7.4	504.2	91	86,863	1,435	98,263
Subtotal	**6,065**	**0.5**	**445.5**	**7.4**	**503.9**	**91**	**86,876**	**1,435**	**98,277**
Measured + Indicated									
o/p	34	0.1	109.5	0.6	113.0	0	119	1	123
u/g	10,354	0.6	388.2	6.7	440.1	187	129,220	2,228	146,499
Total	**10,388**	**0.6**	**387.2**	**6.7**	**439.0**	**187**	**129,339**	**2,229**	**146,623**
Inferred									
o/p	23	0.5	823.3	11.0	844.6	0	614	8	629
u/g	1,615	1.4	472.3	8.6	573.3	70	24,523	446	29,767
Subtotal	**1,638**	**1.3**	**477.3**	**8.6**	**577.2**	**71**	**25,136**	**454**	**30,396**
Mineral Resource									
o/p	57	0.2	399.4	4.8	410.1	0	733	9	753
u/g	11,969	0.7	399.5	6.9	458.0	257	153,743	2,674	176,266
Total	**12,026**	**0.7**	**399.5**	**6.9**	**457.8**	**258**	**154,476**	**2,683**	**177,019**

(1) o/p: open-pit; s/p: stockpile; and n/a: not applicable.

3.9 Technical Economic Parameters

Table 3-8: Dukat Hub: assumed technical economic parameters

Statistics	Units	H2-2011	2012	2013	2014 - 2024	LoMp
Processed						
Tonnes	(kt)	869	1,680	1,620	12,698	16,866
Grade	(g/t Ag)	484.3	581.5	528.2	498.1	508.6
	(g/t Au)	1.2	1.4	1.2	1.2	1.3
Production						
- silver	(koz Ag)	10,564	25,083	21,637	163,037	220,321
- gold	(koz Au)	26	53	49	406	534
- silver equivalent	(koz Ag)	12,132	28,346	24,675	187,963	253,116
- gold equivalent	(koz Au)	197	461	402	3,059	4,119
Sales Revenue	**(US$k)**	**201,392**	**470,547**	**409,600**	**3,120,181**	**4,201,721**
- silver	(US$k)	175,370	416,386	359,166	2,706,410	3,657,332
- gold	(US$k)	26,022	54,162	50,434	413,771	544,389
Unit Sales Price						
- silver	(US$/oz)	16.60	16.60	16.60	16.60	16.60
- gold	(US$/oz)	1,020	1,020	1,020	1,020	1,020
Sales						
- silver	(koz Ag)	10,564	25,083	21,637	163,037	220,321
- gold	(koz Au)	26	53	49	406	534
- silver equivalent	(koz Ag)	12,132	28,346	24,675	187,963	253,116
- gold equivalent	(koz Au)	197	461	402	3,059	4,119
Cash Costs						
Cash Costs	(US$k)	182,398	264,616	250,944	1,853,780	2,551,738
Cash Costs (gold by-product)	(US$k)	156,375	210,455	200,510	1,440,009	2,007,349
Cash Costs (silver by-product)	(US$k)	7,027	(151,770)	(108,222)	(852,630)	(1,105,594)
Capital Expenditure	**(US$k)**	**15,574**	**32,144**	**20,830**	**117,801**	**186,348**
Unit Cash Costs						
Cash Cost	(US$/$t_{milled}$)	210	158	155	146	151
Cash Cost - by-product sales	(US$/oz Ag)	14.80	8.39	9.27	8.83	9.11
	(US$/oz Au)	275	(2,858)	(2,189)	(2,102)	(2,072)
Cash Cost - co-product sales	(US$/oz Ag Eq)	15.03	9.34	10.17	9.86	10.08
	(US$/oz Au Eq)	924	574	625	606	619
Cash Cost - by-product production	(US$/oz Ag)	14.80	8.39	9.27	8.83	9.11
	(US$/oz Au)	275	(2,858)	(2,189)	(2,102)	(2,072)
Cash Cost - co-product production	(US$/oz Ag Eq)	15.03	9.34	10.17	9.86	10.08
	(US$/oz Au Eq)	924	574	625	606	619

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 47 of 76 Table 3-9: Dukat Hub: assumed expenditure items Statistic Units H2 2011 2012 2013 2014 — 2024 LoMp Items excluding VAT Mining (US$k) 94,561 92,319 88,359 617,477 892,716 Underground Mining (US$k) 30,276 64,242 72,665 617,477 784,660 Open-Pit Mining (US$k) 64,285 28,077 15,694 — 108,056 Mine Services (US$k) — - — - — Mine General Costs (US$k) — - — - - Ore Transportation — Contractor (US$k) 10,107 19,695 18,930 128,980 177,712 Processing (US$k) 43,764 80,763 78,314 634,629 837,470 Tolling at Lunnoye (US$k) 7,351 14,087 13,486 92,883 127,807 Concentrate Transportation +Purchase (US$k) 983 1,884 1,803 12,419 17,088 Refining (US$k) 5,728 13,382 11,649 88,736 119,495 Site General Costs (US$k) — - — - — Overhead (US$k) 6,074 7,138 7,115 57,059 77,386 Royalties (US$k) 12,592 29,453 25,622 195,034 262,700 Property Tax (US$k) 1,239 5,895 5,666 26,562 39,363 Depreciation (US$k) 15,167 36,302 37,504 334,785 423,757 Capex (US$k) 15,574 32,144 20,830 117,801 186,348 Unit Cost Assessment Mining — u/g (US$k) 30,276 64,242 72,665 617,477 784,660 Mining — o/p (US$k) 64,285 28,077 15,694 — 108,056 Processing (US$k) 67,932 129,811 124,182 957,648 1,279,573 Overheads (US$k) 19,904 42,486 38,403 278,655 379,449 Total (US$k) 182,398 264,616 250,944 1,853,780 2,551,738 Production Tonnes Mined — u/g (kt) 508 1,247 1,398 12,074 15,226 Tonnes Mined — o/p (kt) 4,846 5,742 2,579 — 13,167 Tonnes Processed (kt) 869 1,680 1,620 12,698 16,866 Unit Costs Mining — u/g (US$/t) 59.62 51.51 51.99 51.14 51.53 Mining — o/p (US$/t) 13.27 4.89 6.09 — 8.21 Processing (US$/t) 78.22 77.27 76.66 75.42 75.87 Overheads (US$/t) 22.92 25.29 23.71 21.95 22.50 Total for processing (US$/t) 101.13 102.56 100.36 97.36 98.36 Total (US$/t) 210.01 157.51 154.90 145.99 151.29 4 OMOLON HUB 4.1 Introduction The following section includes discussion and comment on the Mining Properties which are directly held by Omolon Gold Mining Company: Kubaka, Birkachan, plus the Sopka Kvartsevaya Mine owned by Rudnik Kvartsevy. In addition, Omolon Gold Mining Company also manages the licences for the Advanced Exploration Properties of Kubaka (Tsokol Kubaka) and Oroch, and the Exploration Properties of Dalniy and Prognozny deposit which no JORC Code compliant Mineral Resources have yet been declared. Dalniy is reported as an Exploration Target (“ET(s)”), with respect to Clause 18.1 of the JORC Code. Mineral Resource and Ore Reserve Estimates (where applicable) were undertaken by those outlined in Table 4-1. Table 4-1 Omolon Hub: estimate and commodity price contributors Asset Units Birkachan Sopka Kvartsevaya Tsokol Kubaka Oroch Hub Omolon Omolon Omolon Omolon Effective Date (Date) 01/01/2011 01/01/2011 25/02/2010 20/02/2009 Statement Date 01/07/2011 01/07/2011 01/07/2011 01/07/2011 Author Company Company SRK Company Reserve Commodity Price — Gold Price (US$/oz) 1,020.00 1,020.00 n/a n/a - Silver Price (US$/oz) 16.60 16.40 n/a n/a Resource Commodity Price — Gold Price (US$/oz) 1,150.00 1,100.00 1,000.00 900.00 — Silver Price (US$/oz) 18.50 18.00 16.00 12.86 Commodity Price Provider Company Company Company Company (1) The “Company” is a Specific reference Polymetal International plc. 4.2 Overview The Omolon Hub was created in 2009 by combining the Kubaka operating unit with the Sopka operating unit which was acquired in 2009. Various parts of the Omolon Hub are geographically proximal to shared support and auxiliary. The Omolon Hub is centred on the Kubaka plant, which is expected to serve as a centralised processing facility for various M-55

SRK Consulting Polymetal International plc CPR – Main Report

operating and planned mines. Within the context of the CESR Recommendations (paragraph 132 (b)), SRK notes that insufficient technical work has been undertaken to define the duration of commercial activity, anticipated mine life or exploration duration at Oroch, which is reported herein as an advanced exploration property. In respect of Dalniy SRK has presented a Work Programme, as developed by the Company, in accordance with Clause 18.1 of the JORC Code for the reporting of ETs.

4.2.1 Location

The Omolon Processing Hub is situated at the historic Kubaka Mine which is 285km north of the district centre, Evensk, 362km northeast of Omsukchan and 940km northeast of the regional capital Magadan. The Kubaka site is accessed via a 576km all-weather dirt road which connects Magadan to Omsukchan. During winter months a 362km winter road from Omsukchan operates from mid-December to early April. Freight is hauled from Magadan to Kubaka on the winter road network. During spring thaw, fall freeze-up and summer high water periods helicopter access is required, while during the dryer periods in the summer months, when river levels drop, access to the site can be achieved by vehicles. Evensk is the largest populated place in the region, which includes an airport that accommodates minor aircraft, and helicopters. Delivery to the region of cargo to is carried by sea transport.

Table 4-2 Omolon Gold: licence geographic location(1)

Licence Name	Latitude (°)	(')	('')	Longitude (°)	(')	('')
Mineral Assets						
Birkachan	63	55	40	159	53	25
Sopka Kvartsevaya	62	30	32	159	45	48
Oroch	63	0	50	160	13	1
Tsokol Kubaka	63	40	50	159	58	13
Dalniy	[XX]	[XX]	[XX]	[XX]	[XX]	[XX]

(1) Mineral Asset – DP, AEP and EP.

4.2.1.1 Titles and Licences

Three of the licences relate to the operating mines of Birkachan and Sopka Kvartsevaya, plus the previously mined Kubaka operation where the processing hub is located. In total the total Ore Reserves as at 1 July 2011 are estimated at 1.59Moz of gold and 22.24Moz of silver, contained within 16.74Mt and grading 3.0g/t Au and 41.3g/t Ag. The operations have combined milling capacity of 850ktpa based at a single processing facility at Kubaka, plus additional Heap Leach facilities (1,000ktpa) based at Birkachan. The current Life of Mine plan ("LoMp") assumes continued operations until 2023. Mining operations comprise, open-pit and stockpile-reclamation activities at Birkachan and Sopka Kvartsevaya, with future underground production planned at Birkachan as replacement tonnages following depletion of open-pit Ore Reserves. No significant processing expansions are envisaged and accordingly future capital expenditure largely comprises sustaining capital.

In the six-month reporting period to 1 July 2011, Omolon Gold (Table 3.2) milled 299kt of ore and reported production of 16koz of gold, 0.3Moz of silver.

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 49 of 76 Table 4-3 Omolon Hub: licence terms and conditions(1), (2) Licence Conditions MAG10141 BE MAG03075 BR MAG13104 BE Licence Name Kubaka Birkachan Sopka Kvatsevaya Deposit Kubaka (Tsokol Kubaka) Birkachan Sopka Kvatsevaya Region Magadan Oblast Magadan Oblast Magadan Oblast Federal District Far Eastern Federal District Far Eastern Federal District Far Eastern Federal District Terms Gold and silver production at the Kubaka deposit; exploration and production gold and silver at the Evenskoye deposit Prospecting, exploration and further production at gold and silver deposits within Birkachan and Avlandinskaya Prospective areas [TBC] Classification Production Exploration and Production Production Type o/p u/g, o/p, s/p o/p, s/p Area — general 8.90km2 21.20km2 8.90km2 Area — specified n/a n/a n/a Awarded 02/08/1993 27/06/2000 07/04/2005 Expiry 31/12/2011 31/12/2012 20/03/2025 Licence Term 18.4 years 12.5 years 20.0 years Remaining 0.5 years 1.5 years 13.7 years Ore Reserve Depletion n/a n/a n/a (1) o/p: open-pit; s/p: stockpile; and n/a: not applicable. (2) from 1 January 2011. Table 4-4 Omolon Hub: licence terms and conditions (continued)(1), (2) Licence Conditions MAG04150BR MAG04201BE Licence Name Oroch Dalniy Deposit Oroch Dalniy Region Magadan Oblast Magadan Oblast Federal District Far Eastern Federal District Far Eastern Federal District Terms Exploration prospecting works and gold production at Oroch area Exploration and Production gold and silver at the Dalniy deposit Classification Exploration and Production Exploration and Production Type o/p n/a Area — general 150.00km2 22.20km2 Area — specified n/a n/a Awarded 13/05/2011 20/01/2010 Expiry 31/12/2030 06/11/2027 Licence Term 19.6 years 17.8 years Remaining 19.5 years 16.4 years Ore Reserve Depletion n/a n/d (1) o/p: open-pit; s/p: stockpile; and n/a: not applicable. (2) from 1 January 2011. 4.2.2 Omolon historical operating statistics Table 4-5 Omolon: historical performance statistics Statistics Units 2009 2010 H1-2011 Processed Tonnes (kt) 639 682 491 Grade (g/t Ag) 4.8 6.8 6.8 (g/t Au) 1.9 1.8 1.6 Production — silver (koz Ag) 3 34 28 — gold (koz Au) 1 18 16 — silver equivalent (koz Ag) 153 1,159 821 — gold equivalent (koz Au) 1 19 16 Sales Revenue (US$k) 1,045 24,660 22,006 — silver (US$k) 17 722 740 — gold (US$k) 1,028 23,938 21,266 Unit Sales Price - silver (US$/oz) 6.83 21.27 26.82 — gold (US$/oz) 1,094 1,312 1,335 Sales — silver (koz Ag) 3 34 28 - gold (koz Au) 1 18 16 — silver equivalent (koz Ag) 153 1,159 821 — gold equivalent (koz Au) 1 19 16 Cash Costs Cash Costs (US$k) 4,699 31,859 61,598 Cash Costs (gold by-product) (US$k) 3,671 7,921 40,332 Cash Costs (silver by-product) (US$k) 4,682 31,137 60,858 Capital Expenditure (US$k) 16,574 31,274 31,766 Unit Cash Costs Cash Cost (US$/tmilled) 7 47 126 Cash Cost — by-product sales (US$/oz Ag) 1,454.33 233.39 1,461.47 (US$/oz Au) 4,981 1,707 3,822 Cash Cost — co-product sales (US$/oz Ag Eq) 30.70 27.48 75.07 (US$/oz Au Eq) 4,917 1,695 3,738 Cash Cost — by-product production (US$/oz Ag) 1,454.33 233.39 1,461.47 (US$/oz Au) 4,981 1,707 3,822 Cash Cost — co-product production (US$/oz Ag Eq) 30.70 27.48 75.07 (US$/oz Au Eq) 4,917 1,695 3,738 M-57

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 50 of 76 4.3 Birkachan 4.3.1 Location The Birkachan deposit is located some 30 km from Kubaka, where processing facilities are located. The mine is located some 1000 km northeast of Magadan, and can be accessed by road, with some 575 km distance accessible by road all year round and the remaining distance only during the winter period. 4.3.2 Title The licence covering Birkachan covers the Birkachanskaya and Avlandinskaya prospecting areas, under licence number MAG 15169BR, which was issued on 27th June 2000 and which will expire on 31st December 2012. The licence covers the exploration and mining of gold and silver. 4.3.3 History The Kubaka deposits were discovered in the late 1970’s, with initial exploration and mining activities focussing on the Kubaka deposit, with later exploration locating satellite deposits including Birkachan. The Birkachan deposit was acquired by Polymetal in the 1st quarter of 2008, formerly owned by JSC Omolon Gold Mining Company, from Kinross Gold Corporation. Drilling was undertaken on the deposit historically and an estimate made of the deposit and tonnage made following Russian GKZ guidelines, however the vast majority of the exploration has been undertaken in 2008 by Polymetal. A small pilot pit has been mined from one of the richer mineralised areas, with some 2.5 Mt of mineralised material extracted. 4.3.4 Geology Birkachan is situated in the lower third of the uplifted Omolon massif, north of the Cretaceous Othotsk — Chukotka mobile belt. Tectonically it lies protected on the footwall side or north of regional northeast striking Cretaceous thrusts, and on the perimeter of the Munugudjak Jurassic volcano-tectonic depression. The main gold bearing structures (northeast strike) are radial to the basin centre. Barren lower Carboniferous shales have provided erosional protection for both Birkachan and Kubaka. Regional gabbroic diorite sills intruding along Korba carbonaceous strata also provided protection cover and often form hills in the area. Ore mineralisation appears to be of late Devonian age with possible later local enrichments dates to late Jurassic — early Cretaceous, similar to the Munugudjak volcanic caldera basin collapse and Labazny granodioritic stock intrusion. The Birkachan mineralisation is located in Cretaceous volcanic sequence, in a 150-200m wide metasomatic zone. Two major mineralisation domains have been identified at Birkachan. The mineralisation comprises gold-silver vein and stockwork type mineralisation, with mineralised zones between 60-80m thickness, which strike northeast over a distance of some 2.5km, which in general dip 65-80° to the southeast, and reach depths of 150-200m. The individual veins within the mineralised zones generally average some 10m thickness, are continuous up to 100m along strike and down-dip, but generally display poor-moderate geological continuity. The veins generally carry gold grades between 1-3g/t Au, and 8-12g/t Ag. The mineralisation is not weathered or oxidised and can be considered primary. The mineralisation outcrops at the central portion of the deposit, and is covered by up to 50m of sediments as you go southeast, and up to 250m of cover as you go northeast. M-58

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 51 of 76 4.3.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource and Ore Reserve estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Birkachan, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore Reserves. As at 1 July 2011, Birkachan has Ore Reserves of 1.1Moz of gold and 4.4Moz of silver, contained within 13.1Mt grading 2.5g/t Au and 10.5g/t Ag; and an Exclusive Mineral Resource of 0.35Moz of gold and 1.9Moz of silver, contained within 3.9Mt grading 2.8g/t Au and 15.4g/t Ag. Data Quantity and Quality Sample preparation is carried out at the sample preparation laboratory at the Kubaka Mine. Fire assay of the sample pulps from the Kubaka Mine with either an atomic absorption spectroscopy (AAS) or gravimetric finish is conducted at the Kubaka Plant assay laboratory. Internally produced standards are inserted as a quality control measure. The onsite laboratory is not accredited to international standards. However, on a six monthly basis 180 samples are submitted to an external umpire laboratory, Alex Stewart, Moscow, for fire assay. No standard or duplicate material is submitted to Alex Stewart. The sample preparation laboratory was visited and SRK considered the general upkeep of the laboratory to be clean and well organised. The results of the investigation into the QAQC and the basic laboratory visit show acceptable levels of precision, accuracy and repeatability with no evidence of sample bias The drillhole file provided contained some 710 diamond drilled, cored boreholes, totalling some 140,500 m of drilling accompanied by some 71,500 sample assay results. The drill spacing is generally on a 25x25 m grid with some areas stepping down to 12.5x25 m and others up to 25x50 m. The deposit has not been explored through surface trenching or through underground development. The whole area is covered by a detailed topographic survey, and all borehole collar locations surveyed and accompanied with downhole surveys at appropriate intervals. In the case of Birkachan the topographic surfaces represent the actual surveyed measurements of the open pit operations as of the 1 January 2011 and 1 July 201 have been provided to SRK. The data quantity and quality is considered sufficient for the reporting of Mineral Resources and Ore Reserves in accordance with the JORC Code. Geological Modelling The geological modelling for the deposit was undertaken by Polymetal Geologists familiar with the geology of the region and the exploration data collected. SRK previously reviewed the geological model during an made a number of recommendations to the Company which have been incorporated in the latest update. Geological domains have been created representing two major mineralisation domains have been created which represent stockwork mineralisation and vein-type mineralisation, incorporating some of the major cross-cutting fault structures. Mineralisation domains have been created using a 0.4 g/t grade to represent the boundary of mineralised and unmineralised material. In order to identify the potential for underground Mineral Resources Polymetal has created a separate wireframe below the base of the design pit. In the vein style of mineralisation under the design pit, a zone of adularia-quartz vein was traced, bearing a high grade gold-silver mineralization, suitable for economically selective underground mining. This vein has been M-59

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 52 of 76 traced along the drill section in the axial part of steep vein zone from East to West, and delineated based on the cut-off grade of gold of 3.5 g/t. The underground high-grade core zone has therefore been delineated based on an economic cut-off grade of 3.5 g/t, within the broader 0.4 g/t zone as defined in the open-pit. SRK has reviewed the wireframes used and would highlight there is a risk associated in using this technique as it treats the zone as a hard boundary and a unique zone in terms of mineralisation to the surrounding vertical vein mineralisation. SRK reviewed the wireframes in detail and it is SRK’s view that these zones of higher grade material are represented in the drilling database and the current wireframes represent the mineralisation within these zones. In areas where SRK considers the drill spacing to be insufficient and the number of samples too low for confidence in the estimates SRK has reclassified the estimates accordingly. The mineralisation models cut across the lithological model, and do not seem to consider it to have any influence over its geometry. Tonnage and Grade Estimation Following coding of the sample data with the mineralisation models, the data has been composited to 1 m intervals and statistical and geostatistical analysis undertaken with all of the individual vein data combined into the two major mineralisation domains, stockwork and vein. SRK was provided with a brief report with histograms, statistics and geostatistical study and including plots supporting the grade caps applied, which are considered appropriate albeit conservative. Prior to grade interpolation, a block model has been created, filling the mineralised wireframes with sub-blocks of suitable size to honour geometry, with parent block sizes of 25x2x20 m. It is SRK’s opinion that 2m in the shortest dimension may be more selective than is justified by the geostatistical study, but given the relatively thin nature of the deposit has been accepted. The block size is considered appropriate given the sample spacing, given the majority of the deposit is drilled to 25x25 m spacing. Gold and Silver grades have been interpolated into the parent blocks using only major mineralisation domain zoning (not per individual sub-zone), using search dimensions based on the variogram range and orientated appropriately for the orebody geometry, using both Inverse Distance Weighting to the power of 2 (IDW2) and Ordinary Kriging. SRK have ran a series of check estimates, using both the Polymetal parameters and modified parameters considered more appropriate by SRK. The results of this study demonstrated the Polymetal estimates to be valid, but not wholly optimal in terms of quality of block estimates. Some of the smaller mineralised bodies have only single borehole intersections, and if stricter zonal control using the sub-zones was employed would have unreliable block estimates. Polymetal apply a series of transformation in rotated space to estimate each model in an orthogonal orientation (E-W or N-S) to avoid using rotated block models, before translating the models back to real space; SRK has replicated these processes and has no concerns regarding the implication of this process to the tonnage and grade estimates. The resultant block model was classified and supplied to the Mining Engineers for Mine Design and Scheduling. SRK have validated the block model both visually and statistically using grade validation plots. In general the block model grades follow closely the variations in grade displayed in the sample files, but in many areas very closely, showing a low degree of smoothing. This is probably the result of the many samples contained within the mineralisation model, but warrants further investigation. M-60

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 53 of 76 SRK has not undertaken a reconciliation exercise between the blasthole samples within the pilot pit, the processing results from the pilot pit and the exploration data. SRK recommend that this be undertaken in order to validate the mineralisation modelling approach, and provide valuable information on both the geological and grade continuity, and therefore increase the confidence in the current Mineral Resource model. The grade estimation methodology show demonstrates a good understanding of the technical software and deemed acceptable for reporting of Measured, Indicated and Inferred Mineral Resources in accordance with the JORC Code. Classification SRK have been provided with a classified block based on the drillhole spacing and the geological continuity. SRK consider this method to be appropriate, for this style of deposit however a review of the deposit section by section show a number of zones which SRK would consider the classification to be overstated either due to a lack of geological knowledge and or a limited number of a samples within close ranges, and therefore SRK have reclassified the model in accordance with the JORC Code. SRK has highlighted to Polymetal queries over the geological model at depth with the stockwork mineralisation, and in conjunction with the estimation parameters in the model (i.e. SVOL and Number Samples), has downgraded some portions of the Indicated Resource to Inferred. SRK has taken the decision to make other changes to the JORC classification of the Birkachan model which included: ? down-grade portions of the Indicated Mineral Resource to Inferred (these are at depth) where the number of samples used is less than 10 for estimating purposes; ? reduce the portion of Measured Resources due to the uncertainty discussed in the semivariogram parameters and the influence of local estimates. In redefining the Measured portion a new wireframe has been drawn around the closed spaced sampling to within ± 20 — 25m. The boundary between Indicated and Inferred resource categories is based on the number of boreholes and samples per individual mineralised zone, the search volume used to estimate the block grades and the geological continuity displayed. Any individual zone estimated with less than 4 boreholes, with less than 50 samples within it, has been classified as Inferred. A visual review of this somewhat mathematical approach results in contiguous zones of classification that exhibit continuity and takes account of drill spacing. No further drilling is recommended other than routine advanced grade control at the project. SRK is satisfied that the methodologies and guidelines in used by the Company facilitate sensible classification and Mineral Resource and Ore Reserve reporting. 4.3.6 Mining The current mining operations at Birkachan comprise an open-pit and stockpile reclamation. Open-pit mining operations are planned to continue for 6 years until 2017 before being replaced by underground mining, which is planned to terminate during 2023. Open-pit mining at Birkachan Mine comprises a conventional truck and shovel operation. A combination of hydraulic excavators and wheel loaders are currently used to load ore and waste from the mining face into off-highway trucks. The hydraulic excavators (Komatsu PC- 1250), trucks, wheel loaders and bulldozers are purchased from international manufacturers. The overall pit slopes vary from 45_ to 50_ depending on the pit geometry (specifically M-61

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 54 of 76 depth), mountain topography and geotechnical conditions. Ore in the open-pits is selectively mined to different grade categories and high grade ore is transported by road to the Omolon Plant located at Kubaka some 34km distant from Birkachan Mine. Low grade ore is currently stockpiled and stacked at a Heap Leach facility based at the Birkachan Mine. The planned underground production following completion of open pit mining is 0.18Mtpa (CIP) using a combination of ‘Open Stoping’ and ‘Shrinkage’ mining methods. SRK has been supplied information deemed suitable enough to determine Ore Reserves according to an internationally recognised reporting code such as JORC. The underground study covers the two sites, referred to as the South Western and North Eastern Zones. 4.3.7 Metallurgical Processing The presently operating trial heap leach facility treats run-of-mine ore which is dumped from trucks on plastic liner in two 6 m lifts and ripped by bulldozers. It is sprinkled with cyanide solution at ambient temperature. Pregnant solution is processed through a CIC circuit with all equipment located in the open air. Loaded carbon is trucked to the Kubaka plant for further processing. The facility operates from May to October and stops production when average daily temperatures drop below -4 Celsius. In the second quarter of 2012, the Group expects a permanent heap leach facility will be commissioned to treat crushed ore, which will be dumped from trucks onto a plastic liner in three 6 m lifts and ripped by bulldozers. Warm cyanide solution will be applied by sprinklers in the summer and by buried drippers in the winter. The pregnant solution will be processed through a CIC circuit, housed in a separate building currently under construction. The loaded carbon will be trucked for further processing to the Kubaka plant. The barren solution will be heated to +14 Celsius in a coal-fired boiler and returned to the process. The facility will operate all year round. 4.4 Sopka Kvartsevaya 4.4.1 Location The Sopka deposit is located some 120 km north-west of Evensk and some 180 km south of the Kubaka deposit, where processing facilities are located, which can be accessed via a dirt road during the summer and a winter road. Climate conditions are severe, with long cold winters and short summers. Due to the proximity of the sea, extreme precipitation occasionally occurs both in winter and summer, which impacts transportation routes. 4.4.2 Title The licence covering Sopka covers the prospecting areas, under licence number MAG 13104 BE, which was issued on 7 April 2005 and which will expire on 20 March 2025. The licence covers 8.9 km2 and covers the exploration and mining of gold and silver at Sopka. 4.4.3 History The Sopka deposit was discovered in the late 1960’s, based on the results of regional exploration work and mapping. Exploration activity during the 1970’s included geological, geophysical and geochemical definition of the deposit, to varying degrees of technical levels with further detailed verification during the 1980’s. Initial sampling at the project has been completed via trench sampling, followed by constructing adits with cross cut sampling every M-62

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 55 of 76 20 — 40 m in the main anomaly (Vein No. 15), totalling 9 km of underground workings between 1971-2007. Initial drilling at the deposit was carried out in conjunction with the underground sampling programme using diamond drilling techniques. Drilling was undertaken by Omolon Gold Mining Company between 1997 -1998, Historical estimates made of the deposit and tonnage, have been made following Russian GKZ guidelines. A subsequent programme of 21 holes was undertaken by AMS in 2006-2007. In April 2009, the Company entered into a memorandum of understanding with a group of Russian companies, to purchase a 100% of the “Rudnik Kvartsevyi” Company for the total consideration of 10 million of Polymetal’s shares on a debt-free basis. Rudnik Kvartsevyi owns, the mining licence to the Sopka Kvartsevaya gold-silver deposit (“Sopka”) and a 100% stake in “Vneshstroygroup”. 4.4.4 Geology The Sopka Kvartsevaya deposit is located on the south-western portion of the Gizhigin trough and is overlain by structures of the Chukoka volcanic belt. The stratigraphic formations of the region form two main stages and are split between Devonian volcanogenic formations and Permian-Jurassic terrigenous sediments. Evidence of intense magmatic activity during the Cretaceous period, accompanied the formation of intrusive dome structures and volcanotectonic depressions. The Evensk volcanic zone within which Sopka and the Dalnee deposit are located is orientated in a north-westerly direction and extends for some 35km. Sopka Kvartsevaya deposit ore field (9x3km) is located in the northern part of the ore zone. The formation of the geological structure for the deposit has been estimated at (75-84ma), based on fossil and potassium-argon dating techniques. The rock types within the deposit include massive dacites, and andesites (less common), which have been capped by tuff sequences of up to 25m thickness. Other rock types include rhyolites, rhyodacites and ignimbrites. An important role in ore formation was played by faults. The faults represent thick tectonic dislocations with variable dip and strike thicknesses (from less than 1 meter to few meters). They are characterized by the intensively crushed rock, and fault gouges. Tectonic movements on them led to ruptures and dislocations of the veins formed during the first stage of the hydrothermal process and acted as an ore control. Tectonically the deposit passes over the contact zone of a granodiorite solid mass, in the north it is limited by a series of faults which form part of the Gizhigin tectonic dislocation. In the southeast the deposit is limited by faults of the Doktomychansk tectonic structure, and in the southwest the field is limited to the Turomchinsk fault zone. The ore field is elongated in a north-easterly direction; most veins of the deposit are oriented along the same strike. The north-western dipping (degree of dip is 20-50°) faults, hosts the vein zone No. 15 with rich mineralisation. Intrusive, subvolcanic formations and dykes are common within the ore field and have been divided into two groups: late cretaceous and paleogenous. Granodiorite porphyries, diorite porphyries and trachyriodacites belong to the late cretaceous. They compose the intrusive body, which outcrop in different parts of the ore field. Paleogenous basalt dikes intersect all volcanic and hydrothermal formations of the deposit. Orientation of the dikes is mainly sub latitudinal; dipping is subvertical and rarely inclined, thickness — from the 1 — 15 meters. The rocks have been overlain by Quaternary deposits which include glacial deposits with depths of up to 40m, plus more recent alluvial deposits such as gravels and sandstones. The mineralisation model at
Sopka comprises of mineralisation boundaries created based on cut-off grade of 1.0g/t Au equivalent, which is also closely matches the natural break in the M-63

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 56 of 76 mineralisation between veins and the host rock. The deposit consists of a number of ore bodies (4 zones) with the average sample spacing in the order of 25 — 50m. The mineralised zones are between 5-20 m in thickness and strike north northeast over a distance of some 1.5km and northeast over a distance of 800m in the southern portion of the deposit. In general dip 30-45° to the west or northwest in the south of the deposit, and reach depths of 100-200m. The individual veins within the mineralised zones generally average some 10 m thickness, are continuous for between 100—600m along strike, but generally display moderate geological continuity. The veins generally carry gold grades between 3.5—6.5g/t Au, and 150—210g/t Ag. The mineralisation is not weathered or oxidised and can be considered primary. 4.4.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource and Ore Reserve estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Sopka Kvartsevaya, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources. As at 1 July 2011, Sopka Kvartsevaya has Ore Reserves of 0.52Moz of gold and 17.83Moz of silver, contained within 3.7Mt grading 4.4g/t Au and 151.7g/t Ag; and an Exclusive Mineral Resources of 0.025Moz of gold and 0.93Moz of silver, contained within 0.24Mt grading 3.3g/t Au and 123.4g/t Ag. Data Quantity and Quality The level of information for the Sopka deposit can be summarised into three main periods of activity. The initial phase of exploration between 1971—1977 consisted of over 200m of trench sampling, 9,060m of underground development and sampling, plus a total of 39,800m of drillhole sampling. A second phase of exploration completed between 1997—1998 focused on additional drillhole sampling totalling some 6,600m, followed by the final programme of 21 holes totalling 2,80 m. The final database therefore should contain over 49,200m of diamond drilling plus additional underground sampling from the 9km of underground workings. All sample preparation sampling and analysis has been undertaken by the previous owners using facilities located at Severo-Evensk, during early exploration and later at the Kubaka laboratory during more recent detailed exploration for sample preparation and analysis. The laboratories utilised appropriate methodologies for the processing of gold and silver samples. The sampling programmes have been supported by quality Control/Quality Assurance (“QAQC”) records, which conform to Russian guidelines. The internal laboratories are not accredited in International terms and therefore check analysis have been completed at a secondary laboratories at regular intervals. In the case of the pre 1977 initial exploration samples assayed at the Severo-Evensk laboratory we checked at the Regional Central Laboratory in Magadan, and sampling completed post 1997 analysed at Kubaka were sent to Chemex Laboratories in Fairbanks (USA), and OJSC Ingiredmet laboratory in Irkutsk (Russia) for verification. In addition to the external checks a series of internal check analysis based on duplicate samples has been completed during the 1997-1998 sampling programme. The results of the QAQC check analyses have been reviewed by SRK, and showed acceptable levels of precision, accuracy and repeatability and not apparent bias, for the internal controls and the check analysis at Chemex, with the exception of high-grade silver values, which indicated a slight high-bias in the original assays. Results of check analysis during Q3 and Q4 1998 at Ingiredment reported outside acceptable limits but during the equivalent period were M-64

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 57 of 76 deemed acceptable when compared to Chemex, therefore the check analysis completed at Ingiredment have been discarded. SRK visited the sample preparation facilities and laboratory during a site visit and found the general upkeep of the laboratory to be clean and well organised. No blank samples are submitted to the sample preparation laboratory to detect possible inter-sample contamination at the preparation stage. The whole area is covered by a detailed topographic survey, which includes surveys of previous mining activity by the previous owners. All borehole collar locations surveyed and accompanied with downhole surveys at appropriate intervals (10 m), but the majority of the holes have been drilled vertically with limited variation in the drilling angle 2-3° in terms of dip deviation. The data quantity and quality is considered sufficient for the reporting of Measured, Indicated and Inferred Mineral Resources in accordance with the JORC Code. Geological Modelling The geological modelling for the deposit was undertaken by Polymetal Geologists familiar with the geology of the region and the exploration data collected. Geological domains have been created representing the major mineralised domains, which have been created using a 1.0 g/t Au grade equivalent, which is also closely matches the natural break in the mineralisation between veins and the host rock. The deposit consists of a number of ore bodies (4 zones) with the average sample spacing in the order of 25 — 50 m. The mineralised zones are between 5-20 m in thickness, which strike north-northeast over a distance of some 1.5 km and northeast over a distance of 800 m in the southern portion of the deposit. The ore bodies have the same compositional features and run parallel to each other. Tonnage and Grade Estimation SRK have been supplied with a report detailing the methods and summary of the geostatistical parameters established by Polymetal. Prior to grade interpolation, a block model has been created, filling the mineralised wireframes with sub-blocks of suitable size to honour geometry, with parent block sizes of 10x20x1 m. It is SRK’s opinion that 1m in the shortest dimension may be more selective than is justified by the geostatistics, but given the relatively thin nature of the deposit the variation in grade across this width is limited. The block size in terms of the strike and dip extent is considered appropriate given the sample spacing. Following coding of the sample data with the mineralisation models, the data has been composited to 1 m intervals and statistical and geostatistical analysis undertaken with all of the individual vein data combined into the major mineralisation domains. SRK was provided with a report with histograms and plots supporting the grade caps applied. The sample data for both gold and silver, show log-normal distributions with no indication of bimodal or nested populations. Outliers (high-grades) analysis has been completed by the Company to limit their influence of high-grades on the overall estimate. SRK has completed an independent check of these parameters and finds they are representative of the grade distribution and are considered appropriate. Gold and Silver grades have been interpolated into the parent blocks using mineralisation domain zone and individually coded orebody, using search dimensions based on the variogram range and orientated appropriately for the orebody geometry, using both Inverse Distance Weighting to the power of 2 (IDW2) and Ordinary Kriging. Polymetal have selected M-65

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 58 of 76 to use a minimum of 8-10 samples and a maximum of 24 samples per block, and limited the maximum number of samples per borehole to 5 samples in any given estimate. Polymetal have not completed a detailed quantitative Kriging neighbourhood analysis to test the sensitivity of the estimate to the parameters selected. SRK have ran a series of check estimates, using both the Polymetal parameters and modified parameters considered more appropriate by SRK. The results of this study demonstrated the Polymetal estimates to be valid, but not wholly optimal in terms of quality of block estimates. SRK have completed sufficient checks to verify the data within the report and where difference occurred to test the potential impact on the resultant estimates. Based on the analysis SRK ran a check estimate using recalculated parameters (nugget 35 — 45%), to test the influence on these parameters on the global estimate and has determined the level of error is within acceptable limits (less than 2%). To create the final block model the interpolated partial models were transformed into the orthogonal model (process MDTRAN in Datamine) with a resolution dividing the block orthogonal model 5 times in all 3 directions. The resultant block model was classified and supplied to the Mining Engineers for Mine Design and Scheduling. SRK have validated the block model both visually and statistically using grade validation plots. In general the block model grades display the degree of smoothing expected for this style of deposit when comparing the estimates to the sample files. SRK has not undertaken a detailed reconciliation exercise between the historically mined portion of the deposit and the exploration data. SRK recommend that Polymetal put systems in place to monitor the quality of the current estimate to mining data, and provide valuable information on both the geological and grade continuity, and therefore monitor the confidence in the current Mineral Resource model. Classification Polymetal provided a classified block model provided to SRK which has been in used to estimate the block grades. Polymetal have classified the deposit based on the drillhole spacing and the geological continuity. SRK consider this method to be appropriate, for this style of deposit however a review of the deposit section by section show a number of zones which SRK would consider the classification to be overstated in Zone 3 based on the revised geostatistical analysis completed by SRK. It is SRK’s view that within Zone 3 there is sufficient information for the declaration of Indicated Mineral Resources but the limits to the Measured Portion have been overstated in the global models provided. SRK reclassified the model in accordance with the JORC Code, but based on further review the majority of these changes lie below the current open pit design and therefore no material impact on the Mineral Resource Statement. SRK has maintained the classification as supplied by Polymetal in all zones. No further drilling is recommended. The boundary between Indicated and Inferred resource categories is based on the number of boreholes and samples per individual mineralised zone, the search volume used to estimate the block grades and the geological continuity displayed. Any individual zone estimated with less than 2 boreholes, has been classified as Inferred. A visual review of this somewhat mathematical approach results in contiguous zones of classification that exhibit continuity and takes account of drill spacing. 4.4.6 Mining Mining operations at Sopka are planned to use only open-pit methodology. The open pit study on the Sopka Kvartsevaya deposit proposes three open pits referred to as Pit 1, Pit 2, and Pit M-66

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 59 of 76 3 with a LoMp for mining till 2016. Optimisation of the plan for development of mining works and the pits capacity was performed in NPV Scheduler program. As one of limits mining works lowering was taken as per mining and technical possibilities. Pits of Sopka Kvartsevaya deposit are to be mined at a rate of not exceed 25—35 m/year in terms of depth, with each pit mined as a single pushback. Open-pit mining at Sopka Kvartsevaya comprises a conventional truck and shovel operation. A combination of hydraulic excavators and wheel loaders are currently used to load ore and waste from the mining face into off-highway trucks. The trucks (Komatsu HD-465), hydraulic excavators (Komatsu PC-1250), wheel loaders and bulldozers are purchased from international manufacturers. No underground mining is currently planned for the Sopka Kvartsevaya deposit. Mining and technical conditions of the deposit predetermine the transport system of development with external dumping. Mining is planned over 10 m benches with sub-benches every 5m. The open pit mining equipment used at Sopka includes Atlas Copco and Sandvic drill rigs, as well as Komatsu excavators, bulldozers and 55 tonne rigid-frame trucks. The overall pit slopes have been designed to an average of 52°. In order to maximise the excavation of Ore Reserves, and decrease dilution, sub-benches of 5 m are utilised. Ore is selectively mined from the open-pits to different grade categories, with the high-grade ore which is trucked to the Omolon Processing Hub, while the lower grade and marginal ore has been stockpiled to be placed on the Heap-Leach pads. Operations at the deposit continue twenty four hours a day, 365 days per year. Mining operations at pits are carried out 2 x 12 hour shifts per day. Downtime due to weather conditions (such as temperatures falling below -45°C), and during blasting operations is estimated at 28 days per year in total. 4.4.7 Metallurgical Processing Ore from Sopka Kvartsevaya is currently processed at the Kubaka Plant, which is discussed in Section 4.5.6. High-grade ore from Sopka Kvartsevaya will be transported via a winter road for processing at the upgraded Kubaka processing plant. As the winter road is operational only for four months a year, transporting and processing volumes are expected to be limited to 300ktpa. Winter weather, particularly heavy snowfall, may further limit transport capacity. In this case the alternative option is to ship run of mill ore in big bags to Khakanja through the ports of Evensk and Okhotsk. Recoveries from Merrill Crowe circuits are expected to be 94 per cent for gold and 88 per cent for silver. Low-grade ore will be heap leached on-site after two-stage crushing. Test work indicated recoveries of 70 per cent. for gold and 50 per cent for silver are achievable over a two-year leaching period. It is anticipated that heap leach processing of low-grade ore will start after 2014. 4.5 Tsokol Kubaka 4.5.1 Location The Tsokol deposit is located in the Northern-Evensk district of the Magadan region and is a part of the Omolon processing hub. It is situated approximately 1,200 meters from the existing Kubaka plant site M-67

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 60 of 76 4.5.2 Title The Kubaka covers the Tsokol Kubaka deposit, under the licence number MAG 10141BR, which was issued on 2nd August 1993 and will expire on 31st December 2011. The licence covers 8.9km2 and allows for the mining of gold and silver at Kubaka. 4.5.3 History The Kubaka deposits were discovered in the late 1970s, with initial exploration and mining activities focussing on the Kubaka deposit between 1982 and 1992. Mining commenced at Kubaka in 1987 by the state-owned Dukat Mining Company (GOK), with some 80,000 tonnes of gold bearing material mined and processed. In 1993, the mine became the property of Omolon Gold Mining Company, the first Russian-American joint venture of this type. The initial mining license was issued on August 12th 1993 which included both the Kubaka resource and Tsokol zone. Production began in June 1995 and as of 31st December 2003, Kinross Gold Corporation (“Kinross”) owned 98.37% of Omolon. The Kubaka open pit mine is reported to have produced some 2.78Moz of gold between 1997 and 2005 after which it was put on care and maintenance. In October 2007, the Company entered into a memorandum of understanding with Kinam Magadan Gold Corporation (“Kinam”), a wholly-owned subsidiary of Kinross Gold Corporation, to purchase a stake in JSC Omolon Gold Mining Company (“Omolon”). The Tsokol zone was first discovered in 1984. From 1987 to 1992 and a second phase of exploration was carried out in 1998 and 199. The project was considered to be a portion of the Kubaka deposit and prospecting was incorporated in the same exploration program. The most recent exploration program focused on the northwest part of the Tsokol deposit ended in 2004. 4.5.4 Geology The Tsokol deposit is a low-sulphidation epithermal gold deposit associated with andesitedacite volcanics. Vein associations of adularia-quartz predominate and their distribution is controlled by crustal Archaean-Proterozoic or Palaeozoic tectonic structures. The deposits are connected with Palaeozoic and Mesozoic periods of tectonic and magmatic activity that reactivated these structures. Epithermal quartz-adularia-veins host the main mineralisation in a north-northwest striking elongate block about 8km2 in aerial extent of a rhyodacite-dacite sill. The Kubaka area hosts three zones that contain several ore bodies. These are the North, Central and Tsokol zones. The Tsokol zone is localised on the edge of the Kubaka caldera which is the ore-bearing structure of the main Kubaka deposit. The Caldera is interpreted to be 4.0 by 2.5km in diameter, with the boundaries marked by significant tectonic disturbances. The Tsokol deposit is a highly weathered near surface epithermal vein deposit, located along the northwest striking thrust fault and hosted by tuffaceous rhyolite-dacite. The near surface ore zones are unconformably overlain by shales and mudstones to the south and alluvial gravels in the central and northern areas of the Tsokol zone. The mineralised zone is a continuous system of vein structures, dipping approximately 70-80° to the southeast and plunging 15-20° to the east. Ore shoots within the vein structures are approximately 110 meters high and vary in length from 50 to 300 meters. There are approximately 6 discrete ore shoots within the Tsokol zone. Adularia-sericite-quartz metasomatites surround the body and the gold is hosted within continuous carbonate-anothoclase-quartz or carbonate-adularia structures of thicknesses up M-68

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 61 of 76 to 5.8m and 0.5m respectively. Brecciation of the Tsokol zone varies from 0.5 to 15m mainly in the lower horizons and contains anorthoclase-quartz vein fragments as well as chalcedony and re-weathered carbonate containing low amounts of gold. Primary gold mineralisation is concentrated in the north-western part of the Tsokol zone and the overall gold to silver ratio is approximately 1:1 with low amounts of sulphides. Spots of native silver and sulphides are also present. Late Jurassic dykes orientated to the northwest crosscut the ore body and contain epidote, chlorite, carbonate and pyrrhotite. There are a few sub-parallel faults within the zone, but they appear to be tight with little infilling and will likely have minimal effect on the mining operations. 4.5.5 Mineral Resource and Ore Reserve Estimation SRK prepared an independent Mineral Resource Estimate for the Tsokol Kubaka deposit during 2009 based on review, analysis, interpretation and estimation of information provided by the Company. SRK’s Mineral Resource estimate uses the definitions and guidelines given in the JORC code on Mineral Resources and Ore Reserves and are reported accordingly. SRK completed a site visit during October 2008 to near-by exploration projects and visited the mine facilities and conducted a fly-over of the historical Kubaka Main Zone. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Tsokol Kubaka Zone, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources. As at 1 July 2011, no Ore Reserves have been declared for Tsokol Kubaka which has a Mineral Resources of 0.34Moz of gold and 0.55Moz of silver, contained within 1.3Mt grading 8.1g/t Au and 13.3g/t Ag. Data Quantity and Quality Tsokol Kubaka samples are prepared at the sample preparation laboratory at the Kubaka Mine and the assays are carried out at the analytical laboratory at the Kubaka Mine site. The Tsokol samples submitted are analysed by fire assay with a gravimetric finish for Au. SRK visited the sample preparation facilities and laboratory during a site visit and found the general upkeep of the laboratory to be clean and well organised. All sample preparation sampling and analysis has been undertaken by Omolon’s geologist using defined logging and sampling procedures, at its own facilities located at Kubaka, which utilises appropriate methodologies and is supported by quality Control/Quality Assurance (“QAQC”) records, which included a combination of duplicates, check analysis and insertion of standard reference material (sourced from Irgiredmet Laboratory, Irkutsk Russia). Assays for gold and silver have been completed using conventional fire assay utilising a gravimetric finish. All assays greater than 1.0g/t Au have been assayed in duplicate to confirm the results. SRK completed an independent check into the results of the QAQC programmes and concluded that there is no evidence of bias in the gold database. The assays for silver returned a consistent high-bias with the grade reporting 2—3% above the assigned value. It is SRK’s view that the current silver assays indicate either a problem with the assigned grades of the SRM’s or a systematic high bias with regards to silver at the Kubaka laboratory. Due to the average grade of the silver being relatively low it is SRK’s view any potential bias caused by this high bias will have limited economic impact (silver contributing less than 2 to 3% to the potential revenue) and therefore based on the satisfactory correlation of the gold grades to use all the sampling information provided for use in defining the Mineral Resource for the Tsokol Zone. The data quantity and quality is considered sufficient for the reporting of Measured, Indicated and Inferred Mineral Resources M-69

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 62 of 76 in accordance with the JORC Code. The Tsokol database contained diamond drilled, cored boreholes, accompanied by some channel (trench) sampling. The drillhole file provided contained some 224 drillholes, totalling some 39,000m of drilling plus a total of 27 trenches covering over 500m of sampling. The initial drill spacing is generally on a 80x40m grid with some areas stepping down to 40x40m, with an average depth of between 150 — 200m. The drillholes have been inclined with dips typically of 55° to 60° and oriented to the northeast or south west perpendicular to the main strike of the Tsokol zone. The deposit has been explored through limited surface trenching but not via any underground development. Geological Modelling SRK has undertaken geological modelling of the Tsokol deposit in order to provide geological constraints for the resource estimation. These constraints are provided as wireframe models into which the final block model will be created and zoned. The geological model constructed for the project does not differentiate between each individual area but provides a geological framework for the deposit as a whole. The geological modelling has been based on the original interpretation for the deposit undertaken by Omolon geologists familiar with the geology of the region and the exploration data collected. Geological domains have been created representing the major lithological domains, incorporating some of the major cross-cutting fault structures. The base of the shale and alluvial units have also been modelled along with the faults using Leapfrog Modelling software and checked against geo-referenced copies of the original interpretation. Mineralisation domains have been created with a broad envelope using the information from level plans from the 2005 Omolon geological model which formed a limit to any grade mineralisation. Mineralisation wireframes were produced for individual veins within the main envelope. Sectional interpretations have been constructed; individual zones linked using Datamine wireframe construction techniques and cropped against the major faults where applicable. To verify the 3D interpretation sections and level plans have been visually inspected until a robust model has been achieved. The mineralisation models have been limited to the lithological model, which includes the fault network, shale and alluvial units which cut the ore body near surface. Tonnage and Grade Estimation The company supplied summary reports to SRK explaining the modelling, statistical and geostatistical steps and assumptions made, in which summaries of the Resource estimation methodologies and classification guidelines were included. The company used a series of topcuts that varied between deposits and veins. Based on detailed analysis, SRK are comfortable with the top-cuts used, search-ellipse parameters and variogram parameters. A block model has been created, filling the mineralised wireframes with sub-blocks of suitable size to honour geometry. To improve the geometric representation of the geological model a relatively small prototype using a 10x5x10m parent block has been created with sub-blocking allowed along the boundaries to a minimum of 2.5m along strike and across strike, and 1.0m in the vertical direction. The block size is considered appropriate given the sample spacing, of the deposit is drilled to 25x25m spacing. Following coding of the sample data with the mineralisation models, SRK completed a detailed statistical and geostatistical analysis undertaken on all of the vein data. All samples have been composited to a sample length of 1.5m with a minimum composite length of 0.75m. SRK produced a detailed report covering the main assumptions, histograms and plots M-70

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 63 of 76 supporting the grade caps applied. SRK has applied a default density of 2.56g/cm3 to all rocks in the current model. The density is consistent with the densities supplied in the 2005 Tsokol Model report. The estimated based analysis of historical data from the Kubaka Main Pit. Grade Estimation was performed using Ordinary Kriging routines within the Datamine software package. A Quantitative Kriging Neighbourhood Analysis (QKNA) exercise has been completed in order to optimise the parameters used in the kriging calculations. Gold and Silver grades have been interpolated into the parent blocks, using dynamic search dimensions which allows the rotation angles of search ellipse volumes and variograms to be defined for each individual model cell. The search can therefore be orientated to follow trends within mineralised Orebodies more precisely where local variations exist. Block grades have been estimated using both Inverse Distance Weighting to the power of 2 (IDW2) and Ordinary Kriging. The resultant block model was classified and supplied to the Mining Engineers to test the economic viability for open-pit mining on the Tsokol deposit. No mining is currently taking place within the Tsokol deposit and therefore the updated block model could not be reconciled to active production. SRK have validated the block model both visually and statistically using grade validation plots. The resultant plots show a good correlation between the block model grades and the composite grades, with the block model showing a typically smoothed profile of the composite grades as expected. In summary SRK are comfortable with the processes undertaken to estimate tonnages and grades for Arylakh, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources and Ore reserves. Classification The Mineral Resource estimate for the Tsokol Project has been classified by SRK in accordance with the Australasian Code for the Reporting of Exploration Results, Mineral Resources and Ore Reserves, The JORC Code, 2004 Edition (JORC). To define the limits SRK has considered a combination of factors including geological continuity, data quality, quality of the estimation measured by the Kriging parameters and experience of deposits of similar style. In terms of the data quality SRK does not consider any significant bias has been introduced assuming sampling protocols were followed. SRK would recommend some form of data checks be completed by the company during the next stage of exploration to confirm the historical database. The geological knowledge and interpretation, data density, data reliability and quality, and continuity of the mineralisation in areas within the north western portion of the Tsokol zone were reasonably well developed. Within the other areas of the deposit it is SRK’s view that more structural information is required to improve the confidence in the current interpretation. Based on the current status of the data it is SRK’s view that the data is of a sufficient quality for the quoting of all categories of Mineral Resources. SRK created a set of classification rules which have been applied to the block estimates which have then been reviewed and wireframe limits constructed to define the limits of the Measured, Indicated and Inferred portions of the deposit. SRK consider this method to be appropriate, for this style of deposit. 4.5.6 Metallurgical Processing The Kubaka plant currently processes low-grade Birkachan ore, with a gold recovery rate of 90 to 91 per cent. The plant is currently operating below its rated capacity of 850ktpa. This is M-71

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 64 of 76 because in the first quarter of 2011, bad weather limited the amount of waste that could be removed from the Birkachan mine. As a result, less ore was mined in 2011 than was projected (and required to allow the processing plant capacity to be met). The Kubaka plant currently uses only conventional CIP cyanidation technology. Run-of-mine ore is crushed in a jaw crusher, while further processing comprises two stage milling (SAG and ball), thickening, CIP leaching, desorption, electrolysis, carbon regeneration and doré smelting. This processing option will continue to be utilised in the long term for ores with low silver content, such as ores from the Birkachan and Tsokol mines. Ores with high silver content, such as those from the Sopka and Oroch mines, will be processed after the new section at Kubaka plant is complete. After grinding, the material will be subject to agitated leaching, counter-current decantation, and Merrill Crowe recovery. The resulting precipitate will be dried, homogenised, sampled, packed and flown to a refinery. The crusher and both of the mills at the Kubaka plant were manufactured in the United States by Allis Chambers and have a total operating life in excess of 20 years. The majority of the remaining equipment is also imported, mainly from the United States. Equipment in the new sections, which are currently under construction, will also mostly be imported, with the thickeners manufactured by Outotec and pumps by Warman. Due to the remote location, electricity is generated on-site by diesel-powered generators (made by Caterpillar), with a total installed capacity of 10 MW. The processing plant and other site facilities are heated mostly by heat recovered from generators, with additional heat in the winter produced by an electric boiler. The Group currently plans to replace this electric boiler, with a new coal-fired boiler in 2013. The site has accommodation for 400 employees, canteen, and mine office. A large maintenance facility is located near the plant. Fresh water is sourced from the borehole located on the site. The site also has a warehouse, an open storage yard, an explosives storage facility, a cyanide storage facility and a diesel fuel depot, with a capacity of 20,000 cubic meters. High-grade ore from Birkachan is transported via a recently completed all-year road for processing at the upgraded Kubaka processing plant at a rate of approximately 475ktpa by 2012. High-grade ore from Sopka Kvartsevaya will be transported via a winter road for processing at the upgraded Kubaka processing plant. As the winter road is operational only for four months a year, transporting and processing volumes are expected to be limited to 300ktpa. 4.6 Oroch 4.6.1 Location The Oroch deposit is located some 130km from Kubaka, where processing facilities are located. Access from Oroch to Kubaka is via temporary soil roads. The topography in the vicinity of the deposit appears to be relatively flat with gently undulating hills. 4.6.2 Title The licence for Oroch covers the Orochskaya prospecting areas, under licence number MAG 03819BR, which was issued on 23rd August 2005 and which will expire on 31st December 2030. The licence covers the exploration and mining of gold and silver. M-72

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 65 of 76 4.6.3 History The Kubaka deposits were discovered in the late 1970’s, with initial exploration and mining activities focussing on the Kubaka deposit, with later exploration locating satellite deposits including Oroch. Drilling was undertaken on the deposit historically and an estimate made of the deposit and tonnage made following Russian GKZ guidelines, however the vast majority of the exploration has been undertaken in 2008 by Polymetal. 4.6.4 Geology The Oroch mineralisation is found in Cretaceous volcanic sequence, with discrete separate veins within a brecciated/tectonic zone some 20m thick. The mineralisation comprises goldsilver vein type mineralisation, which strike east-west over a distance of some 700m, dipping sub-vertically to the south reaching depths of 100m. The individual veins within the mineralised zones generally average some 10m thickness, with a main vein which is up to 16 m thick in places, are continuous up to 480m along strike, averaging some 200m along strike and continue down-dip to 100m, displaying moderate-good geological continuity. The veins generally carry gold grades between 3-10g/t Au, and 100-200g/t Ag. The mineralisation is not weathered or oxidised and can be considered primary. The mineralisation outcrops or is very near surface along the entire strike length. Oroch represents an epithermal type of gold-silver formations of Okhotsk-Chukotsk volcanic belt. Ore bodies are mainly composed of quartz and carbonate (up to 90-95%), with lesser amount of hydro-mica and adularia. Spots of native silver are also present. Gold to silver ratio varies from 1:5 to 1:230 but averages 1:45 in zones containing potential economic mineralisation. Ore minerals distribution is uneven, nested, ingrained 4.6.5 Mineral Resource and Ore Reserve Estimation SRK has completed a thorough and detailed audit of Polymetal’s Mineral Resource estimation practices, procedures and the resultant models. SRK are comfortable with the processes undertaken to estimate tonnages and grades for Oroch, which are, in SRK’s opinion, sufficiently robust to support the reporting of JORC compliant Mineral Resources. As at 1 July 2011, no Ore Reserves have been declared for Oroch which has a Mineral Resources of 0.2Moz of gold and 10.3Moz of silver, contained within 1.9Mt grading 3.3g/t Au and 167.0g/t Ag. As no Ore Reserves have been defined and no further exploration is scheduled to be undertaken, SRK cannot comment on the expected duration of commercial activity or anticipated progress in reference to CESR recommendations 132 a) and b) for the Oroch Project. Data Quantity and Quality SRK have not reviewed and historical data collected for Oroch. SRK were provided with a number of electronic files including all borehole information and topographic surveys. These electronic files have not been validated against original logs and laboratory certificates. SRK was not provided with any supporting Density information. The drillhole file provided contained some 187 diamond drilled, cored boreholes, totalling some 22,800m of drilling accompanied by some 11,000 sample assay results. The drill spacing is generally on a 25x25m grid with some areas stepping up to 25x50m. The deposit has also been explored in a limited bare with some 10 surface trenches at a spacing of 5m. All sample preparation sampling and analysis has been undertaken by Polymetal using its own facilities located at Kubaka, which utilises appropriate methodologies and is supported by M-73

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 66 of 76 quality Control/Quality Assurance (“QAQC”) records which have been reviewed by SRK, and show acceptable levels of precision, accuracy and repeatability and not apparent bias. The deposit area is covered by a detailed topographic survey, but only to the extents of the mineralisation modelled and not beyond, and all borehole collar locations surveyed and accompanied with downhole surveys at appropriate intervals. The data quantity and quality is considered sufficient for the reporting of Measured, Indicated and Inferred Mineral Resources in accordance with the JORC Code. Geological Modelling The geological modelling for the deposit was undertaken by Polymetal Geologists familiar with the geology of the region and the exploration data collected. Geological domains have been created representing the major lithological domains. Mineralisation domains have been created using a 0.5g/t grade to represent the boundary of mineralised and unmineralised material. One major and five minor veins have been modelled in the zone of mineralisation. SRK are comfortable with the approach to geological modelling and resultant wireframe model created by Polymetal, as the result to display moderate-good geological continuity. The mineralisation models cut across the lithological model, and do not seem to consider it to have any influence over its geometry. Tonnage and Grade Estimation Following coding of the sample data with the mineralisation models, the data has been composited to 1m intervals and statistical and geostatistical analysis undertaken with all of the individual vein data combined into the major mineralisation domains. SRK was provided with a report with histograms and plots supporting the grade caps applied. The sample data for both gold and silver, show log-normal distributions with no indication of bimodal or nested populations. Outliers (high-grades) analysis has been completed by the Company to limit their influence of high-grades on the overall estimate. SRK has completed an independent check of these parameters and finds they are representative of the grade distribution and are considered appropriate. Prior to grade interpolation, a block model has been created, filling the mineralised wireframes with sub-blocks of suitable size to honour geometry, with parent block sizes of 15x2x5m. This block size is considered slightly small in the Y direction at 2m, but overall satisfactory, given the majority of the deposit is drilled to 25x25m spacing. Gold and Silver grades have been interpolated into the parent blocks using only the major mineralisation domain zoning (not per individual sub-zone), using search dimensions based on the variogram range and orientated appropriately for the orebody geometry, using both Inverse Distance Weighting to the power of 2 (IDW2) and Ordinary Kriging. SRK have ran a series of check estimates, using both the Polymetal parameters and modified parameters considered more appropriate by SRK. The results of this study demonstrated the Polymetal estimates to be valid, but not wholly optimal in terms of quality of block estimates. All of the veins have a fairly good coverage of sample data. SRK have validated the block model both visually and statistically using grade validation plots. In general the block model grades follow closely the variations in grade displayed in the sample files, but in many areas very closely, showing a low degree of smoothing. This is probably the result of the many samples contained within the mineralisation model, but warrants further investigation. M-74

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 67 of 76 Classification The block model provided to SRK was provided classified using the search ellipse number used to estimate the block grades. SRK do not consider this method wholly appropriate, as the approach which results in “bulls-eye” type zones of classification with no real continuity of confidence, and therefore SRK have reclassified the model in accordance with the JORC Code. SRK have not classified a very small portion of the deposit in the Measured Category where there is close spaced surface trench data and close spaced drilling information at 25x25m spacing, the majority of the deposit as Indicated where there is 25x25m drill spacing, and the remainder of the deposit where the drilling exceeds 25x25m spacing and on the fringes of the deposit where there is very limited data as Inferred. 4.7 Dalniy SRK has been requested by the Company to report the Dalniy Project as an ET in accordance with Clause 18.1 of the JORC Code. SRK notes that such information relation to ETs must be expressed so that it cannot be misinterpreted or misconstrued as an estimate of Mineral Resources or Ore Reserves. Furthermore SRK recognises that: the terms Mineral Resource(s) or Ore Reserve(s) must not be used in this context; and that any statement referring to potential quantity and grade of the target must be expressed as ranges and must include (1) a detailed explanation of the basis for the statement; and (2) a proximate statement. Where applicable ETs are reported in accordance with Section 18.1 of the JORC Code and for the avoidance of doubt, SRK notes: ? The potential quantity and grade as reported in respect of the ETs are conceptual in nature; ? There has been insufficient exploration to define a Mineral Resource; and ? It is uncertain if further exploration (as planned by the Company) will result in the determination of a Mineral Resource. Furthermore, SRK considers that as a demonstration of both intent and in support of the underlying estimation, a detailed work programme is implicit in respect of such declarations. Accordingly, where appropriate SRK has reviewed the associated work programmes as provided by the Company (Section 4.7.7) and considers these as presented to be appropriate with respect to the proposed schedule of activities and expenditures. On this basis, SRK considers that the ETs reflect properties of merit which are supported by the technical assessments and work completed to date and that the future work programmes as considered are warranted. SRK notes that Clause 18.1 is typically reserved for scenarios whereby a company has defined an exploration target by reference to an extension of an existing deposit or preliminary surface exploration (trenching, limited drilling), which is not sufficient to support the declaration of a Mineral Resources in accordance with the terms and definitions of the JORC Code. In Respect of the Dalniy deposit, the exploration activities undertaken to date have resulted in an internally authored estimate of tonnage and grade. The Company has nominated to postpone the declaration of Mineral Resources, until such time that State approval has been received for GKZ ‘reserves’. No GKZ reserves have been reported or referenced herein. SRK understands that the Company is not intending on completing any substantive additional exploration and that the focus of future work with be largely directed M-75

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 68 of 76 towards infill drilling (10,000m) and the completion technical studies in accordance with the Work Programme, summarised in Section 4.7.7. SRK notes that the current information indicates that exploration will be undertaken between 2011 and 2015. No information exists regarding the potential life of mine or the duration of commercial activity beyond the Work Programme presented in section 4.7.7. 4.7.1 Location The Dalniy Project is located approximately 5 km from the Sopka Kvartsevaya operation in the Severo — Evensk District of the Magadan Region, in the Russian Federation, approximately 70 km north of the district centre of Evensk and approximately 150 km south of the Kubaka deposit. The project area can be accessed all year round. 4.7.2 Title The licence covering Dalniy covers the prospecting areas, under licence number MAG 04201 BE, which was issued on 20 January 2010 and which will expire on 6 November 2027. The licence covers 22.2km2 and covers the exploration and mining of gold and silver at Dalniy. The terms of the Licence oblige the Company to have undertaken exploration works and submit a report on the project’s resources and reserves for GKZ approval during H1-2011; the approval process is pending. 4.7.3 History Historical exploration has been completed at the project with the latest phase of exploration completed by the company between 2009 and 2010. To date, 4,379m of exploration core drilling has been undertaken. In additional three underground adits have been completed through the main zone, at 50m level intervals, from which a number of horizontal holes have been drilled. The historical materials available for the project included: ? Geological maps (Regional and local scale 1:10 000) ? Historical geochemical Maps (1: 50 000) ? Trench sampling ? Underground adit sampling ? Geophysics (gravity) ? Diamond drilling sampling 4.7.4 Geology The Dalniy deposit is geological analogous to the Sopka Kvartsevaya deposit, which is located on the south-western portion of the Gizhigin trough and is overlain by structures of the Chukoka volcanic belt. The stratigraphic formations of the region form two main stages and are split between Devonian volcanogenic formations and Permian-Jurassic terrigenous sediments. Evidence of intense magmatic activity during the Cretaceous period, accompanied the formation of intrusive dome structures and volcano-tectonic depressions. The deposit represents a structurally simple epithermal system, where mineralisation is hosted by series of quartz-adularia zones which form a combination of veins and/or stringers. The deposit trends NNW-SSE for a strike length of approximately 450-550m and dips steeply towards the SW-WSW, extending down-dip approximately150-200m. Two zones of mineralisation have been defined by the Company; gold grades vary from 4.0 g/t Au and 90 g/t Ag within Zone 1 and 4.4 g/t Au and 105 g/t Ag within Zone 2. M-76

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4.7.5 Data Quality and Quantity

SRK were provided with a number of electronic files including all borehole information and topographic surveys. These electronic files have not been validated against original logs and laboratory certificates by SRK.

Based on the electronic database provided, SRK has concluded the following information is currently available for use in geological modelling and tonnage and grade estimation. The database comprises a combination of adit sampling, trench sampling and diamond drilling data. Importantly, the adit and raises do not form complete sample intervals, which could result in an estimation bias. The sampling types are split down as follows based on the sampling codes:

- A*** = Adit (approx. 5,500m)
- K*** = Trench (approx. 5,200m)
- C*** = Boreholes (approx. 10,300 m)

The sum of lengths in sampling database is approximately 21,000 m. SRK would consider this to be sufficient for the declaration of a Mineral Resources in accordance with the terms and guidelines of the JORC Code, provided that the sampling, assay methodologies and QA/QC procedures are in line with JORC guidelines. SRK has not conducted a site visit to the property, reviewed any drilling core or reviewed hard copies of the drillhole passports to verify the quality of the data.

4.7.6 Exploration Target

SRK has reviewed a tonnage and grade estimate, presented by the Company, arising from the 2009-2010 exploration programs which suggests a total of 0.22-0.33 Moz of gold and 5.13-7.70Moz of silver contained within approximately 2.1-3.1 Mt of rock at grades of 3.3g/t Au and 76.4g/t Ag. The target ranges are derived from block modelled estimates based on wireframes comprising of include two main steeply dipping zones, surface topography and a series of faults, along which the mineralised zones have been terminated and offset. The level of detail included in the construction of the model indicates a reasonable level of understanding of the geological components of the project.

Table 4-6 Dalniy: exploration target ranges

Prospect	Basis	Tonnage		Grade				Content			
		From (kt)	To (kt)	From (g/tAu)	To (g/tAu)	From (g/tAg)	To (g/tAg)	From (kozAu)	To (kozAu)	From (kozAg)	To (kozAu)
Zone 1	Exploration Drilling	1,700	2,600	2.6	3.8	59.7	89.5	142	318	3,263	7,481
Zone 2	Exploration Drilling	400	3,100	3.0	4.6	68.2	102.4	39	458	877	10,206
Total		**2,100**	**5,700**	**2.7**	**4.2**	**61.3**	**96.5**	**181**	**776**	**4,140**	**17,687**

4.7.7 Scheduled Work Programme

The Company has proposed a Work Programme to develop the Dalniy project between 2011 and 2015 (Table 4-7). Total forecasted expenditures are US$9.15m, which includes further exploration of the deposit area, infill drilling, licence applications and the time to undertake technical studies. The Company is intending to produce a Mineral Resource and Ore Reserve statement for Dalniy in accordance with the terms and guidelines of the JORC code. The detailed disclosure schedule for JORC Mineral Resources and Ore Reserves, the associated technical documents and the associated expenditures is currently being finalised by the Company.

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Table 4-7 Dalniy: scheduled Work Programme

Item	Units	2011	2012	2013	2014	2015	Totals
Diamond drilling	(m)	10,000	5,000	10,000	10,000	-	35,000
Excavation (adits, trenches)	(m/m^3)	-	400/5000	800/10000	800/10000	-	-
Geophysical survey	(km^2)	25	-	10	-	-	35
Prospecting routes	(km)	-	-	50	50	-	100
Sampling							
- Geochemical	(No.)	-	-	-	-	-	-
- Drill core	(No.)	9,500	2,500	5,000	5,000	-	22,000
- Channel sampling	(No.)	-	200	500	500	-	1,200
- Metallurgical	(No.)	-	-	2	2	-	4
Analytical							
- Sample preparation	(No.)	9,500	2,700	5,600	5,600	-	23,400
- Fire assay	(No.)	9,500	2,700	5,500	5,500	-	23,200
- Atomic absorption	(No.)	-	-	100	100	-	200
Desktop studies	(months)	6	7	6	6	8	33
GKZ resource/reserve	(months)	6	-	-	-	8	14
Licences and permitting	(months)	-	2	-	-	-	2
Exploration data processing	(months)	-	5	6	7	-	18
Total expenditure	**(US$m)**	**2.56**	**1.21**	**2.60**	**2.60**	**0.17**	**9.15**

4.8 Environmental

The key environmental issues associated with the Birkachan Mine, based on SRK's review of the Birkachan Feasibility Study, are:

- Water management: Discharges from the open cast and mine operations as well as the associated waste rock dumps and heap leach piles are all likely to contain elevated levels of suspended sediments and above background concentrations of metals in solution. To date there has been limited geochemical work in respect of determine acid mine drainage potential and accordingly, in the absence of further analysis SRK considers that this remains a potential issue. Notwithstanding this aspect SRK has been informed by the Company that the prevailing legislation in the Russian Federation necessitates monitoring and control of discharges from the open cast and mine operations as well as the associated waste rock dumps, heap leach piles and tailings facility and that such action is routinely completed by the Company. The local regulatory authority also authorizes operators in respect of discharging and that such authorization is issued on the basis of specific standards in respect of discharge criteria. In the event that such criteria are breached the operator may be subject to specific fines which may be substantial. Accordingly, SRK considers that in order to facilitate prediction of discharge conditions in the future and to enhance the proactive management of any potential issues, further technical work is required to ascertain the likelihood and extent of acid mine drainage. In the vent that acid mine drainage is an issue, the Company may in the future need to consider mitigating action including water treatment to reduce the loading of contaminants prior to discharge.
- Use and disposal of cyanide: Processing of ore will involve the use of cyanide, which is a hazardous substance that must be transported, stored, used, and disposed of carefully. The company should consider following the requirements of signing up to the International Cyanide Management Code, and development of a Cyanide Management Plan in accordance with these requirements. Particular attention should be paid to the arrangements for transport of cyanide to the site, including maintenance of any road vehicles used, training of drivers and emergency preparedness in case of spills.
- Closure planning: Polymetal has estimated the closure cost to be US$10.578M, which has been calculated based on costs for similar projects. There appears to be no formal closure planning for the asset,
- Therefore the cost of rehabilitation of disturbed areas and remediation of any contamination remains a risk.

The key environmental issues associated with the Sopka Kvartsevaya Mine, based on SRK's

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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 71 of 76 review of the Sopka Kvartsevaya Feasibility Study, are: ? Use and disposal of cyanide: Processing of ore will involve the use of cyanide, which is a hazardous substance that must be transported, stored, used, and disposed of carefully. The planned development will require the use of more cyanide at the Omolon Processing Hub. The company should consider following the requirements of signing up to the International Cyanide Management Code, and development of a Cyanide Management Plan in accordance with these requirements. Particular attention should be paid to the arrangements for transport of cyanide to the site, including maintenance of any road vehicles used, training of drivers and emergency preparedness in case of spills. ? Water management: Discharges from the open cast and mine operations as well as the associated waste rock dumps and heap leach piles are all likely to contain elevated levels of suspended sediments and above background concentrations of metals in solution. The Company has undertaken a technical study in reference to the potential for acid generation and metal leaching from the overburden. SRK note that there is low potential for acid generation from the overburden; further quantitative mineralogical assessments would support these findings. Notwithstanding this aspect SRK has been informed by the Company that the prevailing legislation in the Russian Federation necessitates monitoring and control of discharges from the open cast and mine operations as well as the associated waste rock dumps, heap leach piles and tailings facility and that such action is routinely completed by the Company. The local regulatory authority also authorizes operators in respect of discharging and that such authorization is issued on the basis of specific standards in respect of discharge criteria. In the event that such criteria are breached the operator may be subject to specific fines which may be substantial. Accordingly, SRK considers that in order to facilitate prediction of discharge conditions in the future and to enhance the proactive management of any potential issues, further technical work is required to ascertain the likelihood and extent of acid mine drainage. In the vent that acid mine drainage is an issue, the Company may in the future need to consider mitigating action including water treatment to reduce the loading of contaminants prior to discharge. ? Surface waters in the study area have concentrations of mercury that are approximately 15 to 20 times the maximum allowable concentration for water bodies used for commercial fishing. This has been attributed to historic placer gold mining in the streams. It is not clear if adequate baseline water quality data has been collected for the area. Adequate baseline data is an important defence against pollution-related litigation. The Company has indicated that there is no information available in relation to historical liabilities associated with the former placer gold mining. ? Closure planning: Polymetal has estimated the closure cost to be US$4.678M, which has been calculated based on costs for similar projects. There appears to be no formal closure planning for the asset, therefore the cost of rehabilitation remains a risk. M-79

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 72 of 76 4.9 Mineral Resource and Ore Reserve Statements Table 4-8: Omolon Hub: Detailed Mineral Resource and Ore Reserve Statements as at 1 July 2011 Ore Reserves Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Proved Birkachan 4,751 1.9 7.7 2.0 165.2 291 1,173 304 25,232 Sopka Kvartsevaya 2,319 4.7 162.9 7.1 492.6 353 12,141 527 36,724 Subtotal 7,069 2.8 58.6 3.7 272.6 644 13,314 831 61,956 Probable Birkachan 8,329 2.9 12.1 3.1 249.6 779 3,231 818 66,839 Sopka Kvartsevaya 1,338 4.0 132.3 5.8 415.1 170 5,691 250 17,859 Subtotal 9,667 3.1 28.7 3.4 272.5 949 8,922 1,068 84,698 Ore Reserves Birkachan 13,079 2.5 10.5 2.7 219.0 1,070 4,404 1,122 92,072 Sopka Kvartsevaya 3,657 4.4 151.7 6.6 464.3 523 17,832 777 54,583 Total 16,736 3.0 41.3 3.5 272.6 1,592 22,236 1,899 146,654 Mineral Resources Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Measured Birkachan 1,037 1.3 7.1 1.4 109.0 43 237 46 3,634 Sopka Kvartsevaya 114 3.7 144.7 5.8 390.9 13 530 21 1,432 Tsokol Kubaka 454 9.6 15.5 9.8 778.1 140 226 143 11,370 Subtotal 1,606 3.8 19.2 4.1 318.4 196 993 210 16,436 Indicated Birkachan 2,152 1.4 7.0 1.5 116.6 96 484 102 8,069 Sopka Kvartsevaya 82 2.9 107.2 4.5 305.6 8 284 12 809 Tsokol Kubaka 592 6.4 10.9 6.6 523.5 122 207 125 9,970 Oroch 1,365 3.3 143.2 4.8 452.3 143 6,284 209 19,850 Subtotal 4,191 2.7 53.9 3.3 287.2 369 7,260 448 38,699 Measured + Indicated Birkachan 3,189 1.4 7.0 1.4 114.2 139 721 148 11,703 Sopka Kvartsevaya 196 3.4 128.9 5.3 355.1 21 814 33 2,241 Tsokol Kubaka 1,047 7.8 12.9 8.0 634.1 262 434 268 21,340 Oroch 1,365 3.3 143.2 4.8 452.3 143 6,284 209 19,850 Total 5,797 3.0 44.3 3.5 295.8 565 8,253 658 55,135 Inferred Birkachan 701 9.5 53.2 10.1 801.2 213 1,199 229 18,064 Sopka Kvartsevaya 39 2.7 95.0 4.1 279.6 3 118 5 347 Tsokol Kubaka 249 9.3 14.8 9.5 759.3 75 118 76 6,085 Oroch 561 3.3 224.9 5.6 534.0 59 4,056 101 9,632 Subtotal 1,550 7.0 110.2 8.3 684.8 350 5,492 411 34,128 Mineral Resources Birkachan 3,890 2.8 15.4 3.0 238.0 352 1,920 377 29,767 Sopka Kvartsevaya 235 3.3 123.4 5.1 342.7 25 932 38 2,588 Tsokol Kubaka 1,296 8.1 13.3 8.3 658.1 337 552 344 27,425 Oroch 1,926 3.3 167.0 5.0 476.1 201 10,341 310 29,482 Subtotal 7,347 3.9 58.2 4.5 377.9 915 13,745 1,069 89,262 M-80

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 73 of 76 Table 4-9: Omolon Hub: Summary Mineral Resource and Ore Reserve Statements as at 1 July 2011(1) Ore Reserves Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Proved o/p 6,135 2.8 55.2 3.5 267.3 547 10,880 699 52,737 u/g — - — - — - — - — s/p 934 3.2 81.1 4.4 307.1 97 2,435 132 9,219 Subtotal 7,069 2.8 58.6 3.7 272.6 644 13,314 831 61,956 Probable o/p 8,813 2.1 26.9 2.5 197.1 600 7,608 703 55,858 u/g 854 12.7 47.8 13.3 1,050.1 348 1,314 365 28,840 Subtotal 9,667 3.1 28.7 3.4 272.5 949 8,922 1,068 84,698 Ore Reserves o/p 14,948 2.4 38.5 2.9 226.0 1,147 18,488 1,402 108,595 u/g 854 12.7 47.8 13.3 1,050.1 348 1,314 365 28,840 s/p 934 3.2 81.1 4.4 307.1 97 2,435 132 9,219 Total 16,736 3.0 41.3 3.5 272.6 1,592 22,236 1,899 146,654 Mineral Resource Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (g/t Ag Eq) (koz Au) (koz Ag) (koz Au Eq) (koz Ag Eq) Measured o/p 1,602 3.8 19.3 4.0 317.2 195 991 209 16,334 u/g 4 9.9 14.2 10.1 804.4 1 2 1 102 Subtotal 1,606 3.8 19.2 4.1 318.4 196 993 210 16,436 Indicated o/p 4,004 2.6 55.7 3.2 277.4 332 7,173 410 35,711 u/g 188 6.1 14.3 6.2 495.4 37 87 38 2,988 Subtotal 4,191 2.7 53.9 3.3 287.2 369 7,260 448 38,699 Measured + Indicated o/p 5,605 2.9 45.3 3.4 288.8 527 8,165 619 52,045 u/g 192 6.1 14.3 6.3 501.7 38 88 39 3,089 Total 5,797 3.0 44.3 3.5 295.8 565 8,253 658 55,135 Inferred o/p 962 2.8 145.3 4.4 396.9 87 4,496 135 12,280 u/g 588 13.9 52.7 14.6 1,155.8 263 996 276 21,848 Subtotal 1,550 7.0 110.2 8.3 684.8 350 5,492 411 34,128 Mineral Resource o/p 6,568 2.9 60.0 3.6 304.6 614 12,660 754 64,325 u/g 779 12.0 43.3 12.6 995.1 301 1,084 315 24,937 Total 7,347 3.9 58.2 4.5 377.9 915 13,745 1,069 89,262 (1) o/p: open-pit; s/p: stockpile; and n/a: not applicable. 4.10 Technical Economic Parameters Table 4-10 Omolon Hub: assumed technical economic parameters Statistics Units H2-2011 2012 2013 2014 — 2023 LoMp Processed Tonnes (kt) 731 1,740 1,790 12,475 16,736 Grade (g/t Ag) 34.7 41.7 39.3 42.0 41.3 (g/t Au) 2.6 2.8 2.5 3.1 3.0 Production — silver (koz Ag) 652 1,949 1,913 12,892 17,406 — gold (koz Au) 51 142 123 1,076 1,392 — silver equivalent (koz Ag) 3,778 10,661 9,449 79,031 102,919 — gold equivalent (koz Au) 61 173 154 1,286 1,675 Sales Revenue (US$k) 62,710 176,966 156,857 1,311,922 1,708,455 — silver (US$k) 10,830 32,354 31,764 214,000 288,947 — gold (US$k) 51,880 144,613 125,093 1,097,923 1,419,508 Unit Sales Price — silver (US$/oz) 16.60 16.60 16.60 16.60 16.60 — gold (US$/oz) 1,020 1,020 1,020 1,020 1,020 Sales — silver (koz Ag) 652 1,949 1,913 12,892 17,406 — gold (koz Au) 51 142 123 1,076 1,392 — silver equivalent (koz Ag) 3,778 10,661 9,449 79,031 102,919 — gold equivalent (koz Au) 61 173 154 1,286 1,675 Cash Costs Cash Costs (US$k) 73,572 129,407 134,239 841,216 1,178,433 Cash Costs (gold by-product) (US$k) 21,693 (15,206) 9,146 (256,707) (241,075) Cash Costs (silver by-product) (US$k) 62,742 97,053 102,475 627,216 889,486 Capital Expenditure (US$k) 18,588 11,416 4,390 74,355 108,749 Unit Cash Costs Cash Cost (US$/tmilled) 101 74 75 67 70 Cash Cost — by-product sales (US$/oz Ag) 33.25 (7.80) 4.78 (19.91) (13.85) (US$/oz Au) 1,234 685 836 583 639 Cash Cost — co-product sales (US$/oz Ag Eq) 19.48 12.14 14.21 10.64 11.45 (US$/oz Au Eq) 1,197 746 873 654 704 Cash Cost — by-product production (US$/oz Ag) 33.25 (7.80) 4.78 (19.91) (13.85) (US$/oz Au) 1,234 685 836 583 639 Cash Cost — co-product production (US$/oz Ag Eq) 19.48 12.14 14.21 10.64 11.45 (US$/oz Au Eq) 1,197 746 873 654 704 M-81

SRK Consulting Polymetal International plc CPR – Main Report

Table 4-11 Omolon Hub: assumed expenditure items

Statistic	Units	H2 2011	2012	2013	2014 - 2023	LoMp
Items excluding VAT						
Mining	(US$k)	38,164	29,588	30,374	165,769	263,895
Underground Mining	(US$k)	-	-	-	56,898	56,898
Open-Pit Mining	(US$k)	38,164	29,588	30,374	108,871	206,997
Ore Transportation - Contractor	(US$k)	5,573	23,870	27,707	136,910	194,059
Processing - Kubaka Plant	(US$k)	11,788	38,028	39,415	238,592	327,822
Processing - Heap Leach	(US$k)	2,449	4,295	4,852	42,514	54,110
Smelting	(US$k)	3,430	5,533	5,388	32,532	46,883
Refining	(US$k)	434	1,206	1,064	9,281	11,985
Site General Costs	(US$k)	2,749	6,393	6,393	49,482	65,017
Overhead	(US$k)	4,927	8,334	7,741	71,096	92,097
Royalties	(US$k)	3,790	10,706	9,505	79,222	103,224
Property Tax	(US$k)	267	1,455	1,800	15,818	19,340
Depreciation	(US$k)	4,622	16,694	18,985	185,589	225,890
Capex	(US$k)	18,588	11,416	4,390	74,355	108,749
Unit Cost Assessment						
Mining - u/g	(US$k)	-	-	-	56,898	56,898
Mining - o/p	(US$k)	38,164	29,588	30,374	108,871	206,997
Processing	(US$k)	23,674	72,931	78,425	459,829	634,860
Overheads	(US$k)	11,734	26,888	25,439	215,618	279,679
Total	**(US$k)**	**73,572**	**129,407**	**134,239**	**841,216**	**1,178,433**
Production						
Tonnes Mined - u/g	(kt)	-	-	-	854	854
Tonnes Mined - o/p	(kt)	7,833	14,184	14,422	51,480	87,919
Tonnes Processed	(kt)	731	1,740	1,790	12,475	16,736
Unit Costs						
Mining - u/g	(US$/t)	-	-	-	66.60	66.60
Mining - o/p	(US$/t)	4.87	2.09	2.11	2.11	2.35
Processing	(US$/t)	32.38	41.93	43.82	36.86	37.93
Overheads	(US$/t)	16.05	15.46	14.21	17.28	16.71
Total for processing	(US$/t)	48.42	57.38	58.03	54.14	54.64
Total	**(US$/t)**	**100.62**	**74.39**	**75.00**	**67.43**	**70.41**

UK03590_Polymetal CPR_2011_AID.docx 30 September, 2011
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SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 75 of 76 5 MINERAL RESOURCE AND ORE RESERVE SUMMARY At the request of the Company, SRK has included summary Mineral Resource and Ore Reserve statements expressing gold equivalence calculated on a fixed conversion factor (60) for reasons of parity with other of the Group’s assets, with the specific exclusion of silver equivalence. Table 5-1 Summary Mineral Resource and Ore Reserve statements Ore Reserves Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (koz Au) (koz Ag) (koz Au Eq) Proved Dukat 9,079 1.0 546.3 10.1 298 159,469 2,956 Lunnoye 858 1.9 281.3 6.6 53 7,765 182 Arylakh 394 0.8 390.4 7.3 10 4,940 92 Birkachan 4,751 1.9 7.7 2.0 291 1,173 310 Sopka Kvartsevaya 2,319 4.7 162.9 7.4 353 12,141 555 Subtotal 17,400 1.8 331.6 7.3 1,004 185,488 4,095 Probable Dukat 4,089 1.5 538.8 10.5 197 70,839 1,378 Lunnoye 1,977 1.8 404.4 8.5 114 25,703 542 Arylakh 469 0.5 468.9 8.3 8 7,075 126 Birkachan 8,329 2.9 12.1 3.1 779 3,231 832 Sopka Kvartsevaya 1,338 4.0 132.3 6.2 170 5,691 265 Subtotal 16,202 2.4 216.0 6.0 1,267 112,539 3,143 Ore Reserves Dukat 13,168 1.2 544.0 10.2 495 230,308 4,333 Lunnoye 2,835 1.8 367.1 7.9 166 33,468 724 Arylakh 863 0.6 433.1 7.9 18 12,015 218 Birkachan 13,079 2.5 10.5 2.7 1,070 4,404 1,143 Sopka Kvartsevaya 3,657 4.4 151.7 7.0 523 17,832 820 Total 33,602 2.1 275.9 6.7 2,271 298,027 7,238 Mineral Resources Tonnage Grade Content (kt) (g/t Au) (g/t Ag) (g/t Au Eq) (koz Au) (koz Ag) (koz Au Eq) Measured Dukat 3,691 0.6 283.8 5.3 71 33,673 632 Lunnoye 423 1.7 246.6 5.8 23 3,356 79 Arylakh 97 0.8 321.2 6.2 3 997 19 Goltsovoye 112 — 1,232.3 20.5 — 4,437 74 Birkachan 1,037 1.3 7.1 1.4 43 237 47 Sopka Kvartsevaya 114 3.7 144.7 6.1 13 530 22 Tsokol Kubaka 454 9.6 15.5 9.8 140 226 144 Subtotal 5,928 1.5 228.0 5.3 293 43,456 1,017 Indicated Dukat 2,410 0.6 319.1 5.9 46 24,720 458 Lunnoye 1,091 1.2 293.8 6.1 43 10,310 215 Arylakh 126 0.6 429.1 7.7 2 1,736 31 Goltsovoye 1,342 - 854.8 14.2 — 36,881 615 Perevalny 1,096 — 375.3 6.3 — 13,229 220 Birkachan 2,152 1.4 7.0 1.5 96 484 104 Sopka Kvartsevaya 82 2.9 107.2 4.7 8 284 13 Tsokol Kubaka 592 6.4 10.9 6.6 122 207 126 Oroch 1,365 3.3 143.2 5.6 143 6,284 247 Subtotal 10,257 1.4 285.5 6.2 460 94,136 2,028 Measured + Indicated Dukat 6,101 0.6 297.7 5.6 116 58,394 1,089 Lunnoye 1,515 1.4 280.6 6.0 66 13,666 294 Arylakh 222 0.7 382.2 7.1 5 2,733 51 Goltsovoye 1,454 — 883.9 14.7 — 41,318 689 Perevalny 1,096 - 375.3 6.3 — 13,229 220 Birkachan 3,189 1.4 7.0 1.5 139 721 151 Sopka Kvartsevaya 196 3.4 128.9 5.5 21 814 35 Tsokol Kubaka 1,047 7.8 12.9 8.0 262 434 269 Oroch 1,365 3.3 143.2 5.6 143 6,284 247 Total 16,185 1.4 264.4 5.9 752 137,592 3,045 Inferred Dukat 31 0.6 359.4 6.6 1 364 7 Lunnoye 1,119 1.8 465.7 9.5 64 16,750 343 Arylakh 250 0.8 533.5 9.7 6 4,294 78 Goltsovoye 160 — 625.1 10.4 - 3,215 54 Perevalny 78 — 205.9 3.4 — 513 9 Birkachan 701 9.5 53.2 10.4 213 1,199 233 Sopka Kvartsevaya 39 2.7 95.0 4.3 3 118 5 Tsokol Kubaka 249 9.3 14.8 9.6 75 118 77 Oroch 561 3.3 224.9 7.0 59 4,056 126 Subtotal 3,188 4.1 298.8 9.1 421 30,628 931 Mineral Resources Dukat 6,132 0.6 298.0 5.6 117 58,757 1,096 Lunnoye 2,633 1.5 359.2 7.5 130 30,416 637 Arylakh 473 0.7 462.4 8.4 11 7,027 128 Goltsovoye 1,614 — 858.2 14.3 — 44,534 742 Perevalny 1,174 — 364.1 6.1 — 13,742 229 Birkachan 3,890 2.8 15.4 3.1 352 1,920 384 Sopka Kvartsevaya 235 3.3 123.4 5.3 25 932 40 Tsokol Kubaka 1,296 8.1 13.3 8.3 337 552 346 Oroch 1,926 3.3 167.0 6.0 201 10,341 374 Subtotal 19,373 1.9 270.1 6.4 1,173 168,220 3,977 M-83

SRK Consulting Polymetal International plc CPR — Main Report UK03590_Polymetal CPR2011_AID.docx 30 September, 2011 Page 76 of 76 6 CONCLUSIONS SRK concludes that the Mineral Resource and Ore Reserve statements as reviewed by SRK and presented in this CPR are reported in accordance with the terms and definitions as included in the JORC Code. The technical feasibility and economic viability of the Ore Reserves as reported herein is supported by the assumed technical and economic parameters as included in the Company’s LoMps and accompanying Financial Models. These TEPs are considered by SRK to be technically achievable given the extent of technical work completed to date and appropriate benchmarking against historical performance to date. For and behalf of SRK Consulting (UK) Limited Dr Iestyn Humphreys, Managing Director & Corporate Consultant (Due Diligence), SRK Consulting (UK) Limited M-84

Suite 600 — 1090 West Pender Street Vancouver BC V6E 2N7 CANADA Telephone +1 604 683 7645 Facsimile +1 604 683 7929 vancouver@snowdengroup.com www.snowdengroup.com Perth, Brisbane, Vancouver, Johannesburg, London, Belo Horizonte SNOWDEN MINING INDUSTRY CONSULTANTS INC. CBN 873307243RC0001 110929_V1077_Polymetal_CPR_Final Page 1 30 September 2011 The Directors Polymetal International plc Prospect Narodnogo Opolcheniya 2, St-Petersburg, 198216 Dear Sirs EXECUTIVE NOTE FOR THE COMPETENT PERSONS REPORT ON CERTAIN MINERAL ASSETS OF POLYMETAL INTERNATIONAL PLC At the request of Polymetal International plc (Polymetal or the Company), Snowden Mining Industry Consultants Inc. (Snowden) has prepared a Competent Persons Report (CPR) on certain mineral assets of the Company (the Assets), namely: ? Khakanja — comprising the Khakanja mine, plant and associated infrastructure ? Varvara hub — comprising the Varvara mine, plant and associated infrastructure (Varvara) ? Voro — Voro mine (Voro), plant and associated infrastructure ? Amursk POX hub — comprising the Amursk Pressure Oxidation Facility (Amursk POX plant) served by the Albazino and Mayskoye mines ? Albazino — comprising the Albazino mine and on-site processing (flotation concentrator) and infrastructure (Albazino) ? Mayskoye — comprising the Mayskoye mine, on-site processing (flotation concentrator), and infrastructure (Mayskoye) ? Various exploration assets. Snowden has based its assessment on information contained, inter alia, in Technical Reviews and Feasibility Studies, consultation with Company staff, technical data; including geological information, research reports, engineering designs; historical and forecast operational production and performance, historical and projected revenue and cost information. All information has been gathered on site visits provided by Polymetal between 11 May 2009 and 31 August 2011. Snowden has reviewed the Assets in compliance with and prescribed by The Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code) as published in 2004 by the Australian Institute of Mining and Metallurgy (AIMM). Snowden has endeavoured, by making reasonable enquiry, to ensure that all material information in the possession of the Company has been fully disclosed. However, Snowden has not carried out a comprehensive audit of all the records of the Company to verify that all material documentation has been provided. Polymetal has agreed to indemnify Snowden from any liability arising from Snowden?s reliance upon information provided or not provided to it. A draft version of this report was provided to the Directors of Polymetal in September 2011, along with a request to confirm that there are no material errors or any omissions in the report and that the information in the report is factually accurate. Confirmation in those terms has been provided in writing to Snowden and has been relied upon by Snowden. This report is provided subject to the following qualifications: a) it is assumed that the Company has made available to Snowden all material information in its possession or known to it in relation to technical, development, mining, financial and marketing M-85

110929_V1077_Polymetal_CPR_Final Page 2 aspects of the Project and that the Parties have not withheld any material information and that information is accurate and up to date in all material respects b) it is assumed that all geological reports, Mineral Resource estimates and other technical documents provided by the Company correctly and accurately record the result of all geological and other technical activities conducted to date in relation to the relevant mining titles and accurately record any advice from relevant technical experts c) it is assumed that Polymetal has good and valid title to all mining titles or other land tenure required to explore, develop, mine and operate the Project in the manner proposed including tenure required for access, transport and infrastructure needs d) it is assumed that all necessary governmental consents and approvals (including environmental aspects) required to explore develop and operate the projects have been obtained or will be forthcoming without any material delay and on terms which will not cause any material change to any mining, exploration or other activities proposed and which will not cause any material change to the costs of such activities e) it is assumed that all other consents and approvals required to implement the proposed mining, exploration or other activities under the relative legislation have been obtained or will be forthcoming without any material delay and on terms which will not cause any material change to any mining, exploration or other activities proposed and which will not cause any material change to the costs of such activities f) it is assumed that Polymetal will have access to sufficient working capital or other sources of finance to conduct the proposed activities g) it is assumed that macro or other economic conditions will not cause any material change to the prices expected to be obtained for the mineral products expected to be produced and marketed from the Assets h) it is assumed that all factual information provided by the Company as to the Assets, their history and future intentions, financial forecasting and the effect of relevant agreements is correct and accurate in all material respects. In relation to the above qualifications, Snowden has not undertaken comprehensive enquiries or audits to verify that the assumptions are correct and gives no representation that the assumptions are correct. Snowden has prepared this report on the assurance that all mineral rights relating to the developing operations are currently in good standing. Snowden has reviewed the mineral and mining rights but has not attempted to establish the legal status of these rights. Snowden is under no obligation to advise of any change in circumstances after the Effective Date (1 July 2011) of this CPR or to review, revise or update the CPR or its opinion. Snowden is an independent consulting company providing specialist mining industry consultancy services in the fields of geology, exploration, resource estimation, mining engineering, geotechnical engineering, risk assessment, mining information technology, valuation and corporate services. The company, has its principal office at 87 Colin Street, West Perth, Western Australia, also operates from offices in Brisbane, Johannesburg, Vancouver and Oxford and has prepared CPRs, independent technical reports and valuations on a variety of Mineral Assets in many countries. The Competent Persons for this report are: ? For geology and Mineral Resources; Mr George Gilchrist, Pr.Sci.Nat., Senior Consultant — Applied Geosciences and Mr Ben Bartlett, FAusIMM, Principal Consultant — Applied Geosciences ? For mining and Ore Reserves; Mr Murray Lytle, P.Eng., Principal Consultant — Mining and Mr Anthony Finch, P Eng, Principal Consultant — Mining ? For processing and metallurgy; Mr Dennis Cowen, MSAIMM,
Senior Principal Consultant — Corporate services, and Dr Leon Lorenzen, CPEng, FAusIMM, FSAIMM, Executive Consultant — Metallurgy ? The Competent Persons have been assisted and supported by a team of specialists and support personnel within Snowden. Prior to distribution, the CPR was reviewed by Mr Ivor Jones, Senior Principal Consultant — Applied Geosciences, Mr Peter Myers, Senior Principal Consultant — Mining and Mr Robert McCarthy, Senior M-86

SNOWDEN

Principal Consultant - Mining to ensure that the CPR has followed the guidelines of the JORC Code and LSE listing requirements.

Neither Snowden nor those involved in the preparation of this note have any material interest in the mineral assets, associated companies and/or operations considered in this note. Snowden is remunerated for its work by way of a professional fee determined according to a standard schedule of rates which is not contingent on the outcome of the CPR report.

Yours faithfully

Dennis Cowen
B.Sc. Engineering (Metallurgy), MSAIMM
Senior Principal Consultant

For and on behalf of:

George Gilchrist
BSc Hons (Geo); PDM, CPAG, MGSSA, Pr.Sci.Nat
Senior Consultant

Ben Bartlett
B.Sc. (Hons) Geology, CP FAusIMM, AIG
Principal Consultant

Anthony Finch
B Eng (Min), B Econ., .P Eng
Principal Consultant

Murray Lytle
BASc (Min), MASc (Minl Econ), P.Eng.
Principal Consultant

Leon Lorenzen
BEng (Chemical) MScEng (Metallurgical), PhD (Metallurgical) FAusIMM, FSAIMM , CPEng
Executive Consultant

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110929_V1077_Polymetal_CPR_Final Page 4 TABLE OF CONTENTS 1. EXECUTIVE SUMMARY 9 1.1 INTRODUCTION .9 1.1.1 Purpose of the Competent Persons Report .9 1.1.2 Competent persons . 11 1.1.3 Capability and independence 11 1.1.4 Site visits and inspection . 11 1.1.5 Limitations and exclusions 12 1.2 SUMMARY OF ASSETS 12 1.3 MINERAL RESOURCES AND ORE RESERVES 15 1.4 SUMMARY DESCRIPTION OF OPERATIONS . 19 1.5 ENVIRONMENT . 20 1.5.1 Permitting requirements 20 1.5.2 Environmental management systems . 20 1.5.3 Closure costs . 21 1.5.4 Community relations, plans and programmes . 21 1.5.5 Staffing and labour 21 1.6 ASSESSMENT OF PROPERTIES . 21 1.6.1 Life of Mine plans 21 1.6.2 Metal prices and metal equivalents . 22 1.6.3 Cash flow models 22 1.6.4 Overall opinion. 23 2. OPERATIONS 24 2.1 KHAKANJA . 24 2.1.1 Overview 24 2.1.2 Geology . 26 2.1.3 Mineral Resource estimate 29 2.1.4 Hydrogeological and geotechnical 34 2.1.5 Mining 34 2.1.6 Ore Reserves estimation . 39 2.1.7 Metallurgical infrastructure and materials handling . 40 2.1.8 Tailings and waste management. 41 2.1.9 Infrastructure . 41 2.1.10 Social / manpower . 43 2.1.11 Environment 44 2.1.12 Historical and forecast production statistics 45 2.1.13 Historical and forecast operating costs . 47 2.1.14 Forecast capital expenditure . 49 2.1.15 Cash flow analysis . 50 2.1.16 Overall opinion. 50 2.2 VARVARA . 51 2.2.1 Overview 51 2.2.2 Geology . 52 2.2.3 Mineral Resource estimate 53 2.2.4 Hydrogeological and geotechnical 57 2.2.5 Mining 57 2.2.6 Ore Reserves estimation . 60 2.2.7 Metallurgical infrastructure and materials handling . 62 2.2.8 Tailings and waste management. 63 2.2.9 Infrastructure . 64 2.2.10 Social / manpower . 65 2.2.11 Environment 66 2.2.12 Historical and forecast production statistics 66 2.2.13 Historical and forecast operating costs . 69 2.2.14 Forecast capital expenditure . 70 2.2.15 Cash flow analysis . 70 2.2.16 Overall opinion. 73 2.3 VORO . 73 2.3.1 Overview 73 M-88

110929_V1077_Polymetal_CPR_Final Page 5 2.3.2 Geology . 75 2.3.3 Mineral Resource estimate 77 2.3.4 Hydrogeological and geotechnical 81 2.3.5 Mining 81 2.3.6 Ore Reserves estimation . 83 2.3.7 Metallurgical infrastructure and materials handling . 84 2.3.8 Tailings and waste management. 86 2.3.9 Infrastructure . 87 2.3.10 Social / manpower . 88 2.3.11 Environment 89 2.3.12 Historical and forecast production statistics 89 2.3.13 Historical and forecast operating costs . 94 2.3.14 Forecast capital expenditure . 97 2.3.15 Cash flow analysis . 98 2.3.16 Overall opinion. 100 2.4 AMURSK — ALBAZINO . 100 2.4.1 Overview 100 2.4.2 Geology . 103 2.4.3 Mineral Resource estimate 105 2.4.4 Hydrogeological and geotechnical 108 2.4.5 Mining 109 2.4.6 Ore Reserves estimation . 110 2.4.7 Metallurgical infrastructure and materials handling . 111 2.4.8 Tailings and waste management. 114 2.4.9 Infrastructure . 114 2.4.10 Social / manpower . 115 2.4.11 Environmental 116 2.4.12 Historical and forecast production statistics 118 2.4.13 Historical and forecast operating costs . 120 2.4.14 Forecast capital expenditure . 122 2.4.15 Cash flow analysis . 122 2.4.16 Overall opinion. 124 2.5 MAYSKOYE 124 2.5.1 Overview 124 2.5.2 Geology . 125 2.5.3 Mineral Resource estimate 128 2.5.4 Hydrogeological and geotechnical 130 2.5.5 Mining 131 2.5.6 Mine design . 132 2.5.7 Ore Reserves estimation . 133 2.5.8 Metallurgical infrastructure and materials handling . 134 2.5.9 Tailings and waste management. 136 2.5.10 Infrastructure . 136 2.5.11 Social / manpower . 139 2.5.12 Environment 140 2.5.13 Historical and forecast production statistics 141 2.5.14 Historical and forecast operating costs . 144 2.5.15 Forecast capital expenditures . 146 2.5.16 Cash flow analysis . 146 2.5.17 Overall opinion. 148 3. ADVANCED EXPLORATION PROPERTIES 149 3.1 INTRODUCTION 149 3.2 SVETLOYE . 149 3.2.1 Basis of review 149 3.2.2 Overview 149 3.2.3 Geology . 150 3.2.4 Mineral Resource estimate 151 3.3 AVLAYAKAN, KIRANKAN AND SHAMAN . 153 3.3.1 Basis of review 153 3.3.2 Overview 153 M-89

110929_V1077_Polymetal_CPR_Final Page 6 3.3.3 Geology . 154 3.3.4 Mineral Resource estimate 155 4. EXPLORATION PROSPECTS 158 4.1 INTRODUCTION 158 4.2 KUTYN 158 4.3 OZERNY . 159 4.4 REGIONAL EXPLORATION — URALS . 160 4.4.1 Varvarinskoye 161 4.4.2 Tamunyer 161 4.5 REGIONAL EXPLORATION - KHABAROVSK-OKHOTSK . 161 4.5.1 Amkinskaya . 162 4.5.2 Khakarinskaya . 162 4.5.3 Lanzhinskaya. 163 4.5.4 Yuzhno-Urakskaya (South-Urakskaya) . 163 4.5.5 Yurievskoye . 163 4.5.6 Maymakan — Kundumi . 163 4.5.7 Agnie-Afanasievsky . 163 5. COMPETENT PERSON STATEMENT . 164 6. REFERENCES 165 6.1 GLOSSARY 166 6.2 ABBREVIATIONS . 172 6.3 UNITS . 173 7. CROSS REFERENCE WITH EMSA UPDATE OF CESR RECOMMENDATIONS 175 LIST OF TABLES Table 1.1 Mineral licences 13 Table 1.2 Polymetal Mineral Resources exclusive of Ore Reserves, as of 1 July 2011 16 Table 1.3 Polymetal Ore Reserves, as of 1 July 2011 . 18 Table 1.4 Polymetal Ore Reserves — modifying factors 19 Table 1.5 Closure cost estimates . 21 Table 1.6 Mineral Resource and Ore Reserve metal price assumptions 22 Table 1.7 Metal price forecast as at 1 July 2011 . 22 Table 2.1 Khakanja mineral licenses . 25 Table 2.2 Khakanja Mineral Resources, exclusive of Ore Reserves as of 1 July 2011. 33 Table 2.3 Khakanja Resources as of 1 January 2011 . 34 Table 2.4 Khakanja COG calculation for Open Pit #3 37 Table 2.5 Khakanja surface mine equipment . 38 Table 2.6 Khakanja underground mine equipment 39 Table 2.7 Khakanja Ore Reserves, as of 1 July 2011 39 Table 2.8 Khakanja Ore Reserves as at 1 January 2011 40 Table 2.9 Khakanja forecast manpower requirement 2011 . 43 Table 2.10 Khakanja three year safety statistics . 44 Table 2.11 Khakanja three year mine production history . 45 Table 2.12 Khakanja historical process production 46 Table 2.13 Khakanja forecast mine production 47 Table 2.14 Khakanja forecast process production . 47 Table 2.15 Khakanja three year historical on-mine costs (nominal money terms)* . 48 Table 2.16 Khakanja historical off-mine costs and total unit production costs (nominal terms) 48 Table 2.17 Khakanja forecast operating costs (real mid 2011 money terms) 49 Table 2.18 Khakanja forecast unit cash costs (real mid 2011 money terms) 49 Table 2.19 Khakanja forecast capital expenditure (real mid 2011 money terms) 49 Table 2.20 Khakanja cash flow metal price assumptions (real 2011 money terms) 50 Table 2.21 Khakanja summary cash flow before tax (real mid 2011 money terms) 50 Table 2.22 Varvara mineral licenses 52 Table 2.23 Varvara Mineral Resources reported exclusive of Ore Reserves as of 1 July 2011 . 56 Table 2.24 Varvara Mineral Resources as at 1 January 2011 . 57 Table 2.25 Varvara definition of ore types . 58 Table 2.26 Varvara open pit assumptions 58 Table 2.27 Varvara equipment schedule by year 60 M-90

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Table 2.28	Varvara Ore Reserves, as of 1 July 2011	61
Table 2.29	Varvara Ore Reserves as at 1 January 2011	61
Table 2.30	Varvara three year safety statistics	65
Table 2.31	Varvara three year mine production history	67
Table 2.32	Varvara three year process production history	67
Table 2.33	Varvara forecast mining schedule	68
Table 2.34	Varvara forecast process production forecast	68
Table 2.35	Varvara historical unit operating cost (nominal money terms)	69
Table 2.36	Varvara historical cost (nominal money terms)	69
Table 2.37	Varvara forecast LOM operating costs (real mid 2011 money terms)	70
Table 2.38	Varvara forecast LOM unit operating costs (real mid 2011 money terms)	70
Table 2.39	Varvara forecast capital expenditure (real mid 2011 money terms)	70
Table 2.40	Varvara cash flow metal price assumptions (real mid 2011 money terms)	71
Table 2.41	Varvara cash flow forecast (real mid 2011 money terms)	72
Table 2.42	Voro mineral license	75
Table 2.43	Voro Mineral Resources exclusive of Ore Reserves as of 1 July 2011	80
Table 2.44	Voro Resources as at 1 January 2011	80
Table 2.45	Voro COG calculation	82
Table 2.46	Voro surface mine equipment	83
Table 2.47	Voro Ore Reserves, as of 1 July 2011	83
Table 2.48	Voro Ore Reserves, as of 1 January 2011	84
Table 2.49	Voro forecast manpower requirement for 2011	88
Table 2.50	Voro three year safety statistics	88
Table 2.51	Voro three year mine production history	90
Table 2.52	Voro historical process production	91
Table 2.53	Voro forecast heap leach recoveries	92
Table 2.54	Voro LOM mine production forecast	93
Table 2.55	Voro LOM process production forecast	94
Table 2.56	Voro historical operating costs	95
Table 2.57	Voro unit process operating cost breakdown 2011	96
Table 2.58	Voro forecast LOM operating costs (real mid 2011 money terms)	97
Table 2.59	Voro forecast LOM unit operating costs (real mid 2011 money terms)	97
Table 2.60	Voro forecast capital expenditure (real 2011 money terms)	97
Table 2.61	Voro cash flow metal price assumptions (real 2011 money terms)	98
Table 2.62	Voro summary cash flow before tax (real 2011 money terms)	99
Table 2.63	Albazino mineral licenses	102
Table 2.64	Albazino Mineral Resources reported exclusive of Ore Reserves as of 1 July 2011, (May 2009 Mineral Resource Model)	107
Table 2.65	Albazino Mineral Resources as at 1 January 2011	107
Table 2.66	Albazino geotechnical pit design criteria	108
Table 2.67	Albazino auxiliary mining equipment	110
Table 2.68	Albazino Ore Reserves, as of 1 July 2011	110
Table 2.69	Albazino Ore Reserves as at 1 January 2011	111
Table 2.70	Albazino and Amursk budget labour complements	116
Table 2.71	Albazino historical mine production	118
Table 2.72	Albazino historical plant production	118
Table 2.73	Albazino forecast mining schedule	119
Table 2.74	Albazino on-mine process production forecast	119
Table 2.75	Amursk process production forecast of Albazino concentrate	119
Table 2.76	Albazino historical operating costs (nominal money terms)	120
Table 2.77	Albazino operating cost distribution	120
Table 2.78	Albazino operating cost forecast (real mid 2011 money terms)	121
Table 2.79	Albazino/Amursk forecast LOM unit operating costs (real mid 2011 money terms)	121
Table 2.80	Albazino-Amursk Project and ongoing capital expenditure forecast (real mid 2011 money terms)	122
Table 2.81	Albazino-Amursk cash flow metal price assumptions (real mid 2011 money terms)	122
Table 2.82	Albazino – Amursk cash flow (real mid 2011 money terms)	123
Table 2.83	Mayskoye Mineral Resource reported exclusive of Ore Reserves as of 1 July 2011	130
Table 2.84	Mayskoye mining methods	131
Table 2.85	Mayskoye cut-off grades	132

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Table 2.86	Mayskoye open pit mining equipment	133
Table 2.87	Mayskoye underground equipment	133
Table 2.88	Mayskoye Ore Reserves, as of 1 July 2011	134
Table 2.89	Mayskoye forecast labour complement	139
Table 2.90	Mayskoye open pit mining production forecast	142
Table 2.91	Mayskoye underground mining production forecast	142
Table 2.92	Mayskoye on-site oxide process forecast	143
Table 2.93	Mayskoye on-site sulphide process forecast	143
Table 2.94	Mayskoye process production forecast – Amursk	143
Table 2.95	Mayskoye operating cost distribution	144
Table 2.96	Mayskoye operating cost forecast (real mid 2011 money terms)	145
Table 2.97	Mayskoye forecast LOM unit operating costs (real mid 2011 money terms)	146
Table 2.98	Mayskoye planned versus actual capital expenditure (nominal money terms)	146
Table 2.99	Mayskoye capital forecast (real mid 2011 money terms)	146
Table 2.100	Mayskoye cash flow metal price assumptions (real mid 2011 money terms)	146
Table 2.101	Mayskoye forecast cash flow (real mid 2011 money terms)	147
Table 3.1	Svetloye mineral licenses	149
Table 3.2	Svetloye Mineral Resources, exclusive of Ore Reserves as of 1 July 2011	152
Table 3.3	Avlayakan, Kirankan and Shaman mineral licenses	153
Table 3.4	Avlayakan and Kirankan Mineral Resources, exclusive of Ore Reserves as of 1 July 2011	157
Table 4.1	Exploration spending (actual and planned)	158
Table 4.2	Mineral licenses for exploration properties for which Mineral Resources have been declared	158
Table 4.3	Mineral Resources for exploration projects in the Khabarovsk-Okhotsk region, exclusive of Ore Reserves as of 1 July 2011	160
Table 4.4	Mineral licenses for exploration projects in the Urals region	161
Table 4.5	Mineral licenses for exploration projects in the Khabarovsk-Okhotsk region	162
Table 7.1	Operation and Project Asset disclosure – CESR cross references	176
Table 7.2	Advanced Exploration Prospects – CESR cross references	178
Table 7.3	Regional Exploration Prospects – CESR cross references	180

LIST OF FIGURES

Figure 1.1	Polymetal asset locations	10
Figure 2.1	Khakanja mine location	24
Figure 2.2	Regional geology map for Khakanja	27
Figure 2.3	Khakanja underground conceptual layout	35
Figure 2.4	Khakanja process route	41
Figure 2.5	Khakanja site layout	42
Figure 2.6	Varvara mine location	51
Figure 2.7	Snowden pit shells compared to Polymetal design for Varvara	59
Figure 2.8	Varvara processing flow sheet – line 1 and line 2	62
Figure 2.9	Varvara site layout	64
Figure 2.10	Voro location	74
Figure 2.11	Vorontsovskoye regional geology	76
Figure 2.12	Voro flowsheet	85
Figure 2.13	Voro site layout	87
Figure 2.14	Location of the Albazino and Amursk sites	101
Figure 2.15	Albazino regional geology	104
Figure 2.16	Albazino concentrator block flow sheet	112
Figure 2.17	Amursk processing flow sheet	113
Figure 2.18	Albazino site layout	114
Figure 2.19	Location of the Mayskoye project	124
Figure 2.20	Mayskoye regional geology	126
Figure 2.21	Mayskoye plan view of the 42 modelled lodes divided into the six groups	127
Figure 2.22	Mayskoye plan site layout	136
Figure 2.23	Mayskoye concentrate transport route	138

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110929_V1077_Polymetal_CPR_Final Page 9 1. EXECUTIVE SUMMARY 1.1 INTRODUCTION 1.1.1 Purpose of the Competent Persons Report 1.1.1.1. Requirement Snowden Mining Industry Consultants (Pty) Ltd (Snowden) was engaged by Polymetal International plc (Polymetal or the Company) to prepare a Competent Persons Report (CPR) for Polymetal for the purpose of listing on the London Stock Exchange (LSE). In accordance with the Prospectus Rules, this CPR may form part of a Prospectus produced by the Company. 1.1.1.2. Structure Polymetal is a public holding company which operates and manages (through a number of 100% owned subsidiaries) various precious metals assets primarily located in the Russian Federation. The precious metal assets under consideration in this CPR are in the form of producing mines, development projects and assets in geological exploration. These assets are located in Kazakhstan, Southern Urals, Khabarovsk, and Chukotsk regions. The Company?s wholly owned subsidiaries holding “Subsoil Licenses” for the Assets are: ? CJSC Magadan Silver (Magadan Silver) ? CJSC Northern Urals Gold (Northern Urals Gold) ? JSC Okhotsk Mining and Exploration Company (Okhotsk Mining) ? LLC Albazino Resources (Resource Albazino). ? LLC Pd Rus ? LLC Rudnik Kirankan. Five principal assets (the Assets) form the scope of the Snowden CPR, viz.: ? Khakanja hub (Khakanja) — comprising the Khakanja mine (Khakanja), plant and associated infrastructure ? Varvara hub (Varvara) — comprising the Varvara mine, plant and associated infrastructure ? Voro hub — Voro mine (Voro), plant and associated infrastructure ? Amursk metallurgical hub — comprising the Amursk Pressure Oxidation Facility (Amursk) served by the Albazino and Mayskoye mines ? Albazino mine (Albazino) — comprising the Albazino mine, on-site processing, and infrastructure ? Mayskoye mine (Mayskoye) — comprising the Mayskoye mine, on-site processing, and infrastructure. M-93

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Figure 1.1 Polymetal asset locations


Anadyr
Pevek
Saint-Petersburg
Evensk
Magadan
Okhotsk
Russia
Ekaterinburg
Astana
Kazakhstan
Khabarovsk
Vanino
Map legend
Production
Development
Capital / Regional capital
City/town
Sea port

Source: Polymetal

The following aspects of the Assets were reviewed based on information supplied by Polymetal:

- updated 2011 Mineral Resources and Ore Reserves as at 1 July 2011
- open pit and underground mine designs, including geotechnical considerations, based on the updated Mineral Resources
- surface metallurgical plant designs, operations and throughputs
- historical and forecast mine production and performance
- historical and forecast process plant production and performance
- mining and processing capital and operating expenditure forecasts
- environmental, health and safety, and community relations aspects of the Assets.

Snowden has performed all necessary review and analysis. However, Snowden has not attempted to independently verify Polymetal's work, for example, through the collection of independent samples or measurements. Snowden has not audited aspects of the operation relating to legal, economic or fiscal issues.

1.1.1.3. Compliance

The operation, resource model and mine plans studies were audited for compliance with the *Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves* (JORC, 2004) referred to in this document as the JORC Code.

The CPR has been prepared in accordance with the following requirements:

- The "Prospectus Rules" published by the FSA from time to time and governed by the UKLA
- The "Prospectus Directive" (2003/71/EC) and the Prospectus Regulations (809/2004) published by the FSA from time to time and governed by the UKLA
- "CESR's recommendations for the consistent implementation of the European Commission's Regulation on Prospectuses No. 809/2004", published in January 2005: specifically paragraphs 131 to 132, section 1b - Mineral Companies

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110929_V1077_Polymetal_CPR_Final Page 11 ? “CESR’s recommendations for the consistent implementation of the European Commission’s Regulation on Prospectuses No. 809/2004”, published in March 2011: specifically paragraphs 131 to 133, section 1b — Mineral Companies. Cross reference to the requirements of CESR Regulation No. 809/2004 for all assets under review is provided in Table 7.1, Table 7.2 and Table 7.3. Snowden warrants that the CPR is, to the best of its knowledge, compliant with Clause 132 and Clause 133 of the Regulations. Additional disclosure, as recommended in Appendix II of the Regulations, has been reported in accordance with individual asset development status and, in certain instances, to a level of disclosure requested by the Company. 1.1.1.4. Responsibility and Reliance Snowden has taken all reasonable care to ensure that the information contained in the CPR is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import. This CPR has been prepared under the direction of the Snowden Competent Persons. The CPR however is published by Snowden, the commissioned entity, and accordingly Snowden assumes responsibility for the views expressed herein. Consequently where relevant all references to Snowden shall include the Competent Persons and vice-versa. 1.1.1.5. Effective Date The Effective Date of this CPR is 1 July 2011. Snowden is not aware of material changes since the Effective Date and the date of issue, which has any material impact on the opinion expressed in this report. 1.1.2 Competent persons Within the context of the JORC Code, a Competent Person (CP) must be: ? professionally qualified and a member in good standing of an appropriate recognised professional association ? have a minimum of five years? experience which is relevant to the style of mineralisation and the type of deposit under consideration and to the activity which that person is undertaking. Snowden committed a six-person team of CPs to the audit of the Assets. The team members (the Snowden team), comprised: ? Geology and Mineral Resources: Mr George Gilchrist, Pr.Sci.Nat., Senior Consultant- Applied Geosciences and Mr Ben Bartlett, FAusIMM, Principal Consultant-Applied Geosciences. ? Mining and Ore Reserves: Mr Murray Lytle, P.Eng., Principal Consultant-Mining and Mr Anthony Finch, P.Eng, Principal Consultant-Mining. ? Processing and metallurgy: Mr Dennis Cowen, Senior Principal Consultant-Corporate Services and Dr Leon Lorenzen, Executive Consultant-Metallurgy. 1.1.3 Capability and independence The Snowden team is an independent entity whose sole interest is to offer professional services to Polymetal for a fee and is in no way affiliated with Polymetal. Furthermore, Snowden, the Snowden team or any Director of Snowden has not at any given time been a shareholder of Polymetal or any of its subsidiaries. 1.1.4 Site visits and inspection 1.1.4.1. Albazino The Snowden team initially visited the head office of Polymetal in St. Petersburg, Russia on 11 May 2009 and 12 May 2009. Whilst at Polymetal head office, the team met with and interviewed key management and technical personnel involved with the Feasibility Study. The team then travelled to Amursk and Albazino on 13 May 2009 and 14 May 2009 to meet with site-based personnel and inspect the proposed project sites. At Amursk, the team was able to view the proposed Pressure M-95

110929_V1077_Polymetal_CPR_Final Page 12 Oxidation (POX) plant site and local infrastructure. At Albazino, the team inspected diamond drilling operations, sample preparation facilities, limited drillhole core, and the location of key infrastructure such as the open pit and the tailings dam. To prepare this CPR, this work was reviewed and any updated information has been added. An additional visit was undertaken by the Snowden team to the Amursk and Albazino development projects on 31 May 2011 and 1 June 2011 respectively to review progress on the projects. 1.1.4.2. Mayskoye The Snowden team visited the head office of Polymetal in St. Petersburg, Russia on 24 May 2010 and 2 June 2010. While at Polymetal head office, the team met with and interviewed key management and technical personnel involved with the Feasibility Study. The team travelled to Mayskoye on 26 May 2010 to 28 May 2010 and to the office in Pevek on 29 May 2010 to 31 May 2010 to meet with site-based personnel and inspect the proposed project sites. At Mayskoye, the team inspected diamond drilling operations, sample preparation facilities, limited drillhole core, the location of key infrastructure, such as the existing underground workings, and tailings and water dam locations. To prepare this CPR, this work was reviewed and any updated information has been added. 1.1.4.3. Varvara The Snowden team visited the site on 18 May 2010 to 21 May 2010 to meet with site-based personnel and inspect the operation and the Snowden team then visited the head office of Polymetal in St. Petersburg, Russia on 2 June 2010. While at the head office, the team met with and interviewed key management and technical personnel involved with the estimate. While on site, the team inspected diamond drilling operations, sample preparation facilities, drillhole core storage, mining operations, process plant, and other key infrastructure such as tailings and workshops, offices etc. Snowden prepared an audit report which has been adapted and updated for this CPR. 1.1.4.4. Khakanja and Voro The Snowden team visited the head office of Polymetal in St. Petersburg, Russia on 18 May 2011 to 20 May 2011 and met with and interviewed key Polymetal Engineering (a wholly owned subsidiary of the Company) management and technical personnel responsible for overall technical aspects the Assets. The team visited the Voro and Khakanja operations. The team inspected mining and processing operations, diamond drilling operations, sample preparation facilities, and limited quantities of drillhole core. 1.1.4.5. Svetloye and Avlayakan A Snowden Competent Person visited the Advanced Exploration sites of Svetloye and Avlayakan on 24 August 2011 and 28 August 2011 respectively to meet with site-based personnel and inspect the exploration activities, procedures and drill core. 1.1.5 Limitations and exclusions Snowden has not performed any independent sampling and analysis of drillhole core or checking of the location of drillhole collars. Snowden?s visit to the project sites was principally for project familiarisation, inspection of sample preparation and analysis facilities, inspection of drilling operations, inspection of core and sample handling and security procedures, review of mine practices to assess the validity of ore recovery and dilution assumptions and to review ore processing and extractive metallurgical practices and recoveries. Snowden has not prepared any valuation of the assets. 1.2 SUMMARY OF ASSETS Complete license details of the assets under consideration are given in Table 1.1. M-96

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Table 1.1 Mineral licences

License Holding Company	License	Site subject to licensing	Status and area	License term award	License term expiry	Acting amendments
CJSC Gold of Northern Urals	SVE 00696 BR	Exploration and development of Voro gold ore deposit by open pit mining	Mining allotment 3.2 km²	17.09.1998	31.12.2018	Amendment of 20.06.03
CJSC Gold of Northern Urals			Revised allotment 2.55 km²			Amendment 14 of 23.04.10
OJSC Okhotskaya Mining and Geological Company	KHAB 01160 BE	Geological exploration and development of Khakanja gold and silver deposit	Mining and geological allotment 50.2 km² Revised allotment 1.28 km²	06.10.1998	31.12.2014	Amendment 2 of 08.06.06 (agreement)
OJSC Okhotskaya Mining and Geological Company	KHAB 01161 BE	Geological exploration and development of Yuryevskoye gold and silver deposit	Mining and geological allotment 50.2 km²	06.10.1998	31.12.2014	Amendments of 21.04.05
Albazino Resources Ltd	KHAB 01966 BR	Surveying, prospecting and mining for lode gold at Albazino site	Mining allotment 82 km²	02.03.2006	01.01.2015	Amendment 1 of 25.03.10
Albazino Resources Ltd	KHAB 02098 BR	Surveying and mining of lode gold within Agniye-Afanasievskiy ore cluster	Geological allotment 441 km²	20.11.2008	31.12.2033	None
Albazino Resources Ltd	KHAB 02309 BR	Surveying, prospecting and mining of lode gold on eastern flank of Albazinskoye ore field	Mining allotment 197 km²	12.03.2010	31.12.2029	None
LLC Mayskoye Gold Mining Company	АНД 12929 BE	Mining of gold and related minerals at Mayskoye gold ore deposit and geological exploration of its flanks and main horizons	Mining allotment 16 km²	28.12.2004	02.03.2024	Amendment 2 of 12.03.2009
JSC Varvarinskoye	MG 666	Exploration and development of gold ore Varvara deposit, in Taranavskiy region of Kostanay territory	Mining allotment 3.26 km²	30.05.1996	30.05.2021	None
CJSC Gold of Northern Urals	SVE 02394 BR	Surveying, prospecting and mining for lode gold at Tamunyerksiy site	Mining allotment	11.09.2007	01.10.2032	None
CJSC Gold of Northern Urals	SVE 02442 BP	Surveying of lode gold at Volchansky site in Sverdlovsk region	Geological allotment	04.12.2007	31.12.2012	None

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License Holding Company	License	Site subject to licensing	Status and area	License term award	License term expiry	Acting amendments
Albazino Resources Ltd	KHAB 01966 BR	Surveying, prospecting and mining for lode gold at Albazinskiy site	Mining allotment	02.03.2006	01.01.2015	None
LLC Kirankan	KHAB 02315 BR	Surveying and mining of lode gold in the Avlayakan-Kirankan interfluve	Mining allotment	**17.03.2010**	31.12.2033	None
LLC Rudnik Avlayakan	KHAB 02027 BR	Surveying and mining of lode gold in the Maimakan-Kundumi interfluve	Mining allotment	26.01.2007	31.12.2026	None
OJSC Okhotskaya Mining and Geological Company	KHAB 14054 BR	Surveying, prospecting and mining of lode gold and silver in Yuzhno-Urakskaya area	Mining allotment	07.05.2007	20.04.2032	None
LLC Rudnik Avlayakan	KHAB 01968 BE	Exploration and mining of gold and silver at the Kirankan gold ore deposit	Mining allotment	13.04.2006	31.12.2024	Amendment 1 of 13.11.09
LLC PD RUS	KHAB 01711 BE	Surveying of lode gold at Svetloye ore field	Mining allotment	12.02.2003	31.12.2011	Amendment 1 of 23.07.2003
LLC PD RUS	KHAB 022294 BE	Geological exploration and development of Svetloye gold and silver deposit	Mining and geological allotment	10.02.2010	31.12.2030	None
OJSC Okhotskaya Mining and Geological Company	KHAB 14040 BR	Surveying, prospecting and mining of lode gold and silver in Arkinsko-Selimdjinskaya area	Mining allotment	27.04.2007	20.04.2032	None
LLC Rudnik Avlayakan	KHAB 01969 BE	Exploration and mining of gold and silver at Avlayakan gold ore deposit	Mining allotment	13.04.2006	31.12.2024	Amendment 2 of 13.11.09
OJSC Okhotskaya Mining and Geological Company	KHAB 14041 BR	Surveying, prospecting and mining of lode gold and silver in Amkinskaya area	Mining allotment	27.04.2007	20.04.2032	None
OJSC Okhotskaya Mining and Geological Company	KHAB 01960 BR	Gold and silver	Mining and geological allotment	26.01.2006	31.12.2025	None
OJSC Okhotskaya Mining and Geological Company	KHAB 02336 BR	Gold and silver	Mining and geological allotment	28.07.2010	20.04.2032	None
Albazino Resources Ltd	KHAB 02098 BR	Surveying and mining of lode gold within Agniye-Afanasievskiy ore cluster	Geological allotment	20.11.2008	31.12.2033	None
JSC Kutyn Mining and Geological Company	KHAB 02296 BR	Geological survey and extraction of hardrock gold on Kutyn ore occurrence	Geological allotment	05.03.2010	31.12.2022	None
Albazino Resources Ltd	KHAB 02426 BR	Surveying, prospecting and mining of lode gold on southern flank of Albazinskoye ore field	Mining allotment 108 km²	17.06.2011	31.12.2036	None

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 15 1.3 MINERAL RESOURCES AND ORE RESERVES Table 1.2 summarises the Mineral Resources reported by Polymetal for each of the sites evaluated through site visits and evaluation of resource, engineering and production data. All Mineral Resources are reported exclusive of Ore Reserves. M-99

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Table 1.2 Polymetal Mineral Resources exclusive of Ore Reserves, as of 1 July 2011

Mineral Resources	Tonnes (Mt)	Gold grade (g/t)	Silver grade[4] (g/t)	Copper grade[5] (%)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Measured									
Khakanja	-	-	-		-	-	-		-
Varvara	4.71	0.72		0.40[5]	1.19	109		32	180
Voro	1.29	1.54	3.1		1.59	64	129	-	66
Albazino	0.98	2.40			2.40	76			76
Mayskoye	0.46	6.25			6.25	93			93
Total Measured	**7.44**	**1.43**	**3.1[4]**	**0.40[5]**	**1.74**	**341**	**129**	**32**	**415**
Indicated									
Khakanja	0.85	2.60	168.8		5.42	71	4,591		147
Varvara	23.68	0.76		0.41	0.98	578		73	744
Voro	0.25	1.72	2.8		1.76	14	22		14
Albazino	3.72	2.72			2.72	325			325
Mayskoye	1.64	6.14			6.14	324			324
Total Indicated	**30.13**	**1.35**	**131.1[4]**	**0.41[5]**	**1.60**	**1,312**	**4,613**	**73**	**1,554**
Measured + Indicated									
Khakanja	0.85	2.60	168.8		5.42	71	4,591		147
Varvara	28.39	0.75		0.41[5]	1.01	687		105	924
Voro	1.53	1.57	3.1		1.62	77	151		80
Albazino	4.70	2.65			2.65	400			400
Mayskoye	2.11	6.17			6.17	417			417
Total Measured + Indicated	**37.57**	**1.37**	**61.9[4]**	**0.41[5]**	**1.63**	**1,652**	**4,742**	**105**	**1,969**

Source: Polymetal

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SNOWDEN

Mineral Resources	Tonnes (Mt)	Gold grade (g/t)	Silver grade[4] (g/t)	Copper grade[5] (%)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Inferred									
Khakanja	0.13	2.80	164.1		5.54	12	702		24
Varvara	13.50	1.01		0.52	1.33	439		61	576
Voro	-	-	-		-	-	-		-
Albazino	1.71	3.35			3.35	184			184
Mayskoye	16.02	8.60			8.60	4,428			4,428
Avlayakan	1.60	7.58	65.4	-	8.67	391	3,369	-	447
Kirankan	0.14	6.52	8.5	-	6.66	30	39	-	30
Svetloye	4.08	5.85	4.1	-	5.91	767	544	-	776
Kutyn	5.51	4.05	-	-	4.05	717	-	-	717
Ozerny	1.91	5.48	24.0	-	5.88	337	1,474	-	361
Total Inferred	**44.60**	**5.09**	**24.21[4]**	**0.52[5]**	**5.26**	**7,304**	**6,127**	**61**	**7,544**
Measured + Indicated + Inferred									
Khakanja	0.98	2.63	168.1		5.43	83	5,292	-	171
Varvara	41.88	0.84		0.44[5]	1.11	1,125		165	1,500
Voro	1.54	1.57	3.1		1.62	77	151		80
Albazino	6.41	2.84			2.84	584			584
Mayskoye	18.12	8.32			8.32	4,845			4,845
Avlayakan	1.60	7.58	65.38	-	8.67	391	3,369	-	447
Kirankan	0.14	6.52	8.46	-	6.66	30	39	-	30
Svetloye	4.08	5.85	4.14	-	5.91	767	544	-	776
Kutyn	5.51	4.05	-	-	4.05	717	-	-	717
Ozerny	1.91	5.48	24.00	-	5.88	337	1,474	-	361
Total Measured + Indicated + Inferred	**82.17**	**3.39**	**38.78[4]**	**0.44[5]**	**3.60**	**8,956**	**10,869**	**61**	**9,512**

Source: Polymetal

Notes to Table 1.2:

1. All Mineral Resources are quoted exclusive of Ore Reserves.
2. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au and 1 t Cu = 5 oz Au.
3. Cut-off grades used in determination of the Mineral Resources comprise:
   - Khakanja (OP#3 = 0.78 g/t Au eq, UG#1 = 2.26 g/t Au eq, UG#2 = 2.19 g/t Au eq, UG#3 = 2.53 g/t)
   - Varvara (Low grade copper oxide: Au >= 0.33 g/t & Cu < 0.1%, Low grade Cu: Au >= 0.52 g/t & Cu < 0.2%, High grade Cu: Cu > 0.2%)
   - Voro (Primary Ore: 0.42 g/t Au eq, Oxide Ore: 0.34 g/t Au eq)
   - Albazino (1.4 g/t Au)
   - Mayskoye (OP Oxide = 2.49 g/t Au, OP Sulphide = 3.17 g/t Au, UG Oxide = 4.42 g/t Au & UG Sulphide = 5.17 g/t Au).
4. Total Ag grades reported based on Khakanja, Voro, Avlayakan, Kirankan, Svetloye and Ozerny Resources only.
5. Total Cu grades reported based on Varvara flotation and stockpile Mineral Resources only.
6. Totals may not sum precisely due to rounding.

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Table 1.3 Polymetal Ore Reserves, as of 1 July 2011

Ore Reserves	Tonnes (Mt)	Gold grade (g/t)	Silver grade[1] (g/t)	Copper grade[2] (%)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Copper metal[1] (Mlb)	Au eq metal (koz)
Proved									
Khakanja	0.27	0.91	51.0		1.76	8	443		15
Varvara	6.64	0.75		0.58[2]	1.08	160		31[2]	231
Voro	13.87	2.83	4.0		2.90	1,264	1,784		1,294
Albazino	10.06	4.53			4.53	1,466			1,466
Mayskoye	2.70	9.67			9.67	839			839
Total Proved	**33.54**	**3.47**	**4.9[1]**	**0.58[2]**	**3.57**	**3,737**	**2,226**	**31[2]**	**3,845**
Probable									
Khakanja	2.19	3.77	252.9		7.99	266	17,806		562
Varvara	21.81	0.94		0.44[2]	1.19	658		78[2]	835
Voro	1.67	2.40	3.0		2.45	129	161		132
Albazino	7.49	3.50			3.50	842			842
Mayskoye	5.18	9.53			9.53	1,587			1,587
Total Probable	**38.34**	**2.82**	**144.8[1]**	**0.44[2]**	**3.21**	**3,481**	**17,956**	**78[2]**	**3,958**
Proved + Probable									
Khakanja	2.46	3.46	230.7		7.30	273	18,249		578
Varvara	28.45	0.89		0.47[2]	1.17	818		109[2]	1,066
Voro	15.54	2.79	3.9		2.85	1,393	1,945		1,425
Albazino	17.55	4.09			4.09	2,308			2,308
Mayskoye	7.88	9.58			9.58	2,426			2,426
Total Proved+ Probable	**71.88**	**3.12**	**34.9[1]**	**0.47[2]**	**3.38**	**7,218**	**20,194**	**109[2]**	**7,803**

Source: Polymetal

Notes

1. Total Ag grades reported based on Khakanja and Voro Reserves only.
2. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au and 1 t Cu = 5 oz Au.
3. Copper grade and content reported only for HGCF ore.
   Total Cu grades reported based on Varvara Reserves only.

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Table 1.3 summarises the Ore Reserves at each of the site reviewed as of 1 July 2011. Table 1.4 shows the modifying factors used in the generation of the Ore Reserves.

Table 1.4 Polymetal Ore Reserves - modifying factors

Location	Method	Type	Mining loss	Mining dilution	Dilution grades		In-situ COG
			(%)	(%, Russian method)	(g/t Au)	(g/t Ag or % Cu)	(g/t Au)
Khakanja	Open pit		4.3	13.5	0.20	15.0	0.82
	Underground		8.9-12.7	5.6-20.1	0.40-1.40[1]	46.8-71.3[1]	3.89-4.16
Varvara	Open pit	HGCF	2.9	8.5	0.04	0.02% Cu	Var[2]
		LGCF	2.4	9.5	0.04		0.60
		LGCP	1.7	6.4	0.02		0.40
Voro	Open pit	Oxide	2.6	16.4	0.20	0.40	0.39
		Primary	4.7	7.7	0.20	0.20	0.48
Albazino	Anfisinskaya	Primary	4.5	18.5	0.30		1.65
	Olginskaya	Primary	6.5	17.3	0.30		1.65
Mayskoye	Open pit	Oxide	4.5	18.5	0.7		3.22
		Sulphide	6.5	17.3	0.7		4.08
	Underground	Oxide	10.5	23.9	1.50		7.00
		Sulphide	11.3	22.0	1.50		7.00

Source: Polymetal
Notes:
1. Range over three underground areas (#1, #2, #3).
2. Variable. COG varies depending on the proportions of metal contained in the model cell.

Ore Reserves have been reported in accordance with the guidelines of the *Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves* (JORC Code, 2004).

Ore Reserves have been verified by using the resource models provided by Polymetal, and the designs, depletion, and topographical wireframes provided by Polymetal. The grade and mass of the material within the resource model bounded by the design and the latest topography is then calculated, and finally depleting by the production (or depletion surface) also provided by Polymetal. The designs and depletion surfaces have been reviewed by Snowden and found appropriate.

The masses and grades calculated are then modified by the appropriate modifying factors (dilution and mining loss), and cut-off grades. Cut-off grades are calculated based on Polymetal provided operating costs and metallurgical recoveries (all of which have been verified by Snowden).

1.4 SUMMARY DESCRIPTION OF OPERATIONS

The operations which are the focus of this report comprise the following:

1.4.1.1. Khakanja:

The Khakanja mining area is located in the Okhotsky administrative division of Khabarovsk Krai in the Far Eastern Federal District of the Russian Federation. The operation currently consists of two contiguous open-pit mines, a mill and a conventional cyanide leach gold (Au) recovery plant. Small amounts of ore from the Yuryevskoye mine (approximately 80 kilometres (km) to the south west of Khakanja) are processed at the Khakanja plant. However, Yuryevskoye is soon to be depleted and thus has not been considered in this CPR.

The company plans mining from the open pit until 2013, when current Ore Reserves are depleted. Processing operations will continue until stockpiles are exhausted in 2018. Small amounts of underground ore will be mined and processed between 2012 and 2018. Initially this mining will be on

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110929_V1077_Polymetal_CPR_Final Page 20 a trial basis, and, should this prove economic, a mining license will be obtained when the current license expires in December 2014. 1.4.1.2. Varvara: Varvara is situated in north-western Kazakhstan, 130 km from the regional centre Kostanay and 10 km from the border with Russia. It comprises a single open pit mine feeding a modern 4.2 million tonnes per annum (Mtpa) processing plant. The mine uses conventional truck and shovel mining to move both ore and a waste, while the plant has a float circuit that produces a copper (Cu) concentrate and a Carbon in Leach (CIL) circuit that produces doré. The region possesses good infrastructure and prospective geological settings. 1.4.1.3. Voro: The Voro operation, situated in the Southern Ural region, comprises two open pits producing oxidised and sulphide ores which are treated on a heap leach operation and in a CIP gold recovery plants respectively. Additional ore sources are transported to the plant such as ore from the Degtyarskoye satellite mine (not covered in this CPR). 1.4.1.4. Albazino — Amursk: The Albazino operation situated in the Khbarovsk region, comprises an open pit mine and flotation plant. The operation was in ramp-up and commissioning at the date of this report. It is planned for flotation concentrate to be transported and treated at a POX plant, under construction at the date of this report, at Amursk, some 600 km distant from Albazino. 1.4.1.5. Mayskoye: The Mayskoye project is situated in the Chukotsk region. An underground mine and flotation plant was in development and construction at the time of this report. This asset was last visited in 2010, and this report is based on the findings of that visit together with the Project Feasibility Study — Feasibility Study for the Development of the Mayskoye Gold Project, published in 2010. 1.5 ENVIRONMENT 1.5.1 Permitting requirements Under Russian and Kazakhstani law, prospective mines are required to complete an environmental impact study as part of the Technical Feasibility Study for the proposed operation. Approval is given to a project once state agencies have approved a proposed mine plan and are satisfied that statutory environmental obligations will be met. The entity applying for operational licenses must demonstrate the viability of the operation using government price assumptions and then demonstrate how the mines? effects on the local flora and fauna will be mitigated. A coherent closure plan must accompany the mine permit application. There are approvals required for the operation of a metallurgical plant which are distinct from the mining permit which expires when the mine is exhausted and has been appropriately closed. 1.5.2 Environmental management systems Polymetal employs environmental technicians at each of its mine sites who are responsible for monitoring the operations for compliance with its permits and for reporting to the Polymetal head office. The head office environmental group deals with regulatory affairs issues (application and maintenance of permits) as well as reporting the company?s activities to the relevant legal authorities. Snowden viewed the environmental licenses for all assets and considers that the necessary regulatory permissions to maintain operations are in place, and that the operations are in compliance with government regulations. In addition, Snowden has viewed an environmental audit report (SRK, 2006), which provided recommendations for Polymetal?s compliance with International Standards, including the World Bank and International Finance Corporation Environmental Policies. The report concluded that Polymetal met the requirements for compliance at that time. M-104

110929_V1077_Polymetal_CPR_Final Page 21 1.5.3 Closure costs Closure costs estimates for all operations and projects are summarised in Table 1.5. Table 1.5 Closure cost estimates Operation/Project Closure cost (M$) Khakanja 8.8 Varvara 12.2 Voro (including Degtyarskoye) 11.1 Albazino 14.7 Amursky POX 2.0 Mayskoye 6.7 Source: Polymetal Polymetal estimates closure costs in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost. Snowden is of the opinion that this approach is reasonable, and the reported estimates are reflective of the expected closure costs. In the case of those assets of JSC Northern Urals Gold closure reserve has been calculated on the basis of the mining plan in line with the Russian regulations, but not according to the JORC Code or other international standards. The Company acknowledges that in case of Ore Reserves growth the closure reserve should be increased. 1.5.4 Community relations, plans and programmes Polymetal has an independent community relations department which maintains community relationships and develops community programs for each of its operations. The company policy is to promote cordial community relations by hiring locally to the maximum extent and by assisting with community infrastructure development programs which will assist the community as well as its employees within the community. Snowden discussed the company?s social policies with the relevant company staff and considers that Polymetal clearly understands the need for social responsibility to successfully operate and is implementing specific projects to meet the needs of communities local to each Asset. Snowden concluded from observations made during the site visits that the company has successfully implemented a consistent and comprehensive social development and community relations program. 1.5.5 Staffing and labour Snowden met with both Polymetal Head Office technical staff in all appropriate disciplines and senior operational management on each of the operating assets. The level of education is high and all staff members interviewed demonstrated a high level of competency wide knowledge of the operations. Operational staff planning forecasts are based on permanent employees only, and no forecast of specific contract labour requirements are included in the techno-economic models. The cost for contract labour requirements is included in the cost of services. 1.6 ASSESSMENT OF PROPERTIES 1.6.1 Life of Mine plans Snowden has reviewed the life of mine (LOM) plans for the Assets and visited the operating mines. The mine designs/plans incorporate the recovery of all economic ores and associated waste material and are a complete representation of the expected cash flows for each operation. The environmental and other regulatory issues pertinent to each operation are incorporated in the mine plans including, but not limited to, treatment of solid and liquid wastes and mine closure. M-105

SNOWDEN

It is Snowden's view that the LOM plans for each of the operations studied are complete and accurate under the economic assumptions used to derive them.

1.6.2 Metal prices and metal equivalents

Metal prices applied for Mineral Resource declaration and Ore Reserve conversion are summarised in Table 1.6 for each of the primary assets.

Table 1.6 Mineral Resource and Ore Reserve metal price assumptions

Asset	Forecast Source	Estimate Date	Mineral Resource	Ore Reserve
Varva	Polymetal	01/05/2010	Au=1,150 $/oz Cu=8400 $/t	Au=900 $/oz Cu=6,500 $/t
Voro	Polymetal	31/12/2010	Au=1,150 $/oz Ag=18.5 $/oz	Au=1,020 $/oz Ag=16.6 $/oz
Khakanja	Polymetal	31/12/2010	Au=1,150 $/oz Ag=18.5 $/oz	Au=1020 $/oz Ag=16.6 $/oz
Albazino	Snowden	01/05/2009	Au=800 $/oz	Au=700 $/oz
Mayskoye	Snowden	01/07/2010	Au=1,150 $/oz	Au=900 $/oz

Source: Polymetal and Snowden

Metal price assumptions reflected in Table 1.6 differ between assets dependent on the date of the reported Ore Reserve and Mineral Resource estimation, and are consistent with economic conditions prevailing at the time of estimation.

Cashflow forecasts were updated by Polymetal in September 2011 which reflects consistency with each operational outlook as at the Effective Date of this report. The updated forecasts comprised consistent metal price forecasts, as indicated in Table 1.7, together with updated operating cost forecasts based on actual costs for January to July 2011.

Table 1.7 Metal price forecast as at 1 July 2011

Metal	Unit	Price
Gold	$/oz	1,020
Silver	$/oz	16.6
Copper	$/tonne	6,520

Source: Polymetal

Snowden is of the opinion that the 1 July 2011 price forecasts for each asset are appropriate and consistent with economic conditions prevailing, cost bases and outlook for the precious metals market at the Effective Date, and consequently the reported Ore Reserve and Mineral Resource statements remain valid.

Gold Equivalent content and grades reported in Ore Reserve and Mineral Resource statements have been based on a ratio of one gold ounce to 60 silver ounces, representing a price ratio Au price : Ag price of 60 : 1. A ratio of 5 gold ounces per tonne of copper has been applied for Voro.

Equivalence conversion ratios were provided by Polymetal, based on historical 3 year prices. Snowden is of the opinion that these are appropriate to be used for indicative purposes.

1.6.3 Cash flow models

All cost and revenues are reported in United States Dollars ($).

Snowden has reviewed financial cash flow models for the Assets provided by Polymetal and is of the opinion that production statistics and operating and capital costs as reported are appropriate for the types of mines and process. Operating and capital costs have been accurately reflected in the cash flow models. Snowden has not audited models with regard to correctness or completeness of economic and fiscal assumptions.

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110929_V1077_Polymetal_CPR_Final Page 23 1.6.4 Overall opinion It is Snowden?s opinion that the Mineral Resource and Ore Reserve estimates for the assets comprising this audit and CPR fairly reflect the underlying input data and technical analysis. Polymetal, in Snowden?s opinion, is applying advanced mining technologies to plan and manage its operations and, given normal circumstances, Snowden has no reservations about the company?s ability to meet its production targets. Polymetal has an excellent safety, corporate social responsibility and environmental record and, from the site visits, it was obvious that the company places a high value on maintaining that record of achievement. All operations, projects and exploration prospects are located in regionally prospective areas. Geological controls on mineralisation are complex and visual controls are not available for any of the operations. Resource models do not incorporate the underlying geological controls but are based on mineralisation above a modelling cut-off. Snowden does not consider this approach optimal but the reported Mineral Resource is not expected to be materially impacted as a dense grid of trenches, drillholes and channel samples (where applicable) inform all models on the operational mines. M-107

110929_V1077_Polymetal_CPR_Final Page 24 2. OPERATIONS 2.1 KHAKANJA 2.1.1 Overview 2.1.1.1. Brief description The operations comprise open pit mining with ore being processed in a conventional cyanide leach plant, producing a gold precipitate which is refined off site. The Khakanja mining area is located in the Okhotsky administrative division of Khabarovsk Krai in the Far Eastern Federal District of the Russian Federation at latitude 60?3 ´N and longitude 142?37 ´E. Okhotsk has an airport with regular flights from Khabarovsk, which is located approximately 1,400 km south-southwest of Khakanja. The Khakanja operations are accessible by a well maintained all season road following the Arka River from Okhotsk. The satellite Yuryevskoye Mine is approximately 60 km south-west of Khakanja Mine near the Dzhugdzur Mountains. Though it forms part of the Khakanja hub, the Yuryevskoye Mine will soon be depleted and was not audited as part of this CPR. Figure 2.1 Khakanja mine location Source: Polymetal M-108

SNOWDEN

2.1.1.2. Climate and physiography

The climate of the area is sub-arctic with up to six months of sub-zero temperatures per year. Temperatures on the coast of the Sea of Okhotsk average -22°C (degrees Celsius) in January and 12°C in July. In the interior, the corresponding temperatures are -38°C and 16°C.

2.1.1.3. Land tenure

The asset's mineral licence is held in the name of OJSC Okhotsk Mining and Exploration Company (Okhotsk Mining), a wholly owned subsidiary of Polymetal. License details are summarised in Table 2.1.

Table 2.1 Khakanja mineral licenses

License	Site subject to licensing	Status and area	License term award	License term expiry	Acting amendments
KHAB 01160 BE	Geological exploration and development of Khakanja gold and silver deposit	Mining and geological allotment 50.2 km²	06.10.1998	31.12.2014	Amendment No.2 08.06.06
		Revised allotment 1.28 km²			(agreement)
KHAB 01161 BE	Geological exploration and development of Yuryevskoye gold and silver deposit	Mining and geological allotment 50.2 km²	06.10.1998	31.12.2014	Amendments of 21.04.05

Source: Polymetal

2.1.1.4. Anticipated mine life and exploration potential

The company plans mining from the open pit until 2013, when current Ore Reserves are depleted. Processing operations are planned until stockpiles are exhausted in 2018. Processing is not dependent upon the mine license. Small amounts of underground ore will be mined and processed between 2012 and 2014 on a trial mining basis, and, should this prove economic, a mining license will be obtained when the current license expires in December 2014. Okhotsk Mining is continuing to explore in the vicinity of the mine area and will apply for a license extension should viable resources be discovered.

2.1.1.5. Ownership structure

The asset is wholly owned by Okhotsk Mining, whose registered office is located in Khabarovsk.

2.1.1.6. Native title

There are no heritage sites nor native land/historical treaties located within the mine license area and the company is subject only to central government regulation. Generally, in Russia, native or aboriginal populations do not have legal surface or subsurface rights to mineral resources. The right to mineral resources is vested in the government.

2.1.1.7. Exploration and development history

Exploration, development and production activities date back from 1960 with the discovery of the Khakanja deposit. Exploration at Khakanja commenced in 1963 and continued through 1971. In 1998, Polymetal acquired the licences for the project and a year later commenced development. In 2001, a Pre-Feasibility Study was conducted based on a design production rate of 500 thousand tonnes per annum (ktpa). The Khakanja Mine and mill complex were commissioned in 2003. Upon the commissioning of the mill complex, expansion projects were implemented to increase the mill capacity to 580 ktpa in 2006, and further to 600 ktpa in 2007.

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110929_V1077_Polymetal_CPR_Final Page 26 2.1.2 Geology 2.1.2.1. Regional geology The geology of the Khabarovsk and Okhotsk regions is dominated by the Okhotsk-Chukotka volcanogenic belt (OCVB), a major belt of Late Cretaceous calc-alkaline volcanics that stretch over 3,000 km along the edge of the Okhotsk Sea and north from Magadan to the northern shores of the Chukotka coast. The belt is an Andean-type arc formed during subduction of the Paleo-Pacific Plate beneath modern far-east Asia and overlaps many of the terrains that had already been accreted to the Siberian platform (Stone et al., 2009). Following the end of collision and accretion, the consolidated continental margin experienced major tectonic disruptions as the subduction front shifted eastwards to present day Kamchatka. Calc-alkaline andesite and andesitic basalt make up the earliest volcanic units of the OCVB. The upper portions of the volcanic sequence are characterised by voluminous rhyolites that were associated with large caldera-forming eruptions. Overlying capping plateau basalts are the youngest units of the OCVB. The Khakanja deposit is hosted within a volcanogenic-sedimentary complex consisting of two primary facies, the Ulberican suite “Mantle facies” and the Amkinsk sub-complex. The two facies are separated by a paleovolcanic structure which generally dips between 30° to 40° to the south-west. The Ulberican suite consists of paleo-type propylitised varieties of andesites and andesite-dacites often with thick interlayers of corresponding tuff. Massive andesite units and andesite-dacite formations interlay within the sequence and increase in thickness at depth. Within the area of the Khakanja mineralisation the facies are intensively sulphidised, carbonatised and changed to a clayey state (Polymetal, 2011). The Amkinsk sub-complex consists of two facies, the “conduit and near-conduit facies (conduit)” and the sub-volcanic facies which are differentiated by extrusive agglomerate tuff, tuff-breccia and tuffignimbrite of rhyolite and dacite composition and intrusive dacites and ryho-dacites. The conduit facies is characterised with an abundance of fragmental material (up to 80%), is non-uniform in composition and cemented primarily by volcanic glass, ash and foamy lava of moderately acid composition (Polymetal, 2011). The sub-volcanic facies intrude into the conduit facies and often have brecciated contacts and form variable thickness sills, sheets and bodies within the conduit section. Cross-cutting later stage dykes of granite-porphyry, micro-granites, dolerite, andesite-basalt and andesite are widespread throughout the field, with two strike orientations identified, north-west and north-east. The dykes form clusters ranging from four to 13 in number with thicknesses of tens of centimetres to 25 metres (m) (Polymetal, 2011) and generally dip from 40° to 70°. Regional structures formed an integral part of the formation of the Khakanja mineralisation, with the deposit located near the intersection of the Khotorchan-Selemdjinsky and the Kukhtuy-Gyrbynsky structural zones. These structures are believed to be part of a larger caldera like complex that strike north-east and north-west respectively believed to be associated with the tectonic development of the Selemdjinsky depression. Mineralisation within the area is believed to be associated with this event. M-110

110929_V1077_Polymetal_CPR_Final Page 27 Figure 2.2 Regional geology map for Khakanja Source: Polymetal 2.1.2.2. Local geology The Khakanja deposit is defined by three zones of mineralisation, referred to as Khakanja #1, Khakanja #2 and Khakanja #3 in this report. For this report, open pits in these zones take on the M-111

110929_V1077_Polymetal_CPR_Final Page 28 number of the zone in their naming (e.g. Pit #1). The mineralised zones are located within the acid volcanic units of the Amkinsky sub-complex. The zones dip gently to the south west in what is believed to be a series of thrust structures and lie near the contact of the underlying Ulberikansky and Amkinsky facies. Mineralisation of the Amkinsky facies is heavily associated with the alteration phases, acid volcanics and structural environment associated with the formation of the Selemdjinsky depression. Alteration of the volcanic rocks in the region is deep seated with little to no fresh unaltered rocks in the immediate mine area. Alteration is dominated by: ? Propylitic alteration characterised by chlorite and carbonate ? Auto-metosomatic alteration characterised by intense silicification. Quartz forms the main mineral in the altered rocks with secondary alteration minerals include adularia, hydrous micas, chlorite, montmorillonite, kaolinite and pyrite. Alteration is often intense with up to 80% of the core of the zones being quartz and adularia. Intensity of the alteration varies slightly over the mineralised zone with the #3 ore body marginally less intensely altered. Gold and silver (Ag) mineralisation is associated with hydrothermal-metosomatic alteration within structural zones dipping 40° to 45° to the south-west and is primarily confined to the quartz rich part of the zone with complex internal structure and variable thicknesses (Polymetal, 2011). Mineralisation is often erratic with localised high grade shoots. Gold and silver have some close affinity but silver is closely linked to oxides and manganese (Mn) oxides and present as both native and compounds with other elements (Polymetal, 2011). The three mineralised zones are separated by late stage faulting offsetting the zones by up to 100 m in plan and creating complex zone geometry, with splitting of zones and associated changes in strike and dip. Intense oxidation of the country rock is widespread with abundant development of oxides and manganese hydroxides. The oxidation zone is developed to depths of 100 m from the topographic surface and in zones of intense faulting (offsetting faults) oxidation surfaces extend to 200 m (Polymetal, 2011). Oxidation minerals, in particular the silver complexes with the manganese oxides, have a detrimental impact on the recovery of the silver. The impact of the oxidation minerals on Pit #3 is expected to be reduced as the majority of the mineralisation is at depth with only the upper sections highly oxidised. Recoveries in 2008 (SRK, 2009 report) are documented as 97.1% for gold and 55.6% for silver. The geology of the open pits is dominated by the acid volcanic units of the Amkinsky sub-complex with clearly visible dyke swarms cutting across the open pit. These dykes are concentrated near to, or within, the offsetting late stage faults with minor smaller dykes cross-cutting the main ore zones with meters of displacement. Identification of the mineralisation zones within the open pit is difficult and is heavily reliant on assay information. Operational practices include close spaced reverse circulation (RC) grade control drilling to define the mining blocks and determine the block grades. The intense alteration and oxidation of the ore zones and surrounding country rock negates the ability to visually recognise the mineralisation contacts. 2.1.2.3. Mineralisation Mineralisation at Khakanja is characterised by a quartz rich, sulphide poor (up to 2%) gold, silver zones with enrichment of manganese. Mineralisation occurs frequently in quartz rich veining and intense alteration halos within the volcanic units. Minerals including pyrite, sphalerite, chalcopyrite, galena, argentite and hydrous oxides of manganese are common in the mineralisation zone. Gold mineralisation is dominated by fine and very fine (less than
0.02 millimetre (mm), average -544 microns) disseminated grains with a small proportion in nugget form. Mineralisation is often at the interface of grains of quartz and surrounding minerals closely linked to increased concentrations of pyrite, sphalerite and galena. Silver mineralisation is found in both nugget and natural forms and is finely disseminated through the mineralised zones. Silver is also found as microscopic inclusions within manganese minerals, gold and other alteration minerals. The most common silver minerals are argentite, polybasite, to a lesser degree sternbergite and pyrargyrite (Polymetal, 2011). M-112

110929_V1077_Polymetal_CPR_Final Page 29 Gold and silver mineralisation varies between the northern to southern ends of the zone with grades ranging from trace values to 1,800 grams per tonne (g/t) gold and 32,000 g/t Ag. The average gold and silver in the three zones are; Khakanja #1 (ore bodies north, central and south): 8.8 g/t Au, 326.9 g/t Ag, Khakanja #2: 12.8 g/t gold and 416.1 g/t Ag, Khakanja #3 (Major and upper ore deposits): 3.3 g/t gold and 272.3 g/t Ag) (Polymetal, 2011). 2.1.3 Mineral Resource estimate 2.1.3.1. Drilling and sampling Drilling of the Khakanja deposit was completed in 2006 by Polymetal with diamond drilling conducted on a 25 m by 25 m grid across an area of 350 m by 250 m covering what is now the Khakanja Pit #3 in Khakanja #3 zone (1 July 2011 Open Pit Mineral Resources), a similar drill spacing covered the now depleted Pit #1 and Pit #2 open pit resources (in zones Khakanja #2 and Khakanja #3 respectively). An exploration drive was also completed with a number of cross-strike drives and rises. These were all channel sampled every two metres along each wall of the drive and along both sides of the rises. Channel sampling honoured the same processes used for the diamond drillholes with geological and alteration contacts honoured. The purpose of the 25 m by 25 m drilling grid and exploration drive was to define the Mineral Resource to Ore Reserve status and to support the development of the third open pit and maximise the mine life of the Khakanja Operation. The drillhole database used for the Mineral Resource estimate is comprised essentially of three data types: ? Diamond drilling completed on a 25 m by 25 m drilling pattern. ? Underground channel sampling off exploration drives and rises. ? Surface trenching of exposed mineralised zones (Pit #1 and Pit #2 resources). Visual identification of the mineralisation contacts is limited and therefore there is almost a total reliance on the assays to define the limits of the ore zone. Sampling is based largely on one metre increments unless geological contacts are recognisable. Channel sampling within the ore zones more consistently honours geological contacts as weaker oxidation at depth allows for features to be more easily distinguished. Grade control drilling is not included for Mineral Resource estimation. The grade control database is compiled of RC drillholes on a 5 m by 5 m drill pattern used for defining the mineralisation limits and grade prediction for the production ore blocks. Recovery for diamond drilling is reported at between 70% and 80% in the initial exploration; with later infill drilling completed by Polymetal this increased to 95%. Recovery issues in early stages is not seen as a significant issue as these make up a small portion of the composited drillhole file (h-3rt). Diamond drill samples make up 33% of the database with 67% consisting of close spaced channel sampling from drives, accesses and raises throughout the mineralised zones. No reported recovery figures are available for channel sampling however the process has consistently high recoveries throughout Polymetal operations and exploration projects where the practice is used. The close spacing and distribution of the channel sampling and current grade control practices are considered adequate to counter any bias caused from the low recovery within the diamond drilling. In areas where diamond drilling forms the basis of the estimation there remains the high likelihood of local bias due to the low recovery of core. It is recommended that the classification of these areas should not be based purely on drill spacing. All sample preparation is undertaken at the in-house sample preparation laboratory at Khakanja. Half core samples are assayed and the remaining half used for metallurgical analysis. This practice of whole core sampling of the ore zones means that there is no remnant core remaining for review or independent Quality Assurance and Quality Control (QAQC) on the sample preparation process. The sample preparation and analysis processes follow a defined protocol, which is considered thorough and appropriate to the style of mineralisation. Once processed, samples are sent to the on-site laboratory where they are analysed for gold, silver and manganese. Manganese oxide has a detrimental impact on the recovery of silver with the extraction of silver falling sharply with the increasing presence of manganese oxide in ore. Manganese is tested to improve recovery predictions through the plant as a routine step within the grade control process. M-113

110929_V1077_Polymetal_CPR_Final Page 30 2.1.3.2. Quality assurance and quality control Samples from drill core, exploration trenches and present day RC grade control drilling processed at the on-site laboratory (Khakanja operation). An Independent laboratory (Alex Stewart International Corporation) is used on a quarterly basis as an external umpire and Polymetal has a complete set of QAQC records viewed by the auditors dating back to 2003. Sample quality assurance commences at the sample preparation stage with duplicates taken at two stages within the process (1 mm fraction and 0.074 mm fraction) and regular contaminant free flushes through the system. Polymetal tests the duplicates and the contaminant free samples on a quarterly basis to monitor the sample preparation process and pick up any potential issues with individual batches. No records of significant failures have been recorded by Polymetal. Insertion of Certified Reference Materials (purchased from Rocklabs Ltd) and local standards (certified through independent and certified Russian Laboratories) are used in every batch of assays. Each batch is checked for outliers (greater than three standard deviations) and if there is a failure the duplicate is used for re-assay. A review of the independent laboratory checks reveals no evidence of any bias in gold or silver assays from the local laboratory. Historical reporting of QAQC results has indicated that at times there have been periodic failures in silver assays. These have been rare and were caused by assay methodology errors. QAQC processes identified the issues and remedial actions were put in place. Snowden found no areas of material concern to the Mineral Resource or Ore Reserves within the current QAQC processes used by Polymetal at the Khakanja operation. All remaining drill core on site is stored in defined core storage areas, these consist largely of covered pellets. No mineralised intercepts have been kept from the original core with all remaining and unsampled mineralised core submitted as part of the metallurgical test work. Duplicate crushed 1 mm and 0.07 mm pulps are stored in a locked weather proof container. All labelling and cataloguing of duplicates is well documented. 2.1.3.3. Bulk density determination Bulk density measurements have been taken throughout the life of the project from early exploration drilling through to in-pit grade control. Densities applied to the Mineral Resource and Ore Reserve estimates are derived from samples taken during the diamond drilling phases. Within the models uniform bulk densities are applied to the ore zones with no differentiation between oxide or sulphide components. These vary between open pits marginally: ? Khakanja #1 (open pit and underground, bulk density of 2.35 t/m3 ? Khakanja #2 (open pit and underground, bulk density of 2.35 t/m3 ? Khakanja #3 (open pit and underground, bulk density of 2.50 t/m3. Bulk densities applied to the waste are influenced by host rock type with densities varying from 2.60 t/m3 to 2.68 t/m3. Polymetal follows a detailed process for the determination of bulk density on site; this process, derived during the exploration drilling, continues today with production areas sampled on regular occurrences. Results from 2009 and 2010 were reviewed as part of this audit. A review of the grade control bulk density measurements indicate that there are local variations within the ore zone with an average bulk density of the dry ore zone approaching 2.40 t/m3 to 2.43 t/m3 (average of 312 samples analysed during 2009 and 2010). The process for bulk density determination of both wet and dry density measurements, in the auditor?s opinion, is reasonable and follows standard industry best practice. 2.1.3.4. Geological domains Mineralisation within the model is not confined to specific geological units as large structural offsets naturally divide the deposit into specific domains. There is no recognised visual or consistent geological control to aid in the identification of the mineralised zones. Modelled solids were therefore constructed based on a nominal gold equivalent (Au eq) cut-off grade (COG) of 1.0 g/t Au eq, ensuring that the mineralisation envelopes include the silver mineralisation. The gold equivalent calculation M-114

110929_V1077_Polymetal_CPR_Final Page 31 used for Khakanja #3 is AUU = Ag*0.015+Au. Domains are on average 8 m to 17 m thick within the open pit area and the mineralisation is observed to pinch and swell on the scale of individual sections. Three groups, each containing a number of individual lodes, are defined based on the spatial location and structural offsets. In some cases, what is very likely a single lode has been divided into a number of different lodes based on fault offsets and changes in orientation at depth and along strike. Information from diamond drillholes and underground channel samples was used to develop the interpretations and constrain the mineralised domains. Selectivity and use of the data for the interpretations depended upon drillhole reliability through both core recovery and spatial representation of the mineralisation. A review of the data use indicates that there are some inconsistencies across the domains with respect to data rejected. This inconsistent rejection has a material impact on the local domain interpretations and subsequent estimation of the block model. 2.1.3.5. Data analysis Snowden reviewed the composite data from the Khakanja #3 area to compare the two main populations within the dataset. The data comparisons of the diamond drill (DD) and the underground channel sampling indicated that the combined database is dominated by channel sampling, 93%. Channel samples are significantly more clustered with higher gold and silver grades, than the DD population. The even spread of the channel samples throughout the ore zone does however provide a detailed close spaced sampling coverage over much of the resource area. In review Snowden attempted to reproduce the composite drillhole file from the database and was unable to reproduce the file due to over-lapping wireframes and manual declustering of the data. A replacement composite file was generated to complete detailed sample analysis. A comparison was then made to the Khakanja drillhole file, h-3rt, resulting in the conclusion that the h- 3rt drillhole contains a significant portion of samples well below the mean sample length, missing data and a sample selectivity bias resulting in a mean grade well above the Snowden duplicated drillhole file (h-3rt mean Au = 5.59 g/t, Ag = 483 g/t versus Snowden mean Au = 3.94 g/t, Ag = 352.57 g/ t). The data selectivity, compositing and clustering of data within the underground channel sampling is a problem within the Khakanja #3 ore zone. The significant variance between the mean grades, sample size and distribution has resulted in a grade bias to the primary dataset used for estimation. A similar process was conducted within the #2 ore zone and #1 ore zone as documented by Polymetal, resulting in a similar bias to these two ore zones. Grade estimation was undertaken using Ordinary Kriging. To overcome the influence of extreme values, grades were often reassigned a lower grade. This process is known as top-capping. Minimal top-capping of gold values was applied prior to estimations and may not be sufficient to avoid local block estimates being over-estimated in the presence of high grades (it creates a conditional bias in the estimate). The impact is minimised where a high density of data exists (areas likely to be classified in either the Measured or Indicated categories) but is more prevalent in areas of sparse drilling (likely to be classified in the Inferred category). The top-caps applied at Khakanja for all the ore zones were checked by Snowden and are deemed to be suitable for the data distribution. 2.1.3.6. Variography Variograms were modelled in all the ore zones and were modelled in a consistent manner with the Polymetal processes used for many of its gold and silver deposits. Snowden has concluded from its work that the variography, whilst having room for improvement, is satisfactory for the work completed. The exclusion of some drillhole from the composited drillhole file will have a larger impact on the Mineral Resource estimate than the variography. 2.1.3.7. Resource estimation Ordinary Kriging was used to independently estimate gold and silver grades into the block model using parameters derived from the variography. Snowden reviewed the input estimation, search and variogram parameters and found that improvements in this area are warranted, for example increasing the minimum of three and maximum of 16 samples used in the estimation. These improvements would largely impact local estimates; however would not have a significant impact on the global estimate. M-115

110929_V1077_Polymetal_CPR_Final Page 32 Visual inspection of the block model indicated that there are areas with data that were not included in the estimation data and that have grades that are inconsistent with the estimated grades in the block model. Blocks in the model have been classified into the Measured, Indicated and Inferred categories. Classification has been based on the grade estimation search parameters, which were determined from the variogram range of the first structure (30 m). Any blocks estimated within the first search were classified as Measured Resources and those estimated in the second search (double the variogram range) were classified as Indicated Resources. All remaining blocks in the model were classified as an Inferred Resource. The classification of the blocks was based purely on statistical measures. This has resulted in a patchwork of different classifications throughout the block model. However, this is not likely to materially impact the Mineral Resource globally. 2.1.3.8. Summary of Mineral Resources as at 1 July 2011 The Khakanja Mineral Resource is provided in Table 2.2. Mineral Resources have been reported using gold equivalent (Au eq) COGs outlined below: ? Pit #3: >=0.78 g/t Au eq ? Underground #1: >=2.26 g/t Au eq ? Underground #2: >=2.19 g/t Au eq ? Underground #3: >=2.53 g/t Au eq ? All Mineral Resources are exclusive of Ore Reserves. M-116

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Table 2.2 Khakanja Mineral Resources, exclusive of Ore Reserves as of 1 July 2011

Khakanja Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured							
Open Pit	-	-	-	-	-	-	-
Underground	-	-	-	-	-	-	-
Total Measured	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Indicated							
Open Pit	0.27	2.20	200.5	5.54	19	1,740	48
Underground	0.58	2.79	153.9	5.36	52	2,850	99
Total Indicated	**0.85**	**2.60**	**168.8**	**5.42**	**71**	**4,591**	**147**
Measured + Indicated							
Total Measured	-	-	-		-	-	-
Total Indicated	0.85	2.60	168.8	5.42	71	4,591	147
Total Measured + Indicated	**0.85**	**2.60**	**168.8**	**5.42**	**71**	**4,591**	**147**
Inferred							
Open Pit	0.02	1.50	141.0	3.85	1	73	2
Underground	0.12	2.98	167.2	5.77	11	629	22
Total Inferred	**0.13**	**2.80**	**164.1**	**5.54**	**12**	**702**	**24**
Measured + Indicated + Inferred							
Total Measured	-	-	-		-	-	-
Total Indicated	0.85	2.60	168.8	5.42	71	4,591	147
Total Inferred	0.13	2.80	164.1	5.54	12	702	24
Total Measured + Indicated + Inferred	**0.98**	**2.63**	**168.1**	**5.43**	**83**	**5,292**	**171**

Source: Polymetal
Notes:
1. Open Pit Mineral Resources are reported above an economic cut-off within a final pit design for Pit #3 and below the final pit surfaces for Pit #1 and Pit #2.
2. Open Pit Mineral Resources are further constrained by the 1 July 2011 pit surface.
3. Underground Mineral Resources are quoted within mineralised domain envelopes and above the defined economic cut-off grades stated above.
4. Resources are exclusive of those Mineral Resources modified to produce the Ore Reserves.
5. No stockpile material has been included within the Mineral Resources.
6. All resource numbers have been based on block models provided by Polymetal and do not account for any risks raised within this document.
7. Metal price forecast for Resource estimation: Au=1,150$/oz Ag=18.5$/oz.
8. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

Snowden completed a full review of the Khakanja #3 Mineral Resource estimate to determine the likely impact of the risks raised regarding data selectivity and modelling parameters. Snowden concludes that the impact of data being excluded from the resource estimate, combined with the current estimation methodology, is not material to the global resources. However, the impact on local estimates would be significant to warrant a downgrade in classification of the Measured Resources to Indicated.

2.1.3.9. Khakanja previously published Mineral Resources

Khakanja Resources previously published as at 1 January 2011 are provided in Table 2.3.

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Table 2.3 Khakanja Resources as of 1 January 2011

Khakanja Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured + Indicated + Inferred							
Total Measured	0.51	2.60	182.74	5.64	43	3,011	93
Total Indicated	0.35	2.86	160.34	5.53	32	1,791	62
Total Inferred	0.13	2.84	166.68	5.61	12	716	24
Total Measured + Indicated + Inferred	**0.99**	**2.72**	**172.75**	**5.60**	**87**	**5,519**	**179**

Source: Polymetal

Reduction in Resources between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity.

2.1.4 Hydrogeological and geotechnical

2.1.4.1. Hydrogeology and mine dewatering

The surface and underground water regime in the mine area was extensively studied prior to the start of mining.

The studies evaluated permeability and porosity through pump testing to determine the phreatic level of ground water and to determine the effect on highwall stability. Perimeter dewatering has been undertaken in the past and there is a plan to add one more dewatering hole on the perimeter of Pit #3. The results of dewatering activities appeared to Snowden to have been adequate. At the time of the site visit no pit dewatering was being undertaken and the pits (Pit #1 and Pit #3) were dry.

2.1.4.2. Geotechnical design criteria

2.1.4.3. Open pit

Prior to starting the open pit, a design basis was developed which evaluated haulage roads in the walls as well as hydrogeological considerations. The use of pre-shear blasting along the final highwall was recommended and implemented. During operations, there have been minor block and sliding failures in fault shear zones and high kaolin regions of the pit which have been well contained. Highwall monitoring consists of surveying a single point at the top of the highwall in a low stability zone of the wall. This is appropriate, and Snowden is of the opinion that appropriate geotechnical consideration has been given to the mine design, ongoing control has been implemented, and there are no significant technical risks.

2.1.5 Mining

Although ore from the Yuryevskoye mine is included in the production forecast for the Khakanja ore treatment centre, Snowden's comments apply to Khakanja only and have no relevance to the Yuryevskoye property, which was not visited by Snowden reserve auditors.

2.1.5.1. Mining method

Conventional truck and shovel, drill and blast open pit mining has been adopted for the surface mineable resources at Khakanja, while a modified room and pillar method is anticipated for the underground mineable resources. The underground ore zone dips from 30° to 90° and has a true thickness of 1.5 m to 3.5 m. It will be developed from production drives every 90 m along dip (the upper drift being used for ventilation while lower ore is being mined). The ore will be blasted in horizontal panels, scraped to a production drift and recovered with mechanical LHD equipment for loading into low profile trucks and tramming to the surface. Pillars will be left on a regular 12 m by 5 m pattern as shown in Figure 2.3.

Snowden considers these methods appropriate for the geological and geotechnical conditions anticipated.

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110929_V1077_Polymetal_CPR_Final Page 35 Figure 2.3 Khakanja underground conceptual layout Source: Polymetal 2.1.5.2. Open-pit economic limits 2.1.5.3. Ultimate pit shell derivation Polymetal performs its entire long range mine planning in the head office in St. Petersburg. Mineral Resource models are built using DatamineTM software and the official model is then used for subsequent mine planning. The company has a rigorous method for determining the official Mineral Resource model and it is protected in a file server system which conditions the approved users of the model. It is virtually impossible for an engineer or geologist to download the model, change it and upload the changed model without first having it approved as the new official model. The ultimate pit shells are developed with a DatamineTM product called NPV Scheduler and are based on an economic cut-off using different commodity price assumptions while keeping other modifying factors (dilution, mine recovery, COG, operating costs etc.) constant. The long range mine planners demonstrated a family of curves (price versus reserve size) for small increments in gold pricing. Appropriate pit shells are then selected based on acceptable mining widths to form the basis of the long range mine plan. Polymetal uses NPV Scheduler, to develop the long range production schedule. The mine sequencing is then refined by including in-pit and highwall ramps and smoothing the production profile to maintain a steady mine equipment fleet requirement. M-119

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2.1.5.4. Selective mining unit size

The Company is experimenting with different software and algorithms to understand the influence of selective mining unit (SMU) on dilution and ore recovery. Snowden was shown the results of a number of computer trials used to arrive at an appropriate SMU size using the Datamine™ software. The Company restricts the SMU to be no less than the size of the smallest loading unit (bucket width) available for use in the mine. Not surprisingly, dilution was least and recovery was greatest for the smallest SMU. The current mine plan was based on an SMU of 2.5 m by 2.5 m by 5.0 m. The mine does infill drilling to a 5 m by 5 m pattern at least one bench in advance of material being removed. This close spaced drill information is then built into a short term Ore Reserve model and used for the annual Ore Reserve update model. After the material is blasted a surveyed picket line based on the close spaced drilling is placed in the field to provide dig limit controls for the shovel operators.

With such close spaced drilling and survey control, the selected SMU size is considered to be reasonable.

2.1.5.5. Mining dilution and recovery

Mining dilution and recovery are calculated on the basis of the SMU analysis described as well as the theoretical results from annual mine reconciliation exercises. The mine assumes a planned dilution of 16% (open pit) and 10% (underground) and an ore recovery of 95.7% (open pit) and 87.3% (underground). These numbers are not derived from the geometry of the ore deposit but from the SMU analysis and actual operating experience.

2.1.5.6. Pit optimisation financial parameters

The pit optimisation parameters are supplied to the mine engineering group by Polymetal's corporate group who define the price forecast and the operating costs based on previous experience conditioned by expected changes (if any) in the coming year. The current pit designs were optimised using the cost elements shown in Table 2.4.

2.1.5.7. Cut-off grades

Polymetal uses the following COG calculations:

1. COG (open pit mining)

$$COG_{Au} = \frac{(C - \Box_{Au}) \cdot (d/100 + 1)}{P_{Au} \cdot r_{Au}}$$

C = Processing cost + transport ore to plan - transport waste to dump + overheads, $/t

R_{Au} = Revenue from Au dilution, $/t

d = Mining dilution (waste portion of recoverable Ore Reserves), %

P_{Au} = Price Au - refining Au costs - tax to mining Au, $/g

r_{Au} = Recovery Au (in processing), %

2. COG (underground mining)

$$COG_{Au} = \frac{(C - R_{Au}) \cdot (d_r/(100 - d_r) + 1)}{P_{Au} \cdot r_{Au}}$$

C = Processing cost + overheads+ mining cost + capital development cost per minable ore, $/t

R_{Au} = Revenue from Au dilution, $/t

d_r = Russian Mining dilution (waste portion in ore for mill)

P_{Au} = Price Au - refining Au costs - tax to mining Au, $/g

r_{Au} = Recovery Au (in processing), %.

This determination is based on the Company's assessment of current commodity pricing.

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Polymetal calculates a diluted or head grade COG which accounts for the dilution of the ore delivered to the plant as a result of the mining process and this is used to determine the ultimate pit shell extent.

Polymetal also calculates a COG grade for marginal ores which are fed to the plant only when there is capacity to take such ore. In this case the cost of processing includes only variable costs. This calculation effectively permits the stockpiling of lower grade ores near the crusher rather than in a waste dump and is only used for the mining operation and not the determination of the ultimate pit shell.

Table 2.4 Khakanja COG calculation for Open Pit #3

	unit	Pit
Au price	$/oz	1,020
Ag price	$/oz	16.60
Dilution	%	13.5
Losses	%	4.3
Taxes	%	6.0
Waste cost		2.21
Total cost	$/t	20.40
Recovery – Au	%	86.8
Recovery - Ag	%	83.1
COG (*in-situ*)	g/t Au eq	0.82
COG (diluted)	g/t Au eq	Not stated

Source: Polymetal

2.1.5.8. Average wall angle

Wall slope angles are included in the mine design according to the geotechnical evaluation, which was completed prior to the commencement of mine production. The pit optimisation process reflects the influence of changing wall slope designs.

2.1.5.9. Underground economic limits

The underground Ore Reserves were estimated by calculating a cut-off grade for the underground operation using Polymetal operating costs and revenue projections. Wireframe stope designs were created to include the material above the cut-off grade. In some instances, due to design constraints, these stopes may contain material below cut-off grade which is treated as waste dilution. In this way, stopes constrained by economic limits were developed and Ore Reserves were estimated based on these stopes.

2.1.5.10. Mine design

The mine designs are developed by Polymetal Engineering in St. Petersburg and sent to the mine site for review and comment and to ensure compliance with physical conditions prior to being issued as the official mine plan. The mine plan reviewed by Snowden was complete and addressed all necessary detail. Adequate drainage ditching was observed and all pit water was pumped out of the mine and impounded in settling ponds prior to release to the environment (when it meets approved environmental criteria) or used as make-up water in the plant. The mine is sized and equipped to meet the production requirements established by the mine plan.

2.1.5.11. Equipment selection

The equipment requirements are calculated based on haulage distances, production requirements, mechanical and physical availability criteria (from operating experience) and operating schedules. The current equipment fleet is shown in Table 2.5. Based on the mines audited by Snowden it appears that the Company has standardised its fleets to include hydraulic excavators in both front and backhoe modes with large track dozers and appropriately sized rear dump mechanical drive trucks.

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The open pit equipment fleet at the mine consists of three primary loading units (nominally 5 m^3) and 12 rear dump trucks (nominally 40 tonnes) as shown in Table 2.5. As the surface mining activity ends in 2013, the numbers of equipment units will correspondingly decrease. The majority of this equipment was purchased from 2008 to 2010 and appeared to be in good working order.

The auxiliary mine equipment consists of three track dozers and a front end loader as shown in Table 2.5. Drilling is accomplished with three rotary percussion drills. All of the equipment appeared to be well maintained at the time of Snowden's site visit and the Company maintains a suitable, enclosed and heated maintenance repair facility.

Table 2.5 Khakanja surface mine equipment

Equipment	unit
Excavators:	
Hitachi EX-1200-5C (front shovel)	1
Hitachi EX-1200-5CBH (backhoe)	1
Hitachi EX-1200-5DLD (front shovel)	1
Dozers:	
Komatsu D-275A-5	1
Komatsu D-65	1
Komatsu D-275A-5	1
Komatsu WD-600-3	1
Drilling rigs:	
Ingersoll Rand DM-45HP	1
Atlas Copco Roc L8-64	1
Atlas Copco CM-765	1
Trucks:	
Komatsu HD405-6A	8
BELAZ 7547	4

Source: Polymetal

The underground mine will be brought into production in 2012 and the anticipated primary equipment fleet includes two low profile trucks, two load-haul-dump units and a single boom drill jumbo, all from supplier Atlas Copco. Auxiliary equipment includes a multicarrier, various hand drills and draw point slushers, as shown in Table 2.6.

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Table 2.6 Khakanja underground mine equipment

Equipment	unit
Truck for underground mining MT 2010	2
Load-haul-dump unit ST-7	2
Drill rig Boomer S1D	3
Multipurpose carrier Multimec 6600	2
Heading set of equipment KPN-4	2
Stoping equipment KOB-25	2
Hand drill BBC 16W	5
Stoper drill BBD 46WS8 H25	3
Slusher 30LS-3SMA	4
Ventilation fans	12

Source: Polymetal

2.1.6 Ore Reserves estimation

Table 2.7 summarises the Ore Reserves at Khakanja as of 1 July 2011.

Table 2.7 Khakanja Ore Reserves, as of 1 July 2011

Khakanja Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq Metal (koz)
Proved							
Open Pit	-	-	-	-	-	-	-
Underground	-	-	-	-	-	-	-
Stockpile	0.27	0.91	51.0	1.76	8	443	15
Total Proved	**0.27**	**0.91**	**51.0**	**1.76**	**8**	**443**	**15**
Probable							
Open pit	1.61	2.73	228.0	6.53	141	11,802	338
Underground	0.58	6.66	322.0	12.03	124	6,004	224
Stockpile	-	-	-	-	-	-	-
Total Probable	**2.19**	**3.77**	**252.9**	**7.99**	**266**	**17,806**	**562**
Proved + Probable							
Open pit	1.61	2.73	228.0	6.53	141	11,802	338
Underground	0.58	6.66	322.0	12.03	124	6,004	224
Stockpile	0.27	0.91	51.0	1.76	8	443	15
Total Proved + Probable	**2.46**	**3.46**	**230.7**	**7.30**	**273**	**18,249**	**578**

Source: Polymetal

Notes:

1. Open pit Ore Reserves calculated using a mining loss of 4.3% and dilution of 13.5%, at a cut-off grade of 0.82 g/t Au.
2. Underground Ore Reserves calculated using a mining loss of 8.9% -12.7% and dilution of 5.6% -20.1%, at a cut-off grade of 3.89 g/t Au -4.16 g/t Au.
3. Metal prices for Ore Reserve estimation: Au=1,020 $/oz Ag=16.6$/oz.
4. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

Pursuant to the classification changes in the Mineral Resources, the Khakanja operation has a Probable Ore Reserve of 1,61 million tonnes (Mt) in the open pit (Pit #3), 580,000 tonnes of

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underground Ore Reserves and 270,000 tonnes of ore in stockpiles. The total Probable Ore Reserves are 2.46 Mt at an average grade of 3.5 g/t Au and 230 g/t Ag.

2.1.6.1. Khakanja previously published Ore Reserves

Khakanja Ore Reserves previously published as at 1 January 2011 are provided in Table 2.8.

Table 2.8 Khakanja Ore Reserves as at 1 January 2011

Khakanja Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Proved + Probable							
Open pit	1.78	2.88	228.7	6.69	165	13,085	383
Underground	0.58	6.67	322.8	12.05	124	6,019	225
Stockpile	0.42	1.71	76.9	3.00	23	1,038	40
Total Proved + Probable	**2.78**	**3.50**	**225.4**	**7.25**	**313**	**20,142**	**648**

Source: Polymetal

Reduction in Ore Reserves between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity.

2.1.7 Metallurgical infrastructure and materials handling

2.1.7.1. Metallurgical hub description

The Khakanja metallurgical hub currently treats ore from the Khakanja and Yuryevskoye mining operations. The plant comprises a comminution and leaching circuit with gold recovered through Merrill Crowe zinc precipitation of gold which is toll refined.

Ore is crushed in a single stage open circuit jaw crusher followed by a three stage semi-autogenous grinding (SAG)/ball milling circuit. The jaw crusher produces -250 mm material which is stockpiled (3,400 t, two day production capacity) before being fed to a 0.85 MW, 5.5 m diameter open circuit SAG mill producing a -8 mm product. Secondary and tertiary 2.4 m diameter ball mills produce a 75 micron (D50) product before being thickened and fed to the leach circuit.

Leaching occurs in six mechanically agitated, air sparged tanks with a total residence time of 24 hours. Gold is recovered from solution through the Merrill Crowe producing zinc precipitate which is dried, packaged and dispatched for toll smelting.

Tailings are filtered in two filter press units to 20% moisture and trucked to a dry tailings stockpile.

All solutions are recovered in the plant and recycled in the milling circuit. Excess liquid is stored in a redundant, but well maintained, tailings dam and recovered to the circuit as required. The plant has zero liquid waste emissions.

The plant is controlled by a SCADA (Supervisory control and data acquisition) system, which monitors and logs all key operating parameters. Feed and tailings rates are monitored and grades recorded for daily composites. Overall metallurgical balances are within acceptable levels of accuracy.

The plant employs 142 persons, on a 12 hour double shift, seven days per week. Personnel remain on-site for a period of two months, with two months off per cycle.

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Figure 2.4 Khakanja process route


Process route
ROM Ore
Crushing
Milling
Leaching
Filtration
Recovery
Zinc/gold precipitate
Tailings

Source: Snowden

2.1.8 Tailings and waste management

2.1.8.1. Waste dumps

The mine builds waste dumps from the bottom up rather than end dumping from the dump surface onto the original topography. This is done for stability purposes and there is no intention of changing the practice as it is felt that the incremental haulage cost gives a return in added dump stability. Under Russian environmental law (mining) they are prohibited from dumping waste less than 100 m from a water course and there is sufficient space to handle waste rock materials generated from mining.

Snowden has reviewed the design and construction of these dumps and determined that these are appropriate and have sufficient capacity, to support the Ore Reserve.

2.1.8.2. Tailings dam

Polymetal utilises a filter press system for tailings to ensure a "dry" tailings discharge product. The dewatered tailings are then placed within the tailings "dam" in the form of an impounded waste dump. The minor amounts of water which drain from the filtered tailings is captured behind the tailings dam and impounded for recycle to the plant. The tailings dam is therefore not required to be a water retention structure and stability issues are minimal.

The tailings dam and dry storage area is sufficient for the volumes to be produced in the LOM plan.

2.1.9 Infrastructure

A plot plan of the Khakanja site layout is provided in Figure 2.5.

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110929_V1077_Polymetal_CPR_Final Page 42 Figure 2.5 Khakanja site layout Source: Polymetal The Khakanja operation can be considered a remote facility and has the requirement for infrastructure associated with such mines. Power is generated onsite using six 1,000 KVA diesel generators, the diesel for which is transported to the site from the port at Okhotsk when it is ice free. There are 3,000 tonnes of diesel storage on site, approximately 15,000 tonnes of diesel at Okhotsk and an additional 1,000 tonnes of storage at Yuryevskoye. This is sufficient for 14 months of operation. Water is found in abundance at the mine site and there are no issues in having sufficient amounts for all uses including metallurgical operations as well as domestic (potable and sewage) use. Most of the materials to be supplied to the mine are barged to Okhotsk and transported by road to the mine site. The gold/zinc precipitate is air freighted to a third party refinery. Housing at the mine site consists of a fully serviced camp facility with sleeping quarters and dining facilities of sufficient capacity for the entire mine operation. Snowden has no concerns with the ability of the infrastructure to support the corporate objectives of the Company. M-126

110929_V1077_Polymetal_CPR_Final Page 43 2.1.10 Social / manpower 2.1.10.1. Manpower The mine is staffed by trained personnel from outside the region. The operation has a policy to employ local personnel and 25% of the staff are from the surrounding area since the local economy is fishingbased and this activity is preferred. Most (75%) workers are flown in from Khabarovsk for two months, seven days per week, 12 hours per day site cycle and alternating with a two month rest cycle. The cost of this fly-in / fly-out schedule operates efficiently with well qualified personnel engaged on the operations. The mine provides technical and operating training to its workforce as required. Snowden accepts that the mine has responsible and functional processes for employee engagement and training levels to accomplish the production targets. Projected manpower requirements for the life of operations are given in Table 2.9. Snowden considers the projected mine, plant, support and administration staffing adequate to achieve the Company?s mine production targets. Table 2.9 Khakanja forecast manpower requirement 2011 Personnel 2011 Open pit Khakanja 236 Main divisions 77 Service divisions 159 Underground mining Khakanja Main divisions Service divisions Plant 45 7 Main divisions 163 Service divisions 294 Administration 106 Total 799 Source: Polymetal 2.1.10.2. Health and safety Health and safety policies for the operation are comprehensive and rigorously implemented. Protective personnel equipment is mandatory. Disciplinary action is taken against any personnel not adhering to policies. The weather conditions demand that adequate protection against freezing conditions for much of the year is necessary, and the operation provides suitable work clothing. There is a clinic on site which can deal with minor injuries and illnesses. Serious injuries cases are airlifted to a hospital in Okhotsk, and may be further transferred to Khabarovsk depending on the severity of the injuries. Three year safety statistics for the operation are given in Table 2.10. M-127

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Table 2.10 Khakanja three year safety statistics

Statistics	unit	2008	2009	2010
Fatality Rate	No/ man hours	0.00	0.00	0.00
LTIFR	No/ man hours	0.99	0.74	0.35
RIFR	No/ man hours	0.99	0.74	0.35

Source: Polymetal

The operation has had no fatalities in the past three years, and declining Injury Free Rates demonstrate well implemented safety standards.

2.1.10.3. Community relations, plans and programmes

The Company has a program of community relations for all its operations. The Khakanja operations, being located in a remote, northern region have specific programs which include:

- participation in a residential program for students who must leave their communities for their education
- a caribou breeding experimental program in conjunction with local indigenous peoples and government
- participation in construction of a sports complex for the residents of Okhotsk.

Apart from these programs, the presence of the company provides infrastructure facilities to the local population that would not otherwise be available. The gravel road to the mine area is available for public use and the economic activity of both the port and airport are increased as a result of the mine operations.

Snowden is of the opinion that there are no community relations issues that will impair the Company's ability to meet its corporate targets.

2.1.11 Environment

2.1.11.1. Permitting requirements

Under Russian law, prospective mines must complete an environmental impact study as part of the Technical Feasibility Study for the proposed operation. Once the state agencies have approved the proposed mine plan and are satisfied that statutory environmental obligations will be met, approval is given to the project.

Snowden discussed the permitting requirements for the Khakanja operations with the Company's regulatory affairs group. The requirements were defined and the pertinent certificates were produced, with the salient features translated into English.

Based upon the discussions undertaken with the Company's regulatory affairs group, Snowden accepts that the Company has the necessary permits in hand and any permitting issues/renewals are well understood and processes are underway to manage them.

2.1.11.2. Environmental management systems

The mine employs a full time environmental technician who reports both to local management as well as to the corporate environmental group in St. Petersburg. It is the role of this person to monitor water quality at points of discharge and ensure that mine activities do not impact local water courses (other than activities approved by the regulating agencies). A monthly report is sent from the mine to St. Petersburg and deviations from approved activities (discharges etc.) are reported to local regulatory agencies. The head office group in St. Petersburg submit an annual environmental report to the applicable regulatory agencies.

Snowden recognises the environmental initiatives adopted by the Company (solid tailings, avoidance of water courses) and did not witness any environmental issues of importance during the site visit or review of the mine plans.

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2.1.11.3. Site specific environmental details

As a requirement of obtaining a mining license to operate, the Company has filed an approved environmental impact assessment (EIA) with the Russian authorities which covers all of its operations and related infrastructure. There are no known issues which are unusual or specific to this operation.

The mine closure plan is included in the documentation required for mining approval. In discussion with the Company it was made clear that under Russian mining law the Company is required to re-contour and reseed waste dumps, prevent the seepage of any contaminants into the surrounding water shed and remove temporary construction (plant, infrastructure buildings etc.) There is no requirement to deal specifically with the excavations and these are typically allowed to fill with water and become permanent ponds/lakes.

Snowden did not identify any environmental issues requiring particular comment.

2.1.11.4. Environmental closure provision

An amount of $8.8 M has been budgeted for environmental closure, comprising waste and tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on a full closure plan for the Khakanja operations.

The closure cost estimate is in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost.

Snowden is of the opinion that this approach is reasonable, and the reported estimate is reflective of the expected closure costs.

2.1.12 Historical and forecast production statistics

Three-year mine production history is given in Table 2.11.

Table 2.11 Khakanja three year mine production history

	unit	2008	2009	2010	1H 2011
Ore	kt	540	493	449	163
Ag Grade	g/t	119	177	254	206
Au Grade	g/t	4.52	4.63	6.54	3.69
Waste	kt	8,219	8,749	10,106	5,045
Total rock (waste+ore)	kt	8,759	9,242	10,555	5,208
Stripping ratio	Waste:Ore (t:t)	15	18	23	31

Source: Polymetal

The mine production in the past three years has seen year over year increases in both tonnage mined and grade produced. The benefit of these increases has been partially offset by a concomitant year over year increase in the strip ratio.

Three year historical process production statistics are reported in Table 2.12 for the Khakanja plant. Production reached steady state in 2007, and has since maintained consistent gold recovery of over 94%.

Gold grade to the plant has fluctuated between 12.8 g/t and 4.5 g/t, with 6.75 g/t average grade being processed over the years of plant production data studied.

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Table 2.12 Khakanja historical process production

Statistic	unit	2008	2009	2010	1H 2011
Tonnage	kt	602	610	622	312
Grade	g/t Ag	117	139	205	139
	g/t Au	5.78	5.84	6.64	4.1
Recovery	% Ag	52.5%	61.1%	63.1%	74.7%
	% Au	94.4%	94.1%	94.9%	94.5%
Production	koz Ag	1,258	1,678	2,589	1,067
	koz Au	109	108	127	39
	koz Au eq	129	133	169	64

Source: Polymetal

Forecast mine and process production for the remaining life of operation are given in Table 2.13 and Table 2.14 respectively.

The mine waste production for 2011 will remain high, increasing further in 2012, in order to finalise the pre-stripping of Pit #3 and to achieve the mill feed targets. The additional lower grade ore that is produced during this period will be stockpiled and processed when the mine is exhausted. Strip ratios for the open pit mine after 2012 will return towards the historical mean for the remainder of the mine life.

Underground production will commence in 2012 on a small scale and remain relatively constant until the underground mine Ore Reserves are exhausted in 2018.

Process operations are forecast to continue until 2018 processing both open pit and underground material until 2015, and fresh underground ore between 2016 and 2018.

Gold recovery is forecast to average 92.9% for the period 2014 to 2018, with the average grade being 3.57 g/t Au.

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Table 2.13 Khakanja forecast mine production

Open pit mining	unit	Total	2H 2011	2012	2013	Total 2014-2018	Average 2014-2018
Total rock	kt	**11,206**	3,650	5,496	2,060	-	-
Waste	kt	**9,596**	3,253	4,862	1,482	-	-
Ore	kt	**1,610**	397	634	579	-	-
Au grade	g/t	**2.7**	2.7	3.1	2.4	-	-
Ag grade	g/t	**227.2**	233.9	258.1	188.7	-	-
Au	t	**4.38**	1.07	1.95	1.36	-	-
Ag	t	**365.80**	92.95	163.61	109.24	-	-
Underground mining	**unit**	**Total**	**2H 2011**	**2012**	**2013**	**Total 2014-2018**	**Average 2014-2018**
Capital development	kt	**80**	-	15	13	**51**	**10**
Stope development	kt	**162**	-	20	25	**117**	**23**
Ore	kt	**580**	-	70	90	**420**	**84**
Au grade	g/t	**6.7**	-	4.6	4.9	**7.4**	**7.4**
Ag grade	g/t	**322.8**	-	252.1	275.3	**344.7**	**344.7**
Au	t	**3.87**	-	0.32	0.44	**3.11**	**0.62**
Ag	t	**187.2**	-	17.6	24.8	**144.8**	**29.0**

Source: Polymetal

Table 2.14 Khakanja forecast process production

Process	unit	Total	2H 2011	2012	2013	Total 2014-2018	Average 2014-2018
Ore	kt	**2,460**	269	410	505	**1,276**	**255**
Au grade	g/t	**3.5**	3.17	3.74	3.07	**3.57**	**3.57**
Ag grade	g/t	**230.3**	275	291	224	**204**	**204**
Au recovery	%	**90.7%**	87.0%	88.3%	88.8%	**92.9%**	**92.9%**
Ag recovery	%	**70.6%**	84.1%	80.1%	78.2%	**59.1%**	**59.1%**
Precipitate	t	**509.61**	78.68	120.92	112.38	**197.64**	**39.53**
Au production	t	**7.70**	0.74	1.35	1.38	**4.23**	**0.85**
Ag production	t	**399.99**	62.20	95.38	88.52	**153.89**	**30.78**
Au eq	t	**14.11**	1.74	2.88	2.80	6.69	**1.34**
Au eq	koz	**453.7**	55.9	92.7	89.9	215.13	**43.0**

Source: Polymetal

2.1.13 Historical and forecast operating costs

Three year historical mining, process and overhead costs are given in Table 2.15 .

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Table 2.15 Khakanja three year historical on-mine costs (nominal money terms)*

On Mine Costs	unit	2008	2009	2010	1H 2011
Mining					
Materials	$k	11,174	9,315	13,486	5,608
Payroll	$k	5,867	4,248	5,725	2,535
Services	$k	7,081	5,186	9,322	2,344
Taxes	$k	1,305	900	1,307	566
Total Mining	**$k**	**25,426**	**19,649**	**29,840**	**11,053**
Processing					
Materials	$k	6,629	4,965	10,088	5,734
Payroll	$k	8,117	4,569	8,622	4,698
Services	$k	2,431	830	7,994	2,226
Electricity	$k	7,273	7,567	7,512	4,098
Taxes	$k	1,758	988	1,804	1,058
Total Processing	**$k**	**26,208**	**18,919**	**36,021**	**17,815**
General and Overhead	**$k**	**5,759**	**7,458**	**9,039**	**4,145**
Total on-mine costs	**$k**	**57,394**	**46,026**	**73,934**	**33,013**
Tonnes Treated	kt	602	610	622	312
Gold Equivalent produced	koz Au eq	129	133	169	64
Unit on-mine cost					
Per ROM tonne	**$/t**	**95**	**75**	**119**	**106**
Per Au eq produced	**$/oz Au eq**	**445**	**346**	**437**	**516**

Source: Polymetal

Includes processing of Yuryevskoye ore.

Cost reduction between 2008 and 2009 was as a result of a significant reduction in materials, payroll and services as a response to the global economic outlook.

Three year historical off-mine costs are given in Table 2.16, together with overall unit costs of production.

Table 2.16 Khakanja historical off-mine costs and total unit production costs (nominal terms)

Off Mine Costs	unit	2008	2009	2010	1H 2011
Refining	$k	1,651	1,622	2,063	1,051
Royalties	$k	6,825	7,831	12,766	5,462
Property tax	$k	1,475	1,274	1,545	829
Off Mine Costs	**$k**	**9,951**	**10,727**	**16,374**	**9,951**
Total on-mine costs	**$k**	**57,394**	**46,026**	**73,934**	**33,013**
Total Operating Costs	**$k**	**67,345**	**56,753**	**90,308**	**40,354**
Total Unit Cost of Production	**$/t**	**109**	**91**	**143**	**127**
	$/oz Au eq	**511**	**417**	**525**	**618**

Source: Polymetal

Khakanja forecast mining, process and overhead operating costs are given in Table 2.17.

Snowden considers these costs to be reasonable and within the broader range of operating costs for similar sized operations.

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Table 2.17 Khakanja forecast operating costs (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2018	Average 2014-2018
Open pit mining	M$	**23.8**	7.7	11.7	4.4	-	-
Underground mining	M$	**37.7**	-	4.6	5.9	27.3	5.5
Ore processing	M$	**160.0**	17.5	26.7	32.9	83.0	16.6
Transport to refinery	M$	**1.9**	0.3	0.5	0.3	0.8	0.2
Refining	M$	**6.4**	0.6	1.0	1.4	3.4	0.7
Royalty	M$	**28.3**	3.5	5.8	5.6	13.3	2.7
Operating expenses	**M$**	**258.1**	**29.7**	**50.2**	**50.5**	**127.8**	**25.6**
Overheads	M$	**48.3**	4.1	7.6	8.8	27.8	5.6
Property tax	M$	**6.6**	0.8	1.3	1.1	3.4	0.7
Total cash cost	**M$**	**313.0**	**34.7**	**59.0**	**60.4**	**158.9**	**31.8**

Source: Polymetal

Unit cash costs of production are summarised in Table 2.18. Unit costs on a tonnage treated basis are forecast to average $127 per tonne treated and $690 per ounce equivalent gold.

Table 2.18 Khakanja forecast unit cash costs (real mid 2011 money terms)

	unit	Total
Unit cost per oz Au eq	**$/ oz**	**690.0**
Unit cost per tonne processed	**$/t**	**127.2**

Source: Polymetal

2.1.14 Forecast capital expenditure

Forecast capital expenditure for the remaining life of operation is given in Table 2.19.

Table 2.19 Khakanja forecast capital expenditure (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2018	Average 2014-2018
Total	**M$**	**28.4**	**3.4**	**4.4**	**3.1**	**17.4**	**3.5**
Closure	**M$**	**8.8**		-	-	8.8	1.8
Maintenance	**M$**	**10.7**	3.4	2.8	1.7	2.8	0.6
Other	**M$**	**3.8**		0.6	0.6	2.5	0.5
Capital development	**M$**	**5.2**	-	1.0	0.8	3.3	0.7

Source: Polymetal

Snowden considers the mine capital cost forecast to be consistent with a depleting open pit mine and a small underground operation in a steady state condition.

Process capital expenditure reflects ongoing replacement of equipment. The level forecast is in line with historical expenditure and is in line with industry norms.

Investment Projects/Liquidation reflects in 2011 and environmental closure of $8.8 million (M) in 2018. Snowden is of the opinion that the allowance for closure is standard by industry norms.

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2.1.15 Cash flow analysis

Snowden has reviewed a financial cash flow model for the Khakanja operations supplied by Polymetal. Production, operating and capital costs as reported have been accurately reflected. Snowden has not audited the model with regard to correctness or completeness of economic and fiscal assumptions.

The gold price and silver price forecast for the life of operations applied in the financial model are summarised in Table 2.20.

Table 2.20 Khakanja cash flow metal price assumptions (real 2011 money terms)

Metal prices	unit	Life of operations pricing
Au price	$/oz	1,020
Ag price	$/oz	16.6

Source: Polymetal

The summary cash flow before tax is given in Table 2.21. At Polymetal's forecast metal prices, the model forecasts a positive EBITDA for the life of operation and therefore meets the criterion of economic viability.

Table 2.21 Khakanja summary cash flow before tax (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	2014	2015	2016	2017	2018
Revenue	**M$**	**462.7**	57.1	94.5	91.7	91.2	45.0	38.1	26.1	19.0
Operating cost	**M$**	**258.1**	29.7	50.2	50.5	52.2	37.8	14.7	12.5	10.6
Total cash cost	**M$**	**313.0**	34.7	59.0	60.4	63.1	46.4	18.7	16.3	14.3
EBITDA	**M$**	**149.7**	**22.4**	**35.5**	**31.3**	**28.1**	**-1.4**	**19.4**	**9.8**	**4.7**

Source: Polymetal

2.1.16 Overall opinion

Snowden has highlighted a number of high risks to the Mineral Resource estimate that could result in >10% variances to reported tonnes and grades in some domains. As a result Snowden has reclassified the Measured Resources to Indicated to account for the increase in local resource variability caused by these risks.

The current open pit grade control practices prevent these risks from impacting production. Therefore, for underground Mineral Resources and Ore Reserves, a detailed grade control programme, along with a change in data selection processes, are required.

Detailed reconciliation of the Mineral Resource to mine production is recommended to determine the degree or impact of the risks raised.

Snowden considers the geological and technical factors used in the mine plan to be well understood and that the necessary infrastructure (manpower, equipment, facilities) is in place to achieve the production and financial goals of the Company.

Forecast process production and costs are appropriate for the operations, and Snowden is of the opinion that targets are achievable.

Costs have been historically well contained, and the cost of production is not expected to vary abnormally from forecast.

At Polymetal's forecast metal prices, a positive EBITDA for the life of operation is forecast and therefore meets the criterion of economic viability.

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2.2 VARVARA

2.2.1 Overview

2.2.1.1. Brief description

The Varvara asset comprises of an open pit truck/shovel mine feeding a 4.2 Mtpa processing plant, with associated support facilities. The plant has a float circuit that produces a copper concentrate and a Carbon in Leach (CIL) circuit producing doré. The mine uses conventional truck and shovel mining to move both ore and a waste.

Varvara is situated in north-western Kazakhstan, 130 km west of the regional centre Kostanay and 10 km from the border with Russia. The location of the mine and plant with respect to Russia and the regional capital Kostanay is shown in Figure 2.6.

Figure 2.6 Varvara mine location


N
Kostanai
Russia
Deposit
Varvara
130 km
20 km
Map legend
Road
Railway
Transportation route

Source: Polymetal

The mine site is serviced by a well-constructed public road, and is connected to the Kazakhstan power grid, from which it derives all its electricity requirements.

2.2.1.2. Climate and physiography

The climate is continental, with strongly pronounced four seasons. Average temperatures in January are approximately -15°C, with temperatures dropping as low as -42°C in the winter. Winter snow cover is between 100 mm and 500 mm. Summer average temperature in July is 19 to 22°C, with a maximum of approximately 40°C. Annual average rainfall ranges between 240 mm and 350 mm in the northern areas and 240 mm to 280 mm in the south.

2.2.1.3. Land tenure

The asset's mineral licence is held in the name of JSC Varvara, a wholly owned subsidiary of Polymetal. License details are summarised in Table 2.22.

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Table 2.22 Varvara mineral licenses

License	Site subject to licensing	Status and area	License Term Award	License Term Expiry	Acting amendments
MG 666	Exploration and development of Au ore Varvara deposit, in Taranovskiy region of Kostanay territory	Mining allotment 3.26 km²	30.05.1996	30.05.2021	None
MG 866	Prospecting in Taranovskiy, Fyodorovskiy and Komsomolskiy regions of Kostanay territory for precious and non-ferrous metals	Mining allotment 533 km²	30.05.1996	30.05.2021	None

Source: Polymetal

2.2.1.4. Anticipated mine life and exploration potential

The company plans mining from the open pit until 2017, when current reserves are depleted. Processing operations are planned until stockpiles are exhausted in 2022. Processing is not dependent upon the mine license. Exploration in the vicinity of the mine area is continuing on a small scale in order to identify potential for extension of the mine life.

2.2.1.5. Ownership structure

The asset is wholly owned by JSC Varvara, whose registered office is located in Kostanay.

2.2.1.6. Native title

The land around the mine and mining area of Varvara does not include any areas of traditional inhabitancy, nor does the mine interfere with the economic activity of the local populace.

2.2.1.7. Exploration and development history

Exploration of the deposit started in 1995 and continued, with amendments, until 2009.

The former owner of the mine, European Minerals Corporation, started the process of licensing the operation in 2005 and presented its mine plan with Ore Reserves as of 1 January 2005.

On 27 June 2008, the process of acquiring the project was started by Polymetal after an extensive due diligence undertaken by Price Waterhouse Coopers. The project was presented to the government of Kazakhstan for approval in October 2008, and development permission was granted that year. The purchase agreement was concluded in late October 2009.

2.2.1.8. Production history

The mine commenced production of gold in December 2007 and Cu-Au concentrate in March 2008. In the first quarter of 2009, Varvara produced a total of 13,599 ounces of gold and 1,743 tonnes of copper recovered to concentrate.

2.2.2 Geology

2.2.2.1. Regional geology

The Ural Mountains formed during the Paleozoic as a result of collisional tectonic processes. These processes led to the formation of numerous mineral deposits, many polymetallic in nature, aligned along the north-south trend of the tectonic zones. Spatial and temporal relationships suggest that the orogenic event and the presence of hydrothermal mineralising fluids are linked (Sazonov et al, 2001).

The Urals are divided into three tectono-magmatic sectors, comprising the Main Uralian fault zone and two sectors with tectonically imbricated island arc, active continental margin and continental zones. Lower Paleozoic oceanic crust is only preserved within sutures between major slices of volcanic arc and continental rock associations (Lehmann et al, 1999). Gold mineralisation occurs in all three sectors.

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110929_V1077_Polymetal_CPR_Final Page 53 During the Late Carboniferous to Early Triassic, gold-bearing quartz vein lodes were formed in structural traps. These types of deposits form the bulk of the larger deposits within the Urals. These deposits are believed to be coeval with the Permian to Early Triassic granites but spatial relationships with gold mineralisation have not been observed. The Varvara deposit is a skarn-type deposit located on the south eastern projection of the Urals Fold Belt, within the north-south striking Silurian-Devonian Denisovskaya structural belt and the younger, superimposed, Carboniferous-age Pervomaisky trough. The region is colloquially termed the Dzhetygarinskaya Gold Belt. 2.2.2.2. Local geology Information on the local geology, mineralisation and resource estimation procedures adopted by Polymetal are detailed in an internal Polymetal geology report for Varvara (2010) titled Open Pit Mining at the Varvara Field. Mining Planning Stage. Locally, the Varvara deposit is largely contained within the eastern, downthrown side of the north-eastsouth- west striking, Early Palaeozoic, Varvarinsky Fault Zone and appears to be associated with unconformities between Middle Devonian and Early Carboniferous strata. Major north-south and northeast-southwest striking faults are associated with the Varvarinsky Fault Zone. These faults are displaced by younger east-west striking faults. The stratigraphy typically dips at 40° to 50° to the east, with the dip steepening towards the west. 2.2.2.3. Mineralisation The Varvara deposit hosts gold and copper mineralisation (with minor silver) along structures striking approximately north-northeast (020°) and dipping at approximately 70° to the east, with the exception of the Riverside Zone where the dip shifts to approximately 70° to the west. Mineralisation is discontinuous over a broad strike length divided by Polymetal into five zones. An open pit is operational in the Central Zone. A shallow oxide zone occurs within 10 m to 50 m of the surface but has largely been mined out in the Central Zone. 2.2.3 Mineral Resource estimate 2.2.3.1. Drilling and sampling Definition of individual zones is undertaken using diamond drilling, with infill grade control drilling in the open pit (currently located within the Central Zone) using blast hole (BH) and reverse circulation (RC) drilling. Trench samples were collected whilst mining through the oxide portions of the deposit but this has now ceased as only sulphide material is currently being mined. Samples are processed and analysed at an on-site laboratory, with Tzentregeoanalit Laboratory and Alex Stewart International Corporation being used as control and umpire laboratories respectively. QAQC results are available for the period October 2008 to December 2010. Certified reference material (CRM) for gold analysed on site and at the control laboratory show very poor performance, with a large scatter of results and a general low bias, which is not evident in samples processed at the umpire laboratory. The general low bias in the gold assays varies from 5% to 20% and averages approximately 10% for the four gold CRMs most consistently used. The bias identified in the gold assays is consistent, so actual sample grades may be higher than reported. Whilst this provides potential upside to the resource, there is a risk that blocks close to the economic cut-off may be misclassified as waste. Copper CRMs generally performed well at all laboratories. Although many of the assay results fell well outside of the acceptable CRM limits (±3 standard deviation limit), no sample batches were re-analysed. This is an area of concern and should become a priority focus area for Polymetal. Duplicate samples of coarse crush material perform well up to 6 g/t gold when a bias towards higher grades in the duplicate samples becomes evident. Gold duplicates generally show poor precision, however copper duplicates perform well. Blanks perform consistently well and suggest that contamination is not a major issue in sample preparation. Reconciliation data from mining activities has restored some of the confidence lost following the QAQC analysis. M-137

110929_V1077_Polymetal_CPR_Final Page 54 2.2.3.2. Bulk density determination A total of 382 density samples have been collected in two phases: ? 87 samples collected by the Zhetigarenskaya exploration company in 1990. ? 295 density samples from test work undertaken in January 1997 and October 1997 by JSC Varvara. In waste areas, where no grade estimate was available, density was assigned per lithological zone. Where grades had been estimated, density was assigned based on a combination of the oxidation level and estimated gold and copper grades. Density data needs to be collected on an ongoing basis to test the reliability of the historic density data and to allow for the estimation of density values for individual lithology and oxidation environments. 2.2.3.3. Geological interpretation Attempts to model the numerous discontinuous mineralised zones have proven very difficult historically. Polymetal has avoided the traditional approach of creating wireframe models per individual zone. With this complexity in mind, Polymetal chose to use an indicator estimation approach to aid the modelling of mineralisation zones, with wireframe models used only to limit the outer extents of the indicator estimation. The indicator study was undertaken for gold and copper separately. Indicator coding was based on a grade threshold of 0.1 g/t for gold indicators and 0.1% for copper indicators following analysis of log probability plots for Au and Cu. A nearest neighbour technique was used to assign the indicators to the blocks and define the mineralised domains. This is not an optimal approach, but should not create too much of a conditional bias issue, particularly where the deposit is well drilled and has higher confidence levels reported in the classification. 2.2.3.4. Data analysis Diamond drill (DD) samples from the Central Zone were compared with the grade control BH and RC samples occurring in the same localities to determine if a bias existed between them. Whilst the average grades of the different datasets are comparable, a smoothing of grades in BH drillholes, and to a lesser degree RC drillholes, is evident when compared to the DD drillholes. This smoothing of grade may indicate grade smearing during drilling or may reflect the lower variability of the larger samples collected in BH and RC drilling. Grade estimation is undertaken using Ordinary Kriging. Minimal top capping of extreme gold values was applied prior to estimations and may not be sufficient to avoid local block estimates being overestimated in the presence of high grades (conditional bias). The impact is minimised where a high data density exists (areas likely to be classified as Measured or Indicated) but more prevalent in areas of sparse drilling (likely to be classified as Inferred). The potential conditional bias could be overcome through the application of more severe top capping values, or through the use of an alternative estimation technique such as Multiple Indicator Kriging (MIK) or Conditional Simulation, which are less susceptible to conditional bias introduced by extreme grades and do not require top capping. 2.2.3.5. Variography Variograms were only modelled in the Central Zone where the data is most dense, with parameters derived from this zone used in all other zones. These parameters were modified for the other zones in that the rotation parameters were adapted to the known geological structures, and the nugget effect was modelled separately for each zone using the relevant downhole variogram. Variography was performed by examining the log-transformed variogram for the along strike, down dip, and true thickness directions. No other directions were examined within the plane of the mineralisation. After determining the ranges from the log-transformed variograms, the sill values were determined from traditional variograms. Polymetal’s approach to variography is not considered rigorous enough. Experimental variograms need to be calculated per zone and need to identify the direction of maximum continuity within the plane of mineralisation. Based on the current parameters, the grade continuity will not be correctly represented, which could lead to errors in local grade estimates. M-138

110929_V1077_Polymetal_CPR_Final Page 55 2.2.3.6. Resource estimation The diamond drill grid in well informed areas of all zones is 50 mE by 50 mN. The grade control drilling in the Central Zone is spaced at 5 mE by 10 mN. Ordinary Kriging was used to independently estimate copper and gold grades into the indicator-coded block model. Validations undertaken show that the estimate validates well globally or even regionally; however, visual validations indicate that the Ordinary Kriging used does not provide a particularly good local estimate, likely due to the variogram and search parameters used. Resources have been classified into Measured, Indicated and Inferred categories. Measured Resources have only been reported from the Central Zone, where a dense RC and BH drill grid exists. A surface was constructed along the basal contact of the deepest RC drillholes and translated down by half the variogram range of the first structure (25 m). Any blocks above this translated surface estimated within the first search (set at the range of the variogram) were classified as Measured Resources and those estimated in the second search (double the variogram range) were classified as Indicated Resources. For all other areas, blocks were classified as Indicated Resources if estimated using the first search, and Inferred Resources if estimated using the second search. The use of classification criteria based purely on statistical measures is evident when visually reviewing the classification categories relative to the drillholes. Zones of Indicated Resources encompass individual drillholes within a broader zone of Inferred Resource. Snowden considers this inappropriate as Indicated Resources should be based on laterally continuous areas that are well informed rather than on individual drillholes and the Indicated Resource should extend between drillholes in many instances. Snowden considers the current resource classification to be appropriate for Measured Resources in the Central Zone. The volume and density of data as well as production data from the Central Zone all contribute to the confidence associated with the resource estimate and have helped overcome deficiencies evident in the QAQC data. A revised classification approach proposed by Snowden will increase Indicated Resources in the vicinity of current and planned mining activities but will decrease Indicated Resources in more sparsely drilled areas and at depth. Overall, Indicated Resources would increase by approximately 5% if the new classification approach were adopted. The reported resource is provided in Table 2.23. Mineral Resources have been reported using COGs outlined below (copper cut-offs used are based on metallurgical requirements): ? Low grade copper (oxide): Au>=0.33 g/t and Cu<0.1% ? Low grade Cu: Au>=0.52 g/t and Cu<0.2% ? High grade Cu: Cu>=0.2%. Snowden has reproduced the Mineral Resource figures provided by Polymetal. M-139

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Table 2.23 Varvara Mineral Resources reported exclusive of Ore Reserves as of 1 July 2011

Varvara Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Copper grade (%)	Au eq grade (g/t)	Gold metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Measured							
Float	0.40	0.55	0.39	1.16	7	3	15
Leach	1.14	0.74		0.74	27	N/A	27
Stockpile (HGCP)	3.17	0.73	0.40	1.36	74	28	138
Total Measured	**4.71**	**0.72**	**0.40**	**1.19**	**109**	**32**	**180**
Indicated							
Float	6.09	0.52	0.44	1.21	101	59	236
Leach	15.62	0.91		0.91	455	N/A	455
Stockpile (HGCP)	1.98	0.34	0.31	0.83	22	14	53
Total Indicated	**23.68**	**0.76**	**0.41**	**0.98**	**578**	**73**	**744**
Measured + Indicated							
Total Measured	4.71	0.72	0.40	1.19	109	**32**	180
Total Indicated	23.68	0.76	0.41	0.98	578	**73**	744
Total Measured + Indicated	**28.39**	**0.75**	**0.41**	**1.01**	**687**	**105**	**924**
Inferred							
Float	4.72	0.62	0.56	1.48	93	58	225
Leach	8.18	1.30		1.30	343	N/A	343
Stockpile (HGCP)	0.60	0.15	0.20	0.47	3	3	9
Total Inferred	**13.50**	**1.01**	**0.52**	**1.33**	**439**	**61**	**576**
Measured + Indicated + Inferred							
Measured	4.71	0.72	0.40	1.19	109	32	180
Indicated	23.68	0.76	0.41	0.98	578	73	744
Inferred	13.50	1.01	0.52	1.33	439	61	576
Total Measured + Indicated + Inferred	**41.88**	**0.84**	**0.44**	**1.11**	**1,125**	**165**	**1,500**

Source: Polymetal
Notes:
1. Mineral Resources are reported above an economic cut-off within an optimised pit, where both gold and copper grades are considered.
2. Resources are exclusive of those Mineral Resources modified to produce the Ore Reserves.
3. 2.0 Mt of high grade copper "powder" (HGCP) material is currently stockpiled, with the remainder of this material planned to be sent to a stockpile as it cannot currently be processed.
4. Metal prices for Resource estimation: Au=1,150$/oz Cu=8,400 $/t.
5. Au eq (Gold equivalent) based on ratios of 1 t Cu = 5 oz Au.

2.2.3.7. Varvara previously published Mineral Resources

Varvara Mineral Resources previously published as at 1 January 2011 are provided in Table 2.24.

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Table 2.24 Varvara Mineral Resources as at 1 January 2011

Varvara Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Copper grade (%)	Au eq grade (g/t)	Gold metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Measured + Indicated + Inferred							
Measured	5.00	0.74	0.40	1.20	119	32.7	193
Indicated	23.90	0.76	0.41	0.98	582	74.0	750
Inferred	13.50	1.01	0.52	1.32	437	60.7	575
Total Measured + Indicated + Inferred	**42.40**	**0.83**	**0.44**	**1.11**	**1,138**	**167**	**1,518**

Source: Polymetal

Reduction in Resources between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity.

2.2.4 Hydrogeological and geotechnical

2.2.4.1. Geotechnical data and analysis

The pit slope design criteria at Varvara were developed by Knight Piésold, of Denver, Colorado, using seven boreholes. The Knight Piésold report was written in June 1998 for Bateman Engineering which undertook a Feasibility Study for the mine. Snowden has reviewed this report and believes it adequately evaluates the geotechnical requirements.

2.2.4.2. Hydrogeology data and analysis

Knight Piésold completed a hydrogeological study for the project on 29 June 1998. The hydrogeological study was extensive and included review of over 120 boreholes drilled by the Soviets, aquifer modelling, and a dewatering well design, including costs. Snowden has reviewed this report and finds it appropriate to sustain the reserve.

Polymetal has provided Snowden with a summary of dewatering activity and aquifer analyses that satisfactorily demonstrates that this aspect of the project has low risk and is well managed.

2.2.4.3. Geotechnical design criteria

The pit wall angles applied at Varvara are tabulated in Table 2.26. Snowden's observation of the slope stability at the mine confirms the appropriateness of these criteria.

2.2.5 Mining

Varvara is an open pit mine that uses conventional truck, shovel, drill and blast mining to move material to either the nearby concentrator, or the nearby waste dump. All material is drilled and blasted prior to being excavated. Because of the highly variable nature of the ore, and the different ore streams that are available, Polymetal employs a rigorous grade control drilling program before mining a bench to ensure ore is not misdirected.

In the pit, ore is segregated by copper grade as well as by the degree of oxide or sulphide mineralisation it contains. This segregation system is used so that the ore types can be directed towards the appropriate process circuit. The way the ore is segregated is described in Table 2.25 below.

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Table 2.25 Varvara definition of ore types

Process type	Feed source	Cu
Flotation	High grade Cu lump ore (HGCF)	>= 0.2%
Cyanidation	Low grade Cu lump ore (LGCF) Low grade Cu weathered (LGCP)	< 0.2% < 0.1%
Stockpile	High grade Cu weathered (LGCP)	>= 0.1%

Source: Polymetal

2.2.5.1. Economic limits

To verify the economic limits, Snowden used pit optimisation software based on the Lerchs-Grossman algorithm (Whittle 4X) to prepare a parallel mining inventory estimate using the assumptions and resource model provided by Polymetal. These assumptions are documented in Table 2.26.

Table 2.26 Varvara open pit assumptions

Assumption	Value	Degrees
Pit slopes	Weathered rock	
	Bearing 0-90	35
	Bearing 90-270	30
	Bearing 270-0	36
	Solid Rock	42
Mining cost		Several cases examined
Metal Prices	Au	$900/oz
	Cu	$65/10kg
GOLD process recovery	LGCP	80.60%
	HGCF Au<=0.30	-228.36(Au.G)^2+202.78*Au.G+2.2746
	HGCF Au>0.30	15.051*ln(Au.G)+58.692
	LGCF Au<=1.0	-35.714(Au.G)^2+105.34*Au.G+12.036
	LGCF Au>1.0	0.0009*(Au.G)^4-0.0172*(Au.G)^3+0.06148(Au.G)^2+0.564*Au.G+88.901
Cu Recovery	HGCF Au>0.30	7.5395*ln(Cu.G)+83.27
	LGCF Au<=1.0	
Process cost	LGCP	8.40 $/t
	HGCF	7.03 $/t
	LGCF	9.20 $/t
Discount rate		10%

Source: Polymetal

2.2.5.2. Snowden review process

To determine the veracity of the supplied designs Snowden undertook a parallel open pit optimisation using the supplied Mineral Resource model and supplied assumptions as outlined in Table 2.26.

A graphical comparison of the $0.93 per tonne optimum pit shell to the Polymetal design is presented in Figure 2.7. The shell at $0.93 per tonne was chosen because this is the Polymetal estimated unit mining cost for 2010. Generally the shape of the shell matches the pit design, although in a few areas the new shell extends outside the pit design, and in one instance, a new satellite pit is possible.

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110929_V1077_Polymetal_CPR_Final Page 59 Figure 2.7 Snowden pit shells compared to Polymetal design for Varvara Source: Snowden 2010 Snowden has tested various mining costs in the optimisation software to examine the impact of increasing the costs on the ultimate shell. Snowden has found that for an elevated mining cost of $1.38 per tonne, the Ore Reserves reported by Polymetal are similar. This demonstrates that the inventories reported by Polymetal are robust with respect to the changes in either recoveries recommended by Snowden, or to mining costs from external influences. 2.2.5.3. Mine design Snowden was presented with a mine design that demonstrated the viability of the operation, and given the assumptions and identified equipment, Snowden considers the predicted production estimates are achievable. M-143

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Snowden reviewed the period mine plans presented by Polymetal and found them to be consistent with the production schedule, achievable and appropriate.

2.2.5.4. Equipment selection

Polymetal has upgraded the fleet in 2010, with further upgrades planned for 2011. The current and required mining fleet for the remainder of the mine life is presented in Table 2.27.

Snowden has reviewed the capability of this fleet in detail with respect to the conditions expected at Varvara and has concluded that the fleet is more than capable of meeting projected needs of the mine.

At Varvara, the trucks are maintained using a Maintenance and Repair Contact (MARC) with the local Caterpillar dealer (Borusan Makina). Snowden is of the opinion that this is appropriate for the location and that this arrangement will facilitate sustained production.

Table 2.27 Varvara equipment schedule by year

Equipment		2011	2012	2013	2014	2015	2016	2017
Drills	DM30	5	5	5	5	5	4	3
	T3W	1	1	1	1			
Loading tools	PC 3000	2	2	2	2	2	2	2
	PC 1250	1	1	1	1	1	1	
	CAT 385	2						
	EKG-10	1	1	1	1	1	1	1
	RH120E	1						
	992G	1	1	1	1	1	1	
	998H	1	1	1				
Dozers	D9R	4	4	4	4	4	4	4
	65E12	1	1	1	1	1	1	1
	834H	1	1	1	1	1	1	1
	D7R	1	1	1	1	1	1	1
Trucks	777	19	27	27	27	27	23	12

Source: Polymetal

2.2.6 Ore Reserves estimation

Table 2.28 summarises the Ore Reserves at Varvara as of 1 July 2011.

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Table 2.28 Varvara Ore Reserves, as of 1 July 2011

Varvara Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Copper grade (%)	Au eq grade (g/t)	Gold metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Proved							
Float	1.91	0.93	0.67	1.97	57	28	121
Leach	1.82	0.90		0.90	53	N/A	53
Float stockpile	0.52	0.50	0.26	0.90	8	3	15
Leach stockpile	2.39	0.55		0.55	42	N/A	42
Total Proved	**6.64**	**0.75**	**0.58**	**1.08**	**160**	**31**	**231**
Probable							
Float	8.06	0.76	0.44	1.44	196	78	373
Leach	13.75	1.04		1.04	462	N/A	462
Float stockpile	-	-	-	-	-	-	-
Leach stockpile	-	-		-	-	N/A	-
Total Probable	**21.81**	**0.94**	**0.44**	1.19	**658**	**78**	**835**
Proved + Probable							
Float	9.96	0.79	0.48	1.54	253	106	494
Leach	15.57	1.03		1.03	515	N/A	515
Float stockpile	0.52	0.50	0.26	0.90	8	3	15
Leach stockpile	2.39	0.55		0.55	42	N/A	42
Total Proved + Probable	**28.45**	**0.89**	**0.47**	**1.17**	**818**	**109**	**1,066**

Source: Polymetal

Notes:

1. Copper grades apply to float (HGCF) ore only.
2. Float Reserves calculated using a mining loss of 2.9% and dilution of 8.5%, at a cut-off grade of 0.60 g/t Au.
3. Leach Reserves are derived from LGCP and LGCF ore. LGCF calculated using a mining loss of 2.4% and dilution of 9.5%, at a cut-off grade of 0.60 g/t Au.
4. LGCP calculated using a mining loss of 1.7% and dilution of 6.4%, at a cut-off grade of 0.40 g/t Au.
5. Dilution grades applied at 0.04 g/t Au and 0.02% Cu for all types.
6. Metal prices for Reserve estimation: Au=900$/oz Cu=6,500$/t.
7. Au eq (Gold equivalent) based on ratios of 1 t Cu = 5 oz Au.

2.2.6.1. Varvara previously published Ore Reserves

Varvara Ore Reserves previously published as at 1 January 2011 are provided in Table 2.29.

Table 2.29 Varvara Ore Reserves as at 1 January 2011

Varvara Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Copper grade (%)	Au eq grade (g/t)	Gold metal (koz)	Copper metal (Mlb)	Au eq metal (koz)
Proved + Probable							
Float	11.20	0.78	0.50	1.56	280	124	561
Leach	16.60	1.02		1.02	543		543
Float stockpile	0.40	0.47	0.31	0.95	6	3	12
Leach stockpile	2.40	0.59		0.59	45		45
Total Proved + Probable	**30.60**	**0.89**	**0.50**	**1.18**	**875**	**127**	**1,162**

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 62 Reduction in Ore Reserves between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity. 2.2.7 Metallurgical infrastructure and materials handling Varvara site has a modern processing plant with plant capacity of 4.2 Mtpa of ore. The mine commenced production of gold in December 2007 and Cu-Au concentrate in March 2008. The Varvara processing plant has two processing lines: ? Line 1: For processing of gold and copper ore with a low copper grade — LGCF and LGCP or conventionally “gold” ore ? Line 2: For processing of gold and copper ore with a high grade of copper — HGCF or conventionally “copper” ore. Each Line has a process flowsheet which are presented in schematic flow diagram in Figure 2.8. Figure 2.8 Varvara processing flow sheet — line 1 and line 2 Source: Snowden The ore processing stages for each line are: ? Mining and separation into two ore types (depending on gold and copper content) and stockpiled ? Coarse crushing of the blasted rock mass to a size of -250 mm (separately for gold and copper ores) ? Crushed ore transportation to the HGCF or LGCF warehouse, depending on grade/classification of the ore being crushed ? Two-stage grinding of the crushed ore to a size of 80% — 75 ìm, with SAG milling during first stage. M-146

110929_V1077_Polymetal_CPR_Final Page 63 The additional processing stages for the HGCF line are: ? Flotation of the milled HGCF ore — concentration of the gold and the main part of the contained copper into concentrate ? Flotation concentrate thickening and filtration ? Thickening of the rougher tailings with solids to the LGCF cyanidation section or feeding of rougher tailings directly to the tailings pond — since May 2010. The additional processing stages for the LGCF line are: ? Cyaniding of LGCF milled ore together with the dewatered rougher tailings (until May 2010) from the HGCF line ? Gold extraction into the activated carbon phase (carbon in pulp — CIP) ? Carbon separation from the pulp followed by gold and silver desorption, acid washing and thermal regeneration of the activated carbon ? Separate gold and silver electrowinning processes followed by smelting to obtain the doré alloy ? Neutralisation of tailings with their subsequent delivery to the tailings storage facility. Final products produced at the Varvara process plant are a copper concentrate with copper content at least 17% and doré alloy with gold content at least 85%. Polymetal provided Snowden with an internal report on Varvara for evaluation (Polymetal, 2010 (3)), which had been translated into English. 2.2.7.1. HGCF copper recovery Initial copper recoveries (February 2008 to September 2009) into the copper concentrate were low during ramp-up, but recoveries (70% to 90%) since October 2009 are in agreement with the Polymetal forecasts for copper recovery from HGCF ore. 2.2.7.2. HGCF gold recovery The original processing flow sheet for HGCF ore was flotation of a Cu-Au concentrate followed by cyanidation of the flotation tailing to recover contained gold. Since May 2010, Polymetal has informed Snowden that the cyanidation of the flotation tailing has been discontinued and the tailings are disposed of directly into the tailings storage facility after dewatering stage. Snowden considers that the Polymetal algorithm proposed for use in the financial model can be optimistic due to the gold lost to the rougher tailings (as a result of the non-treatment of these tailings since May 2010) as they form part of this algorithm. 2.2.7.3. LGCF gold recovery Polymetal uses two equations in the economic study to define the gold leach recovery from LGCF ore at various head grades. In Snowden?s opinion, the equation used for the range 0.4 g/t Au to 1.1 g/t Au does not closely fit the available plant operating data for the period February 2008 to September 2009. A better fit can be provided by also considering the plant data after September 2009. 2.2.8 Tailings and waste management 2.2.8.1. Waste dumps Varvara has several large waste dumps adjacent to the mine. Approximately a third of all mined waste rock is acid generating and will be segregated from the non-acid generating waste rocks. Appropriately constructed waste enclosures will be built to store the waste materials. Snowden has reviewed the design and construction of these dumps and determined that these are appropriate and have sufficient capacity, to support the reserve. 2.2.8.2. Tailings dam Polymetal uses a tailings facility adjacent to the mine site. Snowden has reviewed the facility design and found that it has sufficient capacity to support the reserve. The capacity of the tailings dam is M-147

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approximately 50 Mm^3, whilst the expected total volume of tailings to be generated is approximately 30 Mm^3.

2.2.9 Infrastructure

The Varvara operation is located in a developed area with good infrastructure. The layout of the operations is given in Figure 2.9.

Figure 2.9 Varvara site layout


North
Tailings Dam
Open Pit
Offices and Workshops
Waste Dumps
Process Plant
Ore Stockpiles
Water Storage

Source: Snowden

2.2.9.1. Power supply

The electrical power needs of the project are 23.2 MV. A 50 km electrical transmission line has been laid from the project site to a location near Tobol. Polymetal has a power supply contract in place with Kazakhstani government.

2.2.9.2. Water supply

Water for the processing plant comes from the pit dewatering wells. The water is pumped into the tailings water storage facility, and then eventually to the plant. Drinking water supply comes from a water purification system.

2.2.9.3. Mine Access

Daily flights are available from Almaty to Kostanay to reach the Varvara Mine. There exists a road network from Kostanay to Rudny, including the main highway, Rudny-Tobol.

Railway access is also available via Bataly junction. A new railway has been built from Varvara Mine to Bataly, with rail access provided to the mining plant.

2.2.9.4. Transportation logistics

Personnel are transported to the facility from the neighbouring cities of Rudny and Lisakovsk. A bus service is also available from Varvarinka to Kostanay. Production spare parts and consumables are delivered to the production site by railway. Equipment and other freights are transported by railway with utilisation of transport infrastructure of Bataly junction. Concentrate is transported by railway to Tobol station and onward by railway.

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2.2.10 Social / manpower

2.2.10.1. Manpower

Management positions (General Manager, Mining Manager and chief technical positions) are occupied by foreign specialists whilst the majority of personnel are recruited locally.

The mining operations employ 165 personnel and the processing plant has a complement of 94. Engineering and maintenance have 327, and administration 55 for a total of 641 employees and contractors. There are 62% employees and 38% contractors working at the Varvara mine.

The mine provides technical and operating training to its workforce as required.

Snowden accepts that the mine has responsible and functional processes for employee engagement and training levels to accomplish the production targets.

Snowden considers the projected mine operations staffing adequate to achieve the Company's mine production targets.

2.2.10.2. Health and safety

Health and safety policies for the operation are comprehensive and rigorously implemented. Protective personnel equipment is mandatory. Disciplinary action is taken against any personnel not adhering to policies.

There is a clinic on site which can deal with minor injuries and illnesses. Serious injury cases are transported to Kostanay by road or air depending on the urgency.

Three year safety statistics for the operation are given in Table 2.30.

Table 2.30 Varvara three year safety statistics

Statistics	units	2008	2009	2010
Fatality Rate	No/ man hours	n/a	0.00	0.00
LTIFR	No/ man hours	n/a	0.00	1.10
RIFR	No/ man hours	n/a	0.00	1.10

Source: Polymetal

The operation has had no fatalities in the past three years, and declining Injury Free Rates demonstrate well implemented safety standards.

2.2.10.3. Community relations, plans and programmes

Polymetal activities in Kazakhstan on public relations are carried out using the same principles as in the Russian operations. Social programs are implemented through agreements on economic and social cooperation. The agreements components are determined by the project management in the course of continuous interaction with local authorities, non-governmental organisations and the local population. The outcomes of the consultation process results in the highest priority projects being included into the agreement.

In 2010 within the framework of Memorandum in the Republic of Kazakhstan, Polymetal allocated funds for the following:

- establishment of a "Centre of Development of the Kazakhstan Nations' Languages" in Taranovskoye Village – repair of premises, purchase of furniture, etc.
- repair of premises, purchase of computer equipment and furniture for the secondary school in Varvarinka Village
- purchase of an infant incubator for the Taranovsky central district hospital
- fabrication and installation of a mini-football field with artificial turf in Taranovskoye village
- JSC Varvara is also a member of the "Club of Patrons in the Kostanay Region" and allocates funds for that associations.

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110929_V1077_Polymetal_CPR_Final Page 66 Snowden is of the opinion that there are no community relations issues that will impair the Company?s ability to meet its corporate targets. 2.2.11 Environment 2.2.11.1. Permitting requirements AO Varvara is in possession of a permit for environmental emissions in accordance with the environmental protection legislation of the Republic of Kazakhstan, which was issued on 1 January 2009 and expires on 31 December 2011. 2.2.11.2. Environmental management systems The Company has an Environmental and Industrial Sanitation Management System (EISMS) in place compliant with the requirements of national and international environmental standards. The System was brought into action based on the order of the Company’s then General Director, No. 087 dated 12 January 2005. Polymetal complies with local and international environmental policies. The company pays compensation for the use of natural resources and for contaminants emissions into the environment, and has a comprehensive permit for contaminants emissions into the environment. 2.2.11.3. Site specific environmental details Baseline studies into the soil, fauna and flora have been carried out by AATA International, Inc. and others (Bateman, 1998). Due to lack of industrial activity or lack of population centres in the area, major air pollutants of concern, such as nitrous oxide, carbon monoxide and sulphur (S) dioxide were assumed to be non-existent and confirmed by “Hydrometeo”, the local meteorological agency. Polymetal has plans in place for reclamation. At the conclusion of the mining operation, the waste dumps, grouped into potentially acid generating and non-acid generating, the tailings impoundment and the heap leaching area will be reclaimed. 2.2.11.4. Environmental closure provision An amount of $12.2 M has been budgeted for environmental closure, comprising waste and tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on a full closure plan for the Varvara operations. The closure cost estimate is in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost. Snowden is of the opinion that this approach is reasonable, and the reported estimate is reflective of the expected closure costs. 2.2.12 Historical and forecast production statistics The historical mine production at Varvara is provided in Table 2.31 and process production in Table 2.32. M-150

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Table 2.31 Varvara three year mine production history

	unit	2009	2010	1H 2011
Waste	kt	3,396	21,955	14,322
Gold ore	**kt**	**431**	**2,659**	**1,127**
Au grade	g/t	3.87	0.87	0.82
Copper ore	**kt**	**413**	**752**	**579**
Au grade	g/t	1.73	1.00	1.05
Cu grade	%	1.27%	0.70%	0.74%
Total rock (waste+ore)	**kt**	**4,240**	**25,366**	**16,029**
Stripping ratio	Waste:Ore (t:t)	4.0	6.4	8.4

Source: Polymetal

Table 2.32 Varvara three year process production history

	unit	2009	2010	1H 2011
Ore-cyanidation	**kt**	**397**	**2,283**	**1,220**
Au grade	g/t	1.0	1.10	1.10
Au recovery to cathode	%	78.4%	77.2%	80.8%
Au recovery to Dore	%	99.8%	99.8%	99.8%
Au in doré	**t**	**0.26**	**1.90**	**1.03**
Ore - flotation	**kt**	**113**	**793**	**467**
Au grade	g/t	1.30	1.10	1.26
Cu grade	%	0.92	0.71	0.88
Conc yield	%	3.8%	3.2%	2.4%
Au recovery	%	77.0%	54.6%	63.4%
Cu recovery	%	83.3%	81.8%	89.5%
Concentrate	kt	32.1	25.5	11.4
Au grade	g/t	15.00	19.40	31.35
Cu grade	%	18%	18%	31%
Au produced	**t**	**0.39**	**2.44**	**1.39**
Cu produced	**kt**	**1.05**	**4.00**	**3.51**
Au eq	**t**	**0.57**	**3.20**	**2.08**
Au eq	**koz**	**18.2**	**102.7**	**66.9**

Source: Polymetal

Forecast mine production for the remaining life of operation production plan is given in Table 2.33. Snowden is of the opinion that this schedule is appropriate and achievable.

Forecast process production for the remaining life of operation production plan is given in Table 2.34.

Snowden is of the opinion that this schedule is appropriate and achievable.

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Table 2.33 Varvara forecast mining schedule

	unit	Total	2H 2011	2012	2013	Total 2014-2017	Average 2014-2017
Waste	kt	**152,602**	**12,757**	**30,420**	**27,525**	**81,900**	**20,475**
Gold ore	kt	**21,878**	**2,598**	**4,730**	**3,780**	**10,770**	**2,693**
Au grade	g/t	**0.73**	0.95	0.62	0.65	**0.76**	**0.76**
Copper ore	kt	**13,070**	**754**	**2,250**	**3,195**	**6,870**	**1,718**
Au grade	g/t	**0.73**	0.89	0.71	0.86	**0.66**	**0.66**
Cu grade	%	**0.43%**	0.37%	0.41%	0.57%	**0.38%**	**0.38%**
Total rock (waste+ore)	kt	**187,550**	**16,110**	**37,400**	**34,500**	**99,540**	**24,885**
Stripping ratio	t:t	**4.4**	3.8	4.4	3.9	**4.6**	**4.6**

Source: Polymetal

Table 2.34 Varvara forecast process production forecast

	unit	Total	2H 2011	2012	2013	Total 2014-2021	Average 2014-2021
Ore - cyanidation	kt	**17,962**	**1,508**	**3,160**	**3,160**	**10,134**	**2,534**
Au grade	g/t	**0.96**	1.32	0.88	0.90	**1.0**	**1.0**
Au recovery - cathode deposit	%	**81.8%**	87.5%	79.6%	80.7%	**81.9%**	**81.9%**
Au recovery – doré	%	**99.8%**	99.8%	99.8%	99.8%	**99.8%**	**99.8%**
Au in doré	t	**14.18**	1.74	2.21	2.29	**7.94**	**1.99**
Ore - flotation	kt	**10,488**	**414**	**1,040**	**1,040**	**7,994**	**999**
Au grade	g/t	**0.77**	0.65	0.84	1.48	**0.68**	**0.68**
Cu grade	%	**0.47**	0.28	0.54	1.16	**0.38**	**0.38**
Yield	%	**3.1%**	3.3%	2.5%	5.8%	**1.8%**	**1.8%**
Au recovery	%	**69.1%**	52.3%	56.1%	64.6%	**53.2%**	**53.2%**
Cu recovery	%	**78.5%**	73.8%	78.6%	84.4%	**76.3%**	**76.3%**
Concentrate	kt	**242.7**	13.5	26.0	59.9	**143.4**	**17.9**
Au grade	g/t	**18.62**	10.45	18.86	16.60	**20.18**	**20.18**
Cu grade	%	**16%**	6%	17%	17%	**16%**	**16%**
Au in concentrate	t	**4.52**	0.14	0.49	0.99	**2.89**	**0.36**
Cu in concentrate	kt	**38.8**	0.87	4.42	10.18	**23.32**	**2.91**
Total							
Au production	t	**18.70**	1.88	2.70	3.28	**10.84**	**1.35**
Cu Production	kt	**38.8**	0.87	4.42	10.18	**23.32**	**2.91**
Au eq production	t	**26.41**	**2.05**	**3.58**	**5.31**	**15.47**	**1.93**
Au eq production	koz	**849.0**	**65.9**	**115.0**	**170.7**	**497.5**	**62.2**

Source: Polymetal

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2.2.13 Historical and forecast operating costs

Polymetal acquired Varvara in October 2009. Production costs and physicals are well documented from that point. Snowden was able to gather some information from the time of the previous ownership; however the accuracy of it cannot be verified. Historical operating costs for 2010 and six months of 2011 are given in Table 2.36 with unit historical operating costs presented in Table 2.35 below.

Table 2.35 Varvara historical unit operating cost (nominal money terms)

Type	unit	2008	2009	2010	1H 2011
Mining	$/t ore+waste	1.87	1.38	1.06	1.21
Processing	$/t processed	9.94	11.08	10.30	10.79
Overheads	$/t processed	3.77	0.76	1.70	2.05
Total	**$/t processed**	**24.38**	**20.61**	**17.80**	**23.64**

Source: Polymetal

Historical operating costs for 2010 and 6 months of 2011 are given in Table 2.36.

Table 2.36 Varvara historical cost (nominal money terms)

Area	unit	2010	1H 2011
Mining	$k	21,843	19,414
Processing	$k	27,666	17,009
Site General Costs	$k	5,240	3,453
Royalties	$k	9,185	6,218
Property Tax	$k	723	349
Total	**$k**	**64,657**	**46,443**

Source: Polymetal

The operating costs reflect appropriate trends after the investment made by Polymetal in the project and are consistent with the assumptions and operations of this nature.

Forecast operating costs are reported in Table 2.37 and Table 2.38 on total and unit cost bases.

Polymetal has estimated mining operating costs of $1.21 per tonne of material mined for the life of operations, in line with the first 6 months of 2011.

Process operating costs of $10.79 per tonne of HGCF and $8.25 per tonne LGCF ore processed have been estimated by Polymetal based on costs for the first six months of 2011. The projected operating cost for 2011 onwards, are presented in Table 2.37.

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Table 2.37 Varvara forecast LOM operating costs (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2017	Average 2014-2017
Mining	M$	**227.2**	19.5	45.3	41.8	**120.6**	**30.1**
						Total 2014-2021	Average 2014-2021
Process	M$	**280.2**	19.7	42.7	42.7	**175.2**	**21.9**
Cyanidation	M$	**193.7**	16.3	34.1	34.1	**109.3**	**27.3**
Flotation	M$	**86.5**	3.4	8.6	8.6	**65.9**	**8.2**
Royalty	M$	**43.3**	3.4	5.4	8.7	**25.8**	**3.2**
Operating expenses	**M$**	**550.7**	**42.6**	**93.3**	**93.2**	**321.6**	**40.2**
Overheads	M$	**72.5**	3.5	6.9	6.9	**55.2**	**6.9**
Property tax	M$	**17.5**	0.3	2.3	2.2	**12.6**	**1.6**
Environmental tax	M$	**18.1**	1.0	3.5	3.3	**10.2**	**1.3**
Total cash cost	**M$**	**658.7**	**47.4**	**106.1**	**105.6**	**399.6**	**50.0**

Source: Polymetal

Table 2.38 Varvara forecast LOM unit operating costs (real mid 2011 money terms)

	unit	LOM
Unit cost per oz Au eq	**$/oz**	775.9
Unit cost per tonne processed	**$/t**	23.2

Source: Polymetal

2.2.14 Forecast capital expenditure

The capital forecast for the LOM is given in Table 2.39. Adequate provision has been made in the financial model for capital costs from 2011 onwards. Snowden also agrees with the provisions made within the model for maintenance capital expenditure as indicated.

Table 2.39 Varvara forecast capital expenditure (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2021	Average 2014-2021
Total	**M$**	**71.1**	**8.1**	**18.1**	**1.5**	**43.3**	**5.9**
Environmental	M$	**22.7**	2.8	-	-	19.9	2.5
Mining	M$	**36.7**	4.1	16.6	-	15.9	8.0
Plant	M$	**11.7**	1.2	1.5	1.5	7.5	0.9

Source: Polymetal

2.2.15 Cash flow analysis

Snowden has reviewed a financial cash flow model for the Varvara operations. Production, operating and capital costs as reported have been accurately reflected. Snowden has not audited the model with regard to correctness or completeness of economic and fiscal assumptions.

The gold price and copper price forecast for the life of operations applied in the financial model are summarised in Table 2.40.

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110929_V1077_Polymetal_CPR_Final Page 71 Table 2.40 Varvara cash flow metal price assumptions (real mid 2011 money terms) Metal prices unit LOM Au price $/oz 1,020 Cu price $/t 6,520 Source: Polymetal The summary cash flow before tax is given in Table 2.41. The model forecasts a positive EBITDA for all years of operation and therefore meets the criterion of economic viability. M-155

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Table 2.41 Varvara cash flow forecast (real mid 2011 money terms)

	unit	total	2H 2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
Net Revenue	**M$**	**810.0**	**65.2**	**111.1**	**160.0**	**95.9**	**102.0**	**75.6**	**113.6**	**23.5**	**23.5**	**23.5**	**16.1**
Operating Cost	M$	**550.7**	42.6	93.3	93.2	84.8	85.7	64.4	50.5	9.8	9.8	9.8	6.8
Total cash cost	**M$**	**658.7**	**47.4**	**106.1**	**105.6**	**96.7**	**97.4**	**75.5**	**60.3**	**18.3**	**18.2**	**18.2**	**15.0**
EBITDA	**M$**	**151.3**	**17.8**	**5.0**	**54.4**	**-0.9**	**4.6**	**0.1**	**53.3**	**5.2**	**5.3**	**5.3**	**1.1**

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 73 2.2.16 Overall opinion The geostatistical approach adopted by Polymetal to model mineralised zones is considered appropriate for the sporadic nature of mineralisation when estimating the resource model. These zones need to be identified on a local scale through the ongoing grade control drilling. Block model grades broadly represent the drillhole data, however changes are recommended to the Mineral Resource classification approach adopted. These changes are expected to increase the overall Indicated Resources. Ore Reserves and the mine plan developed as a consequence of the predicted operating costs are appropriate. Forecast process production and costs are appropriate for the operations, and Snowden is of the opinion that targets are achievable. Costs have been historically well contained, and the cost of production is not expected to vary abnormally from forecast. In the cash flow model, the EBITDA is positive in all years and thus the mine and Ore Reserve meets the test of economic availability. 2.3 VORO 2.3.1 Overview 2.3.1.1. Brief description Voro is located in the Serovsky District administrative division of the Russian Federation approximately 310 km due north of the city of Ekaterinburg. The site is located at latitude 59°39?N and longitude 60°13?E at an elevation of 170 m above sea level and is accessed by road from Ekaterinburg to the town of Serov and then southeast to the community of Vorontsovska. Ekaterinburg is the main industrial and cultural centre of the Urals Federal District with a population of 1.3 M making it Russia’s fifth largest city (Figure 2.10). M-157

110929_V1077_Polymetal_CPR_Final Page 74 Figure 2.10 Voro location Source: Polymetal 2.3.1.2. Climate and physiography The mine lies on the eastern slopes of the Middle Urals which is mostly hilly country with a mean elevation of 300 m to 500 m. The climate in the region is continental with cold winters (average -20°C M-158

110929_V1077_Polymetal_CPR_Final Page 75 in December) and warm summers (average 16°C in August). The predominant land use around the mine is agricultural with significant pine forests. 2.3.1.3. Land Tenure The asset?s mineral licence is held in the name of CJSC Gold of Northern Urals, a wholly owned subsidiary of Polymetal. License details are summarised in Table 2.42. Table 2.42 Voro mineral license License Holding Company License Site subject to licensing Status and area License Term Award License Term Expiry Acting amendments CJSC Gold of Northern Urals SVE 00696 BR Exploration and development of Voro Au ore deposit by open pit mining Mining allotment 17.09.1998 31.12.2018 Amendment of 20.06.03 3.2 km [2] Source: Polymetal 2.3.1.4. Anticipated mine life and exploration potential The company plans mining from the open pit until 2020, when current Ore Reserves are depleted. Processing operations are planned until stockpiles are exhausted in 2026. Processing is not dependent upon the mine license. Exploration in the vicinity of the mine area is continuing on a small scale in order to identify potential for extension of the mine life. 2.3.1.5. Ownership structure The Voro project is owned by CJSC Gold of Northern Urals which is a 100% owned subsidiary of Polymetal. Northern Urals Gold manages six licences only one of which contains the operating mine of Voro. 2.3.1.6. Native title There are no heritage sites located within the mine license area and the company is subject only to central government regulation. Generally, in Russia, native populations do not have legal surface or subsurface rights to mineral resources. The right to mineral resources is vested in the government. 2.3.1.7. Exploration and Development History Exploration, development and production history in the area dates from 1985 when the Voro deposits were discovered. In 1998 the Company acquired the production licence for Voro and in 1999 instituted a pilot scale project to process oxide ore. In 2000, a commercial scale mining operation commenced by establishing a Heap Leach facility with a processing capacity of 800 ktpa. Construction of the processing facilities for treating the primary ore using carbon-in-pulp technology was completed in November 2004. In 2005, processing operations for the primary ore commenced with an initial operating throughput of 600 ktpa which has since increased to 900 ktpa. 2.3.2 Geology 2.3.2.1. Regional geology Detail on the regional geology of the Urals has been provided in the regional geology section for Varvara. Voro and other smaller gold occurrences occur within Siluro-Devonian volcanogenic massive sulphide (VMS), magnetite skarns and porphyry copper deposits. On occasion, younger structures have controlled the deposition of higher gold grades, suggesting progressive concentration of gold during later tectonic overprinting. (Sazonov et al, 2001) The Voro gold deposit is located in the Krasnoturyinskiy mineralised district, associated with earlymiddle- Devonian superimposed volcanic-plutonic belt (VPB). M-159

110929_V1077_Polymetal_CPR_Final Page 76 Numerous skarn magnetite and copper-magnetite deposits are developed at the contact of the carbonate rocks of Krasnoturyinskaya series with the Auerbachovskaya intrusion and associated satellite intrusions. These deposits are often characterised by anomalous gold mineralisation. Voro is located at the contact of limestones with overlying volcanogenic-sedimentary rocks (tuffs). The broader region is covered with Meso-Cenozoic sediments and a weathering profile that generally extends to a depth of 60 m. Figure 2.11 Vorontsovskoye regional geology Source: Polymetal M-160

110929_V1077_Polymetal_CPR_Final Page 77 2.3.2.2. Local geology Information on the local geology, mineralisation and resource estimation procedures adopted by Polymetal are detailed in an internal Polymetal geology report for Voro (2011). The Voro deposit is located on the Voro fault, 1.2 km from the western contact of the granite/granodiorite Auerbachovskaya intrusion. The fault forms the western limit of the deposit. The deposit outcrops to the east and is bound to the south by the Yuzhno-Peschanskoe fault. The mineralised structures can be traced to the north where a series of shear-hosted magnetite-rich bodies occur, although no economic gold mineralisation has been identified within these occurrences. The mineralised zones are complicated by geological structures, particularly low-angle thrusting and there is a high concentration of dykes within the deposit. The major mineralised zones occur within brecciated limestones formed at the contact of the limestones with the tuffs. Mineralised zones are erratic in shape, are not visually identifiable and require a dense grade controlled grid for final delineation prior to mining. Mineralisation extends away from the brecciated zones for 30 m to 40 m, and occasionally up to 80 m. A highly variable weathering pattern is developed across the deposit, with a broad oxidation surface developed to a depth of 65 m but zones as deep as 100 m are developed where karstic features have formed in the limestone. These karst features are strongly developed in the southern and eastern flanks. An extension to the main Voro deposit has been outlined to the south. The southern extension accounts for approximately 10% of the gold ounces reported. This deposit is of a similar nature geologically to the main pit but consists primarily of oxidised mineralisation. 2.3.2.3. Mineralisation Pyrite and minor arsenopyrite are the primary sulphides within the tuffs. Within the primary mineralisation (the un-weathered mineralisation), Gold occurs as free grains (15% to 32%), intergrown with host rock minerals (43% to 53%), coated with iron oxides (3% to 4%), locked in sulphides (17% to 21%) or attached to silicates (5% to 6%). Though these relationships can cause the primary ores to be refractory, recoveries of 75% to 80% have been achieved with conventional cyanidation at traditional grind sizes. Gold in oxide ores is typically free and amenable to heap leach processing. Oxide ore has formed the majority of ore processed to date, however this ore type has been largely mined out particularly in the main pit but will be supplemented by material from the southern extension. A narrow, localised zone (less than 200 m in strike) of ultra-high arsenic has been identified. Gold can occur as visible grains in this zone, with an average Gold grade of 80 g/t. This material is currently being stockpiled and blended into the plant feed. 2.3.3 Mineral Resource estimate 2.3.3.1. Drilling and sampling Exploration drilling using diamond drillholes is initially conducted on a 40 m by 20 m spacing, which is narrowed to 20 m by 20 m during evaluation drilling. This is further narrowed within identified mineralised zones to 10 m by 10 m using RC drilling. This drilling takes place prior to the commencement of mining. During mining operations, the drill grid is narrowed to 5 m by 5 m using RC drilling, with drillholes extending to 15 m. Assay information from the close-spaced RC drilling is used to define zones of mineralisation as no visual control is available. Samples are collected honouring geological contacts and are generally taken at 1 m to 2 m in length; however some samples within the mineralised zone can be much longer (up to 15.35 m). Samples are prepared at the on-site laboratory and analysed using fire assay with an atomic absorption finish. Exploration samples are processed separate to the grade control and belt samples. Snowden considers the sample preparation and analysis to be appropr iate for the style of mineralisation. Standards, duplicates and blanks were submitted as control samples. Internally developed standards performed very well, with no failures noted over a two year period. Tolerances for the internal standards are very broad however, and do not add value as control samples. Whilst no bias in the results from independent certified standards was observed there were numerous failures, most notably M-161

110929_V1077_Polymetal_CPR_Final Page 78 in the lower grade oxide standards. Independent certified standards have much tighter tolerances and should be used exclusively for testing analytical accuracy. Gold duplicates sent to an independent umpire laboratory performed well above 1 g/t, with only slight biases observed. Whilst the performance of QAQC samples could be improved, current results are not expected to materially impact the Mineral Resource. Drillhole logging data is transferred from paper logs into Excel files. Assay, survey and collar coordinates are also stored in Excel files and are used to create desurveyed drillholes in Datamine. This information is available on the mine site and is used by geologists at the Polymetal head office in St. Petersburg for geological modelling and grade estimation. Analytical data is recorded on paper sheets and transferred to Excel files by laboratory staff once assay results are available. 2.3.3.2. Bulk density determination Bulk density is assigned per block as a function of the lithologies contained within the block. Six bulk samples have been collected and their bulk density calculated to provide a comparison with the assigned densities. Bulk sample densities are lower than the assigned densities but are not considered to be significantly different considering the small number of samples collected thus far. 2.3.3.3. Geological interpretation There are no visual controls on mineralisation, so the modelling is based on grade cut-offs. Four zones were traditionally modelled, however with the oxide zones largely mined out, only a small proportion of Zone 1 remains within the oxides. Within the sulphides a low grade zone (Zone 3) is modelled on gold grades greater than 0.5 g/t, whilst a high grade zone (Zone 4) is modelled on gold grades greater than 2.3 g/t. Individual dykes are not modelled but the mineralisation wireframes do exclude zones of dyke occurrence. The geological interpretation is based on regular sectional interpretations on a spacing of five metres between sections. Each sectional interpretation is constructed independent of neighbouring section lines and no attempt is made to account for continuity of mineralisation between section lines. When viewed in three dimensions it is evident that whilst the continuity of mineralisation is broadly captured, there can be abrupt changes in the position of mineralised zones between sections using the current modelling approach. Resources are also likely overstated near the interpreted boundaries to the mineralisation although this is not expected to have a material impact on the Mineral Resource. 2.3.3.4. Data analysis The drillhole file was coded within individual zones but was not composited to a regular sample length prior to estimation. Within Zone 4 samples below 0.5 m in length (accounting for 8% of samples) are over 40% higher grade than the remaining samples. The failure to composite prior to estimation will cause the higher grade, narrower sample intervals to exert undue influence during estimation and may lead to over estimation at a local scale. Diamond drill and reverse circulation drillholes were compared to test for any bias between the two drilling types. No significant bias was noted. Samples grades are capped prior to estimation to reduce the effect of extreme grades. A capping at the 99.0 percentile for Zone 3 and the 99.9 percentile for Zone 4 was selected, which corresponds to a capping grade of 53.0 g/t Au. This capping grade is considered appropriate given that Ordinary Kriging was the estimation technique used. 2.3.3.5. Variography Variography was completed in 2006 using diamond drill data from the 20 m by 20 m drill grid. Sample data was divided into oxide and sulphide zones but data from the modelled high and low grade zones was combined for the purposes of variography. Variography was performed by examining the log-transformed variogram for the along strike, down d ip, and true thickness directions. After determining the ranges from the log-transformed variograms, the sill values were determined from traditional variograms. Modelled ranges were interpreted to be identical in the strike and dip orientations. Variogram analysis is not rigorous, with only the strike and dip orientations investigated. No preferred directions of grade continuity were modelled even though grade “shoots” are recognised by geologists M-162

110929_V1077_Polymetal_CPR_Final Page 79 on site. A lack of continuity within the plane of mineralisation would be very unusual given the structural controls on mineralisation. 2.3.3.6. Resource estimation Polygons outlining the mineralised zones have been filled with a sub-celled block model of 10 mE by 10 mN by 5 mRl, with a projection of 2.5 m either side of the section line. Zone 3 has been given precedence over Zone 4 in areas where these two overlap. Ordinary Kriging was used for grade estimation. The contacts between mineralised zones are treated as hard boundaries. It is unlikely that a higher grade zone modelled within a broader zone of mineralisation will be that tightly controlled geologically especially as there is no direct lithological control on mineralisation. A parallel estimate undertaken by Snowden indicated that the resource model may be too selective. This is likely due to the variogram parameters and search parameters used during estimation; a minimum of four and a maximum of 16 samples were required for a block to be estimated. Production reconciliation data for 2010 supports these findings as more tonnage at a lower grade was mined during the year compared with the tonnage and grade expected from the resource model. Mineral Resources have been classified as Measured within the main pit and Indicated for Voro South. No Inferred Resources have been declared. Within the planned pit positions, the current drill grid is at a 20 m by 20 m spacing, with much tighter grade control drilling available in places. Mineralisation is observed to be continuous between drillholes. The base of the planned final pit position is used as the boundary to distinguish between Measured and Indicated Resources. Whilst the current drill grid largely supports the classification of Measured Resources, the JORC Code considers confidence in the geological and grade continuity as the key considerations in classifying a Mineral Resource. A planned pit will demonstrate the possibility for economic extraction but should not affect the classification applied to the Mineral Resource. Adjustments to the classification procedure are recommended but they will not materially affect the Mineral Resource and will not impact the overall Ore Reserve as no portions would be downgraded to Inferred. Mineral Resources are reported in Table 2.43. The Mineral Resources have been audited and the figures reproduced by Snowden based on the block models provided by Polymetal. M-163

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Table 2.43 Voro Mineral Resources exclusive of Ore Reserves as of 1 July 2011

Voro Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured							
Main Pit	1.13	1.56	3.1	1.61	57	110	58
South Pit	0.16	1.37	3.6	1.43	7	18	7
Total Measured	**1.29**	**1.54**	**3.1**	**1.59**	**64**	**129**	**66**
Indicated							
Main Pit	-	-	-	-	-	-	-
South Pit	0.25	1.72	2.8	1.76	14	22	14
Total Indicated	**0.25**	**1.72**	**2.8**	**1.76**	**14**	**22**	**14**
Measured + Indicated							
Total Measured	1.29	1.54	3.1	1.59	64	129	66
Total Indicated	0.25	1.72	2.8	1.76	14	22	14
Total Measured + Indicated	**1.53**	**1.57**	**3.1**	**1.62**	**77**	**151**	**80**
Inferred							
Main Pit	-	-	-	-	-	-	-
South Pit	-	-	-	-	-	-	-
Total Inferred	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Measured + Indicated + Inferred							
Measured	1.29	1.54	3.1	1.59	64	129	66
Indicated	0.25	1.72	2.8	1.76	14	22	14
Inferred	-	-	-	-	-	-	-
Total Measured + Indicated + Inferred	**1.54**	**1.57**	**3.1**	**1.62**	**77**	**151**	**80**

Source: Polymetal

Notes:

1. Mineral Resources are reported above a gold equivalent cut-off grade within an optimised pit, where both gold and silver grades are considered.
2. A cut-off of 0.42 g/t Au eq and 0.34 g/t Au eq are applied for the primary and oxide ore respectively.
3. Resources are exclusive of those Mineral Resources modified to produce the Ore Reserves.
4. Metal price forecast for Resource estimation: Au = 1,150$/oz, Ag=18.5$/oz.
5. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

2.3.3.7. Voro previously published Mineral Resources

Voro Resources previously published as at 1 January 2011 are provided in Table 2.44.

Table 2.44 Voro Resources as at 1 January 2011

Voro Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured + Indicated + Inferred							
Total Measured	1.47	1.63	3.06	1.68	77	145	80
Total Indicated	0.25	1.72	2.80	1.77	14	23	14
Total Inferred	-	-	-	-	-	-	-
Total Measured + Indicated + Inferred	**1.72**	**1.65**	**3.02**	**1.70**	**91**	**167**	**94**

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 81 Reduction in Resources between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity. 2.3.4 Hydrogeological and geotechnical 2.3.4.1. Hydrogeology and mine dewatering The surface and underground water regime in the mine area was extensively studied prior to the start of mining. The studies evaluated permeability and porosity through pump testing to determine the phreatic level of ground water and to determine its effect on highwall stability. Perimeter dewatering has been undertaken in the past and there is a plan to add one more dewatering hole on the perimeter of Pit #3. At the time of the site visit the pit was dry. 2.3.4.2. Geotechnical design criteria Prior to starting the open pit, Polymetal hired the services of a locally recognised mining professor with expertise in geotechnical design for open pit mines. The professor examined the drillhole and geotechnical drill data to identify failure domains around the perimeter of the proposed pit extension. From this work a design basis was developed which evaluated haulage roads in the walls as well as hydrogeological considerations. A recommendation of this study was the use of pre-shear blasting along the final highwall and this was evident in the field. There have been block and sliding failures in fault shear zones but these have been well contained by the intermediate highwall benches. Ongoing highwall monitoring has not been undertaken. 2.3.5 Mining 2.3.5.1. Mining method Conventional truck and shovel, open pit mining is employed at Voro, which is appropriate for this resource. 2.3.5.2. Economic limits The process for deriving the ultimate pit shell for the Voro operation is identical to that for the Khakanja mine as detailed in Section 2.1.5. The pit optimisation parameters are supplied to the mine engineering group by the corporate group who define the price forecast and the operating costs based on previous experience conditioned by expected changes (if any) in the coming year. The current pit designs were optimised using the cost elements. 2.3.5.3. Selective mining unit size The Company is experimenting with different software and algorithms to understand the influence of SMU on dilution and ore recovery. Snowden was shown the results of a number of computer trials used to arrive at an appropriate SMU size using DatamineTM software. The Company restricts the SMU to be no less than the size of the smallest loading unit (bucket width) available for use in the mine. Not surprisingly, dilution was least and recovery was greatest for the smallest SMU. The current mine plan was based on an SMU of 2.5 m by 2.5 m by 5.0 m. 2.3.5.4. Mining dilution and recovery Mining dilution and recovery are calculated on the basis of the SMU analysis described as well as the theoretical results from annual mine reconciliation exercises. The mine uses a planned dilution of 15% and an ore recovery of 96% to 97%. These numbers are not derived from the geometry of the ore deposit but from the SMU analysis and actual operating experience. 2.3.5.5. Cut-off grades Refer to Section 2.1.5 for the determination of COG. This determination is based both on dilution factors and the Company?s assessment of current commodity pricing. This results in two COGs being calculated (COG and Marginal COG) as indicated in Table 2.45. The difference in ore tonnage between the marginal and diluted COG is mined and stored in stockpiles which will be processed when the mine is exhausted. M-165

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Table 2.45 Voro COG calculation

Pit	unit	Primary	Oxide
Au price	$/oz	1,020	1,020
Ag price	$/oz	16.60	16.60
Dilution	%	8.3%	19.6%
Losses	%	4.7%	2.6%
Waste cost	$/t	2.13	2.13
Total cost	$/t	26.11	16.03
Recovery – Au	%	78.0%	70.9%
Recovery - Ag	%	49.0%	36.4%
COG (*head*)	g/t Au eq	1.1	0.77
COG (marginal)	g/t Au eq	0.5	0.40

Source: Polymetal

2.3.5.6. Mine design

The mine designs are developed by Polymetal Engineering in St. Petersburg and sent to the mine site for review and comment and to ensure compliance with physical conditions prior to being issued as the official mine plan. The mine plan reviewed by Snowden was complete and addressed all necessary detail. Adequate drainage ditching was observed and all pit water was pumped out of the mine and impounded in settling ponds prior to release to the environment or used as make-up water in the plant. The mine is sized and equipped to meet the production requirements established by the mine plan.

2.3.5.7. Equipment Selection

The equipment requirements are calculated based on haulage distances, production requirements, mechanical and physical availability criteria (from operating experience) and operating schedules. The current equipment fleet is shown on Table 2.46. Based on the mines audited by Snowden it appears that the Company has standardised its fleets to include hydraulic excavators in both front and backhoe modes with large track dozers and appropriately sized, rear dump mechanical drive trucks. The equipment fleet at the mine consists of five primary loading units (nominally 5 m^3) and 14 rear dump trucks (nominally 40 tonne) as shown on Table 2.46.

The auxiliary mine equipment consists of seven track dozers and a front end loader as shown on Table 2.46. Drilling is accomplished with three rotary percussion drills. All of the equipment appeared to be well maintained at the time of the site visit and the Company maintains a suitable, enclosed and heated maintenance repair facility.

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Table 2.46 Voro surface mine equipment

Equipment	unit
Excavators	
Hitachi ZX-450 excavator	1
Hitachi EX-1200 excavator	4
Wheel loaders	
CAT-988G wheel loader	2
CAT-962H wheel loader	1
Other wheel loader	5
Track dozers	
CAT D-9R track dozer	5
CAT D-6R track dozer	2
Drills	
DM-45 drill	2
ROC L8 MK2 drill	1
Trucks	
Komatsu HD 465 rear dump truck	14

Source: Polymetal

2.3.6 Ore Reserves estimation

Table 2.47 summarises the Ore Reserves at Voro as of 1 July 2011.

Table 2.47 Voro Ore Reserves, as of 1 July 2011

Voro Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Proved							
Open pit	8.99	3.51	4.0	3.58	1,015	1,156	1,034
Stockpile	4.88	1.59	4.0	1.66	249	628	260
Total Proved	**13.87**	**2.83**	**4.0**	**2.90**	**1,264**	**1,784**	**1,294**
Probable							
Open pit	1.67	2.40	3.0	2.45	129	161	132
Stockpile	-	-	-	-	-	-	-
Total Probable	**1.67**	**2.40**	**3.0**	**2.45**	**129**	**161**	**132**
Proved + Probable							
Open pit	10.66	3.34	3.8	3.40	1,144	1,317	1,165
Stockpile	4.88	1.59	4.0	1.66	249	628	260
Total Proved + Probable	**15.54**	**2.79**	**3.9**	**2.85**	**1,393**	**1,945**	**1,425**

Source: Polymetal
Notes:
1. Open pit Ore Reserves are derived from oxide and primary ore.
2. Oxide ore calculated using a mining loss of 2.6% and dilution of 16.4%, at a cut-off grade of 0.4 g/t Au.
3. Primary ore calculated using a mining loss of 4.7% and dilution of 7.7%, at a cut-off grade of 0.5 g/t Au.
4. Dilution grades applied at 0.20 g/t Au and 0.40 g/t Ag for all types.
5. Metal price for Reserve estimation: Au=1,020$/oz, Ag=16.6$/oz.
6. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

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2.3.6.1. Voro previously published Ore Reserves

Previously published Voro Ore Reserves as at 1 January 2011 are provided in Table 2.48.

Table 2.48 Voro Ore Reserves, as of 1 January 2011

Voro Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Proved + Probable							
Open pit	11.24	3.33	3.9	3.40	1,205	1,415	1,228
Stockpile	4.84	1.52	3.7	1.58	237	582	246
Total Proved + Probable	**16.08**	**2.79**	**3.9**	**2.85**	**1,441**	**1,997**	**1,475**

Source: Polymetal

Reduction in Ore Reserves between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity.

2.3.7 Metallurgical infrastructure and materials handling

The Voro metallurgical hub treats both oxide and sulphide ores in separate plants. Primary feed to the two plants is sourced from the Voro North and South open pits and stockpiled materials. In addition, ore is also supplied from satellite operations, including Degtyarskoye.

Process operations commenced in 2000 with first heap leaching operation of oxide ores from the North Pit with a CIP plant commissioned in 2004, principally to treat sulphide materials and small quantities of high grade oxide and intermediate ores.

2.3.7.1. Process description

Two separate process routes are used to extract gold from the oxide and sulphide ore sources (i.e. heap leaching of the oxide ore and milling/CIP of the sulphide ore), as illustrated in Figure 2.12. Recovered high value product from each plant is smelted in a common refinery to produce doré alloy for toll refining.

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Figure 2.12 Voro flowsheet


Heap Leach
Oxide ore
CIP
Sulphide ore
ROM Ore
Crushing
Agglomeration
Heap leach
Precipitation
ROM Ore
Crushing
Milling
Leaching
CIP
Recovery
Smelting
Bullion
Filtration
Tailings

Source: Snowden

2.3.7.2. Heap leaching

Current annual fresh ore heap leach deposition capacity is 900,000 tpa of oxide ore.

Fresh ore heaps are constructed on a structurally competent, base comprising clay, 1.5 mm plastic liner and 1 m aggregate in order to ensure effective heap drainage and collection. Run of mine oxide ore, at a federate of 4 tph, passes through a 400 mm grizzly followed by closed circuit crushing to produce -40 mm material, which is agglomerated with 16 kg to 17 kg of cement per tonne of feed to produce a competent heap feed material, with particle size averaging 35 mm and with a top size of 40 mm.

Heap construction occurs during the summer months (April to September). Leaching occurs all year round, with cyanided irrigation through a drip feed piping network. During winter months the irrigation pipes are covered by 50 cm of ore and snow, which effectively insulates the heap. Cyanide is pre-heated to 11°C, exiting the well-insulated heap at 8°C to 9°C.

Following 12 months of primary leaching the heap, a further secondary leaching occurs on the same pad during summer months only. Thereafter the heaps are drill sampled and if the grade is sufficient to be economically viable, may be transferred to further tertiary heaps for final leaching. There are two purposes for transferring; to achieve additional recovery and to clear the pad for new heap construction.

Gold recovery from the pregnant solution is precipitated from the leach solution using zinc in the Merrill Crowe process, with the precipitate being smelted to doré in an on-site smelt house.

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110929_V1077_Polymetal_CPR_Final Page 86 It is planned to extend the area available for heap leaching, to rehabilitate and vegetate spent heaps within the area. As a consequence there will be no solid waste emission from the heap leach site. 2.3.7.3. CIP plant Initial CIP plant design initial design capacity of 400,000 tpa was expanded to 600,000 tpa in 2007 and further to 900,000 tpa in 2009 as sulphide mining reserves were accessed. Sulphide ore is comminuted in a single stage crushing circuit to -250mm followed by stockpiling (1.5 day production capacity) before milling in a 1.6 MW, 7.5 m diameter SAG mill, producing a 400 micron (D50) product. Secondary and tertiary 3.6 m diameter ball mills, in closed circuit with cyclones, produce a 70 micron (D50) product before being thickened prior to the CIP circuit. The presence of a standby plant, comprising three stage crushing to -10 mm allows production to continue through the secondary and tertiary mills should the SAG mill be unavailable. Leaching occurs in six mechanically agitated, air sparged, primary leach tanks with a residence time of eight to 10 hours. Gold is recovered from solution with carbon, flowing counter current, in six adsorption tanks, each with a 250 m3 capacity. Loaded carbon is passed over a safety screen and gold is stripped by Integral Pressure Strip elution, electrowinning and then smelted in the Heap Leach refinery to final doré. Tailings are filtered in six filter press units to 17% to 18% moisture and trucked to a dry tailings dump. All solutions are recovered in the plant and recycled in the milling circuit. Excess solution is transferred to the heap leach recovery circuit and forms part of the heap leach water make-up. Both plants have zero liquid waste emissions. Central control is by a SCADA system, which monitors and logs all key operating parameters including feed and tailings rates grades recorded for daily composites. Overall metallurgical balances are within acceptable levels of accuracy. The plant has an operating staff of 112 personnel working on a two by 12 hour, four day shift cycle, with three days off between cycles. All health and safety standards are met, with the requisite protective equipment being used. Overall the metallurgical hub is well managed and operated, and has the capacity to process ore at design grade and tonnages, with recoveries at or better than the forecasts. Process test work is performed both on-site and at the well-appointed St. Petersburg laboratories on an as needed basis to assist in process trouble-shooting and in ongoing process improvements. 2.3.8 Tailings and waste management 2.3.8.1. Waste dumps The mine builds waste dumps from the bottom up rather than end dumping from the dump surface onto the original topography. This is done for stability purposes and there is no intention of changing the practice as it is felt that the incremental haulage cost gives a return in added dump stability. Under Russian environmental law (mining) they are prohibited from dumping waste less than 100 m from a water course. Snowden believes that the available dump space (external and internal to the pits) is sufficient to accommodate waste materials for the life of the mine. 2.3.8.2. Tailings dam Polymetal utilises a filter press system for tailings to ensure a “dry” tailings discharge product. The dewatered tailings are then placed within the tailings “dam” in the form of an impounded waste dump. The minor amounts of water which drain from the filtered tailings is captured behind the tailings dam and impounded for recycle to the plant. The tailings dam is therefore not required to be a water retention structure and stability issues are minimal. Snowden believes that the tailings impoundment area is sufficient to accommodate tailings materials for the life of the mine/plant operation. M-170

110929_V1077_Polymetal_CPR_Final Page 87 2.3.9 Infrastructure The Voro operation is located in a well-established mining district and has the infrastructure requirements associated with such a location. Main power is taken from the local power grid other than for localised emergency back-up requirements. Figure 2.13 Voro site layout Source: Snowden Water is abundant at the mine site and there is sufficient for all uses including metallurgical operations and domestic (potable and sewage) use. Materials supplies to the mine are transported by road. Snowden is of the opinion that the infrastructure is sufficient to support the operations. M-171

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2.3.10 Social / manpower

2.3.10.1. Manpower

The mine is staffed using trained mine workers from the region which hosts a number of mines and has a long mining history. The Company provides technical and operating training to its workforce as required.

Snowden accepts that the Company has a responsible and workable process for hiring its employees in sufficient numbers and training levels to accomplish the corporate goals.

The forecast manpower for the life of operation is given in Table 2.49. Snowden is of the opinion that the manpower forecast is appropriate, and that suitably qualified personnel are engaged on the operation.

Table 2.49 Voro forecast manpower requirement for 2011

Personnel	2011
Open pit mining	**357**
Main divisions	174
Service divisions	183
CIP	**142**
Main divisions	99
Service divisions	43
Heap leach	**123**
Main divisions	89
Service divisions	34
Administration	**85**

Source: Polymetal

2.3.10.2. Health and safety

Health and safety policies for the operation are comprehensive and rigorously implemented. Protective personnel equipment is mandatory. Disciplinary action is taken against any personnel not adhering to policies.

There is a clinic on site which can deal with minor injuries and illnesses. Serious injuries cases are attended to in Serov, some 30 km distant by road.

Three year safety statistics for the operation are given in Table 2.50.

Table 2.50 Voro three year safety statistics

Statistics	unit	2008	2009	2010
Fatality Rate	No/ man hours	0.00	0.00	0.00
LTIFR	No/ man hours	1.24	1.67	0.83
RIFR	No/ man hours	1.24	1.67	0.83

Source: Polymetal

The operation has had no fatalities in the past three years, and declining Injury Free Rates demonstrate well implemented safety standards.

2.3.10.3. Community relations, plans and programmes

The Company has a program of community relations for all of its operations. The Voro operations, being located in a mining centre have more general programs which include:

- site visits for local schools

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110929_V1077_Polymetal_CPR_Final Page 89 ? participation in educational programs in local schools. The presence of the company adds to the economic base of the local communities and Snowden is or the opinion that there are no community relations issues that will impair the Company?s ability to meet its corporate targets. 2.3.11 Environment 2.3.11.1. Permitting requirements Snowden discussed the permitting requirements for the Voro operations with the Company?s regulatory affairs group. The requirements were defined and the pertinent certificates were produced and the salient features translated into English. Based upon the discussions undertaken with the Company?s regulatory affairs group, Snowden considers that the Company has the necessary permits in hand and any permitting issues/renewals are well understood and actions are underway to manage them. 2.3.11.2. Environmental management systems in use The mine employs a full time environmental technician who reports both to local management as well as to the corporate environmental group in St. Petersburg. It is the role of this person to monitor water quality at points of discharge and ensure that mine activities do not impact local water courses (other than activities approved by the regulating agencies). A monthly report is sent from the mine to St. Petersburg and deviations from approved activities (discharges etc.) are reported to local regulatory agencies. The head office group in St. Petersburg submit an annual environmental report to the applicable regulatory agencies once per annum. Snowden recognises the environmental initiatives adopted by the Company (solid tailings, avoidance of water courses) and did not witness any environmental issues of importance during the site visit or review of the mine plans. 2.3.11.3. Site specific environmental details As a requirement of obtaining a mining license to operate, the Company has filed an approved EIA with the Russian authorities covering all of its operations and related infrastructure. There are no known issues which are unusual or specific to this operation. The mine closure plan is included in the documentation required for mining approval. In discussion with the Company it was made clear that under Russian mining law the Company is required to reslope and reseed waste dumps, prevent the peculation of any contaminants into the surrounding water shed and remove temporary construction (plant, infrastructure, buildings etc.) There is no requirement to deal specifically with the excavations and these are typically allowed to fill with water and become permanent ponds/lakes. Snowden did not identify any specific environmental details that require highlighting in the current report. 2.3.11.4. Environmental closure provision An amount of $11.1 M has been budgeted for environmental closure (including Degtyarskoye), comprising waste and tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on a full closure plan for the Voro operations. The closure cost estimate is in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost. Snowden is of the opinion that this approach is reasonable, and the reported estimate is reflective of the expected closure costs. 2.3.12 Historical and forecast production statistics Three year mine production history is given in Table 2.51. M-173

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Table 2.51 Voro three year mine production history

	Unit	2008	2009	2010	1H 2011
Primary Ore	**kt**	**389**	**623**	**668**	**363**
Grade - Au	g/t	9.1	6.9	6.1	6.0
Grade – Ag	g/t	6.5	4.5	5.4	4.0
Oxide Ore	**kt**	**193**	**43**	**288**	**76**
Grade - Au	g/t	3.0	3.6	2.7	1.9
Grade – Ag	g/t	5.1	6.5	4.3	4.4
Waste	**kt**	**9,087**	**10,446**	**9,465**	**5,254**
Total rock (waste+ore)	kt	9,669	11,112	10,421	5,693
Stripping ratio	Waste:Ore (t:t)	15.6	15.7	9.9	12.0

Source: Polymetal

Three year historical production statistics from the Heap Leach and CIP circuits are given in Table 2.52.

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Table 2.52 Voro historical process production

	unit	2008	2009	2010*	1H 2011
Heap Leach					
Tonnage	kt	925	938	1,024	399
Grade	g/t Au	1.5	1.7	1.6	1.5
	g/t Ag	3.7	3.5	3.7	4.1
Recovery	% Au	73.1%	65.3%	72.5%	67.4%
	% Ag	34.3%	32.8%	33.9%	24.1%
Au in doré	t Au	1.02	1.02	1.05	0.36
Ag in doré	t Ag	1.19	1.08	1.30	0.39
CIP					
Tonnage	kt	604	796	907	439
Grade	g/t Au	6.5	6.0	6.1	5.8
	g/t Ag	2.7	3.5	7.5	8.9
Recovery	% Au	79.2%	79.2%	79.8%	77.6%
	% Ag	51.6%	57.1%	59.1%	48.4%
Au in doré	t Au	3.07	3.65	4.63	1.77
Ag in doré	t Ag	0.84	1,44	4,03	1.90
Total					
Au recovery in refining	%	99.7%	99.7%	99.7%	99.7%
Ag recovery in refining	%	99.8%	99.8%	99.8%	99.8%
Au produced	t	4.08	4.65	5.67	2.13
Ag produced	t	2.02	2.50	5.31	2.29
Au eq	t	4.12	4.69	5.75	2.19
Au eq	koz	132.3	150.9	184.9	70.3

Source: Polymetal
* Includes heap leach processing of third party ores.

Early gold recoveries from the heap leach were high at 88% with fresh ore being treated. As the heaps progressed to second and third stage leaching, the cumulative recovery reduced to the current average 73% recovery by the end of 2010.

The mine production forecast balances the total material mined to the available equipment fleet and the split between ore and waste mined is conditioned by ore coming from other sources. As a result, the total material mined remains relatively flat while the strip ratio increases in 2012 and then falls roughly 30% per year subsequently.

Forecast overall heap leach recovery is based on recoveries in each of three annual stages as indicated in Table 2.53.

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110929_V1077_Polymetal_CPR_Final Page 92 Table 2.53 Voro forecast heap leach recoveries Heap Leach Stage Recovery (%) Au leach recovery 1st year 50 Au leach recovery 2nd year 15 Au leach recovery 3rd year 8 Overall Au leach recovery 73 Ag leach recovery 1st year 25 Ag leach recovery 2nd year 10 Ag leach recovery 3rd year 5 Overall Ag leach recovery 40 Au leach recovery to cathode precipitate 98.9 Ag leach recovery to cathode precipitate 98.0 Au recovery to doré 98.3 Ag recovery to doré 95.6 Au recovery in refining 99.7 Ag recovery in refining 99.8 Overall Au recovery 69.9 Overall Ag recovery 37.4 Source: Polymetal Forecast production for the remaining life of operation production plan is given in Table 2.54. The production schedule is reviewed annually when the long range mine plan is developed and may be changed periodically according to market conditions or the discovery of additional ore. The production schedule shown on Table 2.54 demonstrates that the Company has been diligent in developing a schedule which provides a uniform equipment requirement throughout the mine life and which is achievable. Overall heap leach gold recovery over the life of Voro oxide operations is projected to be in the order of 75%. CIP gold recovery was 77% for 2010, which is the same as the six year historical average since commissioning in 2005. An increase in recovery to 78% is projected from 2011 onwards, based on process improvements and stabilisation. Snowden is of the opinion that this recovery is achievable. Primary ore for CIP treatment will be mined until 2020, when currently identified reserves will be depleted. CIP processing of stockpiles will continue to 2026. Oxide ore will be mined until 2017, and placed on heap leach pads. Heap leaching operations will continue for a further three years until 2020. Overall gold recovery at Voro, including heap leach, CIP and refining operations is projected to average 78% over the remaining LOM. M-176

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Table 2.54 Voro LOM mine production forecast

Open pit mining	unit	Total	2H 2011	2012	2013	Total	Average
Primary ore						2014-2020	2014-2020
Tonnage	**kt**	7,851	821	396	535	6,098	871
Grade - Au	g/t	3.7	2.8	5.1	4.5	3.6	3.6
Grade - Ag	g/t	4.3	3.5	3.1	3.6	4.6	4.6
Oxide ore						2014-2017	2014-2017
Tonnage	**kt**	2,532	485	339	281	1,426	357
Grade - Au	g/t	2.4	1.6	2.4	2.5	2.6	2.6
Grade - Ag	g/t	2.8	2.8	2.4	2.7	2.9	2.9
						2014-2020	2014-2020
Waste	**kt**	52,617	3,282	7,940	7,629	33,765	4,824
Total rock (waste+ore)	kt	63,000	4,589	8,675	8,446	41,290	5,899
Stripping ratio	Waste:Ore (t:t)	5.1	2.5	10.8	9.3	4.5	4.5

Source: Polymetal

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Table 2.55 Voro LOM process production forecast

Open pit mining	unit	Total	2H 2011	2012	2013	Total	Average
Heap leach						**2014-2017**	**2014-2017**
Tonnage	kt	**1,909**	502	543	131	**733**	**183**
Grade	g/t Au	**1.0**	1.0	0.8	1.0	**1.0**	**1.0**
	g/t Ag	**1.8**	1.7	1.6	1.7	**2.1**	**2.1**
						2014-2019	**2014-2019**
Production	t Au	**1.78**	0.46	0.50	0.21	**0.61**	**0.10**
	t Ag	**2.12**	0.60	0.61	0.25	**0.66**	**0.11**
CIP						**2014-2026**	**2014-2026**
Tonnage	kt	**13,722**	461	900	900	**11,461**	**882**
Grade	g/t Ag	**3.1**	4.4	4.5	3.9	**2.8**	**2.8**
	g/t Au	**4.4**	9.3	3.8	4.2	**4.2**	**4.2**
Recovery	% Ag	**78%**	78%	78%	78%	**78%**	**78%**
	% Au	**50%**	50%	50%	50%	**50%**	**50%**
Production	t Ag	**32.82**	1.60	3.17	2.71	**25.34**	**1.95**
	t Au	**30.02**	2.14	1.71	1.90	**24.27**	**1.87**
Total						**2014-2026**	**2014-2026**
Au recovery in refining	%	**99.7%**	99.7%	99.7%	99.7%	**99.7%**	**99.7%**
Ag recovery in refining	%	**99.8%**	99.8%	99.8%	99.8%	**99.8%**	**99.8%**
Au produced	t	**34.47**	2.05	3.65	2.91	**25.85**	**1.99**
Ag produced	t	**32.05**	2.74	2.31	2.14	**24.85**	**1.91**
Au eq	t	**34.99**	2.10	3.69	2.94	**26.26**	**2.02**
Au eq	koz	**1,124.9**	67.5	118.6	94.6	**844.1**	**64.9**

Source: Polymetal

2.3.13 Historical and forecast operating costs

Three year historical mining, process and overhead costs are given in Table 2.56.

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Table 2.56 Voro historical operating costs

On Mine Costs	unit	2008	2009	2010	1H 2011
Mining					
Materials	$k	9,650	8,359	12,194	6,708
Payroll	$k	3,095	2,099	3,033	1,228
Services	$k	4,148	5,946	8,337	9,283
Mining Taxes	$k	958	559	1,070	395
Total Mining	**$k**	**17,850**	**16,962**	**24,634**	**17,614**
Processing					
Materials	$k	10,849	8,659	9,736	7,099
Payroll	$k	3,625	2,564	3,063	1,540
Services	$k	3,945	5,422	5,108	3,494
Electricity	$k	3,457	2,874	4,766	2,605
Process Taxes	$k	1,022	780	1,789	534
Total Processing	**$k**	**22,898**	**20,299**	**24,461**	**15,272**
Ore Transportation	$k	0	1,858	7,371	2,924
General and Overhead	$k	5,665	8,141	11,103	3.648
Total on-mine costs	**$k**	**46,413**	**47,260**	**67,568**	**39,459**
Tonnes Treated	kt	1,529	1,734	1,931	838
Gold Equivalent produced	koz Au eq	133	151	174	72
Unit on-mine cost	**$/t**	**30**	**27**	**35**	**47**
Off Mine Costs					
Refining	$k	602	745	1,083	428
Property Tax	$k	946	833	1,094	566
Royalties	$k	6,811	8,870	11,125	5,910
Off Mine Costs	**-**	**8,359**	**10,448**	**13,301**	**6,905**
Total Operating Costs	**-**	**54,773**	**57,709**	**80,869**	**46,364**
Total Unit Cost of Production	**$/t**	**36**	**33**	**42**	**55**
	$/oz Au eq	**412**	**382**	**465**	**644**

Source: Polymetal

The historical mine costs experienced a 42% increase in 2010 relative to the two preceding years. This was due primarily to an increase in overhead costs and, more importantly, to an exchange rate fluctuation between the rouble and the dollar.

For process, materials constituted the single highest cost component. Payroll and services together comprise a similar proportion, with power ranging between 15% and 20%.

The forecast principal process cost drivers are summarised in Table 2.57.

Overall process unit cost for 2011 is projected to be approximately $14.90 per tonne treated, with cost distribution similar to historical averages.

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Table 2.57 Voro unit process operating cost breakdown 2011

Heap Leach	Unit Cost ($/tonne)	Distribution (%)
Heap		
Materials	4.37	43
Cyanide	1.29	13
Cement	1.34	13
Zinc powder	0.16	2
Other materials	1.57	16
Personnel	1.66	17
Services	3.48	35
Electricity	0.53	5
Others	0.01	0
Total Heap Leach	**10.60**	**100**
CIP		
Materials	8.24	39
Cyanide	2.36	11
Grinding balls	1.32	6
Mill liners	0.77	4
Other materials	3.78	18
Personnel	2.49	12
Services	6.11	29
Electricity	3.99	19
Others	0.05	0
Total CIP	**20.60**	**100**
Total Heap + CIP	**14.90**	

Source: Polymetal

Forecast operating costs for mining, process and overheads are given in Table 2.58.

The forecast mining costs are relatively constant which is expected given the constant production profile (total material mined). The unit cost per tonne mined is very uniform and varies on average less than 2% from one year to the next. However, the unit cost per tonne of ore mined is highly variable which is consistent with the variability of the ore production forecast.

The life of forecast average process unit cost is $14.80 per tonne treated, in line with the first half of 2011 actual. The process unit cost per ounce gold equivalent forecast averages approximately $310 /oz Au eq, and drops to as low as $250 /oz Au eq during 2012 and 2013. When the heap leach recovery finishes, unit cost increases to $730 /oz Au eq, as the CIP operation carries the full overhead cost.

Off mine costs, not directly associated with production, are summarised in Table 2.64. Off mine costs represent approximately 23% of the total cash cost, which is in line with industry norms.

Unit cash costs of production are summarised in Table 2.59. Unit costs on a tonnage treated basis are forecast between $52 per tonne and $35 per tonne treated when mining is in process, reducing to $30 per tonne when the open pit is closed, which reflects base processing and overhead costs.

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Table 2.58 Voro forecast LOM operating costs (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total	Average
						2014-2020	2014-2020
Mining	M$	**166.1**	12.1	22.9	22.3	**108.8**	**15.5**
						2014-2019	2014-2019
Heap leach	M$	**24.4**	6.1	7.9	3.1	**7.4**	**1.2**
						2014-2026	2014-2026
CIP	M$	**307.3**	10.3	20.2	20.2	**256.6**	**19.7**
Smelting	M$	**9.3**	0.7	0.8	0.7	**7.1**	**0.5**
Transport	M$	**0.5**	0.03	0.05	0.04	**0.36**	**0.03**
Refining	M$	**5.0**	0.4	0.5	0.4	**3.7**	**0.3**
Royalty	M$	**68.6**	4.1	7.2	5.8	**51.5**	**4.0**
Operating expenses	**M$**	**581.1**	**33.7**	**59.5**	**52.4**	**435.5**	**33.5**
Overheads	M$	**61.8**	3.6	5.0	4.0	**49.1**	**3.8**
Property tax	M$	**21.9**	0.6	1.7	1.6	**18.1**	**1.4**
Total cash cost	**M$**	**664.8**	**37.9**	**66.2**	**58.0**	**502.7**	**38.7**

Source: Polymetal

Table 2.59 Voro forecast LOM unit operating costs (real mid 2011 money terms)

	unit	2014-2021
Total cash cost per ounce	**$/oz**	**591.0**
Total cash cost per tonne of ore processed	**$/t**	**42.5**

Source: Polymetal

2.3.14 Forecast capital expenditure

Forecast capital expenditure for the remaining life of operation is given in Table 2.60.

Table 2.60 Voro forecast capital expenditure (real 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2026	Average 2014-2026
Total	**M$**	**62.0**	**6.8**	**6.2**	**4.4**	**44.7**	**3.4**
Project/closure	M$	**12.2**	1.1	-	-	11.1	0.9
Maintenance	M$	**39.8**	5.7	5.4	3.7	24.9	1.9
Mining	M$	**15.4**		4.3	2.6	8.4	0.6
Plant	M$	**24.4**	5.7	1.1	1.1	16.5	1.3
Other capex	M$	**10.1**		0.7	0.7	8.6	0.7

Source: Polymetal

The capital expenditure forecast for the mine is consistent with the type of equipment replacement schedule that would be expected from a small open pit operation using diesel mechanical equipment.

Process capital expenditure reflects ongoing replacement of equipment. The level forecast is in line with historical expenditure and is line with industry norms.

Liquidation reflects environmental closure of $11.1 M in 2026. Snowden is of the opinion that the allowance for closure is standard by industry norms.

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2.3.15 Cash flow analysis

Snowden has reviewed a financial cash flow model provided by Polymetal for the Voro operations. Production, operating and capital costs as reported have been accurately reflected. Snowden has not audited the model with regard to correctness or completeness of economic and fiscal assumptions.

The gold price and silver price forecast for the life of operations applied in the financial model are summarised in Table 2.61.

Table 2.61 Voro cash flow metal price assumptions (real 2011 money terms)

Metal prices	unit	Life of operations pricing
Au price	$/oz	1,020
Ag price	$/oz	16.6

Source: Polymetal

The summary cash flow before tax is given in Table 2.62. At Polymetal's forecast metal prices, the model forecasts a positive EBITDA for all years of operation and therefore meets the criterion of economic viability.

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110929_V1077_Polymetal_CPR_Final Page 99 Table 2.62 Voro summary cash flow before tax (real 2011 money terms) Mining unit Total 2H 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 Revenue M $1,147.4 68.8 121.0 96.5 100.3 103.1 108.6 108.2 112.5 76.8 87.1 28.7 28.7 28.7 28.7 28.7 21.1 Operating expenses M $581.1 33.7 59.5 52.4 52.5 53.4 51.5 45.9 38.9 35.8 29.6 22.3 22.3 22.3 22.3 22.3 16.4 Total cash cost M $660.6 81.3 43.4 37.9 65.9 57.7 57.7 58.8 56.9 51.2 43.6 40.4 34.1 26.8 26.7 26.6 26.4 EBITDA M $486.7 93.7 62.8 30.9 55.1 38.8 42.6 44.3 51.7 57.1 68.9 36.4 53.0 1.9 2.0 2.1 2.2 Source: Polymetal M-183

110929_V1077_Polymetal_CPR_Final Page 100 2.3.16 Overall opinion The deposit is informed by a dense grid of exploration and grade control drilling which allow for the delineation of mineralised zones in the absence of clear lithological controls or visual identification of the mineralisation. The density of data mitigates many of the resource estimation issues identified by Snowden; however, Snowden does still consider the resource model to be too selective. It is anticipated that more tonnes will be mined at a lower grade than currently reported in the resource model; however, differences in tonnage and grade are not expected to exceed 10%. Snowden considers the geological and technical factors used in the mine plan to be well understood and that the necessary infrastructure (manpower, equipment, facilities) is in place to achieve the production and financial goals of the Company. Forecast process production and costs are appropriate for the operations, and Snowden is of the opinion that targets are achievable. Costs have been historically well contained, and the cost of production is not expected to vary abnormally from forecast. In the cash flow model, the EBITDA is positive in all years and thus the mine and Ore Reserve meets the test of economic availability. 2.4 AMURSK – ALBAZINO 2.4.1 Overview Snowden has conducted Mineral Resource reviews and audits of Polymetal?s Albazino Project (Snowden, 2006; 2007; 2008, 2009) with the latest completed in 2011. Results and recommendations of these reports have been used in the preparation of this report. 2.4.1.1. Brief description The Albazino operation consists of two open pit mines, Anfisinskaya and Olginskaya, and in total produces an ore feed of 1.5 Mtpa. The ore is processed at an on-site crushing and flotation plant to produce gold concentrate, which is shipped to the off-site Amursk facility for further processing. The Albazino development licence (KHAB 01966 BR) covers an area of 82 km2 and was obtained on 2 March 2006. It is due to expire on 1 January 2015. The Albazino-Amursk project is situated in the eastern part of the Polina Osipenko regional centre of the Khabarovsk Territory in the Far Eastern Federal District of the Russian Federation. There are no inhabited communities in close proximity to the project site, the nearest ones being Kherpuchy, which is accessible by a 120 km long gravel road, and Oglongy, which is accessible by barges and motor boats along the Amgun River. The two river ports of Komsomolsk-on-Amur and Khabarovsk are accessible through water ways, as is the seaport of Nikolaevsk-on-Amur. The nearest railway station is in Berezovy, which is approximately 280 km away. An on-site beneficiation plant processes the ore and the concentrate produced is transported by barge in summer to the Amursk pressure oxidation processing plant. The location of the Albazino project is shown in Figure 2.14 below. M-184

SNOWDEN

Figure 2.14 Location of the Albazino and Amursk sites



N
Kutyn
Albazino concentrator
Kherpuchi
Nikolaevsk-on-Amı
114 km
Oglongi
Albazino east/south flanks
Agnie-Afanasievskiy
606 km
Komsomolsk-on-Amur
54 km
375 km
Amursk
Amursk POX
From Mayskoye
Khabarovsk 458 km
Vanino
40 km
Map legend
Transportation route
Railway
Water way
Road
Port

Source: Polymetal

2.4.1.2. Climate and Physiography

The climate of the area is described as continental with slightly cloudy, dry and cold winters and moderately rainy summers. There is an average of 183 days of sub-zero temperatures in the winter with mean temperature of -17.2°C, whilst the mean summer temperature is less than 8°C. There is no permafrost phenomenon in the area. The altitude of the region ranges from 350 m to 770 m above sea level.

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2.4.1.3. Land Tenure

The project consists of a single licence covering an area of 88 km^2 awarded on 2 March 2006 for a licence term of 8.8 years. The licence expires on 1 January 2015.

Table 2.63 Albazino mineral licenses

License	Site subject to licensing	Status and area	License Term Award	License Term Expiry	Acting amendments
KHAB 01966 BR	Surveying, prospecting and mining for lode Au at Albazino site	Mining allotment 82 km^2	02.03.2006	01.01.2015	Amendment 1 of 25.03.10
KHAB 02098 BR	Surveying and mining of lode Au within Agniye-Afanasievskiy ore cluster	Geological allotment 441 km^2	20.11.2008	31.12.2033	None
KHAB 02309 BR	Surveying, prospecting and mining of lode Au on eastern flank of Albazino ore field	Mining allotment 197 km^2	12.03.2010	31.12.2029	None
KHAB 02309	Surveying, prospecting and mining of lode Au on southern flank of Albazino ore field	Mining allotment 197 km^2	12.03.2010	31.12.2029	None

Source: Polymetal

2.4.1.4. Anticipated mine life and exploration potential

The company plans mining from the open pit until 2020, when current reserves are depleted. Processing operations are planned until stockpiles are exhausted in 2023. Processing is not dependent upon the mine license. Active exploration in the vicinity of the mine area is being undertaken in order to identify potential for additional resources for extension of the mine life.

2.4.1.5. Ownership structure

The asset is wholly owned by Albazino Resources Ltd, whose registered office is located in Khabarovsk. Albazino Resources Ltd is a wholly owned subsidiary of Polymetal.

2.4.1.6. Native title

There are no heritage sites or native land/historical treaties located within the mine licence area and the company is subject only to central government regulation. Generally, in Russia, native populations do not have legal surface or subsurface rights to mineral resources. The right to mineral resources is vested in the government.

2.4.1.7. Exploration and Development History

Exploration started around 1955 with a second round of exploration commencing in 1990. Exploration was subsequently suspended in 2002. During this time, 9.35 km of trenching and 17.06 km of core drilling was done. From July 2006, following the acquisition of Albazino from Far East Resources to the first quarter of 2008, a further 24.14 km of drilling was completed.

Exploration at Albazino is focused on underground depth extensions to the Anfisinskaya and Olginskaya ore zones. Licences were obtained on areas to the east and south of the deposit where prospecting and evaluation is being conducted. Aerial geophysical surveys have been conducted on a 500 km^2 area.

2.4.1.8. Production history

Mining at Albazino commenced in March 2010 with the concentrator scheduled to start production in Q3, 2011.

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110929_V1077_Polymetal_CPR_Final Page 103 2.4.2 Geology 2.4.2.1. Regional geology The Albazino gold deposit is one of three mineral deposits (the other two being the Maslovskaya and Kuyanskaya deposits) that defines a northwest striking mineralisation field of approximately 80 km2 in the north-eastern part of the Khabarovsk region, eastern Russia. The deposit is located near the axis of the Omeldansky anticline at the intersection of northeast and northwest trending regional faults in the Amgun-Koninsky metallogenic zone of the Sikhote-Aln fold belt (Polymetal, 2009). M-187

110929_V1077_Polymetal_CPR_Final Page 104 Figure 2.15 Albazino regional geology Source: Polymetal M-188

110929_V1077_Polymetal_CPR_Final Page 105 2.4.2.2. Local geology The Albazino deposit is characterised by three seemingly isolated northwest-trending mineralisation deposits, separated by fault-bounded structural blocks. Mineralisation extends over 7 km in length with Anfisinskaya in the northwest, Olginskaya in the centre and Ekaterininskaya in the southeast. Anfisinskaya and Olginskaya formed the basis for the Polymetal Feasibility study and Mineral Resources and Ore Reserves. Ekaterininskaya is poorly understood and not included in these estimates, but forms part of Polymetal?s longer term exploration strategy along with increasing the Mineral Resource and Ore Reserve base at the Olginskaya and Anfisinskaya deposits. Mineralisation within the Albazino deposit is largely focused in two main zones, Anfisinskaya and Olginskaya. These are separated by 800 m by a horst-like fault block. Anfisinskaya, the larger of the two zones, is dominated by a metasomatic zone of alteration which has been traced approximately 700 m along strike and between 400 m and 600 m down dip and is associated with a dacite dyke swarm which strikes northwest and dips moderately at 30° to 50° to the northeast. The alteration zone is between 100 m and 450 m thick and hosts a series of mineralised bodies. Mineralisation horizons are characteristically disseminated quartz veins, stockworks and contact breccia zones and vary in thicknesses from 3 m up to 90 m. Two separate zones are recognised in the Anfisinskaya deposit: a zone of elevated grade mineralisation in the west (Zone 1) that is structurally overlain by a zone of lower grade mineralisation further east (Zone 2). The Olginskaya mineralisation zone can be traced along a strike length of 1,000 m and has a width at surface of between 60 m and 90 m. Individual zones of intense alteration (quartz veins and stockworks) range in thickness from 2 m to 25 m. 2.4.2.3. Mineralisation Gold mineralisation at Albazino is of the low-sulphide, gold-pyrite-arsenopyrite association (Polymetal, 2009). Gold is refractory and 87.5% is recovered through a flotation of the sulphides. The most intense gold mineralisation is associated with fold axial zones, averaging between 10 m and 30 m thick with intense pyrite-arsenopyrite-quartz veins surrounded by quartz and carbonate veins. Mineralisation zones are associated with the dykes but not confined to the dykes and may extend up to 20 m into the host sandstone wall rock and dip between 30° and 50° towards the east to northeast. 2.4.3 Mineral Resource estimate In 2005, the first Mineral Resource statement for Albazino was published using the guidelines of the JORC Code. Further updates to the Mineral Resource were published in 2006 and 2007, and an Ore Reserve statement published in 2008. 2.4.3.1. Drilling and sampling Drilling was exclusively by diamond core drilling, using fully-enclosed, all weather drill rigs to drill diamond core at HQ-size and NQ-size. All drillholes were surveyed down hole and collars were picked up by GPS. No core orientation measurements were conducted and whole core sampling practices were used to sample the alteration (mineralisation) zones. Trench sampling was completed and submitted directly to the sample preparation facility in calico bags without intermediate sub-sampling or preparation. Snowden concludes from its review that the data collection, sample preparation and analytical process is following acceptable processes, and are of suitable quality for the use in Mineral Resource estimation. 2.4.3.2. Bulk density determination Polymetal elected to apply a constant dry bulk density of 2.60 t/m3 to all blocks in the resource block model that represent un-oxidised mineralised material, without regard to variations in lithology, mineralisation, alteration and deposit. Polymetal also applied an average dry bulk density value of 2.45 t/m3 to blocks coded as oxide in the Anfisinskaya resource model. No oxide zone ha s been recognised at the Olginskaya deposit. M-189

110929_V1077_Polymetal_CPR_Final Page 106 2.4.3.3. Geological interpretation Mineralisation within the Albazino deposit has been interpreted as a series of multiple mineralisation envelopes for the purpose of resource estimation. These segments are grouped into zones where applicable (e.g. Anfisinskaya). Polymetal geologists at Amursk initially interpreted dacite and microdiorite dykes in section and then used these to assist in the interpretation of the related gold mineralisation domains. As the gold mineralisation is not confined to the dykes, and can extend up to 20 m into the surrounding wall rock, the boundaries of the sectional interpretations are defined using a 0.5 g/t Au COG. Polymetal has determined that this COG best defines the mineralised domains. Surface geological mapping and geological logging data from drillhole core are used in the interpretation. Polymetal geologists in St. Petersburg use the site-derived interpretations and create three-dimensional solid wireframe models. Some simplification and modification of the interpretations is required during this process. Two separate zones have been distinguished in the Anfisinskaya deposit (Zone 1 and Zone 2), and three different zones in the Olginskaya deposit (northern, central and southern blocks). All individual mineralisation lenses within each zone at the Anfisinskaya deposit are combined for statistical analysis and estimation. All individual mineralisation lenses in the Olginskaya deposit are combined for statistical and estimation purposes, without regard to the three fault blocks described. 2.4.3.4. Data collection and analysis Statistical analysis of the drillhole and trench data by Polymetal was presented to Snowden demonstrating that the trench and drillhole sample data could be combined for the purpose of Mineral Resource estimation. Snowden finds no new data contradicting this assessment. 2.4.3.5. Variography Snowden completed a full review of the variogram models for the Anfisinskaya and Olginskaya deposits as part of the 2009 Feasibility Study audit. There have been no changes to these models since that audit was completed. The findings of the Snowden 2009 audit remain. 2009 Conclusions: Variogram orientations generally approximate the orientation of the modelled wireframe solids fairly well for the Anfisinskaya deposit. Additional refinement through local orientation changes is unlikely to generate significant differences in the Resource model for this deposit. The orientation of the modelled continuity ellipse for the Olginskaya deposit is consistently at an oblique angle to the majority of the modelled wireframe solids and should be reoriented parallel to them. This could lead to grade from one modelled wireframe being used to interpolate blocks in an adjacent wireframe (although this is not considered critical due to the disseminated nature of the mineralisation). This represents upside potential as the current continuity model for the Olginskaya deposit is truncated as a function of its oblique orientation relative to the wireframe solids. Snowden ran a couple of check models to test this and confirms that an upside in contained metal at 1.5 g/t would be highly likely. 2.4.3.6. Resource estimation and classification Snowden undertook a re-reporting of the 2009 Albazino Mineral Resource after depletion to the 1 July 2011 open pit surface provided by Polymetal (Table 2.64). Snowden completed a number of checks to ensure that the model is the same as that audited by Snowden in 2009. Albazino Mineral Resource estimates include both open pit and underground Mineral Resources; these have all been reported at a cut-off grade of 1.4 g/t Au. Snowden acknowledges that the economic parameters have changed over the last two years and a review of the cut-off grades would be warranted, particularly for underground Resources. M-190

SNOWDEN

Table 2.64 Albazino Mineral Resources reported exclusive of Ore Reserves as of 1 July 2011, (May 2009 Mineral Resource Model)

Albazino Mineral Resource	Quantity (Mt)	Gold grade (g/t)	Gold metal (koz)
Measured			
Anfisinskaya	0.60	2.37	46
Olginskaya	0.38	2.46	30
Total Measured	**0.98**	**2.40**	**76**
Indicated			
Anfisinskaya	2.58	2.78	231
Olginskaya	1.14	2.56	94
Total Indicated	**3.72**	**2.72**	**325**
Measured + Indicated			
Total Measured	0.98	2.40	76
Total Indicated	3.71	2.72	324
Total Measured + Indicated	**4.70**	**2.65**	**400**
Inferred			
Anfisinskaya	1.09	3.98	139
Olginskaya	0.62	2.23	45
Total Inferred	**1.71**	**3.35**	**184**
Measured + Indicated + Inferred			
Measured	0.98	2.40	76
Indicated	3.71	2.72	324
Inferred	1.71	3.35	184
Total Measured + Indicated + Inferred	**6.41**	**2.84**	**584**

Source: Polymetal
Notes:
1. Mineral Resources are reported for the Anfisinskaya and Olginskaya deposits at a cut off grade of 1.40 g/t Au.
2. Resources are exclusive of those Mineral Resources modified to produce the Ore Reserves.
3. Metal Price forecast for Resource estimation: Au=$800 $/oz.

2.4.3.7. Albazino previously published Mineral Resources

Albazino Mineral Resources previously published as at 1 January 2011 are provided in Table 2.65.

Table 2.65 Albazino Mineral Resources as at 1 January 2011

Albazino Mineral Resource	Quantity (Mt)	Gold grade (g/t)	Gold metal (koz)
Measured + Indicated + Inferred			
Measured	1.06	2.49	85
Indicated	3.64	2.70	315
Inferred	1.72	3.34	185
Total Measured + Indicated + Inferred	**6.42**	**2.84**	**585**

Source: Polymetal

Reduction in Mineral Resources between 1 January 2011 and 1 July 2011 are as a result of depletion due to mining activity.

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2.4.4 Hydrogeological and geotechnical

2.4.4.1. Geotechnical data and analysis

Geotechnical data for the design and construction of the pits and tailings dam has been presented and analysed by Polymetal (Polymetal, 2009). The data collected and the analyses are sufficient to be used as the basis for design and construction.

2.4.4.2. Hydrogeology data and analysis

There has been a study of surface and ground water quality and quantity on site, including the drilling of 16 boreholes specifically for groundwater interpretation. Snowden did not view monitoring wells or samples; nor did Snowden verify the logs. A conceptual geological and hydrological model was created and the flow was modelled.

Dewatering using in-pit sumps and drains can be slow and Polymetal expects that a high number of its blastholes will be wet because of this and has budgeted for the impacts of this in its financial model.

Snowden did not verify the modelling, but reports that input parameters and results appear reasonable.

2.4.4.3. Geotechnical design criteria

2.4.4.4. Open pit

The Feasibility Study for Albazino was based on a study performed by the specialised Russian organisation PPK "Amurburvod" Plc on behalf of Polymetal for the engineering geological conditions of working the deposit.

For slope stability, the Feasibility Study uses the same analysis for both pits but breaks the pits into two domains depending upon fault direction as shown on Table 2.66.

Table 2.66 Albazino geotechnical pit design criteria

	Northeast domain	Southwest domain
Fault orientation	Dip into slope	Dip with slope
Bench height	30 m	30 m
Berm width	10 m	10 m
Bench face angle	70 degrees	50 degrees
Inter ramp angle	55 degrees	40 degrees
Final slope angle	48 degrees	36 degrees

Source: Polymetal

Snowden did not verify the pit slope parameters, but suggests that input parameters and results appear consistent with what Snowden would expect for this analysis.

2.4.4.5. Waste dumps

The Feasibility Study addressed the stability of all waste dumps in the same analysis. Polymetal has taken into account the properties of both the overlying soils and the underlying rock that will form the foundations of the dump as well as the strength of the waste materials making up the dump.

The final dump design is for a dump built up in lifts of 70 m. Each lift will leave a 22 m setback from the crest of the lower lift. The waste dumps have been designed to be at the angle of repose and in this case an angle of 34° has been used. The highest dump will be 196 m high comprised of two 70 m lifts and a 56 m lift.

Snowden did not verify the modelling for this audit, but reported input parameters and results appear consistent with what Snowden would expect for this analysis.

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110929_V1077_Polymetal_CPR_Final Page 109 2.4.4.6. Tailings dam The Feasibility Study addresses a wet tailings dam design and stability analysis. Polymetal has taken into account the properties of the soils that will form the foundations for the tailings dam as well as the strength of the constructed dam fill and the tails. Snowden did not view geotechnical core or test pits nor did Snowden verify the geotechnical logs. The geotechnical parameters used in the analysis appear reasonable for the type of soils specified, and the analysis technique is considered reasonable. Foundation soils were analysed and tested to Russian government standards which include consideration for seismicity and groundwater impact. 2.4.5 Mining 2.4.5.1. Mining method The mining method is a conventional open pit mining for the two deposits. An average mining loss of 6% and mining planned dilution of 18% was applied in the pit optimisation and scheduling processes calculated based on the dip of the gold bearing ores, the slope and height of the benches, and the selected mining methods. The calculation methodology is based on a Russian standard. Snowden has reviewed the formulation and the application of the information to the calculation and has found it to be conservative. Snowden considers that the mining loss and dilution parameters used within the Feasibility Study are reasonable and within the range of expectations. 2.4.5.2. Economic limits 2.4.5.3. Pit optimisation analysis The ultimate pit shell was derived using the Lerchs-Grossman technique combined with the time value of money for expected extraction date of individual ore blocks. During its 2009 audit Snowden generated pit shells consistent with those generated by Polymetal using Polymetal?s geological models and applying similar financial parameters. The pit optimisation process attributes value to only Measured and Indicated Resources, which is appropriate. 2.4.5.4. Cut-off grades Polymetal arrived at two COGs as a consequence of the financial parameters used for the ultimate pit shell determination. The mine-wide COG of 2.27 g/t is the grade at which an individual mined block breaks-even when all costs associated with its mining and processing are applied. The second COG, which Polymetal names the low-grade COG, is the grade of ore which covers the cost of processing and refining, and is applied to material which must be moved to access material above the fully costed COG. In the Polymetal mine plan, all the material between the low grade COG and the COG is stockpiled and will be processed when the pits are depleted. Snowden has undertaken comparative COG calculations based on financial information that Polymetal has provided and found that the two selected COGs are appropriate. 2.4.5.5. Average wall angle The wall angles for the pit optimisation are 40° for the west side and 49° for the east side. This is consistent with the geotechnical constraints determined for the deposit. 2.4.5.6. Mine design The waste mining face height has been set at 10 m and the ore face height at 5 m. Final bench heights will be 30 m each with face angles and berm widths as defined in Table 2.66. The bench and face geometries are considered appropriate and should be achievable. Polymetal will deepen the pit at a rate of 30 m/year with a maximum of 50 m/year which translates to rate of five to 10 ore benches a year and three to five waste benches a year. This is considered conservative compared to international standards and therefore this assumption does not present a risk to the project. M-193

SNOWDEN

2.4.5.7. Equipment selection

Polymetal uses Komatsu HD 785-5 trucks (maximum fleet size of 14 units) for both waste and ore, matched with 2 x Komatsu PC-2000 excavators for waste and a Komatsu PC-1250-7 for ore. These excavators are capable of performing the required duty and the PC-2000's are well matched to the trucks; however, there may be potential for productivity improvements by better matching the ore excavators (PC-1250) to the trucks.

The schedule of auxiliary and support equipment provided by Polymetal is shown in Table 2.67.

Table 2.67 Albazino auxiliary mining equipment

Description	Model	Maximum number from FS
Dozer – Pit Operations	Komatsu D275A	2
Dozer – Dumps	Komatsu D275A	5
Dozer – Stockpiles	Komatsu D155A	2
Wheel Dozer	Komatsu WD600	1
Front end loader	Komatsu WA500	1
Anfo Pump Truck	Unknown	1
Mobile Rock Breaker	Atlas Copco MB1000 mounted on Komatsu PC279	1
Pump – Diesel (until depth exceeds 175 m)	SNP 100/100	2
Pump – Electric (when depth exceeds175 m)	ZNS 180-297	6

Source: Polymetal

2.4.6 Ore Reserves estimation

Table 2.68 summarises the Ore Reserves at Albazino as of 1 July 2011.

Table 2.68 Albazino Ore Reserves, as of 1 July 2011

Albazino Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Gold metal (koz)
Proved			
Open pit	9.57	4.54	1,398
Stockpile	0.49	4.29	67
Total Proved	**10.06**	**4.53**	**1,466**
Probable			
Open pit	7.49	3.50	842
Stockpile	-	-	-
Total Probable	**7.49**	**3.50**	**842**
Proved + Probable			
Open pit	17.07	4.08	2,241
Stockpile	0.49	4.29	67
Total Proved + Probable	**17.55**	**4.09**	**2,308**

Source: Polymetal

Notes:

1. Open pit Ore Reserves are derived from Anfisinskaya and Olginskaya.
2. Anfisinskaya Ore Reserve calculated using a mining loss of 4.5% and dilution of 18.5%, at a cut-off grade of 1.65 g/t Au.
3. Olginskaya Ore Reserve calculated using a mining loss of 6.5% and dilution of 17.3%, at a cut-off grade of 1.65 g/t Au.
4. Dilution grades applied at 0.30 g/t Au for all types.
5. Metal price forecast for OreReserve estimation: Au=$900/oz.

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M-194

110929_V1077_Polymetal_CPR_Final Page 111 2.4.6.1. Albazino previously published Ore Reserves Albazino Ore Reserves previously published as at 1 January 2011 are provided in Table 2.69. Table 2.69 Albazino Ore Reserves as at 1 January 2011 Albazino Ore Reserve Tonnes (Mt) Gold grade (g/t) Gold metal (koz) Proved + Probable Open pit 17. 37 4.0 8 2,2 80 Stockpile — - — Total Proved + Probable 17.37 4.08 2,280 Source: Polymetal Changes in Ore Reserves between 1 January 2011 and 1 July 2011 are as a result of minor depletion due to mining activity and addition due to additional drilling during early mining activity. 2.4.7 Metallurgical infrastructure and materials handling The Albazino and Amursk metallurgical hubs comprise a concentrator at the Albazino mine site and a Pressure Oxidation (POX) facility at Amursk. At the date of this report, the Albazino concentrator was in the process of commissioning and production ramp-up and the Amursk POX is in mid stage construction. 2.4.7.1. Albazino Concentrator The Albazino-Amursk Feasibility Study Report (Polymetal, 2009) and all related test work has been reviewed to validate the critical metallurgical inputs used in the financial analysis. A site visit by Dennis Cowen, Snowden?s Senior Principal Consultant, to the Albazino Concentrator was undertaken in May 2011. The ore process stages are: ? crushing to –250 mm. ? two stage grinding , 70 to 75% -71 ìm with SAG / ball mill configuration. ? first stage flotation including rougher / scavenger /cleaner cells. ? hydrocyclone classification of the first stage flotation tailings with desliming and disposal of to the tailings pond. ? additional grinding (Stage 3 grinding) of classified first stage of flotation tailings in a closed cycle with hydrocyclones to fineness 75% –71ìm. ? second stage flotation processing, including rougher, scavenger and two step cleaning cells. ? thickening, filtration and drying of flotation concentrate to 3-5% moisture content and packing into soft containers. ? flotation processing tailings thickening to 40-45% solids density. ? disposal of thickened tailings to tailings pond with water recirculation. The general process block flow sheet is given in Figure 2.16. The grinding circuit has a design capacity of 1.5 Mtpa. The SAG mill, ball mill I and ball mill II motor capacities are 1,150 kW, 800 kW and 550 kW, respectively. The product from the closed cycle SAG mill is further reduced in the first stage ball mill for feeding to the first stage flotation at a P80 size of 154 ìm. The tailing from the first stage flotation is deslimed with cyclones and then reground further in the second stage ball mill to a P80 of 77 ìm for feeding to the second stage flotation. Pulp densities for flotation are approximately 20% solids for roughing and scavenging, and 10% solids for cleaning stages. This lower pulp density ensures acceptable aeration in flotation, and minimises the mechanical entrainment of the fines and slimes into the flotation froth which could otherwise reduce the grade of the flotation concentrate. M-195

SNOWDEN

The flotation circuit is appropriate to treat Albazino ore. Excessive cleaning of gold flotation products may result in gold losses, so a minimal number of cleaning stages is appropriate flotation protocol.

The Feasibility Study projects concentrate production at mass pull of 8% and gold recovery of 87.5%. The gold recovery was derived from the highest recovery obtained in a best bench-scale float test which used a two-stage grind-float protocol and the optimum flotation protocol and reagents. Pilot plant tests confirmed these results. In practice plant performance is usually below that forecast by laboratory and pilot plant.

Snowden recommends that until the plant has reached steady state production, recovery forecast sensitivities should include a factor of conservatism.

Figure 2.16 Albazino concentrator block flow sheet


ROM Ore
Crushing
SAG Milling
Ball Mill I
Rougher I
Scavenger I
Cleaner I
Ball Mill II
Thickener
Rougher II
Scavenger II
Filtration
Cleaner II
Drying
Cleaner III
Bagging
Thickener
Product
Tailings

Source: Snowden

Flotation concentrate is thickened and dewatered using a plate and frame filter prior to drying in rotary kilns to a design moisture content of 5%. Concentrate is packed into 14 tonne bulk bags, and shipped 120 km by road and barged 635 km to the Amursk hydrometallurgical plant.

Flotation tailings are pumped to a slimes dam, with water recirculation to the primary mills.

2.4.7.2. Amursk Hydrometallurgical Plant

In Amursk, the concentrates received from Albazino and Mayskoye will be processed, together with other suitable feedstock, through an autoclave pressure oxidation (POX) process to liberate the refractory gold. Oxidised acidic slurry produced by the autoclaves will be neutralised and processed in a conventional carbon-in-leach (CIL) circuit to recover the contained gold.

The plant is currently under construction, with commissioning projected to commence in November 2011.

The Amursk flowsheet described in the Feasibility Study is shown in simplified form in Figure 2.17.

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Figure 2.17 Amursk processing flow sheet


Concentrate feed
Acidulation
Autoclave oxidation
Neutralisation
CIL
Filtration
Refinery
Tailings

Source: Snowden

2.4.7.3. Autoclave

The autoclave vessel, 3.3 m in diameter by 23.3 m long, comprises conventional carbon steel shell with a corrosion resistant membrane and three courses of brick lining. The vessel is fitted with eight uniform agitators. The first four agitators are situated in a first compartment providing extended residence time to maximise sulphur oxidation and bring the feed slurry up to operating temperature.

In the absence of sufficient sulphur in Albazino concentrate to allow for self-sustaining operation without the need for external energy input, the design allows for sulphur supplementation with pyrite, energy efficiency and heat recuperation. The plant design has accommodated the potential for installation of concentrate pre-milling to enhance the energy efficiency, should that be required.

Acidulation will be performed by direct addition of concentrated sulphuric acid which will be controlled during operation to minimise both the acid cost and the amount of dissolved arsenic reporting to the CIL circuit.

Direct neutralisation of POX discharge with lime and limestone will be performed, which will result in higher cyanide consumption than other techniques but is simpler, easier to maintain and of lower capital cost.

Snowden is of the opinion that Amursk processing rate for Albazino and Mayskoye concentrates in the Feasibility Study, 23,000 tonnes of sulphide sulphur per year, will be achievable.

The oxygen plant has been appropriately sized for the design rate of concentrate treatment.

2.4.7.4. CIL gold recovery

The CIL circuit is equipped with eight tanks 7.8 m in diameter by 8 m high, each with an effective operating volume of approximately 370 m^3 providing residence time of 32 hours at a CIL pulp density of 33% solids which is expected to be adequate to achieve design recoveries. The predicted carbon loading is 10.7 kg of gold per tonne of carbon, which is high for a CIL circuit where potential preg-robbing components may be present. Polymetal has designed the carbon strip circuit to accommodate potential lower carbon loadings.

2.4.7.5. Treatment of the Mayskoye concentrate at Amursk

Pressure oxidation test work to determine the gold recovery from Mayskoye concentrate at Amursk is ongoing.

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Snowden is of the opinion that recovery of gold at Amursk may be negatively affected by carbon in the Mayskoye feed concentrate and possible chloride complex formation. Snowden recommends that when the Amursk POX plant is projected to treat Mayskoye concentrate, recovery forecast sensitivities should include a factor of conservatism.

2.4.8 Tailings and waste management

The capacity of the tailings dam is given as 9.30 Mm^3 or 13.02 Mt and the estimated total tonnes of tailings discharge into the dam are 13.02 Mt. There is also ample space to accommodate additional tonnage by raising the tailings dam. Waste dump capacity was reviewed with respect to expected waste generated throughout the mine life and was found to be adequate.

2.4.9 Infrastructure

Albazino is situated in a remote area and consequently has been designed to be self sufficient with respect to water, power, transport and other infrastructural requirements. The Albazino site layout is indicated in Figure 2.18.

Figure 2.18 Albazino site layout


Explosive House
Tailings Dam
Plant
Camp
Workshops
Waste Dumps
Open Pits

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 115 The Amursk site is located in an industrial area with good infrastructure availability. 2.4.9.1. Electricity Electricity for the Albazino facilities will be provided by a 6 kV diesel generator station consisting of eight diesel generators. There are two additional standalone diesel power plants at the explosive storage magazine and at the ammonium nitrate storage facility. A diesel generating facility will also be built at the Oglongi port facility to supply this site. Diesel for the Albazino and Oglongi generators is barged into Oglongi and transported to site by road. There is sufficient diesel storage at the mine site to cater for the mines needs during the winter when barging is not possible. Electricity for all facilities in Amursk will be provided from the local grid at Amursk and will be provided to the hydrometallurgical plant site through a new dedicated 35 kV distribution network built by Polymetal. 2.4.9.2. Water supply Spring water cannot be depended upon due to the freezing up of the water for between 170 and 190 days per year between the months of October and the middle of May. For this reason, the source of potable water for the camp of Albazinsky MPC is underground water through boreholes. The Territorial Committee for Natural Reserves (TKZ) has approved the sources of water which are adequate to meet the project requirements. 2.4.9.3. Mine Access There are no inhabited communities in close proximity to the project site, the nearest ones being Kherpuchy, which is accessible by a gravel road 119.7 km long, and Oglongi, which is accessible by barges and motor boats along the Amgun River. The two river ports of Komsomolsk-on-Amur and Khabarovsk are accessible through water ways, and so is the seaport of Nikolaevsk-on-Amur. The nearest railway station is in Berezovy, which is approximately 280 km away. 2.4.9.4. Transportation logistics Transport of personnel to the project site is by air or by a complex combination of road and water transportation systems. Air transport is available all year round from Komsomolsk-on-Amur to Kherpuchi airport, followed by road transport to the project site. However, water transportation is only available from mid-May to mid-October. Cargo is transported mainly by river between May and October. First the cargo is transported by railway to Khabarovsk or Amursk for trans-shipment by water to the Oglingi settlement where road transport is used to the Albazino site. Concentrate is transported by road from the Albazino site to the Oglingi settlement and trans-shipped by water to the Amursk port. From there road transport is used to get the concentrate storehouse at Amursk. 2.4.9.5. Housing A camp to house 400 on-shift employees from the mine operations and the processing plant has been built. It consists of a residential area in the form of dormitories; a hotel type accommodation for 30 people; a consumer service area having ablution facilities, a medical post, a bakery and canteen. 2.4.10 Social / manpower 2.4.10.1. Manpower The Albazino operation is forecast to engage workforce of approximately 540 employees. The Amursk metallurgical plant is projected to engage 200 personnel (including outsourcers). M-199

110929_V1077_Polymetal_CPR_Final Page 116 Table 2.70 Albazino and Amursk budget labour complements Operation/Area Headcount Albazino Mining 17 8 Process 121 Engineering and Services 187 Administration 55 Total Albazino 541 Amursk Process 7 7 Engineering and services 49 Administration 23 Total Amursk 149 Total Albazino-Amursk 690 Source: Albazino_model_FS2009_updated 2011 (Polymetal) At Albazino, approximately 38% of the personnel are Polymetal employees, and the remainder are contractors. In the vicinity of the Albazino project area there is a high rate of illiteracy, which reduces local employment potential. Skilled personnel are engaged on a fly-in/fly- out basis with a cycle of two months on and two months off. The Amursk plant is located in an urban area with skilled labour available locally. 2.4.10.2. Health and safety Health and safety policies for the operation are comprehensive and rigorously implemented. Protective personnel equipment is mandatory. Disciplinary action is taken against any personnel not adhering to policies. The weather conditions demand that adequate protection against freezing conditions for much of the year is necessary, and the operation provides suitable work clothing. There is a clinic on site which can deal with minor injuries and illnesses. Serious injury cases are transported to Khabarovsk by road or air depending on the urgency. 2.4.10.3. Community relations, plans and programmes In 2007, Polymetal signed four year social and economic agreements with the Polina Osipenko and Amursky regions and the Amursk town. Polymetal has been spending about 5 million roubles ($160,000) per year in each region on health, education and social infrastructure. Polymetal has also contributed philanthropically as a sponsor and donor to various cultural and sporting activities in the regions. Based on Snowden?s review of the Feasibility Study and its site visit, Snowden concludes that community relations have been adequately addressed. 2.4.11 Environmental 2.4.11.1. Permitting requirements Under Russian law, prospective mines must complete an environmental impact study as part of the Technical Feasibility Study for the proposed operation. Once the state agencies have approved the proposed mine plan and are satisfied that statutory environmental obligations will be met, approval is given to the project. M-200

110929_V1077_Polymetal_CPR_Final Page 117 Snowden requested the permits for the Albazino operations from Polymetal. The requirements were defined and the pertinent certificates were produced, with the salient features translated into English. 2.4.11.2. Environmental management systems Polymetal has investigated the effects the Albazino operation might have on the environment. Polymetal provided Snowden plans to deal with all the environmental issues related to water, waste rock, air pollution, soil pollution and tailings dam management. A monthly report is sent from the mine to St. Petersburg and deviations from approved activities (discharges etc.) are reported to local regulatory agencies. The head office group in St. Petersburg submit an annual environmental report to the applicable regulatory agencies. 2.4.11.3. Site specific environmental details The only concern expressed by Snowden relates to the possibility of waste rock containing sulphides. Snowden has recommended that, at a minimum, acid-base accounting should be carried out to determine the effect this might have on the environment. 2.4.11.4. Environmental impact studies Polymetal has conducted sufficient baseline studies to have a sound understanding of the impacts of its operations on water, flora, and fauna. Current impacts on the environment (as a result of exploration and construction) are acknowledged and mitigating measures are in place to minimise further impacts. There are no endangered or rare species in the project area. 2.4.11.5. Mine closure and rehabilitation Polymetal has a comprehensive mine closure plan for the Albazino project. The plan includes the stabilisation of the dump slopes; the levelling of the dump surface, which will be an on-going process and the natural, self-vegetation of the dumps. In addition, the buildings will be demolished and other structures will be dismantled. The resulting waste materials will be removed from site; steel to be sold as scrap metal and bricks and dismantled concrete structures transported to waste disposal sites. There will be recultivation of land disturbed by mining activity. It is envisaged that the closure and rehabilitation work will be done by the employees of the company using the company?s own equipment and machinery. 2.4.11.6. Environmental compliance Albazino Resources, LLC and AGK, LLC comply with the requirements of RF environmental protection legislature. Polymetal pays compensation for the use of natural resources, as well as for any negative impact on the environment. Within the guidelines set out by the legislature, Albazino Resources, LLC and AGK, LLC submit to the state authorities and regulatory authorities? statistics on the environmental impacts on the environment, and any compensation provided as well as mitigations taken. 2.4.11.7. Environmental closure provisions An amount of $14.75 M has been budgeted for environmental closure at Albazino, comprising waste and tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on similar operations at Voro and Dukat, scaled for the extent of operations at Albazino. An amount of $2.0 M has been budgeted in 2023 for environmental closure at Amursk; comprising tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on Feasibility Study estimates. The closure cost estimates are in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost. M-201

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Snowden is of the opinion that this approach is reasonable, and the reported estimate is reflective of the expected closure costs.

2.4.12 Historical and forecast production statistics

Albazino mining commenced in April 2010 and historical production for 2010 and the first half of 2011 is presented in Table 2.71.

Table 2.71 Albazino historical mine production

	unit	2010	1H 2011
Waste	**kt**	10,367	6,927
Ore	**kt**	278	405
Au grade	**g/t**	3.7	4.2
Ag grade	**g/t**	1.0	1.8
Total rock (waste+ore)	**kt**	10,645	7,333
Stripping ratio	**Waste:Ore (t:t)**	37.31	17.09

Source: Polymetal

Commissioning of the plant commenced early in 2011, and actual plant production for the first half of 2011 during the commissioning period is provided in Table 2.72. Albazino is clearly in a ramp up stage, and it is expected that full production will be reached in H2, 2011.

Table 2.72 Albazino historical plant production

Description	unit	1H 2011
Ore processed	kt	116
Au grade	g/t	3.8
Ag grade	g/t	1.1
Au recovery	%	65.7%
Ag recovery	%	62.2%
Concentrate grade		
Au	g/t	38.3
Ag	g/t	11.0
Contained Au	t	0.29
Contained Ag	t	0.08

Source: Polymetal

The production forecast from the Feasibility Study report, updated in June 2011, is presented in Table 2.73.

Mining is forecast to continue until 2020 when currently declared resources will be depleted. On-site processing will continue to 2023 when stockpiles will be depleted. Concentrate produced at Albazino will be treated at the Amursk POX plant between 2014 and 2023.

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Table 2.73 Albazino forecast mining schedule

	unit	Total	2H 2011	2012	2013	Total 2014-2020	Average 2014-2020
Waste	**kt**	**107,318**	5,537	14,291	14,005	**73,485**	**10,498**
Ore	**kt**	**17,066**	990	1,709	1,995	**12,372**	**1,767**
Au grade	**g/t**	**4.1**	3.6	3.8	3.9	**4.2**	**4.2**
Ag grade	**g/t**	**1.8**	1.7	1.7	1.7	**1.8**	**1.8**
Total rock (waste+ore)	**kt**	**124,384**	6,527	16,000	16,000	**85,858**	**12,265**
Stripping ratio	**Waste:Ore (t:t)**	**6.29**	5.59	8.36	7.02	**5.94**	**5.94**

Source: Polymetal

Table 2.74 Albazino on-mine process production forecast

	unit	Total	2H 2011	2012	2013	Total 2014-2023	Average 2014-2023
Ore processed	kt	**17,542**	596	1,500	1,500	**13,945**	**1,395**
Au grade	g/t	**4.1**	4.2	4.1	4.6	**4.0**	**4.0**
Ag grade	g/t	**1.8**	1.7	1.8	1.9	**1.8**	**1.8**
Au recovery	%	**87.1%**	75.0%	87.5%	87.5%	**87.5%**	**87.5%**
Ag recovery	%	**65.1%**	50.0%	65.6%	65.6%	**65.6%**	**65.6%**
Conc produced	t	**1,403**	47.7	120.0	120.0	**1,115.6**	**111.6**
Au conc grade	g/t	**44.5**	39.6	44.7	50.5	**44.0**	**44.0**
Ag conc grade	g/t	**14.4**	10.8	14.6	15.5	**14.4**	**14.4**
Contained Au	t	**62.43**	1.89	5.36	6.06	**49.12**	**4.91**
Contained Ag	t	**20.18**	0.51	1.75	1.86	**16.05**	**1.61**

Source: Polymetal

Table 2.75 Amursk process production forecast of Albazino concentrate

	unit	Total	2012	2013	Total 2014-2023	Average 2014-2023
Concentrate processed	kt	**1,401**	120	150	1,131	113
Au grade	g/t	**44.6**	42.6	48.7	42.9	42.9
Ag grade	g/t	**14.4**	13.1	15.2	14.2	14.2
Au POX recovery	%	**94.0%**	94.0%	94.0%	94.0%	94.0%
Ag POX recovery	%	**6.0%**	6.0%	6.0%	6.0%	6.0%
Au in doré	t	**58.68**	4.81	6.86	47.01	4.70
Ag in doré	t	**1.21**	0.09	0.14	0.98	0.10
Au Refinery recovery	%	**99.5%**	99.5%	99.5%	99.5%	99.5%
Ag Refinery recovery	%	**99.5%**	99.5%	99.5%	99.5%	99.5%
Au produced	t	**58.39**	4.79	6.83	46.77	4.68
Ag produced	t	**1.20**	0.09	0.14	0.97	0.10
Au eq	t	**58.41**	4.79	6.83	46.79	4.68
Au eq	koz	**1.88**	0.15	0.22	1.50	0.15

Source: Polymetal

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2.4.13 Historical and forecast operating costs

With limited mine production history, and plant currently undergoing commissioning, there is a paucity of historical production and cost information. Mining costs for 2010 and process and mining costs for the first six month of 2011 are presented in Table 2.76.

Table 2.76 Albazino historical operating costs (nominal money terms)

Description	unit	2010	1H 2011
Mining	M$	9.3	13.9
Ore processing	M$		3.5
Royalty	M$		0.7
Overheads	M$	3.7	3.2
Property tax	M$	0.6	0.3
Total cash cost	**M$**	**13.6**	**21.5**

Source: Polymetal

Snowden has reviewed the financial model, updated in May 2011 and found it consistent with the Feasibility Study assumptions.

The forecast Albazino operating cost breakdown is summarised in Table 2.77.

Table 2.77 Albazino operating cost distribution

Area	Distribution (%)
Mining	25
Ore processing	26
Concentrate transportation	18
POX processing	6
Transportation to refinery	1
Refining	2
Royalty	10
Operating expenses	**89**
Overheads	7
Property tax	4
Total cash cost	**100**

Source: Polymetal

Life of operation operating cost forecasts are reported in Table 2.80.

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Table 2.78 Albazino operating cost forecast (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total	Average
						2014-2020	2014-2020
Mining	M$	**271.1**	12.3	32.7	33.6	**192.4**	**27.5**
						2014-2023	2014-2023
Ore processing	M$	**287.2**	17.9	25.3	23.7	**220.3**	**22.0**
Conc transport	M$	**199.8**	-	17.6	22.0	**160.3**	**17.8**
POX processing	M$	**62.5**	-	5.9	7.0	**49.5**	**5.0**
Doré transport	M$	**7.0**	-	0.6	0.8	**5.6**	**0.6**
Refining	**M$**	**22.8**	-	1.9	2.7	**18.2**	**2.0**
Royalty	M$	**113.1**	-	9.3	13.2	**90.6**	**9.1**
Operating expenses	**M$**	**963.5**	**30.3**	**93.2**	**103.0**	**737.0**	**73.7**
Overheads	M$	**79.0**	3.2	6.8	7.3	**61.8**	**6.9**
Property tax	**M$**	**43.6**	0.3	4.4	4.0	**34.9**	**3.5**
Total cash cost	**M$**	**1,086.1**	**33.7**	**104.5**	**114.3**	**833.6**	**83.4**

Source: Polymetal

Snowden did not validate the price of consumables or cost of labour.

The claimed mining cost of $0.81 per tonne is low by North American and Australian standards but analysis of the cost model revealed that this was largely due to low labour costs.

The mining cost has, in part, been based upon historical equipment performance and consumption rates. According to Polymetal, costs of consumables were based upon recent prices and included transportation and taxes. Snowden was also advised that Polymetal completed a rigorous benchmarking exercise of its own operations as well as other similar Russian operations as validation of its mining cost estimate.

Unit operating costs predicted in the Feasibility Study for Albazino Plant have been reviewed and modest changes were suggested. One such change for the Albazino plant relates to an increase in the consumption of grinding balls, based on the mill power draws and typical unit ball consumptions in SAG mills and ball mills for ores of this hardness, expressed in kilograms per kilowatt hour. This suggested change has now been adopted by Polymetal in its financial model. Snowden believes that the forecast operating cost of $13.08 per tonne ore is appropriate.

Table 2.79 Albazino/Amursk forecast LOM unit operating costs (real mid 2011 money terms)

	units	Total
Unit cost per oz Au eq	**$/oz**	**578.4**
Total cash cost per tonne processed	**$/t**	**61.9**

Source: Polymetal

Energy (milling and crushing) is the highest contributor to the operating cost (48%), followed diesel consumption in the Albazino concentrate dryers (which is reasonable and supported by the comparable diesel consumption at Polymetal's Dukat mine) and labour (6%).

Unit operating costs predicted in the Feasibility Study for the Amursk plant treating only Albazino Concentrate with purchased pyrite concentrate have been reviewed and modest changes were suggested. These suggested changes have been adopted by Polymetal in its financial model. The operating cost of $40.64 per tonne of concentrate is reasonable and within the range expected for such an operation. Transportation cost will be approximately $56/ tonne of concentrate or $5.60/ tonne of ore.

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2.4.14 Forecast capital expenditure

The Albazino-Amursk capital forecast for the LOM is given in Table 2.80.

Construction work at Albazino commenced in 2008 and was to complete in the 4th quarter of 2010. Construction at Amursk is expected to be completed by the end of 2011.

Potential additional capital may be required for an emulsion plant for wet blast holes at Albazino, and a pre-grind mill at Amursk.

Sustaining capital is estimated at $40.9 M for the life of operations comprising ongoing replacement of equipment. The level forecast is in line with historical expenditure and is line with industry norms.

Table 2.80 Albazino-Amursk Project and ongoing capital expenditure forecast (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2023	Average 2014-2023
Albazino							
Total	**M$**	**95.2**	**32.7**	**2.4**	**1.4**	**58.7**	**5.9**
Project/Closure	M$	**43.4**	28.0	-	-	**15.4**	**1.5**
Mining	M$	**32.7**	4.7	1.5	-	**26.4**	**2.6**
Plant	M$	**9.5**		-	0.5	**9.0**	**0.9**
Other capex	M$	**9.6**		0.9	0.9	**7.9**	**0.8**
Amursk							
Total	**M$**	**34.5**	19.0	1.5	1.5	**12.5**	**1.1**
Project/Closure	M$	**21.0**	19.0	-	-	**2.0**	
Ongoing	M$	**9.5**	-	1.5	1.5	**10.5**	**1.1**

Source: Polymetal

2.4.15 Cash flow analysis

Snowden has reviewed a financial cash flow model for the Albazino-Amursk operations supplied by Polymetal. Production, operating and capital costs as reported have been accurately reflected. Snowden has not audited the model with regard to correctness or completeness of economic and fiscal assumptions.

The gold price forecast for the life of operations applied in the financial model are summarised in Table 2.81.

Table 2.81 Albazino-Amursk cash flow metal price assumptions (real mid 2011 money terms)

Metal prices	unit	Life of operations pricing
Au price	$/oz	$1,020

Source: Polymetal

The Albazino-Amursk cash flow is given in Table 2.82. At Polymetal's forecast metal prices, the model forecasts a positive EBITDA for all years of operation except for commissioning stage (2011) and closure (2022) and therefore meets the criterion of economic viability.

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Table 2.82 Albazino – Amursk cash flow (real mid 2011 money terms)

	unit	Total	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Revenue	M$	**1,915.5**	157.0	224.0	204.6	177.9	152.2	151.4	215.6	228.9	208.6	106.1	67.7	21.4
Operating expenses	M$	**963.5**	93.2	103.0	98.4	97.0	92.9	85.3	88.7	85.2	74.1	54.2	51.3	9.8
Total cash cost	M$	**1,086.1**	104.5	114.3	109.0	110.3	105.4	97.4	100.0	95.7	83.7	63.0	59.2	10.0
EBITDA	M$	**829.4**	52.6	109.7	95.7	67.6	46.8	54.0	115.6	133.2	124.8	43.1	8.5	11.4

Source: Polymetal

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2.4.16 Overall opinion

The geological understanding and Mineral Resource estimation are sound. Snowden recommends that Polymetal review the resource cut-off grades applied to the Albazino open pit and underground Mineral Resource. Current cut-off grades for the underground are grade sensitive and increasing the cut-off grade would impact the Albazino underground Mineral Resource estimate (40% of the underground resources fall between 1.4 and 2.8 g/t).

The forecast mining costs and mining Ore Reserves are appropriate for the operation, and Snowden is of the opinion that targets are achievable.

Forecast process production and costs are appropriate for the operations, and Snowden is of the opinion that targets are achievable.

In the cash flow model, the EBITDA is positive in all years except during commissioning and thus the mine and Ore Reserve meets the test of economic availability.

2.5 MAYSKOYE

2.5.1 Overview

2.5.1.1. Brief description

The Mayskoye project consists of a single licence and covers an area of 16 km^2 located in the far north-east of Russia in the Chaunskaya district of the Chukotka Autonomous territory.

The site is located 110 km south of the arctic coast of the East Siberia Sea and 180 km from the town and seaport of Pevek (Figure 2.19). Pevek is the northernmost town in Russia by the coast of the Chaunskaya Inlet off the East Siberian Sea.

Figure 2.19 Location of the Mayskoye project


Pevek
N
Valkumey
64 km
Yuzhny
57 km
Komsomolsky
Mayskoye concentrator
Maysky
57 km
20 km
Map legend
Road
Transportation route
Port

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 125 The project is to be developed into an 850,000 tpa mechanised underground mine with a flotation/ Resin-in-Leach (RIL) processing plant. Polymetal plans to produce concentrate at Mayskoye and ship the concentrate to its proposed pressure oxidisation (POX) facility in Amursk for treatment and production of doré metal. The plan is that the concentrate is to be trucked from the Mayskoye mine 180 km to the port of Pevek, and then shipped via sea and river to Amursk. 2.5.1.2. Climate and physiography The climate of the district is arctic with an average annual temperature of -10°C. In July the temperature reaches +30 °C and in December it drops to approximately -50 °C. The average annual precipitation ranges between 200 mm and 250 mm, one-third of which falls as rain and two-thirds as snow. There is poor cover of vegetation in the area surrounding the deposit, though there are spots of lichens in the mountains. 2.5.1.3. Land tenure There is only one licence issued for this asset which was registered on 28 December 2004. It is due to expire on 2 March 2024. 2.5.1.4. Anticipated mine life and exploration potential The company plans mining from the open pit until 2012 and from the underground until 2024, when current reserves are depleted. Exploration in the vicinity of the project area is continuing in order to identify potential for extension of the mine life. 2.5.1.5. Ownership structure The mining licence for the Mayskoye deposit is held by Zolotorudnaya Kompaniya Mayskoye (ZK Mayskoye), which is a wholly owned subsidiary of Polymetal. The transaction for the acquisition of ZK Mayskoye was concluded on 16 November 2009. 2.5.1.6. Native title There are no heritage sites nor native land/historical treaties located within the mine licence area and the company is subject only to central government regulation. Generally, in Russia, native or aboriginal populations do not have legal surface or subsurface rights to mineral resources. The right to mineral resources is vested in the government. 2.5.1.7. Exploration and development history The Mayskoye deposit was discovered in 1972 during a 1:50000 geological surveying project. Between 1973 and 1979, detailed prospecting and exploration work took place. In addition to the exploration work, Samarkandgeologii and other institutions researched methods of extraction of the Mayskoye primary and oxidised ore types. The construction of Mayskoye began in May 2010 and the first ore from underground was hauled to the surface in 2011. The processing plant is expected to be commissioned in the first quarter of 2012. 2.5.2 Geology 2.5.2.1. Regional Geology The Mayskoye gold deposit is situated on the eastern flank of the Palyavaam syncline within the Chukotka Mesozoic fold system. The stratigraphy of the district comprises Triassic siltstone and sandstone units, unconformably overlain by Cretaceous stratified and subvolcanic formations and Early Cretaceous continental sedimentary rocks. Cretaceous volcanic formations outcrop to the south of Mayskoye and form the Okhotsk-Chukotka volcanic belt. Gold mineralisation is controlled by northwest and northeast trending fault zones formed contemporaneously with, and sub parallel to, Mesozoic folding. The faults show evidence of prolonged activation and reactivation and formed the fluid pathways along which mineralising fluids were introduced. M-209

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Figure 2.20 Mayskoye regional geology


Mayskoye projects
Regional Map
0 10 20 40 60 80
km
East Siberian sea
Mayskoye
Neogene. Undivided deposits
Neogene. Pliocene
Neogene. Miocene
Paleogene-Neogene, undivided deposits
Paleogene. Undivided deposits
Cretaceous. Undivided deposits
Jurassic. Undivided deposits
Undivided deposits
Permian-Triassic, undivided deposits
Carboniferous Undivided deposits
Devonian-Carboniferous,undivided deposits
Devonian. Undivided deposits
Granites

Source: Polymetal

2.5.2.2. Local geology

Information on the local geology and mineralisation of the deposit is provided in Polymetal's 2010 Mayskoye Feasibility Report.

The Mayskoye deposit is hosted within a 900 m to 1,050 m thick package of alternating shale, siltstone and sandstone units which have been intruded by a series of acid dykes. The dykes range in thickness from a few meters up to 100 m thick, and extend for up to two kilometres, and comprise

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110929_V1077_Polymetal_CPR_Final Page 127 approximately 10% of the total volume of the deposit area. The principal fold in the deposit area is a northeast trending anticline, which plunges southwards at 15° to 20°. The intrusions trend roughly parallel to the axis of the dominant anticline. The structure of the deposit area is complicated by a series of faults, which strike both sub parallel and perpendicular to the trend of the principal direction of folding. Displacement along these faults can be up to hundreds of meters and has divided the deposit into Western, Central and Eastern structural blocks. Mineralisation is associated with linear zones of schistosity, quartz veins or brecciation aligned to the direction of folding. These lodes dip at between 65° and 85° to the east, or can be aligned with more flat dipping (45° to 60° to the east) stratigraphy and/or dykes. Lodes occur as discontinuous tabular bodies that pinch and swell in thickness from 0.6 m to 10 m, with many of the lodes remaining open at depth. The main factors affecting the form of the mineralised zones are the composition of the host rocks and the presence of early, pre-mineralisation folds and faults. The most significant mineralised zones occur in successions of relatively uniformly dipping siltstone. A total of 340 lodes have been identified, although only 42 in six broad groups have been modelled for the purposes of resource estimation (Figure 2.21). Figure 2.21 Mayskoye plan view of the 42 modelled lodes divided into the six groups Source: Snowden The 100 and 200 lodes (previously named the 1 and 2 lodes respectively) contain the majority of the gold ounces in the Measured category, and a large proportion of ounces in the Indicated category. The lodes within the 400 group account for most of the remaining Indicated Resource. Various lodes from all groups, with the exception of the 400 group, have been exposed and sampled in underground development on the 200 and 300 mining levels. Underground exposure extends over a distance of 950 m for the 100 lode and between 500 m and 600 m for the other exposed lodes. 2.5.2.3. Mineralisation Mineralised lodes are cut by quartz veinlets and contain fine-grained disseminations of gold-bearing sulphide minerals, mainly pyrite and arsenopyrite, which also occur in the brecciated quartz-altered rocks. The gold content of the mineralisation as represented in channel and drillhole samples varies from trace values to 57 g/t Au and averages 8 g/t Au. More than 80% of the gold is enclosed in sulphides as dispersed submicroscopic disseminations and is refractory, however the upper 80 m to 100 m are partially oxidised. Mineralisation is generally confined to the shear zones, with grades dropping rapidly into the sedimentary host rock. N 1 2 3 4 5 6 4 M-211

110929_V1077_Polymetal_CPR_Final Page 128 2.5.3 Mineral Resource estimate 2.5.3.1. Drilling and sampling Diamond drill, underground channel samples and trench samples have been collected during the life of the project. Underground channel samples were collected through cutting a slot approximately 10 cm wide and 3 cm deep in the sidewall using a diamond saw. The channel samples are considered representative of the mineralisation as they cut across the entire mineralised zone. Drill core and samples pulps collected prior to 2006 were lost or destroyed during the Perestroika period. Since coming under the ownership of Highland Gold in 2006, and subsequently Polymetal in 2009, the data collected has been well stored and is backed up by good sampling and logging records and QAQC information. Drillhole logging data is transferred from paper logs into Excel files. Assay, survey and collar coordinates are also stored in Excel files and are used to create desurveyed drillholes in Datamine. This information is available at the local Polymetal office in Pevek and is used by geologists at the Polymetal head office in St. Petersburg for geological modelling and grade estimation. Data security is not inherently provided in Excel but comparisons of sample data from different exploration programmes do not show significant bias. Mineralised zones cannot be visually determined and so to guide the decision of when to begin sampling, all drillhole core is analysed using a Niton handheld XRF analyser on one metre spacings to detect the presence of arsenopyrite, which is well correlated to gold grade. If later geological modelling identifies un-sampled zones that appear to fall within a lode, the drillhole is re-sampled in those areas. It is evident from the modelling that not all lodes were sampled in some of the historical drillhole cores. Sampling of these cores is not possible as the core no longer exists in a usable state. The geological model can, in these vicinities, be considered to be conservative as the model assumes no mineralisation is present. This is not expected to have a material impact on the overall Mineral Resource. Since 2006, samples have been processed at an on-site laboratory. Since acquiring the project in 2009, Polymetal has installed a new analytical facility to complement the sample preparation facility, with umpire analysis undertaken at Alex Stewart Laboratories. Gold grades are determined through fire assay with an atomic absorption finish. Results from the QAQC samples submitted since 2006 indicate that the assay data is of an acceptable quality to be used in grade estimation. A considerable portion of the database is comprised of assay data collected prior to 2006. This data was compared with quality controlled data collected by Highland Gold and no consistent bias was observed. Sample data is thus considered acceptable for grade estimation, but consideration needs to be given to the proportion of historic data used in the estimate during resource classification. 2.5.3.2. Bulk density determination Polymetal has analysed 101 oxide and 52 sulphide samples from a representative suite of rock types at various depths for dry bulk density. Density values obtained have been used as a guide in assigning density values per lode group and oxidation level. Whilst this is not optimal, the risk to the overall resource tonnage is relatively small. It is material to the operation, but is unlikely to pose a significant risk to the overall resource tonnage. 2.5.3.3. Geological interpretation Mineralisation is not confined to specific geological units and whilst structurally controlled, zones of elevated grade are variable about the controlling structure. There is no visual or consistent geological control to aid in the identification of mineralised zones and so modelled solids were constructed based on a gold COG of 1.5 g/t. Mineralisation is observed to pinch and swell on the scale of individual section s. Six groups, each containing a number of individual lodes, are defined based on the spatial location and orientation of lodes. In some cases, what is very likely a single lode has been divided into a number of different lodes based on changes in orientation at depth and along strike. This will impact the deeper resources but will have a limited impact on the resources planned to be mined in the first few years of mine life. M-212

110929_V1077_Polymetal_CPR_Final Page 129 2.5.3.4. Data analysis Raw sample data are composite to one metre intervals (with the exception of the 400 lodes, which are composite across the full width) and coded on individual lodes. By nature of the mineralisation, sample populations require minimal top capping to reduce the effect of extreme grades. Diamond drill samples from Highland Gold’s exploration were compared with the underground channel samples occurring in the same localities to determine if a bias existed between them. A difference between the grades reported from diamond drillhole and channel samples was still evident, although to a far lesser degree than that observed in the historic comparisons. Grades between sample types are comparable below 7 g/t Au with higher grades of between 10% and 15% in the channel samples where the observed grades exceed 7 g/t Au. Channel samples comprise a significant portion of the overall dataset for many of the lodes. It was historically concluded that the channel samples were considered reliable and mineralised material lost from poor core recoveries was causing the low grade bias in diamond drill samples. The comparison undertaken by Snowden utilised only the Highland Gold diamond drill samples, which were considered to have good core recoveries. The source of the bias remains unresolved and ongoing analysis is required. 2.5.3.5. Variography Variogram analysis is not rigorous, with only the strike and dip orientations investigated. Modelled ranges are usually identical in the strike and dip orientations even though a preferred grade continuity is evident. This is not anticipated to affect the overall Mineral Resource but may lead to grade estimation errors on a local scale. The modelled nugget effect, which captures the degree of grade variation over very short distances, is relatively low at Mayskoye compared to typical gold deposits, accounting for approximately 20% of the variance observed. This reflects the fineness of the gold mineralisation and increases confidence in the estimated grades. 2.5.3.6. Resource estimation Estimation for gold is by Ordinary Kriging. Estimation is per domain using the composited, top cut gold sample data. The modelled wireframes were filled with parent cells of 5mN by 20mE by 20 mRL. Subblocking was used to improve filling of the wireframes. The block size was selected on the basis of drillhole spacing and is considered appropriate for resource estimation. Sulphur grades are also estimated using Ordinary Kriging, however no domains were used. Sulphur is an important input to the planned metallurgical processing using pressure oxidation. Snowden undertook a parallel estimate for the 100 Lode using different variogram and estimation parameters. Global grade and tonnage estimates for the combined Measured and Indicated Resources compared favourably and were within acceptable tolerances for the Inferred Resource. Mineral Resources have been classified in the Measured, Indicated and Inferred categories based on the data reliability, geological confidence and grade continuity. The Mayskoye deposit has been explored extensively for many years and contains a large database of drillhole samples as well as extensive underground exposure on many of the lodes. These factors contribute to the confidence assigned to the Mineral Resource. Snowden considers the classification applied to the Mineral Resource to be appropriate. Mineral Resources are reported in Table 2.83. Snowden has reproduced the reported Mineral Resources and conducted a parallel estimate of one of the zones as part of the audit process. M-213

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Table 2.83 Mayskoye Mineral Resource reported exclusive of Ore Reserves as of 1 July 2011

Mayskoye Mineral Resource	Quantity (Mt)	Gold grade (g/t)	Gold metal (koz)
Measured			
Oxide	0.05	5.66	8
Sulphide	0.42	6.32	85
Total Measured	**0.46**	**6.25**	**93**
Indicated			
Oxide	0.10	5.42	18
Sulphide	1.54	6.19	306
Total Indicated	**1.64**	**6.14**	**324**
Measured + Indicated			
Total Measured	0.46	6.25	93
Total Indicated	1.64	6.14	324
Total Measured + Indicated	**2.11**	**6.17**	**417**
Inferred			
Oxide	0.06	8.40	15
Sulphide	15.96	8.60	4,413
Total Inferred	**16.02**	**8.60**	**4,428**
Measured + Indicated + Inferred			
Measured	0.46	6.25	93
Indicated	1.64	6.14	324
Inferred	16.02	8.60	4,428
Total Measured + Indicated + Inferred	**18.12**	**8.32**	**4,845**

Source: Polymetal
Notes:
1. Surface oxide Mineral Resources have based on a cut off grade of 2.49 g/t Au.
2. Surface sulphide Mineral Resources have based on a cut off grade of 3.17 g/t Au.
3. Underground oxide Mineral Resources have based on a cut off grade of 4.42 g/t Au.
4. Underground sulphide Mineral Resources have based on a cut off grade of 5.17 g/t Au.
5. Resources are exclusive of Ore Reserves.
6. Metal price forecast for Resource estimation: Au=1,150$/oz.

2.5.3.7. Mayskoye previously published Mineral Resources

There has been no change in Mineral Resources previously reported as at 1 January 2011 which were as per Table 2.83.

2.5.4 Hydrogeological and geotechnical

2.5.4.1. Geotechnical data and analysis

Snowden reviewed the geotechnical analysis undertaken by Polymetal as well as the ground conditions underground and is of the opinion that the selected mining method and opening sizes are appropriate for the mine.

2.5.4.2. Hydrogeology data and analysis

Hydrogeological studies conducted indicate that water inflow through fractures into underground workings below permafrost rocks is approximately 80 m^3/day. All gravity water will be channelled through drains into sumps. The water will then flow from there into the main pumping chamber. The

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pumping chamber will be equipped with three radial flow pumps RFP 60/330 with output of 60 m^3/hr at a pressure head of 330 m. Only one pump will run at any given point in time; one will be a standby pump and the third will be a maintenance pump.

2.5.4.3. Geotechnical review

Prior to commencing development at Mayskoye, Polymetal commissioned a report in 2010 by Irkutsk State Technical University. The report recommends mining methods based on specific vein geometries as well as likely support requirements. Snowden is of the opinion that Polymetal has an appropriate understanding and control of the geotechnical environment at Mayskoye.

2.5.5 Mining

2.5.5.1. Mining method

The Mayskoye deposit comprises several veins of varying thickness, and varying dip, and as such, a number of mining methods are required to maximise economic extraction. Table 2.84 shows Polymetal's selected mining methods and the criteria which have been applied to make the selections.

Table 2.84 Mayskoye mining methods

Method	Vein thickness (m)	Vein dip (°)	Proportion of resource (%)
Open pit	N/A	N/A	6
Long hole open stoping	>2.5	> 55	61
Long hole bench stoping	1.5 – 2.5	>55	15
Shrinkage stoping	0.7 – 2.5	>55	8
Room and pillar	>3	<55	10

Source: Polymetal

2.5.5.2. Open pit

The open pit operation is a small undertaking with the intent of mining the outcropping oxides. The resource mined using this method is less than 500,000 t over a period of less than two years. This mining plan involves two very shallow pits on a ridge. Snowden has examined plans and equipment for the open pit and found them appropriate.

2.5.5.3. Modifying factors - Open pit

The ore losses and dilution for open pit are as follows:

- for oxidised ore, ore losses amount to 4.5% and planned dilution of 18.5%
- for sulphide ore the corresponding figures are 6.5% and 17.3%.

2.5.5.4. Underground

The stability of the hanging wall is a contributing factor to the selection of a mining method. Snowden has examined geotechnical reports that indicate, for the chosen level spacing and the typical stope span envisioned the mining methods are viable. Snowden concurs that the mining methods and geometry criteria Polymetal has selected for Mayskoye are appropriate.

2.5.5.5. Modifying factors - Underground

The average ore losses and planned dilution used in the feasibility studies are 11.2% and 22.2% respectively. In Snowden's opinion this is appropriate, and conservative.

2.5.5.6. Open pit optimisation

A parallel open pit optimisation was undertaken by Snowden to test the viability of the proposed open pit mine. Snowden found much larger open-pit shells than those developed by Polymetal. This indicates that Polymetal is being conservative with respect to the open pit potential and Mayskoye.

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The reason for reducing the size of the open pits (thus reducing their value/tonne of material moved) is driven by more than pure economics. There may be challenges associated with developing a significant open pit operation within the Arctic Circle at the same time as developing a large underground mine.

2.5.5.7. Underground cut-off grade determination

Snowden was provided with a detailed model that was used by Polymetal to calculate the underground design COG. This model has different input parameters to that which was used for financial analysis (and within which mining unit cost calculations were undertaken). This model results in a COG of 6.74 for the underground which was subsequently rounded up to 7.0 g/t for reserve calculations. Snowden has examined the COG cost model and compared it to the financial cost model. The models have some significant differences in inputs; however, overall they arrive at very similar operating costs.

Snowden is therefore of the opinion that the COG's reported by Polymetal, and presented in Table 2.85 are adequate and will be sufficiently conservative to lead to overall positive cash flow.

Table 2.85 Mayskoye cut-off grades

Mine type	Oxide COG (g/t)	Sulphide COG (g/t)
Open pit	3.22	4.08
Underground	7.00	7.00

Source: Polymetal

Snowden is of the opinion that the utilisation of the Mineral Resource would be improved if different COG's were calculated for different underground mining methods and suggests this as an opportunity to improve the profitability of the operation.

2.5.6 Mine design

2.5.6.1. Stope design

Snowden, although not provided with stope designs, is of the opinion that the conservative nature of the recoveries and dilutions give a high confidence in the predicted production profile.

2.5.6.2. Mine ventilation

Fresh air supply to the underground workings will be a forcing ventilation system through raises and the exhaust air will be discharge through ramps and up raises.

2.5.6.3. Pumping

The mine will be dewatered by using three (3) radial flow pumps (RFP 60/330) with an output of 60 m^3 /hour at pressure head of 330 m. Of the three pumps, only one will be operational at any given point in time; one will be a backup and the third will be a maintenance pump. The operation of pumps will be fully automated. The water will be pumped to the surface along the transport ramp.

Snowden considers this arrangement to be sufficient to cater for the dewatering needs of the mine.

2.5.6.4. Equipment selection

2.5.6.5. Open pit equipment list

The following equipment is to be purchased for the open pit operations:

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Table 2.86 Mayskoye open pit mining equipment

Item	Inventory fleet
ECM660 drilling machine	1
Caterpillar 330 shovel (backhoe)	1
Caterpillar 980 loading machine	1
Caterpillar D9R bulldozer	1
Ulba 400M mix-pump truck	1

Source: Polymetal

2.5.6.6. Underground equipment list and costs

Polymetal intends to acquire a new fleet of underground mine equipment to develop the underground Mineral Resources at Mayskoye. The major equipment list is presented in Table 2.87.

Table 2.87 Mayskoye underground equipment

Underground equipment	Number	Cost ($US)
Truck TH320 (Sandvik 20 tonne)	7	660,000
LHD LH410 (Sandvik 5 yard loader)	3	560,000
LHD LH409E(Sandvik 5 yard loader)	3	750,000
Twin boom jumbo DD320 (Sandvik)	3	875,000
Long hole drill DL410 (Sandvik)	2	900,000
Alimak style raising system KPN-4	3	26,700
Portable rock drill BBC 16W	12	5,000
Stopper drill BBD 46WS8 H25	8	6,250
Exploration drill rig Diameck 262-type	2	204,533
Scraper winch 30 LS-2SM	3	12,000
Multimec 6600 cartridge system	1	308,542
Charmec 1610 charging machine	1	441,000
ZP-2, ZP-5 Anfo charger	5	2,000
Scamec 2000 S scaler	1	558,600
VME-12 Fan	3	16,500
VME-6 Fan	7	3,000
AVH 180 Fan	10	97,020

Source: Polymetal

Snowden is of the opinion that this equipment will be sufficient to exploit the Mayskoye underground at the production rates required using the selected mining methods.

2.5.7 Ore Reserves estimation

Table 2.88 summarises the Ore Reserves at Mayskoye as of 1 July 2011.

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Table 2.88 Mayskoye Ore Reserves, as of 1 July 2011

Mayskoye Ore Reserve	Tonnes (Mt)	Gold grade (g/t)	Gold metal (koz)
Proved			
Open pit	0.19	9.55	58
Underground	2.51	9.68	781
Total Proved	**2.70**	**9.67**	**839**
Probable			
Open pit	0.26	7.33	62
Underground	4.92	9.65	1,525
Total Probable	**5.18**	**9.53**	**1,587**
Proved + Probable			
Open pit	0.45	8.26	120
Underground	7.42	9.66	2,306
Total Proved + Probable	**7.88**	**9.58**	**2,426**

Source: Polymetal
Notes:
1. Open pit Ore Reserves are derived from oxide and sulphide ore.
2. Oxide ore calculated using a mining loss of 4.5% and dilution of 18.5%, at a cut-off grade of 3.22 g/t Au.
3. Sulphide ore calculated using a mining loss of 6.5% and dilution of 17.3%, at a cut-off grade of 4.08 g/t Au.
4. Underground Ore Reserves are derived from oxide and sulphide ore.
5. Oxide ore calculated using a mining loss of 10.5% and dilution of 23.9%, at a cut-off grade of 7.00 g/t Au.
6. Sulphide ore calculated using a mining loss of 11.3% and dilution of 22.0%, at a cut-off grade of 7.00 g/t Au.
7. Dilution grades applied at 1.50 g/t Au for all types.
8. Metal price forecast for Ore Reserve estimation: Au=900$/oz.

2.5.7.1. Mayskoye previously published Ore Reserves

There has been no change in Ore Reserves previously reported as at 1 January 2011 which were as per Table 2.88.

2.5.8 Metallurgical infrastructure and materials handling

The Mayskoye concentrator is currently under construction with commissioning planned for the first quarter of 2012 and ramp-up to full production capacity to be achieved by early 2013.

The Mayskoye flotation plant will produce a refractory gold concentrate, which is planned to be shipped to the Amursk pressure oxidation (POX) plant for gold production.

2.5.8.1. Metallurgy

The Mayskoye orebody contains high-grade gold mineralisation in a double-refractory form. The majority of the gold is in fresh sulphide ore, with the gold present in solid solution within arsenopyrite mineralisation. The silver content of the ore is low.

Prior to cyanidation, the gold must first be liberated from the arsenopyrite. It is currently planned to treat the Mayskoye concentrate together with Albazino material at the Amursk POX facility as described in Section 8.3.

Mayskoye concentrate will have a higher sulphide sulphur content than the Albazino concentrate and blending the two concentrates together will provide a more stable autogenous operation of the autoclave. Test work has indicated that co-treatment of Mayskoye concentrate with Albazino concentrate does not have deleterious effect.

The Mayskoye Feasibility Study Report (Polymetal, 2010 (1)) and all related test work have been reviewed to validate the critical metallurgical inputs used in the financial analysis. These inputs include the gold flotation recovery, the flotation concentrate mass pull, and the gold recovery by cyanidation of the oxidised concentrate. Additionally, the operating costs for producing shippable flotation

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110929_V1077_Polymetal_CPR_Final Page 135 concentrate from Mayskoye, and the operating costs for pressure oxidation of the expected typical grade of Mayskoye concentrate at Amursk, have been reviewed. 2.5.8.2. Flotation concentrate production from the Mayskoye sulphide ore The ore process stages are (very similar to the process flow diagram of Albazino presented in Figure 2.16): ? crushing to –200 mm ? three stage grinding , 90% -71 ìm with semi-autogenous grinding (SAG Mill – 1,600 kW)) at the 1st stage and ball mills for stage 2 (2,000kW) and 3 (900 kW) ? hydrocyclone classification of the first two stages of grinding ? flotation cycle including three roughing flotations, one re-cleaner flotation, two cleaning operations and reflotation ? concentrate desiccation, concentrate thickening (50% to 52%), filtration (20% moisture) and drying of flotation concentrate to 5% moisture content ? disposal of tailings to tailings impoundment with water recirculation. Plant design has been based on a 90% recovery at a mass pull of 14%. Test work has indicated that a mass pull of between 14% and 16% is required for a 90% recovery and Snowden recommends a recovery of 88% at a 14% mass recovery is a more prudent assumption. This would reduce the revenue forecast for Mayskoye by approximately 2%. Polymetal plans to carry out pilot tests to produce concentrates for pilot autoclave tests and additional confirmation of technological processing indices at the end of 2011. 2.5.8.3. Projected concentrate analysis from Mayskoye The arsenic and sulphur content of the Mayskoye concentrate will have a direct impact on the processing costs in the Amursk pressure oxidation facility, principally affecting the consumption and cost of oxygen. The organic carbon content of concentrate may have implications for the cyanidation recovery of gold. Using the data in the historical reports, the arsenic and sulphur content of the projected Mayskoye concentrate production has been calculated for checking the Amursk operating cost data used in the financial model. The block model projects a gold grade for the underground sulphide ore of 9.67 g of gold per tonne. If the gold recovery of 89.7% used in the financial model is achieved, into a mass pull of 14%, the concentrate produced will have a gold grade of 61.96 g per tonne. It will therefore have a projected arsenic grade of 3.97% As. The block model projects a sulphur grade for the underground sulphide ore of 3% S. Flotation test work has shown that producing a concentrate with a 14% mass pull corresponds to a sulphur recovery of 95%. The sulphur grade of the concentrate therefore back calculates to 20.4% S, in agreement with the 20.5% used in calculating the pressure oxidation operating costs. Based on the above, the actual oxygen requirement will be 2.5 tonnes of oxygen per tonne of sulphur in the feed, exactly what was used for calculating the pressure oxidation operating costs in the financial model. The ore sample analysis on five vein samples ranged from 0.02% to 0.86% carbon. Snowden calculated that the organic carbon range in the concentrate is expected to be 0.1% to over 5% organic carbon. 2.5.8.4. Oxide ore processing During the first three years of operation at Mayskoye mine site, Polymetal will process 1.06 Mt of oxide ore (from the upper levels of the deposit) using a straightforward three stages of grinding and resin-inleach (RIL) processing flow sheet. The process chain for oxide ore processing consists of the following stages: ? ore crushing and grinding ? thickening M-219

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- "resin in pulp" sorption leaching
- desorption from resin and electrolysis
- gold melting
- cyanide destruction
- tailings thickening.

The RIL has been judiciously chosen to combat the preg-robbing components in the ore and thereby maximise the gold recovery. Snowden sees no issues with this circuit as it has been proposed.

2.5.9 Tailings and waste management

The designed capacity of the tailings dam is 7.1 Mm^3 and the total tailings to be pumped into the dam for the life of the operation is 9,500 tonnes. At a tails density of 1.4 t/m^3, the total volume will be 6.78 Mm^3. The dam has sufficient capacity for the storage of the tailings.

2.5.10 Infrastructure

Mayskoye is situated in a remote area, inside the Arctic Circle and consequently has been designed to be self sufficient with respect to water, power, transport and other infrastructural requirements. The Mayskoye site layout is indicated in Figure 2.22.

Figure 2.22 Mayskoye plan site layout


North
500 m
Tailings
Mining
Area
Plant
Offices and
workshops
Camp

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 137 2.5.10.1. Electricity supply Electricity for the Mayskoye facilities is currently provided by a 3.2 mW capacity diesel generator station consisting of two diesel generators. At the time of the site visit, a dedicated 35 Kv power line was being constructed from the town of Komsomolskiy which is connected to the power grid approximately 80 km north-west of the site along the main access road. The audit team observed during their site visit that all of the power poles were installed and approximately half of the lines had been strung. This power line will allow Mayskoye to connect directly to the main grid between the Chaun Thermal power plant at Pevek and the Bilibinskaya atomic power plant. The two plants are currently underutilised and have a peak potential capacity of 90 mW. Costs have been included in the financial model for electricity to be supplied at $0.17 per kWh which is reasonable for the grid supplied electricity which Snowden understands will be $0.165 per kWh. 2.5.10.2. Water supply Water will be supplied from a water storage basin located at the Pravy Keveem River, 3 km south-west of the metallurgical plant. Fresh water consumption of the mine is approximately 603 m3/day. 2.5.10.3. Transportation logistics The road network in the district is not well developed. For this reason, air and sea transport of cargo are the best options. The Pevek marine port serves as the main port for marine transportation of cargo for the district. Air cargo transport is also available through the Apapelgino Airport. Air cargo transport could add significant cost to the operation. 2.5.10.4. Product haulage and shipment The Feasibility Study proposes to process the ore in Mayskoye at the mine site to produce a flotation concentrate. The flotation concentrate will be filtered and dried, and then transported in 14 tonnes refillable soft bags approximately 180 km by road to Pevek where it will be stored for the summer ocean shipping season. During the summer shipping season the concentrate will be loaded onto ships for transport to the port of Vanino using ice-class vessels with a maximum loading capacity limited to 15,000 tonnes due to the limited pier depth at the port of Pevek. At the port of Vanino, the concentrate will be unloaded either to a transhipment site or direct onto 71 t rail cars where it will be moved to the railway station of Mylki near Amursk, where it will be unloaded and transported to the Amursk plant. The logistical route for transport of Mayskoye concentrate to Amursk is illustrated in Figure 2.23. M-221

SNOWDEN

Figure 2.23 Mayskoye concentrate transport route


N
178 km
Pevek
Mayskoye concentrator
4 800 km
Amursk POX
375 km
Vanino
400 km
Map legend
Transportation route
Water way
Port

Source: Polymetal

Transportation logistics will be a major activity for Mayskoye. To ship 98,000 tonnes of concentrate from the concentrator at Mayskoye to the hydrometallurgical plant at Amursk is a significant undertaking. Snowden estimates that from the mine site to the port facility at Pevek, there will be 10 to 20 truckloads of concentrate shipped per day depending on the size of truck used. During the summer season there will need to be seven shiploads of concentrate, and 1,400 rail cars between the port of Vanino and Amursk. Polymetal plans to use contract services for all of the transportation and has included in the cost model a cost of R6,932,81 or approximately $231 per tonne (approximately $22.6 M per year) to cover all transport costs.

Security of the concentrate will present an insignificant risk as the concentrate will contain refractory gold which is valueless without an autoclave type recovery plant.

Polymetal believes that the advantages of being able to use the existing facility at Amursk which is adjacent to electricity, has excess capacity to handle the Mayskoye concentrate, and with the addition of jobs to the local market, offset the challenges of the transportation logistics.

Fuels and lubricants will be barged separately and trucked in tank trucks from Pevek to the site. Costs have been allocated in the financial cost model for road transportation and for site storage.

Costs have been included in the financial model for the transport of materials to site for construction and for the transport of consumables and personnel during the operation of the facility.

Based on Snowden's review of the Feasibility Study and its site visit, Snowden concludes that project logistics have been addressed in a reasonable fashion.

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110929_V1077_Polymetal_CPR_Final Page 139 2.5.11 Social / manpower 2.5.11.1. Manpower The population of the Chaunsky municipal district is mainly urban (in 2009 urban population accounted for 82.95% of total population). Polymetal pursues the HR policy of preferentially hiring local people thereby creating new opportunities for locals. Gold mining is a traditional industry for Chukotka, and the Company assists in providing employment to discharged personnel of other mines and process plants in the district. The projected labour complement for the Mayskoye mining and processing operations is given in Table 2.89. Snowden is of the opinion that the Feasibility manpower estimate is appropriate, and that suitably qualified personnel are available within the Company, or can be recruited from the area or elsewhere in Russia to service the labour requirements. Table 2.89 Mayskoye forecast labour complement Discipline Headcount Mining 424 Process 100 Engineering 155 Administration and Support 60 Total 739 Source: Polymetal 2.5.11.2. Health and safety Health and safety policies for the operation are comprehensive and rigorously implemented. Protective personnel equipment is mandatory. Disciplinary action is taken against any personnel not adhering to policies. The weather conditions demand that adequate protection against freezing conditions for much of the year is necessary, and the operation provides suitable work clothing. There is a clinic on site which can deal with minor injuries and illnesses. Serious injury cases can be transported by road or air to Pevek depending on the urgency. 2.5.11.3. Community relations, plans and programmes Polymetal is engaged in a number of social and economic activities aimed at uplifting the living standards of the population of the district. In 2009 the company provided support to local educational institutions, cultural and recreational establishments and athletic programmes in the form of financing activities, providing construction materials and transport. In that year one million roubles were spent of social programmes. The company supports various organisations, including public and religious organisations and medical institutions, in many diverse ways. Polymetal has spends about five million roubles ($160,000) per year in each region on health, education and social infrastructure. Polymetal has also contributed philanthropically as a sponsor and donor to various cultural and sporting activities in the regions. In 2009, Polymetal spent about one million roubles ($32,000) on education, cultural and recreational establishments and athletic programs. In February 2010, Polymetal signed an agreement on the social and economic cooperation with the government of Chukotka Autonomous Territory. Polymetal plans to carry out commercial, non-profit and charity activities to assist with economic, social and cultural problems in the region. Based on Snowden?s review of the Feasibility Study and its site visit, Snowden concludes that community relations have been comprehensively addressed. M-223

110929_V1077_Polymetal_CPR_Final Page 140 2.5.12 Environment 2.5.12.1. Permitting requirements Under Russian law, prospective mines must complete an environmental impact study as part of the Technical Feasibility Study for the proposed operation. Once the state agencies have approved the proposed mine plan and are satisfied that statutory environmental obligations will be met, approval is given to the project. Snowden requested the permits for the Mayskoye operations from Polymetal. The requirements were defined and the pertinent certificates were produced, with the salient features translated into English. Based upon the discussions undertaken with the Company?s regulatory affairs group, Snowden accepts that the Company has the necessary permits in hand and any permitting issues/renewals are well understood and processes are underway to manage them. 2.5.12.2. Environmental management systems Polymetal has investigated the effects the Mayskoye operation might have on the environment. Polymetal has plans to deal with all the environmental issues related to water, waste rock, air pollution, soil pollution and tailings dam management. In particular, it is planned that no mine waste water will be discharged into any fresh water body. The mine has systems in place to deal with all possible pollution agents. There is a recycling programme in place. The only concern expressed by Snowden relates to the possibility of oxidation of waste rock containing sulphides. Snowden has recommended that acid based accounting be carried out. The measures put in place to address environmental issues are satisfactory. 2.5.12.3. Site specific environmental details Polymetal has studied the effects its operations will have on fauna, flora and water. The studies revealed that there are no forest stocks of commercial value in the deposit area. Any potential damage to plant life will be confined to the allotted area. Air pollution as a result of the operation of the processing plant could also negatively impact on the vegetation, as well as the creation and dumping of domestic waste into the surrounding environment by the employees of the company. Noise pollution from machinery during construction and production could have negative effect on animals in the area, though there is no evidence of wildlife (deer) using the area for grazing. Contaminated water from the mining and processing activities will not be allowed to mix with any natural water bodies. Polymetal has plans in place to ensure all the above mentioned issues are adequately addressed. All the disturbed land will be reclaimed at the end of the life of the mine. However, due to the unsuitability of the land for agricultural use or for any viable economic use, reclamation will only be for prevention of external environmental impacts. For tailings dam reclamation, as a first step, the dam?s settling ponds will be eliminated followed by covering the surface with grass and breakstone. It is expected that the resulting land will be left for self-vegetation. 2.5.12.4. Environmental closure provision An amount of $6.7 M has been budgeted for environmental closure, comprising waste and tailings dump rehabilitation, equipment salvage and structure removal and personnel compensation. The estimate is based on factorisation of Dukat closure costs based on the capacity of the Mayskoye operations. The closure cost estimate is in accordance with IFRS standards and accepted practice. No account is included for income from the sale of fixed equipment and mobile mining equipment upon completion of mining activities. In addition, Polymetal does not estimate costs related to environmental control/monitoring upon closure of the deposits as these are immaterial within the overall closure cost. Snowden is of the opinion that this approach is reasonable, and the reported estimate is reflective of the expected closure costs. M-224

110929_V1077_Polymetal_CPR_Final Page 141 2.5.13 Historical and forecast production statistics Mayskoye has only just commenced operations and so no historical production of note is reported. Mining production forecast is presented in Table 2.90 and Table 2.91. 2.5.13.1. Mine schedule Polymetal has provided Snowden with a schedule that shows (on an annual basis) ore and waste from the open pit, and ore and waste (including development) from the underground. Snowden has examined this schedule within the context of the provided designs, and selected equipment and found it achievable and appropriate. The underground schedule includes detail on level-by-level development, as well as ore extracted by level by year. The schedule includes detail on ore grade and ore type as well as required capital and operating development. Because, at the time of the review, there had been no detailed stope design, there is no schedule that details, on a stope-by-stope basis, how the resource will be extracted. This is not considered a fatal flaw by Snowden; however, lack of this detail does reduce the confidence of the Ore Reserve, as the study fails to unequivocally demonstrate the practicality of the design to deliver the ore at the predicted rate and sequence. The schedule has been used as the production basis for the detailed financial model provided. Open pit production is forecast to commence in 2011, and proceed through 2012 when shallow reserves will be depleted. Underground capital development started in 2010, will proceed and first ore will be mined and processed in 2013, ramping to steady state production in 2014. Snowden has examined the production schedule included in the cost model and finds it appropriate. The schedule demonstrates that sufficient levels/production areas are opened simultaneously to satisfy the production requirements, and that advance rates and individual productivities from areas are appropriate for a mine of this type. Within this context Snowden has evaluated the mining production forecast and is of the opinion that it is achievable. On-site processing of open pit ore will commence in 2012, and will be co-processed with underground ore until 2014, where after underground ore will exclusively be processed. M-225

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Table 2.90 Mayskoye open pit mining production forecast

Open Pit Mining	unit	Total	2H 2011	2012	2013-LOM
Sulphide ore mined	kt	**76**	76	-	-
Au Grade	g/t	**8.53**	8.53	-	-
S Grade	%	**2.5%**	2.51%	-	-
Au	kg	**648**	648	-	-
S	kt	**1.9**	1.9	-	-
Oxidised ore mined	kt	**372**	258	114	-
Au Grade	g/t	**8.29**	9.01	6.66	-
S Grade	%	**1.6%**	1.88%	1.11%	-
Au	kg	**3,088**	2,325	763	-
S	kt	**6.1**	4.8	1.3	-
O/p ore mined	kt	**448**	334	114	-
Au Grade	g/t	**8.33**	8.90	6.66	-
S Grade	%	**1.8%**	0.00	0.00	-
Au	kg	**3,736**	2,973	763	-
S	kt	**8.0**	6.7	1.3	-
Waste mined	kt	**1,924**	566	1,358	-
Total mined	kt	**2,372**	900	1,472	-
Stripping ratio	kt/kt	**4.29**	1.69	11.86	-
Density	t/m^3	**2.47**	2.47	-	-

Source: Polymetal

Table 2.91 Mayskoye underground mining production forecast

	unit	Total	2011-2022	2013	2014	2015	Total 2016-2024	Average 2016-2024
Capital development	kt	**951**	--	27	78	78	**726**	**91**
Stope development	kt	**1,885**	-	103	172	193	**1,312**	**146**
Ore	kt	**6,738**	-	13	700	700	**5,325**	**592**
Au grade	g/t	**9.7**	-	9.4	9.5	9.4	**87.3**	**9.7**
S grade	%	**3.0%**	-	2.6%	2.7%	3.0%	**3.0%**	**3.0%**
Au	t	**65.19**	-	0.13	6.67	6.59	**51.79**	**5.75**
S	t	**199.1**	-	0.4	18.8	20.7	**159.2**	**17.7**
Ore sent to processing	kt	**6,429**	-	13	391	700	**5,325**	**592**
Au grade	g/t	**9.7**	-	9.4	9.5	9.4	**9.7**	**9.7**
S grade	%	**3.0%**	-	2.6%	2.7%	3.0%	**3.0%**	**3.0%**
Au	t	**62.24**	-	0.13	3.73	6.59	**51.79**	**5.75**
S	t	**190.8**	-	0.4	10.5	20.7	**159.2**	**17.7**

Source: Polymetal

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Table 2.92 Mayskoye on-site oxide process forecast

Oxide Ore	unit	Total	2011	2012	2013	2014	2014-2024
Oxide ore processing	kt	**1,059**	-	250	500	309	-
Au grade	g/t	**9.3**	-	9.8	9.7	8.3	-
S grade	%	**1.9%**	-	2.0%	2.0%	1.6%	-
Au production	t	**9.85**	-	1.79	3.55	1.88	-

Source: Polymetal

Table 2.93 Mayskoye on-site sulphide process forecast

	unit	Total	2011-2012	2013	2014	2015	Total 2016-2024	Average 2016-2024
Sulphide ore processing	kt	**6,814**	-	89	391	700	**5,634**	**626**
Au grade	g/t	**9.7**	-	8.7	9.5	9.4	**86.7**	**9.6**
S grade	%	**3.0%**	-	2.5%	2.7%	3.0%	**27.0%**	**3.0%**
Au	t	**65.83**	-	0.77	3.73	6.59	**54.74**	**6.08**
S	t	**201.0**	-	2.3	10.5	20.7	**167.5**	**18.6**
Au recovery	%	**89.7%**	-	89.7%	89.7%	89.7%	**89.7%**	**89.7%**
S recovery	%	**95.6%**	-	95.6%	95.6%	95.6%	**95.6%**	**95.6%**
Concentrate yield	%	**14%**	-	14%	14%	14%	**14%**	**14%**
Concentrate	**kt**	**954**	**-**	**12.5**	**54.7**	**98.0**	**788.7**	**87.6**
Au in concentrate	t	**59.03**	-	0.69	3.34	5.91	**49.09**	**5.45**
S in concentrate	t	**192.2**	-	2.2	10.0	19.8	**160.2**	**17.8**
Concentrate processed in Amursk	**kt**	**775**	**-**	**-**	**54.7**	**70.4**	**649.6**	**72.2**
Au in concentrate	t	**47.96**	**-**	**-**	3.34	4.24	**40.37**	**4.49**
S	t	**175.5**	**-**	**-**	14.0	14.2	**147.3**	**16.4**
Concentrate for sale	**kt**	**179**	**-**	**-**	**-**	**3**	**176**	**20**
Au in concentrate	t	**11.08**	**-**	**-**	-	0.19	**10.89**	**1.21**

Source: Polymetal

Table 2.94 Mayskoye process production forecast – Amursk

Processing - Amursk	unit	Total 2012-2013	Total 2014-2024	Average 2014-2024
Concentrate processed	kt	-	**775**	**70**
Concentrate Au grade	g/t	-	**61.9**	**61.5**
Metal in concentrate	kg	-	**48.0**	**360**
Au recovery to doré	%	-	**94.0%**	**94%**
Au in doré	t	-	**45.08**	**4.10**
	koz	-	**1,448.6**	**131.7**

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 144 2.5.14 Historical and forecast operating costs Mayskoye was not in operation prior to 2011. Only forecast costs are considered here. The operating cost distribution for the full value chain is given in Table 2.95. It can be seen that less than 60% of the overall costs are on-mine, with transportation representing a significant additional cost at approximately 20% of the overall cost. Table 2.95 Mayskoye operating cost distribution Area Distribution (%) Open pit mining 0.4 Underground mining 23.2 Processing — flotation (primary ore) 18.7 Oxidised ore processing 5.2 Overheads — Mayskoye 11.9 On-Mine 59.4 Concentrate Transportation 17.6 Concentrate Transportation to Semipalatinsk 5.5 Processing cost — POX 4.2 Overheads — Amursk 0.6 Refining and doré transportation 1.7 Off Mine 29.3 Operating Cash costs 88.7 Royalty 8.0 Property tax 3.3 Total cash costs 100.0 Source: Polymetal Overall operating costs are reported in Table 2.96. 2.5.14.1. Mine operating costs Underground mining costs are predicted to be $27 per tonne and open pit mining costs are predicted to be $1.55 per tonne. Snowden has reviewed the calculation of these costs and finds the costs appropriate. 2.5.14.2. Flotation operating costs The Mayskoye Mill operating cost has been estimated by Polymetal at $21.78 per tonne of ore milled to produce concentrate, with an additional $2.21 per tonne of ore milled required for coal to dry the concentrate to an acceptable moisture content for shipment. Although these unit costs appear high, they have been reviewed by Snowden and appear reasonable. The largest cost centre is for power, equating to half the unit power cost. Total power requirements are 65 kilowatt hour per tonne of ore and the unit power cost is high at $0.17 per kilowatt hour. The ore is relatively hard, with a Bond work index of 16.5 kWh per metric tonne, and it requires a fine grind of 90% to 95% passing 200 mesh to maximise the gold recovery into the flotation concentrate and minimise the concentrate mass pull. Grinding power requirements are high and are estimated at 25 kWh per tonne. To achieve the required grind size, a three stage grinding circuit is proposed, generously sized with an installed power input of 4,500 kW. The grinding media consumption is estimated at 1.73 kg per tonne in the financial model, which translates to a consumption of 0.07 kg per kilowatt hour, appropriate for a medium abrasive ore when grinding with high-quality balls. Grinding media costs are estimated at $2.20 per tonne of ore. M-228

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Reagent consumption in flotation is high, substantiated by test work, and is most likely due to reagent adsorption by the organic carbon components in the ore. Copper sulphate consumption at 0.9 kg per tonne of ore is particularly high, but it is the dosage that was used in the flotation test work programme.

2.5.14.3. POX operating costs

The cost of shipping concentrate from the Mayskoye mine site to the processing plant at Amursk is high, estimated at $231 per tonne in the Feasibility Study. In February 2011 the Company signed the letter of intent (LOI) with FESCO Transportation Group (FESCO) specifying commercial terms of future Mayskoye concentrate transportation from the port of Pevek to the railway station 12 km from Amursk. The LOI covers the period of five years (from 2012 to 2016 inclusive) and establishes the base tariff in the range of $130 per tonne to $145 per tonne of concentrate, depending on the ship load. The tariff includes sea freight, ice toll, railway freight and certain service charges. Polymetal and FESCO have agreed to adjust the tariff annually based on domestic inflation and dynamics of fuel prices and railway and ports tariffs.

Taking into account costs of trucking concentrate from the mine to Pevek (180 km) and from the railway head to the Amursk POX facility total concentrate transportation costs are estimated to be below $200 per tonne.

The cost of processing Mayskoye concentrate at Amursk is given as $50 per tonne of concentrate in the Polymetal financial model. This gives a combined shipping and processing cost of $281 per tonne of concentrate. It is this high cost that provides a real incentive to minimise the mass pull. If the flotation is operated to generate a higher mass pull to increase gold recovery, the incremental increase in gold recovery must be able to pay for the additional shipping and processing cost.

The next largest cost centre is for limestone and quicklime for neutralisation. The consumption of cyanide in the cost estimate is 2.2 kg NaCN per tonne of concentrate feed. This should be achievable provided the ferric to ferrous ratio in the autoclave discharge is sufficiently high, that is the ferrous concentration in the autoclave discharge is low.

Table 2.96 Mayskoye operating cost forecast (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2024	Average 2014-2024
Open pit mining	M$	**9.8**	3.7	6.1	-	-	-
Underground mining	M$	**298.8**	-	34.9	38.9	**225.0**	**20.5**
Ore processing	M$	**250.1**	-	7.9	18.7	**223.4**	**20.3**
Concentrate transportation	M$	**219.4**	-	-	-	**219.4**	**19.9**
POX processing	M$	**49.9**	-	-	-	**49.9**	**4.5**
Transport to refinery	M$	**6.3**	-	0.2	0.4	**5.7**	**0.5**
Refining	M$	**20.6**	-	0.7	1.4	**18.5**	**1.7**
Royalty	M$	**121.0**	-	3.5	6.9	**110.6**	**10.1**
Operating expenses	**M$**	**976.0**	**3.7**	**53.3**	**66.3**	**852.6**	**77.5**
Overheads	M$	**91.0**	5.4	6.3	6.3	**73.1**	**6.6**
Property tax	M$	**25.5**	2.5	2.9	3.1	**17.0**	**1.5**
Total cash cost	**M$**	**1,092.5**	**11.6**	**62.4**	**75.7**	**942.7**	**85.7**

Source: Polymetal

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Table 2.97 Mayskoye forecast LOM unit operating costs (real mid 2011 money terms)

	units	Total
Unit cash cost per oz Au eq	$/oz	650.1
Unit cash cost per tonne processed	$/t	138.8

Source: Polymetal

2.5.15 Forecast capital expenditures

The project capital forecast was reported in the Feasibility Study.

A comparison of planned versus actual capital is presented in Table 2.98 below.

Table 2.98 Mayskoye planned versus actual capital expenditure (nominal money terms)

Item	2010 Plan	2010 Actual	1H 2011 Plan	1H 2011 Actual
Construction ($000's)	48,926	52,441	21,398	24,843
Equipment ($000's)	11,967	9,534	4,189	3,142
Total ($000's)	**60,893**	**61,975**	**25,587**	**28,555**

Source: Polymetal

Actual expenditure to date is $80.5 M versus a plan of $86.4 M and the project capital budget is projected to be within this estimate.

Snowden is of the opinion that forecast ongoing capital expenditure is appropriate.

Table 2.99 Mayskoye capital forecast (real mid 2011 money terms)

	unit	Total	2H 2011	2012	2013	Total 2014-2024	Average 2014-2024
Total Capital	**M$**	**207.8**	**53.2**	**43.5**	**9.2**	**101.8**	**9.3**
Projects/Closure	M$	82.7	45.6	30.4	-	**6.7**	**0.6**
Maintenance	M$	80.4	5.5	8.8	6.4	**59.8**	**5.4**
Mining	M$	63.1	1.7	7.3	4.9	**49.3**	**4.5**
Plant	M$	17.3	3.8	1.5	1.5	**10.5**	**1.0**
Other capex	M$	7.0		0.6	0.6	**5.8**	**0.5**
Capital development	M$	37.7	2.2	3.7	2.3	**29.5**	**2.7**

Source: Polymetal

2.5.16 Cash flow analysis

Snowden has reviewed a financial cash flow model for the Mayskoye project supplied by Polymetal. Production, operating and capital costs as reported have been accurately reflected. Snowden has not audited the model with regard to correctness or completeness of economic and fiscal assumptions.

Table 2.100 Mayskoye cash flow metal price assumptions (real mid 2011 money terms)

Metal prices	unit	Life of operations pricing
Au price	$/oz	1,020

Source: Polymetal

The summary cash flow before tax is given in Table 2.101. At Polymetal's forecast metal prices as reflected, the model forecasts a positive EBITDA for all years of steady state operation and therefore meets the criterion of economic viability.

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Table 2.101 Mayskoye forecast cash flow (real mid 2011 money terms)

	unit	Total	1H 2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
Revenue	M$	**2,042.9**	0.0	58.7	116.3	164.5	136.4	179.9	180.4	181.7	178.2	176.6	200.7	207.1	187.0	75.4
Operating expenses	M$	**976.0**	3.7	53.3	66.3	74.1	77.5	85.8	86.1	85.5	85.1	85.1	84.3	82.6	73.1	33.5
Total cash cost	M$	**1,092.5**	11.6	62.4	75.7	84.0	87.2	95.4	95.3	94.5	93.8	93.4	92.5	90.5	79.1	37.0
EBITDA	M$	**950.5**	-11.6	-3.7	40.6	80.5	49.2	84.5	85.1	87.2	84.5	83.2	108.2	116.6	108.0	38.4

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 148 2.5.17 Overall opinion Extensive drillhole and underground sampling information is available to delineate mineralised zones within the Mayskoye deposit. Underground exposure of lodes over hundreds of meters adds a high degree of confidence to the geological continuity and modelling approach adopted. Significant potential exists for the ongoing delineation of additional mineralised lodes within the deposit. Forecast mining production and costs are appropriate for the operation and Snowden is of the opinion that mining targets are achievable. Forecast process production and costs are appropriate for the operations and Snowden is of the opinion that targets are achievable. In the cash flow model, the EBITDA is positive in all years of steady production and thus the mine and Ore Reserve meets the test of economic availability. M-232

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3. ADVANCED EXPLORATION PROPERTIES

3.1 INTRODUCTION

Snowden visited all exploration sites for which Mineral Resources have been declared. Electronic data, reports and internal grade estimates provided by Polymetal have been reviewed by Snowden. These have formed the basis for the reported Mineral Resources, with the exception of Avlayakan where Snowden completed a parallel estimate using a different modelling approach and has reported these numbers.

Advanced exploration properties are those where a large amount of data exists to delineate the mineralised zones and where studies are being undertaken in preparation for mining. This may include trial mining or underground exposure of the mineralisation.

3.2 SVETLOYE

3.2.1 Basis of review

Snowden visited the exploration sites covered in this section on 27 August 2011. Exploration trenches, the general area and geological core recovery were inspected. Electronic data, reports and internal grade estimates provided by Polymetal have been reviewed by Snowden. These have formed the basis for the tonnage and grade ranges reported.

3.2.2 Overview

3.2.2.1. Brief description

The Svetloye deposit is found in the Okhotsky District of the Khabarovsk Territory, 225 km to the southwest of Okhotsk town, approximately 80 km inland. Winter roads from Okhotsk provide access to the deposit from December to March; helicopter access is required for other times of the year. The exploration license covers an area of 39.5 km^2.

3.2.2.2. Climate and physiography

The Svetloye deposit occurs in an area of permafrost development, with snow covering the ground for approximately seven months of the year. Winters are cold and humid, with temperatures averaging -37°C dropping as low as -50°C; summers are mild with temperatures averaging 17°C and rarely exceeding 35°C. Annual precipitation of 390 mm falls mainly as summer rainfall.

The Svetloye deposit is located between the Alalindya River and Onema River, tributaries to the Uenma River. The topography of the area is relatively flat, with elevations between 800 m and 900 m above sea level.

3.2.2.3. Land tenure

The asset's mineral licence is held in the name of Limited Liability Company PD RUS (LLC PD RUS) a wholly owned subsidiary of Polymetal. An exploration license (KHAB 01711 BP) was initially granted for the area and upon discovery of the Svetloye deposit an exploration and extraction license (KHAB 022294 BE) has been granted. License details are summarised in Table 2.1.

Table 3.1 Svetloye mineral licenses

License	Site subject to licensing	Status and area	License term award	License term expiry	Holder
KHAB 01711 BP	Surveying of lode gold at Svetloye ore field	Mining allotment 40 km^2	12.02.2003	31.12.2011	LLC PD RUS
KHAB 022294 BE	Geological exploration and development of Svetloye gold and silver deposit	Mining and geological allotment 40 km^2	10.02.2010	31.12.2030	LLC PD RUS

Source: Polymetal

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110929_V1077_Polymetal_CPR_Final Page 150 3.2.2.4. Ownership structure In 2010 Polymetal purchased LLC PD RUS together with the rights for exploration and extraction of the Svetloye deposit from Fortress Minerals Corporation, a Canadian listed exploration company. LLC PD RUS is 100% owned by Polymetal. 3.2.2.5. Exploration history Exploration commenced in earnest in the area in 2001 when PD RUS completed a prospecting and geochemical survey of the area which outlined a broad area of anomalous gold mineralisation. This was followed up by 8,139 m of trenching and 39,830 m of diamond drilling leading to the delineation of several mineralised zones. 3.2.3 Geology 3.2.3.1. Regional Geology Much of the information on the geology and mineralisation has been sourced from the Technical Report written for Fortress Minerals Corporation in June 2008. Svetloye is located within the Okhotsk-Chukotka Volcanogenic Belt (OCVB), which formed throughout the Cretaceous in response to subduction related granitic plutonism resulting in thick volcanic extrusives overlying the Archean basement, which have been intruded locally by numerous Cretaceous plutonic rocks. Horst and graben structures characterise the OCVB tectonically. Major faults traceable over hundreds of kilometres trend in a north-westerly direction and appear to have been inherited from structural trends developed in the underlying Archean basement. Numerous mineral deposits and occurrences of gold and silver occur within the OCVB tectonostratigraphic assemblage. 3.2.3.2. Local geology In the Okhotski region, the geology of the OCVB is characterised by numerous structures that appear to be related to ring faults and perpendicular trending radial faults formed by Cretaceous caldera systems. The Svetloye area consists of volcanic rocks of Upper Cretaceous age mainly of the blanket facies (basalts, dacites and andesites) and less frequent occurrences of the subvolcanic facies (granodioriteporphyrites). Rocks are significantly altered, with argillisation and secondary quartzites widespread. Mineralisation is confined mainly to dacites of the Urak suite, or to andesites of the Khetanine suite. Numerous mineralised zones are identified, which are associated with advanced argillic alteration and localised zones of silicic alteration, including vuggy silica. The deposits are complex geologically and occur in inclined or near-vertical metasomatic deposits of oxidised porous brecciated monoquartz or secondary quartzites with alumstone. Mineralisation appears to be controlled by both structure and lithology, with northwest and northeast striking faults providing the fluid pathways. Where structure forms the primary control mineralisation zones tend to be vertically oriented (Tamara prospect) whereas the influence of lithological controls provide more lateral spread of mineralisation (Elena prospect). The mineralised zones are 15 m to 80 m thick, extend along strike for 100 m to 480 m, and along dip for 50 m to 200 m. Three separate deposits have been identified. Alteration within the license area trends in a north-westerly belt and extends over 10 km in length and 4 km in width. Eight mineralised zones have been identified, however only three of these (Elena, Emmi and Tamara) have been explored extensively. 3.2.3.3. Mineralisation Gold mineralisation is recognised to have formed in a high sulphidation epithermal system within a Cretaceous, calc-alkaline volcanic arc. Gold is generally associated with zones of higher silicification or argillic alteration. Only one narrow vein has been discovered on the property (Gorky zone). Gold mineralisation is typically fine grained and disseminated within the silica. Areas containing vuggy silica are the best mineralised. Mineralisation is often close to surface (particularly at Elena) and is M-234

110929_V1077_Polymetal_CPR_Final Page 151 virtually all oxidised. Silver mineralisation is typically low (1:1 ratio to gold or less) except at Emmi, where the gold silver ratio increases to approximately 8:1. 3.2.4 Mineral Resource estimate 3.2.4.1. Drilling and sampling Initial exploration involved the collecting of 2,983 soil samples. Identified anomalies were further explored through trenching, with 4,179 m completed over five years. Diamond drilling has been focussed on the Elena deposit, where a grid of approximately 40 m by 40 m has been achieved. Coarse gold is not expected to be a problem during sampling. This is supported by the results of petrographic work, a lack of placer gold and test work undertaken where several high grade samples were panned, with no coarse gold being evident. Trenches were channel sampled at 2 m intervals adhering to geological contacts. Core recoveries of approximately 90% have generally been achieved with diamond drilling, even through the highly fractured permafrost. Core is photographed and logged before being sampled on 2 m intervals adhering to geological contacts. All core was sampled regardless of whether an interval was considered mineralised or not. Samples were analysed primarily at American Assay of Sparks (Nevada) or ALS Chemex (Vancouver) using fire assay with an atomic absorption finish. Samples with grades greater than 5 g/t Au were reanalysed using fire assay with a gravimetric finish. 3.2.4.2. Bulk density determination Bulk density has been calculated for metallurgical samples and 44 drillhole samples from Elena were also tested. Much of the mineralisation is contained in vuggy material, which complicates the collection of representative bulk density data. Samples returned values ranging from 2.13 t/m3 to 2.57 t/m3, with a mean of 2.41 t/m3. Bulk density determined from the metallurgical sample was 2.43 t/m3, which is the density value assigned to the block model. 3.2.4.3. Geological interpretation Up to eight zones have been identified at the Svetloye deposit. Zones have been modelled using a 1 g/t gold cut-off. The three primary zones are discussed below. 3.2.4.4. Elena The Elena deposit has been the most extensively explored. It is 40 m to 80 m thick and extends on strike for 400 m. A total of 98 samples (85 drillhole and 13 trench samples) inform the interpreted mineralised zone. Mineralisation is continuous between sections but is highly variable in its shape and location, especially in the peripheral areas of the deposit. This poses a risk to the current interpreted mineralised domains. 3.2.4.5. Emmi The Emmi deposit is interpreted to be comprised of four narrow mineralisation envelopes (in contrast to the broader zones modelled at Elena) on the north-west flank of the Elena deposit. A total of 387 samples (278 drillhole and 109 trench samples) inform the interpreted mineralised zones. 3.2.4.6. Tamara The Tamara deposit is more centrally located and is interpreted to contain a single mineralised zone extending approximately 200 m on strike and 140 m on dip. A total of 155 samples (90 drillhole and 65 trench samples) inform the interpreted mineralised zones. 3.2.4.7. Data analysis The Elena zone is one of the primary zones at Svetloye, with 85 drillholes and 13 trenches, providing a total of 1,216 samples. The Emmi zone is informed by 387 samples from 13 drillholes and eight trenches. M-235

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3.2.4.8. Resource estimation

Gold and silver grades were estimated using Inverse Distance with an isotropic search of 100 m to ensure all blocks received an estimated grade. Block sizes vary per zone, with a block size of 10 mE by 10 mN by 5 mRL for Elena, 40 mE by 40 mN by 5mRL for Emmi and 5 mE by 5 mN by 5 mRL for Tamara.

Additional exploration prospects (Amy, Lyudmila, Larisa and Gorky zones) are either low grade or have yet to be fully explored. The Mineral Resources are reported in Table 3.2 below. Mineral Resources have been classified as Inferred to account for the estimation technique used and uncertainties in the geological model used to control the estimate.

Table 3.2 Svetloye Mineral Resources, exclusive of Ore Reserves as of 1 July 2011

Svetloye Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured							
Elena	-	-	-	-	-	-	-
Emmi	-	-	-	-	-	-	-
Tamara	-	-	-	-	-	-	-
Total Measured	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Indicated							
Elena	-	-	-	-	-	-	-
Emmi	-	-	-	-	-	-	-
Tamara	-	-	-	-	-	-	-
Total Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Measured + Indicated							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Measured + Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Inferred							
Elena	2.79	5.54	4.1	5.61	498	365	504
Emmi	1.00	6.12	4.7	6.20	197	150	200
Tamara	0.29	7.86	3.1	7.91	72	28	73
Total Inferred	**4.08**	**5.85**	**4.1**	**5.91**	**767**	**544**	**776**
Measured + Indicated + Inferred							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Inferred	4.08	5.85	4.1	5.91	767	544	776
Total Measured + Indicated + Inferred	**4.08**	**5.85**	**4.1**	**5.91**	**767**	**544**	**776**

Source: Polymetal

Notes:

1. Mineral Resources are reported above a cut-off grade of 3 g/t, which is higher than surrounding projects to account for the higher costs of transportation to a processing facility as suitable roads and a port do not currently exist.
2. No Ore Reserves have been declared for Svetloye.
3. All resource numbers have been based on block models provided by Polymetal and do not account for any risks raised within this document.
4. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

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3.3 AVLAYAKAN, KIRANKAN AND SHAMAN

3.3.1 Basis of review

Snowden visited the exploration sites covered in this section on 24 August 2011 and 25 August 2011. Exploration trenches, the general area and geological core recovery were inspected. Electronic data, reports and internal grade estimates provided by Polymetal have been reviewed by Snowden. These have formed the basis for the tonnage and grade ranges reported.

3.3.2 Overview

3.3.2.1. Brief description

The Avlayakan project is located approximately 500 km north of the city of Khabarovsk in the Khabarovsk Krai territory of the Russian Federation. The project comprises the Avlayakan and Kirankan gold deposits and the Shaman exploration lease, located along the Avlayakan River and south-west of the Kundumi exploration license.

The exploration sites are accessible on winter roads and by rough track or helicopter during the summer months. The closest town is Chumikan, approximately 130 km from the site. The site is located at latitude 55˚3´N and longitude 134˚42´E in a time zone of GMT+10.

Much of the information for Avlayakan was sourced from the Technical Report completed on the property in 2007 (Micon, 2007). The Shaman lease has been newly acquired and only geophysical and geochemical surveys have been completed, which have identified potential targets for diamond drilling.

3.3.2.2. Climate and physiography

The Avlayakan and Kirankan deposits are located on opposite sides of the Jugjur ridge, which forms a local watershed. The Shaman lease is located between these two deposits. Elevation differences in the regional topography are in the order of 250m to 500 m, with slope gradients averaging 27°.

Average monthly temperatures in winter range from -7.4°C to -40.2°C; in summer the average temperature is +13°C. The average annual temperature is below zero (-11° C) which contributes to the development of permafrost. The average annual precipitation for the area is 500 mm, which falls mainly during summer and autumn.

3.3.2.3. Land tenure

The asset's mineral licence is held in the name of Limited Liability Company Avlayakan Mine (LLC Avlayakan Mine) a wholly owned subsidiary of Polymetal. License details are summarised in Table 2.1.

Table 3.3 Avlayakan, Kirankan and Shaman mineral licenses

License	Site subject to licensing	Status and area	License term award	License term expiry	Holder
KHAB 01969 BE	Geological exploration and development of Avlayakan gold and silver deposit	Mining and geological allotment 8 km²	13.04.2006	31.12.2024	Rudnik Avlayakan
KHAB 01968 BE	Geological exploration and development of Kirankan gold and silver deposit	Mining and geological allotment 4.5 km²	13.04.2006	31.12.2024	Rudnik Avlayakan
KHAB 02315 BR	Geological exploration and development of Shaman gold and silver deposit	Mining and geological allotment 56 km²	17.03.2010	31.12.2033	Kirankan

Source: Polymetal

3.3.2.4. Ownership structure

The Avlayakan deposit is a new gold asset for Polymetal, acquired in 2009. The asset's mineral licence is held in the name of LLC Avlayakan Mine a wholly owned subsidiary of Polymetal.

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110929_V1077_Polymetal_CPR_Final Page 154 3.3.2.5. Exploration history Placer mining along the Avlayakan and Kirankan rivers took place sporadically from 1914 to 1952. Regional exploration for gold placer deposits commenced in 1966 and by 1977 the Avlayakan hard rock occurrence was discovered. From 1980 to 1983 detailed exploration began on the Avlayakan and Kirankan deposits, with geophysical surveys, drilling and trenching completed. Exploration conducted by Artel Vostok between 2000 and 2004 aided in delineating the mineralised zones, with 95 drillholes (7,618 m) completed. Historical exploration has largely been conducted on a grid of 40 m by 30 m within the north-eastern zones with 20 m by 20 m more common in the central zone. An adit was driven into the central zone of the Avlayakan deposit to access a quartz vein with a width from 1.0 m to 7.0 m, however this vein proven to be barren. The operators at the time believe the vein was different to that hosting mineralisation in the central zone. Polymetal?s regional exploration programme for 2011 will be to continue to infill the flanks of the known mineralised zones and to continue exploring for new targets. 3.3.3 Geology 3.3.3.1. Regional Geology The Avlayakan and Kirankan deposits are located on the highly prospective Okhotsk-Chukotka volcanogenic belt (OCVB). The Avlayakan-Kirankan mineral district is dominated by Early Archean and Early to Late Cretaceous intrusive complexes, volcaniclastic sediments and tuffs. Late stage faulting, quartz veining and metosomatic alteration over print the intrusive complexes. The Early Archean complex contains folded metamorphic formations, pre-folded gabbroid and anorthosite, granulitic facies metamorphism and tectonic magmatism. The most notable feature of the complex is the predominant northeast trend of the major fold axis (Micon, 2007). Early-Late Cretaceous rocks are composed of dacite, andesite and rhyolite complexes and lay above the Archean-age formations with an angular and stratigraphic unconformity. Three groups of major tectonic faulting have been recognised within the area these include: ? Deep Precambrian-aged faults, which have repeatedly regenerated. Locally, the fractures are identified by zones of brecciation, cataclasite, mylontisation, containing quartz and silificified country rock. ? Syn-volcanic faulting formed during orogenic phases. These structures bound intrusive complexes in concentric-zonal distribution, are associated with mylonite and cataclasite and range in width up to several hundred meters. ? Localised faulting that has little influence on the geological structure and mineralisation of the region. These faults are seen as feathering faults of the first and second groups. Alteration of the rock units within the Avlayakan-Kirankan mineral district is common with most known gold mineralisation spatially associated with zones of propylitic and metasomatic alteration. Secondary alteration, in terms of composition and nature, occurs as hornfels and hornfelsed rocks. Mineralisation is spatially associated with metasomatites with up to 15 m wide envelopes of pervasive silicification around gold-bearing veins. They are almost always saturated by variously oriented quartz and carbonate-quartz veins. Many of the metasomatites, framing the gold-bearing veins, usually contain some gold, generally < 0.5 g/t, while “economic” gold mineralisation is related to the quartz and carbonate-quartz veins and zones of pervasive silicification. 3.3.3.2. Local geology The main geological structure of the area is the complex Predjugjursky volcanic zone, formed in the Late Mesozoic. This structure contains several orogenic structures, with the principal one being the linear Avlayakan-Kirankan structure trending northwest, with the Avlayakan-Kirankan deposits confined to the north-eastern part of this structure, which is composed of volcanic rocks that are largely of intermediate composition. The d eposits are characterised by shear type fracture zones with vein style mineralisation within andesites, andesite tuffs and dacite tuffs. At Kirankan these zones often resemble a stockwork system. M-238

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Avlayakan contains the following zones: Central, Northeastern, Southwestern I and Southwestern II. To date the majority of the exploration has focused on the Central and Northeastern zones with only sporadic drillholes and trenches outside of these two areas.

The Central zone is located in the central part of the Avlayakan deposit and is represented by an extensive zone of mineralisation extending over 250 m and ranging in widths from 1.0 m to 24 m wide. The zone is dominated by quartz and quartz-carbonate veins and zones of pervasive and pervasive-metasomatic silicification within a halo of hydrothermally altered rocks. The zone strikes northwest and dips between 60° and 80° to the northeast.

Mineralised zones typically have sharp contacts with the host rocks; however these are sometimes complicated with feathering, branching quartz veins, intense silicification / metasomatic alteration within the host rock units. Mineralisation is characterised by:

- fine-grained gold (78% is less than 0.07 mm) and rarely reaches 2 mm.
- gold grades range in value from tenths of a g/t up to 551 g/t and silver grades range up to 5,287 g/t. Gold-to-silver ration in the deposit is relatively consistent varying from 0.21 to 0.46.
- is very variable along strike and down dip.

The Northeastern zone is located in the north-eastern area of the deposit and has been traced over a distance greater than 3 km by exploration trenches and the width of the zone ranges from 50 m to 120 m.

The Northeastern zone consists of a number of mineralised zones typically dipping between 55° to 80° to the northeast and dominated by quartz and quartz-carbonate veining. Host rocks include andesite, tuffs of andesite and less frequently tuffs of dacite, all have undergone intense propylitisation and metasomatisation near the mineralised quartz veins.

Gold mineralisation within the Northeastern zone is generally free, fine grained (0.005 mm to 0.01 mm) and associated with quartz. Minor increases in sulphides are often seen within high grade zones with the background generally poorly mineralised. The mineral deposits are characterised by irregular distribution of metal along strike and down dip. The zones are structurally disturbed with minor 1.0 m to 30 m offsets along late stage structures. High grade shoots have been identified with consistent high grade intercepts along strike and down dip.

The Southwestern zones I and II are located 400 m and 650 m southeast of the Central Zone respectively. These zones have been identified in trenches and exploration drillholes. Economic gold mineralisation has been sampled from quartz veins 3 m to 5 m wide and show signs of similarities to the Central and Northeastern zone mineralisation.

3.3.3.3. <u>Mineralisation</u>

Mineralisation is typically confined to zones of quartz vein formation; however a number of barren veins have been identified, particularly in the central portions of the Avlayakan deposit. Gold is fine-grained (78% is less than 0.07 mm) and rarely reaches 2 mm. Various mineral forms of silver have been found in the mineral zones: free silver - 50%, electrum -20%, argentite – 28%, pyrargyrite and fahlore - about 2%. Free silver is typically fine (95% less than 0.07 mm). Pyrite is found in small proportions (<0.5%). The mineralisation is thus classified as low sulphur gold-quartz.

3.3.4 Mineral Resource estimate

3.3.4.1. <u>Drilling and sampling</u>

Both the Avlayakan and Kirankan deposits have been sampled using channel samples collected from surface trenches, and from diamond drill core. A total of 2,863 m of trenching has been completed (1,756 m at Avlayakan and 1,107 m at Kirankan). A total of 95 drillholes have been completed for the two deposits, totalling 7,618 m in total. Drillhole recovery varied per zone from 82% to 100%, with a reported average recovery of 97%.

Prior to 2006, all samples were analysed at DalGeoPhysics Laboratory in Khabarovsk using fire assay. Since 2006 samples have been processed and analysed at an on-site laboratory.

3.3.4.2. <u>Bulk density determination</u>

Bulk density data has not been collected from mineralised zones at Avlayakan or Kirankan.

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110929_V1077_Polymetal_CPR_Final Page 156 3.3.4.3. Geological interpretation Mineralisation is observed to be related to the quartz and quartz-carbonate veins as well as silicified breccia zones. Mineralisation is primarily hosted within quartz veins, or in the immediate host rocks (predominantly andesites). Initial geological modelling by Polymetal was based purely on samples exceeding 1 g/t gold with knowledge of the local lithology guiding the orientation of modelled zones but not being incorporated into the model itself. Snowden believed this to be too selective of the high grade and not take into account the association of mineralisation and quartz vein material. Categorical indicator modelling was used by Snowden to construct an alternative geological model, where all samples logged as quartz vein and all samples >1 g/t were coded with a ‘1’ and remaining samples were coded with a ‘0’. Variogram and search parameters were aligned with the general strike and dip of the veins and the indicator code was estimated. All blocks with an estimated indicator value >0.45 were coded to represent the mineralised zones. Mineralisation and vein development is sporadic, with general poor continuity noted between section lines. For the Kirankan deposit, a total of 123 samples (59 drillhole and 64 trench samples) define the mineralised zone, which extends over a strike length of approximately 280 m in a north-east orientation. The mineralised zone has been modelled with a wireframe using a 1 g/t grade cut-off. 3.3.4.4. Data analysis Samples were composite to 1 m intervals within rock types prior to the application of the indicator coding. Top capping was applied to all gold grades >90 g/t and silver grades > 600 g/t, equating to the capping of approximately 2% and 0.5% respectively. The coefficient of variation remains high following this capping indicating that alternative estimation techniques such as Multiple Indicator Kriging (MIK) or a Conditional Simulation study should be considered for future estimates. This has been considered in the classification adopted for the resource. 3.3.4.5. Variography Variograms for gold and silver were investigated within the plane of the mineralised zones and the direction of major continuity chosen based on the observed variogram ranges. 3.3.4.6. Resource estimation Ordinary Kriging was used to independently estimate gold and silver grades, with the search ellipse aligned to the modelled variogram orientations and search distances set approximately equal to the variogram ranges for each direction. The top capped, composite drillhole file was used to estimate grades into blocks with a size of 20 mE by 20 mN by 5 mRL. No domains were distinguished within the deposit. The Kirankan deposit has been modelled based on a mineralisation cut-off. Grades were estimated using Inverse Distance. Mineral Resources for Avlyakan and Kirankan have been reported in Table 3.4. M-240

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Table 3.4 Avlayakan and Kirankan Mineral Resources, exclusive of Ore Reserves as of 1 July 2011

Avlayakan and Kirankan Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured							
Avlayakan	-	-	-	-	-	-	-
Kirankan	-	-	-	-	-	-	-
Total Measured	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Indicated							
Avlayakan	-	-	-	-	-	-	-
Kirankan	-	-	-	-	-	-	-
Total Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Measured + Indicated							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Measured + Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Inferred							
Avlyakan	1.60	7.58	65.4	8.67	391	3,369	447
Kirankan	0.14	6.52	8.5	6.66	30	39	30
Total Inferred	**1.74**	**7.49**	**60.7**	**8.51**	**420**	**3,407**	**477**
Measured + Indicated + Inferred							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Inferred	1.74	7.49	60.7	8.51	420	3,407	477
Total Measured + Indicated + Inferred	**1.74**	**7.49**	**60.7**	**8.51**	**420**	**3,407**	**477**

Source: Polymetal (Kirankan) and Snowden (Avlayakan)

Notes:

1. Mineral Resources are reported above a cut-off grade of 1.5 g/t
2. No Ore Reserves have been declared for Avlayakan or Kirankan although trial mining has commenced at Avlayakan.
3. Mineral Resource numbers have been based on block models provided by Polymetal for Kirankan and do not account for any risks raised within this document. Mineral Resource numbers for Avlayakan are based on a Snowden model.
4. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

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4. EXPLORATION PROSPECTS

4.1 INTRODUCTION

Snowden visited all the exploration sites for which Mineral Resources have been declared. Tonnage and grade ranges have been reported for Tamunyer, which Snowden did not visit but where drillhole data allows for the initial delineation of mineralised zones. Exploration prospects at an early stage of development are discussed per region but no tonnage or grade ranges are provided.

Exploration targets, whilst being reported as tonnage and grade ranges, are not Mineral Resources and are conceptual in nature as insufficient data exists to define a Mineral Resource. It is uncertain if future exploration will result in the determination of a Mineral Resource.

Actual exploration expenditure and planned expenditure are summarised per region in Table 4.1. Licenses for individual exploration properties for which Mineral Resources have been declared have been included in the summary of assets (Section 1.2) but a summary is included in Table 4.2.

Table 4.1 Exploration spending (actual and planned)

Region	Budgeted (2010) (RUB)	Actual (2010) (RUB)	Budget (2011) (RUB)
Khabarovsk	390,470	432,200	594,512
Northern Urals	209,837	191,126	205,837

Source: Polymetal

Table 4.2 Mineral licenses for exploration properties for which Mineral Resources have been declared

License	Metals	Status and area	License term award	License term expiry	Holder
KHAB 02296 BR (Kutynskoye)	Gold	Mining and geological allotment 120 km²	05.03.2010	31.12.2022	CJSC OMC Lantarskaya
KHAB 14040 BR (Ozernyi)	Gold and silver	Mining and geological allotment 1,580 km²	27.04.2007	20.04.2032	OJSC Okhotsk Mining

Source: Polymetal

4.2 KUTYN

Snowden visited the exploration site on 24 August 2011. Exploration trenches, trial mining pit, the general area and geological core recovery were inspected. Electronic data, reports and internal grade estimates provided by Polymetal have been reviewed by Snowden. These have formed the basis for the Mineral Resource reported.

The Kutyn deposit was discovered during a 1974 to 1978 exploration programme, with three mineralised zones broadly delineated (Severnaya, Perevalnaya and Itylskaya). Exploration recommenced in 2003, with two additional mineralised zones identified (Rodnikovaya and Sedlovidnaya) following 7,941 m of trenching and 2,638 m of diamond drilling. An additional 3,729 m of trenching was completed in 2010.

4.2.1.1. Sedlovidnaya

The Sedlovidnaya zone is the largest of the five zones and is informed by 1,156 trench samples and 2,641 drillhole samples on a spacing of between 20 m and 30 m. The zone strikes east-west over a distance of approximately 1,600 m and dips steeply to the north to depths of up to 150 m. The zone averages 10 m to 15 m in thickness, however it increases from 5 m to 7 m in the east to 15 m to 20 m in the west.

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110929_V1077_Polymetal_CPR_Final Page 159 4.2.1.2. Rodnikovaya The zone is informed by 297 trench samples and 387 drillhole samples on sections 20 m to 90 m apart. The Rodnikovaya zone occurs within altered granodiorites. It has been traced along strike for 600 m and averages 25 m to 30 m thick, with three higher grade zones (each approximately 5 m thick) separated by waste zones. These zones do not always capture all the mineralisation though, with numerous higher grade samples occurring within the interpreted waste zones. 4.2.1.3. Severnaya, Perevalnaya and Itylskaya These three zones are smaller and have been explored to a lesser extent than the Sedlovidnaya and Rodnikovaya zones, with sampling of the Perevalnaya and Severnaya zones limited to trench samples only, thus modelled depth extensions of the zones have not been confirmed. Proposed exploration for the Kutyn deposit includes 200,000 m3 of trenching and 42,000 m of diamond drilling over the next two years to more fully delineate the mineralised zones and infill the drill grid to a 40 m by 40 m grid. 4.3 OZERNY Exploration in the Arkinsko-Selemjinskaya prospective area has been ongoing since 2007, with 42,350 m3 of trenching and 1,925 m of diamond drilling completed to date. The Ozernoy deposit was discovered in 2009 and delineated in 2010. Of the 4,331 trench and drillhole samples, 346 occur within the mineralised zone (317 drillhole and 29 trench samples). The mineralised zone strikes approximately north-south for approximately 300 m and is modelled as a single zone dipping steeply to the west to depths of approximately 150 m. Mineralisation is consistently developed between sections and no major faults are interpreted to intersect the zone. Gold and silver grades were estimated into the modelled volume using inverse distance. The deposit outcrops on surface and is amenable to open pit mining. Polymetal has continued to explore the Ozernoy deposit in 2011 with drilling along the flanks of the deposit on a two phased drilling approach, firstly an 80 m by 40 m grid which is followed by infill drilling on a 40 m by 20 m grid. M-243

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Table 4.3 Mineral Resources for exploration projects in the Khabarovsk-Okhotsk region, exclusive of Ore Reserves as of 1 July 2011

Exploration projects Mineral Resource	Tonnes (Mt)	Gold grade (g/t)	Silver grade (g/t)	Au eq grade (g/t)	Gold metal (koz)	Silver metal (koz)	Au eq metal (koz)
Measured							
Kutyn	-	-	-	-	-	-	-
Ozerny	-	-	-	-	-	-	-
Total Measured	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Indicated							
Kutyn	-	-	-	-	-	-	-
Ozerny	-	-	-	-	-	-	-
Total Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Measured + Indicated							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Measured + Indicated	**-**	**-**	**-**	**-**	**-**	**-**	**-**
Inferred							
Kutyn	5.51	4.05	-	4.05	717	-	717
Ozerny	1.91	5.48	24.0	5.88	337	1,474	361
Total Inferred	**7.42**	**4.42**	**24.0**	**4.52**	**1,054**	**1,474**	**1,078**
Measured + Indicated + Inferred							
Total Measured	-	-	-	-	-	-	-
Total Indicated	-	-	-	-	-	-	-
Total Inferred	7.42	4.42	24.0	4.52	1,054	1,474	1,078
Total Measured + Indicated + Inferred	**7.42**	**4.42**	**24.0**	**4.52**	**1,054**	**1,474**	**1,078**

Source: Polymetal
Notes:
1. Mineral Resources are reported above a cut-off grade of 2.0 g/t for Kutyn and 1.0 g/t for Ozerny, which is located close to the existing Khakanja processing plant
2. No Ore Reserves have been declared for Kutyn or Ozerny.
3. Mineral Resource numbers have been based on block models provided by Polymetal and do not account for any risks raised within this document.
4. Au eq (Gold equivalent) based on ratios of 60 oz Ag = 1 oz Au.

4.4 REGIONAL EXPLORATION - URALS

Exploration prospects at an early stage of development are discussed for the Ural region but insufficient information or level of development precludes declaration of JORC Code compliant resources, and subsequently no tonnage or grade ranges have been provided, except for Tamunyer, which Snowden did not visit but where drillhole data allows for the initial delineation of mineralised zones.

Gold mineralisation within the Urals occurs in a variety of different styles relating to the method of formation and local geological environments. Large scale fluid flow systems are recognised to be temporally and spatially related to major convergent-margin orogenic events, such as the formation of the Urals.

The occurrence of large gold metallogenic provinces have been associated with three main periods in Earth history, namely the late-Archaean, the late-Mesozoic-Cenozoic and, to a lesser extent, the mid-to-late Paleozoic. Each of these are identified as times when fragments of continental and oceanic

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crust were assembled and subsequently fragmented to define supercontinental cycles of crustal evolution. When considering Paleozoic mountain belts, the Urals represent one of the most productive lode gold metallogenic provinces in the world (Kisters et al., 1999).

Polymetal operates the Varvara and Voro mines within the Urals and also has a number of exploration properties, details of which are provided in this section.

Table 4.4 Mineral licenses for exploration projects in the Urals region

License	Metals	Status and area	License term award	License term expiry	Holder
MG 666 (Varvara)	Gold	Mining and geological allotment 3.3 km²	28.08.1995	28.08.2020	Varvarinskoye
SVE 02394 BR (Tamunyer)	Gold	Mining and geological allotment 21 km²	11.09.2007	01.10.2032	CJSC Gold of Northern Urals

Source: Polymetal

4.4.1 Varvarinskoye

Within the vicinity of the Varvara Mine, exploration has been focussed on near-mine targets centred on the northern and southern flanks of the existing deposit. A total of 22 drillhole (5051.9 m) were drilled in 2009 to 2010 on a broad grid of 100 m by 100 m. Drilling in 2011 will target the south-western target with a view to tighten the drill grid to 50 m by 50 m.

4.4.2 Tamunyer

The Tamunyer deposit is located approximately 300 km north of the Voro operation. Exploration is undertaken in the Tamunyer area by CJSC Gold, an affiliated company of OJSC Polymetal. Exploration began in the area in 2008 using geophysical techniques across the 21 km^2 license area. This was followed up by 5,500 m in percussion drilling and approximately 8,500 m of diamond drilling to establish a drill grid of 400 m by 200 m.

In 2010 over 14,000 m of drilling in the identified mineralised areas in the eastern portions tightened the grid size to 100 m by 80 m, with drilling to a maximum depth of 350 m to 400 m. Four broad zones have been recognised, being up to 1,200 m in length and 300 m to 400 m in width. A number of mineralised zones are modelled to constrain observed mineralisation within each of the broader zones; over 15 individual zones are modelled within Zone 1 alone. Significant reinterpretation of these zones is possible and may occur as new drillhole information becomes available. Snowden has considered this when assigning tonnage and grade ranges to the deposit.

Initial metallurgical samples suggest that recoveries of approximately 70% will be achieved through direct leaching. Additional test work is planned in 2011 to characterise low grade and high grade material separately.

The exploration target is estimated to contain between 50,000 kt and 65,000 kt at between 0.9 g/t and 1.2 g/t Au and at a 1.0 g/t Au modelling cut-off. Should this target develop further, it is anticipated to be very sensitive to the cut-off grade required to justify economic extraction.

4.5 REGIONAL EXPLORATION - KHABAROVSK-OKHOTSK

Exploration prospects at an early stage of development are discussed for the Khabarovsk-Okhotsk regions of eastern Russia region but insufficient information or level of development precludes declaration of JORC Code compliant resources, and subsequently no tonnage or grade ranges have been provided.

The Khabarovsk Krai region of eastern Russia is an area known for its gold occurrences, with numerous gold mines and well explored deposits. Polymetal's operational Khakanja and Yurievskoye mines are located in this region.

The major geological structure developed in the region is the Okhotsk-Chukotka Volcanogenic Belt (OCVB) which is developed along the coast of the Okhotsk Sea, and marks the position of a major Cretaceous subduction zone with associated volcanics, predominantly andesites and tuffs. Tectonic

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activity during the Cretaceous led to the development of numerous favourable structural zones for gold mineralisation including activated structures on the crystalline and folded basement and volcanogenic and volcano- plutonic structures (Van-Van-E et al, 2000).

Projects are at varying stages of exploration which is focused primarily on gold and silver mineralisation for operational synergies with the Khakanja processing plant.

License details for each of the exploration targets are included in Table 4.5.

Table 4.5 Mineral licenses for exploration projects in the Khabarovsk-Okhotsk region

License	Metals	Status and area	License term award	License term expiry	Holder
KHAB 14041 BR (Amkinskaya)	Gold and silver	Mining and geological allotment 86 km²	27.04.2007	20.04.2032	OJSC Okhotsk Mining
KHAB 01960 BR (Khakarinskaya)	Gold and silver	Mining and geological allotment 64 km²	26.01.2006	31.12.2025	OJSC Okhotsk Mining
KHAB 02336 BR (Lanzhinskaya)	Gold and silver	Mining and geological allotment 307 km²	28.07.2010	20.04.2032	OJSC Okhotsk Mining
KHAB 14054 BR (Yuzhno-Urakskaya)	Gold and silver	Mining and geological allotment 834 km²	07.05.2007	20.04.2032	OJSC Okhotsk Mining
KHAB 02027 BR (Maymakan-Kundumi)	Gold	Mining and geological allotment 254 km²	26.01.2007	31.12.2026	LLC Avlayakan
KHAB 02098 BR (Agnie-Afanasievsky)	Gold	Mining and geological allotment 441 km²	20.10.2008	31.12.2033	Albazino Resources

Source: Polymetal

4.5.1 Amkinskaya

The license for geological survey, exploration and extraction of gold and silver for Amkinskaya was issued in 2007. Amkinskaya is located on the Amka River, approximately 150 km west of Okhotsk.

Initial exploration identified widespread silicification, with gold and silver mineralisation. Grab samples of quartz material returned grades of 90 g/t gold. Geochemical sampling of the area is planned for 2011. Exploration will be undertaken by CJSC Georazvedka, a wholly owned subsidiary of Polymetal. (Egorov, 2011)

4.5.2 Khakarinskaya

The Khakarinskaya prospect lies on the west bank of the Amka River, 150 km to the west of the village of Okhotsk and 130 km south-west of the Khakanja deposit.

Exploration for gold and silver has been ongoing since 2006. Initial soil geochemical samples and grab samples from numerous traverses identified gold-bearing hydrothermal-metasomatic formations and geochemical gold anomalies. These prospective areas were subsequently tested by trenching and diamond drilling. A total of 629 trench samples have been collected from 8,095 m^3 of trenching, and 2,716 core samples from 2,430 m of diamond drilling.

Four areas of mineralisation within the lease have been identified. All diamond drilling has been focussed in the Krasivaya area where three separate mineralised zones have been identified. The Pravoberezhnaya area has been exposed through trenching, where the presence of mineralisation identified in the soil geochemical sampling has been confirmed. Mineralised veins 7 m to 15 m thick in metasomatically altered basalts were identified in the trenches, with average gold grades of 7 g/t to 8 g/t.

The Shtokverkovaya and Southern areas have increased gold and silver grades in grab samples and geochemical anomalies. Test excavation samples from eluvial-deluvial deposits in the Shtokverkovaya area identified free gold.

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110929_V1077_Polymetal_CPR_Final Page 163 Exploration is not planned for 2011, however the identified mineralised areas are still considered highly prospective as most of them have only been studied from the surface by grab and soil geochemical samples and have yet to be explored at depth through diamond drilling. 4.5.3 Lanzhinskaya The Lanzhinskaya lease is located 15 km northeast of the town of Okhotsk, within intrusives and volcanics of the Cretaceous Okhotsk Chukotka Volcanogenic Belt. The lease is a very early stage exploration project, with soil sampling and trenching planned for 2011. There are no diamond drillholes on the property. Interest in the area began in the early twentieth century when placer gold mining took place in the area. Soil sampling during Soviet times identified zones with gold mineralisation of between 0.005 g/t and 0.1 g/t. Grab sampling also returned gold grades of between 0.2 g/t and 3.0 g/t, with some samples being over 50 g/t. 4.5.4 Yuzhno-Urakskaya (South-Urakskaya) The Yuzhno-Urakskaya lease is located along the middle reaches of the Urak River, approximately 90 km west of the town of Okhotsk. Yurievskoye, an operational gold and silver mine, with a lease area of 50.24 km2 is located within the Yuzhno-Urakskaya lease but is excluded from the license area. Exploration during 2008 and 2009 included soil geochemical sampling over 16 km2 and Electromagnetic geophysical surveys over 6 km2. A total of 58,576 m3 of trenching and 6,254 m of diamond drilling have been completed, with 1,443 trench and 6,892 diamond core samples collected. The most significant results were obtained from relatively flat lying vein-hosted disseminated mineralisation hosted in carbonaceous rocks, where gold grades average 2.5 g/t to 3.5 g/t. (Egorov, 2011) 4.5.5 Yurievskoye Yurievskoye is an operational underground mine providing ore to the Khakanja processing plant. The mine has very limited production and is expected to cease operations within the next year and has not been included in the review. 4.5.6 Maymakan — Kundumi The Maymakan-Kundumi lease is located to the north west of the Avlayakan and Kirankan leases and is believed to exhibit similar geological characteristics to these leases. The lease is close to the Avlayakan, Mevachan and Burgale rivers. Chumikan Village is located approximately 125 km south of the lease area. Exploration by prospector Artel Vostok between 2000 and 2007 identified what appear to be two separate zones of mineralisation at Maymakan (Main and Breccia zones), with exploration focussed on the main zone through soil geochemical sampling, trenching and the completion of 18 drillholes. Information for Kundumi is based primarily on soil geochemical sampling and limited trenching. No drilling has been completed on this portion of the lease. (Micon, 2007) The leases have not been explored since 2007 but exploration is planned to recommence in 2011. (Boltykhanov, 2011) 4.5.7 Agnie-Afanasievsky The Agnie-Afanasyevskaya area is located in the Ulchsky District of the Khabarovsk Territory, approximately 90 km on gravel road from the village of Kiselevka, which is located on the left bank of the Amur River. Kiselevka has the infrastructure to accept barges and ferries. The deposit is hosted within early-Cretaceous argillaceous sandstones and is confined to the northwest limb of the Pildenskaya anticline. Mineralisation is hosted in low sulphide quartz veins confined to interbedded and crosscutting tectonic zones. Up to 50 veins have been identified and 30 have been mined historically. Veins are echeloned along strike and dip, with strike extents of between 200 m and 300 m, but can extend up to 700 m. (Van-Van_E et al, 2000) Exploration commenced in 2010, with soil geochemical sampling, grab sampling along traverses and a total of 61,439 km3 of surface trenching. Gold mineralisation is concentrated in thin quartz veins hosted within siltstones and argillites, which ha ve low levels of gold mineralisation. M-247

110929_V1077_Polymetal_CPR_Final Page 164 5. COMPETENT PERSON STATEMENT Mr G Gilchrist (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Mr Gilchrist is independent of Polymetal. Mr Gilchrist is a registered Professional Natural Scientist (Pr.Sci.Nat.) with the South African Council for Natural Scientific Professionals (“SACNASP”) and has more than five years of experience in gold exploration and Mineral Resource estimation. Mr B Bartlett (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Mr Bartlett is independent of Polymetal. Mr Bartlett is a Fellow of the Australasian Institute of Mining and Metallurgy, and has more than five years of experience in gold mining and Mineral Resource estimation. Mr A Finch (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Mr Finch is independent of Polymetal. Mr Finch is a Member of the Australasian Institute of Mining and Metallurgy, and has more than five years of experience in Goldmining and mining engineering. Mr M Lytle (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Mr Lytle is independent of Polymetal. Mr Lytle is a Member of the Canadian Institute of Mining and Metallurgy, is a registered Professional Engineer and has more than five years of experience in goldmining and mining engineering. Mr D Cowen (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Mr Cowen is independent of Polymetal. Mr Cowen is a Member of the South African Institute of Mining and Metallurgy, and has more than five years of experience in gold mining and process engineering. Dr L Lorenzen (an employee of Snowden) fulfils the requirements of a Competent Person in terms of the requirements of the JORC Code. Dr Lorenzen is independent of Polymetal. Dr Lorenzen is a Fellow of the Australasian Institute of Mining and Metallurgy, a Fellow of the South African Institute of Mining and Metallurgy, a Fellow of the South African Institution of Chemical Engineers, a registered Professional Engineer in South Africa, a Fellow of the Institute of Chemical Engineers (British), a Chartered Engineer with the Engineering Council (British), and a Fellow of the South African Academy of Engineering and has more than five years of experience in gold process engineering. M-248

110929_V1077_Polymetal_CPR_Final Page 165 6. REFERENCES Boltykhanov B.F. (2011) Exploration report for the Maymakan-Kundumi prospect. Internal exploration report by JSC Khabarovskoye Exploration Company and translated to English. March 2011. Egorov V.N (2011) Exploration reports for the Amkinskaya, Khakarinskaya, Yuzhno-Urakskaya and Arkinsko-Selemzhinskaya prospects. Internal exploration reports by OJSC Polymetal Management and translated to English. March 2011. Fortress Minerals Corp (2008) Report on the Svetloye Gold Property, Khabarovsky Krai, Okhotsky Rajon, Russia. NI43-101 Technical Report prepared by Peter Holbek and Craig Stiles. 28 June 2008. JORC Code (2004) Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, The JORC Code. Prepared by The Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists, and Mineral Council of Australia (JORC). Effective December 2004. Kisters A.F.M., Meyer F.M., Seravkin I.B., Znamensky S.E., Kosarev A.M. and Ertl R.G.W. (1999) The geological setting of lode-gold deposits in the central southern Urals: a review. Geol Rundsch Vol 87, pages 603-616. Lehmann B., Heinhorst J., Hein U., Neumann M., Weisser J.D. and Fedesejev V. (1999) The Bereznjakovskoje gold trend, southern Urals, Russia. Mineralium Deposita. Vol 34, pages 241-249. Maslennikov M.N. (2011) Exploration report for the Agnie-Afanasyevskaya prospect. Internal exploration report by LLC Khabarovsk Exploration Company and translated to English. March 2011. Micon (2007). Updated Technical Report for the Avlayakan and Kirankan gold deposits and the Mayvachan and Kundumi exploration properties (Avlayakan Project) Khabarovsk Krai Territory, Russian Federation. Technical Report prepared by Micon International for Silver Bear Resources. 10 October 2007 Polymetal (2009). Polymetal Albazino and Amursk Feasibility Study Documents. Feasibility Study documents translated from Russian to English by Polymetal. April 2008. Polymetal (2010) Feasibility Study for the Development of the Mayskoye Gold Project. Internal report by Polymetal and translated from Russian to English. May 2010. Polymetal (2010) Open Pit Mining at the Varvarinskoye Field. Mining Planning Stage. Internal Report by Polymetal and translated from Russian to English. Dec 2010. Polymetal (2011) Vorontsovskoe gold ore deposit. Geology report. Internal Report by Polymetal and translated from Russian to English. May 2011. Sazonov V.N., van Herk A.H. and de Boorder H. (2001) Spatial and temporal distribution of gold deposits in the Urals. Economic Geology. Vol 96, pages 685-703. Snowden Mining Industry Consultants, (2006) Albazino Audit: Resource Review. Project 5759. Report prepared for Polymetal Management by Snowden Mining Industry Consultants. October 2006. Snowden Mining Industry Consultants, (2007) Resource Review for Albazino Gold Project. Project 7141. Report prepared for Polymetal Management by Snowden Mining Industry Consultants. December 2007. Snowden Mining Industry Consultants, (2008) Audit of Feasibility Study, Albazino and Amursk Project. Project V575. Report prepared for Polymetal Management by Snowden Mining Industry Consultants. June 2008. Snowden Mining Industry Consultants, (2009) Albazino and Amursk Project – Audit of Feasibility Study. Project V623. Report prepared for Polymetal Management by Snowden Mining Industry Consultants. June 2010. M-249

110929_V1077_Polymetal_CPR_Final Page 166 SRK, (2006), Polymetal Environmental Compliance Strategy Final Report, August 2006. SRK, (2009) A Competent Persons’ Report on the Mining Properties and Advanced Exploration Properties of Joint Stock Company Polymetal, May 2009. Stone D.B., Layer P.W. and Raikevich M.I. (2009) Age and paleomagnetism of the Okhotsk-Chukotka Volcanic Belt (OCVB) near Lake El’gygytgyn, Chukotka, Russia. Stephan Mueller Spec. Publ. Ser., 4, pages 243–260. Vann, J., Jackson, S., and Bertoli, O., (2003) Quantitative Kriging Neighbourhood Analysis for the Mining Geologist — A Description of the Method with Worked Case Examples. Proceedings 5th international Mining Geology Conference, Bendigo. The Australasian Institute of Mining and Metallurgy, Melbourne. Van-Van-E A.P., Peltsman I.S., Orlova T.A., Nevstruev V.G. and Eirish L.V. (2000) Russian Gold - Atlas of Polyfactor Models of Far East Gold Deposits. Ministry of Natural Resources of the Russia Federation. 202 pages. 6.1 GLOSSARY Aadularia KAlSi3O8; a variety of K Feldspar mineral; found in Alpine-type parageneses Air sparged Technology that reduces concentration of volatile constituents in products that are adsorbed to soils and dissolved in groundwater Alumstone Potassium Aluminium Sulphate Hydroxide (KAl3(SO4)2(OH)6). Also known as Alunite Andesite A fine-grained, extrusive igneous rock composed of plagioclase with other minerals like hornblende, pyroxene and biotite Anticline A fold, the core of which contains the stratigraphically older rocks; it is convex upward Argentite Silver sulphide (Ag2S) Arsenic chemical element with the symbol As Arsenopyrite Iron arsenide sulphide (FeAsS). A minor source of gold Assay The chemical analysis of ore samples to determine their metal content Autoclave An instrument used to sterilise equipment and supplies by subjecting them to high pressure saturated steam at 121°C Backhoe A mechanical excavator that draws toward itself a bucket attached to a hinged boom Ball mill A rotational grinding uses metal balls to reduce the size of materials in mineral processing. Operates with a minimal ball charge of 30% Basalt An dark, fine-grained extrusive volcanic rock Bench The flat operating level in open pit mines Bench face angle The angle from the toe of the bench to the crest of the bench above Block model estimation on the grade of material and economic factors Borehole A narrow shaft drilled in the ground Breccia A type of sedimentary rock composed of large angular fragments Bulk density The weight of a unit volume of a loose material to the same volume of water. It is expressed in kg/m3 Capital expenditure Specific project expenditure for equipment, materials and infrastructure M-250

110929_V1077_Polymetal_CPR_Final Page 167 Carboniferous A time zone of the Paleozoic Era that is about 369.2 million years ago Carbon in leach (CIL) A method to extract gold by using activated carbon to absorb gold Carbon in pulp (CIP) A method to extract ore where gold is dissolved in slurry Cainozoic An era began 65 million years ago, after the end of the dinosaurs period (Cretaceous) Certified Reference Materials Controls are standards used to check the quality and traceability of products Chalcopyrite Copper iron sulphide (CuFeS2). A major ore of copper Channel An abandoned or buried watercourse represented by stream deposits of gravel and sand. Chlorite Iron aluminium magnesium silicate hydroxide ((Fe,Mg,Al)6(Si,Al)4O10(OH)8) Competent Person A ,,Competent Person? is a person who is a Member or Fellow of the Australasian Institute of Mining and Metallurgy, or of the Australian Institute of Geoscientists, or of a ,,Recognised Overseas Professional Organisation? (,,ROPO?) included in a list promulgated from time to time. A ,,Competent Person? must have a minimum of five years? experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which that person is undertaking. Continuity logical sequence, cohesion, or connection as used to describe the geology of a deposit and/or metal grade Contour An imaginary line or surface along which a certain quantity, otherwise variable, has the same value, e.g. a structure contour Cretaceous A period of time between 144 to 65 million years ago, noted that as the last portion of the “Age of Dinosaurs” Cut-off grade The grade which distinguishes the material within a mineralised body that is to be extracted and treated from the remainder Cynide leaching A safe and efficient method to recover gold in ore by dissolving gold in cyanide solution Dacite An igneous, volcanic rock that is often found associated with andesite Devonian A time period of the Palaeozoic Era that spanned from 416 to 359.2 million years ago Dewatering The proceed of water removal by pumping or draining Deposit A concentration of mineral matter or sediment in a layer, vein, or mass Dilution An estimation of waste material quantity mined with the ore material Dolerite A medium-grained basalt that forms in shallow intrusions Drift Passage open for equipment in underground mines Dykes A vertical intrusion that intrudes several layers of rocks Diamond drill A rotary type of rock drill, with the drill bit studded with diamonds, that cuts a core of rock that is recovered in long cylindrical sections Dilution An estimation of waste material quantity mined with the ore material Dip The angle that a structural surface (e.g. a bedding or fault plane), make with the horizontal, measured perpendicular to the strike of the structure Dolerite A medium-grained basalt that forms in shallow intrusions Down-dip A direction that is downwards and parallel to the dip of a structure or surface M-251

110929_V1077_Polymetal_CPR_Final Page 168 Drift Passage open for equipment in underground mines Dykes A vertical intrusion that intrudes several layers of rocks Electrowinning Used to treat high-gold solutions (carbon eluates) to produce loaded cathodes or cathode cell sludges Extraction The act of extracting precious metals or minerals from valuable ore Exploration Prospecting, sampling, mapping, diamond drilling and other work involved in the search for mineralisation Fault A surface or zone of rock fracture along which there has been displacement, from a few centimetres to a few kilometres in scale Ferrous concentration Concentration containing iron content Filter press A dewatering equipment that uses pressure to remove water from the fine material Final slope angle The overall pit wall angle from the toe of the lowest bench to the crest of the uppermost bench Flotation A mineral process stage that separates valuable minerals from gangue minerals using the help of reagents Fold Plastic deformation of previously horizontal rock strata. Formation The basic or fundamental rock-stratigraphic unit in the local classification of rocks, consisting of a body of rock generally characterised by some degree of internal lithologic homogeneity or distinctive lithological features. Formations may be combined in groups or subdivided into members. A formation name generally consists of a geographic name followed by the word ,,formation?. Galena A mineral form of lead sulphide (Pb2S) Gold equivalent Equivalent gold content and grade including by-product content converted to gold based on price assumptions Granite An intrusive, felsic, igneous rock with coarse-grained minerals Group A major stratigraphic unit next higher in rank than Formation, consisting wholly of two or more contiguous or associated Formations having significant lithological features in common. The Group name is customarily preceded by a geographic name. Hanging wall The overlying side of an orebody, fault, or other structure Heap leaching An industrial mining process to extract precious metals from ore High grade copper powder Concentrate containing 20% copper content and 7%-11% g/tonne gold Highwall The excavated face of exposed overburden and ore in an opencast mine or face Hydrocyclone A classification device in mineral processing for separating fine material from course material in liquids Hydrogen peroxide The simples peroxide and an oxidiser that is a clear liquid Hydrometallurgy A part of the extractive metallurgy involving the use of aqueous chemistry for metal recovery Mica A type of silicate minerals that is flaky with hexagonal sheet-like atoms arrangement Inter ramp angle The slope angle between ramps in a pit wall; a open pit design parameter In-situ Ore Reserves still in the ground, i.e. within unbroken rock M-252

110929_V1077_Polymetal_CPR_Final Page 169 Jaw crusher A primary crusher that reduce the size of large boulders before the grinding stage of processing JORC Code (2004) JORC Code, 2004 edition - The Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves Kaolinite Al2Si2O5(OH)4, a clay mineral that belongs to the silicate mineral category Leaching Dissolution of gold during the recovery process using cyanide Lerchs-Grossman algorithm A mathematical method based on a block model of an orebody used for determining the most profitable optimum shape for an open pit Level (mining level) Horizontal tunnel – the primary purpose of which is the transport of personnel and materials Life of mine (LOM) The estimated years of mining operation Limestone A kind of sedimentary rock that is composed mostly of calcite mineral Lithological Geological description pertaining to different rock types Manganese oxides Inorganic compound that is insoluble in water but dissolves in acids Mechanical availability The proportion of time that a machine is capable of functioning divided by the time that a machine is capable of functioning plus mechanical downtime hours Mechanical LHD Mechanical load-haul-dump vehicle used in underground mining operations Merrill crowe A separation technique for removing gold from cyanide solution Metasomatic The process by which the chemical composition of rocks is changed by interaction with fluids Microdiorite A medium-grained igneous rock characterised by the mineral and chemical composition of diorite Mineral Resource A concentration (or occurrence) of material of economic interest in or on the Earth?s crust in such form, quality and quantity that there are reasonable and realistic prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated from specific geological evidence and knowledge, or interpreted from a well constrained and portrayed geological model. Mineral Resources are subdivided, in order of increasing confidence in respect of geoscientific evidence, into Inferred, Indicated and Measured categories. Mineralisation The formation of minerals Montmorillonite A common clay mineral, (Na,Ca)0.33(Al,Mg)2(Si4O10)(OH)2 ·n(H2O) Multiple indicator kriging (MIK) A recent advance technique for mineral deposit modelling and resource block model estimation Ore The naturally occurring material from which a mineral, or minerals, of economic value can be extracted Orebody A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible Outcrop A visible exposure of bedrock or ancient superficial deposits on the surface of the earth Oxide An anion of oxygen in the oxidation state of -2 or chemical compound formally containing an oxygen in this state Palaeozoic A period of time that is roughly 542 to 251 million years ago Permafrost Soil at or below the freezing point of water (0°C) for two years or more M-253

110929_V1077_Polymetal_CPR_Final Page 170 Permeability A measure of the ease with which fluids will flow through a porous rock, sediment, or soil Phreatic level The water level in the ground where soils are fully saturated Physical availability The proportion of time that a machine is capable of functioning divided by the time that a machine is capable of functioning plus all forms of downtime Pit shell The outer limit of a mining area Polybasite [(Ag, Cu)6(Sb, As)2S7][Ag9CuS4], A member of the Pearceite Group. Essential elements: Ag, Cu, S, Sb Porphyry Igneous rock with large-grained crystals in a fine-grained matrix Porosity The ratio of the volume of openings (voids) to the total volume of material. Pregnant solution Solution containing dissolved extractable mineral that was leached from the ore Preg robbing Activated carbonaceous material adsorbing gold in the leaching process Pre-shear blasting Blasting activity conducted at the toe of the beach where blast holes are loaded with half of the amount of explosive to produce a shearing result along the wall Pressure oxidation A pre-treatment conducted to increase precious metal extraction where precious metals are looked in sulphide mineral s and cannot be liberated by grinding Pyrargyrite A silver antimony sulphide (Ag3SbS3), occurs in deep red or red grey colour Pyrite Iron sulphide mineral (FeS2). Quartz Crystalline silica, the commonest gangue mineral of ore deposits Quartzite A very hard but unmetamorphosed sandstone consisting chiefly of quartz grains that have been completely and solidly cemented with secondary silica. Radial flow pump (RFP) A type of pump, similar to centrifugal pump, that operates at higher pressure and lower flow rates to pump fluid along the rotating axis Refractory gold Gold that cannot be recovered using conventional cyanide leaching practices Resin in leach (RIL) A leaching process using resin to adsorb gold Reserve An ,,(Ore) Reserve? is the economically mineable part of a Measured and/or Indicated Mineral Resource Resource A tonnage or volume of rock or mineralisation or other material of intrinsic economic interest, the grades, limits and other appropriate characteristics of which are known with a specified degree of knowledge Reverse circulation drill A drill device uses a centre sample hammer with a hollow centre that allows the sample into the dual wall drill pipe at the face of the drill bit Rhyolite A felsic igneous rock. Common minerals found in rhyolite are quartz, feldspar and plagioclase Room and pillar method An underground mining method with pillars leaving behind to prevent roof from collapsing while mining out valuable ore in sections Rougher cell A flotation cell that is used in the earliest stage to extract valuable minerals from the gangue minerals Sandstone A medium-grained, clastic sedimentary rock composed of abundant and rounded or angular fragments of sand size set in a fine-grained matrix M-254

110929_V1077_Polymetal_CPR_Final Page 171 (silt or clay) and firmly united by cementing material such as silica, iron oxide or calcium carbonate SAG mill Semi-autogenous grinding. Used in primary grinding stage, metal balls, to reduce the size of material. Operates with a minimal ball charge of 6- 15% Sequence A term for rocks formed during an era SCADA system Supervisory control and data acquisition system that monitors and logs all key operating parameters Scavenger cell A flotation cell that is used to recover the valuable minerals in the rougher cell discharge Selective mining unit (SMU) The smallest volume of material that can selectively be mined as ore or waste on a given beach Shale A fine-grained detrital sedimentary rock, formed by the compaction of clay, silt or mud Sill A horizontal intrusion that is intruded between older layers of sedimentary rock Siltstone A clastic sedimentary rock with fine particles Skarn A coarse-grained metamorphic rock formed by the contact metamorphism of carbonate rocks, typically contains garnet, pyroxene and epidote Slurry A mixture of liquid and solids Snowden Snowden Mining Industry Consultants Inc. Sphalerite ZnS; a zinc ore that is found in igneous, sedimentary and metamorphic rock Sternbergite (AgFe2S3) A secondary silver sulphide in silver-bearing ore deposits Stockpile A pile of storing bulk materials, a part of material handing process Stripping ratio The ratio between the amount of waste material in tonnes and ore material in tonnes Stope Underground excavation created by mining to extract ore Stratigraphy The branch of geology that deals with the definition and description of major and minor natural divisions of rocks and the arrangement of the strata and taking special cognisance of geographic position and chronological order of sequence. Strike (geol) The direction or trend that a structural surface (e.g. a bedding or fault plane) takes as it intersects the horizontal plane, always perpendicular to the dip direction Sulphide Sulphur-bearing mineral Syncline A fold, the core of which contains the stratigraphically younger rocks; a basin shaped fold. Tailings Waste product produced after ore separation in mineral processing Tectonic Pertaining to the forces involved in, or the resulting structures or features of, tectonics Top capping limiting the grades of composite data to a maximum value so as to not skew grade interpolation Throw The amount of vertical displacement Vein A sheet-like body of crystallised minerals within a rock M-255

110929_V1077_Polymetal_CPR_Final Page 172 Ventilation A system used in underground mining operation for controlling and managing air exchange rate and pressure drop Zinc A metallic chemical element. Symbol: Zn. It is an essential mineral that is naturally found in foods and in dietary supplement 6.2 ABBREVIATIONS Ag the chemical symbol for silver Au the chemical symbol for gold Au eq gold equivalent BH blast hole CESR Committee of European Securities Regulators CIL Carbon in Leach – method of gold recovery using activated carbon during the leaching process CIP Carbon in Pulp – method of gold recovery using activate carbon after leaching COG cut-off grade CP Competent Person CPR Competent Person?s Report CRM certified reference material Cu the chemical symbol for copper DD diamond drill EBITDA earnings before interest, taxes, depreciation and amortisation EIA Environmental Impact Assessment EISMS Environmental and Industrial Sanitation Management System FSA Financial Services Authority HGCF high grade copper (fresh) HGCP high grade copper powder HQ-size high quality size JORC Joint Ore Reserves Committee kWh kilowatt hour LGCF low grade copper (fresh) LGCP low grade copper powder LHD load-haul-dump LOM Life-of-Mine LSE London Stock Exchange MARC Maintenance and Repair Contact MIK Multiple Indicator Kriging Mn the chemical symbol for manganese NQ-size diamond drill core size (48 mm) OCVB Okhotsk-Chukotka volcanogenic belt OP open pit Polymetal Polymetal International plc M-256

110929_V1077_Polymetal_CPR_Final Page 173 POX Pressure Oxidation QAQC Quality Assurance and Quality Control RC Reverse circulation RFP Radial flow pump RIL Resin-in-leach RL reduced level (elevation) S the chemical symbol for sulphur SACNASP South African Council for Natural Scientific Professionals SAG semi-autogenous grinding SCADA supervisory control and data acquisition SMU selective mining unit Snowden Snowden Mining Industry Consultants (Pty) Ltd UG underground UKLA United Kingdom Listing Authority VPB volcanic-plutonic belt VSI crusher vertical shaft impact crusher. 6.3 UNITS $, US$ United States Dollar $/kg United States Dollar per kilogram $/oz United States Dollar per ounce $k thousands of United States Dollars °C degree Celsius cm centimetre g gram g/t grams per metric tonne – metal concentration kg kilogram km kilometre km2 square kilometre koz thousand ounces kt thousand metric tonnes ktpa thousand metric tonnes per annum kV kilovolt KVA kilovolt-Amperes kW kilowatt kWh kilowatt hour m metre M$ million of dollar m3 cubic metre m3/hr cubic metre per hour M-257

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mE	coordinate distance, metres east
mN	coordinate distance, metres north
Mlb	million pounds
mm	millimetre
Mm^3	million cubic metres
mRl	coordinate distance, metres reduced level (elevation)
Mt	million metric tonnes
Mtpa	million tonnes per annum
Moz	million ounces
MV	megavolt
MW	megawatt
oz	fine troy ounce, equalling 31.10348 grams
t, tonnes	metric tonne, equalling 1000 kilograms
t/m^3	metric tonne per cubic metre
tpa	tonnes per annum
tph	tonnes per hour
µm	microns
%	percentage

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110929_V1077_Polymetal_CPR_Final Page 175 7. CROSS REFERENCE WITH EMSA UPDATE OF CESR RECOMMENDATIONS Compliance of this CPR with CESR Commission Regulation (EC) No 809/2004, updated as EMSA/2011/81, Clauses 132, 133 and Appendix II, specifically relating to Mineral Companies is tabulated in Table 7.1 for operations and projects and Table 7.2 for Advanced Exploration and Exploration Prospect assets. M-259

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Table 7.1 Operation and Project Asset disclosure – CESR cross references

Clause	Number	Description	Overall	Khakanja Operation	Varvara Operation	Voro Operation	Albazino/Amursk Project	Mayskoye Project
132	a)	Mineral resources, reserves and exploration (JORC Code compliant)	1.3	2.1.3.7;2.1.6	2.2.3.6;2.2.6	2.3.3.6;0	2.4.3.6;2.4.6	2.5.3.6;2.5.7
132	b)	Mine life and exploration potential	N/A	2.1.1.4	2.2.1.4	2.3.1.4	2.4.1.4	2.5.1.4
132	c)	Duration and main terms of licences	1.2	2.1.1.3	2.2.1.3	2.3.1.3	2.4.1.3	2.5.1.3
132	d)	Progress of mineral exploration and/or extraction and processing	N/A	2.1.12	2.2.11.4	2.3.12	2.4.12	2.5.13
	e)	Exceptional factors	None					
133	a) (i)	Competency and qualifications	5					
133	a) (ii)	Independence	1.1.3					
133	b)	Effective date	1.1.1.5					
133	c)	JORC Code compliance	1.1.1.3					
Appendix II		**Legal and geological**						
Appendix II	i) (1)	Rights of exploration and extraction, description of the properties to which the rights attach	1.2	2.1.1.3	2.2.1.3	2.3.1.3	2.4.1.3	2.5.1.3
Appendix II	i) (2)	Other material terms and conditions of exploration and extraction	1.5					
Appendix II	ii)	Geological overview	N/A	2.1.2	2.2.2	2.3.2	2.4.2	2.5.2
Appendix II	**iii)**	**Resources and Reserves**						
Appendix II	iii) (1)	Resource and Reserves	1.3	2.1.3.7;2.1.6	2.2.3.6;2.2.6	2.3.3.6;0	2.4.3.6;2.4.6	2.5.3.6;2.5.7
Appendix II	iii) (2)	Process followed in arriving at the published statements indicating whether the CP has audited and reproduced the statements, modifications included,	N/A	2.1.3.1-2.1.3.6	2.2.3.1-2.2.3.5	2.3.3.1-2.3.3.5	2.4.3.1-2.4.3.5	2.5.3.1-2.5.3.6
Appendix II	iii) (3)	A statement as to whether mineral resources are reported inclusive or exclusive of reserves;	1.3	2.1.3.1-2.1.3.6	2.2.3.1-2.2.3.5	2.3.3.1-2.3.3.5	2.4.3.1-2.4.3.5	2.5.3.1-2.5.3.6

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Clause	Number	Description	Overall	Khakanja Operation	Varvara Operation	Voro Operation	Albazino/Amursk Project	Mayskoye Project
Appendix II	iii) (4)	Supporting assumptions used in mineral resource statements		2.1.3.1-2.1.3.6	2.2.3.1-2.2.3.5	2.3.3.1-2.3.3.5	2.4.3.1-2.4.3.5	2.5.3.1-2.5.3.5
Appendix II	iii) (5)	Supporting assumptions to derive reserve statements;	1.6	2.1.3.9-2.1.15	2.2.4-2.2.15	2.3.3.7-2.3.15	2.4.3.7-2.4.15	2.5.4-2.5.16
Appendix II	iii) (6)	Reconciliations between the proposed and last historic statement;	None	2.1.3.9,2.1.6.1	2.2.3.7,2.2.6.1	2.3.3.7,2.3.6.1	2.4.3.7,2.4.6.1	None
Appendix II	iii) (7)	Site visit statement	1.1.4	1.1.4.4	1.1.4.3	1.1.4.4	1.1.4.1	1.1.4.2
Appendix II		**For Proved and Probable Reserves**						
Appendix II	iii) (8) (a)	Mining method, metallurgical processes and production forecast;	N/A	2.1.3.9-2.1.15	2.2.4-2.2.15	2.3.3.7-2.3.15	2.4.3.7-2.4.15	2.5.4-2.5.16
Appendix II	iii) (8) (b)	Markets and commodity price forecasts;	1.6.2					
Appendix II	iii) (8) (c)	Mine life;		2.1.1.4	2.2.1.4	2.3.1.4	2.4.1.4	2.5.1.4
Appendix II	iii) (8) (d)	Capital and operating cost estimates;	N/A	2.1.13-2.1.14	2.2.13-2.2.14	2.3.13-2.3.14	2.4.13-2.4.14	2.5.14-2.5.15
Appendix II	iv)	Valuation	N/A					
Appendix II		**Environmental, Social and Facilities**						
Appendix II	v) (1)	Environmental closure liabilities	N/A	2.1.11.2-2.1.11.4,2.1.14	2.2.11.2-2.2.11.4,2.2.14	2.3.14	2.4.14	2.5.15
Appendix II	v) (2)	Environmental permits and their status	1.5.1	2.1.11.1	2.2.11.1	2.3.11.1	2.4.11.1	2.5.12.1
Appendix II	v) (3)	Commentary on facilities which are of material significance;	None					
Appendix II	vi)	Historic Production/Expenditures	N/A	2.1.12,2.1.13	2.2.12,2.2.13	2.3.12,2.3.13	2.4.12,2.4.13	2.5.13,2.5.14
Appendix II	vii)	Infrastructure	N/A	2.1.9,2.1.10	2.2.9,2.2.10	2.3.9,2.3.10	2.4.9,2.4.10	2.5.10,2.5.11
Appendix II	viii)	Maps etc	See TOC					
Appendix II	ix)	Special factors	None					

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Table 7.2 Advanced Exploration Prospects – CESR cross references

Clause	Number	Description	Overall	Svetloye	Avlayakan and Kirankan	Kutyn
				Advanced Exploration	Advanced Exploration	Exploration Prospect
132	a)	Mineral resources, reserves and exploration (JORC Code compliant)	1.3	3.2.4.8	3.2.4.8	Table 4.3
132	b)	Mine life and exploration potential	N/A	N/A	N/A	N/A
132	c)	Duration and main terms of licenses	1.2	3.2.2.3	3.3.2.3	4.1
132	d)	Progress of mineral exploration and/or extraction and processing	N/A	3.2.2.5	3.3.2.5	4.2
	e)	Exceptional factors	None	None	None	None
133	a) (i)	Competency and qualifications	5	5	5	5
133	a) (ii)	Independence	1.1.3	1.1.3	1.1.3	1.1.3
133	b)	Effective date	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5
133	c)	JORC Code compliance	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3
Appendix II		Legal and geological				
3.3.2.5	i) (1)	Rights of exploration and extraction, description of the properties to which the rights attach	1.2	3.2.2.3	3.3.2.3	4.1
Appendix II	i) (2)	Other material terms and conditions of exploration and extraction	1.5			
Appendix II	ii)	Geological overview	N/A			4.2
Appendix II	iii)	Resources and Reserves				
Appendix II	iii) (1)	Resource and Reserves tabulation	1.3	3.2.4.8	3.3.4.6	4.3
Appendix II	iii) (2)	Process followed in arriving at the published statements indicating whether the CP has audited and reproduced the statements, modifications included.	N/A	3.2.4.7	3.3.4.6	4.2.1.1-4.2.1.3
Appendix II	iii) (3)	A statement as to whether mineral resources are reported inclusive or exclusive of reserves;	1.3	3.2.4.8	3.3.4.6	N/A
Appendix II	iii) (4)	Supporting assumptions used in mineral resource statements		3.2.4	3.3.3	4.2
Appendix II	iii) (5)	Supporting assumptions to derive reserve statements;	1.6	N/A	N/A	N/A
Appendix II	iii) (6)	Reconciliations between the proposed and last historic statement;	None	None	None	None

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110929_V1077_Polymetal_CPR_Final Page 179 Clause Number Description Overall Svetloye Avlayakan and Kirankan Kutyn Advanced Exploration Advanced Exploration Exploration Prospect Appendix II iii) (7) Site visit statement 1.1.4 3.2.1 3.3.1 Appendix II For Proved and Probable Reserves Appendix II iii) (8) (a) Mining method, metallurgical processes and production forecast; N/A N/A N/A N/A Appendix II iii) (8) (b) Markets and commodity price forecasts; 1.6.2 N/A N/A N/A Appendix II iii) (8) (c) Mine life; Appendix II iii) (8) (d) Capital and operating cost estimates; N/A N/A N/A N/A Appendix II iv) Valuation N/A N/A N/A N/A Appendix II Environmental, Social and Facilities Appendix II v) (1) Environmental closure liabilities N/A Appendix II v) (2) Environmental permits and their status 1.5.1 N/A N/A N/A Appendix II v) (3) Commentary on facilities which are of material significance; None Appendix II vi) Historic Production/Expenditures N/A N/A N/A N/A Appendix II vii) Infrastructure N/A N/A N/A N/A Appendix II viii) Maps etc See table of contents N/A N/A N/A Appendix II ix) Special factors None None None None M-263

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Table 7.3 Regional Exploration Prospects – CESR cross references

Clause	Number	Ozerny	Degtyarskoye	Fevralskoye	Tamunyer	Amkinskaya	Khakarinskaya	Lanzhinskaya	Yuzhno-Urakskaya	Maymakan - Kundumi	Agnie-Afanasievsky
		Exploration Prospect	Regional Exploration, Urals	Regional Exploration, Urals	Regional Exploration, Urals	Regional Exploration Khabarovsk-Okhotsk	Regional Exploration Khabarovsk-Okhotsk	Regional Exploration Khabarovsk-Okhotsk	Regional Exploration Khabarovsk-Okhotsk	Regional Exploration Khabarovsk-Okhotsk	Regional Exploration Khabarovsk-Okhotsk
132	a)	Table 4.3	4.4	4.4	4.4	4.5	4.5	4.5	4.5	4.5	4.5
132	b)	N/A	4.4	4.4	4.4	4.5	4.5	4.5	4.5	4.5	4.5
132	c)	4.1	Table 4.4	Table 4.4	Table 4.4	Table 4.5	Table 4.5	Table 4.5	Table 4.5	Table 4.5	Table 4.5
132	d)	4.3	4.4.2	4.4.3	4.4.4	4.5.1	4.5.2	4.5.3	4.5.4	4.5.5	4.5.6
	e)	None	None	None	None	None	None	None	None	None	None
133	a) (i)	5	5	5	5	5	5	5	5	5	5
133	a) (ii)	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3	1.1.3
133	b)	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5	1.1.1.5
133	c)	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3	1.1.1.3

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